As filed with the Securities and Exchange Commission on October 10, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tilray, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	82-4310622
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC V9X IJ2

(844) 845-7291

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brendan Kennedy

President and Chief Executive Officer

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC V9X IJ2

(844) 845-7291

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dara Redler General Counsel Tilray, Inc. 1100 Maughan Road Nanaimo, BC V9X IJ2 (844) 845-7291	Luke P. Iovine, III Paul Hastings LLP 200 Park Avenue New York, NY 10166 (212) 318-6000	Patrick Moen Privateer Holdings, Inc. 2701 Eastlake Avenue E., 3rd Floor Seattle, WA 98102 (206) 432-9325	John Robertson Alan D. Hambelton Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101 (206) 452-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class 1 Common Stock, $0.0001 par value per share	16,666,667	N/A	$32,018,531	$4,156
Class 2 Common Stock, $0.0001 par value per share	58,333,333	N/A

(1)

Relates to Class 1 common stock, $0.0001 par value per share, and Class 2 common stock, $0.0001 par value per share, of Tilray, Inc., a Delaware corporation, which we refer to as Tilray, issuable to holders of Class 1 common stock, $0.0001 par value per share, Class 2 common stock, $0.0001 par value per share, and Class 3 common stock, $0.0001 par value per share, of Privateer Holdings, Inc., a Delaware corporation, which we refer to as Privateer, in the proposed merger of Privateer with and into Down River Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Tilray, which entity we refer to as merger sub and which transaction we refer to as the merger. The amount of Tilray’s Class 1 common stock and Class 2 common stock to be registered is based on the estimated number of shares of Tilray’s Class 1 common stock and Class 2 common stock that are expected to be issued pursuant to the merger in consideration for each outstanding share of Privateer common stock, as adjusted pursuant to the Agreement and Plan of Merger and Reorganization among Privateer, Tilray and merger sub.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the estimated book value of the aggregate Privateer securities to be exchanged in the merger, following the conversion of Privateer preferred stock into Privateer Class 2 common stock and immediately prior to the merger. Privateer is a private company, and no market exists for its securities.

(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. Tilray may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 10, 2019

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Tilray, Inc. and Privateer Holdings, Inc.:

Tilray, Inc., which we refer to as Tilray, and Privateer Holdings, Inc., which we refer to as Privateer, have entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, pursuant to which Privateer will merge with and into a wholly owned subsidiary of Tilray, which we refer to as the merger. Privateer and Tilray believe that the merger will have the effect of an orderly release of the 75 million shares of Tilray common stock held by Privateer through their cancellation and a subsequent issuance to Privateer’s equity holders.

Immediately prior to the effective time of the merger, which we refer to as the effective time, each share of preferred stock, $0.0001 par value, of Privateer, will be converted into one share of Privateer Class 2 common stock in accordance with the applicable provisions of Privateer’s amended and restated certificate of incorporation. At the effective time, each share of Privateer capital stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement and shares held by stockholders who have exercised and perfected appraisal rights) will be automatically converted into the right to receive the applicable portion of the Stock Merger Consideration (as defined below) and, if applicable, a portion of the Cash Merger Consideration (as defined below), in each case calculated in accordance with and as set forth in an allocation certificate as described in more detail in the merger agreement. The “Stock Merger Consideration” means 58,333,333 shares of Tilray Class 2 common stock and 16,666,667 shares of Tilray Class 1 common stock, in each case, as may be adjusted pursuant to the merger agreement; provided, however, that the number of shares of Tilray Class 2 common stock in the Stock Merger Consideration shall be reduced by the following: (i) the number of shares of Tilray Class 2 common stock issuable pursuant to certain Privateer options that will be assumed by Tilray (and which options will be converted into options to purchase shares of Tilray Class 2 common stock) (the “Option Merger Consideration”); (ii) a number of shares of Tilray Class 2 common stock equal to the amount by which certain Privateer transaction expenses exceed $1 million, divided by the volume-weighted average closing trading price of a share of Tilray Class 2 common stock on the Nasdaq Global Select Market, which we refer to as Nasdaq, for the five consecutive trading days ending five trading days immediately prior to the closing date of the merger (the “Tilray Closing Price”); (iii) a number of shares of Tilray Class 2 common stock equal to the amount of Cash Merger Consideration (excluding the Aggregate Cash Option Consideration, as defined below) divided by the public offering price of a share of Tilray Class 2 common stock in an Offering (as described below) (less any underwriting discounts and commissions) (the “Stock Cash Consideration Shares”); and (iv) a number of shares of Tilray Class 2 common stock equal to the option exchange ratio described in the merger agreement multiplied by the aggregate total of all in-the-money options held by certain service providers of Privateer that are cancelled in exchange for a certain percentage of the Cash Merger Consideration (such cash amount, the “Aggregate Cash Option Consideration” and such shares, the “Option Cash Consideration Shares”).

Tilray’s board of directors, which we refer to as the Tilray Board, may, in its sole discretion, designate all or any portion of the net proceeds from an underwritten, at-the market offering, or other registered public offering of Tilray common stock or other offering of Tilray securities consummated prior to the closing of the merger (an “Offering”) as cash consideration for the merger (the “Cash Merger Consideration”), to be paid in cash pro rata (i) in lieu of a portion of the Stock Merger Consideration to the Privateer stockholders who would otherwise be entitled to receive Tilray Class 2 common stock in the merger, and (ii) in lieu of a portion of the Option Merger Consideration to certain service providers of Privateer in exchange for the cancellation of certain Privateer options determined to be in-the-money, in each case, in accordance with the allocation certificate as described in more detail in the merger agreement. The sum of the Stock Cash Consideration Shares and the Option Cash Consideration Shares (together, the “Cash Consideration Shares”) shall not exceed 20% of the Total Merger Consideration. Tilray is under no obligation to conduct an Offering or to pay any Cash Merger Consideration.

At the effective time, Tilray’s stockholders will continue to own and hold their existing shares of Tilray’s common stock, and all outstanding and unexercised options to purchase shares of Tilray’s common stock will remain in effect pursuant to their terms; provided, however, that unvested options to purchase Tilray stock held by certain Privateer service providers shall accelerate effective as of the effective time. Assuming no Cash Merger Consideration is paid in connection with the merger, immediately after the merger, (i) Privateer’s stockholders as of immediately prior to the effective time are expected to own approximately 75.4% of the outstanding capital stock of Tilray and 90.4% of the voting power of Tilray and (ii) the three founders of Privateer, namely Brendan Kennedy (Tilray’s Chief Executive Officer and President, as well as a member of the Tilray Board), Michael Blue and Christian Groh, are expected to collectively own 25.7% of the outstanding capital stock of Tilray and 71.0% of the voting power of Tilray. Mr. Kennedy, an executive officer and member of the Tilray Board, is also the Executive Chairman, a member of the Privateer Board and the largest stockholder of Privateer. Michael Auerbach, a member of the Tilray Board, is also a member of the Privateer Board and a stockholder of Privateer.

Shares of Tilray’s Class 2 common stock are currently listed on the Nasdaq under the symbol “TLRY.” On                 , 2019, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of Tilray’s Class 2 common stock on Nasdaq was $         per share.

Tilray is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the merger and related matters. At the Tilray special meeting, which will be held at      a.m., local time, on                 , 2019 at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355, unless postponed or adjourned to a later date, Tilray will ask its stockholders to, among other things:

1.

approve the merger agreement, and the transactions contemplated thereby, including the merger, the issuance of shares of Tilray’s Class 1 and Class 2 common stock to Privateer’s stockholders and optionholders pursuant to the terms of the merger agreement and the change of control resulting from the merger;

2.	approve the amended and restated certificate of incorporation of Tilray, in the form attached as Annex B of the accompanying proxy statement/prospectus/information statement; and

3.	consider and, if necessary, vote upon an adjournment of the Tilray special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

As of September 30, 2019, Privateer beneficially owns or controls an approximate 75% equity interest in Tilray through ownership or control of 16,666,667 shares of Tilray’s Class 1 common stock and 58,333,333 shares of Tilray’s Class 2 common stock, representing approximately 90% of the voting power of Tilray’s capital stock. As a result, Tilray is currently a “controlled company” within the meaning of Nasdaq rules. Privateer has indicated that it intends to vote in favor of each of the proposals presented by Tilray for approval by holders of its common stock. Therefore, approval of Tilray Proposals 1 and 2, and if necessary 3, is expected and, if all other conditions to the merger are satisfied, the merger will be consummated.

On September 9, 2019, after careful consideration, the special committee of the Tilray Board, comprised of three independent and disinterested directors of Tilray, which we refer to as the special committee, unanimously (i) determined that the consummation of the merger and the other transactions contemplated by the merger agreement, on the terms and conditions substantially as set forth in the merger agreement, are advisable and are fair to, and in the best interests of, Tilray and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) approved the merger agreement, and (iv) recommended that the Tilray Board recommend the approval and adoption of the merger agreement by Tilray’s stockholders.

On September 9, 2019, and based upon the recommendation of the special committee, the Tilray Board unanimously (i) determined that the entry by Tilray into the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and are fair to, and in the best interests of, Tilray and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, including the merger, the issuance of the Stock Merger Consideration, the amendment and restatement of Tilray’s amended and restated certificate of incorporation, and the change of control of Tilray pursuant to Nasdaq rules, (iii) approved and authorized each of the transaction documents, including the merger agreement, and (iv) recommended that the stockholders of Tilray approve the merger agreement and the other transactions contemplated thereby, including the merger, the issuance of the Stock Merger Consideration, the amendment and restatement of Tilray’s amended and restated certificate of incorporation, and the change of control of Tilray pursuant to Nasdaq rules. The Tilray Board accordingly recommends that Tilray’s stockholders vote “FOR” Proposal Nos. 1, 2, and 3.

After careful consideration, Privateer’s board of directors, which we refer to as the Privateer Board, has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including without limitation the merger and the other transactions contemplated thereby, are fair to, advisable to and in the best interests of Privateer and its stockholders, (ii) authorized, approved and declared advisable the merger agreement and the transactions contemplated thereby, and (iii) recommended that Privateer’s stockholders vote to adopt the merger agreement and approve the transactions contemplated thereby, including without limitation the merger and the other transactions contemplated thereby. The Privateer Board unanimously recommends that Privateer’s stockholders sign and return the action by written consent of Privateer’s stockholders, which we refer to as the Privateer written consent, indicating their (i) adoption and approval of the merger agreement and the transactions contemplated thereby, (ii) adoption and approval of the Privateer’s amended and restated certificate of incorporation in the form attached as Exhibit D to the merger agreement, (iii) acknowledgement that the approval given is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL, (iv) acknowledgement that by its approval of the merger it is not entitled to appraisal rights with respect to its shares in connection with the merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL, and (v) approval of the conversion of Privateer preferred stock into Privateer Class 2 common stock.

As described in the accompanying proxy statement/prospectus/information statement, certain of Privateer’s stockholders who in the aggregate own approximately 35.8% of the outstanding capital stock and 45.7% of the voting power of Privateer as of the date of the merger agreement, are parties to support agreements with Tilray and Privateer, whereby such stockholders have agreed to vote their shares in favor of (i) the approval and adoption of the merger agreement, (ii) the approval of the merger and the other transactions contemplated by the merger agreement, (iii) the approval and adoption of the amended and restated certificate of incorporation of Privateer, (iv) the conversion of Privateer preferred stock into Privateer Class 2 common stock immediately prior to the effective time, and (v) other related matters.

More information about Tilray, Privateer and the proposed transaction is contained in this proxy statement/prospectus/information statement. Tilray and Privateer urge you to read the accompanying proxy statement/prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 24.

Tilray and Privateer are excited about the opportunities the merger brings to both Tilray’s and Privateer’s stockholders, and thank you for your consideration and continued support.

Brendan Kennedy	Michael Blue
Chief Executive Officer	Managing Partner
Tilray, Inc.	Privateer Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus/information statement is dated                 , 2019, and is first being mailed to Tilray’s and Privateer’s stockholders on or about                 , 2019.

TILRAY, INC.

1100 Maughan Road

Nanaimo, BC, Canada V9X IJ2

(844) 845-7291

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                , 2019

Dear Stockholders of Tilray:

On behalf of the board of directors of Tilray, Inc., a Delaware corporation, which we refer to as Tilray, we are pleased to deliver this proxy statement/prospectus/information statement for the 2019 special meeting of stockholders of Tilray, which will be held on                  , 2019 at a.m., local time, at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355, which we refer to as the Tilray special meeting, for the following purposes:

1.

to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of September 9, 2019, which we refer to as the merger agreement, by and among Tilray, Privateer Holdings, Inc., which we refer to as Privateer, and Down River Merger Sub, LLC, a wholly owned subsidiary of Tilray, which we refer to as merger sub, pursuant to which Privateer will merge with and into merger sub, which we refer to as the merger, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement, and the transactions contemplated thereby, including the merger, the issuance of shares of Tilray’s Class 1 common stock and Class 2 common stock to Privateer’s stockholders and optionholders pursuant to the terms of the merger agreement and the change of control under Nasdaq rules resulting from the merger;

2.	to approve the amended and restated certificate of incorporation of Tilray in the form attached as Annex B to this proxy statement/prospectus/information statement; and

3.	to consider and, if necessary, vote upon an adjournment of the Tilray special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

Tilray will transact no other business at the Tilray special meeting except such business as may be properly brought before the Tilray special meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement/prospectus/information statement for further information with respect to the business to be transacted at the Tilray special meeting.

The Tilray Board has fixed                  , 2019, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Tilray special meeting and any adjournment or postponement thereof. Only holders of record of shares of Tilray’s capital stock at the close of business on the record date are entitled to notice of, and to vote at, the Tilray special meeting. At the close of business on the record date, Tilray had              shares of Class 1 common stock and              shares of Class 2 common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of holders of (i) the majority of the aggregate voting power of the votes cast at the Tilray special meeting and (ii) the majority of the voting power of the outstanding shares of Tilray’s Class 1 common stock and Class 2 common stock, each voting separately as a class, are required for approval of Proposal No. 1. The affirmative vote of holders of (i) the majority of the aggregate voting power of the outstanding shares of Tilray’s Class 1 and Class 2 common stock, voting together as a single class, as of the record date for the Tilray special meeting and (ii) the majority of the voting power of Tilray’s Class 1 common stock outstanding as of the record date is required for approval of Proposal No. 2. The affirmative vote of the majority of the voting power of the Tilray shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Tilray special meeting is required for approval of Proposal No. 3. Each of Proposal Nos. 1 and 2 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1 and 2.

Even if you plan to attend the Tilray special meeting in person, Tilray requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Tilray special meeting if you are unable to attend.

THE TILRAY BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, TILRAY AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE TILRAY BOARD OF DIRECTORS RECOMMENDS THAT TILRAY’S STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

By Order of the Tilray Board of Directors,

Mark Castaneda

Chief Financial Officer

Nanaimo, BC

                , 2019

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement refers to important business and financial information about Tilray that is not included in or delivered with this document. You may obtain this information without charge upon your written or oral request by contacting the General Counsel of Tilray, Inc., 1100 Maughan Road, Nanaimo, BC, Canada V9X IJ2 or by calling (844) 845-7291.

To ensure timely delivery of these documents, any request should be made no later than                 , 2019 to receive them before the Tilray special meeting.

For additional details about where you can find information about Tilray, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

i

Annex A	Merger Agreement
Annex B	Amended and Restated Certificate of Incorporation of Tilray, Inc.
Annex C	Opinion of Tilray, Inc. Financial Advisor
Annex D	Appraisal Rights (Section 262 of the Delaware General Corporation Law)

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the merger?

A: Tilray, merger sub and Privateer entered into the merger agreement on September 9, 2019. The merger agreement contains the terms and conditions of the proposed merger involving Tilray and Privateer. Under the merger agreement, Privateer will merge with and into merger sub, with merger sub surviving as a wholly owned subsidiary of Tilray.

At the effective time of the merger, which we refer to as the effective time, each share of Privateer’s common stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement, and shares held by stockholders who have exercised and perfected appraisal rights as more fully described in the section titled “The Merger—Appraisal Rights” below) will be converted into the right to receive the applicable portion of the Stock Merger Consideration and, if applicable, a portion of the Cash Merger Consideration, in each case calculated in accordance with and as set forth in an allocation certificate as described in more detail in the section titled “The Merger—Merger Consideration”. The Stock Merger Consideration is comprised of 16,666,667 shares of Tilray Class 1 common stock and 58,333,333 shares of Tilray Class 2 common stock (in each case, as may be adjusted as set forth in the merger agreement), less the number of shares of Tilray Class 2 common stock issuable upon the exercise of certain Privateer options that will be assumed by Tilray, less a number of shares of Tilray Class 2 common stock equal to the amount by which Certain Privateer transaction expenses exceed $1 million (divided by the Tilray Closing Price), and less a number of shares of Tilray Class 2 common stock as determined in light of the amount of Cash Merger Consideration, as described in more detail in “The Merger—Merger Consideration”. Prior to the effective time, all outstanding shares of Privateer’s preferred stock will convert into shares of Privateer’s Class 2 common stock in accordance with the applicable provisions of Privateer’s amended and restated certificate of incorporation.

At the effective time, Tilray’s stockholders will continue to own and hold their existing shares of Tilray’s common stock, and all outstanding and unexercised options to purchase shares of Tilray’s common stock will remain in effect pursuant to their terms; provided, however, that unvested options to purchase Tilray stock held by certain Privateer service providers shall accelerate effective as of the effective time.

Q: What will happen to Tilray if, for any reason, the merger does not close?

A: The merger agreement requires that Privateer will not, prior to the effective time, transfer any of the capital stock of Tilray, including any shares of Tilray Class 1 common stock or Class 2 common stock, without the prior written consent of Tilray.

Tilray and Privateer have entered into a separate lock-up agreement, which we refer to as the Privateer lock-up agreement, that provides that if the merger agreement is terminated by either Tilray or Privateer because Privateer has not obtained the requisite written consent from Privateer’s stockholders within 15 business days of the registration statement of which this proxy statement/prospectus/information statement is a part becoming effective, then Privateer shall not transfer its Tilray common stock for 135 days from the termination date. The merger agreement requires that, within three months after the expiration date of the Privateer lock-up agreement, Privateer reimburse Tilray for its reasonable out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum amount of $3,000,000.

However, if the merger agreement is terminated pursuant to other provisions of the merger agreement, including for a failure of the merger to occur by March 9, 2020, then, following the termination, sales in the public market of a substantial number of the shares of Tilray’s common stock currently held by Privateer could occur at any time. These sales or distributions by Privateer, or the market perception that the holders of a large number of shares of Tilray’s Class 2 common stock, or shares of Tilray’s Class 1 common stock which are convertible into Class 2 common stock on a one-for-one basis, intend to sell Tilray’s Class 2 common stock, could significantly reduce the market price of Tilray’s Class 2 common stock. If the merger does not close, Tilray cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of Tilray’s Class 2 common stock.

For a discussion of the lock-up agreements, please see the section titled “Agreements Related to the Merger—Lock-Up Agreements.”

Q: Why are the two companies proposing to merge?

A: The Privateer Board and Privateer’s management regularly review Privateer’s operating and strategic plans in an effort to enhance stockholder value. These reviews involve, among other things, discussions regarding alternatives creating liquidity for its stockholders. The Privateer Board determined that it was in the best interests of Privateer’s stockholders to cause each of its four operating subsidiaries (Leafly Holdings, Inc., Docklight Brands, Inc., Left Coast Ventures Inc. and Tilray) to become fully independent companies. Therefore, in February 2019, Privateer distributed its ownership in each of Leafly, Docklight and Left Coast Ventures to its stockholders. Thereafter, Privateer began discussing the proposed merger with the special committee of the Tilray Board in earnest.

Privateer and Tilray believe that the merger will have the effect of an orderly release of the 75 million shares of Tilray common stock held by Privateer through their cancellation and a subsequent issuance to Privateer’s equity holders. The merger agreement requires that in order to be entitled to receive his, her, or its allocable portion of the Stock Merger Consideration and, if applicable, Cash Merger Consideration, each Privateer stockholder must deliver a lock-up agreement, which we refer to as the stockholder lock-up agreement, that prohibits (except in limited circumstances) the transfer of any shares of Tilray’s common stock or any security convertible into or exercisable or exchangeable for Tilray’s common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain options. The merger agreement also provides that each holder of Privateer options assumed by Tilray shall deliver an option assumption agreement (which is expected to include provisions substantially similar to the stockholder lock-up agreement). In addition, it is a condition to Tilray’s obligations to close the merger that certain specified stockholders of Privateer, including Brendan Kennedy, Michael Blue, Christian Groh and Michael Auerbach, shall each have delivered a stockholder lock-up agreement to Tilray prior to the closing of the merger.

The transfer restrictions under the stockholder lock-up agreement commence at the effective time. On the first anniversary of the merger, prohibitions on transfer with respect to 50% of the applicable securities will lapse (and all Cash Consideration Shares and other permitted sales of Stock Merger Consideration will be credited towards and deemed included in such 50% lapse). On the date that is two full trading days after the public dissemination of Tilray’s annual or quarterly financial results for each of the four quarters following the first anniversary of the merger, the transfer restrictions with respect to an additional 12.5% of the applicable securities shall lapse, such that the restrictions with respect to 100% of the applicable securities shall lapse as of the second anniversary of the closing date of the merger. The lapse of the restrictions shall apply equally to each class and type of applicable securities held by the applicable party to the stockholder lock-up agreement. The restrictions on transfer are subject to certain exceptions and carve outs, as described in more detail in the form of stockholder lock-up agreement.

For a discussion of Tilray’s and Privateer’s reasons for the merger, please see the section titled “The Merger—Tilray Reasons for the Merger” and “The Merger—Privateer Reasons for the Merger” in this proxy statement/prospectus/information statement. For a discussion of the stockholder lock-up agreement, the option assumption agreement, and other agreements related to the merger, see “Agreements Related to the Merger—Lock-up Agreements” in this proxy statement/prospectus/information statement.

Q: Why am I receiving this proxy statement/prospectus/information statement?

A: You are receiving this proxy statement/prospectus/information statement because you have been identified as a stockholder of Tilray as of the record date, or a stockholder of Privateer eligible to execute the Privateer written consent. If you are a stockholder of Tilray, you are entitled to vote at Tilray’s stockholder meeting (referred to herein as the “Tilray special meeting”) to approve Proposal Nos. 1, 2 and 3. If you are a stockholder of Privateer, you are being requested to sign and return the Privateer written consent to adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

This document serves as:

•	a proxy statement of Tilray used to solicit proxies for the Tilray special meeting; and

•	a prospectus of Tilray used to offer shares of Tilray’s Class 1 and Class 2 common stock in exchange for shares of Privateer’s capital stock held by Privateer in the merger; and

•	an information statement of Privateer used to solicit the written consent of its stockholders for the adoption of the merger agreement and the approval of the merger and related transactions.

In addition, promptly after the effective time, Tilray intends to file with the Securities and Exchange Commission, which we refer to as the SEC, a registration statement on Form S-8 relating to the shares of Tilray Class 2 common stock issuable upon exercise of options to purchase shares of Privateer’s common stock assumed by Tilray pursuant to the merger agreement.

Q: What is required to consummate the merger?

A: To consummate the merger, Tilray’s stockholders must approve Proposal Nos. 1 and 2.

Proposal No. 1, the approval of the merger and the issuance of Tilray’s Class 1 common stock and Class 2 common stock pursuant to the merger agreement by Tilray’s stockholders and the change of control under Nasdaq rules resulting from the merger, requires the affirmative vote of holders of (i) the majority of the aggregate voting power of the votes cast at the Tilray special meeting and (ii) the majority of the voting power of the outstanding shares of Tilray’s Class 1 common stock and Class 2 common stock, each voting separately as a class. Proposal No. 2, the approval of the amended and restated certificate of incorporation of Tilray in the form attached as Annex B to this proxy statement/prospectus/information statement, requires the affirmative vote of holders of (i) the majority of the aggregate voting power of the outstanding shares of Tilray’s Class 1 and Class 2 common stock, voting together as a single class, as of the record date for the Tilray special meeting and (ii) the majority of the voting power of Tilray’s Class 1 common stock outstanding as of the record date. The foregoing votes of the Tilray stockholders are referred to as the required Tilray stockholder vote. Each of Proposal Nos. 1 and 2 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1 and 2.

To consummate the merger, the Privateer stockholders must (i) adopt and approve the merger agreement and the transactions contemplated thereby and (ii) approve the amended and restated certificate of incorporation of Privateer. Pursuant to the merger agreement, the following stockholder approvals, which we refer to as the required Privateer stockholder vote, are required for the foregoing:

•	a majority of the aggregate voting power of outstanding shares of Privateer common stock and Privateer preferred stock, voting as a single class;

•	a majority of the aggregate voting power of the outstanding shares of Privateer preferred stock, voting as a single class;

•	a majority of the outstanding shares of Privateer Series A preferred stock, voting as a single class;

•	a majority of the outstanding shares of Privateer Series B preferred stock, voting as a single class; and

•

a majority of the aggregate voting power of outstanding shares of Privateer common stock and Privateer preferred stock, voting as a single class (in each case, excluding shares of Privateer common stock and Privateer preferred stock held or beneficially owned by each of Brendan Kennedy, Michael Blue, Christian Groh, and Michael Auerbach).

Certain of Privateer’s stockholders, who in the aggregate own approximately 35.8% of the outstanding capital stock and 45.7% of the voting power of Privateer as of date of the merger agreement, are parties to support agreements with Tilray and Privateer, whereby such stockholders have agreed to vote their shares in favor of (i) the approval and adoption of the merger agreement, (ii) the approval of the merger and the other transactions contemplated by the merger agreement, (iii) the approval and adoption of the amended and restated certificate of incorporation of Privateer, (iv) the conversion of Privateer preferred stock into Privateer Class 2 common stock immediately prior to the effective time, and (v) other related matters.

In addition to the requirement of obtaining the stockholder approvals described above and appropriate regulatory approvals, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.

As of September 30, 2019, Privateer beneficially owns or controls an approximate 75% equity interest in Tilray through ownership or control of 16,666,667 shares of Tilray’s Class 1 common stock and 58,333,333 shares of Tilray’s Class 2 common stock, representing approximately 90% of the voting power of Tilray’s capital stock. Privateer has indicated that it intends to vote in favor of each of the proposals presented by Tilray for approval by holders of its common stock. Therefore, approval of Tilray Proposals 1 and 2, and if necessary 3, is expected and, if all other conditions to the merger are satisfied, the merger will be consummated.

Q: What will Privateer’s stockholders and option holders receive in the merger?

A: Immediately prior to the effective time, each share of preferred stock, $0.0001 par value, of Privateer, which we refer to as Privateer preferred stock, will be converted into one share of Privateer Class 2 common stock in accordance with the applicable provisions of Privateer’s amended and restated certificate of incorporation. At the effective time, each share of Privateer capital stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement and shares held by stockholders who have exercised and perfected appraisal rights) will be automatically converted into the right to receive the applicable portion of the Stock Merger Consideration and, if applicable, a portion of the Cash Merger Consideration, in each case calculated in accordance with and as set forth in an allocation certificate as described in more detail in the merger agreement. In addition, in connection with the merger, Tilray will assume certain Privateer options, which will be converted into options to purchase shares of Tilray Class 2 common stock (which we refer to as the Option Merger Consideration).

The Tilray Board may, in its sole discretion, designate all or any portion of the net proceeds from an Offering as Cash Merger Consideration to be paid in cash pro rata (i) in lieu of a portion of the Stock Merger Consideration and (ii) in lieu of a portion of the Option Merger Consideration to certain service providers of Privateer in exchange for the cancellation of certain Privateer options determined to be in-the-money, in each case, in accordance with the allocation certificate as described in more detail in the merger agreement. The sum of the Stock Cash Consideration Shares and the Option Cash Consideration Shares (together, the “Cash Consideration Shares”) shall not exceed 20% of the Total Merger Consideration. Tilray is under no obligation to conduct an Offering or to pay any Cash Merger Consideration.

Assuming no Cash Merger Consideration is paid in connection with the merger, immediately after the merger, (i) Privateer’s stockholders as of immediately prior to the effective time are expected to own approximately 75.4% of the outstanding capital stock of Tilray and 90.4% of the voting power of Tilray and (ii) the three founders of Privateer, namely Brendan Kennedy (Tilray’s Chief Executive Officer and President, as well as a member of the Tilray Board), Michael Blue, and Christian Groh, are expected to collectively own 25.7% of the outstanding capital stock of Tilray and 71.0% of the voting power of Tilray. Mr. Kennedy, an executive officer and member of the Tilray Board, is also the Executive Chairman, a member of the Privateer Board and the largest stockholder of Privateer. Michael Auerbach, a member of the Tilray Board, is also a member of the Privateer Board and a stockholder of Privateer.

For a more complete description of what Privateer’s stockholders and option holders will receive in the merger, please see the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus/information statement.

Q: What will Tilray’s stockholders and option holders receive in the merger?

A: At the effective time, Tilray’s stockholders other than Privateer will continue to own and hold their existing shares of Tilray’s common stock, and all outstanding and unexercised options to purchase shares of Tilray’s common stock will remain in effect pursuant to their terms; provided, however, that unvested options to purchase Tilray stock held by certain Privateer service providers shall accelerate effective as of the effective time.

Q: Who will be the directors of Tilray following the merger?

A: In connection with the merger, there will be no change to the directors of Tilray. Following the closing of the merger, the Tilray Board will continue to be constituted as follows:

Name	Age	Current Principal Affiliation
Brendan Kennedy	47	President, Chief Executive Officer and Director
Michael Auerbach	43	Director
Rebekah Dopp	42	Director
Maryscott Greenwood	53	Director
Christine St.Clare	69	Director

Q: Who will be the executive officers of Tilray immediately following the merger?

A: In connection with the merger, there will be no change to the executive officers of Tilray. Following the closing of the merger, Tilray’s executive officers will continue to be as follows:

Name	Age	Current Principal Affiliation
Brendan Kennedy	47	President, Chief Executive Officer and Director
Edward Wood Pastorius, Jr.	51	Chief Revenue Officer
Mark Castaneda	55	Chief Financial Officer and Treasurer
Andrew Pucher	36	Chief Corporate Development Officer

Q: As a stockholder of Tilray, how does the Tilray Board recommend that I vote?

A: After careful consideration, on September 9, 2019, the special committee of the Tilray Board, comprised of three independent and disinterested directors of Tilray, which we refer to as the special committee, unanimously (i) determined that the consummation of the merger and the other transactions contemplated by the merger agreement, on the terms and conditions substantially as set forth in the merger agreement, are advisable and are fair to, and in the best interests of, Tilray and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) approved the merger agreement and (iv) recommended that the Tilray Board recommend the approval and adoption of the merger agreement by Tilray’s stockholders. On September 9, 2019, and based upon the recommendation of the special committee, the Tilray Board unanimously (i) determined that the entry by Tilray into the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and are fair to, and in the best interests of, Tilray and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, including the merger, the issuance of the Stock Merger Consideration, the amendment and restatement of Tilray’s amended and restated certificate of incorporation, and the change of control of Tilray pursuant to Nasdaq rules, (iii) approved and authorized each of the transaction documents, including the merger agreement, and (iv) recommended that the stockholders of Tilray approve the merger agreement and the other transactions contemplated thereby, including the merger, the issuance of the Stock Merger Consideration, the amendment and restatement of Tilray’s amended and restated certificate of incorporation, and the change of control of Tilray pursuant to Nasdaq rules. The Tilray Board accordingly recommends that the Tilray stockholders vote:

•

“FOR” Proposal No. 1 to approve the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Tilray’s Class 1 and Class 2 common stock to Privateer’s stockholders and optionholders in the merger and the change of control under Nasdaq rules resulting from the merger;

•	“FOR” Proposal No. 2 to approve the amended and restated certificate of incorporation of Tilray; and

•	“FOR” Proposal No. 3 to, if necessary, adjourn the Tilray special meeting if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2.

Q: As a stockholder of Privateer, how does the Privateer Board recommend that I vote?

A: After careful consideration, the Privateer Board recommends that Privateer’s stockholders execute the written consent indicating their vote:

•	in favor of the adoption of the merger agreement and the approval of the merger and the transactions contemplated by the merger agreement;

•	in favor of the adoption and approval of the amended and restated certificate of incorporation of Privateer; and

•	in favor of converting all outstanding shares of Privateer preferred stock into Privateer Class 2 common stock immediately prior to the effective time.

Q: What risks should I consider in deciding whether to vote in favor of the merger or to execute and return the written consent, as applicable?

A: You should carefully review the section of this proxy statement/prospectus/information statement titled “Risk Factors,” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Tilray and Privateer, as an independent company, is subject.

Q: When do you expect the merger to be consummated?

A: We anticipate that the merger will occur during the fourth quarter of 2019, soon after the Tilray special meeting to be held on                 , 2019 but we cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.

Q: What are the material U.S. federal income tax consequences of the merger to U.S. Holders of Privateer shares?

A: It is a condition to Tilray’s obligation to consummate the merger that Tilray receive an opinion from Paul Hastings LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to Privateer’s obligation to consummate the merger that Privateer receive an opinion from Cooley LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Subject to the tax opinion representations and assumptions, in the opinions of Cooley LLP and Paul Hastings LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, a U.S. Holder (as defined below) of Privateer’s common stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Privateer common stock for shares of Tilray common stock in the merger, except with respect to cash received by a U.S. Holder of Privateer common stock in lieu of a fractional share of Tilray common stock. A different gain recognition rule may apply if a portion of the merger consideration is paid in cash rather than entirely (other than for fractional shares) in Tilray common stock. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement.

Please review the information in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of the material U.S. federal income tax consequences of the merger to U.S. Holders of Privateer common stock. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws.

Q: What do I need to do now?

A: Tilray and Privateer urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the merger affects you.

If you are a stockholder of Tilray as of the record date, you may provide your proxy instructions in one of four different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may provide your proxy instructions via phone by following the instructions on your proxy card or voting instruction form. Third, you may provide your proxy instructions via the internet by following the instructions on your proxy card or voting instruction form. Finally, you may vote in person at the Tilray special meeting, as described below. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Tilray special meeting.

If you are a stockholder of Privateer, you may execute and return your written consent to Privateer in accordance with the instructions provided by Privateer.

Q: What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A: If you are a stockholder of Tilray as of the record date, the failure to return your proxy card or otherwise provide proxy instructions (a) will reduce (i) the aggregate number of votes required to approve Proposal No. 1 for the required vote of holders of the majority of the aggregate voting power of the votes cast at the Tilray special meeting (which is not the only vote required in respect of that Proposal), and (ii) the aggregate number of votes required to approve Proposal No. 3, (b) will have the same effect as voting against Proposal No. 2 and (c) your shares will not be counted for purposes of determining whether a quorum is present at the Tilray special meeting.

Q: May I vote in person at the Tilray special meeting of stockholders of Tilray?

A: If your shares of Tilray’s common stock are registered directly in your name with Tilray’s transfer agent as of the record date, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Tilray. If you are a stockholder of record of Tilray as of the record date, you may attend the Tilray special meeting and vote your shares in person. Even if you plan to attend the Tilray special meeting in person, Tilray requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Tilray special meeting if you become unable to attend. If your shares of Tilray’s common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Tilray special meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Tilray special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Tilray special meeting.

Q: When and where is the Tilray special meeting of Tilray’s stockholders?

A: The Tilray special meeting will be held at     a.m., local time, on                 , 2019 at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355, unless postponed or adjourned to a later date. Subject to space availability, all of Tilray’s stockholders as of the record date, or their duly appointed proxies, may attend the Tilray special meeting.

Q: If my Tilray shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Tilray’s common stock without instructions from you. Brokers are not expected to have discretionary authority to vote for any of the proposals. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q: May I change my vote after I have submitted a proxy or provided proxy instructions?

A: Yes. A Tilray stockholder can revoke its proxy at any time before the final vote at the Tilray special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the internet.

•	You may send a timely written notice that you are revoking your proxy to Tilray’s Corporate Secretary at 1100 Maughan Road, Nanaimo, BC, Canada, V9X IJ2.

•	You may attend the Tilray special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

Q: Who is paying for this proxy solicitation?

A: Tilray and Privateer are each responsible for their respective costs of printing and Tilray is responsible for the cost of filing of this proxy statement/prospectus/information statement and the proxy card. Tilray may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners of Tilray’s common stock.

Q: Who can help answer my questions?

A: If you are a stockholder of Tilray and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC V9X IJ2

Tel: (844) 845-7291

Attn: Dara Redler, General Counsel

If you are a stockholder of Privateer, and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Privateer Holdings, Inc.

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

Tel: (206) 432-9325

Attn: Patrick Moen, General Counsel

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the merger, the proposals being considered at the Tilray special meeting and Privateer’s stockholder actions that are the subject of the written consent, you should read this entire proxy statement/prospectus/information statement carefully, including the merger agreement attached as Annex A, the opinion of Imperial Capital LLC attached as Annex C and the other annexes to which you are referred herein. For more information, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

The Companies

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada V9X IJ2

(844) 845-7291

Attn: Brendan Kennedy

Tilray is a global pioneer in the research, cultivation, production and distribution of cannabis and cannabinoids currently serving tens of thousands of patients and consumers in twelve countries spanning five continents.

Privateer Holdings, Inc.

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

Tel: (206) 432-9325

Attn: Patrick Moen

Privateer is the world’s first private equity firm to invest exclusively in legal cannabis. The Privateer team previously raised approximately $215 million.

Down River Merger Sub, LLC

Merger sub is a wholly owned subsidiary of Tilray, and was formed solely for the purposes of carrying out the merger.

The Merger (see page 64)

If the merger is completed, Privateer will merge with and into merger sub, with merger sub surviving as a wholly owned subsidiary of Tilray.

Immediately prior to the effective time, each share of Privateer preferred stock, will be converted into one share of Privateer common stock in accordance with the applicable provisions of Privateer’s amended and restated certificate of incorporation. At the effective time, each share of Privateer capital stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement and shares held by stockholders who have exercised and perfected appraisal rights) will be automatically converted into the right to receive the applicable portion of the Tilray Stock Merger Consideration and, if applicable, a portion of the Cash Merger Consideration as set forth in an allocation described in more detail in the merger agreement and in this proxy statement/prospectus/information statement. The Stock Merger Consideration is comprised of 16,666,667 shares of Tilray Class 1 common stock and 58,333,333 shares of Tilray Class 2 common stock (in each case, as may be adjusted as set forth in the merger agreement), less the number of shares of Tilray Class 2 common stock issuable upon the exercise of certain Privateer options that will be assumed by Tilray, less a number of shares of Tilray Class 2 common stock equal to the amount by which certain Privateer transaction expenses exceed $1 million (divided by the Tilray Closing Price), and less a number of shares of Tilray Class 2 common stock as determined in light of the amount of Cash Merger Consideration. Tilray will assume outstanding options to purchase shares of Privateer capital stock, and in connection with the merger they will be converted into options to purchase shares of Tilray’s Class 2 common stock. At the effective time, Tilray’s stockholders will continue to own and hold their existing shares of Tilray’s common stock, and all outstanding and unexercised options to purchase shares of Tilray’s common stock will remain in effect pursuant to their terms; provided, however, that unvested options to purchase Tilray stock held by certain Privateer service providers shall accelerate effective as of the effective time.

Assuming no Cash Merger Consideration is paid in connection with the merger, immediately after the merger, (i) Privateer’s stockholders as of immediately prior to the effective time are expected to own approximately 75.4% of the outstanding capital stock of Tilray and 90.4% of the voting power of Tilray and (ii) the three founders of Privateer, namely Brendan Kennedy (Tilray’s Chief Executive Officer and President, as well as a member of the Tilray Board), Michael Blue and Christian Groh, are expected to collectively own 25.7% of the outstanding capital stock of Tilray and 71.0% of the voting power of Tilray. Mr. Kennedy, an executive officer and member of the Tilray Board, is also the Executive Chairman, a member of the Privateer Board and the largest stockholder of Privateer. Michael Auerbach, a member of the Tilray Board, is also a member of the Privateer Board and a stockholder of Privateer.

For a more complete description of the merger and the allocation of merger consideration please see the section titled “The Merger Agreement” in this proxy statement/prospectus/information statement.

The closing of the merger will occur no later than the second business day after the last of the conditions to the merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each such conditions), or at such other time as Tilray and Privateer agree. Tilray and Privateer anticipate that the consummation of the merger will occur in the fourth quarter of 2019. However, because the merger is subject to a number of conditions, neither Tilray nor Privateer can predict exactly when the closing will occur or if it will occur at all.

Reasons for the Merger (see pages 72 and 74)

The Privateer Board and Privateer’s management regularly review Privateer’s operating and strategic plans in an effort to enhance stockholder value. These reviews involve, among other things, discussions regarding alternatives creating liquidity for its stockholders. The Privateer Board determined that it was in the best interests of Privateer’s stockholders to cause each of its four operating subsidiaries (Leafly, Docklight, Left Coast Ventures and Tilray) to become fully independent companies. In February 2019, Privateer distributed its ownership in each of Leafly, Docklight and Left Coast Ventures to its stockholders. Thereafter, Privateer began discussing the proposed merger with the special committee of the Tilray Board in earnest.

Privateer and Tilray believe that the merger will have the effect of an orderly release of the 75 million shares of Tilray common stock held by Privateer through their cancellation and a subsequent issuance to Privateer’s equity holders. The shares of Tilray common stock held by Privateer currently represent 75% of Tilray’s total shares outstanding. The merger agreement requires that in order to be entitled to receive his, her, or its allocable portion of the Stock Merger Consideration each Privateer stockholder must deliver a lock-up agreement, and that each holder of Privateer options assumed by Tilray shall deliver an option assumption agreement, that in each case prohibits (except in limited circumstances) the transfer any shares of Tilray’s common stock or any security convertible into or exercisable or exchangeable for Tilray’s common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain options. In addition, it is a condition to Tilray’s obligations to close the merger that certain specified stockholders of Privateer, including Brendan Kennedy, Michael Blue, Christian Groh and Michael Auerbach shall have delivered a stockholder lock-up agreement to Tilray prior to the closing of the merger.

Each of Tilray’s and Privateer’s respective board of directors also considered other reasons for the merger, as described herein. For example, the Tilray Board considered, among other things:

•	the impact of the merger and the other transactions contemplated by the merger agreement on:

•	the current overhang of Privateer’s concentrated holdings of Tilray common stock;

•	the composition of the Tilray stockholder base;

•	the public float of Tilray common stock;

•	Tilray’s capital requirements;

•	the impact of any Privateer liabilities that might be assumed by Tilray as part of the merger;

•	the assumption by Tilray of Privateer stock options held by certain employees identified as Tilray service providers; and

•

the potential effect of the merger on the voting control of Tilray over time to the extent that shares of Tilray Class 1 common stock, having ten votes per share, are sold and automatically converted into shares of Tilray Class 2 common stock, having one vote per share.

The special committee of the Tilray Board also considered the terms of the merger agreement and the transactions contemplated thereby, including:

•

the prohibitions on transfer of Tilray common stock by Privateer prior to the termination of the merger agreement, and the entry by Privateer into the Privateer lock-up agreement that provides that if the merger agreement is terminated by either Tilray or Privateer on certain conditions, then Privateer shall not transfer its Tilray common stock for 135 days from the termination date;

•	the execution and delivery of lock-up agreements and support agreements by certain stockholders of Privateer; and

•

a condition precedent that no more than 1.5% of Privateer’s stockholders shall continue to have a right to seek appraisal, dissenters’, or similar rights under applicable with respect to their Privateer capital stock by virtue of the merger.

In addition, the Privateer Board approved the merger based on a number of factors, including the:

•	potential to provide its current stockholders with greater liquidity by owning stock in a public company;

•

Privateer Board’s belief that no alternatives to the merger were reasonably likely to create greater value for Privateer’s stockholders, after reviewing the various strategic options to enhance stockholder value that were considered by the Privateer Board; and

•	expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes.

Opinion of the Tilray Financial Advisor (see page 75)

The special committee of the Tilray Board engaged Imperial Capital, LLC, which we refer to as Imperial, to provide financial advisory services and to consider and evaluate potential strategic transactions with Privateer.

Tilray ultimately requested that Imperial deliver a fairness opinion with respect to the merger. On September 8, 2019, Imperial delivered its oral opinion, subsequently confirmed in writing, to the special committee to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, that the transaction is fair, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray).

The full text of Imperial’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and limitations and qualifications of the reviews, analyses and inquiries undertaken in connection with the opinion, is attached as Annex C. You are urged to, and should, read the written opinion of Imperial carefully and in its entirety. Imperial’s opinion was intended for the use and benefit of the special committee (in its capacity as such) in connection with its evaluation of the transactions contemplated by the merger agreement. Imperial’s opinion does not constitute a recommendation as to how stockholders of Tilray should vote or act in connection with the transactions contemplated by the merger agreement or any aspect thereof. Imperial’s opinion does not address the merits of the underlying decision by Tilray to engage in the transactions contemplated by the merger agreement or the relative merits of any strategic or financial alternatives that may be available to Tilray. Imperial was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Tilray, nor did Imperial negotiate with any of the parties to the transactions contemplated by the merger agreement.

For a more complete description, see the section of this proxy statement captioned “The Merger—Opinion of the Tilray Financial Advisor.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 84)

It is a condition to Tilray’s obligation to consummate the merger that Tilray receive an opinion from Paul Hastings LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. It is a condition to Privateer’s obligation to consummate the merger that Privateer receive an opinion from Cooley LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Subject to the tax opinion representations and assumptions, in the opinion of Cooley LLP and Paul Hastings LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, a U.S. Holder of Privateer common stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Privateer common stock for shares of Tilray common stock in the merger, except with respect to cash received by a U.S. Holder of Privateer common stock in lieu of a fractional share of Tilray common stock. A different gain recognition rule may apply if a portion of the merger consideration is paid in cash rather than entirely (other than for fractional shares) in Tilray common stock. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement.

Please review the information in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of the material U.S. federal income tax consequences of the merger to U.S. Holders of Privateer common stock. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws.

Overview of the Merger Agreement

Merger Consideration (see page 82)

Immediately prior to the effective time, each share of preferred stock, $0.0001 par value, of Privateer, will be converted into one share of Privateer Class 2 common stock in accordance with the applicable provisions of Privateer’s amended and restated certificate of incorporation. At the effective time, each share of Privateer capital stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement and shares held by stockholders who have exercised and perfected appraisal rights) will be automatically converted into the right to receive the applicable portion of the Stock Merger Consideration and, if applicable, a portion of the Cash Merger Consideration, in each case calculated in accordance with and as set forth in an allocation certificate as described in more detail in the merger agreement.

The “Stock Merger Consideration” means 58,333,333 shares of Tilray Class 2 common stock and 16,666,667 shares of Tilray Class 1 common stock, in each case, as may be adjusted pursuant to the merger agreement; provided, however, that the number of shares of Tilray Class 2 common stock in the Stock Merger Consideration shall be reduced by the following:

•

the Option Merger Consideration (the number of shares of Tilray Class 2 common stock issuable pursuant to certain Privateer options that will be assumed by Tilray (and which options will be converted into options to purchase shares of Tilray Class 2 common stock));

•	a number of shares of Tilray Class 2 common stock equal to the amount by which certain Privateer transaction expenses exceed $1 million, divided by the Tilray Closing Price;

•

the Stock Cash Consideration Shares (a number of shares of Tilray Class 2 common stock equal to the amount of Cash Merger Consideration (excluding the Aggregate Cash Option Consideration, as defined below) divided by the public offering price of a share of Tilray Class 2 common stock in an Offering (less any underwriting discounts and commissions)); and

•

the Option Cash Consideration Shares (a number of shares of Tilray Class 2 common stock equal to the option exchange ratio described in the merger agreement multiplied by the aggregate total of all in-the-money options held by certain service providers of Privateer that are cancelled in exchange for a certain percentage of the Cash Merger Consideration (such cash amount, the “Aggregate Cash Option Consideration”)).

The Tilray Board may, in its sole discretion, designate all or any portion of the net proceeds from an Offering as Cash Merger Consideration, to be paid in cash pro rata (i) in lieu of a portion of the Stock Merger Consideration to the Privateer stockholders who would otherwise be entitled to receive Tilray Class 2 common stock in the merger, and (ii) in lieu of a portion of the Option Merger Consideration to certain service providers of Privateer in exchange for the cancellation of certain Privateer options determined to be in-the-money, in each case, in accordance with the allocation certificate as described in more detail in the merger agreement. The Cash Consideration Shares shall not exceed 20% of the Total Merger Consideration. Tilray is under no obligation to conduct an Offering or to pay any Cash Merger Consideration.

At the effective time, Tilray’s stockholders will continue to own and hold their existing shares of Tilray’s common stock, and all outstanding and unexercised options to purchase shares of Tilray’s common stock will remain in effect pursuant to their terms; provided, however, that unvested options to purchase Tilray stock held by certain Privateer service providers shall accelerate effective as of the effective time. Assuming no Cash Merger Consideration is paid in connection with the merger, immediately after the merger, (i) Privateer’s stockholders as of immediately prior to the effective time are expected to own approximately 75.4% of the outstanding capital stock of Tilray and 90.4% of the voting power of Tilray and (ii) the three founders of Privateer, namely Brendan Kennedy (Tilray’s Chief Executive Officer and President, as well as a member of the

Tilray Board), Michael Blue and Christian Groh, are expected to collectively own 25.7% of the outstanding capital stock of Tilray and 71.0% of the voting power of Tilray. Mr. Kennedy, an executive officer and member of the Tilray Board, is also the Executive Chairman, a member of the Privateer Board and the largest stockholder of Privateer. Michael Auerbach, a member of the Tilray Board, is also a member of the Privateer Board and a stockholder of Privateer.

No fractional shares of Tilray’s common stock will be issuable to Privateer’s stockholders pursuant to the merger agreement. Instead, each stockholder of Privateer who would otherwise be entitled to receive a fraction of a share of Tilray’s common stock, after aggregating all fractional shares of Tilray’s common stock issuable to such stockholder, will, in lieu of such fraction of a share and upon surrender by the stockholder of a letter of transmittal pursuant to the merger agreement and any accompanying documents as required therein, be paid in cash (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Tilray Closing Price.

Treatment of Privateer’s Stock Awards (see page 96)

At the effective time:

•

each Privateer Class 1 option to purchase shares of Privateer’s capital stock outstanding and unexercised immediately prior to the effective time under the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended, whether or not vested, will be converted into an option to purchase shares of Tilray’s Class 2 common stock or cancelled and converted into a right to receive a portion of the Cash Merger Consideration as calculated in accordance with the Cash-Out Options Allocation (as defined below) and as set forth on the allocation certificate. From and after the effective time, each Privateer Class 1 option assumed by Tilray may be exercised, subject to the holder thereof entering into an option assumption agreement, pursuant to which, the holder will agree, among other things, to the lock-up requirements, to the conversion of the holder’s options as described in this proxy statement, and to release all claims related to the holder’s options other than to the converted Privateer options as described herein, for such number of shares of Tilray Class 2 common stock as is determined by multiplying the number of shares of Privateer’s Class 1 common stock subject to the option by the option exchange ratio and rounding that result down to the nearest whole number of shares of Tilray’s Class 2 common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the Privateer’s Class 1 option by the option exchange ratio and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Privateer Class 1 option assumed by Tilray will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Privateer Class 1 options will generally remain unchanged; notwithstanding the foregoing, the conversion of each Privateer Class 1 option into an option to purchase shares of Tilray Class 2 common stock will be made in a manner such that it will be intended that the conversion of a Privateer Class 1 option will not constitute a “modification” of such Privateer Class 1 option; and

•

each Privateer Class 3 option to purchase shares of Privateer’s capital stock outstanding and unexercised immediately prior to the effective time under the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended, whether or not vested, will be converted into an option to purchase shares of Tilray’s Class 2 common stock or cancelled and converted into a right to receive a portion of the Cash Merger Consideration, if applicable, as calculated in accordance with the Cash-Out Options Allocation and as set forth on the allocation certificate. From and after the effective time, each Privateer Class 3 option assumed by Tilray may be exercised, subject to the holder thereof entering into an option assumption agreement, pursuant to which, the holder will agree, among other things, to the lock-up requirements, to the conversion of the holder’s options as described in this proxy statement, and to release all claims related to the holder’s options other than to the converted Privateer options as described herein, for such number of shares of Tilray Class 2 common stock as is determined by multiplying the number of shares of Privateer’s Class 3 common stock subject to the option by the option exchange ratio and rounding that result down to the nearest whole number of shares of Tilray’s Class 2 common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the Privateer Class 3 option by the option exchange ratio and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Privateer Class 3 option assumed by Tilray will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Privateer Class 3 options will generally remain unchanged; notwithstanding the foregoing, the conversion of each Privateer Class 3 option into an option to purchase shares of Tilray Class 2 common stock will be made in a manner such that it will be intended that the conversion of a Privateer Class 3 option will not constitute a “modification” of such Privateer Class 3 option.

The “option exchange ratio” is equal to the Total Merger Consideration, less the escrow amount, divided by the Privateer Exchange Shares. “Cash-Out Options Allocation” means the allocation of the Individual Option Cash Consideration (as defined in the merger agreement), with respect to each grant of in-the-money options (with the grants of in-the-money options with the lowest exercise price being allocated the Individual Option Cash Consideration and cashed out and cancelled first, in ascending order by exercise price until all of the Individual Option Cash Consideration is exhausted), the aggregate number of in-the-money options, per grant, equal to the lesser of (i) the total number of options in that grant to which a portion of Individual Option Cash Consideration has not yet been allocated and (ii) the quotient of (A) the Individual Option Cash Consideration payable to that optionholder and not yet allocated, divided by (B) the Option FMV (as defined in the merger agreement) less the applicable exercise price for such grant.

Prior to the closing of the merger, Privateer has the option to effect the cancellation and termination of each Privateer option to purchase Privateer capital stock with a per share exercise price that is equal to or greater than $27.00. In consideration for such cancellation and termination, the holder of such option will be entitled to receive one-half of a share of Privateer Class 1 common stock or Privateer Class 3 common stock, as applicable, (rounded down to the nearest whole share) for each share of Privateer common stock subject to such terminated option. The cancellation of each such option and the receipt of such consideration will be conditioned on the holder having first executed an option cancellation agreement.

In addition, pursuant to the merger agreement, at the effective time, any restricted share of Privateer common stock that will be converted into the right to receive shares of Tilray common stock will remain subject to the same restrictions, which will continue in full force and effect and the vesting schedule and other provisions of such Privateer restricted shares shall otherwise remain unchanged.

Conditions to the Completion of the Merger (see page 97)

To consummate the merger, Tilray’s stockholders must approve Proposal Nos. 1 and 2. Additionally, Privateer’s stockholders must (i) adopt and approve the merger agreement and the transactions contemplated thereby, (ii) adopt and approve the amended and restated certificate of incorporation of Privateer, (iii) acknowledge that the approval given is irrevocable and that the approving Privateer stockholders are aware of their rights to demand appraisal for their shares pursuant to Section 262 of the DGCL, and that the approving Privateer stockholders have received and read a copy of Section 262 of the DGCL, which is included as Annex D in this proxy statement/prospectus/information statement, (iv) acknowledge that by their approval of the merger the approving Privateer stockholders are not entitled to appraisal rights with respect to their shares in connection with the merger and thereby waive any rights to receive payment of the fair value of their capital stock under the DGCL and (v) approve the conversion of the shares of each series of Privateer’s preferred Stock into shares of Privateer class 2 common stock immediately prior to the effective time.

In addition to obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the merger agreement, as described under the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement must be satisfied or waived.

Acquisition Proposals (see page 101)

The merger agreement provides that prior to the Tilray stockholders’ adoption and approval of Proposal Nos. 1 and 2, in response to an acquisition proposal, if the Tilray Board determines in good faith after consultation with its outside legal counsel that, based on the information then available and after consultation with its financial advisor, the acquisition proposal either constitutes a superior offer or could reasonably be expected to result in a superior offer, and that the failure to take such action could be inconsistent with the fiduciary duties of the Tilray Board to the stockholders of Tilray under applicable law, the Tilray Board may:

•	provide nonpublic information in response therefore (including nonpublic information regarding Tilray or any of its subsidiaries) to the person who made an acquisition proposal; and

•	participate in any discussions or negotiations with any person who makes an acquisition proposal regarding that acquisition proposal.

For a more complete description, see the section of this proxy statement captioned “The Merger—Acquisition Proposals.”

Change in Board Recommendation

At any time prior to the proper approval of Proposal Nos. 1 and 2 at the Tilray special meeting, the Tilray Board may withdraw or modify (or propose to withdraw or modify) its recommendation that Tilray’s stockholders vote “FOR” Proposal Nos. 1 and 2 in connection with a superior offer or certain intervening events.

Termination of the Merger Agreement (see page 103)

Either Tilray or Privateer can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.

Lock-up Agreements (see page 110)

The merger agreement requires that in order to be entitled to receive his, her, or its allocable portion of the Stock Merger Consideration each Privateer stockholder must deliver a stockholder lock-up agreement, and that each holder of Privateer options assumed by Tilray shall deliver an option assumption agreement, that in each case prohibits (except in limited circumstances) the transfer any shares of Tilray’s common stock or any security convertible into or exercisable or exchangeable for Tilray’s common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain options. In addition, it is a condition to Tilray’s obligations to close the merger that certain specified stockholders of Privateer, including Brendan Kennedy, Michael Blue, Christian Groh and Michael Auerbach, shall have delivered a stockholder lock-up agreement to Tilray prior to the closing of the merger.

The transfer restrictions under the stockholder lock-up agreement and the option assumption agreement apply to shares of Tilray issued as Stock Merger Consideration, less the number of any shares of Tilray issued as Stock Merger Consideration and sold by the signatory to such stockholder lock-up agreement or option assumption agreement in any permitted sale as of the first anniversary of the closing date of the merger. We refer to the securities subject to the transfer restrictions as applicable securities.

The restrictions on transfer commence at the effective time. On the first anniversary of the closing date of the merger, the transfer restrictions with respect to 50% of the applicable securities shall lapse (and all Cash Consideration Shares and other permitted sales of Stock Merger Consideration will be credited towards and deemed included in such 50% lapse). On the date that is two full trading days after the public dissemination of Tilray’s annual or quarterly financial results for each of the four quarters following the first anniversary of the closing date of the merger, the transfer restrictions with respect to 12.5% of the applicable securities shall lapse. The lapse of the restrictions shall apply equally to each class and type of applicable securities held by the applicable holder.

Tilray will only conduct a permitted sale to the extent that each applicable person who was a holder of Privateer capital stock as of immediately prior to the effective time shall have an opportunity to sell a portion of his, her or its merger consideration securities on a proportionate, pro rata basis relative to all other applicable former holders of Privateer capital stock as of immediately prior to the effective time.

Tilray may agree to conduct an Offering prior to the closing of the merger, or within a period after the closing date of the merger that is mutually agreeable to Tilray and Michael Blue, as stockholder representative under the merger agreement.

In addition, Tilray and Privateer have entered into a separate lock-up agreement, which we refer to as the Privateer lock-up agreement, that provides that if the merger agreement is terminated by either Tilray or Privateer because Privateer has not obtained the requisite written consent from Privateer’s stockholders within 15 business days of the registration statement of which this proxy statement/prospectus/information statement is a part becoming effective, then Privateer shall not transfer its Tilray common stock for 135 days from the termination date. The merger agreement requires that, within three months of the expiration date of the Privateer lock-up agreement, Privateer reimburse Tilray for its reasonable out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum amount of $3,000,000.

However, if the merger agreement is terminated pursuant to any other provision of the merger agreement, including for a failure of the merger to occur by March 9, 2020, then, following the termination, sales in the public market of a substantial number of the shares of Tilray’s common stock currently held by Privateer could occur at any time. These sales or distributions by Privateer, or the market perception that the holders of a large number of shares of Tilray’s Class 2 common stock, or shares of Tilray’s Class 1 common stock which are convertible into Class 2 common stock on a one-for-one basis, intend to sell Tilray’s Class 2 common stock, could significantly reduce the market price of Tilray’s Class 2 common stock. If the merger does not close, Tilray cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of Tilray’s Class 2 common stock.

Support Agreements

In connection with the execution of the merger agreement, certain stockholders of Privateer entered into support agreements with Tilray and Privateer covering approximately 35.8% of the outstanding capital stock and 45.7% of the voting power of Privateer as of date of the merger agreement. The support agreements provide, among other things, that the Privateer stockholders party thereto will execute and deliver a written consent with respect to all of the shares of Privateer capital stock held by them in favor of (i) adopting and approving the merger agreement and the transactions contemplated thereby, (ii) adopting and approving the amended and restated certificate of incorporation of Privateer, (iii) acknowledging that each such stockholder’s approval is irrevocable and each such stockholder is aware of his rights to demand appraisal for his shares pursuant to Section 262 of the DGCL and that each such Stockholder has received and read a copy of Section 262 of the DGCL, (iv) acknowledging that by each such stockholder’s approval of the merger each such stockholder thereby waives any rights to receive payment of the fair value of his Privateer capital stock under the DGCL, and (v) the conversion of Privateer preferred stock into Privateer Class 2 common stock immediately prior to the effective time.

The support agreements prohibit transfers of Privateer capital stock, except for certain permitted transfers, including the permitted transfer of up to 10% of shares of Privateer capital stock held by the stockholder that is party thereto (excluding shares that will be converted into the right to receive Tilray Class 1 common stock) to any person who has not signed a support agreement, as long as such transfer is not part of a joint, concerted, coordinated, collective or group effort with any other person to market and sell, transfer or otherwise dispose of shares that are subject to a support agreement, and as long as the transferee executes and delivers a joinder to the support agreement.

Management Following the Merger (see page 147)

In connection with the merger, there will be no change to the executive officers of Tilray. Following the closing of the merger, Tilray’s executive officers will continue to be as follows:

Name	Age	Current Principal Affiliation
Brendan Kennedy	47	President, Chief Executive Officer and Director
Edward Wood Pastorius, Jr.	51	Chief Revenue Officer
Mark Castaneda	55	Chief Financial Officer and Treasurer
Andrew Pucher	36	Chief Corporate Development Officer

Interests of Certain Directors, Officers and Affiliates of Tilray and Privateer (see pages 77 and 79)

In considering the recommendation of the Tilray Board with respect to the issuance of common stock of Tilray pursuant to the merger agreement and the other matters to be acted upon by Tilray’s stockholders at the Tilray special meeting, Tilray’s stockholders should be aware that certain members of the Tilray Board and executive officers of Tilray have interests in the merger that may be different from, or in addition to, interests they have as Tilray’s stockholders.

Risk Factors (see page 24)

Both Tilray and Privateer are subject to various risks associated with their businesses and respective assets. In addition, the merger poses a number of risks to each company and its respective stockholders, including the possibility that the merger may not be completed and the following risks:

•	the merger is subject to approval of the merger agreement by Tilray’s stockholders and Privateer’s stockholders and failure to obtain these approvals would prevent the closing of the merger;

•	the merger may be completed even though certain events occur prior to the closing that materially and adversely affect Tilray or Privateer;

•

some Tilray and Privateer officers and directors have interests in the merger that are different from the respective stockholders of Tilray and Privateer and that may influence them to support or approve the merger without regard to the interests of the respective stockholders of Tilray and Privateer;

•	the market price of Tilray’s Class 2 common stock following the merger may decline as a result of the merger;

•

during the pendency of the merger, Privateer may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the merger agreement, which could adversely affect its business;

•

certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement;

•	if the conditions to the merger are not met, the merger will not occur;

•	the merger will involve substantial costs; and

•	litigation relating to the merger could require Tilray or Privateer to incur significant costs and suffer management distraction, and could delay or enjoin the merger.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” in this proxy statement/prospectus/information statement. Tilray and Privateer both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 84)

In the United States, Tilray must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Global Select Market, which we refer to as Nasdaq in connection with the issuance of shares of Tilray’s common stock and the filing of this proxy statement/prospectus/information statement with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus/information statement is a part has not become effective.

In connection with the acquisition of voting securities of Tilray pursuant to the merger, a certain Privateer stockholder, namely Brendan Kennedy, is required to use his commercially reasonable efforts to obtain all of the authorizations, approvals and consents as promptly as possible after the execution of the merger agreement, including, under foreign competition laws, with respect to the transactions contemplated by the merger agreement. As of the date hereof, the applicable authorizations, approvals and consents have yet to be granted.

Nasdaq Stock Market Listing (see page 89)

Prior to consummation of the merger, Tilray intends to file a listing application with Nasdaq pursuant to Nasdaq Stock Market LLC “business combination” rules. If such application is accepted, Tilray anticipates that Tilray’s common stock will continue to be listed on Nasdaq following the closing of the merger under the trading symbol “TLRY.”

Anticipated Accounting Treatment (see page 89)

The Merger will be accounted for as an equity reorganization of Tilray under which the shareholders of Privateer become direct shareholders of Tilray. Pursuant to the merger agreement, Privateer shareholders will exchange their shares in Privateer for shares in Tilray. At the time of the Merger, it is expected that Privateer’s only material assets are the 75,000,000 shares of Tilray Common Stock and that Privateer has no material liabilities which would be required to be disclosed in its financial statements.

Appraisal Rights (see page 89)

Holders of Tilray’s common stock are not entitled to appraisal rights in connection with the merger. Privateer’s stockholders are entitled to appraisal rights in connection with the merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the DGCL attached hereto as Annex D, and the section titled “The Merger—Appraisal Rights” in this proxy statement/prospectus/information statement.

Impact of the Merger on Tilray’s Amended and Restated 2018 Equity Incentive Plan

The options assumed in connection with the Merger as described herein and the grant of any additional options with respect to the share reserve under the Privateer Holdings, Inc. 2011 Equity Incentive Plan and the issuance of Tilray Class 2 common stock in connection with the exercise of either of those options will not reduce the number of shares available for issuance under Tilray’s Amended and Restated 2018 Equity Incentive Plan.

Comparison of Stockholder Rights (see page 171)

Both Tilray and Privateer are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Privateer’s stockholders will become stockholders of Tilray, and their rights will be governed by the DGCL, Tilray’s amended and restated bylaws and Tilray’s amended and restated certificate of incorporation, set forth in Annex B to this proxy statement/prospectus/information statement. The rights of Tilray’s stockholders contained in Tilray’s amended and restated certificate of incorporation and Tilray’s amended and restated bylaws differ from the rights of Privateer’s stockholders under Privateer’s amended and restated certificate of incorporation and Privateer’s bylaws, as more fully described under the section titled “Comparison of Rights of Holders of Tilray Stock and Privateer Stock” in this proxy statement/prospectus/information statement.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize Tilray’s consolidated historical financial data. The consolidated financial statements include the accounts of entities wholly owned by Tilray, Inc. The consolidated statements of net loss data for the years ended December 31, 2018, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2018 and 2017 are derived from Tilray’s consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement. The consolidated balance sheet data as of December 31, 2016 are derived from Tilray’s consolidated financial statements not included in this proxy statement/prospectus/information statement. The interim condensed consolidated balance sheet data as of June 30, 2019 and interim condensed consolidated statements of net loss data for the six months ended June 30, 2019 and 2018 are derived from Tilray’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement. Tilray’s historical results are not necessarily indicative of the results that may be expected in any future period and the results for the six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for the full year or any future period. You should read this data together with Tilray’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement and the section titled “Tilray Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year ended December 31,			Six months ended June 30,
	2018	2017	2016	2019	2018
	(dollars in thousands, except per share data)
Revenue	$43,130	$20,538	$12,644	$68,942	$17,552
Cost of sales	28,855	9,161	9,974	51,284	9,479

Gross margin	14,275	11,377	2,670	17,658	8,073

General and administrative expenses	29,033 (1)	7,499 (1)	4,299 (1)	29,262	9,487
Sales and marketing expenses	15,366	7,164	3,599	22,187	5,568
Depreciation and amortization expense	1,598 (1)	902 (1)	591 (1)	4,248	503
Stock-based compensation expense	20,988	139	94	12,891	5,632
Research and development expenses	4,264	3,171	1,136	2,576	1,614
Acquisition and integration expenses	676 (1)	—	—	6,888	—

Operating loss	(57,650)	(7,498)	(7,049)	(60,394)	(14,731)

Foreign exchange (gain) loss, net	7,234	(1,363)	(186)	(1,432)	2,504
Interest expense, net	9,110	1,686	1,019	17,331	913
Finance income from ABG Profit Participation Arrangement	—	—	—	(347)	—
Other income, net	(1,820)	(12)	1	(4,380)	(197)

Loss before income taxes	(72,174)	(7,809)	(7,883)	(71,566)	(17,951)

Deferred income tax recovery	(4,485)	—	—	(6,419)	—
Current income tax expense	34	—	—	207	63

Net loss	$(67,723)	$(7,809)	$(7,883)	$(65,354)	$(18,014)

Net loss per share—basic and diluted	$(0.82)	$(0.10)	$(0.11)	$(0.68)	$(0.24)
Weighted average shares used in computation of net loss per share—basic and diluted	83,009,656	75,000,000	75,000,000	96,037,142	75,000,000

(1)

General and administrative expenses, depreciation and amortization expense, and acquisition and integration expenses for the years ended December 31, 2018, 2017 and 2016 were reclassified to conform to the presentation for the six months ended June 30, 2019 and 2018. Specifically, depreciation and amortization expense and acquisition and integration expenses, which were formerly presented as part of general and administrative expenses, are now presented separately.

	As of December 31,			As of June 30,
	2018	2017	2016	2019
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$487,255	$2,323	$7,531	$184,551
Short-term investments	30,335	—	—	36,323
Inventory	16,211	7,421	4,103	75,317
Total assets	656,667	53,948	33,093	1,024,131
Convertible Notes, net of issuance cost	420,367	—	—	425,400
Total liabilities	459,014	58,800	30,565	663,964
Total stockholders’ equity (deficit)	197,653	(4,852)	2,528	360,167

Selected Historical Consolidated Financial Data of Privateer & Pro Forma Combined Financial Information

This proxy statement/prospectus/information statement does not include historical financial data of Privateer or pro forma combined financial information. In February 2019, Privateer distributed 100% of its ownership interest in its three other operating subsidiaries to its stockholders. As a result, (i) Privateer’s only material assets are the 75,000,000 shares of Tilray common stock described herein and (ii) Privateer has no liabilities which would be required to be disclosed in its financial statements. As of December 31, 2018, Privateer’s financial statements would include the consolidated results of these various operating entities; however, due to the distribution in February 2019, Tilray is not acquiring these operating subsidiaries in the merger. Privateer’s historical financial statements for these operating companies no longer have any bearing on the current status of Privateer or the going-forward operation of Tilray. As a result, neither historical financial data of Privateer nor pro forma combined financial information is being provided because such financial data is not meaningful to investors. We do not expect the merger will have an impact on the recognized assets, liabilities or equity in the financial statements of Tilray or on Tilray’s income statement.

RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with Tilray’s business because these risks may also affect the combined organization — these risks can be found under the heading “Risk Factors — Risks Related to Tilray” in this proxy statement/prospectus/information statement and in Tilray’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, and other documents Tilray has filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus/information statement. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Risks Related to the Merger

The merger is subject to approval of the merger agreement by Tilray’s stockholders and Privateer’s stockholders. Failure to obtain these approvals would prevent the closing of the merger.

Before the merger can be completed, the stockholders of each of Tilray and Privateer must approve the merger agreement. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger may materially adversely affect the timing and benefits that are expected to be achieved from the merger.

The merger may be completed even though certain events occur prior to the closing that materially and adversely affect Tilray or Privateer.

The merger agreement does not provide Privateer with the ability to refuse to complete the merger if there is a material adverse change with respect to the assets or business of Tilray.

The merger agreement provides that Tilray may refuse to complete the merger if there is any effect, change, event, circumstance, or development that is or would reasonably be expected to be materially adverse to the business, assets, or liabilities of Privateer and its subsidiaries, taken as a whole (including any effect, change, event, circumstance or development that is or would reasonably be expected to be materially adverse to the business, assets, or liabilities of Privateer or its subsidiaries taken as a whole but excluding the ownership of capital stock of Tilray).

If changes occur that are adverse to Tilray or Privateer, and Tilray and Privateer still complete the merger, the market price of the combined organization’s common stock may suffer. This in turn may reduce the benefits of the merger to the stockholders of Tilray, Privateer or both.

Some Tilray and Privateer officers and directors have interests in the merger that are different from the respective stockholders of Tilray and Privateer and that may influence them to support or approve the merger without regard to the interests of the respective stockholders of Tilray and Privateer.

Certain officers and directors of Tilray and Privateer participate in arrangements that provide them with interests in the merger that are different from the interests of the respective stockholders of Tilray and Privateer, including, among others, the continued service as an officer and/or director of the combined organization, continued indemnification, the potential ability to sell an increased number of shares of common stock of the combined organization in accordance with Rule 144 under the Securities Act of 1933, as amended, and the opportunity to sell a portion of his or her Stock Merger Consideration on a pro rata basis relative to all other applicable former Privateer stockholders in an Offering after the closing of the merger. For example, Mr. Kennedy, an executive officer and member of Tilray’s board, is also the Executive Chairman, member of the

Privateer Board and largest stockholder of Privateer, although Mr. Kennedy does not have voting or investment power with respect to the shares of Tilray common stock held by Privateer. In addition, Mr. Auerbach, a member of the Tilray Board, is also a member of the Privateer Board and a stockholder of Privateer, although Mr. Auerbach does not have voting or investment power with respect to the shares of Tilray common stock held by Privateer. Each of Mr. Kennedy and Mr. Auerbach will receive shares of Tilray common stock in the merger.

In addition, for example, certain of Privateer’s directors and executive officers have options, subject to vesting, to purchase shares of Privateer’s common stock which, at the closing of the merger, shall be converted into and become options to purchase shares of Tilray’s common stock, and all of Privateer’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the merger agreement. These interests, among others, may influence such executive officers and directors of Tilray and Privateer to support or approve the merger. For more information concerning the interests of Tilray’s and Privateer’s executive officers and directors, see the sections titled “The Merger—Interests of Tilray Directors and Executive Officers in the Merger” and “The Merger—Interests of Privateer Directors and Executive Officers in the Merger.”

Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

Prior to obtaining Tilray stockholder approval for the transactions contemplated by the merger agreement, Tilray may terminate the merger agreement in order to accept an unsolicited bona fide written acquisition proposal that is on terms and conditions that the Tilray Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by Privateer to amend the terms of the merger agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Tilray’s stockholders than the terms of the transactions contemplated by the merger agreement, which we refer to as a superior offer. In connection with a superior offer, the Tilray Board may also modify or withdraw its recommendation that the Tilray stockholders vote to approve the transactions contemplated by the merger agreement.

Prior to obtaining Tilray stockholder approval for the transactions contemplated by the merger agreement, in connection with certain material developments or events, the Tilray Board may modify or withdraw its recommendation that the Tilray stockholders vote to approve the transactions contemplated by the merger agreement if the Tilray Board determines in good faith, taking into account any written offer by Privateer to amend the terms of the merger agreement, after having consulted with its outside legal counsel, that, in light of the intervening event, a failure to modify or withdraw its recommendation could reasonably be expected to be inconsistent with the fiduciary duties of the Tilray Board to Tilray’s stockholders under applicable law.

The merger agreement does not permit Privateer to terminate the merger agreement in order to accept an offer from a third party to acquire Privateer or in connection with an intervening event. However, Privateer may terminate the merger agreement if at any time prior to the approval of the Tilray stockholders is obtained, the recommendation of the Tilray Board is withdrawn or modified (or proposed to be withdrawn or modified) in a manner adverse to Privateer.

If the conditions to the merger are not met, the merger will not occur.

Even if the merger is approved by the stockholders of Tilray and Privateer, specified conditions must be satisfied or waived to complete the merger. These conditions are set forth in the merger agreement and described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement. Tilray cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Tilray and Privateer each may lose some or all of the intended benefits of the merger.

The merger will involve substantial costs.

Tilray and Privateer have incurred and expect to continue to incur substantial costs and expenses relating directly to the merger, including fees and expenses payable to financial advisors, other professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. If the merger is not completed, Tilray and Privateer will have incurred substantial expenses for which no ultimate benefit will have been received by either company.

Litigation relating to the merger could require Tilray or Privateer to incur significant costs and suffer management distraction, and could delay or enjoin the merger.

Tilray and Privateer could be subject to demands or litigation related to the merger, whether or not the merger is consummated. Such actions may create uncertainty relating to the merger, or delay or enjoin the merger, and responding to such actions could divert management’s attention away from Tilray’s and/or Privateer’s business operations, as applicable.

Risks Related to Tilray

Risks Related to Tilray’s Medical Cannabis Business and the Medical Cannabis Industry

Tilray is dependent upon regulatory approvals and licenses for its Tilray’s ability to grow, process, package, store, sell and export medical cannabis and other products derived therefrom, and these regulatory approvals are subject to ongoing compliance requirements, reporting obligations and fixed terms requiring renewal.

Tilray’s ability to grow, process, package, store and sell dried cannabis and cannabis extracts, including both bottled oil and capsules, for medical purposes in Canada is dependent on Tilray’s current Health Canada licenses under the Cannabis Regulations, which we refer to as the CR, covering Tilray’s production facility at its Tilray North America Campus in Nanaimo, British Columbia, or Tilray Nanaimo. These licenses allow Tilray to produce dried cannabis and cannabis extracts at Tilray Nanaimo and to sell and distribute dried cannabis, bottled cannabis oil and encapsulated cannabis oil in Canada. They also allow Tilray to import and export medical cannabis raw material and products to and from specified jurisdictions around the world, subject to obtaining, for each specific shipment, an export approval from Health Canada and an import approval from the applicable regulatory authority in the country to or from which the export or import is being made. The CR licenses for Tilray Nanaimo are valid for fixed periods and will need to be renewed at the end of such periods.

Tilray also hold licenses under the CR covering its facilities in Enniskillen, London, and Leamington, Ontario which Tilray intends to use to service the adult-use market and support the medical market as needed. These licenses allow Tilray to produce, sell, and distribute cannabis and/or cannabis products in Canada. These licenses are valid for fixed periods and will need to be renewed at the end of such periods.

Tilray’s ability to operate in its facility at its Tilray European Union Campus located in Cantanhede, Portugal, or Tilray Portugal, is dependent on Tilray’s current authorization for the cultivation, import and export of cannabis and Tilray’s Good Manufacturing Practices, or GMP, certification by the Portuguese National Authority of Medicines and Health Products, or INFARMED, for manufacture of cannabis as an active pharmaceutical ingredient, and in the future will be dependent on Tilray’s pending authorization (assuming such authorization is approved) for the manufacture of finished cannabis products and GMP certification for manufacture of cannabis as a finished medicinal product. Tilray’s current authorization for cultivation, import and export of cannabis is valid for a single growing season at a time and notification to INFARMED is needed to renew the license for subsequent growing seasons. All licenses are subject to ongoing compliance and reporting requirements and renewal.

Tilray intends to apply for a sale license for finished cannabis oil products and dried cannabis products under the CR for Tilray’s facility in Leamington, Ontario. Any future medical cannabis production facilities that Tilray operates in Canada will also be subject to separate licensing requirements under the CR. Although Tilray believes that it will meet the requirements of the CR for future renewals of Tilray’s existing licenses, and grants of permits under such licenses, and to obtain corresponding licenses for future facilities in Canada, there can be no assurance that existing licenses will be renewed or new licenses obtained on the same or similar terms as Tilray’s existing licenses, nor can there be any assurance that Health Canada will continue to issue import or export permits on the same terms or on the same timeline, or that other countries will allow, or continue to allow, imports or exports.

Further, Tilray is subject to ongoing inspections by Health Canada to monitor Tilray’s compliance with its licensing requirements. Tilray’s existing licenses and any new licenses that Tilray may obtain in the future in Canada or other jurisdictions may be revoked or restricted at any time in the event that Tilray is found not to be in compliance. Should Tilray fail to comply with the applicable regulatory requirements or with conditions set out under its licenses, should Tilray’s licenses not be renewed when required, or be renewed on different terms, or should its licenses be revoked, Tilray may not be able to continue producing or distributing medical cannabis in Canada or other jurisdictions or to export medical cannabis outside of Canada or Portugal.

In addition, Tilray may be subject to enforcement proceedings resulting from a failure to comply with applicable regulatory requirements in Canada or other jurisdictions, which could result in damage awards, a suspension of Tilray’s existing approvals, a withdrawal of Tilray’s existing approvals, the denial of the renewal of Tilray’s existing approvals or any future approvals, recalls of products, product seizures, the imposition of future operating restrictions on Tilray’s business or operations or the imposition of civil, regulatory or criminal fines or penalties against Tilray, its officers and directors and other parties. These enforcement actions could delay or entirely prevent Tilray from continuing the production, testing, marketing, sale or distribution of its medical products and divert management’s attention and resources away from Tilray’s business operations.

The laws, regulations and guidelines generally applicable to the medical cannabis industry in Canada and other countries may change in ways that impact Tilray’s ability to continue its business as currently conducted or proposed to be conducted.

The successful execution of Tilray’s medical cannabis business objectives is contingent upon compliance with all applicable laws and regulatory requirements in Canada and other jurisdictions, including the requirements of the CR in Canada, and obtaining all other required regulatory approvals for the sale, import and export of Tilray’s medical cannabis products. The commercial medical cannabis industry is a relatively new industry in Canada and the CR is a regime that has only been in effect in its current form since October 2018. The effect of Health Canada’s administration, application and enforcement of the regime established by the CR on Tilray and its business in Canada, or the administration, application and enforcement of the laws of other countries by the appropriate regulators in those countries, may significantly delay or impact Tilray’s ability to participate in the Canadian medical cannabis market or medical cannabis markets outside Canada, to develop medical cannabis products and produce and sell these medical cannabis products.

Further, Health Canada or the regulatory authorities in other countries in which Tilray operates or to which Tilray exports its medical cannabis products may change their administration, interpretation or application of the applicable regulations or their compliance or enforcement procedures at any time. Any such changes could require Tilray to revise its ongoing compliance procedures, requiring Tilray to incur increased compliance costs and expend additional resources. There is no assurance that Tilray will be able to comply or continue to comply with applicable regulations.

Any failure on Tilray’s part to comply with applicable regulations could prevent Tilray from being able to carry on its business.

Health Canada inspectors routinely assess Tilray Nanaimo, High Park Farms, High Park Processing Facility, and High Park Gardens for compliance with applicable regulatory requirements. See the section titled “Tilray Business” in this proxy statement/prospectus/information statement for additional information regarding these operations. Tilray’s Portugal facilities will also be inspected for compliance by applicable regulators following completion of construction, and will be subject to certain ongoing inspections and audits once licensing is complete. Furthermore, the import of Tilray’s products into other jurisdictions, such as Germany and Australia, is subject to the regulatory requirements of the respective jurisdiction. Any failure by Tilray to comply with the applicable regulatory requirements could require extensive changes to its operations; result in regulatory or agency proceedings or investigations, increased compliance costs, damage awards, civil or criminal fines or penalties or restrictions on Tilray’s operations; and harm Tilray’s reputation or give rise to material liabilities or a revocation of Tilray’s licenses and other permits. There can be no assurance that any pending or future regulatory or agency proceedings, investigations or audits will not result in substantial costs, a diversion of management’s attention and resources or other adverse consequences to Tilray and its business.

Tilray’s ability to produce and sell its medical products in, and export its medical products to, other jurisdictions outside of Canada is dependent on compliance with additional regulatory and other requirements.

Tilray is required to obtain and maintain certain permits, licenses or other approvals from regulatory agencies in countries and markets outside of Canada in which Tilray operates, or to which Tilray exports, to produce or export to, and sell its medical products in, these countries, including, in the case of certain countries, the ability to demonstrate compliance with GMP standards. Tilray’s current certification of compliance with GMP standards for production at Tilray Nanaimo and any other GMP certification that Tilray may receive in the future subject Tilray, or will in the future subject Tilray, to extensive ongoing compliance reviews to ensure that Tilray continues to maintain compliance with GMP standards. There can be no assurance that Tilray will be able to continue to comply with these standards.

The continuation or expansion of Tilray’s international operations depends on Tilray’s ability to renew or secure necessary permits, licenses and other approvals. An agency’s denial of or delay in issuing or renewing a permit, license or other approval, or revocation or substantial modification of an existing permit, license or approval, could prevent Tilray from continuing its operations in, marketing efforts in, or exports to countries other than Canada. For example, Tilray Nanaimo’s current certification of GMP compliance must be renewed via re-inspection prior to October 2020, and Tilray’s failure to maintain such certification, or to comply with applicable industry quality assurance standards or receive similar regulatory certifications at any of Tilray’s other facilities, may prevent Tilray from continuing the expansion of its international operations. In addition, the export and import of medical cannabis is subject to United Nations treaties establishing country-by-country quotas and Tilray’s export and import permits are subject to these quotas which could limit the amount of medical cannabis Tilray can export to any particular country.

The long-term effect of the legalization of adult-use cannabis in Canada on the medical cannabis industry is unknown, and may have a significant negative effect upon Tilray’s medical cannabis business if its existing or future medical use customers decide to purchase products available in the adult-use market instead of purchasing medical use products from Tilray.

In June 2018, the government of Canada passed Bill C-45, or the Cannabis Act, the Canadian federal legislation allowing individuals over the age of 18 to legally purchase, process and cultivate limited amounts of cannabis for adult use in Canada. The Cannabis Act and accompanying regulations, the CR, became effective on October 17, 2018. As a result, individuals who previously relied upon the medical cannabis market to supply their medical cannabis and cannabis-based products may cease this reliance, and instead turn to the adult-use cannabis market to supply their cannabis and cannabis-based products. Factors that may influence this decision include the availability of product in each market, the price of medical cannabis products in relation to similar adult-use cannabis products, and the ease with which each market can be accessed in the individual provinces and territories of Canada. The impact of adult-use cannabis on the medical market is not yet ascertainable by Tilray given the newness of the adult-use market in Canada, and given industry-wide supply shortages in both the medical and adult-use markets.

A decrease in the overall size of the medical cannabis market as a result of the legal adult-use market in Canada may reduce Tilray’s medical sales and revenue prospects in Canada. Moreover, the CR regulation of cannabis for medical purposes is expected to be reviewed in light of the adult-use market. The effect on Tilray’s business, and the medical cannabis market in general, of such a review is uncertain.

There has been limited study on the effects of medical cannabis and future clinical research studies may lead to conclusions that dispute or conflict with Tilray’s understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis.

Research in regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids (such as CBD and THC) remains in relatively early stages. There have been few clinical trials on the benefits of cannabis or isolated cannabinoids conducted by Tilray or by others.

Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies Tilray has relied on, or could reach different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for Tilray’s products.

Tilray Nanaimo, High Park Farms, Tilray’s High Park Processing Facility and Tilray Portugal are expected to become integral to Tilray’s business and adverse changes or developments affecting any of these facilities may have an adverse impact on Tilray.

Currently, Tilray’s activities and resources are primarily focused on the operation of Tilray Nanaimo, High Park Farms, High Park Gardens and Tilray’s current licenses under the CR are specific to Tilray Nanaimo, High Park Farms, High Park Gardens, Tilray Portugal and Tilray’s High Park Processing Facility. Adverse changes or developments affecting these facilities, including, but not limited to, disease or infestation of Tilray’s crops, a fire, an explosion, a power failure, a natural disaster or a material failure of Tilray’s security infrastructure, could reduce or require Tilray to entirely suspend Tilray’s production of cannabis. A significant failure of Tilray’s site security measures and other facility requirements, including any failure to comply with regulatory requirements under the CR, could have an impact on Tilray’s ability to continue operating under its Health Canada licenses and Tilray’s prospects of renewing its Health Canada licenses, and could also result in a suspension or revocation of these Health Canada licenses. As Tilray produces much of its medical cannabis products in Tilray Nanaimo, any event impacting Tilray’s ability to continue production at Tilray Nanaimo, or requiring Tilray to delay production, would prevent Tilray from continuing to operate its business until operations at Tilray Nanaimo could be resumed, or until Tilray was able to commence production at another facility.

Tilray expects to expand Tilray Nanaimo, High Park Farms, and Tilray’s High Park Processing Facility, and the Tilray Portugal facilities. Tilray is also contemplating expanding its newly acquired High Park Gardens facility. Tilray expects that expanded and additional facilities will significantly increase its cultivation, growing, processing and distribution capacity; however, development impediments such as construction delays or cost over-runs in respect to the development of these facilities, howsoever caused, could delay or prevent Tilray’s ability to produce cannabis at these facilities. It is also possible that the final costs of the major equipment contemplated by Tilray’s capital expenditure program relating to the development of Tilray’s High Park Farms, Tilray’s High Park Processing Facility and Tilray Portugal may be significantly greater than anticipated, in which circumstance Tilray may be required to curtail, or extend the timeframes for completing, such capital expenditure plans which would reduce its production capacity.

Tilray has periodically procured cannabis from other CR sources to supplement internal production, which, during 2018, 2017 and 2016 represented approximately twenty-six, five, and two percent, respectively, of Tilray’s total production. If Tilray is unsuccessful in scaling operations at its facilities, Tilray may need to continue to procure cannabis from third parties, likely at a higher price than Tilray’s own cost to produce, which would have a negative impact on gross margin.

The medical cannabis industry and market are relatively new, and this industry and market may not continue to exist or develop as anticipated or Tilray may ultimately be unable to succeed in this industry and market.

Tilray is operating its current business in a relatively new medical cannabis industry and market, and its success depends on Tilray’s ability to attract and retain patients. In addition to being subject to general business risks applicable to a business involving an agricultural product and a regulated consumer product, Tilray needs to continue to build brand awareness of its Tilray brand in the medical cannabis industry and make significant investments in its business strategy and production capacity. These investments include introducing new products into the markets in which Tilray operates, adopting quality assurance protocols and procedures, building Tilray’s international presence and undertaking regulatory compliance efforts. These activities may not promote Tilray’s medical products as effectively as intended, or at all, and Tilray expects that its competitors will undertake similar investments to compete with Tilray for market share. Competitive conditions, consumer preferences, regulatory conditions, patient requirements, healthcare practitioner prescribing practices, and spending patterns in this industry and market are relatively unknown and may have unique characteristics that differ from other existing industries and markets and that cause Tilray’s efforts to further its business to be unsuccessful or to have undesired consequences. As a result, Tilray may not be successful in its efforts to attract and retain patients or to develop new medical cannabis products and produce and distribute these medical cannabis products to the markets in which Tilray operates or to which Tilray exports in time to be effectively commercialized, or these activities may require significantly more resources than Tilray currently anticipates in order to be successful.

Tilray competes for market share with other companies, including other producers licensed by Health Canada, some of which have longer operating histories and more financial resources and manufacturing and marketing experience than Tilray has.

Tilray faces, and it expects to continue to face, intense competition from other licensees under the CR, which we refer to as licensed producers, and other potential competitors, some of which have longer operating histories and more financial resources and manufacturing and marketing experience than Tilray has. In addition, it is possible that the medical cannabis industry will undergo consolidation, creating larger companies with financial resources, manufacturing and marketing capabilities and product offerings that are greater than Tilray’s. As a result of this competition, Tilray may be unable to maintain its operations or develop them as currently proposed, on terms Tilray considers acceptable, or at all.

There are currently hundreds of applications for licensed producer status being processed by Health Canada. The number of licenses granted and the number of licensed producers ultimately authorized by Health Canada could have an adverse impact on Tilray’s ability to compete for market share in Canada’s medical cannabis industry. Tilray expects to face additional competition from new market entrants that are granted licenses under the CR or existing license holders that are not yet active in the industry. If a significant number of new licenses are granted by Health Canada, Tilray may experience increased competition for market share and may experience downward price pressure on Tilray’s medical cannabis products as new entrants increase production.

In addition, the CR permits patients in Canada to produce a limited amount of cannabis for their own medical purposes or to designate a person to produce a limited amount of cannabis on their behalf for such purposes. Widespread reliance upon this allowance could reduce the current or future consumer demand for Tilray’s medical cannabis products.

If the number of users of cannabis for medical purposes in Canada increases, the demand for products will increase. This could result in the competition in the medical cannabis industry becoming more intense as current and future competitors begin to offer an increasing number of diversified medical cannabis products. Conversely, if there is a contraction in the medical market for cannabis in Canada, resulting from the legalization of adult-use cannabis or otherwise, competition for market share may increase. To remain competitive, Tilray intends to continue to invest in research and development and sales and patient support; however, Tilray may not have sufficient resources to maintain research and development and sales and patient support efforts on a competitive basis.

In addition to the foregoing, the legal landscape for medical cannabis use is changing internationally. Tilray has operations outside of Canada, which may be affected as other countries develop, adopt and change their medical cannabis laws. Increased international competition, including competition from suppliers in other countries who may be able to produce at lower cost, and limitations placed on Tilray by Canadian or other regulations, might lower the demand for Tilray’s medical cannabis products on a global scale.

The illicit supply of cannabis and cannabis-based products may reduce Tilray’s sales and impede its ability to succeed in the medical and adult-use cannabis markets.

In addition to competition from licensed producers and those able to produce cannabis legally without a license, Tilray also faces competition from unlicensed and unregulated market participants, including illegal dispensaries and black market suppliers selling cannabis and cannabis-based products in Canada.

Despite the legalization of medical and adult-use cannabis in Canada, black market operations remain abundant and are a substantial competitor to Tilray’s business. In addition, illegal dispensaries and black market participants may be able to (i) offer products with higher concentrations of active ingredients that are either expressly prohibited or impracticable to produce under current Canadian regulations, and (ii) use delivery methods, including edibles, concentrates and extract vaporizers, that Tilray is currently prohibited from offering to individuals in Canada, (iii) brand products more explicitly, and (iv) describe/discuss intended effects of products. As these illicit market participants do not comply with the regulations governing the medical and adult-use cannabis industry in Canada, their operations may also have significantly lower costs.

As a result of the competition presented by the black market for cannabis, any unwillingness by consumers currently utilizing these unlicensed distribution channels to begin purchasing from licensed producers for any reason or any inability or unwillingness of law enforcement authorities to enforce laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products could (i) result in the perpetuation of the black market for cannabis, (ii) adversely affect Tilray’s market share, and (iii) adversely impact the public perception of cannabis use and licensed cannabis producers and dealers, all of which would have a materially adverse effect on Tilray’s business, operations and financial condition.

Risks Related to Tilray’s Adult-Use Cannabis Business and the Adult-Use Cannabis Industry in Canada

The adult-use cannabis industry, and the regulations governing this industry, may develop in a way that is significantly different from Tilray’s current expectations, resulting in Tilray’s decreased ability, or inability, to compete in this market and industry.

The Cannabis Act allows for regulated and restricted access to cannabis for recreational adult use in Canada. Tilray operates a part of its business in the adult-use cannabis industry and market.

There is no assurance that the adult-use cannabis industry, and the regulations governing this industry, will continue to develop as anticipated. There are and will be significant restrictions on the marketing, branding, product formats, product composition, packaging, and distribution channels allowed under the Cannabis Act, which may reduce the value of certain of Tilray’s products and brands or negatively impact Tilray’s ability to compete with other companies in the adult-use cannabis market. For instance, adult-use legislation includes a requirement for health warnings on product packaging, the limited ability to use logos and branding (only one brand name and one brand element per package), restrictions on packaging itself, and restrictions on types and avenues of marketing; further, amended regulations governing the production and sale of topicals, edibles and extracts, which are expected to come in force on October 17, 2019, impose considerable restrictions on product composition, labeling, and packaging in addition to being subject to similar marketing restrictions as existing form factors. Additional marketing restrictions have been imposed by some provinces and territories and are subject to changing interpretation without notice. Tilray is reasonably certain that Tilray will continue to be able to adapt Tilray’s licensed brands and products to satisfy these restrictions and to package and successfully distinguish these brands in the marketplace while remaining compliant with applicable laws (including all provincial legislation); however further provincial or other legislation containing additional restrictions, such as a complete ban on marketing, may impact Tilray’s ability to do so. Such additional restrictions may impair Tilray’s ability to develop its adult-use brands, and a complete ban on marketing or additional product restrictions imposed under future regulations, may make it uneconomic or unfeasible for Tilray to introduce its entire portfolio of brands and products into the Canadian market, which means that Tilray will be unable to reap the full benefit of the exclusive rights Tilray has secured to such brands and products or launch new products. Further, each province and territory of Canada has the ability to separately regulate the distribution of cannabis within such province or territory, and the rules (including associated regulations) adopted by these provinces or territories vary significantly. Furthermore, some provinces and territories impose significant restrictions on Tilray’s ability to merchandise products; for example, some provinces impose restrictions on investment in retailers or distributors and their employees as well as on Tilray’s ability to negotiate for preferential retail space or in-store marketing. Such variance may make participation in the adult-use cannabis market uneconomic or of limited economic benefit for Tilray in those provinces or territories and could result in significant additional compliance or other costs and limitations on Tilray’s ability to compete successfully in each such market.

Any failure on Tilray’s part to comply with supplier standards established by provincial or territorial distributors could prevent Tilray from accessing certain markets in Canada.

Government-run provincial and territorial distributors in Canada require suppliers to meet certain service and business standards, and routinely assess for compliance with such standards. Any failure by Tilray to comply with such standards could result in Tilray being downgraded or disqualified as a supplier, and would severely impede or eliminate Tilray’s ability to access certain markets within Canada.

The adult-use cannabis market in Canada may experience supply fluctuations resulting in revenue and price decreases.

As a result of the legalization of adult cannabis use in Canada, the demand for cannabis may dramatically increase. Licensed producers, and others licensed to produce cannabis under the Cannabis Act, may not be able to produce enough cannabis to meet adult-use demand. This may result in lower than expected sales and revenues and may result in increased competition for sales and sources of supply. This competition may adversely affect Tilray’s adult-use business and there is no guarantee that Tilray will be able to supply or acquire the supply, on commercially reasonable terms or at all, to meet the demand for medical and adult-use cannabis.

In response to this surge in demand for cannabis, Tilray and other cannabis producers in Canada may produce more cannabis than is needed to satisfy the collective demand of the Canadian medical and adult-use markets, and Tilray may be unable to export that oversupply into other markets where cannabis use is fully legal under all federal and state or provincial laws. As a result, the available supply of cannabis could exceed demand, resulting in a significant decline in the market price for cannabis. If this were to occur, there is no assurance that Tilray would be able to generate sufficient revenue from the sale of adult-use cannabis to result in profitability.

The adult-use cannabis industry and market in Canada is subject to many of the same risks as the medical cannabis industry and market, including risks related to Tilray’s need for regulatory approvals, the early status and uncertain growth of this industry and the competition Tilray expects to face in this industry.

The adult-use cannabis industry and market in Canada is subject to certain risks that are unique to this industry, as well as the risks that are currently applicable to the medical cannabis industry, which are described under the heading above titled “Risk Factors-Risks Related to Tilray’s Medical Cannabis Business and the Medical Cannabis Industry.”

If any of these shared risks occur, Tilray’s business, financial condition, results of operations and prospects could be adversely affected in a number of ways, including by Tilray’s not being able to successfully compete in the adult-use cannabis industry and by Tilray’s being subject to fines, damage awards and other penalties as a result of regulatory infractions or other claims brought against Tilray.

Tilray may be unsuccessful in competing in the legal adult-use cannabis market in Canada.

Tilray’s Canadian adult-use business faces enhanced competition from other licensed producers and those individuals and corporations who are licensed under the Cannabis Act to participate in the adult-use cannabis industry. The Cannabis Act has established a licensing regime for the production, testing, packaging, labelling, delivery, transportation, sale, possession and disposal of cannabis for adult use. While holders of licenses relating to medical cannabis under the ACMPR, including Tilray, have automatically been licensed under the Cannabis Act for these activities, other individuals and corporations are able to apply for such licenses.

Moreover, the Cannabis Act allows individuals to cultivate, propagate, harvest and distribute up to four cannabis plants per household, provided that each plant meets certain requirements. If Tilray is unable to effectively compete with other suppliers to the adult-use cannabis market, or a significant number of individuals take advantage of the ability to cultivate and use their own cannabis, Tilray’s success in the adult-use business may be limited and may not fulfill the expectations of management.

Tilray will also face competition from existing licensed producers and other producers licensed under the Cannabis Act. Certain of these competitors have significantly greater financial, production, marketing, research and development, and technical and human resources than Tilray does. As a result, Tilray’s competitors may be more successful than it in gaining market penetration and market share. Tilray’s commercial opportunity in the adult-use market could be reduced or eliminated if Tilray’s competitors produce and commercialize products for the adult-use market that, among other things, are safer, more effective, more convenient or less expensive than the products that Tilray may produce, have greater sales, marketing and distribution support than Tilray’s products, enjoy enhanced timing of market introduction and perceived effectiveness advantages over Tilray’s products and receive more favorable publicity than Tilray’s products. If Tilray’s adult-use products do not achieve an adequate level of acceptance by the adult-use market, Tilray may not generate sufficient revenue from these products, and its adult-use business may not become profitable.

General Business Risks and Risks Related to Tilray’s Financial Condition and Operations

Tilray has a limited operating history and a history of net losses, and Tilray may not achieve or maintain profitability in the future.

Tilray began operating in 2014 and has yet to generate a profit. Tilray generated net losses of $35.1 million and $65.4 million for the three and six months ended June 30, 2019, respectively, compared to $12.8 million and $18.0 million, respectively in 2018. Tilray’s accumulated deficit was $173.5 million and $108.2 million as of June 30, 2019 and December 31, 2018, respectively. Tilray intends to continue to expend significant funds to increase its growing capacity, complete strategic mergers and acquisitions, invest in research and development, expand its marketing and sales operations to increase Tilray’s base of registered patients and meet the increased compliance requirements associated with its transition to and operation as a public company. As Tilray continues to grow, Tilray expects the aggregate amount of these expenses will also continue to grow.

Tilray’s efforts to grow its business may be more costly than Tilray expects and Tilray may not be able to increase its revenue enough to offset higher operating expenses. Tilray may incur significant losses in the future for a number of reasons, including as a result of unforeseen expenses, difficulties, complications and delays, the other risks described in this proxy statement/prospectus/information statement and other unknown events. The amount of future net losses will depend, in part, on the growth of Tilray’s future expenses and Tilray’s ability to generate revenue. If Tilray continues to incur losses in the future, the net losses and negative cash flows incurred to date, together with any such future losses, will have an adverse effect on Tilray’s stockholders’ equity and working capital. Because of the numerous risks and uncertainties associated with producing cannabis products, as outlined herein, Tilray is unable to accurately predict when, or if, Tilray will be able to achieve profitability. Even if Tilray achieves profitability in the future, Tilray may not be able to sustain profitability in subsequent periods. If Tilray is unable to achieve and sustain profitability, the market price of Tilray’s Class 2 common stock may significantly decrease and Tilray’s ability to raise capital, expand Tilray’s business or continue its operations may be impaired.

Tilray is exposed to risks relating to the laws of various countries as a result of Tilray’s international operations.

Tilray currently conducts operations in multiple countries and plan to expand these operations. As a result of Tilray’s operations, Tilray is exposed to various levels of political, economic, legal and other risks and uncertainties associated with operating in or exporting to these jurisdictions. These risks and uncertainties include, but are not limited to, changes in the laws, regulations and policies governing the production, sale and use of cannabis and cannabis-based products, political instability, currency controls, fluctuations in currency exchange rates and rates of inflation, labor unrest, changes in taxation laws, regulations and policies, restrictions on foreign exchange and repatriation and changing political conditions and governmental regulations relating to foreign investment and the cannabis business more generally.

Changes, if any, in the laws, regulations and policies relating to the advertising, production, sale and use of cannabis and cannabis-based products or in the general economic policies in these jurisdictions, or shifts in political attitude related thereto, may adversely affect the operations or profitability of Tilray’s international operations in these countries. As Tilray explores novel business models, such as global co-branded products, cannabinoid clinics and cannabis retail, international regulations will become increasingly challenging to manage. Specifically, Tilray’s operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on advertising, production, price controls, export controls, controls on currency remittance, increased income taxes, restrictions on foreign investment, land and water use restrictions and government policies rewarding contracts to local competitors or requiring domestic producers or vendors to purchase supplies from a particular jurisdiction. Failure to comply strictly with applicable laws, regulations and local practices could result in additional taxes, costs, civil or criminal fines or penalties or other expenses being levied on Tilray’s international operations, as well as other potential adverse consequences such as the loss of necessary permits or governmental approvals.

Furthermore, although Tilray has begun production at Tilray Portugal with a view toward facilitating exports of Tilray’s cannabis products to countries in the European Union, which we refer to as the EU, from Portugal rather than from Canada, there is no assurance that these EU countries will authorize the import of Tilray’s cannabis products from Portugal, or that Portugal will authorize or continue to authorize such exports, or that such exports will provide Tilray with advantages over Tilray’s current EU export strategy. Each country in the EU (or elsewhere) may impose restrictions or limitations on imports that require the use of, or confer significant advantages upon, producers within that particular country. As a result, Tilray may be required to establish production facilities similar to Tilray Portugal in one or more countries in the EU where Tilray wishes to distribute its cannabis products in order to take advantage of the favorable legislation offered to producers in these countries.

Tilray plans to expand its business and operations into jurisdictions outside of the current jurisdictions where Tilray conducts business, and there are risks associated with doing so.

Tilray plans in the future to expand its operations and business into jurisdictions outside of the jurisdictions where Tilray currently carries on business. There can be no assurance that any market for Tilray’s products will develop in any such jurisdiction. Tilray may face new or unexpected risks or significantly increase its exposure to one or more existing risk factors, including economic instability, new competition, changes in laws and regulations, including the possibility that Tilray could be in violation of these laws and regulations as a result of such changes, and the effects of competition. These factors may limit Tilray’s capability to successfully expand its operations in, or export Tilray’s products to, those other jurisdictions.

Tilray’s business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject Tilray to claims or otherwise harm its business.

Tilray is subject to a variety of laws in the United States, Canada and elsewhere. In the United States, despite cannabis having been legalized at the state level for medical use in many states and for adult use in a number of states, cannabis continues to be categorized as a Schedule I controlled substance under the federal Controlled Substances Act, or the CSA, and subject to the Controlled Substances Import and Export Act, or the CSIEA. Hemp and marijuana both originate from the Cannabis sativa plant and cannabidiol (“CBD”) is a constituent of both. “Marihuana” or “marijuana” is defined in the CSA as a Schedule I controlled substance, whereas “Hemp” is essentially any parts of the Cannabis sativa plant that have not been determined to be marijuana. Pursuant to the Agriculture Improvement Act of 2018, or the Farm Bill, “hemp,” or cannabis and cannabis derivatives containing no more than 0.3% of tetrahydrocannabinol (“THC”), is now excluded from the statutory definition of “marijuana” and, as such, is no longer a Schedule I controlled substance under the CSA. Tilray’s activity in the United States is limited to (a) certain corporate and administrative services, including accounting, legal and creative services, (b) supply of study drug for clinical trials under DEA and FDA authorization, and (c) in the near future, participation in the market for hemp-derived CBD products; except as described above, Tilray does not produce or distribute cannabis products in the United States. Therefore, Tilray believes that it is not subject to the CSA or CSIEA.

Tilray has commercialized in the United States a variety of products containing hemp, which might include certain cannabinoids including CBD, but would exclude THC at amounts more than 0.3%. While the Farm Bill exempted hemp and hemp derived products from the CSA, any such product commercialization will be subject to various laws, including the Farm Bill, the Federal Food, Drug and Cosmetic Act, or the FD&CA, the Dietary Supplement Health and Education Act, or DSHEA, applicable state and/or local laws, and FDA regulations. The FDA has stated in guidance and other public statements that it is prohibited from selling a food, beverage or dietary supplement to which THC or CBD has been added. While the FDA does not have a formal policy of enforcement discretion with respect to any products with added CBD, the agency has stated that its primary focus for enforcement centers on products that put the health and safety of consumers at risk, such as those claiming to prevent, diagnose, mitigate, treat, or cure diseases in the absence of requisite approvals. While the agency’s enforcement to date has therefore been limited to products containing CBD and that make drug-like claims, there is the risk that the FDA could expand its enforcement activities and require us to alter Tilray’s marketing for Tilray’s hemp-derived CBD products or cease distributing them altogether. Nevertheless, the regulation of hemp and CBD in the United States has been a constantly evolving and changing landscape, with changes in federal and state legislation and regulation occurring on a frequent basis. Violations of applicable FDA and other laws could result in warning letters, significant fines, penalties, administrative sanctions, injunctions, convictions or settlements arising from civil proceedings.

Tilray is further subject to a variety of laws and regulations in the United States, Canada and elsewhere that prohibit money laundering, including the Proceeds of Crime and Terrorist Financing Act (Canada) and the Money Laundering Control Act (United States), as amended, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by governmental authorities in the United States, Canada or any other jurisdiction in which Tilray has business operations or to which Tilray exports. Although Tilray believes that none of Tilray’s activities implicate any applicable money laundering statutes, in the event that any of Tilray’s business activities, any dividends or distributions therefrom, or any profits or revenue accruing thereby are found to be in violation of money laundering statutes, such transactions may be viewed as proceeds of crime under one or more of the statutes described above or any other applicable legislation, and any persons, including such U.S.-based investors, found to be aiding and abetting Tilray in such violations could be subject to liability. Any violations of these laws, or allegations of such violations, could disrupt Tilray’s operations, involve significant management distraction and involve significant costs and expenses, including legal fees. Tilray could also suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures.

Tilray is required to comply concurrently with federal, state or provincial, and local laws in each jurisdiction where Tilray operates or to which Tilray exports its products.

Various federal, state or provincial and local laws govern Tilray’s business in the jurisdictions in which Tilray operates or proposes to operate, or to which Tilray exports or propose to export its products, including laws and regulations relating to health and safety, conduct of operations and the production, management, transportation, storage and disposal of Tilray’s products and of certain material used in its operations. Compliance with these laws and regulations requires concurrent compliance with complex federal, provincial or state and local laws. These laws change frequently and may be difficult to interpret and apply. Compliance with these laws and regulations requires the investment of significant financial and managerial resources, and a determination that Tilray is not in compliance with these laws and regulations could harm Tilray’s brand image and business. Moreover, it is impossible for Tilray to predict the cost or effect of such laws, regulations or guidelines upon its future operations. Changes to these laws or regulations could negatively affect Tilray’s competitive position within its industry and the markets in which Tilray operates, and there is no assurance that various levels of government in the jurisdictions in which Tilray operates will not pass legislation or regulation that adversely impacts its business.

U.S. regulations relating to hemp-derived CBD products are unclear and rapidly evolving.

Tilray’s intent to participate in the market for hemp-derived CBD products in the United States and elsewhere may require Tilray to employ novel approaches to existing regulatory pathways. Although the passage of the Farm Bill in December 2018 legalized the cultivation of hemp in the United States to produce products containing CBD and other non-THC cannabinoids, it remains unclear how the FDA will regulate this industry, and whether and when the FDA will propose or implement new or additional regulations. On May 31, 2019, the FDA held a public hearing to obtain scientific data and information about the safety, manufacturing, product quality, marketing, labeling, and sale of products containing cannabis or cannabis-derived compounds, including CBD. The FDA has also formed an internal working group to evaluate the potential pathways to market for CBD products. It remains unclear how CBD products will be regulated by the agency going forward.

In addition, such products may be subject to regulation at the state or local levels. The Farm Bill created a pathway under which hemp and its derivatives are exempted from the definition of marijuana and, therefore, they are no longer at risk to be deemed a Schedule I controlled substance under the CSA and are protected from interference in interstate commerce. Notwithstanding the ongoing implementation of those provisions of the Farm Bill, state and local authorities have issued their own restrictions on the cultivation or sale of hemp or hemp-derived CBD. This includes laws that ban the cultivation or possession of hemp or any other plant of the cannabis genus and derivatives thereof, such as CBD. State regulators may take enforcement action against food and dietary supplement products that contain CBD, or enact new laws or regulations that prohibit or limit the sale of such products. Unforeseen regulatory obstacles or compliance costs may hinder Tilray’s ability to successfully compete in the market for such products.

Tilray may seek to enter into strategic alliances, or expand the scope of currently existing relationships, with third parties that Tilray believes will have a beneficial impact on Tilray, and there are risks that such strategic alliances or expansions of Tilray’s currently existing relationships may not enhance its business in the desired manner.

Tilray currently has, and may expand or reduce the scope of, and may in the future enter into, strategic alliances with third parties that Tilray believes will complement or augment its existing business. Examples of such strategic alliances include Tilray’s agreement with Sandoz AG, joint venture with AB InBev and partnership with ABG. Tilray’s ability to complete further strategic alliances is dependent upon, and may be limited by, among other things, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance Tilray’s business and may involve risks that could adversely affect Tilray, including the investment of significant amounts of management time that may be diverted from operations in order to pursue and complete such transactions or maintain such strategic alliances. Tilray may become dependent on its strategic partners and actions by such partners could harm Tilray’s business. Future strategic alliances could result in the incurrence of debt, costs and contingent liabilities, and there can be no assurance that future strategic alliances will achieve, or that Tilray’s existing strategic alliances will continue to achieve, the expected benefits to Tilray’s business or that Tilray will be able to consummate future strategic alliances on satisfactory terms, or at all.

Tilray may not be able to successfully identify and execute future acquisitions or dispositions or to successfully manage the impacts of such transactions on Tilray’s operations.

Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) the potential disruption of Tilray’s ongoing business, (ii) the distraction of management away from the ongoing oversight of Tilray’s existing business activities, (iii) incurring additional indebtedness, (iv) the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated, (v) an increase in the scope and complexity of Tilray’s operations, and (vi) the loss or reduction of control over certain of Tilray’s assets. Material acquisitions have been and may continue to be material to Tilray’s business strategy. There is no guarantee that acquisitions, such as Four20, High Park Gardens and Manitoba Harvest, will be accretive.

The existence of one or more material liabilities of an acquired company that are unknown to Tilray at the time of acquisition could result in Tilray’s incurring those liabilities. A strategic transaction may result in a significant change in the nature of Tilray’s business, operations and strategy, and Tilray may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into Tilray’s operations.

Tilray is subject to risks inherent in an agricultural business, including the risk of crop failure.

Tilray grows cannabis, which is an agricultural process. As such, Tilray’s business is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, insects, plant diseases and similar agricultural risks. Although Tilray currently grows its products indoors under climate controlled conditions, Tilray is developing outdoor operations and there can be no assurance that natural elements, such as insects and plant diseases, will not entirely interrupt Tilray’s production activities or have an adverse effect on its business.

Tilray depends on certain significant customers for a substantial portion of its revenue. If Tilray fails to retain or expand its customer relationships or if a significant customer were to terminate its relationship with Tilray or reduce its purchases, Tilray’s revenue could decline significantly.

Three customers accounted 15%, 11%, and 10% of Tilray’s revenue, respectively, for the three months ended June 30, 2019. Two customers accounted for 13% and 11% of Tilray’s revenue, respectively, for the six months ended June 30, 2019. One customer accounted for 36% and 31% of Tilray’s revenue for the three and six months ended June 30, 2018. Tilray believes that its operating results for the foreseeable future will continue to depend on sales from a small number of customers. These customers have no purchase commitments and may cancel, change or delay purchases with little or no notice or penalty. As a result of this customer concentration, Tilray’s revenue could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of these customers or any other significant customers. In the future, these customers may decide to purchase less product from Tilray than it has in the past, may alter purchasing patterns at any time with limited notice, or may decide not to continue to purchase Tilray’s products at all, any of which could cause Tilray’s revenue to decline materially and materially harm Tilray’s financial condition and results of operations. If Tilray is unable to diversify its customer base, Tilray will continue to be susceptible to risks associated with customer concentration.

Tilray may be unable to attract or retain key personnel with sufficient experience in the cannabis industry, and Tilray may be unable to attract, develop and retain additional employees required for Tilray’s development and future success.

Tilray’s success is largely dependent on the performance of Tilray’s management team and certain employees and Tilray’s continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and Tilray may incur significant costs to attract and retain them. The loss of the services of any key personnel, or an inability to attract other suitably qualified persons when needed, could prevent Tilray from executing on Tilray’s business plan and strategy, and Tilray may be unable to find adequate replacements on a timely basis, or at all. Tilray does not currently maintain key-person insurance on the lives of any of Tilray’s key personnel.

Further, each director and officer, as well as certain additional key personnel, of a company that holds a license is subject to the requirement to obtain and maintain a security clearance from Health Canada under the CR. Moreover, under the CR, an individual with security clearance must be physically present on site when other individuals are conducting activities with cannabis. Under the CR and the Cannabis Act, a security clearance is valid for a limited time and must be renewed before the expiry of a current security clearance. There is no assurance that any of Tilray’s existing personnel who presently or may in the future require a security clearance will be able to obtain or renew such clearances or that new personnel who require a security clearance will be able to obtain one. A failure by an individual in a key operational position to maintain or renew his or her security clearance could result in a reduction or complete suspension of Tilray’s operations. In addition, if an individual in a key operational position leaves Tilray, and Tilray is unable to find a suitable replacement who is able to obtain a security clearance required by the CR in a timely manner, or at all, Tilray may not be able to conduct its operations at planned production volume levels or at all. In addition, the CR requires Tilray to designate a qualified individual in charge who is responsible for supervising activities relating to the production of study drug for clinical trials, which individual must meet certain educational and security clearance requirements. If Tilray’s current designated qualified person in charge fails to maintain his security clearance, or if Tilray’s current designated qualified person in charge leaves Tilray and Tilray is unable to find a suitable replacement who meets these requirements, Tilray may no longer be able to continue its clinical trial activities.

Significant interruptions in Tilray’s access to certain key inputs such as raw materials, electricity, water and other utilities may impair Tilray’s cannabis growing operations.

Tilray’s business is dependent on a number of key inputs and their related costs, including raw materials, supplies and equipment related to Tilray’s operations, as well as electricity, water and other utilities. Any significant interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, rising or volatile energy costs could curtail or preclude Tilray’s ability to continue production. In addition, Tilray’s operations would be significantly affected by a prolonged power outage.

Tilray’s ability to compete and grow cannabis is dependent on Tilray having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that Tilray will be successful in maintaining Tilray’s required supply of labor, equipment, parts and components.

Tilray may not be able to transport Tilray’s cannabis products to consumers in a safe and efficient manner.

Due to Tilray’s direct-to-consumer shipping model for medical cannabis in Canada, Tilray depends on fast and efficient third-party transportation services to distribute Tilray’s medical cannabis products. Tilray also use such services to transfer bulk shipments to provinces and territories for further distribution to consumers. Any prolonged disruption of third-party transportation services, such as the Canada Post labor disruptions previously experienced, could have a material adverse effect on Tilray’s sales volumes or satisfaction with Tilray’s services. Rising costs associated with third-party transportation services used by Tilray to ship its products may also adversely impact Tilray’s profitability, and more generally Tilray’s business, financial condition and results of operations.

The security of Tilray’s products during transportation to and from Tilray’s facilities is of the utmost concern. A breach of security during transport or delivery could result in the loss of high-value product and forfeiture of import and export approvals, since such approvals are shipment specific. Any failure to take steps necessary to ensure the safekeeping of Tilray’s cannabis could also have an impact on Tilray’s ability to continue supplying provinces and territories, to continue operating under Tilray’s existing licenses, to renew or receive amendments to Tilray’s existing licenses or to receive required new licenses.

Tilray’s cannabis products may be subject to recalls for a variety of reasons, which could require Tilray to expend significant management and capital resources.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Although Tilray has detailed procedures in place for testing finished cannabis products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. If any of the cannabis products produced by Tilray are recalled due to an alleged product defect or for any other reason, Tilray could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. As a result of any such recall, Tilray may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage Tilray’s reputation and goodwill or that of Tilray’s products or brands.

In March 2015, Tilray voluntarily recalled certain lots of Tilray’s milled House Blend as a result of the microbial level of this product falling outside of acceptable limits during secondary testing. In August 2016, Tilray withdrew cannabis oil capsules supplied to Croatia for pharmacy distribution because certain capsules suffered damage during transport. In April 2019, Tilray commenced a recall of one lot of prerolls supplied to the Canadian adult-use market due to labeling error. In each of these cases, Tilray was able to complete the recall or withdrawal successfully; however, there is no assurance that such incidents will not result in regulatory action or civil lawsuits, whether frivolous or otherwise, or an adverse effect on Tilray’s reputation or goodwill, or that of Tilray’s products or brands.

Additionally, product recalls may lead to increased scrutiny of Tilray’s operations by Health Canada or other regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses. Any product recall affecting the cannabis industry more broadly, whether or not involving Tilray, could also lead consumers to lose confidence in the safety and security of the products sold by licensed producers generally, including products sold by Tilray.

Tilray may be subject to product liability claims or regulatory action if Tilray’s products are alleged to have caused significant loss or injury. This risk is exacerbated by the fact that cannabis use may increase the risk of serious adverse side effects.

As a manufacturer and distributor of products which are ingested by humans, Tilray faces the risk of exposure to product liability claims, regulatory action and litigation if Tilray’s products are alleged to have caused loss or injury. Tilray may be subject to these types of claims due to allegations that Tilray’s products caused or contributed to injury or illness, failed to include adequate instructions for use or failed to include adequate warnings concerning possible side effects or interactions with other substances. This risk is exacerbated by the fact that cannabis use may increase the risk of developing schizophrenia and other psychoses, symptoms for individuals with bipolar disorder, and other side effects. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could also occur. In addition, the manufacture and sale of cannabis products, like the manufacture and sale of any ingested product, involves a risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Tilray has in the past recalled, and may again in the future have to recall, certain of Tilray’s cannabis products as a result of potential contamination and quality assurance concerns. A product liability claim or regulatory action against Tilray could result in increased costs and could adversely affect Tilray’s reputation and goodwill with its patients and consumers generally. There can be no assurance that Tilray will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in Tilray becoming subject to significant liabilities that are uninsured and also could adversely affect Tilray’s commercial arrangements with third parties.

Tilray relies on third-party distributors to distribute its products, and those distributors may not perform their obligations.

Tilray relies on third-party distributors, including pharmaceutical distributors, courier services and government agencies, and may in the future rely on other third parties, to distribute Tilray’s products. If these distributors do not successfully carry out their contractual duties, if there is a delay or interruption in the distribution of Tilray’s products, such as the Canada Post labor disruptions previously experienced, or if these third parties damage Tilray’s products, it could negatively impact Tilray’s revenue from product sales. Any damage to Tilray’s products, such as product spoilage, could expose Tilray to potential product liability, damage Tilray’s reputation and the reputation of its brands or otherwise harm Tilray’s business.

Tilray, or the cannabis industry more generally, may receive unfavorable publicity or become subject to negative consumer or investor perception.

Tilray believes that the cannabis industry is highly dependent upon positive consumer and investor perception regarding the benefits, safety, efficacy and quality of the cannabis distributed to consumers. The perception of the cannabis industry and cannabis products, currently and in the future, may be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements, media attention and other publicity (whether or not accurate or with merit) both in Canada and in other countries relating to the consumption of cannabis products, including unexpected safety or efficacy concerns arising with respect to cannabis products or the activities of industry participants. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the cannabis market or any particular cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for Tilray’s cannabis products. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis, or Tilray’s products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect Tilray. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.

Certain events or developments in the cannabis industry more generally may impact Tilray’s reputation.

Damage to Tilray’s reputation can result from the actual or perceived occurrence of any number of events, including any negative publicity, whether true or not. As a producer and distributor of cannabis, which is a controlled substance in Canada that has previously been commonly associated with various other narcotics, violence and criminal activities, there is a risk that Tilray’s business might attract negative publicity. There is also a risk that the actions of other licensed producers or of other companies and service providers in the cannabis industry may negatively affect the reputation of the industry as a whole and thereby negatively impact Tilray’s reputation. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share negative opinions and views in regards to Tilray’s activities and the cannabis industry in general, whether true or not.

Tilray does not ultimately have direct control over how Tilray or the cannabis industry is perceived by others. Reputational issues may result in decreased investor confidence, increased challenges in developing and maintaining community relations and present an impediment to Tilray’s overall ability to advance Tilray’s business strategy and realize on Tilray’s growth prospects.

Licensed Producers are constrained by law in their ability to market their products in Canada.

The development of Tilray’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by Health Canada. The regulatory environment in Canada limits Tilray’s ability to compete for market share in a manner similar to other industries. All products Tilray distributes into the Canadian adult-use market must comply with requirements under Canadian legislation, including with respect to product formats, product packaging, product composition and marketing activities around such products. As such, Tilray’s portfolio of brands and products has been specifically adapted, and Tilray’s marketing activities carefully structured, to enable Tilray to develop its brands in an effective and compliant manner. If Tilray is unable to effectively market Tilray’s cannabis products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for Tilray’s cannabis products, then Tilray’s sales and operating results could be adversely affected.

If Tilray is not able to comply with all safety, health and environmental regulations applicable to Tilray’s operations and industry, Tilray may be held liable for any breaches of those regulations.

Safety, health and environmental laws and regulations affect nearly all aspects of Tilray’s operations, including product development, working conditions, waste disposal, emission controls, the maintenance of air and water quality standards and land reclamation, and, with respect to environmental laws and regulations, impose limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Continuing to meet GMP standards, which Tilray follows voluntarily, requires satisfying additional standards for the conduct of Tilray’s operations and subjects Tilray to ongoing compliance inspections in respect of these standards. Compliance with safety, health and environmental laws and regulations can require significant expenditures, and failure to comply with such safety, health and environmental laws and regulations may result in the imposition of fines and penalties, the temporary or permanent suspension of operations, the imposition of clean-up costs resulting from contaminated properties, the imposition of damages and the loss of or refusal of governmental authorities to issue permits or licenses to Tilray or to certify Tilray’s compliance with GMP standards. Exposure to these liabilities may arise in connection with Tilray’s existing operations, Tilray’s historical operations and operations that Tilray may undertake in the future. Tilray could also be held liable for worker exposure to hazardous substances and for accidents causing injury or death. There can be no assurance that Tilray will at all times be in compliance with all safety, health and environmental laws and regulations notwithstanding Tilray’s attempts to comply with such laws and regulations.

Changes in applicable safety, health and environmental standards may impose stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Tilray is not able to determine the specific impact that future changes in safety, health and environmental laws and regulations may have on Tilray’s industry, operations and/or activities and Tilray’s resulting financial position; however, Tilray anticipates that capital expenditures and operating expenses will increase in the future as a result of the implementation of new and increasingly stringent safety, health and environmental laws and regulations. Further changes in safety, health and environmental laws and regulations, new information on existing safety, health and environmental conditions or other events, including legal proceedings based upon such conditions or an inability to obtain necessary permits in relation thereto, may require increased compliance expenditures by Tilray.

Tilray may not be able to obtain adequate insurance coverage in respect of the risks Tilray’s business faces, the premiums for such insurance may not continue to be commercially justifiable, or there may be coverage limitations and other exclusions which may result in such insurance not being sufficient to cover potential liabilities that Tilray faces.

Tilray currently has insurance coverage, including product liability insurance, protecting many, but not all, of Tilray’s assets and operations. Tilray’s insurance coverage is subject to coverage limits and exclusions and may not be available for the risks and hazards to which Tilray is exposed. In addition, no assurance can be given that such insurance will be adequate to cover Tilray’s liabilities, including potential product liability claims, or will be generally available in the future or, if available, that premiums will be commercially justifiable. If Tilray were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, Tilray may be exposed to material uninsured liabilities that could impede Tilray’s liquidity, profitability or solvency.

Tilray may become subject to liability arising from any fraudulent or illegal activity by Tilray’s employees, contractors, consultants and others.

Tilray is exposed to the risk that Tilray’s employees, independent contractors, consultants, service providers and licensors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional undertakings of unauthorized activities, or reckless or negligent undertakings of authorized activities, in each case on Tilray’s behalf or in Tilray’s service that violate (i) government regulations, specifically Health Canada regulations, (ii) manufacturing standards, (iii) Canadian federal and provincial healthcare laws and regulations, (iv) laws that require the true, complete and accurate reporting of financial information or data, (v) U.S. federal laws banning the possession, sale or importation of cannabis into the United States and prohibiting the financing of activities outside the United States that are unlawful under Canadian or other foreign laws, or (vi) the terms of Tilray’s agreements with insurers. In particular, Tilray could be exposed to class action and other litigation, increased Health Canada inspections and related sanctions, the loss of current GMP compliance certifications or the inability to obtain future GMP compliance certifications, lost sales and revenue or reputational damage as a result of prohibited activities that are undertaken in the growing or production process of Tilray’s products without its knowledge or permission and contrary to Tilray’s internal policies, procedures and operating requirements.

Tilray cannot always identify and prevent misconduct by Tilray’s employees and other third parties, including service providers and licensors, and the precautions taken by Tilray to detect and prevent this activity may not be effective in controlling unknown, unanticipated or unmanaged risks or losses or in protecting Tilray from governmental investigations or other actions or lawsuits stemming from such misconduct. If any such actions are instituted against Tilray, and Tilray is not successful in defending itself or asserting its rights, those actions could have a significant impact on Tilray’s business, including the imposition of civil, criminal or administrative penalties, damages, monetary fines and contractual damages, reputational harm, diminished profits and future earnings or curtailment of Tilray’s operations.

Tilray may experience breaches of security at Tilray’s facilities or loss as a result of the theft of its products.

Because of the nature of Tilray’s products and the limited legal channels for distribution, as well as the concentration of inventory in Tilray’s facilities, Tilray is subject to the risk of theft of its products and other security breaches. A security breach at Tilray Nanaimo, High Park Farms, High Park Gardens, Tilray Portugal or Tilray’s High Park Processing Facility, or, once completed, one of Tilray’s planned facilities could result in a significant loss of available products, expose Tilray to additional liability under applicable regulations and to potentially costly litigation or increase expenses relating to the resolution and future prevention of similar thefts, any of which could have an adverse effect on Tilray’s business, financial condition and results of operations.

Tilray may be subject to risks related to Tilray’s information technology systems, including the risk that Tilray may be the subject of a cyber-attack and the risk that Tilray may be in non-compliance with applicable privacy laws.

Tilray has entered into agreements with third parties for hardware, software, telecommunications and other information technology, or IT, services in connection with Tilray’s operations. Tilray’s operations depend, in part, on how well Tilray and its vendors protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism, theft, malware, ransomware and phishing attacks. Any of these and other events could result in IT system failures, delays or increases in capital expenses. Tilray’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment and IT systems and software, as well as preemptive expenses to mitigate the risks of failures. The failure of IT systems or a component of IT systems could, depending on the nature of any such failure, adversely impact Tilray’s reputation and results of operations.

There are a number of laws protecting the confidentiality of certain patient health information and other personal information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy rules under the Personal Information Protection and Electronics Documents Act (Canada), or the PIPEDA, the EUs’ General Data Protection Regulation, which we refer to as GDPR, and similar laws in other jurisdictions, protect medical records and other personal health information by limiting their use and disclosure to the minimum level reasonably necessary to accomplish the intended purpose. Tilray collects and store personal information about Tilray’s consumers and are responsible for protecting that information from privacy breaches. A privacy breach may occur through a procedural or process failure, an IT malfunction or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated through employee collusion or negligence or through deliberate cyber-attack. Moreover, if Tilray is found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of patient health information, including as a result of data theft and privacy breaches, Tilray could be subject to sanctions and civil or criminal penalties, which could increase Tilray’s liabilities and harm Tilray’s reputation.

As cyber threats continue to evolve, Tilray may be required to expand significant additional resources to continue to modify or enhance Tilray’s protective measures or to investigate and remediate any information security vulnerabilities. While Tilray has implemented security resources to protect Tilray’s data security and information technology systems, such measures may not prevent such events. Significant disruption to Tilray’s information technology system or breaches of data security could have a material adverse effect on Tilray’s business financial condition and results of operations.

Tilray may be unable to sustain Tilray’s revenue growth and development.

Tilray’s revenue has grown in recent years. Tilray’s ability to sustain this growth will depend on a number of factors, many of which are beyond Tilray’s control, including, but not limited to, the availability of sufficient capital on suitable terms, changes in laws and regulations respecting the production of cannabis products, competition from other licensed producers, the size of the black market and the adult-use market, and Tilray’s ability to produce sufficient volumes of Tilray’s cannabis-based products to meet demand. Regulatory changes in the United States and Canada may continue to attract market entrants, therefore diluting Tilray’s potential opportunity and early-mover advantage. In addition, Tilray is subject to a variety of business risks generally associated with developing companies. Future development and expansion could place significant strain on Tilray’s management personnel and likely will require Tilray to recruit additional management personnel, and there is no assurance that Tilray will be able to do so.

Tilray may be unable to expand Tilray’s operations quickly enough to meet demand or manage Tilray’s operations beyond their current scale.

There can be no assurance that Tilray will be able to manage its expanding operations, including any acquisitions, effectively, that Tilray will be able to sustain or accelerate its growth or that such growth, if achieved, will result in profitable operations, that Tilray will be able to attract and retain sufficient management personnel necessary for continued growth or that Tilray will be able to successfully make strategic investments or acquisitions.

Demand for cannabis-based products is dependent on a number of social, political and economic factors that are beyond Tilray’s control. There is no assurance that an increase in existing demand will occur, that Tilray will benefit from any such demand increase or that Tilray’s business will remain profitable even in the event of such an increase in demand. If Tilray is unable to achieve or sustain profitability, the value of Tilray’s Class 2 common stock and the notes may significantly decrease.

Tilray may not be able to secure adequate or reliable sources of funding required to operate Tilray’s business or increase Tilray’s production to meet consumer demand for its products.

The continued development of Tilray’s business will require additional financing, and there is no assurance that Tilray will obtain the financing necessary to be able to achieve Tilray’s business objectives. Tilray’s ability to obtain additional financing will depend on investor demand, Tilray’s performance and reputation, market conditions and other factors. Tilray’s inability to raise such capital could result in the delay or indefinite postponement of Tilray’s current business objectives or in Tilray’s inability to continue to carry on Tilray’s business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to Tilray.

In addition, from time to time, Tilray may enter into transactions to acquire assets or the capital stock or other equity interests of other entities. Tilray’s continued growth may be financed, wholly or partially, with debt, which may increase Tilray’s debt levels above industry standards. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for Tilray to obtain additional capital and to pursue business opportunities, including potential acquisitions. Debt financings may also contain provisions that, if breached, may entitle lenders or their agents to accelerate the repayment of loans or realize upon security over Tilray’s assets, and there is no assurance that Tilray would be able to repay such loans in such an event or prevent the enforcement of security granted pursuant to any such debt financing.

Servicing Tilray’s debt will require a significant amount of cash, and Tilray may not have sufficient cash flow from Tilray’s business to pay Tilray’s substantial debt.

Tilray’s ability to make scheduled payments of the principal of, to pay interest on or to refinance Tilray’s current and future indebtedness, including the notes, depends on Tilray’s future performance, which is subject to economic, financial, competitive and other factors beyond Tilray’s control. Tilray’s business may not generate cash flow from operations in the future sufficient to service Tilray’s debt and make necessary capital expenditures. If Tilray is unable to generate such cash flow, Tilray may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Tilray’s ability to refinance Tilray’s current and future indebtedness will depend on the capital markets and Tilray’s financial condition at such time. Tilray may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on Tilray’s debt obligations.

Tilray incurs increased costs as a result of operating as a public company and Tilray’s management is required to devote substantial time to new compliance initiatives.

Prior to Tilray’s IPO, Tilray operated as a private company. As a public company, Tilray has incurred and will incur significant legal, accounting and other expenses that Tilray did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including requirements to file annual, quarterly and event-driven reports with respect to Tilray’s business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. Tilray expects these costs, difficulties and demands to increase after Tilray is no longer an “emerging growth company” starting with the fiscal year beginning January 1, 2020. Tilray’s management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective ICFR and DCP necessary to ensure timely and accurate reporting of operational and financial results. Tilray’s existing management team will need to devote a substantial amount of time to these compliance initiatives, and Tilray may need to hire additional personnel to assist Tilray with complying with these requirements. Moreover, these rules and regulations have increased and will continue to increase Tilray’s legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, Tilray will be required to furnish a report by Tilray’s management on Tilray’s ICFR, which, after Tilray is no longer an emerging growth company, must be accompanied by an attestation report on ICFR issued by Tilray’s independent registered public accounting firm. Tilray will cease to be an “emerging growth company” at the end of 2019, as Tilray will be deemed to be a “large accelerated filer” as defined in the Exchange Act. To achieve compliance with Section 404 within the prescribed period, Tilray will document and evaluate Tilray’s ICFR, which is both costly and challenging. In this regard, Tilray will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of Tilray’s ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for ICFR. Despite Tilray’s efforts, there is a risk that Tilray will not be able to conclude within the prescribed timeframe that Tilray’s ICFR is effective as required by Section 404. This could result one or more material weaknesses in Tilray’s ICFR, which could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of Tilray’s consolidated financial statements, which we refer to as the financial statements.

Management may not be able to successfully implement adequate internal controls over financial reporting.

Proper systems of ICFR and disclosure are critical to the operation of a public company. However, Tilray does not expect that Tilray’s DCP or ICFR will prevent all errors and all fraud. For example, Tilray previously reported a material weakness in Tilray’s internal control over financial reporting as described in Tilray’s annual report on Form 10-K for the year ended December 31, 2018. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to inventory costing and the financial close process. Specifically, Tilray’s processes are manual in nature such that a timely, sufficiently precise and detailed review to mitigate the risk of material misstatement is not currently feasible due to the complexity of the spreadsheet-based models used in inventory cost calculations and the financial close. Tilray has developed a plan to remediate the material weakness and begun implementing the remediation plan, including increasing the depth and experience within Tilray’s accounting and finance organization, as well as designing and implementing improved processes and internal controls with the intent of increasing the use of system-based processes to limit manual calculations and adjustments in the costing and financial closing processes. However, Tilray’s efforts to remediate this material weakness may not be effective or prevent future material weaknesses or significant deficiencies in Tilray’s internal control over financial reporting. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of such controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. If Tilray cannot provide reliable financial reports or prevent fraud, Tilray’s reputation and operating results could be materially and adversely affected, which could cause investors to lose confidence in Tilray and Tilray’s reported financial information, which in turn could result in a reduction in the value of Tilray’s Class 2 common stock.

Tilray is an emerging growth company and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make Tilray’s securities less attractive to investors.

Tilray is an “emerging growth company” as defined in the JOBS Act. For so long as Tilray remains an emerging growth company it is permitted to and intends to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reduced disclosure about executive compensation arrangements;

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute arrangements not previously approved; and

•	an extended transition period for complying with new or revised accounting standards, which Tilray has elected to take advantage of.

Tilray may take advantage of some, but not all, of the available exemptions described above. Tilray will cease to be an “emerging growth company” at the end of 2019, as Tilray will be deemed to be a “large accelerated filer” as defined in the Exchange Act. During such time that Tilray remains an “emerging growth company,” Tilray cannot predict whether investors will find Tilray’s securities less attractive if Tilray relies on these exemptions. If some investors find Tilray’s securities less attractive as a result, there may be a less active trading market for Tilray’s securities and the price of Tilray’s securities may be more volatile.

Conflicts of interest may arise between Tilray and Tilray’s directors and officers as a result of other business activities undertaken by such individuals, including continuing involvement by these individuals in Privateer prior to the merger.

Tilray may be subject to various potential conflicts of interest because some of Tilray’s directors and executive officers may be engaged in a range of business activities. In addition, Tilray’s directors and executive officers are permitted under their applicable agreements with Tilray to devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to Tilray and subject to any contractual restrictions restricting such activities. These business interests could require the investment of significant time and attention by Tilray’s executive officers and directors. In some cases, Tilray’s executive officers and directors, including Tilray’s Chief Executive Officer and President, Brendan Kennedy, and board member, Michael Auerbach, may have fiduciary obligations associated with business interests that interfere with their ability to devote time to Tilray’s business and affairs, such as business obligations related to the employment or involvement of these persons with Privateer prior to the merger, which could adversely affect Tilray’s operations.

On June 10, 2019, Tilray announced the signing of a letter of intent to affect a downstream merger of Privateer with and into a wholly-owned subsidiary of Tilray. As a result of the potential conflict associated with the merger, Tilray formed a special committee comprised of independent directors to evaluate the merger and represent the interests of Tilray. Despite these efforts, there is no guarantee that all potential conflicts of interest are adequately resolved or new potential conflicts of interest will not arise.

Third parties with whom Tilray does business may perceive themselves as being exposed to reputational risk as a result of their relationship with Tilray.

The parties with whom Tilray does business, or would like to do business, may perceive that they are exposed to reputational risk as a result of Tilray’s business activities relating to cannabis, which could hinder Tilray’s ability to establish or maintain business relationships. These perceptions relating to the cannabis industry may interfere with Tilray’s relationship with service providers in Canada and other countries, particularly in the financial services industry.

Tax and accounting requirements may change in ways that are unforeseen to Tilray and Tilray may face difficulty or be unable to implement or comply with any such changes.

Tilray is subject to numerous tax and accounting requirements, and changes in existing accounting or taxation rules or practices, or varying interpretations of current rules or practices, could have a significant adverse effect on Tilray’s financial results, the manner in which Tilray conduct its business or the marketability of any of Tilray’s products. Tilray currently has international operations and plans to expand such operations in the future. These operations, and any expansion thereto, will require Tilray to comply with the tax laws and regulations of multiple jurisdictions, which may vary substantially. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject Tilray to penalties and fees in the future if Tilray were to fail to comply.

Because a significant portion of Tilray’s sales are generated in Canada, fluctuations in foreign currency exchange rates could harm Tilray’s results of operations.

The reporting currency for Tilray’s financial statements is the U.S. dollar. Tilray derives a significant portion of Tilray’s revenue and incurs a significant portion of Tilray’s operating costs in Canada, and changes in exchange rates between the Canadian dollar and the U.S. dollar may have a significant, and potentially adverse, effect on Tilray’s results of operations. Tilray’s primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the exchange rates between the U.S. dollar and the Canadian dollar, although as Tilray expands internationally Tilray will be subject to additional foreign currency exchange risks. Because Tilray recognizes revenue in Canada in Canadian dollars, if the Canadian dollar weakens against the U.S. dollar it would have a negative impact on Tilray’s Canadian operating results upon the translation of those results into U.S. dollars for the purposes of consolidation. In addition, a weakening of the Canadian dollar against the U.S. dollar would make it more difficult for Tilray to meet its obligations under the notes and Tilray’s credit facilities with Privateer prior to the merger. Tilray has not historically engaged in hedging transactions and does not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As Tilray continues to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on Tilray’s results of operations.

Tilray may have exposure to greater than anticipated tax liabilities, which could seriously harm Tilray’s business.

Tilray’s income tax obligations are based on Tilray’s corporate operating structure and third-party and intercompany arrangements, including the manner in which Tilray develops, values and uses Tilray’s intellectual property and the valuations of Tilray’s intercompany transactions. The tax laws applicable to Tilray’s international business activities, including the laws of the United States, Canada and other jurisdictions, are subject to change and uncertain interpretation. The taxing authorities of the jurisdictions in which Tilray operates may challenge Tilray’s methodologies for valuing developed technology, intercompany arrangements or transfer pricing, which could increase Tilray’s worldwide effective tax rate and the amount of taxes that Tilray pays and seriously harm its business. Taxing authorities may also determine that the manner in which Tilray operates its business is not consistent with how Tilray reports its income, which could increase Tilray’s effective tax rate and the amount of taxes that Tilray pays and could seriously harm its business. In addition, Tilray’s future income taxes could fluctuate because of earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of Tilray’s deferred tax assets and liabilities or by changes in tax laws, regulations or accounting principles. Tilray is subject to regular review and audit by U.S. federal and state and foreign tax authorities. Any adverse outcome from a review or audit could seriously harm Tilray’s business. In addition, determining Tilray’s worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although Tilray believes that the amounts recorded in Tilray’s financial statements are reasonable, the ultimate tax outcome relating to such amounts may differ for such period or periods and may seriously harm Tilray’s business.

Changes in tax laws or regulations that are applied adversely to us or our customers could adversely affect Tilray’s business and financial condition.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of our U.S. and foreign earnings. Any new taxes could adversely affect Tilray’s domestic and international business operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Tilray. On December 22, 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act was enacted, which contains significant changes to U.S. tax law, including, but not limited to, a reduction in the corporate tax rate, limitation of the tax deduction for interest expense (with certain exceptions), limitation of the deduction for net operating losses generated in taxable years ending after December 31, 2017 to 80% of current year taxable income and elimination of carryback of such net operating losses, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, modifying or repealing many business deductions and credits, deemed repatriation of certain intangible related income and a transition to a new quasi-territorial system of taxation. Notwithstanding the reduction in the corporate income tax rate, Tilray’s business and financial condition could be adversely affected in future periods by the overall impact of the Tax Act. In addition, the Tax Act could be amended or subject to technical correction, possibly with retroactive effect, which could change the financial impacts that were recorded at June 30, 2019, or are expected to be recorded in future periods. Additionally, further guidance may be forthcoming from the Financial Accounting Standards Board and SEC, as well as regulations, interpretations and rulings from federal and state tax agencies, which could result in additional impacts, possibly with retroactive effect. Any such changes or potential additional impacts could adversely affect Tilray’s business and financial condition. Tilray will continue to examine and assess the impact this tax reform legislation may have on its business.

As a result of an investment in Tilray’s securities, you could be prevented from entering the United States or become subject to a lifetime ban on entry into the United States.

U.S. Customs and Border Protection, or CBP, has confirmed that border agents may seek to permanently ban any foreign visitor who admits to working or investing in the cannabis industry, or admits to having used cannabis, even though adult-use cannabis is now legal in Canada. CBP confirmed that investing even in publicly-traded cannabis companies is considered facilitation of illicit drug trade under CBP policy. This policy is limited to citizens of foreign countries and not citizens of the United States. Therefore, as a result of an investment in Tilray’s securities, if you are not a citizen of the United States, you could be prevented from entering the United States or could become subject to a lifetime ban on entry into the United States.

Risks Related to Tilray’s Intellectual Property

Tilray may be subject to risks related to the protection and enforcement of Tilray’s intellectual property rights, or intellectual property Tilray licenses from others, and may become subject to allegations that Tilray or its licensors are in violation of intellectual property rights of third parties.

The ownership, licensing and protection of trademarks, patents and intellectual property rights are significant aspects of Tilray’s future success. Unauthorized parties may attempt to replicate or otherwise obtain and use Tilray’s products and technology. Policing the unauthorized use of Tilray’s current or future trademarks, patents or other intellectual property rights now or in the future could be difficult, expensive, time consuming and unpredictable, as may be enforcing these rights against the unauthorized use by others. Identifying the unauthorized use of intellectual property rights is difficult as Tilray may be unable to effectively monitor and evaluate the products being distributed by Tilray’s competitors, including parties such as unlicensed dispensaries and black-market participants, and the processes used to produce such products. In addition, in any infringement proceeding, some or all of Tilray’s trademarks, patents or other intellectual property rights or other proprietary know-how, and that which Tilray licenses from others, or arrangements or agreements seeking to protect the same for Tilray’s benefit, may be found invalid, unenforceable, anti-competitive or not infringed or may be interpreted narrowly and such proceeding could put existing intellectual property applications at risk of not being issued.

In addition, other parties may claim that Tilray’s products, or those that Tilray licenses from others, infringe on their proprietary or patent protected rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources and legal fees, result in injunctions or temporary restraining orders or require the payment of damages. As well, Tilray may need to obtain licenses from third parties who allege that Tilray has infringed on their lawful rights. Such licenses may not be available on terms acceptable to Tilray, or at all. In addition, Tilray may not be able to obtain or utilize on terms that are favorable to Tilray, or at all, licenses or other rights with respect to intellectual property that Tilray does not own.

Tilray also relies on certain trade secrets, technical know-how and proprietary information that are not protected by patents to maintain Tilray’s competitive position. Tilray’s trade secrets, technical know-how and proprietary information, which are not protected by patents, may become known to or be independently developed by competitors, which could adversely affect Tilray.

Tilray licenses some intellectual property rights, and the failure of the owner of such intellectual property to properly maintain or enforce the intellectual property underlying such licenses could have a material adverse effect on Tilray’s business, financial condition and performance.

Tilray is party to a number of licenses, including with entities formerly affiliated with Privateer, that give Tilray rights to use third-party intellectual property that is necessary or useful to Tilray’s business. Tilray’s success will depend, in part, on the ability of the licensor to maintain and enforce its licensed intellectual property, in particular, those intellectual property rights to which Tilray has secured exclusive rights. Without protection for the intellectual property Tilray has licensed, other companies might be able to offer substantially similar products for sale or utilize substantially similar processes, which could have a material adverse effect on Tilray.

Any of Tilray’s licensors may allege that Tilray has breached its license agreement, whether with or without merit, and accordingly seek to terminate Tilray’s license. If successful, this could result in Tilray’s loss of the right to use the licensed intellectual property, which could adversely affect Tilray’s ability to commercialize its products or services, as well as have a material adverse effect on Tilray.

Tilray may not realize the full benefit of the clinical trials or studies that Tilray participates in because the terms of some of Tilray’s agreements to participate do not give Tilray full rights to the resulting intellectual property, the ability to acquire full rights to that intellectual property on commercially reasonable terms or the ability to prevent other parties from using that intellectual property.

Although Tilray has participated in several clinical trials, Tilray is not the sponsor of many of these trials and, as such, do not have full control over the design, conduct and terms of the trials. In some cases, for instance, Tilray is only the provider of a cannabis study drug for a trial that is designed and initiated by an independent investigator within an academic institution. In such cases, Tilray is often not able to acquire rights to all the intellectual property generated by the trials. Although the terms of all clinical trial agreements entered into by Tilray provide Tilray with, at a minimum, ownership of intellectual property relating directly to the study drug being trialed (e.g. intellectual property relating to use of the study drug), and ownership of intellectual property that does not relate directly to the study drug is often retained by the institution. As such, Tilray is vulnerable to any dispute among the investigator, the institution and Tilray with respect to classification and therefore ownership of any particular piece of intellectual property generated during the trial. Such a dispute may affect Tilray’s ability to make full use of intellectual property generated by a clinical trial.

Where intellectual property generated by a trial is owned by the institution, Tilray is often granted a right of first negotiation to obtain an exclusive license to such intellectual property. If Tilray exercises such a right, there is a risk that the parties will fail to come to an agreement on the license, in which case such intellectual property may be licensed to other parties or commercialized by the institution.

Tilray may not realize the full benefit of Tilray’s licenses if the licensed material has less market appeal than expected, or if restrictions on packaging and marketing hinder Tilray’s ability to realize value from Tilray’s licenses, and Tilray’s licenses may not be profitable to Tilray.

An integral part of Tilray’s Canadian adult-use cannabis business strategy involves obtaining territorially exclusive licenses to produce products using various brands and images. As a licensee of brand-based properties, Tilray has no assurance that a particular brand or property will translate into a successful adult-use cannabis product. Additionally, a successful brand may not continue to be successful or maintain a high level of sales. As well, the popularity of licensed properties may not result in popular products or the success of the properties with the public. Promotion, packaging and labelling of adult-use cannabis is strictly regulated. These restrictions may further hinder Tilray’s ability to benefit from its licenses. Acquiring or renewing licenses may require the payment of minimum guaranteed royalties that Tilray considers to be too high to be profitable, which may result in losing licenses Tilray currently holds when they become renewable under their terms or missing business opportunities for new licenses. If Tilray is unable to acquire or maintain successful licenses on advantageous terms, or to derive sufficient revenue from sales of licensed products, Tilray’s adult-use business may not be successful.

Risks Relating to Tilray’s Relationship with Privateer

Tilray is exposed to risks arising from Privateer’s stockholdings, its provision of services to Tilray and its participation in Tilray’s management and conflicts of interest associated therewith.

As of September 30, 2019, Privateer beneficially owns or controls an approximate 75% equity interest in Tilray through ownership or control of 16,666,667 shares of Tilray’s Class 1 common stock and 58,333,333 shares of Tilray’s Class 2 common stock, representing approximately 90% of the voting power of Tilray’s capital stock. In addition, because Tilray’s Class 1 common stock, which is held entirely by Privateer, has 10 votes per share, Privateer will continue to own a majority of the voting power of all outstanding shares of Tilray’s capital stock and control all matters submitted to Tilray’s stockholders for approval as long as it holds at least approximately 10.01% of all outstanding shares of Tilray’s capital stock.

As a result of provisions in Tilray’s current amended and restated certificate of incorporation and the terms of agreements Tilray has entered, Tilray’s relationship with Privateer, as Tilray’s majority stockholder, does not impose any duty on Privateer or its affiliates to act in Tilray’s best interests and, other than as set out in the agreements entered into between Tilray and Privateer or its affiliates, Privateer is not prohibited from engaging in other business activities that may compete with Tilray. In certain instances, the interests of Privateer may differ from Tilray’s interests and the interests of Tilray’s other stockholders, including with respect to future acquisitions or strategic decisions. It is possible that conflicts of interest may arise between Privateer and Tilray and that such conflicts may not be resolved in a manner that is in Tilray’s best interests or the best interests of Tilray’s other stockholders. Additionally, Privateer and its affiliates will have access to Tilray’s material confidential information.

Generally, a transfer by Privateer of the Class 1 common stock it holds would cause a conversion of such shares into Class 2 common stock. However, a transfer by Privateer to the three founders of Privateer, or certain entities controlled by them, such as estate planning entities, would not result in a conversion and these individuals would continue to hold Class 1 common stock with superior voting rights of 10 votes per share. These three founders are Brendan Kennedy (Tilray’s Chief Executive Officer and President as well as one of Tilray’s directors), Michael Blue and Christian Groh, and such founders collectively hold 45% of the shares of Privateer.

For so long as Privateer, either directly or indirectly, owns a significant interest in and holds voting power over Tilray’s capital stock, Privateer will have the ability to exercise substantial influence with respect to Tilray’s affairs and significantly affect the outcome of stockholder votes and may have the ability to cause or prevent certain fundamental transactions. Additionally, Privateer’ significant voting power may discourage transactions involving a change of control of Tilray, including transactions in which an investor might otherwise receive a premium for Tilray’s Class 2 common stock over the then-current market price.

The closing of the merger would result in Privateer no longer holding voting power over Tilray’s capital stock; however, there is no guarantee the merger will close on a timely basis, if at all.

Future sales or distributions of Tilray’s securities could cause the market price for Tilray’s Class 2 common stock to fall.

Sales of a substantial number of shares of Tilray’s common stock in the public market could occur at any time. These sales or distributions by Privateer or other stockholders, or the market perception that the holders of a large number of shares of Tilray’s Class 2 common stock, or shares of Tilray’s Class 1 common stock which are convertible into Class 2 common stock on a one-for-one basis, intend to sell Tilray’s Class 2 common stock, could significantly reduce the market price of Tilray’s Class 2 common stock. Tilray cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of Tilray’s Class 2 common stock. If the market price of Tilray’s Class 2 common stock were to drop as a result of such factors, this might impede Tilray’s ability to raise additional capital and might cause Tilray’s remaining stockholders to lose all or part of their investment. However, it is a condition to Tilray’s obligations to close the merger that certain specified stockholders of Privateer, including Brendan Kennedy, Michael Blue, Christian Groh and Michael Auerbach, shall have delivered a stockholder lock-up agreement to Tilray prior to the closing of the merger. The transfer restrictions under the stockholder lock-up agreement commence at the effective time. The restrictions on transfer are subject to certain exceptions and carve outs, as described in more detail in the form of stockholder lock-up agreement. In addition, Tilray and Privateer have entered the Privateer lock-up agreement, which provides that if the merger agreement is terminated by either Tilray or Privateer because Privateer has not obtained the requisite written consent from Privateer’s stockholders within 15 business days of this registration statement becoming effective and the written consent is also not obtained before the termination date, then Privateer shall not transfer its Tilray common stock for 135 days from the termination date.

Risks Related to Ownership of Tilray’s Securities

Holders of Class 2 common stock have limited voting rights as compared to holders of Class 1 common stock. Tilray cannot predict the impact that Tilray’s capital structure and concentrated control by Privateer may have on the market price of Tilray’s Class 2 common stock.

Privateer beneficially owns or controls 16,666,667 shares of Tilray’s Class 1 common stock and 58,333,333 shares of Tilray’s Class 2 common stock, representing 91% of the voting power of Tilray’s capital stock. Class 1 common stock, held entirely by Privateer, has 10 votes per share, resulting in Privateer having control of a majority of the voting power of all outstanding shares of Tilray’s capital stock and control of all matters that may be submitted to Tilray’s stockholders for approval as long as it holds at least approximately 10.01% of all outstanding shares of Tilray’s capital stock. Following the merger, if consummated, Brendan Kennedy (Tilray’s Chief Executive Officer and President and member of the Tilray Board), Michael Blue and Christian Groh will continue to collectively hold the majority of the voting power of Tilray’s capital stock. This concentrated control reduces other stockholders’ ability to influence corporate matters and, as a result, Tilray may take actions that Tilray’s stockholders other than Privateer, or Messrs. Kennedy, Blue and Groh after the merger, if consummated, do not view as beneficial. Further, the concentration of the ownership of Tilray’s Class 1 common stock may prevent or delay the consummation of change of control transactions that stockholders other than Privateer or Messrs. Kennedy, Blue and Groh after the merger, if consummated, may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. Future issuances of Class 1 common stock to Privateer may also be dilutive to the holders of Class 2 common stock. As a result, the market price of Tilray’s Class 2 common stock could be adversely affected.

Additionally, while other companies listed on U.S. stock exchanges have publicly traded classes of stock with limited voting rights, Tilray cannot predict whether this structure, combined with concentrated control by Privateer, or Messrs. Kennedy, Blue and Groh after the merger, if consummated, will result in a lower trading price or greater fluctuations in the trading price of Tilray’s Class 2 common stock as compared to the market price were Tilray to have a single class of common stock, or will result in adverse publicity or other adverse consequences.

The price of Tilray’s Class 2 common stock in public markets has experienced and may experience significant fluctuations.

The market price for Tilray’s Class 2 common stock, and the market price of stock of other companies operating in the cannabis industry, has been extremely volatile. For example, during the three months ended June 30, 2019, the trading price of Tilray’s common stock has fluctuated between a low of $34.25 and a high of $65.21 per share. The market price of Tilray’s Class 2 common stock may continue to be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond Tilray’s control, including the following: (i) actual or anticipated fluctuations in Tilray’s quarterly results of operations, (ii) recommendations by securities research analysts, (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to Tilray, (iv) the addition or departure of Tilray’s executive officers or other key personnel, (v) the release or expiration of lock-up or other transfer restrictions on Tilray’s common stock, (vi) sales or perceived sales, or the expectation of future sales, of Tilray’s common stock, (vii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Tilray or Tilray’s competitors, (viii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in Tilray’s industry or target markets, and (ix) the impact of the merger, or failure to consummate the merger.

Financial markets have recently experienced significant price and volume fluctuations which have affected the market prices of the equity securities of public entities. In many cases, these fluctuations, and the effect that they have on market prices, have been unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of Tilray’s Class 2 common stock may decline even if Tilray’s operating results or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed not to be temporary, which may result in impairment losses to Tilray. Furthermore, certain investors may base their investment decisions on considerations of Tilray’s environmental, governance and social practices or Tilray’s industry as a whole, and Tilray’s performance in these areas against such investors’ respective investment guidelines and criteria. The failure to satisfy such criteria may result in limited or no investment in Tilray’s Class 2 common stock by those investors, which could materially and adversely affect the trading price of Tilray’s Class 2 common stock.

There can be no assurance that continuing fluctuations in the price and volume of equity securities in public markets will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, there could be a material adverse effect on the trading price of Tilray’s Class 2 common stock.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about Tilray’s business, Tilray’s stock price and trading volume could decline.

The trading market for Tilray’s Class 2 common stock depends, in part, on the research and reports that securities or industry analysts publish about Tilray or its business. Tilray does not have any control over these analysts. If one or more of the securities or industry analysts who cover Tilray downgrade its stock or publish inaccurate or unfavorable research about Tilray’s business, its stock price would likely decline. In addition, if Tilray’s operating results fail to meet the forecast of analysts, Tilray’s stock price would likely decline. If one or more of these analysts cease coverage of Tilray’s company or fail to publish reports on Tilray regularly, demand for Tilray’s stock could decrease, which might cause Tilray’s stock price and trading volume to decline.

Tilray may not have the ability to raise the funds necessary to settle conversions of its outstanding convertible notes in cash or to repurchase such convertible notes upon a fundamental change, and Tilray’s future debt may contain limitations on Tilray’s ability to pay cash upon conversion or repurchase of the convertible notes.

Holders of the convertible notes have the right to require Tilray to repurchase their convertible notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any. In addition, upon conversion of the convertible notes, unless Tilray elects to deliver solely shares of Tilray’s Class 2 common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), Tilray will be required to make cash payments in respect of the convertible notes being converted. However, Tilray may not have enough available cash or be able to obtain financing at the time Tilray is required to make repurchases of notes surrendered therefor or convertible notes being converted. In addition, Tilray’s ability to repurchase the convertible notes or to pay cash upon conversions of the convertible notes may be limited by law, by regulatory authority or by agreements governing Tilray’s future indebtedness. Tilray’s failure to repurchase convertible notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the convertible notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing Tilray’s existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, Tilray may not have sufficient funds to repay the indebtedness and repurchase the convertible notes or make cash payments upon conversions thereof.

The conditional conversion feature of its outstanding convertible notes, if triggered, may adversely affect Tilray’s financial condition and operating results.

In the event the conditional conversion feature of the convertible notes is triggered, holders of convertible notes will be entitled to convert the convertible notes at any time during specified periods at their option. If one or more holders elect to convert their convertible notes, unless Tilray elects to satisfy its conversion obligation by delivering solely shares of Tilray’s Class 2 common stock (other than paying cash in lieu of delivering any fractional share), Tilray would be required to settle a portion or all of Tilray’s conversion obligation through the payment of cash, which could adversely affect Tilray’s liquidity. In addition, even if holders of convertible notes do not elect to convert their convertible notes, Tilray could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the convertible notes as a current rather than long-term liability, which would result in a material reduction of Tilray’s net working capital.

Holders of Tilray’s Class 2 common stock may be subject to dilution resulting from future offerings of common stock by Tilray.

Tilray may raise additional funds in the future by issuing common stock or equity-linked securities. Holders of Tilray’s securities have no preemptive rights in connection with such further issuances. The Tilray Board has the discretion to determine if an issuance of Tilray’s capital stock is warranted, the price at which such issuance is to be effected and the other terms of any future issuance of capital stock. In addition, additional common stock will be issued by Tilray in connection with the exercise of options or grant of other equity awards granted by Tilray. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of Tilray’s existing securities.

Conversion of its convertible notes may dilute the ownership interest of Tilray’s stockholders or may otherwise depress the price of Tilray’s Class 2 common stock.

The conversion of some or all of the convertible notes may dilute the ownership interests of Tilray’s stockholders. Upon conversion of the convertible notes, Tilray has the option to pay or deliver, as the case may be, cash, shares of Tilray’s Class 2 common stock, or a combination of cash and shares of Tilray’s Class 2 common stock. If Tilray elects to settle its conversion obligation in shares of Tilray’s Class 2 common stock or a combination of cash and shares of Tilray’s Class 2 common stock, any sales in the public market of Tilray’s Class 2 common stock issuable upon such conversion could adversely affect prevailing market prices of Tilray’s Class 2 common stock. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could be used to satisfy short positions, or anticipated conversion of the convertible notes into shares of Tilray’s Class 2 common stock could depress the price of Tilray’s Class 2 common stock.

It is not anticipated that any dividends will be paid to holders of Tilray’s Class 2 common stock for the foreseeable future.

No dividends on Tilray’s Class 2 common stock have been paid to date. Tilray anticipates that, for the foreseeable future, Tilray will retain future earnings and other cash resources for the operation and development of Tilray’s business. The payment of any future dividends will be at the discretion of the Tilray Board after taking into account many factors, including Tilray’s earnings, operating results, financial condition and current and anticipated cash needs.

Provisions in Tilray’s corporate charter documents could make an acquisition of Tilray more difficult and may prevent attempts by Tilray’s stockholders to replace or remove Tilray’s current management.

Provisions in Tilray’s corporate charter and Tilray’s bylaws may discourage, delay or prevent a merger, acquisition or other change in control of Tilray that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Tilray’s Class 2 common stock, thereby depressing the market price of Tilray’s Class 2 common stock. In addition, these provisions may frustrate or prevent any attempts by Tilray’s stockholders to replace or remove Tilray’s current management by making it more difficult for stockholders to replace members of the Tilray Board. Because the Tilray Board is responsible for appointing the members of Tilray’s management team, these provisions could in turn affect any attempt by Tilray’s stockholders to replace current members of Tilray’s management team. Among others, these provisions include the following:

•	the Tilray Board is divided into three classes with staggered three-year terms which may delay or prevent a change of Tilray’s management or a change in control;

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the Tilray Board has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Tilray Board;

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Tilray’s stockholders may not act by written consent or call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of Tilray’s capital stock would not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings called by the Tilray Board, the chairman of the Tilray Board or Tilray’s chief executive officer;

•	Tilray’s certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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stockholders must provide advance notice and additional disclosures in order to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Tilray Board; and

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the Tilray Board may issue, without stockholder approval, shares of undesignated preferred stock; the ability to issue undesignated preferred stock makes it possible for the Tilray Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire Tilray.

Provisions under Delaware law could make an acquisition of Tilray more difficult, limit attempts by Tilray’s stockholders to replace or remove Tilray’s current management and limit the market price of Tilray’s Class 2 common stock.

In addition to Tilray’s corporate charter and Tilray’s bylaws, because Tilray is incorporated in Delaware, Tilray is subject to the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of at least 15% of Tilray’s capital stock for a period of three years following the date on which the stockholder became a 15% stockholder.

Certain jurisdictions may take positions adverse to investments in, or investors themselves, in cannabis companies.

Certain jurisdictions may prohibit or restrict its citizens or residents from investing in or transacting with companies involved in the cannabis industry, even if such companies only conduct business in jurisdictions where cannabis is legal. For example, if an investor in the United Kingdom profits from an investment in a cannabis producer or supplier, such investment may technically violate the United Kingdom Proceeds of Crime Act 2002. Similar prohibitions or restrictions may apply in other jurisdictions where cannabis has not been legalized. In addition, such prohibitions and restrictions may limit your ability to receive dividends if such dividends were to be declared in the future. However, no dividends on Tilray’s Class 2 common stock have been paid to date and Tilray does not anticipate that, for the foreseeable future, Tilray will pay dividends on its Class 2 common stock.

Certain provisions in the indenture governing Tilray’s convertible notes may delay or prevent an otherwise beneficial takeover attempt of Tilray.

Certain provisions in the indenture governing the convertible notes may make it more difficult or expensive for a third party to acquire Tilray. For example, the indenture governing the convertible notes requires Tilray to repurchase the convertible notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the relevant conversion rate for a holder that converts its convertible notes in connection with a make-whole fundamental change. A takeover of Tilray may trigger the requirement that Tilray repurchase the convertible notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of Tilray that would otherwise be beneficial to investors.

Tilray’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between Tilray and Tilray’s stockholders, which could limit Tilray’s stockholders’ ability to obtain a favorable judicial forum for disputes with Tilray or Tilray’s directors, officers or employees.

Tilray’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

•	any derivative action or proceeding brought on Tilray’s behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against Tilray arising under the DGCL, Tilray’s amended and restated certificate of incorporation or Tilray’s amended and restated bylaws; and

•	any action asserting a claim against Tilray that is governed by the internal-affairs doctrine.

Tilray’s amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Tilray or Tilray’s directors, officers or other employees, which may discourage lawsuits against Tilray and Tilray’s directors, officers and other employees. If a court were to find the exclusive-forum provision in Tilray’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Tilray may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm Tilray’s business.

Risks Related to Privateer

The Tilray common stock to be issued pursuant to the merger will be restricted from immediate resale, so the Privateer stockholders may not receive liquidity immediately following the merger, which may impact Privateer stockholders’ ability to satisfy their tax obligations related to the prior spin-off of Privateer’s prior operating companies.

The spin-off of Privateer’s prior operating companies (Leafly, Docklight and Left Coast Ventures) was treated as a taxable distribution of property with respect to the stock of Privateer. At the time of the spin off, Privateer estimated that all, or substantially all, of the distribution value would be treated as a taxable dividend to Privateer stockholders. The shares of Tilray common stock issued in connection with the merger will be restricted as a result of lock-up agreements. While the receipt of the Tilray common stock should be tax-free to Privateer stockholders, Privateer stockholders would owe taxes on any sale of the Tilray common stock. In addition, Privateer stockholders will have taxable gain on the distribution of the Leafly, Docklight and Left Coast Ventures shares. As a result, the Privateer stockholders may not have liquidity immediately following the closing of the merger, and therefore may not have any available proceeds to cover any tax obligations associated with the taxable distribution of Leafly, Docklight and Left Coast Ventures.

Because the lack of a public market for Privateer’s capital stock makes it difficult to value Privateer’s capital stock, the stockholders of Privateer may receive shares of Tilray’s common stock in the merger that have a value that is less than, or greater than, the fair market value of Privateer’s capital stock, or are less favorable than another superior proposal.

The outstanding capital stock of Privateer is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Privateer. Because the percentage of Tilray’s common stock to be issued to Privateer’s stockholders in connection with the merger was determined based on negotiations between the parties, it is possible that the value of Tilray’s common stock to be received by Privateer’s stockholders will be less than the fair market value of Privateer, or Tilray may pay more than the aggregate fair market value for Privateer.

In addition, by pursuing the merger, Privateer will be foregoing liquidity alternatives, which could be on terms as attractive or more attractive as the terms of the merger.

The lock-up restrictions will prevent stockholders of Privateer from selling Tilray stock received in the merger for an extended period.

Privateer stockholders will be subject to a two-year lock up with respect to the Tilray common stock Privateer stockholders receive in connection with the merger. This means that Privateer stockholders will bear the economic risk of any decrease in the value of Tilray common stock during any period such common stock cannot be sold. By the time Privateer stockholders are able to sell the Tilray common stock, it may have a different value than the value at the closing of the merger. Tilray common stock has experienced significant volatility. See the risk factor titled “The price of Tilray’s Class 2 common stock in public markets has experienced and may experience significant fluctuations.”

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement contain forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”)) concerning Tilray, Privateer, the merger and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Tilray, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” “estimate,” “project,” “anticipate,” “could,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation:

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the risk that the conditions to the closing of the merger are not satisfied, including the failure to timely obtain stockholder approval for the transaction from each of Tilray’s and Privateer’s stockholders;

•	the risk that the merger may be completed even though certain events occur prior to the closing that materially and adversely affect Tilray or Privateer;

•	uncertainties as to the timing of the consummation of the merger and the ability of each of Tilray and Privateer to consummate the merger;

•	the market price of Tilray’s Class 2 common stock following the merger may decline as a result of the merger;

•	risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the merger;

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during the pendency of the merger, Privateer may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the merger agreement, which could adversely affect its business;

•	unexpected costs, charges or expenses resulting from the merger;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger;

•	litigation relating to the merger could require Tilray or Privateer to incur significant costs and suffer management distraction, and could delay or enjoin the merger;

•	risks associated with the possible failure to realize certain anticipated benefits of the merger, including with respect to future financial and operating results;

•	the development or continued existence of markets for Tilray’s products;

•	Tilray’s ability to expand addressable markets;

•	industry trends in the markets in which Tilray and Privateer compete, including the demand for non-combustible products;

•	the maintenance of Tilray’s existing licenses and timing or likelihood of regulatory filings and approvals;

•	the commercialization and pricing of Tilray’s products;

•	the implementation and growth of Tilray’s business model and strategic plans for Tilray’s business and products;

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the scaling of Tilray’s facilities in Cantanhede, Portugal; London, Ontario and Enniskillen, Ontario, Tilray’s ability to obtain or maintain required licenses and permits for these facilities and the effect of these facilities on the production of Tilray’s products;

•	the scope of protection Tilray is able to establish and maintain for intellectual property rights covering Tilray’s products;

•	the outcomes of clinical trials and the ability of such trials to increase acceptance of cannabis in the medical community;

•	Tilray’s ability to enter into strategic arrangements with distributors, retailers and other partners and the potential benefits of such arrangements;

•	the availability of wholesale distribution and other opportunities to expand Tilray’s distribution channels and the potential benefits of such opportunities;

•	Tilray’s successful integration of acquired businesses;

•	Tilray’s estimates regarding expenses, capital requirements and needs for additional financing;

•	Tilray’s financial performance; and

•	developments relating to Tilray’s and Privateer’s competitors and their respective industries.

Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. Except as required by applicable law, Tilray undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

For a discussion of the factors that may cause Tilray, Privateer or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Tilray and Privateer to complete the merger and the effect of the merger on the business of Tilray, Privateer and the combined organization, see the section titled “Risk Factors” beginning on page 24.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Tilray including the risk factors included in Tilray’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. See the section titled “Where You Can Find More Information” beginning on page 192.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Tilray, Privateer or the combined organization could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made. Tilray and Privateer do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF TILRAY’S STOCKHOLDERS

Date, Time and Place

The Tilray special meeting will be held on              , 2019, at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355 commencing at              local time. Tilray is sending this proxy statement/prospectus/information statement to its stockholders in connection with the solicitation of proxies by the Tilray Board for use at the Tilray special meeting and any adjournments or postponements of the Tilray special meeting. This proxy statement/prospectus/information statement is first being furnished to Tilray’s stockholders on or about             , 2019.

Purpose of the Tilray Special Meeting

The purpose of the Tilray special meeting is:

1.

To approve the merger agreement, and the transactions contemplated thereby, including the merger, the issuance of Tilray’s common stock to Privateer’s stockholders and optionholders in accordance with the merger agreement and the change of control resulting from the merger.

2.	To approve the amended and restated certificate of incorporation of Tilray, in the form attached as Annex B to this proxy statement/prospectus/information statement.

3.	To consider and, if necessary, vote upon an adjournment of the Tilray special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

4.	To transact such other business as may properly come before the Tilray special meeting or any adjournment or postponement thereof.

Recommendations of the Special Committee and the Tilray Board

•

The special committee has submitted its report and determination to the Tilray Board and has unanimously (i) determined that the consummation of the merger and the other transactions contemplated by the merger agreement, on the terms and conditions substantially as set forth in the merger agreement, are advisable and are fair to, and in the best interests of, Tilray and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) approved the merger agreement and (iv) recommended that the Tilray Board recommend the approval and adoption of the merger agreement by Tilray’s stockholders.

•

The Tilray Board has (i) determined that entry by Tilray into the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and are fair to, and in the best interests of, Tilray and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, including the merger, the issuance of the Stock Merger Consideration, the amendment and restatement of Tilray’s amended and restated certificate of incorporation, and the change of control of Tilray pursuant to Nasdaq rules, and (iii) approved and authorized each of the transaction documents, including the merger agreement. The Tilray Board recommends that Tilray’s stockholders vote “FOR” Proposal No. 1 to approve the merger agreement and the transactions contemplated thereby.

•

The Tilray Board has (i) determined that the amendment and restatement of Tilray’s amended and restated certificate of incorporation, in the form attached hereto as Annex B amendment is fair to, advisable and in the best interests of, Tilray and its stockholders and (ii) authorized and approved the amendment and restatement of Tilray’s current amended and restated certificate of incorporation. The Tilray Board recommends that Tilray’s stockholders vote “FOR” Proposal No. 2 to approve and adopt the amendment and restatement of Tilray’s current amended and restated certificate of incorporation.

•

The Tilray Board has resolved that the Tilray Board shall, if necessary, recommend the adjournment of the Tilray special meeting to solicit additional proxies if there are not sufficient votes in favor of

Proposal Nos. 1 or 2. The Tilray Board recommends that, if necessary, Tilray’s stockholders vote “FOR” Proposal No. 3 to adjourn the Tilray special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2.

Record Date and Voting Power

Only holders of record of Tilray’s common stock at the close of business on the record date,             , 2019, are entitled to notice of, and to vote at, the Tilray special meeting. There were approximately             holders of record of Tilray’s common stock at the close of business on the record date. At the close of business on the record date,             shares of Tilray’s Class 1 common stock and             shares of Tilray’s Class 2 common stock were issued and outstanding. On each matter to be voted upon, you have 10 votes for each share of Class 1 common stock and one vote for each share of Class 2 common stock you own as of the record date. See the section titled “Principal Stockholders of Tilray” in this proxy statement/prospectus/information statement for information regarding persons known to Tilray’s management to be the beneficial owners of more than 5% of the outstanding shares of Tilray’s common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the Tilray Board for use at the Tilray special meeting.

If you are a stockholder of record of Tilray as of the record date referred to above, you may vote in person at the Tilray special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Tilray special meeting, Tilray urges you to vote by proxy to ensure your vote is counted. You may still attend the Tilray special meeting and vote in person if you have already voted by proxy. As a stockholder of record you may vote in any of the following ways:

•	to vote in person, attend the Tilray special meeting and Tilray will provide you a ballot when you arrive;

•

to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Tilray before the Tilray special meeting, Tilray will vote your shares as you direct on the proxy card; or

•

to vote by telephone or on the internet, dial the number on the proxy card or voting instruction form or visit the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide Tilray’s number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern time on             , 2019 to be counted.

If your shares of Tilray’s common stock are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares of Tilray’s common stock. If you do not give instructions to your broker, your broker can vote your shares of Tilray’s common stock with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under certain rules applicable to brokers on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, your shares of Tilray’s common stock will be treated as broker non-votes. It is anticipated that all proposals will be non-discretionary items.

All properly executed proxies that are not revoked will be voted at the Tilray special meeting and at any adjournments or postponements of the Tilray special meeting in accordance with the instructions contained in the proxy. If a holder of Tilray’s common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Tilray’s common stock to Privateer’s stockholders and optionholders pursuant to the merger agreement and the change of control resulting from the merger; “FOR” Proposal No. 2 to approve the amended and restated certificate of incorporation for Tilray; and “FOR” Proposal No. 3 to approve, if necessary, the adjournment of the Tilray special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2 in accordance with the recommendation of the Tilray Board.

Tilray’s stockholders of record may change their vote at any time before their proxy is voted at the Tilray special meeting in one of three ways. First, a stockholder of record of Tilray can send a written notice to the Secretary of Tilray stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of Tilray can submit new proxy instructions either on a new proxy card or by telephone or via the internet. Third, a stockholder of record of Tilray can attend the Tilray special meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of Tilray of record or a stockholder who owns shares of Tilray’s common stock in “street name” has instructed a broker to vote its shares of Tilray’s common stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, in person or represented by proxy, at the Tilray special meeting of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the Tilray special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. The affirmative vote of holders of (i) the majority of the aggregate voting power of the votes cast at the Tilray special meeting, and (ii) the majority of the voting power of the outstanding shares of Tilray’s Class 1 common stock and Class 2 common stock, each voting separately as a class, are required for approval of Proposal No. 1. The affirmative vote of holders of (i) the majority of the aggregate voting power of the outstanding shares of Tilray’s Class 1 and Class 2, voting together as a single class, common stock as of the record date for the Tilray special meeting, and (ii) the majority of the voting power of Tilray’s Class 1 common stock outstanding as of the record date is required for approval of Proposal No. 2. The affirmative vote of the majority of the voting power of the Tilray shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Tilray special meeting is required for approval of Proposal No. 3.

Privateer has indicated that it intends to vote in favor of each of the proposals presented by Tilray for approval by holders of its common stock. Therefore, approval of Tilray Proposals 1 and 2, and if necessary 3, is expected and, if all other conditions to the merger are satisfied, the merger will be consummated.

Votes will be counted by the inspector of election appointed for the Tilray special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes, and in the case of the election of directors, “WITHHOLD” votes. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes for Proposal Nos. 1, 2 and 3. Broker non-votes will have the same effect as “AGAINST” votes for Proposal No. 2. For Proposal Nos. 1 and 3, broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the Tilray special meeting.

Each of Proposal Nos. 1 and 2 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1 and 2.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Tilray may solicit proxies from Tilray’s stockholders by personal interview, telephone, telegram or otherwise. Tilray and Privateer are each responsible for their respective costs of printing and Tilray is responsible for the cost of filing of this proxy statement/prospectus/information statement and the proxy card. Tilray may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners of Tilray’s common stock. Tilray has not retained a proxy solicitor with respect to the Tilray special meeting.

Other Matters

As of the date of this proxy statement/prospectus/information statement, the Tilray Board does not know of any business to be presented at the Tilray special meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the Tilray special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section titled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the merger, including the merger agreement. While Tilray and Privateer believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the merger and the merger agreement, including the merger agreement attached as Annex A, the opinion of Imperial attached as Annex C, and the other documents to which you are referred herein. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Background of the Merger

Tilray is a global pioneer in the research, cultivation, production and distribution of cannabis and cannabinoids currently serving tens of thousands of patients and consumers in twelve countries spanning five continents. Tilray was originally incubated and financed by Privateer as one of its wholly owned operating subsidiaries before closing a Series A round of capital in February 2018 and then becoming the first cannabis producer to complete an Initial Public Offering (IPO) on a major U.S. stock exchange in July 2018. Following the IPO, Privateer owned an aggregate of 75 million shares of Tilray Class 1 and Class 2 Common stock, representing approximately 93% of the outstanding voting power and approximately 82% of the outstanding common stock.

The Privateer Board and management regularly review its operating and strategic plans in an effort to enhance stockholder value. These reviews involve, among other things, discussions regarding alternatives creating liquidity for its stockholders. The Privateer Board determined that it was in the best interests of its stockholders to cause each of its four operating subsidiaries (Leafly, Docklight, Left Coast Ventures and Tilray) to become fully independent companies. The Privateer Board evaluated a number of alternative transaction structures to implement this plan, balancing the tax efficiency of the alternatives against the long term benefits to each operating company. The Privateer Board obtained legal, tax and accounting advice relating to these alternative structures.

Following the IPO, the Tilray Board discussed from time to time the eventual liquidity needs of the Privateer stockholders and the potential impact any distribution or sale such shares may have on Tilray and its stockholders.

During this time, Privateer was evaluating alternative structures for distributing its ownership interest in Tilray (and its other operating subsidiaries) to the Privateer stockholders.

On January 9, 2019, Privateer sent an initial draft of the non-binding letter of intent (the “letter of intent”) to Tilray, which proposed an acquisition of Privateer by Tilray through a stock exchange.

Between January 9 and January 13, 2019, representatives of Privateer and Tilray had multiple discussions regarding the letter of intent.

On January 14, 2019, Privateer sent a revised draft of the letter of intent to Tilray.

On January 19, 2019, the Tilray Board held a meeting to discuss the letter of intent and determined that a committee of the independent directors of Tilray would consider and review the proposed transaction including whether to retain financial and legal advisors.

On January 22, 2019 and January 25, 2019, the independent directors of Tilray held introductory calls with Paul Hastings LLP (“Paul Hastings”) with respect to the proposed transaction, including with respect to transaction structuring and tax review, the function and role of a special committee and potential advisors, and the transaction process and timing generally.

On January 24, 2019, Paul Hastings and Cooley LLP, outside legal counsel to Privateer (“Cooley”) had an introductory call to discuss the transaction process and timeline, and that Cooley advised that it would later provide a current letter of intent for consideration.

On January 30, 2019, the independent directors of Tilray held a meeting and retained Paul Hastings as outside legal counsel.

On February 15, 2019, the Tilray Board formally established a special committee of the Tilray Board consisting of Maryscott Greenwood (chair), Christine St.Clare and Rebekah Dopp, the independent members of the Tilray Board. The Tilray Board delegated to the special committee the responsibility to review and evaluate the transaction, determine the fairness of the transaction, approve or reject the transaction, and retain financial and legal advisors. The Tilray Board further resolved that the prior favorable approval of the special committee shall be a prerequisite for Tilray to approve or enter into a definitive agreement for the transaction, any alternative transaction or to recommend the transaction or any alternative transaction for approval by Tilray’s stockholders.

In February 2019, Privateer completed a distribution of its ownership interests in each of Leafly, Docklight and Left Coast Ventures to its stockholders.

On March 1, 2019, representatives from Tilray and Privateer discussed the potential structure for a downstream merger.

On March 6, 2019, the special committee interviewed prospective financial and tax advisors and determined to retain Imperial as its financial advisor and Crowe LLP as its tax advisor.

On March 11, 2019, Paul Hastings sent Cooley and Privateer a due diligence request list.

On March 12, 2019, representatives of Privateer and Tilray further discussed the proposed merger, including treatment of options to purchase Privateer’s capital stock, as well as intercompany agreements.

On March 13, 2019, representatives from Privateer presented a presentation to the Tilray Board regarding the proposed merger.

On March 28, 2019, the special committee held a meeting with Paul Hastings to discuss the status of the letter of intent and the fee arrangements with the special committee’s financial and tax advisors.

On May 10, 2019, representatives from Tilray, Privateer, Paul Hastings, and Cooley discussed the proposed structure of the merger and due diligence matters.

On May 13, 2019, Michael Blue, Managing Partner of Privateer, and Mark Castaneda, Chief Financial Officer of Tilray, discussed financial statements in connection with the proposed merger.

On May 14, 2019, representatives from Tilray, Imperial, Privateer, and Paul Hastings held an initial due diligence call.

On May 16, 2019, Paul Hastings, Imperial and Investment Bank A discussed the latter’s previous presentation to the Tilray Board regarding monetization discussions.

On May 17, 2019, Paul Hastings, Imperial and Investment Bank B discussed the latter’s previous presentation to the Tilray Board regarding monetization discussions.

On May 21, 2019, Brendan Kennedy, Chief Executive Officer and President of Tilray and Executive Chairman of the Privateer Board, Ms. Greenwood, Paul Hastings and Cooley discussed the status of negotiations regarding the merger.

On May 22, 2019, Privateer sent Tilray a revised letter of intent, which provided for an amendment to Privateer’s amended and restated certificate of incorporation to implement allocation of merger consideration among the Privateer stockholders, addressed lock-up restrictions for the securities received by Privateer’s stockholders in the transaction, and provided for registration of such securities on a Form S-4.

On May 28, 2019, the special committee held a meeting with its advisers and discussed the letter of intent.

On May 30, 2019, representatives from Privateer, Tilray, Cooley, and Paul Hastings discussed the letter of intent and the status of the due diligence process.

On May 31, 2019, representatives from Privateer, Tilray, Cooley, and Paul Hastings discussed potential diligence issues. Also on May 31, 2019, Cooley sent Paul Hastings an initial draft of the amended and restated certificate of incorporation of Privateer. Also on May 31, 2019, Paul Hastings, Imperial and Investment Bank C discussed the latter’s previous presentation to the Tilray Board regarding monetization discussions.

Between June 1, 2019 and June 7, 2019, the special committee held five meetings with its advisers to discuss the transaction process and the letter of intent negotiations, including issues related to the proposed public announcement of the letter of intent and certain due diligence matters.

On June 2, 2019, Mr. Kennedy, Ms. Greenwood, and representatives from Cooley and Paul Hastings discussed the terms set forth in the letter of intent and the transaction process. Later on June 2, 2019, Mr. Kennedy and Ms. Greenwood had a subsequent conversation regarding the terms set forth in the letter of intent and the transaction process.

On June 3, 2019, representatives from Privateer, Tilray, Cooley, and Paul Hastings discussed diligence matters.

On June 5, 2019, Cooley received a revised letter of intent from Paul Hastings. Later on June 5, 2019, representatives from Privateer, Tilray, Cooley, and Paul Hastings discussed the revised letter of intent, plans for announcing the letter of intent and other issues relating to the proposed merger.

On June 6, 2019, Paul Hastings and Cooley exchange revised drafts of the letter of intent. Also on June 6, 2019, Ms. Greenwood and representatives from Privateer, Tilray, Paul Hastings and Cooley discussed the letter of intent.

On June 7, 2019, representatives from Privateer, the special committee, Cooley, and Paul Hastings discussed the revised letter of intent.

On June 8, 2019, representatives from Privateer and the special committee discussed the revised letter of intent. Later on June 8, 2019, Paul Hastings sent a revised draft of the letter of intent to Cooley and Privateer and thereafter the parties executed the letter of intent following the approval of each of the special committee and the Privateer Board.

On June 9, 2019, representatives from Privateer, the special committee, Cooley, and Paul Hastings discussed the anticipated transaction timeline.

On June 10, 2019, Privateer and Tilray issued a joint press release announcing the execution of the letter of intent.

On June 12, 2019, Cooley and Paul Hastings discussed the drafting process for the merger agreement.

On June 17, 2019, Cooley sent Paul Hastings an initial draft of the merger agreement, which among other things, contemplated the execution of lock-up agreements by stockholders of Privateer, as contemplated by the letter of intent.

On June 19, 2019, representatives from Privateer, the special committee, Tilray, Cooley, and Paul Hastings discussed the transaction and draft merger agreement.

On June 21, 2019, Paul Hastings and Cooley discussed issues in the draft merger agreement. Later in the day on June 21, 2019, Cooley sent Paul Hastings an initial draft of the proposed form of stockholder lock-up agreement to be signed by the stockholders of Privateer.

On June 22, 2019, the special committee held a meeting with its advisers and discussed the draft merger agreement.

On June 25, 2019, representatives from Privateer, the special committee, Tilray, Cooley and Paul Hastings discussed transaction status and timeline, and the process and timing with respect to the registration of shares to be issued in the merger or otherwise. Cooley sent Paul Hastings an initial draft of the amended and restated certificate of incorporation of Tilray.

On June 26, 2019, Paul Hastings sent Cooley a revised draft of the merger agreement and a revised draft of the amended and restated certificate of incorporation of Tilray. Also on June 26, 2019, Privateer provided a draft press release announcing the execution of the merger agreement to Tilray, the special committee, Paul Hastings and Cooley.

On June 27, 2019, Cooley sent Paul Hastings an initial draft of Privateer’s disclosure letter.

On June 28, 2019, Cooley sent Paul Hastings an initial draft of the registration statement on Form S-4. Also on June 28, 2019, Paul Hastings and Cooley discussed the merger agreement.

On June 29, 2019, Paul Hastings sent Cooley a revised draft of the form of stockholder lock-up agreement and a revised draft of Privateer’s disclosure letter.

On June 30, 2019, Cooley sent Paul Hastings a revised draft of the merger agreement.

On July 1, 2019, Cooley and Paul Hastings had a discussion regarding the merger agreement. Also on July 1, 2019, Cooley sent Paul Hastings the initial draft formation documents of merger sub, a revised draft of the merger agreement and an initial draft of the support agreement.

On July 2, 2019, representatives from Privateer, the special committee, Paul Hastings and Cooley discussed outstanding issues in the merger agreement.

On July 3, 2019, Paul Hastings sent a revised draft of the merger agreement to Cooley. Also on July 3, 2019, Cooley sent Paul Hastings a revised draft of Privateer’s disclosure letter and an initial draft of the Privateer Board’s resolutions regarding the proposed merger.

On July 5, 2019, Paul Hastings sent Cooley a revised draft of the support agreement and a revised draft of the amended and restated certificate of incorporation of Privateer.

On July 6, 2019, Cooley and Paul Hastings discussed the merger agreement, including with respect to the formulation of the escrow arrangements for the benefit of Tilray. Also on July 6, 2019, Paul Hastings sent Cooley a revised draft of Privateer’s disclosure letter and a revised draft of the Privateer Board’s resolutions regarding the proposed merger.

On July 8, 2019, Cooley sent Paul Hastings a revised draft of Privateer’s disclosure letter. Also on July 8, 2019, Paul Hastings sent Cooley a revised draft of the merger agreement.

On July 9, 2019, representatives from Privateer, the special committee, Tilray, Cooley, and Paul Hastings discussed outstanding issues in the merger agreement. Also on July 9, 2019, the special committee held a meeting with its advisors and discussed the status of negotiations regarding the merger.

Between July 10, 2019 and July 13, 2019, representatives from Privateer, the special committee, Cooley, and Paul Hastings corresponded regarding the terms of the merger agreement. Also on July 10, Paul Hastings, Imperial and Tilray management discussed the treatment in the merger of outstanding Privateer options and the related due diligence review.

On July 10, 2019, Cooley sent Paul Hastings a revised draft of the stockholder lock-up agreement. Also on July 10, 2019, representatives from Privateer, the special committee, Tilray, Paul Hastings and Cooley discussed outstanding issues in the merger agreement.

On July 11, 2019, the special committee held a meeting with its advisers and discussed the terms of the merger agreement, including with respect to the merger terms relating to the scope of the escrow, lock-up and indemnification arrangements.

On July 12, 2019, Mr. Kennedy sent correspondence to Ms. Greenwood regarding the status of the negotiations and contemplated their termination.

On July 14, 2019 and July 15, 2019, representatives from Privateer, Tilray, Paul Hastings and Cooley had multiple conversations regarding the outstanding issues in the merger agreement. Also on July 14, 2019, the special committee held a meeting with its advisers and discussed the status of negotiations regarding the merger.

On July 15, 2019, the special committee held a meeting with Paul Hastings for an update on the status of negotiations regarding the merger, including with respect to the scope of the lock-up, escrow and indemnification arrangements and the treatment in the merger of outstanding Privateer stock options.

On July 16, 2019, Privateer sent the special committee, Tilray, Paul Hastings and Cooley a draft press release announcing the execution of the merger agreement.

On July 17, 2019, Cooley sent Paul Hastings a revised draft of the merger agreement, which, based on an agreement between representatives from Privateer and the special committee, reflected that Privateer may be required to pay a reverse termination fee under certain circumstances and may be required to enter into a lock-up agreement in the event the merger is terminated. Also on July 17, 2019, Cooley sent Paul Hastings an initial draft of Privateer’s stockholder consent regarding the proposed merger.

On July 19, 2019, Paul Hastings sent Cooley a revised draft of Privateer’s disclosure letter. Also on July 19, 2019, Paul Hastings and Cooley discussed the merger agreement.

On July 20, 2019, Paul Hastings sent a revised draft of the merger agreement to Cooley.

On July 21, 2019, Paul Hastings sent a revised draft of the stockholder lock-up agreement to Cooley.

On July 22, 2019, Paul Hastings sent Cooley an initial draft of the Docklight letter agreement and the founders guarantee agreement.

On July 23, 2019, representatives from Privateer, the special committee, Tilray, Cooley and Paul Hastings discussed outstanding issues in the merger agreement, including the scope of the escrow and indemnification arrangements, and potential anti-trust filings that would be needed in connection with the proposed merger. Also on July 23, 2019, Paul Hastings sent Cooley a revised draft of Privateer’s stockholder consent regarding the proposed merger and Cooley sent Paul Hastings a revised draft of the support agreement, the merger agreement, the Docklight letter agreement and the founders guarantee agreement. Cooley also sent Paul Hastings the filed certificate of formation of merger sub, along with an executed operating agreement and executed subscription agreement.

On July 24, 2019, Paul Hastings sent Cooley a revised draft of the merger agreement, the Docklight letter agreement and the founders guarantee agreement. Also on July 24, 2019, Cooley sent Paul Hastings a revised draft of the stockholder lock-up agreement, Privateer’s stockholder consent regarding the proposed merger, Privateer’s disclosure letter and the Docklight letter agreement.

On July 25, 2019, Paul Hastings and Cooley exchanged revised drafts of Privateer’s disclosure letter.

On July 26, 2019, Paul Hastings sent an initial draft of the Privateer lock-up agreement to Cooley. Also on July 26, 2019, Cooley sent Paul Hastings a revised draft of the merger agreement, Privateer’s disclosure letter and the Privateer lock-up agreement. Also on July 26, 2019, the Privateer Board held a meeting to discuss the proposed merger agreement, support agreement, stockholder lock-up agreement and Privateer lock-up agreement.

On July 27, 2019, the special committee held a meeting with its advisers and discussed merger agreement and other transaction documents. During such meeting, the special committee and its advisors discussed the resolution of certain merger agreement issues (including with respect to the scope of the escrow and indemnification arrangements), Imperial provided a presentation to the special committee regarding its evaluation of the fairness of the merger (and confirmed the fairness of the merger), Paul Hastings provided a review to the special committee regarding the duties of the special committee with respect to its review and consideration of the merger, the special committee discussed the benefits of the transaction to Tilray (including the terms of the lock-up (and the impact of the lock-up arrangements on the market and Tilray’s ability to raise capital) and the scope of the escrow and indemnification arrangements) and then approved the transaction terms.

On July 29, 2019, Mr. Blue and Ms. Greenwood discussed outstanding issues in the merger agreement and stockholder lock-up agreement. Also on July 29, 2019, representatives from Tilray, Privateer, Cooley, and Paul Hastings discussed outstanding issues in the merger agreement.

On August 1, 2019, Cooley sent Paul Hastings a revised draft of Privateer’s disclosure letter. Also on August 1, 2019, representatives from Tilray, Privateer, Cooley, and Paul Hastings discussed outstanding issues in the merger agreement.

On August 4, 2019, Mr. Blue and Mr. Castaneda corresponded regarding the outstanding issues in the merger agreement and stockholder lock-up agreement. Also on August 4, Mr. Castaneda corresponded with Paul Hastings and representatives of the special committee to communicate Privateer’s position with respect to certain open issues in the merger, including Privateer’s request to require Tilray to use as merger consideration in lieu of shares a portion of any cash proceeds from a public offering consummated between the signing of the merger and the closing, as well as Privateer’s request to release certain shares from the lock-arrangement prior to the one year anniversary of the merger.

Between August 5, 2019 and August 9, 2019, representatives from Privateer, Tilray, and the special committee had multiple discussions and correspondence regarding the outstanding issues in the merger agreement and stockholder lock-up agreement.

On August 6, 2019, Cooley and Paul Hastings discussed the merger agreement.

On August 8, Paul Hastings and the special committee discussed the open issues regarding the merger agreement, including the special committee’s determination that any determination to utilize cash as merger consideration must be in Tilray’s sole discretion and not a requirement.

On August 9, 2019, Paul Hastings sent Cooley revised drafts of the stockholder lock-up agreement and the support agreement.

On August 10, 2019, Paul Hastings sent Cooley a revised draft of the merger agreement, which, in response to Privateer’s request, provided for Tilray to have the option to apply cash from an offering to the merger consideration in lieu of Tilray Class 2 common stock that would otherwise be payable to holders of Privateer capital stock.

On August 12, 2019, Paul Hastings and Cooley discussed the merger agreement. Also on August 12, 2019, Cooley sent Paul Hastings drafts of the Privateer Board’s resolutions, and Privateer’s stockholder consent, regarding the proposed merger, and the initial draft of the Form 8-K to be filed in connection with the execution of the merger agreement.

On August 13, 2019, Cooley sent Paul Hastings revised drafts of the stockholder lock-up agreement and Privateer’s disclosure letter.

On August 14, 2019, Paul Hastings sent Cooley a revised draft of the Form 8-K. Also on August 14, 2019, Mr. Castaneda and the special committee’s advisers discussed the merger agreement and the stockholder lock-up agreement.

On August 16, 2019, Mr. Blue and Ms. Greenwood corresponded regarding outstanding issues in the merger agreement and stockholder lock-up agreement. Also on August 16, 2019, Mr. Blue and Mr. Castaneda corresponded regarding outstanding issues in the merger agreement and stockholder lock-up agreement. Also August 16, 2019, the special committee held a meeting with its advisers to discuss outstanding issues with the merger agreement.

On August 17, 2019, Cooley and Paul Hastings discussed the merger agreement and stockholder lock-up agreement.

On August 18, 2019, Cooley and Paul Hastings corresponded and had discussions regarding the merger agreement and stockholder lock-up agreement.

On August 19, 2019, representatives from Privateer, the special committee, Paul Hastings and Cooley discussed outstanding issues in the merger agreement and the stockholder lock-up agreement. Also on August 19, 2019, the special committee held a meeting with its advisers and discussed the merger agreement and the stockholder lock-up agreement.

On August 23, 2019, Cooley sent revised drafts of the merger agreement and stockholder lock-up agreement to Paul Hastings. Also on August 23, 2019, the special committee held a meeting with its advisers and discussed the merger agreement and the stockholder lock-up agreement.

On August 25, 2019, Paul Hastings sent Cooley revised drafts of the merger agreement and stockholder lock-up agreement.

On August 26, 2019, Cooley and Paul Hastings discussed the merger agreement.

On August 27, 2019, representatives from Cooley, Paul Hastings and Imperial discussed the treatment of Privateer options in the proposed merger. Also on August 27, 2019, Cooley sent Paul Hastings a revised draft of the amended and restated certificate of incorporation of Privateer. Also on August 27, 2019, the special committee held a meeting with Paul Hastings to receive an update on the status of outstanding issues with respect to the merger.

On August 28, 2019, Paul Hastings and Cooley discussed the merger agreement.

On August 29, 2019, the special committee held a meeting with its advisers and discussed the merger agreement.

On August 30, 2019, Cooley and Paul Hastings further corresponded regarding the merger agreement.

On September 3, 2019, Cooley sent Paul Hastings a revised draft of the merger agreement and the stockholder lock-up agreement. Also on September 3, 2019, Cooley and Paul Hastings discussed the merger agreement.

On September 4, 2019, Cooley sent Paul Hastings a revised draft of the Privateer Board’s resolutions, and Privateer’s stockholder consent, regarding the proposed merger, along with revised drafts of the merger agreement, the Form 8-K and Privateer’s disclosure letter. Also on September 4, 2019, Privateer sent a draft press release announcing the execution of the merger agreement to Tilray, the special committee, Paul Hastings and Cooley.

Between September 4, 2019 and September 8, 2019, Cooley and Paul Hastings had multiple discussions and exchanged multiple drafts of the merger agreement. During the same period, Cooley and Paul Hastings finalized the other transaction documents.

On September 5, 2019, representatives from Privateer, Tilray, the special committee, Paul Hastings and Cooley discussed diligence issues.

On September 7, 2019, Paul Hastings sent Privateer a draft press release announcing the execution of the merger agreement.

On September 8, 2019, the Privateer Board approved entering into the merger agreement with Tilray by unanimous written consent. Also on September 8, 2019, the special committee held a meeting, with representatives from each of Imperial and Paul Hastings attending. Paul Hastings and Imperial updated the special committee on the status of the transaction and the planned timing of the announcement of the transaction and other related communications. Imperial then rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, dated as of September 9, 2019, to the effect that as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Imperial as set forth in the written opinion, the merger and other transactions contemplated by the merger agreement are fair, from a financial point of view, to the holders of Tilray common stock (other than the controlling shareholders of Tilray), as more fully described in the section titled “The Merger—Opinion of the Tilray Financial Advisor.” Paul Hastings reviewed in detail the material terms of the substantially final draft of the merger agreement, which had been provided to the special committee prior to the meeting. Paul Hastings also reviewed the material terms of the substantially final drafts of the stockholder lock-up agreement, the Privateer support agreement, the amended and restated certificate of incorporation of Privateer and the amended and restated certificate of incorporation of Tilray, which had each been provided to the special committee prior to the meeting. After discussions, the special committee unanimously (i) determined that the consummation of the merger and the other transactions contemplated by the merger agreement, on the terms and conditions substantially as set forth in the merger agreement, are advisable and are fair to, and in the best interests of, Tilray and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) approved the merger agreement and (iv) recommended that the Tilray Board recommend the approval and adoption of the merger agreement by Tilray’s stockholders.

Early on September 9, 2019, the special committee delivered its written report and determination to the Tilray Board and the Tilray Board approved entering in to the merger agreement with Privateer by unanimous written consent. The parties then finalized, executed and delivered the merger agreement. Later that morning, Privateer and Tilray issued a joint press release announcing the execution of the merger agreement.

Tilray Reasons for the Merger and the Tilray Share Issuance

On September 9, 2019, the special committee unanimously (i) determined that the consummation of the merger and the other transactions contemplated by the merger agreement, on the terms and conditions substantially as set forth in the merger agreement, are advisable and are fair to, and in the best interests of, Tilray and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) approved the merger agreement and (iv) recommended that the Tilray Board recommend the approval and adoption of the merger agreement by Tilray’s stockholders.

On September 9, 2019, and based upon the recommendation of the special committee, the Tilray Board unanimously (i) determined that the entry by Tilray into the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and are fair to, and in the best interests of, Tilray and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, including the merger, the issuance of the Stock Merger Consideration, the amendment and restatement of Tilray’s amended and restated certificate of incorporation, and the change of control of Tilray pursuant to Nasdaq rules, (iii) approved and authorized each of the transaction documents, including the merger agreement, and (iv) recommended that the stockholders of Tilray approve the merger agreement and the other transactions contemplated thereby, including the merger, the issuance of the Stock Merger Consideration, the amendment and restatement of Tilray’s amended and restated certificate of incorporation, and the change of control of Tilray pursuant to Nasdaq rules.

In the course of its evaluation of the merger agreement and merger of Privateer with and into merger sub, the special committee held numerous meetings, consulted with Tilray senior management, the special committee’s outside legal counsel and the special committee’s financial advisor, and reviewed and assessed a significant amount of information, and considered a number of factors, including the following:

•	the impact of the merger and the other transactions contemplated by the merger agreement on:

•	the current overhang of Privateer’s concentrated holdings of Tilray common stock;

•	the composition of the Tilray stockholder base;

•	the public float of Tilray common stock;

•	Tilray’s capital requirements;

•	the impact of any Privateer liabilities that might be assumed by Tilray as part of the merger;

•	the assumption by Tilray of Privateer stock options held by certain employees identified as Tilray service providers; and

•

the potential effect of the merger on the voting control of Tilray over time to the extent that shares of Tilray Class 1 common stock, having ten votes per share, are sold and automatically converted into shares of Tilray Class 2 common stock, having one vote per share.

The special committee also reviewed the terms of the merger agreement and the transactions contemplated thereby, including:

•

that Tilray will be indemnified for certain pre-closing and certain other liabilities of Privateer from an escrow account holding shares of Tilray’s Class 2 common stock with a value of $125,000,000, calculated using the Tilray Closing Price, and which shares we refer to as the escrow shares;

•

the approval and adoption by Tilray’s stockholders of the merger agreement, including the issuance of shares of Tilray common stock to the Privateer stockholders in connection with the transactions contemplated by the merger agreement and the change of control of Tilray resulting from the merger pursuant to Nasdaq rules;

•	the amendment and restatement of the current amended and restated certificate of incorporation of Tilray;

•

the prohibitions on transfer of Tilray common stock by Privateer prior to the termination of the merger agreement, and the entry by Privateer into a lock-up agreement that provides that if the merger agreement is terminated by either Tilray or Privateer because Privateer has not obtained the requisite written consent from Privateer’s stockholders within 15 business days of the registration statement of which this proxy statement/prospectus/information statement is a part becoming effective, then Privateer shall not transfer its Tilray common stock for 135 days from the termination date. The merger agreement requires that, within three months of the expiration date of the Privateer lock-up agreement, Privateer reimburse Tilray for its reasonable out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum amount of $3,000,000;

•	the execution and delivery of lock-up agreements and support agreements by certain stockholders of Privateer;

•

a condition precedent that no more than 1.5% of Privateer’s stockholders shall continue to have a right to seek appraisal, dissenters’, or similar rights under applicable with respect to their Privateer capital stock by virtue of the merger;

•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes;

•

the belief that the other terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction; and

•	the execution and delivery of certain other agreements and documents prior to the consummation of the merger.

The special committee also considered a variety of risks and other countervailing factors related to the merger, including:

•	the potential expenses and transaction costs related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger;

•	the fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	the potential for diversion of management and employee attention during the period prior to completion of the proposed merger;

•	the terms and conditions of the merger agreement, including:

•	the risk that the aggregate value of the escrow shares may be less than the pre-closing and other liabilities of Privateer;

•	the risk that Privateer’s stockholders may vote against the approval and adoption of the merger agreement;

•	the right of Privateer to terminate the merger agreement in certain circumstances, as more fully described in the section titled “Merger Agreement—Termination”; and

•	various other risks associated with the merger and the business of Tilray in the sections titled “Risk Factors” and “Forward-Looking Statements.”

In addition, the special committee considered the interests that certain of its directors and executive officers may have with respect to the merger that are different from or in addition to their interests as stockholders of Tilray, generally and specifically with respect to the fact that each of Mr. Kennedy, a director and executive officer of Tilray, and Mr. Auerbach, a director of Tilray, are securityholders and board members of Tilray and Privateer, as more fully described under “The Merger—Interests of Tilray Directors and Executive Officers in the Merger.” The special committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing information and factors considered by the special committee are not intended to be exhaustive but are believed to include all of the material factors considered by the special committee. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the special committee did not find it useful, and did not attempt, to quantify, rank or assign relative weights to these factors. In considering the factors described above, individual members of the special committee may have given weight to different factors. The special committee conducted an overall analysis of the factors discussed above, including thorough discussions with, and questioning of, Tilray senior management and the legal and financial advisors of the special committee, and considered the factors overall to be favorable to, and to support, its determination.

Privateer Reasons for the Merger

In the course of reaching its decision to approve the merger, the Privateer Board consulted with Privateer’s senior management, financial and tax advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•

the potential to provide its current stockholders with greater liquidity by owning stock in a public company, including Privateer’s belief that stockholders will have some liquidity before December 31, 2019, provided, however, there can be no certainty on the timing or amount of any liquidity;

•

the Privateer Board’s belief that no alternatives to the merger were reasonably likely to create greater value for Privateer’s stockholders, after reviewing the various financing and other strategic options to enhance stockholder value that were considered by the Privateer Board;

•

the availability of appraisal rights under the DGCL to holders of Privateer’s capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Privateer capital stock as determined by the Delaware Court of Chancery;

•	the expectation that the merger with Tilray would be a more time- and cost-effective means to access liquidity for its stockholders than other options considered by the Privateer Board;

•	the terms and conditions of the merger agreement, including, without limitation, the following:

•

the determination that the expected relative percentage ownership of Tilray’s stockholders and Privateer’s stockholders in the combined organization was appropriate based, in the judgment of the Privateer Board, on the board of directors’ assessment of the approximate valuations of Tilray and Privateer;

•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes;

•	the limited number and nature of the conditions of the obligation of Tilray to consummate the merger; and

•

the belief that the other terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•

the shares of Tilray’s common stock issued to Privateer’s stockholders will be registered on a Form S-4 registration statement and will become freely tradable for Privateer’s stockholders who are not affiliates of Privateer, subject to the terms of the lock-up agreement;

•	the merger may enable certain stockholders of Tilray and Privateer to increase the value of their current shareholding; and

•	the likelihood that the merger will be consummated on a timely basis.

The Privateer Board also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•

the possibility that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger on the reputation of Privateer and the ability of Privateer to obtain financing in the future in the event the merger is not completed;

•	the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies;

•	the fact that the representations and warranties of Tilray in the merger agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing; and

•

various other risks associated with the combined organization and the merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement.

Opinion of the Tilray Financial Advisor

The special committee requested that Imperial evaluate the fairness of the contemplated transactions, from a financial point of view, to Tilray and its stockholders (other than the controlling stockholders of Tilray). On September 8, 2019, Imperial delivered its oral opinion, subsequently confirmed in writing, to the special committee to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, that the transaction is fair, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray).

The summary of the written opinion of Imperial in this proxy statement is qualified in its entirety by reference to the full text of the written opinion of Imperial, dated September 9, 2019, attached to this proxy statement as Annex C. You are urged to, and should, read the written opinion of Imperial carefully and in its entirety.

The Imperial opinion addresses only the fairness of the contemplated Transaction, from a financial point of view, to Tilray and its stockholders (other than the controlling stockholders of Tilray), and does not opine on or constitute an opinion with respect to Tilray’s underlying business decision to effect the contemplated transactions, any legal, tax or accounting issues concerning the contemplated transaction, or any terms or other aspects of the contemplated transaction (other than as to the fairness of the Transaction, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray)).

In arriving at its opinion, Imperial made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Imperial:

•	analyzed certain historical business and financial information relating to Tilray and Privateer that it deemed to be relevant to its analysis;

•	reviewed certain internal financial forecasts and budgets for Tilray prepared and provided by Tilray’s management;

•	held discussions with certain members of Tilray’s and Privateer’s management to discuss the operations and future prospects of Tilray;

•	reviewed public information with respect to certain other public companies with business lines and financial profiles which it deemed to be relevant;

•	reviewed the financial and other relevant terms, to the extent publicly available, of certain acquisition transactions which it deemed to be relevant;

•	reviewed certain publicly available research reports;

•	reviewed the draft transaction documents; and

•

conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed necessary, including its assessment of general economic and monetary conditions.

In connection with its review, Imperial relied upon the accuracy and completeness of the foregoing financial and other information and did not assume responsibility for independent verification of such information, and neither conducted nor was furnished with any current independent valuation or appraisal of any assets of Tilray or any appraisal or estimate of any liabilities of Tilray. With respect to the financial forecasts for Tilray, Imperial assumed, with the special committee’s consent, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Tilray’s management as to the future financial performance of Tilray. Imperial did not make any independent valuation or appraisal of the assets or liabilities of Tilray, and was not furnished with such valuations or appraisals. Imperial was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Tilray, nor did Imperial negotiate with any of the parties to the transactions contemplated by the merger agreement.

Imperial assumed, with the special committee’s consent, that (i) the final executed forms of the transaction documents will not differ in any material respect from the drafts that it examined, (ii) the parties to the draft transaction documents will comply with all the material terms of those documents, and (iii) the contemplated transactions will be consummated in accordance with the terms of the draft transaction documents without any adverse waiver or amendment of any material term or condition thereof. Imperial also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Tilray or the merger.

Miscellaneous

Imperial’s opinion was one of many factors taken into consideration by the special committee in deciding to enter into the contemplated transactions. Consequently, the analyses conducted by Imperial should not be viewed as determinative of the special committee’s opinion with respect to whether the special committee would have been willing to agree to different terms in the merger.

Pursuant to an engagement letter dated as of March 27, 2019, the special committee engaged Imperial to render certain financial advisory services as requested by the special committee in relation to a proposed merger or alternative transaction, which we refer to in this section as the transaction, between Tilray and Privateer, including the evaluation of Tilray’s (both before and after the proposed transaction) and Privateer’s operations, assets and liabilities; the potential impact of the transaction on the market for Tilray’s securities; and alternatives for the structuring and execution of the transaction, and, if requested, issuing a fairness opinion to the special committee pursuant to which Imperial shall opine as to the fairness, from a financial point of view, of the transaction. Imperial was selected by Tilray based on Imperial’s qualifications, expertise and reputation. Imperial, as part of its investment banking business, is continuously engaged in the analysis of businesses and securities in connection with mergers and acquisitions and private placements for corporate and other purposes.

Pursuant to the terms of the engagement letter, Tilray paid Imperial a deposit for expenses upon the execution of the engagement letter, an hourly fee for services rendered and an opinion fee for the delivery of the opinion. Tilray paid the opinion fee to Imperial prior to Imperial’s issuance of the opinion. In addition, Tilray has agreed to indemnify Imperial for certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

The terms of the merger were determined through arm’s length negotiations between Tilray and Privateer and were approved by the special committee, which recommended that the Tilray Board approve the merger upon the negotiated terms. Although Imperial provided advice to the special committee during the course of these negotiations, the decision to enter into the merger was solely that of the special committee and the Tilray Board acting upon the recommendation of the special committee. Imperial did not recommend any specific consideration to Tilray, the special committee or the Tilray Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger. As described above, the opinion of Imperial and its presentation to the special committee were among a number of factors taken into consideration by the special committee in making its determination to approve, and recommend that the Tilray Board approve, the contemplated transactions and the transaction documents.

Imperial had not been engaged by Tilray prior to this engagement, nor has Imperial previously been engaged by Privateer.

Interests of Tilray Directors and Executive Officers in the Merger

In considering the recommendation of the Tilray Board with respect to issuing shares of Tilray’s common stock as contemplated by the merger agreement and the other matters to be acted upon by Tilray’s stockholders at the Tilray special meeting, Tilray’s stockholders should be aware that certain members of the Tilray Board and certain of Tilray’s executive officers have interests in the merger that may be different from, or in addition to, the interests of other Tilray stockholders. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Each of the special committee, Tilray Board and the Privateer Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and to recommend, as applicable, that Tilray’s stockholders approve the proposals to be presented to Tilray’s stockholders for consideration at the Tilray special meeting as contemplated by this proxy statement/prospectus/information statement, and that Privateer’s stockholders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

Ownership Interests

The affirmative vote of holders of (i) the majority of the aggregate voting power of the votes cast at the Tilray special meeting and (ii) the majority of the voting power of the outstanding shares of Tilray’s Class 1 common stock and Class 2 common stock, each voting separately as a class, are required for approval of Proposal No. 1. The affirmative vote of holders of (i) the majority of the aggregate voting power of the outstanding shares of Tilray’s Class 1 and Class 2 common stock, voting together as a single class, as of the record date for the Tilray special meeting and (ii) the majority of the voting power of Tilray’s Class 1 common stock outstanding as of the record date are required for approval of Proposal No. 2. The affirmative vote of the majority of the voting power of the Tilray shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Tilray special meeting is required for approval of Proposal No. 3. Each of Proposal Nos. 1 and 2 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1 and 2. Abstentions will have the same effect as votes “AGAINST” Proposal Nos. 1, 2 and 3.

The table below sets forth information regarding the beneficial ownership of Tilray’s common stock as of August 31, 2019 by Tilray’s directors and named executive officers.

	Class 1		Class 2		% of Total Voting Power+
Name of Beneficial Owner	Number	Percent	Number	Percent
Greater than 5% stockholders:
Privateer Holdings, Inc.(1)	16,666,667	100.0%	58,333,333	71.2%	90.5%
Directors and Named Executive Officers:
Brendan Kennedy(2)	—	—	2,888,947	3.4	1.1
Edward Wood Pastorius, Jr.(3)	—	—	219,194	*	*
Mark Castaneda(4)	—	—	929,505	1.1	*
Andrew Pucher	—	—	—	—	—
Michael Auerbach(5)	—	—	93,277	*	*
Rebekah Dopp(6)	—	—	15,749	*	*
Maryscott Greenwood(7)	—	—	19,020	*	*
Christine St.Clare(8)	—	—	15,687	*	*
All current executive officers and directors as a group (8 individuals)(9)	—	—	4,181,379	4.9	1.7

*	Represents less than one percent
+

Represents the voting power with respect to all shares of Tilray’s Class 1 common stock and Class 2 common stock, voting as a single class. Each share of Class 1 common stock will be entitled to 10 votes per share and each share of Class 2 common stock will be entitled to one vote per share. The holders of Class 1 common stock and Class 2 common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.

(1)	The address for Privateer is 2701 Eastlake Avenue E., 3rd Floor, Seattle, WA 98102.
(2)

Represents (a) 224,889 shares of Class 2 common stock held by Mr. Kennedy, (b) 2,148,433 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 515,625 shares of Class 2 common stock issuable pursuant to restricted stock units (“RSUs”) that vest within 60 days of August 31, 2019. Mr. Kennedy, an executive officer and member of the Tilray Board, is also the Executive Chairman, member of the Privateer Board and largest stockholder of Privateer, although Mr. Kennedy does not have voting or investment power with respect to the shares held by Privateer.

(3)

Represents (a) 19,194 shares of Class 2 common stock held by Mr. Pastorius, (b) 131,250 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 68,750 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

(4)

Represents (a) 129,505 shares of Class 2 common stock held by Mr. Castaneda, (b) 600,000 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 200,000 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

(5)

Represents (a) 10,937 shares of Class 2 common stock held by Mr. Auerbach, (b) 50,465 shares held by M3 Ein Sof LLC, (c) 18,750 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (d) 13,125 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019. Mr. Auerbach is a member of M3 Ein Sof LLC and has voting and dispositive power over the shares. The address for M3 Ein Sof LLC is 135 Grand Street, 2nd Floor, New York, New York 10013. Mr. Auerbach, a member of the Tilray Board, is also a member of the Privateer Board and a stockholder of Privateer, although Mr. Auerbach does not have voting or investment power with respect to the shares held by Privateer.

(6)	Represents (a) 4,812 shares of Class 2 common stock held by Ms. Dopp and (b) 10,937 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

(7)	Represents (a) 8,083 shares of Class 2 common stock held by Ms. Greenwood and (b) 10,937 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.
(8)	Represents (a) 4,750 shares of Class 2 common stock held by Ms. St.Clare and (b) 10,937 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.
(9)

Represents (a) 452,635 shares of Class 2 common stock, (b) 2,898,433 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 830,311 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

Director Positions Following the Merger

Mr. Kennedy and Mr. Auerbach are currently directors of Tilray and will continue as directors of Tilray after the effective time. For a description of Tilray’s director compensation, see “Director Compensation” elsewhere in this proxy statement/prospectus/information statement.

Interests of Privateer Directors and Executive Officers in the Merger

In considering the recommendation of the Privateer Board with respect to adopting and approving the merger agreement, Privateer’s stockholders should be aware that certain members of the Privateer Board and certain executive officers of Privateer may have interests in the merger that may be different from, or in addition to, the interests of other Privateer stockholders. Each of the special committee, the Tilray Board and the Privateer Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and to recommend, as applicable, that Tilray’s stockholders approve the proposals to be presented to Tilray’s stockholders for consideration at the Tilray special meeting as contemplated by this proxy statement/prospectus/information statement, and that Privateer’s stockholders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

Ownership Interests

Certain of Privateer’s directors and executive officers or entities affiliated with them currently hold shares of Privateer’s capital stock, which such shares of capital stock will be converted into shares of Tilray’s common stock at the effective time. The table below sets forth the ownership of Privateer’s capital stock as of August 31, 2019 by Privateer’s directors and executive officers and their anticipated ownership of Privateer common stock immediately prior to the closing of the merger.

Directors and Named Executive Officers	Number of Shares of Capital Stock as of August 31, 2019
Executive Officers
Brendan Kennedy(1)	12,897,078
Michael Blue	4,343,098
Christian Groh(2)	6,054,102
Non-Employee Directors
Michael Auerbach(3)	355,375

(1)

Represents (a) 12,004,221 shares held by Mr. Kennedy and (b) 892,857 shares held by The Kennedy Family 2016 Irrevocable Trust UTD December 1, 2016. Mr. Kennedy disclaims beneficial ownership of the shares held by The Kennedy Family 2016 Irrevocable Trust UTD December 1, 2016, except to the extent of his pecuniary interest in such shares, if any. Mr. Kennedy, executive chairman of the Privateer Board, is also an executive officer and member of the Tilray Board.

(2)	Represents (a) 4,650,494 shares held by Christian Groh, (b) 701,804 shares held by CAG 2018 GRAT and (c) 701,804 shares held by LEG 2018 GRAT.
(3)

Represents (a) 355,375 shares held by Mr. Auerbach, (b) 708,750 shares held by Murphy Ofutt Common LLC and (c) 1,812,016 shares held by Murphy Offutt, LLC. Mr. Auerbach is the general partner of these entities and has voting and dispositive power over the shares. Excludes 460,000 shares of Privateer Class 1 common stock and 200,000 shares of Privateer Class 3 common stock issuable upon the exercise of options held by Mr. Auerbach. Mr. Auerbach, a member of the Privateer Board, is also a member of the Tilray Board.

Treatment of Privateer Equity Awards

Under the merger agreement and subject to the terms thereof, at the effective time, each outstanding and unexercised option to purchase shares of Privateer’s capital stock as of immediately prior to the effective time, whether or not vested, shall be (i) converted into and become an option, as applicable, to purchase shares of Tilray’s common stock, in accordance with the terms and conditions of such Privateer option, immediately prior to the effective time or (ii) cancelled and converted into a right to receive a portion of the Cash Merger Consideration, if any, pursuant to the terms of the merger agreement. Certain of Privateer’s directors and executive officers currently hold options, to purchase shares of Privateer’s common stock. The table below sets forth certain information with respect to such options.

Option holder Name	Grant Date	Expiration Date	Exercise Price ($)	Number of Shares of Common Stock Underlying Option as of August 31, 2019	Number of Vested Shares of Common Stock Underlying Option as of August 31, 2019
Brendan Kennedy	—	—	—	—	—
Michael Blue	—	—	—	—	—
Christian Groh	—	—	—	—	—
Michael Auerbach	6/18/2014	6/17/2024	0.21	120,000	120,000
	11/11/2014	11/10/2024	1.34	120,000	120,000
	9/18/2015	9/17/2025	2.70	120,000	120,000
	3/20/2017	3/19/2027	2.92	100,000	100,000
	4/13/2018	4/12/2028	5.17	100,000	100,000
	11/28/2018	11/27/2028	27.54	100,000	100,000

Indemnification and Insurance

Under the merger agreement, from the effective time through the sixth anniversary of the date on which the effective time occurs, each of Tilray and the surviving company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time, a director or officer of Tilray or Privateer and their respective subsidiaries (excluding, in the case of Privateer, Tilray), respectively (collectively, the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Tilray or of Privateer, whether asserted or claimed prior to, at or after the effective time, in each case, to the fullest extent permitted under applicable law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Tilray and the surviving company, jointly and severally, upon receipt by Tilray or the surviving company from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to Tilray, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that the person is not entitled to indemnification.

Under the merger agreement, the provisions of the certificate of incorporation and bylaws of Tilray with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of

Tilray that are presently set forth in the certificate of incorporation and bylaws of Tilray shall not be amended, modified or repealed for a period of six years from the effective time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time, were officers or directors of Tilray. The certificate of formation, limited liability company agreement and other similar documents, which we refer to as the surviving company organizational documents, shall contain, and Tilray shall cause the surviving company organizational documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former managers and officers as those presently set forth in the certificate of incorporation and bylaws of Tilray.

Under the merger agreement, from and after the effective time, (i) the surviving company shall fulfill and honor in all respects the obligations of Privateer to its D&O Indemnified Parties as of immediately prior to the consummation of the merger pursuant to any indemnification provisions under Privateer’s certificate of incorporation, bylaws or other similar documents, and pursuant to any indemnification agreements between Privateer and its D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time and (ii) Tilray shall fulfill and honor in all respects the obligations of Tilray to its D&O Indemnified Parties as of immediately prior to the consummation of the merger pursuant to any indemnification provisions under Tilray’s certificate of incorporation, bylaws or other similar documents, and pursuant to any indemnification agreements between Tilray and its D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time.

Under the merger agreement, from and after the effective time, Tilray shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the date that the merger is consummated, on commercially available terms and conditions and with coverage limits no less favorable to Tilray than in effect as of the date of the merger agreement (provided, that Tilray may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous). In addition, Privateer shall purchase, prior to the effective time, a six year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Privateer’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time.

Under the merger agreement, from and after the effective time, Tilray shall pay expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in the foregoing paragraphs in connection with their successful enforcement of the rights provided to those persons in the foregoing paragraphs.

Limitations of Liability and Indemnification

In addition to the indemnification obligations required by the amended and restated certificate of incorporation of Tilray and amended and restated bylaws of Tilray, Tilray has entered into indemnification agreements with each of its directors and executive officers. These agreements provide for the indemnification of Tilray’s directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Tilray. Tilray believes that these amended and restated certificate of incorporation provisions, amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Privateer Stock Options

As of June 30, 2019, an aggregate of 1,940,536 shares of Privateer Class 1 common stock and 1,563,163 shares of Privateer Class 3 common stock were issuable upon the exercise of outstanding stock options under the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended, at a weighted-average exercise price of $6.93 per share. At the effective time, each Privateer option that is outstanding and unexercised immediately prior to the effective time under the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended, whether or not vested, will be converted into and become an option to purchase shares of Tilray’s Class 2 common stock or cancelled and converted into a right to receive a portion of the Cash Merger Consideration as calculated in accordance with the Cash-Out Options Allocation and as set forth on the allocation certificate. At the effective time, Tilray will assume the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended, and the share reserve under such plan and each such Privateer option in accordance with the terms of the merger agreement.

Form of the Merger

The merger agreement provides that at the effective time, Privateer will be merged with and into merger sub and the separate existence of Privateer will cease. Upon the consummation of the merger, merger sub will continue as the surviving company in the merger and will be a wholly owned subsidiary of Tilray.

Merger Consideration

At the effective time:

•

each share of Privateer common stock outstanding immediately prior to the effective time (excluding shares of Privateer capital stock held as treasury stock and shares held by stockholders who have exercised and perfected appraisal rights) will automatically be converted solely into the right to receive a number of shares of Tilray’s common stock equal to a portion of the Stock Merger Consideration and, if applicable, a portion of the Cash Merger Consideration, in each case, calculated in accordance with the Privateer Allocation under the merger agreement and as set forth on the allocation certificate (immediately prior to the effective time, each share of Privateer preferred stock will be converted into one share of Privateer Class 2 common stock); and

•

each option to purchase shares of Privateer’s common stock outstanding and unexercised immediately prior to the effective time under the Privateer equity incentive plan will be assumed by Tilray in accordance with the Privateer equity incentive plan and will become an option to purchase shares of Tilray’s Class 2 common stock with the number of shares of Tilray’s Class 2 common stock underlying such options and the exercise prices for such options adjusted to reflect the option exchange ratio; provided, however, that certain in-the-money options held by certain service providers of Privateer may instead be cancelled and converted into a right to receive a portion of the Cash Merger Consideration, if applicable.

Assuming no Cash Merger Consideration is paid in connection with the merger, immediately after the merger, (i) Privateer’s stockholders as of immediately prior to the effective time are expected to own approximately 75.4% of the outstanding capital stock of Tilray and 90.4% of the voting power of Tilray and (ii) the three founders of Privateer, namely Brendan Kennedy (Tilray’s Chief Executive Officer and President, as well as a member of the Tilray Board), Michael Blue and Christian Groh, are expected to collectively own 25.7% of the outstanding capital stock of Tilray and 71.0% of the voting power of Tilray. Mr. Kennedy, an executive officer and member of the Tilray Board, is also the Executive Chairman, a member of the Privateer Board and the largest stockholder of Privateer. Michael Auerbach, a member of the Tilray Board, is also a member of the Privateer Board and a stockholder of Privateer.

At the effective time, Tilray’s stockholders will continue to own and hold their existing shares of Tilray’s common stock, and all outstanding and unexercised options to purchase shares of Tilray’s common stock will remain in effect pursuant to their terms; provided, however, that unvested options to purchase Tilray stock held by Privateer service providers that hold Privateer options who are not Tilray service providers shall accelerate effective as of the effective time.

The merger agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Tilray’s common stock that Privateer’s stockholders will be entitled to receive for changes in the market price of Tilray’s common stock. Accordingly, the market value of the shares of Tilray’s common stock issued pursuant to the merger will depend on the market value of the shares of Tilray’s common stock at the time the merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

No fractional shares of Tilray’s common stock will be issuable to Privateer’s stockholders pursuant to the merger. Instead, each stockholder of Privateer who would otherwise be entitled to receive a fraction of a share of Tilray’s common stock, after aggregating all fractional shares of Tilray’s common stock issuable to such stockholder, will , in lieu of such fraction of a share and upon surrender by the stockholder of a letter of transmittal pursuant to the merger agreement and any accompanying documents as required therein, be paid in cash (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the volume weighted-average closing trading price of a share of Tilray’s Class 2 common stock on Nasdaq for the five consecutive trading days immediately prior to the date upon which the merger becomes effective.

The merger agreement provides that, at the closing, Tilray will deposit with an exchange agent, which will be Philadelphia Stock Transfer, Inc., evidence of book-entry shares representing the shares of Tilray’s common stock issuable to Privateer’s stockholders, the Cash Merger Consideration, if any, in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing by the exchange agent no later than one (1) business day prior to the closing date and any cash sufficient to make payments in lieu of fractional shares.

The merger agreement provides that, promptly after the effective time, the exchange agent will mail to each record holder of shares of Privateer’s capital stock that were converted into the right to receive a portion of the Stock Merger Consideration and Cash Merger Consideration, if applicable, a letter of transmittal, with all other documentation required to be delivered pursuant to the letter of transmittal, including instructions for surrendering to the exchange agent stock certificates representing shares of Privateer’s capital stock held by such record holder in exchange for book-entry shares of Tilray’s common stock, and a stockholder lock-up agreement. Upon delivery of a duly executed letter of transmittal and a duly executed stockholder lock-up agreement, the holder of Privateer’s capital stock will be entitled to the following:

•

book-entry shares representing the number of whole shares of Tilray’s common stock that such holder has the right to receive pursuant to the provisions of the merger agreement, less such holder’s pro rata portion of the escrow amount, which will be held in escrow in accordance with the merger agreement and the escrow agreement, which we refer to as the escrow agreement, to be negotiated and executed pursuant to the terms of the merger agreement;

•	the applicable portion of the Cash Merger Consideration, if any, as set forth in the allocation certificate; and

•	cash in lieu of any fractional share of Tilray’s common stock.

After the effective time, until it is surrendered, each certificate that previously evidenced shares of Privateer’s capital stock and any share of Privateer common stock previously held in direct registration form will be deemed to represent only the right to receive book-entry shares of Tilray’s common stock representing such holder’s portion of the Stock Merger Consideration, the applicable portion of the Cash Merger Consideration, if any, and cash in lieu of any fractional share of Tilray’s common stock. A holder of Privateer’s capital stock will not be entitled to receive any portion of the Stock Merger Consideration or the Cash Merger Consideration, if any, to which the holder is entitled until the holder delivers a duly executed letter of transmittal, stockholder lock-up agreement and the other documents as may be reasonably required by the exchange agent or Tilray. If payment is to be made to a person other than the holder of Privateer’s capital stock in whose name the shares are registered on the stock transfer books of Privateer, the person will be required to properly deliver a duly executed letter of transmittal, stockholder lock-up agreement and other documents as may be reasonably required by the exchange agent or Tilray, and pay all applicable transfer and other taxes required by reason of the payment to a person other than the registered holder of the shares of Privateer’s capital stock surrendered or establish to the satisfaction of the exchange agent that the taxes either have been paid or are not applicable.

The Stock Merger Consideration and, if applicable, the Cash Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, including any dividend or other distribution of securities convertible into Tilray common stock, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Privateer capital stock, Tilray Class 1 common stock, or Class 2 common stock outstanding after the date of the merger agreement and prior to the effective time.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Tilray and Privateer and specified in the certificate of merger, and which time is referred to herein as the effective time. Neither Tilray nor Privateer can predict the exact timing of the consummation of the merger.

Regulatory Approvals

In the United States, Tilray must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Tilray’s common stock and the filing of this proxy statement/prospectus/information statement with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus/information statement is a part has not become effective.

In connection with the acquisition of voting securities of Tilray pursuant to the merger, a certain Privateer stockholder, namely Brendan Kennedy, is required to use his commercially reasonable efforts to obtain all of the authorizations, approvals and consents as promptly as possible after the execution of the merger agreement, including under foreign competition laws, with respect to the transactions contemplated by the merger agreement. As of the date hereof, the applicable authorizations, approvals and consents have yet to be granted.

Tax Treatment of the Merger

Tilray and Privateer intend the merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Tilray and Privateer have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code, and to not take any actions that are reasonably expected to cause the merger to fail to so qualify. For a description of certain of the considerations regarding U.S. federal tax consequences of the merger, see the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” below.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) who exchange their Privateer common stock for Tilray common stock in the merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Neither Tilray nor Privateer has sought or intends to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position regarding the tax consequences of the merger contrary to that discussed below. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as described in this proxy statement/prospectus/information statement.

This discussion is limited to U.S. Holders that hold Privateer common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address tax consequences relevant to Privateer stockholders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding Privateer common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, mutual funds and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or disregarded entities for U.S. federal income tax purposes (and investors therein);

•	persons for whom Privateer common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

•	tax-exempt organizations or governmental organizations;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Privateer common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell Privateer common stock under the constructive sale provisions of the Code;

•	persons who acquired their Privateer common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	persons who acquired their Privateer common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•	persons who hold or received Privateer common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	persons who hold their Privateer common stock through tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Privateer common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Privateer common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Privateer common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Privateer Common Stock

It is a condition to Tilray’s obligation to consummate the merger that Tilray receive an opinion from Paul Hastings LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. It is a condition to Privateer’s obligation to consummate the merger that Privateer receive an opinion from Cooley LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Subject to the representations, assumptions and exclusions in such tax opinions, in the opinions of Cooley LLP and Paul Hastings LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. In rendering their opinions, counsels assume that the statements and facts concerning the merger set forth in this proxy statement/prospectus/information statement and in the merger agreement are true and accurate in all respects, and that the merger will be completed in accordance with this proxy statement/prospectus/information statement and the merger agreement. Counsels’ opinions also assume the truth and accuracy of certain representations and covenants as to factual matters made by Privateer, Tilray and merger sub in tax representation letters provided to counsel. In addition, counsels base their tax opinions on the law in effect on the date of the opinions and assume that there will be no change in applicable law between such date and the time of the merger. If any of these assumptions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Tilray nor Privateer intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would differ materially from those described in this proxy statement/prospectus/information statement.

Accordingly, on the basis of the opinions described above the tax consequences to U.S. Holders of Privateer common stock will be as follows:

•

a U.S. Holder of shares of Privateer common stock generally will not recognize any gain or loss upon the exchange of shares of Privateer common stock for shares of Tilray common stock in the merger, except with respect to cash received in lieu of fractional shares of Tilray common stock (as discussed below);

•

a U.S. Holder of shares of Privateer common stock will have an aggregate tax basis in the shares of Tilray common stock received in the merger (including fractional shares deemed received and redeemed as described below) equal to the aggregate tax basis of the shares of Privateer common stock surrendered in exchange therefor;

•

a U.S. Holder of shares of Privateer common stock will have a holding period for the shares of Tilray common stock received in the merger (including fractional shares deemed received and redeemed as described below) that includes its holding period for its shares of Privateer common stock surrendered in exchange therefor;

•

if a U.S. Holder of shares of Privateer common stock acquired different blocks of shares of Privateer common stock at different times or at different prices, the shares of Tilray common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be allocated pro rata to each block of shares of Privateer common stock, and the basis and holding period of such shares of Tilray common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of Privateer common stock exchanged for such shares of Tilray common stock. If cash in addition to cash for fractional shares is paid as consideration in the merger for Privateer common stock as described in the next bullet point, then U.S. Holders should consult their individual tax advisors regarding the manner in which their gain should be determined and the character of such gain; and

•

it is possible that a portion of the merger consideration will be paid in cash rather than entirely (other than for fractional shares) in Tilray common stock. In such event, a U.S. Holder of shares of Privateer common stock generally will recognize gain (but not loss) in an amount equal to the lesser of: (a) the amount of cash treated as received in exchange for Privateer common stock in the merger (excluding any cash received in lieu of fractional shares of Tilray common stock), and (b) the excess, if any, of (i) the sum of the amount of cash treated as received in exchange for Privateer common stock in the merger (excluding any cash received in lieu of fractional shares of Tilray common stock) plus the fair market value of Tilray common stock (including the fair market value of any fractional share) received in the merger, over (ii) the basis in the Privateer common stock exchanged in the merger. In such event, such U.S. Holder will have an aggregate tax basis in the shares of Tilray common stock received in the merger (including fractional shares deemed received and redeemed as described below) equal to the aggregate tax basis of the shares of Privateer common stock surrendered in exchange therefor, decreased by the amount of cash that is treated as received in exchange for Privateer common stock (excluding any cash received in lieu of a fractional share of Tilray common stock) and increased by the amount of gain, if any, recognized in the exchange (excluding any cash received in lieu of a fractional share of Tilray common stock).

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of Tilray common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share of Tilray common stock and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of Privateer common stock surrendered which is allocable to the fractional share of Tilray common stock deemed received. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for its shares of Privateer common stock exceeds one year at the effective time. Under current law, long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, a U.S. Holder of Privateer common stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Privateer common stock surrendered in the merger in an amount equal to the difference between the fair market value, at the time of the merger, of the Tilray common stock received in the merger (including any cash received in lieu of a fractional share) and such U.S. Holder’s tax basis in the Privateer common stock surrendered in the merger. Gain or loss must be calculated separately for each block of

Privateer common stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Privateer common stock exceeds one year at the effective time. Under current law, long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Tilray common stock received in the merger would be equal to the fair market value thereof as of the effective time, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

Compliance and Recordkeeping

If the merger qualifies as a “reorganization” under Section 368(a)(1)(A) of the Code, current Treasury Regulations require each U.S. Holder who receives shares of Tilray common stock in the merger to retain permanent records pertaining to the merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, certain U.S. Holders who are “significant holders” of Privateer common stock (generally, a U.S. Holder that owns at least 1% of the outstanding Privateer common stock or has a basis in Privateer non-stock securities of at least $1,000,000 immediately before the merger) to comply with certain reporting requirements. Significant holders generally will be required to file a statement with their U.S. federal income tax returns for the taxable year in which the merger occurs setting forth certain information with respect to the transaction. Such statement must include the U.S. Holder’s tax basis in such holder’s Privateer common stock surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of Privateer and Tilray. U.S. Holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives cash (including cash in lieu of fractional shares of Tilray common stock) in the merger. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations.

A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number; or

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends.

To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should timely complete and return an IRS Form W-9. Certain holders (such as certain corporations) are exempt from backup withholding. U.S. Holders exempt from backup withholding may be required to timely comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding or otherwise avoid backup withholding. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the holder may be subject to penalties imposed by the IRS and to backup withholding (currently imposed at a rate of 24%).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event of backup withholding see your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

U.S. HOLDERS OF PRIVATEER COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Nasdaq Stock Market Listing

Tilray’s common stock currently is listed on Nasdaq, under the symbol “TLRY.” Tilray has agreed to use commercially reasonable efforts to:

•	maintain its existing listing on Nasdaq;

•

to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Tilray Class 2 common stock to be issued in connection with the merger, and to cause those shares to be approved for listing (subject to official notice of issuance); and

•

to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Tilray Class 2 common stock on Nasdaq and to cause the Nasdaq listing application to be conditionally approved prior to the effective time.

In addition, under the merger agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that the shares of Tilray’s Class 2 common stock to be issued in the merger shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the merger.

Anticipated Accounting Treatment

The Merger will be accounted for as an equity reorganization of Tilray under which the shareholders of Privateer become direct shareholders of Tilray. Pursuant to the merger agreement, Privateer shareholders will exchange their shares in Privateer for shares in Tilray. At the time of the Merger, it is expected that Privateer’s only material assets are the 75,000,000 shares of Tilray Common Stock and that Privateer has no material liabilities which would be required to be disclosed in its financial statements.

Appraisal Rights

Delaware Law

If the merger is completed, Privateer’s stockholders who do not deliver a written consent approving the merger are entitled to appraisal rights under Section 262 of the DGCL, which we refer to as Section 262, provided that they comply with the conditions established by Section 262. Holders of Tilray common stock are not entitled to dissenter’s rights under Delaware law or other appraisal rights in connection with the merger.

The discussion below is not a complete summary regarding the appraisal rights of Privateer’s stockholders under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement/prospectus/information statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D of this proxy statement/prospectus/information statement. Failure to follow precisely any of the statutory procedures set forth in Annex D of this proxy statement/prospectus/information statement may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Privateer’s stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is approved by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation, before the effective date of the merger, or the surviving company, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights, if any, of the approval of the merger, the effective date of the merger and that appraisal rights are available.

If the merger is completed, within 10 days after the effective date of the merger Privateer will notify its stockholders that the merger has been approved, the effective date of the merger and that appraisal rights are available to any stockholder who has not approved the merger, if any. Holders of shares of Privateer capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Privateer within 20 days after the date of mailing of that notice, and the stockholder must not have delivered a written consent approving the merger. A demand for appraisal must reasonably inform Privateer of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Privateer capital stock held by such stockholder. Failure to deliver a written consent approving the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Privateer Holdings, Inc., 2701 Eastlake Avenue E., 3rd Floor, Seattle, WA 98102, Attention: General Counsel, and should be executed by, or on behalf of, the record holder of shares of Privateer capital stock. ALL DEMANDS MUST BE RECEIVED BY PRIVATEER WITHIN TWENTY (20) DAYS AFTER THE DATE PRIVATEER MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER, IF ANY.

If a holder of shares of Privateer’s capital stock fails to deliver a written demand for appraisal within the time period specified above, such holder will be entitled to receive the merger consideration for such holder’s shares of Privateer capital stock as provided for in the merger agreement, but will have no appraisal rights with respect to his, her or its shares of Privateer’s capital stock.

To be effective, a demand for appraisal by a holder of shares of Privateer’s capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Privateer. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time.

If a holder of shares of Privateer’s capital stock holds shares of Privateer’s capital stock in a brokerage account or in other custodian form and such holder wishes to exercise appraisal rights, such holder should consult with such holder’s bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the merger by delivering a written withdrawal to Privateer. If, following a demand for appraisal, a holder of shares of Privateer’s capital stock who has demanded an appraisal has withdrawn such holder’s demand for appraisal in accordance with Section 262, such holder will have the right to receive the merger consideration for such holder’s shares of Privateer capital stock.

Within 120 days after the effective time, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving company, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving company or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving company or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving company. The surviving company has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and merger sub, which is expected to be the surviving company, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment of their shares and with whom agreements as to the value of their shares have not been reached by the surviving company. After notice to dissenting stockholders who demanded appraisal of their shares, if any, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1.0 million or (3) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders, taking into account all relevant factors. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving company may pay to each shareowner entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the

Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Holders of shares of Privateer’s capital stock should be aware that the fair value of such holder’s shares as determined under Section 262 could be more than, the same as, or less than the value that such holder is entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving company and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Privateer capital stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The merger agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Tilray, Privateer or merger sub. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

The merger agreement contains representations and warranties that Tilray and merger sub, on the one hand, and Privateer, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by Privateer to Tilray in connection with signing the merger agreement. While Tilray and Privateer do not believe that this disclosure letter contains information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Tilray or Privateer, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Tilray, merger sub and Privateer and are modified by the disclosure letter.

General

Under the merger agreement, at the effective time, Privateer shall merge with and into merger sub. Upon consummation of the merger, Privateer will cease to exist and merger sub will survive as a wholly owned subsidiary of Tilray.

Merger Consideration

Immediately prior to the effective time, each share of Privateer Class 1 common stock, Privateer Class 2 common stock and Privateer Class 3 common stock outstanding immediately prior to the effective time (excluding shares to Privateer’s capital stock held as treasury stock or held by Tilray or any of its subsidiaries and excluding shares held by stockholders who have exercised and perfected appraisal rights for shares of Privateer capital stock in accordance with the DGCL (“Dissenting Shares”)) will be automatically converted into the right to receive a portion, as applicable, of the Stock Merger Consideration and, if applicable, the relevant portion of the Cash Merger Consideration, if any, in each case, calculated in accordance with the Privateer Allocation as set forth on the allocation certificate to be prepared by Privateer and delivered to Tilray at least five business days prior to the closing of the merger.

“Privateer Allocation” means the following allocation:

•

with respect to a Brendan Kennedy, Christian Groh or Michael Blue (the “Founders”), a number of shares of Tilray Class 1 common stock equal to the product of (i) the Tilray Class 1 Common Stock Consideration Shares, multiplied by (ii) the quotient of (A) the number of shares of Privateer capital stock held by such Founder, divided by (B) the number of shares of Privateer capital stock held by all Founders;

•

with respect to each Privateer stockholder, a number of shares of Tilray Class 2 common stock equal to (i) the product of (A) such holder’s Pro Rata Consideration Ratio, multiplied by (B) the Total Merger

Consideration, (ii) less the number of shares of Tilray Class 2 common stock equal to the quotient of (A) the Pro Rata Cash Portion with respect to such holder, divided by (B) the Offering Price (rounded up to the nearest whole share), and (iii) less in the case of a Founder, the number of shares of Tilray Class 2 common stock equal to the number of shares of Tilray Class 1 common stock allocated to such Founder pursuant to the immediately preceding bullet point above; and

•	with respect to each Privateer stockholder, the portion of Cash Merger Consideration equal to such holder’s Pro Rata Cash Portion;

in each case, all in accordance with the amended and restated certificate of incorporation of Privateer.

“Offering Price” means the weighted-average price associated with each identifiable portion of funds designated for Cash Merger Consideration as follows: (i) in the case of an underwritten public offering, the public offering price of a share of Tilray Class 2 common stock in such offering, less any underwriting discounts, commissions or other compensation, (ii) in the case of an at-the-market offering, the weighted-average price per share of Tilray Class 2 common stock sold in such offerings, less any discounts, commissions or other compensation and (iii) in the case in which Tilray uses cash from any other offering of Tilray securities to be allocated as Cash Merger Consideration, the net sale price of a share of Tilray Class 2 common stock (after taking into account discounts, commissions or other compensation).

“Privateer Exchange Shares” means the total number of shares of Privateer common stock outstanding immediately prior to the effective time (expressed on an as-converted to Privateer common stock basis and assuming the effectiveness of the conversion of Privateer preferred stock into Privateer Class 2 common stock immediately prior to the effective time), (i) including (A) the total number of shares assuming the exercise of all options held by certain Privateer service providers immediately prior to the effective time and (B) the issuance of shares of Privateer common stock in respect of all other outstanding options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the merger and (ii) excluding any shares issuable upon exercise of options for Tilray common stock by certain Tilray service providers.

“Pro Rata Cash Portion” means, with respect to any Privateer stockholder, the amount of cash equal to the product of (i) the Cash Merger Consideration, less the Aggregate Cash Option Consideration, multiplied by (ii) such holder’s Pro Rata Consideration Ratio; provided that the Pro Rata Cash Portion with respect to any Privateer stockholder shall not exceed the amount of cash equal to the product of (A) the Offering Price, multiplied by (B) the number of shares equal to the product of (1) such holder’s Pro Rata Consideration Ratio, multiplied by (2) the Total Merger Consideration, (3) less in the case of a Founder, the number of shares of Tilray Class 1 common stock allocated to such Founder pursuant to the first bullet in the definition of the Privateer Allocation.

“Pro Rata Consideration Ratio” means, with respect to any Privateer stockholder, the fraction equal to the quotient of (a) the number of shares of Privateer capital stock held by such holder, divided by (b) the Privateer Exchange Shares.

“Tilray Class 1 Common Stock Consideration Shares” means 16,666,667 shares of Tilray Class 1 common stock; provided, however, that the Tilray Class 1 Common Stock Consideration Shares will be reduced on a one-to-one basis by the amount by which the shares of Tilray Class 1 common stock held by Privateer immediately prior to the effective time is less than 16,666,667 shares.

“Tilray Class 2 Common Stock Consideration Shares” means 58,333,333 shares of Tilray Class 2 common stock; provided, however, that the Tilray Class 2 Common Stock Consideration Shares will be reduced on a one-to-one basis by the amount by which the shares of Tilray Class 2 common stock held by Privateer immediately prior to the effective time is less than 58,333,333 shares (such that in no event shall such number exceed the lesser of

(i) the number of shares of Tilray Class 2 common stock held by Privateer immediately prior to the Effective Time or (ii) 58,333,333 shares), in each such case, less (A) the Cash Consideration Shares, and less (B) the Privateer Transaction Expense Shares.

“Total Merger Consideration” means the sum of (i) the Tilray Class 1 Common Stock Consideration Shares, plus (ii) the Tilray Class 2 Common Stock Consideration Shares, plus (iii) the Cash Consideration Shares. “Privateer Transaction Expense Shares” means a number of Tilray Class 2 common stock equal to the Privateer transaction expenses greater than $1,000,000 divided by the Tilray Closing Price.

No fractional shares of Tilray’s common stock will be issued in connection with the merger. Instead, any holder of Privateer’s common stock who would otherwise be entitled to receive a fraction of a share of Tilray’s common stock, after aggregating all fractional shares of Tilray’s common stock issuable to the stockholder, will, in lieu of such fraction of a share and upon surrender by the stockholder of a letter of transmittal pursuant to the merger agreement and any accompanying documents as required therein, be paid in cash (rounded to the nearest whole cent), without interest, determined by multiplying that fraction by the Tilray Closing Price, in each case as set forth in the allocation certificate.

The Tilray Board may, in its sole discretion, designate all or any portion of the net proceeds from an Offering as Cash Merger Consideration to be paid in cash pro rata (i) in lieu of a portion of the Stock Merger Consideration to the Privateer stockholders who would otherwise be entitled to receive Tilray Class 2 common stock in the merger, and (ii) in lieu of a portion of the Option Merger Consideration to certain service providers of Privateer who hold certain Privateer options determined to be in-the-money, in each case, in accordance with the allocation certificate as described in more detail in the merger agreement. The Cash Consideration Shares shall not exceed 20% of the Total Merger Consideration. Tilray is under no obligation to conduct an Offering or to pay any Cash Merger Consideration.

The merger agreement provides that, at closing of the merger, Tilray will deposit with an exchange agent, which will be Philadelphia Stock Transfer, Inc., evidence of book-entry shares representing Tilray’s common stock issuable to Privateer’s stockholders, the Cash Merger Consideration, if any, in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing by the exchange agent no later than one (1) business day prior to the closing date of the merger, and any cash sufficient to make payments in lieu of fractional shares.

The merger agreement provides that, promptly after the effective time, the exchange agent will mail to each record holder of shares of Privateer’s capital stock that were converted into the right to receive a portion of the Stock Merger Consideration and Cash Merger Consideration, if applicable, a letter of transmittal, with all other documentation required to be delivered pursuant to the letter of transmittal, including instructions for surrendering to the exchange agent stock certificates representing shares of Privateer’s capital stock held by such record holder in exchange for book-entry shares of Tilray’s common stock, and a stockholder lock-up agreement. Upon delivery of a duly executed letter of transmittal and a duly executed stockholder lock-up agreement, the record holder of shares of Privateer’s capital stock will be entitled to the following:

•

book-entry shares representing the number of whole shares of Tilray’s common stock that such holder has the right to receive pursuant to the provisions of the merger agreement, less such holder’s pro rata portion of the escrow amount, which will be held in escrow in accordance with the merger agreement and the escrow agreement;

•	the applicable portion of the Cash Merger Consideration, if any, as set forth in the allocation certificate; and

•	cash in lieu of any fractional share of Tilray’s common stock.

After the effective time, until it is surrendered, each certificate that previously evidenced shares of Privateer’s capital stock and any share of Privateer common stock previously held in direct registration form will be deemed to represent only the right to receive book-entry shares of Tilray’s common stock representing such holder’s portion of the Stock Merger Consideration, the applicable portion of the Cash Merger Consideration, if any, and cash in lieu of any fractional share of Tilray’s common stock. A holder of Privateer’s capital stock will not be entitled to receive any portion of the Stock Merger Consideration or the Cash Merger Consideration, if any, to which the holder is entitled until the holder delivers a duly executed letter of transmittal, stockholder lock-up agreement and the other documents as may be reasonably required by the exchange agent or Tilray. If payment is to be made to a person other than the holder of Privateer’s capital stock in whose name the shares are registered on the stock transfer books of Privateer, the person will be required to properly deliver a duly executed letter of transmittal, stockholder lock-up agreement and other documents as may be reasonably required by the exchange agent or Tilray, and pay all applicable transfer and other taxes required by reason of the payment to a person other than the registered holder of the shares of Privateer’s capital stock surrendered or establish to the satisfaction of the exchange agent that the taxes either have been paid or are not applicable.

The Stock Merger Consideration and, if applicable, the Cash Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, including any dividend or other distribution of securities convertible into Tilray common stock, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Privateer capital stock, Tilray Class 1 common stock, or Class 2 common stock outstanding after the date of the merger agreement and prior to the effective time.

Treatment of Privateer’s Awards Options

At the effective time, Tilray will assume the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended.

At the effective time:

•

each Privateer Class 1 option to purchase shares of Privateer’s capital stock outstanding and unexercised immediately prior to the effective time under the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended, whether or not vested, will be converted into an option to purchase shares of Tilray’s Class 2 common stock or cancelled and converted into a right to receive a portion of the Cash Merger Consideration, if applicable, as calculated in accordance with the Cash-Out Options Allocation and as set forth on the allocation certificate. From and after the effective time, each Privateer Class 1 option assumed by Tilray may be exercised, subject to the holder thereof entering into an option assumption agreement, pursuant to which the holder will agree, among other things, to the lock-up requirements, to the conversion of the holder’s options as described in this proxy statement, and to release all claims related to the holder’s options other than to the converted Privateer options as described herein, for such number of shares of Tilray Class 2 common stock as is determined by multiplying the number of shares of Privateer’s Class 1 common stock subject to the option by the option exchange ratio and rounding that result down to the nearest whole number of shares of Tilray’s Class 2 common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the Privateer’s Class 1 option by the option exchange ratio and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Privateer Class 1 option assumed by Tilray will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Privateer Class 1 options will generally remain unchanged; notwithstanding the foregoing, the conversion of each Privateer Class 1 option into an option to purchase shares of Tilray Class 2 common stock will be made in a manner such that it will be intended that the conversion of a Privateer Class 1 option will not constitute a “modification” of such Privateer Class 1 option; and

•

each Privateer Class 3 option to purchase shares of Privateer’s capital stock outstanding and unexercised immediately prior to the effective time under the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended, whether or not vested, will be converted into an option to purchase shares of Tilray’s Class 2 common stock or cancelled and converted into a right to receive a portion of the

Cash Merger Consideration, if applicable, as calculated in accordance with the Cash-Out Options Allocation and as set forth on the allocation certificate. From and after the effective time, each Privateer Class 3 option assumed by Tilray may be exercised, subject to the holder thereof entering into an option assumption agreement, pursuant to which the holder will agree, among other things, to the lock-up requirements, to the conversion of the holder’s options as described in this proxy statement, and to release all claims related to the holder’s options other than to the converted Privateer options as described herein, for such number of shares of Tilray Class 2 common stock as is determined by multiplying the number of shares of Privateer’s Class 3 common stock subject to the option by the option exchange ratio and rounding that result down to the nearest whole number of shares of Tilray’s Class 2 common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the Privateer Class 3 option by the option exchange ratio and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Privateer Class 3 option assumed by Tilray will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Privateer Class 3 options will generally remain unchanged; notwithstanding the foregoing, the conversion of each Privateer Class 3 option into an option to purchase shares of Tilray Class 2 common stock will be made in a manner such that it will be intended that the conversion of a Privateer Class 3 option will not constitute a “modification” of such Privateer Class 3 option.

The “option exchange ratio” is equal to the Total Merger Consideration, less the escrow amount, divided by the Privateer Exchange Shares.

Prior to the closing of the merger, Privateer has the option to effect the cancellation and termination of each Privateer option to purchase Privateer capital stock with a per share exercise price that is equal to or greater than $27.00. In consideration for such cancellation and termination, the holder of such option will be entitled to receive one-half of a share of Privateer Class 1 common stock or Privateer Class 3 common stock, as applicable, (rounded down to the nearest whole share) for each share of Privateer common stock subject to such terminated option. The cancellation of each such option and the receipt of such consideration will be conditioned on the holder having first executed an option cancellation agreement.

In addition, pursuant to the merger agreement, at the effective time, any restricted share of Privateer common stock that will be converted into the right to receive shares of Tilray common stock will remain subject to the same restrictions, which will continue in full force and effect and the vesting schedule and other provisions of such Privateer restricted shares shall otherwise remain unchanged.

Amendment to the Amended and Restated Certificate of Incorporation of Tilray

Tilray shall solicit Tilray stockholder consent for purposes of adopting and approving the amended and restated certificate of incorporation of Tilray. Tilray shall have filed the amended and restated certificate of incorporation of Tilray prior to the consummation of the merger.

Amendment to the Amended and Restated Certificate of Incorporation of Privateer

Privateer shall solicit Privateer stockholder consent for purposes of adopting and approving the amended and restated certificate of incorporation of Privateer. Privateer shall have filed the amended and restated certificate of incorporation of Privateer prior to the consummation of the merger.

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties to the merger agreement, at or prior to the merger, of various conditions, which include the following:

•

the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order with respect to the registration statement that has not been withdrawn;

•

there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction, judgment, or other order or decree by any tribunal, court or other governmental body of competent jurisdiction or law which has the effect of preventing, making illegal, or prohibiting the consummation of the merger, and there must not be pending any legal proceeding by any governmental body of competent jurisdiction seeking to prohibit the consummation of the merger;

•	the affirmative vote of the:

•	holders of a majority of the aggregate voting power of the votes cast at the Tilray stockholders’ meeting;

•	holders of a majority of the outstanding shares of Tilray Class 1 common stock and Tilray Class 2 common stock, each voting separately as a class;

•	holders of a majority of the aggregate voting power of outstanding shares of Tilray Class 1 and Class 2 common stock, voting together as a single class; and

•	holders of a majority of the voting power of the Tilray Class 1 common stock;

•	the affirmative vote (or written consent) of the:

•	holders of a majority of the aggregate voting power of outstanding shares of Privateer common stock and Privateer preferred stock, voting as a single class;

•	holders of a majority of the aggregate voting power of the outstanding shares of Privateer preferred stock, voting as a single class;

•	holders of a majority of the outstanding shares of Privateer Series A preferred stock, voting as a single class;

•	holders of a majority of the outstanding shares of Privateer Series B preferred stock, voting as a single class; and

•

holders of a majority of the aggregate voting power of outstanding shares of Privateer Class 1 common stock, Class 2 common stock, Class 3 common stock and Privateer preferred stock, voting as a single class (in each case, excluding shares of Privateer common stock and Privateer preferred stock held or beneficially owned by each of Brendan Kennedy, Michael Blue, Christian Groh, and Michael Auerbach).

•

the shares of Tilray’s Class 2 common stock to be issued in the merger pursuant to the merger agreement must have been approved for listing, subject to official notice of issuance, on Nasdaq as of the closing;

•

the applicable approvals, clearances, or waiting periods, and any extensions thereof, under the HSR Act or any foreign competition laws that are applicable to the merger or the acquisition of voting securities by each of Brendan Kennedy, Michael Blue, Christian Groh and Michael Auerbach must have been obtained, expired or been earlier terminated;

•	Privateer must have filed the amended and restated certificate of incorporation of Privateer and Tilray must have filed the amended and restated certificate of incorporation of Tilray; and

•	Privateer shall have caused certain contracts to be terminated or extinguished, with no liability or obligation to Privateer, within 20 business days after the date of the merger agreement.

In addition, each party’s obligation to complete the merger is subject to the satisfaction or waiver by that party of the following additional conditions:

•

the other party to the merger agreement must have performed or complied with in all material respects all of the party’s agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time;

•	the other party must have delivered certain certificates and other documents required under the merger agreement for the closing of the merger;

•

the party must have received the opinion of its legal counsel, dated as of the closing date of the merger, to the effect that the merger will be treated, for U.S. federal income tax purposes, as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and

•

each of Tilray and Privateer shall have received the escrow agreement duly executed by Citibank, N.A., or another third party escrow agent to be mutually agreed by Privateer and Tilray, which we refer to as the escrow agent, stockholder representative and the other party.

In addition, the obligation of Tilray and merger sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Privateer regarding certain matters related to due organization and subsidiaries, authority, required stockholder votes, capitalization, ownership of shares, and financial advisors of Privateer in the merger agreement must be true and correct in all material respects on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•

certain representations and warranties of Privateer related to capitalization and equity awards or options must be true and correct in all respects as of the date of the merger agreement and on the closing date of the merger (other than, as of the closing date, inaccuracies that are de minimis in the aggregate on the closing date) with the same force and effect as if made on the date on which the merger is to be completed;

•

the remaining representations and warranties of Privateer in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Privateer material adverse effect (without giving effect to any references therein to any Privateer material adverse effect or other materiality qualifications);

•

since the date of the merger agreement, there must not have occurred a Privateer material adverse effect, which means any effect, change, event, circumstance or development that is or would be reasonably expected to be materially adverse to the business, assets, or liabilities of Privateer and its subsidiaries, taken as a whole, or any effect, change, event, circumstance or development that is or would reasonably be expected to be materially adverse to the business, assets, or liabilities of Privateer and its subsidiaries, taken as a whole, but excluding the ownership of capital stock of Tilray;

•	Privateer must have effected the conversion of Privateer’s preferred stock into shares of Privateer’s Class 2 common stock;

•	certain agreements with holders of Privateer’s capital stock shall have been terminated;

•	Tilray shall have received each of the following, which must be in full force and effect:

•	the allocation certificate;

•	the lock-up agreement and support agreement delivered by each of Brendan Kennedy, Michael Blue, Christian Groh and Michael Auerbach;

•

letters of resignation and waivers of certain claims from each member of the board of directors (or equivalent governing body) and each officer of Privateer and each of its subsidiaries (excluding Tilray and its subsidiaries);

•	evidence that Privateer has purchased the required D&O tail insurance policy;

•	a certain letter agreement executed by Docklight Brands, Inc.; and

•	a guarantee agreement, executed by each of the Founders.

•	the Privateer stockholder written consent evidencing the required Privateer stockholder vote shall be in full force and effect; and

•

Privateer stockholders holding no more than 1.5% of the outstanding Privateer capital stock shall continue to have a right to seek appraisal, dissenters’, or similar rights under applicable law with respect to their Privateer capital stock by virtue of the merger.

In addition, the obligation of Privateer to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Tilray regarding certain matters related to due organization and subsidiaries, authority, and financial advisors in the merger agreement must be true and correct in all material respects on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date; and

•

the remaining representations and warranties of Tilray in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Tilray material adverse effect (without giving effect to any references therein to any Tilray material adverse effect or other materiality qualifications).

Representations and Warranties

The merger agreement contains customary representations and warranties of Tilray and Privateer for a transaction of this type relating to, among other things:

•	corporate organization and power, and similar corporate matters;

•	subsidiaries;

•	organizational documents;

•	authority to enter into the merger agreement and the related agreements;

•	votes required for completion of the merger and approval of the proposals that will come before the Tilray special meeting and that will be the subject of Privateer’s stockholder written consent;

•

except as otherwise specifically disclosed pursuant to the merger agreement, the fact that the consummation of the transactions contemplated by the merger agreement would not contravene or require the consent of any third party; and

•	financial advisors.

The merger agreement contains further customary representations and warranties of Tilray for a transaction of this type relating to, among other things:

•	valid issuance of shares of Tilray common stock; and

•	the receipt by the special committee of Imperial’s fairness opinion.

The merger agreement contains further customary representations and warranties of Privateer for a transaction of this type relating to, among other things:

•	capitalization and ownership of shares;

•	financial statements;

•	absence of material changes or events;

•	absence of undisclosed liabilities;

•	title to assets;

•	real property and leaseholds;

•	intellectual property;

•	the validity of material contracts to which Privateer is a party and the absence of certain violations, defaults or breaches of such contracts;

•	regulatory compliance, permits and restrictions;

•	legal proceedings and orders;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	insurance;

•	whether any brokerage or finder’s fee or other fee or commission has been paid or promised in connection with the merger;

•	transactions with affiliates; and

•	compliance with anti-bribery laws.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Tilray and Privateer to complete the merger.

Acquisition Proposals

Privateer agreed that, notwithstanding anything contained in the merger agreement to the contrary, prior to the Tilray stockholders’ adoption and approval of Proposal Nos. 1 and 2, in response to a bona fide “acquisition proposal” Tilray may, if, and only if, prior to taking any of the actions set forth below, the Tilray Board determines in good faith after consultation with its outside legal counsel that, (a) based on the information then available and after consultation with its financial advisor, the acquisition proposal either constitutes a “superior offer” or could reasonably be expected to result in a superior offer and (b) that the failure to take such action could be inconsistent with the fiduciary duties of the Tilray Board to the stockholders of Tilray under applicable law:

•	provide information in response to a request therefor (including nonpublic information regarding Tilray or any of its subsidiaries) to the person who made an acquisition proposal; and

•	participate in any discussions or negotiations with any person who makes an acquisition proposal regarding that acquisition proposal.

In connection with the foregoing, Tilray agreed that if Tilray or any of its representatives receives an acquisition proposal or acquisition inquiry at any time during the period commencing on the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the effective time, then: (a) Tilray shall promptly (and in no event later than 24 hours after Tilray becomes aware of such acquisition proposal or acquisition inquiry) advise Privateer orally and in writing of such acquisition proposal or acquisition inquiry (including the identity of the person making or submitting a particular acquisition proposal or acquisition inquiry, and the material terms thereof); and (b) Tilray shall keep Privateer reasonably informed with respect to the status and material terms of any such acquisition proposal or acquisition inquiry and any material modification or proposed material modification thereto.

An “acquisition inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by one party to the merger agreement to another party to the merger agreement) that would reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” means any offer or proposal, in respect of a party to the merger agreement, whether written or oral (other than an offer or proposal made or submitted by or on behalf of another party to the merger agreement or any of its affiliates) contemplating or otherwise relating to any “acquisition transaction.”

An “acquisition transaction” means any transaction or series of related transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which Tilray, Privateer or merger sub is a constituent entity, (ii) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Tilray, Privateer or merger sub or any of their respective subsidiaries or (iii) in which Tilray, Privateer, merger sub or any of their respective subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of Tilray, Privateer or merger sub and their respective subsidiaries, as applicable, taken as a whole.

A “superior offer” means an unsolicited, bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to greater than 50% for these purposes) that is on terms and conditions that the Tilray Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by Privateer to amend the terms of the merger agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Tilray’s stockholders than the terms of the transactions contemplated by the merger agreement.

Change in Board Recommendation

At any time prior to the proper approval of Proposal Nos. 1 and 2 at the Tilray special meeting, the Tilray Board may withdraw or modify (or propose to withdraw or modify) its recommendation that Tilray’s stockholders vote ”FOR” Proposal Nos. 1 and 2, which we refer to as a Tilray Board adverse recommendation change, if:

Scenario 1

•	after the date of the merger agreement, a bona fide acquisition proposal is made to Tilray and it is not withdrawn;

•	the Tilray Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that the acquisition proposal constitutes a superior offer;

•

the Tilray Board does not effect, or cause Tilray to effect, a Tilray Board adverse recommendation change or cause Tilray to terminate the merger agreement prior to Tilray’s stockholders voting on Proposal Nos. 1, 2 and, if applicable, 3 at any time within four business days (together with any subsequent shorter period as contemplated below) after Privateer receives (i) written notice from Tilray that the Tilray Board has determined that the acquisition proposal is a superior offer and (ii) a summary of the material terms and conditions of the acquisition proposal (it being understood that any change in the purchase price or form of consideration in the offer must be deemed a material modification) and a new notice period, of two business days, will begin;

•

during the applicable notice period, if requested by Privateer, Tilray engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Privateer to amend the merger agreement in such a manner that the competing acquisition proposal does not constitute a superior offer;

•

at the end of the applicable notice period, the acquisition proposal has not been withdrawn and constitutes a superior offer, taking into account any changes to the terms of the merger agreement proposed by Privateer as a result of the negotiations required above or otherwise; and

•

the Tilray Board determines in good faith, after having consulted with its financial advisor and outside legal counsel, that, in light of the superior offer, a failure to make a Tilray Board adverse recommendation change could reasonably be expected to be inconsistent with the fiduciary duties of the Tilray Board to the stockholders of Tilray under applicable law and the acquisition proposal constitutes a superior offer, taking into account any modification to the offer and any changes to the terms of the merger agreement proposed by Privateer as a result of the negotiations required above or otherwise; or

Scenario 2

•

other than in connection with or as a result of the making of an acquisition proposal or acquisition inquiry with respect to Tilray, a material development, event, effect, state of facts or change in circumstances that was not known or reasonably foreseeable, or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable, occurs, arises or becomes known to the Tilray Board after the date of the merger agreement and prior to the approval of Proposal Nos. 1 and 2 at the Tilray special meeting, the material development, event, effect, state of facts or change in circumstances being referred to as an “intervening event”;

•	the Tilray Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an intervening event has occurred;

•

the Tilray Board does not effect, or cause Tilray to effect, a Tilray Board adverse recommendation change at any time within four business days after Privateer receives written notice from Tilray that the Tilray Board has determined than an intervening event requires the Tilray Board to effect, or cause

Tilray to effect, a Tilray Board adverse recommendation change, provided that a new notice will be required with respect to any change in circumstances and a new notice period of two business days will begin;

•

during the applicable period mentioned above, if required by Privateer, Tilray engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Privateer to amend the merger agreement in such a manner that obviates the need for the Tilray Board to effect, or cause Tilray to effect, a Tilray Board adverse recommendation change as a result of the intervening event; and

•

the Tilray Board determines in good faith, after having consulted with its outside legal counsel, that, in light of the intervening event, a failure to make a Tilray Board adverse recommendation change could reasonably be expected to be inconsistent with the fiduciary duties of the Tilray Board to Tilray’s stockholders under applicable law.

Meetings of Stockholders

Tilray is obligated under the merger agreement to, promptly after the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, has been declared effective under the Securities Act, take all action necessary under applicable law to call, give notice of and hold the Tilray special meeting for the purpose of seeking approval of the merger agreement, including the issuance of shares of Tilray’s common stock to Privateer’s stockholders in connection with the merger and the other transactions contemplated by the merger agreement and the change of control of Tilray resulting from the merger pursuant to the Nasdaq rules, as well as the amendment to the current amended and restated certificate of incorporation of Tilray.

Covenants; Conduct of Business Pending the Merger

Privateer has agreed that, except as permitted by the merger agreement, as expressly required under the merger agreement, or as required by applicable law, during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the closing of the merger and the termination of the merger agreement, which period we refer to as the pre-closing period, Privateer will, and will cause its subsidiaries (excluding Tilray and its subsidiaries) to, conduct its business and operations in the ordinary course consistent with past practices and in compliance in all material respects with all applicable laws and the requirements of all contracts to which Privateer or any of its subsidiaries (excluding Tilray and its subsidiaries) is a party or for which any of the assets of Privateer or its subsidiaries (excluding Tilray and its subsidiaries) is subject.

Privateer has also agreed that, subject to certain limited exceptions, it will not, and will cause its subsidiaries (excluding Tilray and its subsidiaries) to not, during the pre-closing period:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Privateer common stock from terminated employees, directors or consultants of Privateer);

•

except pursuant to the valid exercise of Privateer’s outstanding options on the date of the merger agreement, in accordance with their terms as existing on the date of the merger agreement, sell, issue, grant, pledge or otherwise dispose of, encumber, or authorize any of the foregoing with respect to any capital stock or other security of Privateer or any of its subsidiaries (excluding Tilray and its subsidiaries); modify, waive or amend terms, or the rights of any holder of any outstanding capital stock or other security of Privateer or any of its subsidiaries (excluding Tilray and its subsidiaries), including to reduce or alter the consideration to be paid to Privateer upon the exercise of any equity interest; grant any new option for Class 1 common stock or Class 3 common stock of Privateer; or accelerate, amend or change the period of exercisability or vesting of any outstanding Privateer option or similar right or authorize any cash payment in exchange for any outstanding Privateer option or similar right, except as specifically authorized by the merger agreement;

•

except as required to give effect to anything in contemplation of the closing of the merger, amend or otherwise change any of the organizational documents of Privateer or its subsidiaries (excluding Tilray and its subsidiaries), or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification, repurchase or redemption of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated by the merger agreement;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•

lend money to any person; incur or guarantee any indebtedness; assume, endorse, guarantee, or otherwise become responsible for (contingently or otherwise), the obligations of any person; make any loans, advances or capital contributions; make any capital expenditures or commitments; or enter into or amend any contract with respect to any of the foregoing;

•

other than as required by applicable law or the terms of any Privateer employee benefit plan as in effect on the date of the merger agreement, subject to certain exceptions: adopt, terminate, establish or enter into any employee benefit plan; cause or permit any employee benefit plan to be amended in any material respect; pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, or employees; increase or accelerate the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit, to any of its directors, officers, employees or consultants; increase the severance or change of control benefits offered to any current or new directors, officers, or employees; or terminate or give notice of termination to any officer or any employee whose annual base salary is or is expected to be more than $50,000 per year, other than any termination for cause;

•	recognize any labor union, labor organization or similar entity, except as otherwise required by law and after advance notice to Tilray;

•

acquire any material asset or property (including any real property, whether via acquisition or lease) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties (including any real property and any right or interest in any leases by which Privateer possesses real property), or grant any encumbrance with respect to such assets or properties;

•	sell, assign, transfer, or otherwise dispose of, purchase or otherwise acquire or obtain, or grant or receive any license, sublicense or other rights under any intellectual property rights;

•

make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the ordinary course of business, the principal subject matter of which is not taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than pursuant to an extension of time to file any tax return granted in the ordinary course of business of not more than six months), or adopt or change any material accounting method in respect of taxes;

•

enter into, amend, breach or consent to the termination of any material contract, amend, modify, waive or consent to the termination of any of Privateer’s or its subsidiaries’ (excluding Tilray and its subsidiaries) rights under any material contract, or waive, release or consent to the termination of any claims or rights of material value to Privateer or any of its subsidiaries (excluding Tilray and its subsidiaries) under any material contract;

•

other than incurrence or payment of any Privateer transaction expenses, make any expenditures, incur any liabilities or discharge or satisfy any liabilities, in each case, in amounts that exceed $50,000 in the aggregate;

•	other than as required by law or GAAP, take any action to change accounting policies or procedures;

•	initiate, settle, or take any action not required in connection with any legal proceeding;

•

terminate, cancel, amend, modify, allow to lapse or fail to renew any insurance coverage policy maintained by Privateer or any of its subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

•	file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws; or

•	agree, resolve or commit to do any of the foregoing.

Privateer has also agreed that, without Tilray’s written consent, to be granted or withheld at Tilray’s sole discretion, Privateer will not, prior to the effective time, offer to transfer or transfer any of the capital stock of Tilray, including any shares of Tilray Class 1 common stock or Tilray Class 2 common stock:

Other Agreements

The parties have agreed to use commercially reasonable efforts to cause to be taken all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement. In connection therewith, each party has agreed to:

•

as promptly as practicable make all filings and other submissions, if any, and give all notices, if any, required to be made and given in connection with the merger and the other transactions contemplated by the merger agreement;

•

use reasonable best efforts to obtain each consent, if any, reasonably required to be obtained, pursuant to applicable law or contract, or otherwise, in connection with the merger and the other transactions contemplated by the merger agreement or for a contract to remain in full force and effect;

•	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the merger or the other transactions contemplated by the merger agreement; and

•	use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by the merger agreement.

Pursuant to the merger agreement, Tilray and Privateer have further agreed that:

•

Tilray will use its commercially reasonable efforts to (i) maintain the listing of its common stock on Nasdaq until the effective time; (ii) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Tilray Class 2 common stock to be issued in connection with the merger and to cause such shares to be approved for listing (subject to official notice of issuance); and (iii) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for Tilray’s Class 2 common stock on Nasdaq and to cause such listing application to be conditionally approved prior to the effective time;

•

Tilray will maintain directors’ and officers’ liability insurance policies, with an effective date as of the date of the closing of the merger, on commercially available terms and conditions with coverage limits no less favorable to Tilray than in effect as of the date of the merger agreement; and

•

Privateer will purchase, prior to the effective time, a six year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Privateer’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time.

Termination

The merger agreement may be terminated prior to the effective time, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

•	by mutual written consent of Tilray and Privateer;

•

by either Tilray or Privateer if the merger shall not have been consummated by March 9, 2020, subject to possible extension as described herein, which date we refer to as the end date; provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before the end date and such action or failure to act constitutes a breach of the merger agreement; and provided, further, that in the event a request for additional information has been made by any governmental body, or in the event the SEC has not declared the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, effective under the Exchange Act by at least 60 calendar days prior to the end date, then either Privateer or Tilray will be entitled to extend the end date for an additional 60 calendar days by written notice to the other party;

•

by either Tilray or Privateer if a tribunal, court or other governmental body of competent jurisdiction has issued a final and nonappealable judgment, order, decree or ruling, or has taken any other action that has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the merger or any of the other transactions contemplated by the merger agreement;

•

by either Tilray or Privateer if the Privateer stockholder written consent evidencing the required Privateer stockholder vote shall not have been obtained within 15 business days of the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, becoming effective in accordance with the provisions of the Securities Act; provided that once the Privateer stockholder written consent evidencing the required Privateer stockholder vote has been obtained, neither Tilray nor Privateer may so terminate the merger agreement pursuant to this provision;

•

by either Tilray or Privateer if the Tilray special meeting, including any adjournments and postponements thereof, has been held and completed and Tilray’s stockholders have taken a final vote and the required Tilray stockholder vote has not been obtained; provided, that Tilray may not terminate the merger agreement pursuant to this provision if the failure to obtain the approval of Tilray’s stockholders was caused by the action or failure to act of Tilray or merger sub and such action or failure to act constitutes a material breach by Tilray or merger sub of the merger agreement;

•

by Tilray or Privateer if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of time of such breach or inaccuracy, but only if party seeking to terminate is not itself in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, and if such breach or inaccuracy is curable, then only after the expiration of a 15-day period commencing upon delivery of written notice of such breach or inaccuracy and the party’s intention to terminate;

•

by Tilray, at any time prior to the proper approval of Proposal Nos. 1 and 2 at the Tilray special meeting, in order to enter into a definitive agreement to consummate a superior offer; provided that Tilray has complied in all material respects with obligations relating to a superior offer as set forth in the merger agreement; and

•	by Privateer, at any time prior to the proper approval of Proposal Nos. 1 and 2 at the Tilray special meeting, if the Tilray Board has made a Tilray Board adverse recommendation change.

If the merger agreement is terminated by either Tilray or Privateer because either the required Privateer stockholder vote or the required Tilray stockholder vote was not obtained, then the lock-up agreement executed and delivered by Privateer and Tilray concurrently with the merger agreement, which we refer to as the Privateer lock-up agreement, will be automatically effective in accordance with its terms. Within three months of the expiration date of the Privateer lock-up agreement, Privateer will reimburse Tilray for its reasonable out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated by the merger agreement, and for which Tilray has provided invoices to Privateer evidencing those fees, costs and expenses. In no event will this reimbursement payment exceed $3,000,000.

Designation of Stockholder Representative

Michael Blue was appointed as the stockholder representative to perform all such acts as the stockholder representative is authorized to take under the merger agreement, the lock-up agreement, the escrow agreement, the Privateer disclosure letter, the allocation certificate, and each other agreement, certificate, document and instrument contemplated by the merger agreement, which we refer to collectively as the transaction documents, and has the power and authority to:

•	execute and deliver all documents that the stockholder representative is authorized to execute and deliver under the transaction documents;

•	receive payments under or pursuant to the merger agreement and disbursement thereof to Privateer’s stockholders and others, as contemplated by the merger agreement;

•	receive and, if applicable, forward notices and communications pursuant to the merger agreement

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give or agree to, on behalf of all or any of Privateer’s stockholders, any and all consents, waivers, amendments or modifications deemed by the stockholder representative, in its sole and absolute discretion, to be necessary or appropriate under the merger agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith;

•	following the closing of the merger, amend, modify or supplement the merger agreement or any of the instruments to be delivered to Tilray pursuant to the merger agreement;

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engage attorneys, accountants, agents or consultants on behalf of Privateer’s stockholders in connection with the merger agreement or any other transaction document and paying any fees related thereto;

•	make all other elections or decisions that the stockholder representative is authorized to make under any transaction document;

•	authorized release of the escrow shares; and

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perform each such act and thing whatsoever that the stockholder representative may be or is required to do, or which the stockholder representative in its sole good faith discretion determines is desirable to do, pursuant to or to carry out the intent of the merger agreement and other transaction documents, and to amend, modify or supplement any of the foregoing.

The stockholder representative will establish an account, which we refer to as the reserve account, for purposes of holding $50,000, being the reserve amount. The stockholder representative may use the reserve amount to pay any fees, costs, expenses or other obligations incurred by the stockholder representative acting in its capacity as such. The stockholder representative will be granted the right to direct any funds that would otherwise be actually payable to Privateer’s stockholders from the reserve account to itself no earlier than the date such payments are actually made. Upon the request of any Privateer stockholder, the stockholder representative will provide the Privateer stockholder with an accounting of all expenses and liabilities paid by the stockholder representative in its capacity as such. The reserve amount will be retained in whole or in part by the stockholder representative for such time as the stockholder representative shall determine in its sole discretion.

Escrow Agreement

Each of Privateer, the stockholder representative, Tilray and merger sub must negotiate in good faith and, prior to or concurrently with the closing of the merger, enter into a mutually agreed escrow agreement, which we refer to as the escrow agreement, with each other and the escrow agent for the establishment of the escrow account and provision of the escrow services in accordance with the terms and subject to the conditions of the merger agreement and providing, among other items, that Privateer’s stockholders will hold voting rights to the shares of Tilray Class 2 common stock held in escrow during the period between the effective time and the 18-month anniversary of the closing date, unless the such shares have been released from escrow or unless certain shares remain in escrow pending resolution of outstanding indemnification claims. The shares held in the escrow account at any given time are referred to as the “escrow shares.” The escrow shares will be allocated in accordance with the escrow allocation among Privateer’s stockholders (a) with respect to each Privateer stockholder, a number of shares of Tilray Class 2 common stock, which we refer to as the “stockholder escrow shares,” equal to the product of (i) the Privateer stockholder’s pro rata portion of Stock Merger Consideration, multiplied by (ii) the first one-half of the escrow amount and (b) with respect to a Founder, a number of shares of Tilray’s Class 2 common stock, which we refer to as the “Founder escrow shares,” equal to the product of (i) the applicable Founder pro rata portion as calculated under the merger agreement based on the Stock Merger Consideration issued only to Founders, multiplied by (ii) the remaining one-half of the escrow amount, The “escrow amount” is the number of shares of Tilray Class 2 common stock equal to $125,000 divided by the Tilray Closing Price.

Indemnification

Tilray’s sole recourse for indemnification claims against the Privateer stockholders under the merger agreement (subject to certain exceptions, including with respect to any fraud claims) is the cancellation of escrow shares. At the closing of the merger, the escrow shares will initially be equal to the escrow amount. Indemnification claims will be satisfied first from the stockholder escrow shares and then, if the remaining stockholder escrow shares are insufficient to cover the indemnifiable claims, from the Founder escrow shares. The escrow shares will be held in escrow for a period of 18 months after the closing of the merger, subject to certain exceptions, and the Privateer stockholders will be entitled to exercise voting rights with respect to the Escrow Shares during the escrow period.

Amendment

The merger agreement may be amended by Privateer, Tilray and merger sub with the approval of their respective boards of directors or other governing bodies at any time, whether before or after obtaining the required votes of the stockholders of Privateer or Tilray, provided that after the approval of the merger agreement by a party’s stockholders, no amendment will be made without the further approval of the stockholders if the further approval of the stockholders is required by law.

AGREEMENTS RELATED TO THE MERGER

Lock-up Agreements and Option Assumption Agreements

The merger agreement requires that in order to be entitled to receive his, her, or its allocable portion of the Stock Merger Consideration each Privateer stockholder must deliver a stockholder lock-up agreement, and that each holder of Privateer options assumed by Tilray shall deliver an option assumption agreement, that in each case prohibits (except in limited circumstances) the transfer of any shares of Tilray’s common stock or any security convertible into or exercisable or exchangeable for Tilray’s common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain options. In addition, it is a condition to Tilray’s obligations to close the merger that certain specified stockholders of Privateer, including Brendan Kennedy, Michael Blue, Christian Groh and Michael Auerbach, shall have delivered a stockholder lock-up agreement to Tilray prior to the closing of the merger.

When referring to the transfer restrictions under the stockholder lock-up agreement or the option assumption agreement, “transfer” means any direct or indirect (a) sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, encumbrance or other disposition to any person, including those by way of hedging or derivative transactions or (b) swap, hedge, short position, call, warrant to purchase or other arrangement that is designed to or which could reasonably be expected to lead to or result in, directly or indirectly, a transfer of the economic consequence of ownership, whether any such transaction described in the foregoing (a) or (b) above is to be settled by delivery of any equity interests in Tilray or any of its subsidiaries or any other securities, in cash or otherwise.

The transfer restrictions under the stockholder lock-up agreement and the option assumption agreement apply to shares of Tilray issued as Stock Merger Consideration, less the number of any shares of Tilray issued as Stock Merger Consideration and sold by the signatory to such stockholder lock-up agreement or option assumption agreement in any permitted sale as of the first anniversary of the closing date of the merger. We refer to the securities subject to the transfer restrictions as applicable securities.

The restrictions on transfer commence at the effective time. On the first anniversary of the closing date of the merger, the transfer restrictions with respect to 50% of the applicable securities shall lapse (and all Cash Consideration Shares and other permitted sales of Stock Merger Consideration will be credited towards and deemed included in such 50% lapse). On the date that is two full trading days after the public dissemination of Tilray’s annual or quarterly financial results for each of the four quarters following the first anniversary of the closing date of the merger, the transfer restrictions with respect to 12.5% of the applicable securities shall lapse. The lapse of the restrictions shall apply equally to each class and type of applicable securities held by the applicable holder.

A permitted sale means the sale of Tilray common stock (or securities convertible into or exercisable or exchangeable for Tilray stock) received pursuant to the merger, which we refer to as merger consideration securities, in:

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an underwritten or other registered public offering of Tilray common stock pursuant to which the holder is given an opportunity (by Tilray on terms and conditions established by Tilray in its sole discretion) to sell a portion of his, her or its merger consideration securities on a proportionate, pro rata basis relative to all other applicable persons who were holders of Privateer capital stock as of immediately prior to the effective time; or

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any other registered public offering, block trade or strategic sale approved or arranged by Tilray, in each case at the discretion of the Tilray Board (subject to Tilray’s policies regarding approval of affiliate transactions).

Tilray will only conduct a permitted sale to the extent that each applicable person who was a holder of Privateer capital stock as of immediately prior to the effective time shall have an opportunity to sell a portion of his, her or its merger consideration securities on a proportionate, pro rata basis relative to all other applicable former holders of Privateer capital stock as of immediately prior to the effective time.

Tilray may agree to conduct a marketed offering prior to the closing of the merger, or within a period after the closing date of the merger that is mutually agreeable to Tilray and Michael Blue, as stockholder representative under the merger agreement.

The merger agreement requires that Privateer will not, prior to the effective time, transfer any of the capital stock of Tilray, including any shares of Tilray Class 1 common stock or Class 2 common stock, without the prior written consent of Tilray.

Tilray and Privateer have entered into a separate lock-up agreement, which we refer to as the Privateer lock-up agreement, that provides that if the merger agreement is terminated by either Tilray or Privateer because Privateer has not obtained the requisite written consent from Privateer’s stockholders within 15 business days of the registration statement of which this proxy statement/prospectus/information statement is a part becoming effective, then Privateer shall not transfer its Tilray common stock for 135 days from the termination date. The merger agreement requires that, within three months of the expiration date of the Privateer lock-up agreement, Privateer reimburse Tilray for its reasonable out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum amount of $3,000,000.

However, if, for any other reason, the merger agreement is terminated, whether for a failure of the merger to occur by March 9, 2020 or otherwise, then following the termination, sales in the public market of a substantial number of the shares of Tilray’s common stock currently held by Privateer could occur at any time. These sales or distributions by Privateer, or the market perception that the holders of a large number of shares of Tilray’s Class 2 common stock, or shares of Tilray’s Class 1 common stock which are convertible into Class 2 common stock on a one-for-one basis, intend to sell Tilray’s Class 2 common stock, could significantly reduce the market price of Tilray’s Class 2 common stock. If the merger does not close, Tilray cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of Tilray’s Class 2 common stock.

Support Agreements

In connection with the execution of the merger agreement, certain stockholders of Privateer entered into support agreements with Tilray and Privateer covering approximately 35.8% of the outstanding capital stock and 45.7% of the voting power of Privateer as of date of the merger agreement. The support agreements provide, among other things, that the Privateer stockholders party thereto will execute and deliver a written consent with respect to all of the shares of Privateer capital stock held by them in favor of (i) adopting and approving the merger agreement and the transactions contemplated thereby, (ii) adopting and approving the amended and restated certificate of incorporation of Privateer, (iii) acknowledging that each such stockholder’s approval is irrevocable and each such stockholder is aware of his rights to demand appraisal for his shares pursuant to Section 262 of the DGCL and that each such Stockholder has received and read a copy of Section 262 of the DGCL, (iv) acknowledging that by each such stockholder’s approval of the merger each such stockholder thereby waives any rights to receive payment of the fair value of his Privateer capital stock under the DGCL, and (v) the conversion of Privateer preferred stock into Privateer Class 2 common stock immediately prior to the effective time.

The support agreements prohibit transfers of Privateer capital stock, except for certain permitted transfers, including the permitted transfer of up to 10% of shares of Privateer capital stock held by the party thereto (excluding shares that will be converted into the right to receive Tilray Class 1 common stock) to any person who has not signed a support agreement, as long as such transfer is not part of a joint, concerted, coordinated, collective or group effort with any other person to market and sell, transfer or otherwise dispose of shares that are subject to a support agreement, and as long as the transferee executes and delivers a joinder to the support agreement.

MATTERS BEING SUBMITTED TO A VOTE OF TILRAY’S STOCKHOLDERS

Proposal No. 1: Approval of the Merger Agreement, the Merger, the Issuance of Common Stock in the Merger and the Change of Control Resulting from the Merger

At the Tilray special meeting, Tilray’s stockholders will be asked to approve the merger agreement and the transactions contemplated thereby, including the merger, the issuance of Tilray’s common stock to Privateer’s stockholders pursuant to the merger agreement and the change of control under Nasdaq rules resulting from the merger. Assuming no Cash Merger Consideration is paid in connection with the merger, immediately after the merger, (i) Privateer’s stockholders as of immediately prior to the effective time are expected to own approximately 75.4% of the outstanding capital stock of Tilray and 90.4% of the voting power of Tilray and (ii) the three founders of Privateer, namely Brendan Kennedy (Tilray’s Chief Executive Officer and President, as well as a member of the Tilray Board), Michael Blue and Christian Groh, are expected to collectively own 25.7% of the outstanding capital stock of Tilray and 71.0% of the voting power of Tilray. Mr. Kennedy, an executive officer and member of the Tilray Board, is also the Executive Chairman, a member of the Privateer Board and the largest stockholder of Privateer. Michael Auerbach, a member of the Tilray Board, is also a member of the Privateer Board and a stockholder of Privateer.

The terms of, reasons for and other aspects of the merger agreement, the merger, the issuance of Tilray’s common stock pursuant to the merger agreement and the change of control resulting from the merger are described in detail in the other sections in this proxy statement/prospectus/information statement.

Required Vote

Proposal No. 1, the approval of the merger and the issuance of Tilray’s Class 1 common stock and Class 2 common stock pursuant to the merger agreement and the change of control under Nasdaq rules resulting from the merger, requires the affirmative vote of holders of (i) the majority of the aggregate voting power of the votes cast at the Tilray special meeting and (ii) the majority of the voting power of the outstanding shares of Tilray’s Class 1 common stock and Class 2 common stock, each voting separately as a class. Abstentions will be counted towards the vote total and will have the same effect as a vote “AGAINST” this Proposal. For this Proposal, broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the Tilray special meeting.

THE TILRAY BOARD RECOMMENDS THAT TILRAY’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, THE ISSUANCE OF TILRAY’S COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE CHANGE OF CONTROL RESULTING FROM THE MERGER.

EACH OF PROPOSAL NOS. 1 AND 2 ARE CONDITIONED UPON EACH OTHER AND THE APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

Proposal No. 2: Approval of Amendment and Restatement of Tilray’s Certificate of Incorporation

At the Tilray special meeting, Tilray’s stockholders will be asked to approve the amended and restated certificate of incorporation of Tilray to provide that shares of Class 1 common stock of Tilray issued in the merger will cease to be Class 1 common stock if such shares are transferred under certain circumstances. Tilray’s current certificate of incorporation provides that each share of Tilray Class 1 common stock will automatically convert into one share of Tilray Class 2 common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in Tilray’s certificate of incorporation, including, without limitation, certain transfers to other founders. The proposed amended and restated certificate of incorporation will provide that any transfer of Tilray Class 1 common stock issued in the merger by a founder to another founder will no longer be a permitted transfer, and any such shares of Class 1 common stock transferred will be automatically converted into shares of Tilray’s Class 2 common stock. In addition, the proposed amended and restated certificate of incorporation provides that the definition of the term “Transfer” therein no longer contains the exception that entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Tilray Class 1 common stock that (i) is disclosed either in a Schedule 13D filed with the SEC or in writing to the Secretary of Tilray, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner, shall not be considered a “Transfer” within the meaning of Article IV(D) of the amended and restated certificate of incorporation. No other changes will be made to the certificate of incorporation as a result of the amendment and restatement.

Required Vote

Proposal No. 2 requires the affirmative vote of holders of (i) the majority of the aggregate voting power of the outstanding shares of Tilray’s common stock as of the record date for the Tilray special meeting and (ii) the majority of the voting power of Tilray’s Class 1 common stock outstanding as of the record date. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” this Proposal. Broker non-votes will have the same effect as a vote “AGAINST” this Proposal.

THE TILRAY BOARD RECOMMENDS THAT TILRAY’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE AMENDMENT AND RESTATEMENT OF TILRAY’S CERTIFICATE OF INCORPORATION.

PROPOSAL NOS. 1 AND 2 ARE CONDITIONED UPON EACH OTHER AND THE APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

Proposal No. 3: Approval of Possible Adjournment of the Tilray Special Meeting

If Tilray fails to receive a sufficient number of votes to approve Proposal Nos. 1 or 2, Tilray may propose to adjourn the Tilray special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1 or 2. Tilray currently does not intend to propose adjournment at the Tilray special meeting if there are sufficient votes to approve Proposal Nos. 1 or 2.

Required Vote

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the Tilray special meeting is required to approve the adjournment of the Tilray special meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1 or 2. Abstentions will be counted towards the vote total and will have the same effect as a vote “AGAINST” this Proposal. For this Proposal, broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the Tilray special meeting.

THE TILRAY BOARD RECOMMENDS THAT TILRAY’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO ADJOURN THE TILRAY SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1 OR 2.

TILRAY BUSINESS

Tilray’s Vision

Tilray aspires to lead, legitimize and define the future of its industry by building the world’s most trusted cannabis company.

Tilray is pioneering the future of medical cannabis research, cultivation, processing and distribution globally, and is one of the leading suppliers of adult-use cannabis in Canada.

Tilray’s Business

Tilray produces medical cannabis in Canada and Europe, and it has supplied high-quality cannabis products to tens of thousands of patients in thirteen countries spanning five continents through its subsidiaries in Australia, Canada, Germany, Latin America and Portugal, and through agreements with established pharmaceutical distributors. In Canada, Tilray is also authorized to distribute certain products on a wholesale basis and to sell certain products direct to patients through its e-commerce platform or over the phone.

Tilray operates only in countries where cannabis or hemp-derived cannabinoids are legal, by which Tilray means the activities in those countries are permitted under all applicable federal and state or provincial and territory laws.

Tilray has been an early leader in the development of the global medical cannabis market. Tilray was one of the first companies to be licensed by Health Canada to cultivate and sell medical cannabis in Canada, and one of the first companies to become a licensed provider of medical cannabis in Canada. Tilray’s licensing allows it to produce and sell cannabis in Canada, to develop new and innovative cannabis products and to export medical cannabis products to other countries in accordance with applicable laws. The cannabis industry is expanding rapidly in Canada, with more than 150 other companies that are currently licensed, though only a few were licensed earlier than Tilray, and there are hundreds more applications for licenses that are being processed by Health Canada. Tilray’s products have been made available in Argentina, Australia, Canada, Chile, Croatia, Cyprus, the Czech Republic, Germany, Ireland, New Zealand, United Kingdom, United States and South Africa. While there are other licensed producers operating in multiple countries, including some licensed in Canada, and other non-cannabis companies expanding into the cannabis market internationally, Tilray was the first company to legally export medical cannabis from North America to Africa, Australia, Europe and South America, and was among the first companies to be licensed to cultivate and process medical cannabis in two countries, Canada and Portugal. Tilray has successfully recruited an international advisory board consisting of world-renowned policy leaders and business leaders, to advise on its global expansion and add to its growing network of experts in their specific field of expertise.

Tilray is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as PhD scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale. Tilray has made significant investments to establish Tilray as a scientifically rigorous cannabis brand, committed to quality and excellence. Recognizing the opportunity associated with growing and producing cannabis on a large scale, Tilray has invested capital to develop innovative cultivation practices, proprietary product formulations and automated production processes. Tilray has also invested in clinical trials and recruited a Medical Advisory Board comprised of highly accomplished researchers and physicians. Tilray was the first cannabis company with a North American production facility to be Good Manufacturing Practices, or GMP, certified in accordance with European Medicines Agency, or EMA, standards. An internationally recognized standard, GMP certification is the primary quality standard that pharmaceutical manufacturers must meet in their production processes.

Tilray is committed to establishing a diverse team as it continues to grow. Tilray is proud to have one of the first women-led boards in the cannabis industry. Diversity is a priority for Tilray and it intends to seek out talented people from a variety of backgrounds to join its leadership team.

Tilray believes its growth to date is a result of its global strategy, its multinational supply chain and distribution network and its methodical commitment to research, innovation, quality and operational excellence. Tilray believes that recognized and trusted brands distributed through multinational supply chains will be best positioned to become global market leaders. Tilray’s strategy is to build these brands by consistently producing high-quality, differentiated products on a large scale.

Tilray’s Opportunity

Tilray is approaching its industry from a long-term, global perspective and sees opportunities to:

Build global brands that lead, legitimize and define the future of cannabis. Historically, cannabis has been an unbranded product. As the legal cannabis industry emerges in more countries around the world, Tilray sees an opportunity to create a broad-based portfolio of differentiated brands brought to market in a professional manner, that appeal to a diverse set of patients and consumers. Tilray believes that it has the ability to develop dominant global brands and that as it develops these brands, Tilray will expand the addressable market for its products. Tilray believes its business has the potential to disrupt the pharmaceutical, alcohol, tobacco and functional food and beverages industries because the emergence of the legal cannabis industry may result in a shift of discretionary income and/or a change in consumer preferences in favor of cannabis products versus other products. Recognizing the potential of this disruption, several companies in these sectors have already formed partnerships or made investments to gain exposure to the legal cannabis industry, including Sandoz AG, AB InBev, Apotex Inc., Altria Group, Inc., Constellation Brands, Inc. and Imperial Brands PLC. In addition, several alcohol companies have noted in regulatory filings that legal cannabis could have an adverse impact on their business, including Boston Beer Company, Molson Coors Brewing Company, and Craft Brew Alliance, Inc. Tilray further believes that many patients rely on medical cannabis as a substitute to opioids and other narcotics, which has been validated by Tilray’s biannual patient study and peer-reviewed academic research that has demonstrated that the legalization of cannabis has coincided with a decline in the use of prescription drugs. Lastly, Tilray believes that functional food and beverages, that is, products containing or enhanced with vitamins, caffeine, electrolytes, probiotics and other additives and ingredients, will see increased competition from products containing cannabinoids, such as CBD. For example, Tilray believes that many consumers will choose cannabinoid-enhanced beverages in favor of sports drinks or energy drinks.

Invest in markets where cannabis products are federally legal or are expected to be federally legal. Tilray’s goal is to increase its total addressable market size as countries continue to legalize cannabis for medical access and adult-use access globally. To date, 41 countries have formally legalized medical cannabis programs for either research or patient access and two countries, including Canada, have implemented adult-use access for cannabis. The Agriculture Improvement Act of 2018, or the Farm Bill, was passed into law in the United States during December 2018, which permits the cultivation of hemp and the production of hemp-derived CBD and other cannabinoids. Combined with the growing global acceptance of hemp and hemp-derived CBD products, Tilray believes there is a significant market opportunity in hemp and hemp-derived CBD products globally. Tilray expects to monitor, identify and selectively invest in compelling opportunities that will strengthen Tilray’s leadership position as demonstrated by Tilray’s acquisition of Manitoba Harvest in February 2019.

Develop innovative products and form factors that change the way the world consumes cannabis. Tilray believes the future of the cannabis industry lies primarily in non-combustible products that will offer patients and consumers alternatives to smoking. Tilray sees an opportunity to partner with established pharmaceutical, food, beverage and consumer product companies to develop new non-combustible form factors that will appeal to consumers who are not interested in smoking cannabis, including Tilray’s beverage research partnership with AB InBev. By developing new, non-combustible products, Tilray believes it will expand its addressable market.

Expand the availability of pure, precise and predictable medical cannabis products for patients in need around the world. Since 2014, Tilray has seen significant increases in demand from patients and governments for pharmaceutical-grade cannabis products. Tilray is well-positioned to expand availability of these products to more patients in more countries as medical cannabis is increasingly recognized as a viable treatment option for patients suffering from a variety of diseases and conditions. Importantly, most European countries have required that all medical products sold be sourced from GMP-certified facilities. As such, GMP-certified producers such as Tilray are well-positioned to establish market share in the European medical cannabis market. Outside of Tilray, Tilray believes there are very few GMP-certified licensed producers.

Foster mainstream acceptance of the therapeutic potential of medical cannabis and cannabinoid-based medicines. Tilray sees an opportunity to significantly expand the global market for medical cannabis products by conducting clinical research into the safety and efficacy of medical cannabis for a diverse range of conditions. By generating clinical data and real world evidence demonstrating the safety and efficacy of medical cannabis and cannabinoid-based medicines for various conditions, Tilray sees an opportunity to significantly expand and dominate the global medical cannabis market.

Tilray’s Strengths

Tilray is a global pioneer with a multinational supply chain and distribution network. Tilray was the first cannabis producer to export medical cannabis from North America and legally import cannabis into the EU. Tilray has licenses to cultivate cannabis in Canada and Portugal. Tilray’s products have been made available in thirteen countries spanning five continents, which Tilray believes is more than any other licensed producer. To achieve Tilray’s goal of becoming a global cannabis leader, Tilray has signed agreements or binding letters of intent with established global industry leaders including:

•	In January 2018, Tilray entered into a supply agreement with Shoppers Drug Mart Inc., which Tilray refers to as Shoppers Drug Mart, Canada’s largest pharmacy chain with more than 1,200 pharmacies.

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In December 2018, Tilray entered into a global framework agreement with Sandoz AG, a global leader in generic pharmaceuticals and biosimilars and part of the Novartis group, to increase availability of high quality medical cannabis products across the world. This was an evolution of the existing collaboration agreement with Sandoz Canada and under the framework agreement, Sandoz AG and Tilray may work together to develop and commercialize non-smokable and non-combustible medical cannabis products.

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In December 2018, Tilray entered into a research partnership with AB InBev, the world’s leading brewer to research non-alcoholic beverages containing THC and CBD in Canada. AB InBev’s participation is through Labatt Breweries of Canada and Tilray’s participation is through High Park, which is a Canadian adult-use subsidiary. These two companies intend to invest up to $50 million each, for a total of up to $100 million in aggregate, in the joint venture.

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In January 2019, Tilray entered into a global revenue sharing agreement with Authentic Brands Group, which Tilray refers to as ABG, to market and distribute a portfolio of consumer cannabis products within ABG’s brand portfolio in jurisdictions where regulations permit. ABG is the owner of more than 50 iconic brands with a global retail footprint of over 100,000 points-of-sale.

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In February 2019, Tilray acquired FHF Holdings Ltd., which Tilray refers to as Manitoba Harvest, and which is the world’s largest hemp food company with a retail network of approximately 16,000 stores across North America, including Costco, Amazon, and Wal-Mart.

Tilray has entered into agreements to supply adult-use cannabis to ten provinces and two territories. Tilray has been expanding its product offerings and formats since the date of adult-use legalization in Canada, and Tilray intends to continue to increase its distribution of best-in-class brands and products to the Canadian adult-use market.

Tilray has a scientifically rigorous medical cannabis brand approved by governments to supply patients and researchers on five continents. Governments in thirteen countries have issued permits allowing Tilray’s medical cannabis products to be imported from Canada for distribution to patients. Tilray believes governments have approved the importation of its products in part because of its reputation for being a scientifically rigorous medical cannabis company known for delivering safe, high-quality products. Tilray is committed to advancing scientific knowledge about the therapeutic potential of cannabis, as demonstrated by Tilray’s success receiving federal authorizations to supply cannabinoid products to clinical trials in Australia, the United States and Canada, and by recruiting a Medical Advisory Board comprised of highly accomplished researchers and physicians specializing in autism, epilepsy, cancer, dermatology and neuropathic pain.

Tilray has secured the exclusive rights to produce and distribute a broad-based portfolio of certain adult-use brands and products to Canadian consumers for the adult-use market. The brand licensing agreement between a wholly owned subsidiary of Tilray’s and Docklight LLC, a former subsidiary of Privateer, provides Tilray with intellectual property that Tilray believes will provide a competitive advantage for the adult-use market in Canada. The brand licensing agreement includes the rights to recognized brand names and proprietary product formulations for a wide range of products.

Tilray has a track record for continuing to innovate within its industry. Tilray believes its commitment to research and innovation at this early stage of its industry’s development differentiates Tilray and gives it a competitive advantage. Tilray has invested significant capital to develop innovative cultivation practices and facilities and proprietary product formulations.

Tilray has developed a rigorous, proprietary production process to ensure consistency and quality as Tilray increases the scale of its operations globally. Tilray prides itself on consistently delivering high-quality products with precise chemical compositions. Tilray was the first cannabis company with a North American production facility to be GMP-certified in accordance with EMA standards. Tilray believes GMP certification provides regulators and health care providers in countries new to medical cannabis with confidence that Tilray’s products are a safe, high-quality choice.

Tilray has a highly experienced management team. Tilray believes its management team is one of the most knowledgeable and experienced in the cannabis industry. Tilray recognizes that its industry is in the early stages of its development and that Tilray is taking a long-term, global view towards its development. Tilray’s management team has significant experience evaluating potential transactions, partnerships and other growth opportunities, and Tilray prides itself on making investment decisions that Tilray believes will allow Tilray to grow its business over the long term. Tilray has continued to identify and acquire talent from leading global companies to join Tilray’s team. Tilray is confident that Tilray’s team has the diversity and depth of experience to propel Tilray into a global leadership position.

Tilray’s Growth Strategy

Tilray aspires to build the world’s most trusted global cannabis company through the following key strategies:

Expanding Tilray’s production capacity in North America and Europe to meet current and expected long-term demand growth. To capitalize on the market opportunity in U.S., Canada and globally, Tilray is investing aggressively to expand Tilray’s production capacity and to automate certain cultivation, processing and packaging processes to gain efficiencies as Tilray increases the scale of Tilray’s operations.

Partnering with established distributors and retailers. As the industry evolves, Tilray believes that the distribution of medical cannabis will increasingly mirror the distribution of other pharmaceutical products. Likewise, Tilray believes the distribution of adult-use cannabis and wellness products will increasingly mirror the distribution of other consumer packaged goods. To efficiently and rapidly increase its scale, Tilray is partnering with established distributors and retailers globally.

Developing a differentiated portfolio of brands and products to appeal to diverse sets of patients and consumers. Tilray has established itself as a global pioneer shaping the future of the medical cannabis industry by developing a portfolio of high-quality medical cannabis and cannabinoid-based products ranging from dried flower to capsules to oils to well-defined clinical preparations. Tilray will continue to invest in a differentiated portfolio of brands and products to appeal to a wide variety of patients and consumers. Tilray will prioritize the development of non-combustible products that offer an alternative to smoking, which Tilray believes will account for the majority of products on the market over the long term.

Expanding the addressable medical market by investing in clinical and observational research and winning the trust of regulators, researchers and physicians in countries new to medical cannabis. Tilray is expanding its addressable medical market by working collaboratively with regulators to implement safe access programs for patients. Tilray provides clinical and observational data to physicians and academics on the safety and efficacy of medical cannabis to foster mainstream acceptance and enhance Tilray’s reputation.

Maintaining a rigorous and relentless focus on operational excellence and product quality. Tilray has strategically invested ahead of its growth in its operations, including cultivation, manufacturing and multichannel distribution. In doing so, Tilray has developed a quality management system that enables Tilray to meet the requirements of regulatory agencies in the markets where Tilray exports products, while consistently delivering high-quality products. As Tilray continues to grow, Tilray has the opportunity to leverage these investments while maintaining the highest level of safety and quality.

Continued innovation within Tilray’s industry. Tilray has over thirty filed patents in the fields of cannabis processing technology, formulation, composition delivery systems, and treatment methods. Tilray also has exclusive rights to at least 20 issued or pending patents, several of which allow for a process aimed at significantly shortening the drying and curing periods. Tilray’s business partnerships have expanded to include partnerships with global, pharmaceutical companies, consumer product goods companies, distributors, and renowned research and development companies. Tilray believes its growing partnerships with established companies will differentiate Tilray and position Tilray to become a dominant leader in product and process innovation and brand development. Tilray also continues to establish partnerships with leading research institutions and Tilray’s clinical trials continue to generate safety and efficacy data that can inform treatment decisions, lead to the development of new products, position Tilray to register medicines for market authorization, and enable Tilray to obtain insurance reimbursement where feasible.

Tilray’s Brands and Products

Tilray’s brand and product strategy centers on developing a broad-based portfolio of differentiated cannabis brands and products designed to appeal to diverse sets of patients and consumers. These brands and products have been tailored to comply with all requirements introduced under Canadian adult-use legalization, such as the inclusion of health warnings on labels and restrictions on marketing, and will continue to be adapted as Canada permits a broader range of form factors in the coming months and revises its labeling and packaging requirements accordingly. Since 2010, members of Tilray’s management team have been conducting research in more than a dozen countries by consulting third-party industry databases with market and consumer insights data available in various cannabis markets around the world, by commissioning proprietary third-party research and by licensing intellectual property from established cannabis brands.

Tilray’s Medical Brand: Tilray

The Tilray brand is designed to target the global medical market by offering a wide range of high-quality medical cannabis and cannabinoid-based products. Tilray offers its products to patients, physicians, pharmacies, governments, hospitals and researchers for commercial purposes, compassionate access and clinical research.

Tilray believes patients choose Tilray because it is a scientifically rigorous brand known for producing pure, precise and predictable medical-grade products. Tilray has successfully grown over 60 cultivars of cannabis and developed a wide variety of extract products and formulations. Tilray’s global portfolio of medical cannabis products includes the following form factor platforms:

•	whole flower;

•	ground flower;

•	full-spectrum oil drops and capsules;

•	purified oil drops and capsules; and

•	clinical compounds.

Each form factor platform is divided into different product categories that correspond with the particular chemical composition of each product based on the concentration of two active ingredients: THC and CBD. For instance, Tilray’s whole flower and full-spectrum oil drops and capsules are available in categories THC-Dominant, CBD-Dominant and THC and CBD Balanced.

Tilray’s product line focuses on active ingredients and standardized, well-defined preparation methods. Tilray uses formulations and delivery formats that are intended to allow for consistent and measured dosing, and Tilray tests all its products for potency and purity. Each of Tilray’s commercial products are developed with comprehensive analysis and thorough documentation. Tilray follows detailed and rigorous documentation standards not only for Tilray’s own internal purposes but also because this type of documentation is required by researchers, regulators, importers and distributors.

Tilray takes a scientific approach to its medical-use product development, which Tilray believes gives it credibility and respect in the medical community. Tilray produces products that are characterized by well-defined and reproducible cannabinoid and terpene, content, formulated for stable pharmacokinetic profiles, which are customizable in a variety of formulations and available in capsule or liquid forms. Tilray continues to conduct extensive research and development activities and develop and promote new products for medical use. Tilray is also currently working with established pharmaceutical companies, such as Sandoz Canada, a division of Novartis, to develop non-combustible, co-branded products for sale in pharmacies when regulations permit.

Tilray’s Adult-Use Brands

Tilray’s wholly owned subsidiary, High Park Company, which Tilray refers to as High Park, secured the exclusive rights from a former subsidiary of Privateer to produce and distribute a broad-based portfolio of certain adult-use brands and products in Canada. The brand licensing agreement includes the rights to recognized brands and proprietary product formulations for a wide range of products. In addition to licensing certain adult-use brands from a wholly owned subsidiary of Privateer, Tilray also developed and launched new brands for the adult-use market in Canada which are wholly owned by it, such as CANACA™, Yukon Rove™, The Batch/La Batch and Dubon™.

Tilray currently produces and distributes many of these brands and products to Canadian consumers through High Park and intends to introduce additional brands and products when regulations change to permit new form factors, such as concentrates, tinctures, and edibles. Tilray’s portfolio of brands and products have been specifically adapted, and Tilray’s marketing activities carefully structured, to enable Tilray to develop its brands in an effective and compliant manner.

Retail Strategy and Brands

Tilray has the foundation in place to be a leader in the adult-use cannabis market with High Park designed to cultivate, produce, sell and distribute adult-use cannabis brands and products. High Park has secured the exclusive rights to produce and distribute a broad-based portfolio of adult-use brands and products in Canada through a licensing agreement, which includes the rights to recognized brands and proprietary formulations for a wide range of products. In October 2018, when the Canadian government federally legalized adult-use cannabis, High Park launched a number of cannabis products under various brands in the country’s largest markets, including Ontario, Quebec and British Columbia. Tilray’s understanding of the adult-use consumer is informed by extensive research, including post-adult use legalization focus groups across the country including Toronto, Vancouver and Quebec City.

Tilray has established its portfolio and pricing strategies to compete for what Tilray believes to be the largest adult-use consumer segments of the addressable market.

Tilray also believes it has industry-leading customer service, supported by trained, multilingual customer service representatives available 24 hours a day, seven days a week from Tilray’s Canadian call center.

The brands launched in October 2018 across Canada include:

•	Grail—a super-premium cannabis brand that offers discerning connoisseurs a collection of sought-after strains and top-shelf products.

•	Irisa—a women’s brand with products that include cannabis oil drops and a massage oil designed to naturally integrate with consumers’ self-care rituals.

•	Canaca—a brand that proudly builds on its homegrown heritage with cannabis whole flower, pre-roll and oil products handcrafted by and for Canadian cannabis enthusiasts.

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Dubon—“the good stuff”, a vibrantly Québécois cannabis brand and champion of inspired, creative living. Dubon offers master-crafted cannabis strains as whole flower and pre-rolls, exclusively available in Québec.

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Yukon Rove—a cannabis brand born “wild and free” with the unique spirit of Northern-Canada. An assortment of local favorite strains will be available from Yukon Rove in whole flower and pre-rolls, exclusively in the Yukon territory.

•	The Batch/La Batch—a cannabis brand that delivers exceptional value to the consumer, with whole flower products and pre-rolls.

High Park launched a physical and online retail presence in October 2018 with product available for sale in British Columbia, Yukon, Northwest Territories, Saskatchewan, Ontario, Quebec and Prince Edward Island. In March of 2019, High Park has expanded its presence to include retail access in Alberta and Manitoba, bringing its national presence to 9 of 13 provinces and territories. High Park recently launched retail availability in Nova Scotia and New Brunswick, with Newfoundland expected to be the final province to receive High Park product by end of year, 2019. Nunavut is being addressed as a future state e-commerce opportunity. As a result of this provincial roll out plan, High Park brands are anticipated to have access to the entire retail market in Canada.

In August 2019, High Park entered into an agreement to acquire 420 Investments Ltd. (“FOUR20”), an adult-use cannabis retail operator headquartered in Calgary, Alberta. FOUR20 provides adult-use cannabis consumers with a premium retail experience focused on high quality product selection, education and community. FOUR20 currently operates six licensed retail locations and has 16 additional high-traffic locations secured in desirable locations in Alberta, including Canmore, Calgary and Edmonton. The acquisition of FOUR20 remains subject to final regulatory and shareholder approval and other closing conditions.

Retail stores in Canada fall under two key banners:

1)	Government-operated retail with highly regulated trade practices in British Columbia (hybrid), Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Yukon, Northwest Territories.

2)	Privately-operated retail in British Columbia (hybrid), Alberta, Saskatchewan, Manitoba, Ontario and Newfoundland.

Supporting the national coverage of retail in Canada, High Park has deployed a sales organization with the purpose of delivering retail optimization solutions across all government and privately-operated accounts. The sales team will lean on Customer Relationship Management, which Tilray refers to as CRM, and trade tool support in order to maximize retail growth and deliver retailer value.

Brands licensed or developed by Tilray or its subsidiaries include:

Tilray’s Operations

Tilray is building a multinational supply chain and distribution network to capitalize on the global medical cannabis market and the adult-use market in Canada.

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Tilray North America Campus—Nanaimo, British Columbia. Tilray’s global head office is located at Tilray’s Tilray North America Campus in Nanaimo, which Tilray refers to as Tilray Nanaimo. Tilray believes that Tilray Nanaimo is one of the world’s most sophisticated, technologically advanced licensed cannabis production facilities based on the amount of capital Tilray has invested, the amount of data it has generated about how to grow cannabis well and the standard operating procedures it has created to ensure maximum yield and product quality. Tilray Nanaimo is a 60,000-square foot facility. It houses approximately 40,000 plants in 33 cultivation rooms, five manufacturing and processing rooms and three laboratories, including an advanced extraction laboratory, all of which allow Tilray to produce more than 50 distinct cannabis strains and various cannabis extract products. The primary purpose of Tilray Nanaimo is to continue to serve the Canadian medical market and the global medical export market for the near term. Tilray Nanaimo is licensed by Health Canada and is GMP-certified by multiple EU recognized health regulators, or Competent Authorities. At this facility Tilray completes each step of the production process including housing mother stock, cutting clones, cultivating pre-vegetative, vegetative and flowering plants; harvesting and curing plants; securing product in the vault; trimming product; extracting cannabinoids from harvested products; analyzing products in Tilray’s lab; and packaging and shipping. In addition, Tilray operates a patient and physician service center and an administrative office in Nanaimo.

•	Tilray Toronto Regional Office—Toronto, Ontario. Members of Tilray’s senior leadership team are based in Toronto, along with Tilray’s finance, legal, sales and marketing staff.

•	Tilray European Union Regional Office—Berlin, Germany. Tilray’s executive, finance, sales, marketing, operations and regulatory support staff for Europe are located in Berlin, Germany.

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Tilray Australia and New Zealand Regional Office—Sydney, Australia. Tilray’s sales, marketing and operations team focused on Australia and New Zealand are based in Sydney. Tilray has signed two government contracts with the largest states in Australia: New South Wales and Victoria to supply medical cannabis to children suffering from pediatric epilepsy. Tilray’s products are available in three major hospitals in Victoria, as well as other hospitals and pharmacies throughout Australia and New Zealand.

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Tilray European Union Campus—Cantanhede, Portugal. In July 2017, the Portuguese National Authority of Medicines and Health Products (INFARMED) awarded Tilray a license to cultivate, import and export bulk medical cannabis. Tilray received approval for a standard manufacturing license and a GMP certification in 2019 in accordance with EMA standards, which allows Tilray Portugal to manufacture and export GMP-certified dried cannabis as an active substance for medicinal products. The 60 acre campus includes a 430,000-square foot outdoor cultivation plot, a 108,000-square foot greenhouse with a first harvest completed in February 2019, and a 66,000-square foot manufacturing facility, which was completed in May 2019.

Additionally, in August 2019, Tilray, signed a Definitive Agreement with Esporão, adding 20 hectares of outdoor cultivation space in Alentejo, Portugal. Tilray is leasing the land from Esporão, one of the largest and most sophisticated agricultural businesses in Portugal. Tilray will grow, harvest and dry medical cannabis materials at the additional site that will then be transported to Tilray’s EU Campus in Portugal for processing, manufacturing and distribution across Europe and other international markets. The entire outdoor cultivation site was successfully planted in July and a harvest is expected in fall 2019.

Tilray’s campus in Portugal will serve as Tilray’s primary supply source for patients in the EU that have access to cannabis-derived products. Locating cultivation and manufacturing operations in the EU results in easier and more cost-effective production and distribution. Although each EU member state has its own health and drugs regulatory body, these entities have ongoing cooperation mechanisms that promote similar, though not equal, treatment for medical cannabis, which Tilray believes will facilitate cannabis product sales from Portugal into other European countries.

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High Park Farms—Enniskillen, Ontario. Tilray is repurposing 13 acres of existing non-cannabis greenhouses on a 100-acre site in Enniskillen, to serve as High Park Farms. Tilray entered into a three-year lease agreement in October 2017 with an option to extend for three years. Tilray also has a purchase option on the property, which is exercisable at any time during the term of the lease, including the renewal term. The renovation of the 556,000 square foot greenhouse for flower production and construction of a 40,000-square foot processing facility was completed and licensed under the Access to Cannabis for Medical Purposes Regulations (ACMPR) on April 15, 2018. The facility currently cultivates and processes products for the Canadian adult-use market.

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High Park Processing Facility—London, Ontario. Tilray entered a 10-year lease in February 2018 for a 56,000-square foot processing facility in London. The High Park Processing Facility is fully licensed to produce and sell oil and flower products. Tilray will produce a range of products at this facility once permitted under regulations, including edibles, beverages, capsules, vaporizer oils, vape pens, tinctures, sprays, topicals, pre-rolls and dried flower products.

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High Park Gardens—Leamington, Ontario. In February 2019, Tilray acquired a 662,000 square-foot greenhouse cultivation facility, of which 155,000 square-feet are currently licensed by Health Canada. This facility was acquired as part of the Natura Naturals Holdings, Inc., which Tilray refers to as Natura, acquisition discussed below.

Total Global Production and Processing Capacity

Once Tilray has obtained the required amendments to Tilray’s licenses to operate at the facilities described above, Tilray believes that its total production and processing space across all facilities worldwide will total approximately 3.7 million-square feet. Tilray believes that the maximum potential development of the parcels it currently owns, leases or has an option to lease would be 14.7 million square feet.

Sales and Distribution

Pharmaceutical distribution and pharmacy supply agreements. Tilray works with established pharmaceutical distributors and pharmacy suppliers to sell Tilray’s products around the world.

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In Canada, Tilray has entered into a definitive agreement to supply Shoppers Drug Mart, the largest pharmacy chain in Canada, with Tilray’s cannabis products. Shoppers Drug Mart is currently distributing Tilray’s products under its license to sell cannabis products for medical purposes. Tilray believes it is one of four licensed producers who have entered into supply agreements with Shoppers Drug Mart. Additionally, Tilray has signed a collaboration agreement with Sandoz Canada, a division of Novartis, to market Tilray’s non-combustible products to health care practitioners and pharmacists and to co-develop new cannabis products.

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In Germany, Tilray’s products are distributed via multiple wholesalers, including Noweda, a cooperative comprised of approximately 9,000 pharmacists with a network of 16,000 pharmacies throughout Germany and one of the largest wholesalers of pharmaceutical products in Germany, to fulfill prescriptions of Tilray’s medical cannabis products across Germany.

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Elsewhere around the world, Tilray has formed partnerships with distributors in multiple countries. Tilray’s products are currently available in thirteen countries, including Argentina, Australia, Canada, Chile, Croatia, Cyprus, the Czech Republic, Germany, Ireland, New Zealand, United Kingdom, United States and South Africa. Tilray has also entered into a global framework agreement with Sandoz AG, pursuant to which Tilray will work with Sandoz AG to develop and commercialize non-smokable and non-combustible medical cannabis products internationally.

Adult-use supply agreements. Through supply agreements and purchase orders from crown corporations or licensed retailers, Tilray has supplied the adult-use market in ten provinces and two territories, with Newfoundland expected to be the final province to receive High Park product by end of year, 2019, and Nunavut is being addressed as a future state e-commerce opportunity.

Direct-to-patient (“DTP”). In Canada, medical cannabis patients order from Tilray primarily through its e-commerce platform or over the phone. In Canada, medical cannabis is and will continue to be delivered by secured courier or other methods permitted by the CR. The DTP channel accounts for the majority of Tilray’s current medical sales.

Wholesale. In Canada, Tilray is also authorized under the CR to wholesale bulk and finished cannabis products to other licensees under the CR, which Tilray refers to as licensed producers. The bulk wholesale sales and distribution channel requires minimal selling, general, administrative and fulfillment costs. Tilray intends to pursue these wholesale sales channels as a part of its adult-use and medical-use growth strategies in Canada.

Tilray’s Commitment to Research and Innovation

Tilray believes that its strength as a medical brand is rooted in its commitment to research and development. Tilray’s research and development program focuses on developing innovative products, including novel delivery systems and precisely formulated cannabinoid products, and on the creation and improvement of methods, processes and technologies that allow Tilray to efficiently manufacture such products on a large scale.

Patents and proprietary programs. Tilray’s commitment to innovation is a core tenet. Tilray has over thirty filed patents in the fields of cannabis processing technology, formulation, composition delivery system, and treatment methods. Tilray also has exclusive rights to at least 20 issued or pending patents, several of which allow for a process aimed at significantly shortening the drying and curing periods. These patents are owned by EnWave Corporation, or EnWave; as licensee, Tilray holds the exclusive, sublicensable right to use the technology embodied by these patents to manufacture cannabis products within Canada and Portugal, provided that certain royalty requirements are met, as well as the nonexclusive right to market and sell such products worldwide. Tilray also has a royalty-bearing commercial sublicense with The Green Organic Dutchman Holdings Ltd, which Tilray refers to as TGOD. The sublicense grants TGOD the right to use the technology embodied by EnWave’s patents to manufacture cannabis products. Of the EnWave patents directed to significantly shortening the cannabis drying and curing periods, the earliest expiration date was June 3, 2019. The other patents directed to either drying or dehydrating biological materials expire from approximately January 2027 to December 2032.

To retain exclusivity, Tilray will also pay EnWave a minimum annual royalty rate during the term of the agreement. The minimum annual royalty is based on the amount of full microwave rated power of any EnWave equipment delivered to Tilray.

Tilray has developed a number of innovative and proprietary programs designed to improve efficiency and overall product quality, including: a micro-propagation program that allows for the mass production of disease-free cannabis plants; methods and formulations to improve cannabinoid bioavailability and stability; a delivery platform to allow for the quick and efficient delivery of cannabinoids in formulation; the fast preservation methods that allow for improved smell, texture and flavor of cannabis products; an integrated pest management system; proprietary plant trimming machines to minimize manufacturing waste and software improvements to optimize manufacturing, inventory and distribution processes.

Trademarks and trade dress. Tilray invests heavily in its growing trademark portfolio and holds at least 19 approved or registered trademarks in a variety of countries, including Canada, the United States, the EU, Australia, Israel and several countries in South America and Asia. Tilray also has at least 103 additional trademarks filed and pending in several countries throughout the world. In addition, as a result of Tilray’s brand licensing agreement with a former Privateer subsidiary, Tilray has exclusive access in Canada to a number of strong marks, both registered and applied-for, including Marley Natural and Goodship.

Observational research program. Tilray has implemented an extensive observational research program which includes large-scale prospective and cross-sectional studies in order to gather pre-clinical evidence on medical cannabis patient patterns of use, and the impact of that use on sleep, pain, mental health, quality of life, and the use of opioids/prescription drugs, alcohol, tobacco and other substances. These studies include a biennial national Canadian patient survey, the Tilray Observational Patient Study (TOPS), which is the largest national prospective study of Canadian patients conducted to date, and the multi-site Medical Cannabis in Older Patients Study (MCOPS), which focuses on the important and rapidly expanding “over 50” patient population.

This research takes place in partnership with Canadian and U.S. academic institutions, and has provided insight into the use of cannabis in the treatment of headaches/migraines, anxiety, and problematic substance use, and has led to a number of publications in high ranking academic journals, including the following:

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Lucas, P., Baron, E. P., & Jikomes, N. (2019). Medical cannabis patterns of use and substitution for opioids & other pharmaceutical drugs, alcohol, tobacco, and illicit substances; results from a cross-sectional survey of authorized patients. Harm Reduction Journal, 16(1), 9.

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Turna, J., Simpson, W., Patterson, B., Lucas, P., & Van Ameringen, M. (2019). Cannabis use behaviors and prevalence of anxiety and depressive symptoms in a cohort of Canadian medicinal cannabis users. Journal of Psychiatric Research, 111, 134-139.

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Baron, E. P., Lucas, P., Eades, J., & Hogue, O. (2018). Patterns of medicinal cannabis use, strain analysis, and substitution effect among patients with migraine, headache, arthritis, and chronic pain in a medicinal cannabis cohort. The Journal of Headache and Pain, 19(1), 37.

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Lucas, P., & Walsh, Z. (2017). Medical cannabis access, use, and substitution for prescription opioids and other substances: A survey of authorized medical cannabis patients. International Journal of Drug Policy, 42, 30-35.

Clinical trials. Participation in clinical trials is a differentiating element of Tilray’s research and development program. Tilray believes that the development of clinical data on the use of well-characterized and properly defined cannabinoid products will increase mainstream acceptance within the medical community. As such, Tilray has developed techniques that achieve pharmaceutical-grade Active Pharmaceutical Ingredients extracted from the cannabis plant to allow Tilray to partner with select academic research partners on trials that meet regulatory agency standards. Tilray’s participation in clinical studies often includes providing assistance in designing the protocol, determining the formulation of the study drug, and R&D on the investigational study drug to generate the Chemistry, Manufacturing and Controls (CMC) section of an Investigational New Drug Application (IND) also called the Quality Overall Summary (QOS) required by many regulatory agencies to register INDs. In some cases, Tilray provides financial support for the study itself and/or pharmacokinetic data on the specific study drug. Although some trials, such as the chemotherapy-induced nausea and vomiting trial described below, are undertaken with an aim toward market authorization. However, most of the trials Tilray participate in serve to generate early phase data that can be used to support patent filings, to provide basic prescribing data for physicians, and to identify signals of efficacy to inform future clinical trials. Tilray leverages its research by educating physicians about the unique benefits of cannabis-based medicines in various treatments, which Tilray believes promotes the Tilray brand as the most trusted medical brand in the industry. Tilray’s Medical Advisory Board, consisting of experts in a variety of areas, participates in strategic planning for Tilray’s clinical trial program and provides Tilray with additional credibility as a clinical trial participant.

Clinical trials are typically conducted in phases, with Phase I establishing the safety and pharmacokinetics of the investigational study drug, Phase II further providing a signal for the drug’s efficacy, and Phase III establishing statistical significance for the treatment of the disease or symptom being studied over the placebo. Phase IV involves large-scale post-market surveillance/pharmacovigilance. Below is a list of the clinical trials in which Tilray is currently involved.

Clinical Trials

Regulatory Environment

Canadian Medical and Adult-Use

Medical and adult-use cannabis in Canada is regulated under the CR, promulgated under the Cannabis Act. Both the CR and the Cannabis Act were adopted in October 2018, superseding earlier regulations that permitted commercial distribution and home cultivation of medical cannabis. Health Canada, a federal government entity, is the oversight and regulatory body for cannabis licenses in Canada. The following are the highlights of the legislation:

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allows individuals over the age of 18 to purchase, possess and cultivate limited amounts of cannabis for adult-use purposes; each province is also being permitted to adopt its own laws governing the distribution, sale and consumption of cannabis and cannabis accessory products within the province, and those laws may set lower maximum permitted quantities for individuals and higher age requirements;

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promotion, packaging and labelling of cannabis is strictly regulated. For example, promotion is largely restricted to the place of sale, and promotions visible or appealing to underage individuals are prohibited;

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currently, limited classes of cannabis, including dried cannabis and oils, are permitted for sale into the medical and adult-use markets. Regulations regarding new classes of cannabis, including edibles, topicals, and extracts (both ingested and inhaled), are expected to come into effect on or before October 17, 2019, with first sales to consumers 60 days following;

•	export is restricted to medical cannabis, cannabis for scientific purposes and industrial hemp;

•	sale of medical cannabis occurs largely on a direct-to-patient basis, while sale of adult-use cannabis occurs through retail-distribution models established by provincial and territorial governments;

The retail-distribution models for adult-use cannabis vary nationwide:

•	Quebec, New Brunswick, Nova Scotia and Prince Edward Island have adopted a government-run model for retail and distribution;

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Ontario, British Columbia, Alberta, Manitoba and Newfoundland have adopted a hybrid model with some aspects, including stores, distribution and online retail being government-run while allowing for private retail;

•	Saskatchewan has announced a fully private system and;

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the three northern territories of Yukon, Northwest Territories and Nunavut have adopted a model that mirrors their government-run liquor distribution model. All provinces and territories have secured supply agreements from licensed producers for their respective markets, and Tilray is fulfilling adult-use supply agreements and purchase orders from various jurisdictions, consisting of: Quebec, Ontario, British Columbia, Prince Edward Island, Saskatchewan, Manitoba, Alberta, Northwest Territories, and the Yukon.

European Union Medical Use

While each country in the EU has its own laws and regulations, there are many commonalities in how the medical cannabis markets for EU countries are developing. For example, to ensure quality and safe products for patients, many EU countries only permit the import and sale of medical cannabis when the manufacturer can demonstrate certification by a competent authority of compliance with GMP standards.

The EU requires adherence to GMP standards for the manufacture of active substances and medicinal products, including cannabis products. Under the system for certification of GMP adopted in the EU, a competent authority of any EU member state may conduct an inspection at a drug manufacturing site and, if the GMP standards are met, a certificate of GMP compliance is issued to the manufacturer for specific elements of the manufacturing process being carried on at that site.

Each country in the EU will generally recognize a GMP certificate issued by any competent authority within the EU as evidence of compliance with GMP standards. Certificates of GMP compliance issued by a competent authority in another country outside of the EU will also be recognized if that country has a mutual recognition agreement with the EU.

Competitive Conditions

As of September 1, 2019, approximately 200 licenses were issued by Health Canada. To Tilray’s knowledge, only a limited number of licenses are issued by Health Canada monthly, although Health Canada streamlined its license review process to respond to adult-use legalization.

Health Canada licenses are limited to individual properties. As such, if a licensed producer seeks to commence production at a new site, it must apply to Health Canada for a new license.

As the demand for legal cannabis increases and the application backlog with Health Canada is processed, Tilray believes that new competitors will enter the market. The principal competitive factors on which Tilray competes with other licensed producers are the quality and variety of cannabis products, brand recognition and physician familiarity.

Employees

As of October 1, 2019, Tilray employed 1,403 total employees, all of whom are full time employees and engaged contractors located in Canada, Germany, Portugal, Ireland, France, the UK, the United States, Australia and Czech Republic. Tilray considers relations with Tilray’s employees to be good and has never experienced work stoppage. Apart from certain employees in Portugal, none of Tilray’s employees are represented by a labor union or subject to a collective bargaining agreement. In Portugal, some of Tilray’s employees are subject to a government-mandated collective bargaining agreement, which grants affected employees certain additional benefits beyond those required by the local labor code.

Legal Proceedings.

From time to time, Tilray may become involved in legal proceedings arising in the ordinary course of Tilray’s business. Tilray is not currently a party to any legal proceedings the outcome of which, if determined adversely to Tilray, would individually or in the aggregate have a material adverse effect on Tilray’s business, financial condition, results of operations or prospects.

PRIVATEER BUSINESS

Privateer is a private equity holding company founded in 2011 to shape the future of the legal cannabis industry worldwide. Through a combination of acquisitions, investments and internally developed businesses, Privateer is focused on building a portfolio of pioneering global brands that will lead, legitimize and define the future of cannabis. By the end of 2018, Privateer owned four primary businesses: Leafly, Docklight, Left Coast Ventures and its investment in Tilray.

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Leafly was founded in June 2010 and is the world’s leading cannabis-related website and mobile application, including a medical and adult-use dispensary finder, a cannabis strains database, cannabis news and culture content and a cannabis product and brand catalog. Leafly helps consumers make informed choices about cannabis and empowers cannabis businesses to attract and retain customers through advertising and technology. Through news, entertainment and business services, Leafly gives voice to the modern cannabis lifestyle. More information can be found at www.leafly.com. Information contained on or accessible through Leafly’s website is not a part of this proxy statement/prospectus/information statement, and the inclusion of Leafly’s website address in this proxy statement/prospectus/information statement is an inactive textual reference only.

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Docklight Brands is a cannabis brand holding company focused on developing consumer cannabis brands and products consumers love. It functions as an intellectual property holding company that develops and licenses brands and products to cannabis producers and distributors. Docklight’s portfolio of cannabis brands includes Marley Natural®, The Goodship®, Irisa™, Dutchy™ and Headlight™. More information can be found at www.docklightbrands.com. Information contained on or accessible through Docklight’s website is not a part of this proxy statement/prospectus/information statement, and the inclusion of Docklight’s website address in this proxy statement/prospectus/information statement is an inactive textual reference only.

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Left Coast Ventures is focused on cannabis production and distribution in the United States. Left Coast Ventures currently operates a cannabis manufacturing and distribution facility in California, and plans to build, invest in or acquire other pieces of the cannabis value-chain in the state, including cultivation sites. Currently Left Coast Ventures is focused on the largest cannabis market in the world: California, with plans to expand to other U.S. states in the future as opportunities arise and such expansion is permitted under applicable law. More information can be found at www.leftcoastventures.us. Information contained on or accessible through Left Coast Ventures’ website is not a part of this proxy statement/prospectus/information statement, and the inclusion of Left Coast Ventures’ website address in this proxy statement/prospectus/information statement is an inactive textual reference only.

The Privateer Board determined that it was in the best interests of Privateer’s stockholders to cause each of Privateer’s four operating subsidiaries (Leafly, Docklight, Left Coast Ventures and Tilray) to become fully independent companies. In February 2019, Privateer distributed its ownership in each of Leafly, Docklight and Left Coast Ventures to its stockholders. As a result, Privateer’s only material assets are the 75,000,000 shares of Tilray common stock described herein. The final step in this process is the merger between Privateer and Tilray described herein.

TILRAY MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Tilray’s financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Tilray’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under Part I, Item 1A “Risk Factors” and elsewhere in this proxy statement/prospectus/information statement. See “Special Note Regarding Forward-Looking Statements” in this proxy statement/prospectus/information statement.

Overview

Tilray aspires to lead, legitimize and define the future of its industry by building the world’s most trusted and valuable cannabis company. Tilray is pioneering the future of medical and adult-use cannabis research, cultivation, processing and distribution globally, and Tilray intends to become a global leader in the cannabis market where regulations permit.

Tilray produces medical cannabis in Canada and Europe, and Tilray has supplied high-quality cannabis products to tens of thousands of patients in twelve countries spanning five continents through its subsidiaries in Australia, Canada, Germany, Latin America and Portugal and through agreements with established pharmaceutical distributors. In Canada, Tilray is also authorized to distribute certain products on a wholesale basis and to sell certain products direct to patients through its e-commerce platform or over the phone.

Tilray is witnessing a global paradigm shift with regard to cannabis, and as a result of this shift, the transformation of a multibillion dollar industry from a state of prohibition to a state of legalization. Medical cannabis is now authorized at the national or federal level in forty-one countries. The legal market for medical cannabis is still in its early stages and Tilray believes the number of countries with legalized regimes will continue to increase. Tilray believes that as this transformation occurs, trusted global brands with multinational supply chains will become market leaders by earning the confidence of patients, doctors, governments and adult consumers around the world.

Tilray is a leader in the Canadian adult-use market. Tilray has entered into agreements to supply certain provinces and territories with its adult-use products for sale through the distribution systems they have established. Adult-use legalization occurred in Canada on October 17, 2018. As a result of adult-use legalization, Tilray expects the adult-use market to represent a higher proportion of its revenues as new consumers participate in, and previously illicit consumers adopt, Canada’s framework for the sale of cannabis.

Tilray continues to develop strategic alliances like its global collaboration with Sandoz AG to increase the availability of high quality medical cannabis products across the world through: (a) Sandoz’s support of the global commercialization of Tilray’s non-smokable/non-combustible medical cannabis products, (b) co-branding of certain non-smokable/non-combustible products, (c) Tilray’s supply of non-smokable/non-combustible medical cannabis products and license rights to and from Sandoz in relation to such products, and (d) collaboration to develop new innovative medical cannabis products. Moreover, Tilray’s partnership with AB InBev, through its subsidiary Labbatt Breweries of Canada, to research non-alcohol beverages containing THC and CBD demonstrates Tilray’s continuing commitment to pioneer the development of a professional, transparent, and well-regulated cannabis industry.

On January 14, 2019, Tilray entered into a Profit Participation Arrangement with ABG Intermediate Holdings 2, LLC, which we refer to as ABG, where Tilray purchased: (i) participation rights in up to 49% of the net (i.e. post-expense) cannabis revenues from certain existing ABG brands into perpetuity, (ii) guaranteed minimum receipt of $10 million annually for ten years (prorated based on total consideration paid to ABG) in quarterly payments for participation rights, (iii) preferred supplier rights of all cannabinoid ingredients for products under cannabis-related licenses of certain existing ABG brands into perpetuity, (iv) preferred royalty rates for Tilray to license and develop cannabis products for brands currently within the ABG portfolio, and (v) first negotiation and matching rights related to participation rights in net cannabis revenues for any additional brands acquired by ABG after entering into the Profit Participation Arrangement. As consideration for this arrangement, Tilray paid to date approximately $33 million in cash and 1,680,214 shares of Class 2 common stock. Tilray also agreed to pay approximately $83 million, in a combination of Class 2 common stock and up to $17 million in cash at ABG’s election, upon certain triggers relating to the regulatory status of THC in the United States, or receipt of $5 million in participation rights distributions from cannabis products containing THC outside the United States, in accordance with terms outlined in the arrangement.

On February 15, 2019, Tilray acquired Natura, a licensed cultivator under the Cannabis Act specializing in greenhouse cultivation. Tilray’s acquisition of Natura increases its capacity to supply high-quality branded cannabis products to the Canadian market. The preliminary purchase price of approximately $54 million consists of approximately $15 million in cash and 180,332 shares of Class 2 common stock issued on closing, approximately $20 million contingent consideration based on production levels, and effective settlement of pre-existing debt and previously held interest.

On February 28, 2019, Tilray acquired Manitoba Harvest, a developer and distributor of a diverse portfolio of hemp-based natural food and wellness products that will enable Tilray to expand into the growing CBD product market in the United States. The preliminary purchase price of approximately $310 million consists of approximately $115 million in cash and 1,209,946 shares of Class 2 common stock issued on closing, approximately $37 million in cash payable and approximately $32 million in Class 2 common stock issuable six months after closing, and approximately $29 million contingent consideration based on gross branded CBD product sales in the United States in 2019.

On July 11, 2019, Tilray acquired all issued and outstanding shares of Smith & Sinclair Ltd., which crafts edible candies, cocktails and fragrances in the United Kingdom and enables Tilray to develop CBD-infused edibles for distribution in Canada, the United States and Europe. The purchase consideration includes approximately $2 million in cash paid on closing, 79,289 shares of Class 2 common stock issued on closing, and contingent consideration up to approximately $3 million payable in Class 2 common stock based on revenue as well as the revenue and launch of CBD product in the United States and Europe by milestones in 2019 and 2020.

Key Operating Metrics

Tilray uses the following key operating metrics to evaluate its business and operations, measure its performance, identify trends affecting its business, project its future performance and make strategic decisions.

	Year Ended December 31,			2018 vs 2017 Change		2017 vs 2016 Change
	2018	2017	2016	Qty/$	%	Qty/$	%
Kilogram equivalents sold	6,478	3,024	2,216	3,454	114%	808	36%
Kilograms harvested	11,022	6,779	4,526	4,243	63%	2,253	50%
Average net selling price per gram	$6.61	$6.52	$5.41	$0.09	1%	$1.11	21%
Average cost per gram sold	$3.70	$2.84	$4.04	$0.86	30%	$(1.20)	(30)%

	Six months ended June 30,
	2019	2018	Change	% Change
Kilograms equivalents sold—cannabis	8,600	2,813	5,787	206%
Kilograms harvested—cannabis	19,868	3,154	16,714	530%
Thousand units sold—food products	3,699	—	N/A	N/A
Average net selling price per gram —cannabis	$5.02	$6.18	$(1.16)	(19)%
Average cost per gram sold—cannabis	$3.92	$3.09	$0.83	27%
Average gross selling price per unit—food products	$6.90	$—	N/A	N/A

N/A: Not a meaningful comparison

Kilogram equivalents sold. Tilray sells two cannabis product categories: (1) dried cannabis, which includes whole flower and ground flower and (2) cannabis extracts, which includes full-spectrum and purified oil drops and capsules. Cannabis extracts are converted to flower equivalent grams based on the type and number of dried cannabis grams required to produce extracted cannabis in the form of cannabis oils. This conversion ratio is based on the amount of active cannabinoids in the products rather than the volume of oil. For example, Tilray’s 40mL oil drops are converted to five gram equivalents.

Total kilogram equivalents sold increased for 2018 from 2017, primarily due to increased bulk, adult-use, and international medical sales.

The increase in kilogram sold during 2017 from 2016 was primarily driven by patient demand and growth of extract products.

Total kilogram equivalents sold increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to increased adult-use, bulk and international medical sales.

Kilograms harvested—cannabis. Kilograms harvested represents the weight of dried whole plants after harvest, drying and curing. This operating metric is used to measure the production efficiency of Tilray’s facilities and production team.

Total kilograms harvested increased for 2018 from 2017, primarily due to the additional operational capacity provided by Tilray’s new facility High Park Farms brought into operations in 2018.

Total kilograms harvested increased for 2017 from 2016, primarily due to reaching full utilization at Tilray Canada Ltd. by the end of 2016 and increased production yields per harvest.

Total kilograms harvested increased for the six months ended June 30, 2019 from the comparable periods in 2018 primarily due to additional operational capacity provided by new facilities through the acquisition of Natura and ramp up of new production facilities.

The High Park Farms facility, with 13 acres of greenhouse space, has been steadily increasing production and harvest yields since its first harvest in July 2018. High Park Farms has had consistent harvest yields every month this year and total harvest quantities for the quarter ending June 30, 2019 increased by 343% compared to Tilray’s fourth quarter of 2018 output. Similarly, Tilray Portugal has shown steady improvement month over month since its first harvest in the fourth quarter of 2018.

It is Tilray’s expectation that harvest quantities will continue to increase in future quarters with the improvement of operational efficiencies as Tilray’s operational processes mature and capital expansion plans progress. During Q2 2019, Tilray announced plans to add 203,000 square feet at three of Tilray’s existing facilities—High Park Farms, High Park Processing Facility and Tilray Canada. This expansion will increase current production and manufacturing footprint by 18% to 1.3 million square feet worldwide.

Thousand units sold—food products. As a result of the acquisition of Manitoba Harvest, Tilray sells food products such as shelled hemp seed, ground hemp and oil that are tracked by individual units.

The second quarter of 2019 was Tilray’s second quarter reporting food product sales and Tilray has no sales data in the comparable periods in 2018.

Average net selling price per gram—cannabis. The average net selling price per gram is an indicator that shows Tilray’s pricing trends over time on a gram equivalent basis and is impacted by sales mix, channel and product type. Tilray excludes revenue associated with food products, accessories and freight sales to arrive at cannabis-related revenue. Tilray calculates average net selling price per gram by dividing cannabis-related revenue by kilogram equivalents sold.

The average net selling price per gram increased for year ended December 31, 2018 from 2017, due to shift in mix demand of Tilray’s products. In 2018, there was significant revenue growth for Tilray’s extract products compared to dried flower. Tilray introduced several new extract products which increased extract revenue from 20% in 2017 to 50% of cannabis-related revenue in 2018. Tilray expects its average selling price to decline over time as a result of a higher mix of products sold through Canadian adult-use channels through wholesale channels compared to Canadian medical, which is sold direct-to-patient.

The average net selling price per gram increased in 2017 from 2016, primarily due to the consistent production of high-potency dried flower and growth in extract sales.

The average net selling price per gram decreased for the six months ended June 30, 2019 from the comparable period in 2018 due to a shift in distribution channels. Since legalization, adult-use products increased to 33% of total revenue. Adult-use products are sold directly to wholesalers, which have a lower sales price per gram and higher sales volumes. Tilray expects its average selling price to continue to decline over time as a result of a higher mix of products sold through Canadian adult-use wholesale channels compared to Canadian medical, which is direct-to-patient.

To determine the Canadian dollar average net selling price per gram range above, revenue and costs are converted using the average exchange rate during the reporting period. All input costs are individually converted by multiplying the U.S. dollar to Canadian dollar exchange rate to determine the Canadian dollar amount.

Average cost per gram sold—cannabis. The average cost per gram sold measures the efficiency in Tilray’s cultivation, manufacturing and fulfillment operations. Tilray deducts food products, inventory adjustments and the cost of sales related to accessories from total cost of sales to arrive at cannabis-related cost of sales. Cannabis-related cost of sales is then divided by total kilogram equivalents sold to calculate the average cost per gram sold.

The average cost per gram sold increased for 2018 from 2017, primarily due to sourcing product from other Licensed Producers as well as launching of Tilray’s cultivation facilities that were scaling up during 2018. High Park Farms manufactured adult use products until High Park Processing Facility received its license. This was temporary operation, as a result Tilray’s manufacturing costs were higher and output was lower than Tilray’s established manufacturing facilities. High Park Processing Facility received its license in the first quarter of 2019. Tilray expects to see costs at this facility reducing in future periods when this facility is operating at capacity.

In 2017, average costs per gram sold declined by 30% from 2016. The decline in average cost per gram sold was primarily due to Tilray Canada Ltd. reaching full capacity and increased production yields. Tilray also drove efficiencies through automation in its post-harvest processes across trimming, drying, extraction and fulfillment.

The average cost per gram sold increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily as a result of sourcing product from third-party Licensed Producers and launching new cultivation facilities. High Park Farms manufactured adult-use products until High Park Processing Facility received its license. As this was a temporary operation, manufacturing costs were higher and output was lower than Tilray’s established manufacturing facilities. High Park Processing Facility received its license in the first quarter of 2019 and Tilray transitioned operations to the processing facility during this quarter. Tilray expects costs to decrease at this facility in future periods when this facility is operating at capacity. During the second quarter of 2019, Tilray improved its production costs, as demonstrated by a 5% decrease in Tilray’s average cost per gram from $4.06 per gram in the first quarter of 2019. Tilray expects that this will continue to decrease in future quarters.

Average gross selling price per unit—food products. The average gross selling price per unit is an indicator that shows Tilray’s pricing trends over time on a unit basis for Tilray’s food products and is impacted by sales mix, channel and product type. Tilray excludes revenue associated with cannabis, accessories and freight sales to arrive at food product-related revenue. Tilray calculates average gross selling price per unit by dividing food product-related revenue by units sold.

The second quarter of 2019 was Tilray’s second quarter reporting food product activity and Tilray has no sales data in the comparable periods in 2018.

Other companies, including companies in Tilray’s industry, may calculate key operating metrics with similar names differently, which may reduce their usefulness as comparative measures.

Other companies, including companies in Tilray’s industry, may calculate key operating metrics with similar names differently which may reduce their usefulness as comparative measures.

Critical Accounting Policies and Significant Judgments and Estimates

There were no material changes to Tilray’s critical accounting policies and estimates from the information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Tilray’s Annual Report, other than those noted in “Part I, Item 1. Note 1—Summary of Significant Accounting Policies” to Tilray’s condensed consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement. The most significant update is as follows:

Business combinations, including acquired intangibles and goodwill

Tilray accounts for business combinations using the acquisition method, recording the acquisition-date fair value of total consideration over the acquisition-date fair value of net assets acquired as goodwill. The estimated fair value of acquired assets and assumed liabilities are determined primarily by using a discounted cash flow approach, with estimated cash flows discounted at a rate that Tilray believes a market participant would determine to be commensurate with the inherent risks associated with the asset and related estimated cash flow streams. These estimates and the resulting valuations require significant judgment.

Results of Operations

Comparison of the Years Ended December 31, 2018, 2017 and 2016

Financial data is expressed in thousands of U.S. dollars.

Consolidated Statements of Net Loss Data

	Year Ended December 31,
	2018	2017	2016
Revenue	$43,130	$20,538	$12,644
Cost of sales	28,855	9,161	9,974

Gross margin	14,275	11,377	2,670

Research and development expenses	4,264	3,171	1,136
Sales and marketing expenses	15,366	7,164	3,599
General and administrative expenses	31,307	8,401	4,890
Stock-based compensation expense	20,988	139	94

Operating loss	(57,650)	(7,498)	(7,049)

Foreign exchange loss (gain), net	7,234	(1,363)	(186)
Interest expense, net	9,110	1,686	1,019
Other (income) expense, net	(1,820)	(12)	1
Deferred income tax recovery	(4,485)	—	—
Current income tax expense	34	—	—

Net loss	$(67,723)	$(7,809)	$(7,883)

Other Financial Data
Adjusted EBITDA (1)	$(33,100)	$(5,506)	$(5,002)

	Year Ended December 31,
	2018	2017	2016
(as a percentage of revenue)
Revenue	100%	100%	100%
Cost of sales	67	45	79

Gross margin	33	55	21

Research and development expenses	10	15	9
Sales and marketing expenses	36	35	28
General and administrative expenses	73	41	39
Stock-based compensation expense	49	1	1

Operating loss	(134)	(37)	(56)

Foreign exchange loss (gain), net	17	(7)	(1)
Interest expense, net	21	8	8
Other (income) expense, net	(4)	N/A	N/A
Deferred income tax recovery	(10)	N/A	N/A
Current Income tax expense	N/A	N/A	N/A

Net loss	(157)%	(38)%	(62)%

Other Financial Data
Adjusted EBITDA(1)	(77)%	(27)%	(40)%

(1) Adjusted EBITDA is a non-GAAP financial measure. For information on how Tilray defines and calculate Adjusted EBITDA, and a reconciliation of net loss to Adjusted EBITDA, see “Net Loss and Adjusted EBITDA.”

N/A: Not a meaningful percentage.

Revenue

	Year Ended December 31,			2018 vs 2017 Change		2017 vs 2016 Change
	2018	2017	2016	$	%	$	%
Revenue	$43,130	$20,538	$12,644	$22,592	110%	$7,894	62%

Revenue was $43.1 million ($56.4 million CAD) in 2018, $20.5 million ($26.6 million CAD) in 2017, and $12.6 million ($16.9 million CAD) in 2016, respectively. Growth was driven by increased patient demand, ramp-up of production, new product introductions, bulk sales to other Licensed Producers, introduction of the adult-use market, and wholesale distribution in export markets. In January 2018, Tilray launched high CBD oil drops, which helped drive extract sales in Canada. Tilray’s extract products revenue was $21.2 million ($26.4 million CAD) in 2018, and $4.0 million ($5.2 million CAD) in 2017 and $1.1 million ($1.6 million CAD) in 2016, respectively. On a percentage of revenue basis, extract products accounted for 49% of revenue for December 31, 2018, 19% in 2017 and 9% in 2016. On October 17, 2018 the adult-use market was launched in Canada and contributed $4.4 million ($5.9 million CAD) to Tilray’s revenue growth, representing 10% of revenue in 2018. Tilray expects Canadian adult-use revenues to be a greater percentage of total revenues for 2019 due to a full year of sales compared to 2018.

2017 revenue growth from 2016 was driven by increase in high potency products, bulk sales to other Licensed Producers and introduction of wholesale distribution in export markets.

The Canadian dollar revenue was derived using the average exchange rate during the reporting period. Amounts are individually converted by multiplying the U.S. dollar to Canadian dollar exchange rate to determine the Canadian dollar amount.

Cost of sales and gross margin

	Year Ended December 31,			2018 vs 2017 Change		2017 vs 2016 Change
	2018	2017	2016	$	%	$	%
Cost of sales	$28,855	$9,161	$9,974	$19,694	215%	$(813)	(8)%
Gross margin	14,275	11,377	2,670	2,898	25	8,707	326
Gross margin percentage	33%	55%	21%

Cost of sales increased in 2018 from the comparable period in 2017 primarily due to increased sales, the start-up of High Park Farms, a shift towards a mix of high THC and high CBD cultivars that have lower yields along with procurement of third-party supply. In mid-2018, Tilray had its initial harvest of product at Tilray’s High Park Farms facility and manufactured product. In 2017, Tilray’s costs of sales decreased from the comparable period in 2016 due to Tilray Canada reaching full capacity and increased production yields.

Gross margin percentage decreased in 2018 from the comparable period in 2017 primarily due to Tilray’s post-harvest costs per gram increasing due to procurement of third-party supply and low yields and low through put during the scaling of new facilities.

Operating Expenses

	Year Ended December 31,			2018 vs 2017 Change		2017 vs 2016 Change
	2018	2017	2016	$	%	$	%
Research and development expenses	$4,264	$3,171	$1,136	$1,093	34%	$2,035	179%
Sales and marketing expenses	15,366	7,164	3,599	8,202	114	3,565	99
General and administrative expenses	31,307	8,401	4,890	22,906	273	3,511	72
Stock-based compensation expense	20,988	139	94	20,849	N/A	45	48

Total operating expenses	$71,925	$18,875	$9,719	$53,050	281%	$9,156	94%

(as a percentage of revenue)
Research and development expenses	10%	15%	9%
Sales and marketing expenses	36	35	28
General and administrative expenses	73	41	39
Stock-based compensation expense	49	1	1

Total operating expenses	167%	92%	77%

N/A: Not a meaningful comparison

Research and development expenses increased year over year in 2018 and 2017 as compared to the prior years, primarily due to increase of new product initiatives and the production of drug for clinical trials. Tilray expects its research and development expenses to increase as it pursues more clinical trial opportunities and continues to invest in developing non-combustible delivery formats and formulations.

Sales and marketing expenses increased in 2018 from 2017 primarily due to development of Tilray’s Canadian adult-use sales and marketing team and the increase in headcount in Tilray Deutschland GmbH. In 2017, sales and marketing expenses increased from 2016 primarily due to increase in headcount to support global expansion with launching of Tilray Deutschland GmbH and Tilray Australia New Zealand Pty Ltd and expansion of Tilray’s patient care team which works directly with its patients to onboard them and find the right product and dosage.

General and administrative expenses increased in 2018 and 2017 as compared to prior years primarily due to increases in professional fees related to legal, audit and human resources, IT services to support Tilray’s growth, public company costs and expansion plans and costs incurred for the startup of the operations of Tilray’s subsidiaries High Park Farms, Ltd., High Park Holdings, Ltd. and Tilray Portugal Unipessoal, Lda.

Stock-based compensation expense increased in 2018 as compared to 2017 primarily due to issuance of stock options, restricted stock units and certain IPO contingency triggers related to performance-based awards granted under Tilray’s 2018 Equity Incentive Plan (the “New Plan”).

Foreign exchange loss (gain), net

Foreign exchange in 2018 was $7.2 million loss compared to $1.4 million gain in 2017 and $0.2 million gain in 2016. The loss in 2018 was driven by significantly larger cash balances held in Canadian currency and the rapid decline in Canadian currency compared to US currency. The increase in 2017 from 2016 was related to foreign currency transaction gains on Tilray’s Privateer debt facilities.

Interest expense

Interest expense in 2018 was $9.1 million compared to $1.7 million in 2017 and $1.0 million in 2016. The increase in expense in 2018 from 2017 was primarily due to the addition of the $475 million in Convertible

Senior Notes Due 2023 (“Convertible Notes”) that were issued in October 2018. In 2017 and 2016 interest expense was related to loans from a third-party mortgage on Tilray Canada, Ltd. and Privateer debt facilities. Tilray expects an increase in interest expense in 2019 to reflect a full year of expense related to the Convertible Notes.

Net loss and Adjusted EBITDA

	Year Ended December 31,			2018 vs 2017 Change		2017 vs 2016 Change
	2018	2017	2016	$	%	$	%
Net loss	$(67,723)	$(7,809)	$(7,883)	$(59,914)	N/A	$74	NA
Adjusted EBITDA	$(33,100)	$(5,506)	$(5,002)	$(27,594)	N/A	$(504)	10%

N/A: Not a meaningful comparison

	Year Ended December 31,
	2018	2017	2016
Adjusted EBITDA reconciliation:
Net loss	$(67,723)	$(7,809)	$(7,883)
Stock-based compensation expense	20,988	139	94
Foreign exchange loss (gain), net	7,234	(1,363)	(186)
Interest expense, net	9,110	1,686	1,019
Other (income) expense, net	(1,820)	(12)	1
Deferred income tax recovery	(4,485)	—	—
Current income tax expense	34	—	—
Depreciation and amortization	3,562	1,853	1,953

Adjusted EBITDA	$(33,100)	$(5,506)	$(5,002)

Net loss increased in 2018 from the comparable period in 2017 primarily due to an increase in operating expenses related to continued growth, the expansion of Tilray’s international teams, interest related to Tilray’s Convertible Notes, foreign exchange loss (gain), net, stock-based compensation expense and Tilray’s IPO. Net loss remained relatively flat in 2017 compared to 2016, as the growth in gross profit was offset by the increase in operating expenses.

Adjusted EBITDA decreased in 2018 from the comparable period in 2017 primarily due increase in third-party purchases for product supply and increase in growth in Tilray’s facility expansion of Tilray’s international teams.

To supplement Tilray’s consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, Tilray uses Adjusted EBITDA, as described below, to understand and evaluate Tilray’s operating performance. Adjusted EBITDA, which may be different than similarly titled measures used by other companies, is presented to help investors’ overall understanding of Tilray’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

•

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, net loss. There are a number of limitations related to the use of Adjusted EBITDA as compared to net loss, the closest comparable GAAP measure. Some of these limitations are that:

•

Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•

Adjusted EBITDA excludes foreign exchange gains or losses, which accounts for the effect of both realized and unrealized foreign exchange transactions. Unrealized gains or losses represent foreign exchange revaluation of foreign denominated monetary assets and liabilities;

•

Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in Tilray’s business and an important part of Tilray’s compensation strategy;

•

Adjusted EBITDA does not reflect interest expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in Tilray’s business and reduces cash available to us;

•	Adjusted EBITDA does not reflect tax expense, which could be a significant recurring expense in Tilray’s business in the future and reduces cash available to us.

In 2018, Tilray revised the definition of Adjusted EBITDA to exclude the impact of deferred income tax recovery, which could be a significant recurring deferred income tax recovery in Tilray’s business in the future. Prior periods have been recast to reflect the change.

For the six months ended June 30, 2019 and 2018, Tilray further revised the definition of Adjusted EBITDA to exclude (i) third-party acquisition and integration expenses which are considered non-recurring, to reflect normal business activity and (ii) the non-recurring, non-cash impact of the amortization of purchase accounting step-up in inventory value, to reflect normal business activity.

Comparison of the Six Months Ended June 30, 2018 and 2019

Condensed Consolidated Statements of Net Loss Data

	Six months ended June 30,
	2019	2018
Revenue	$68,942	$17,552
Cost of sales	51,284	9,479

Gross profit	17,658	8,073

General and administrative expenses	29,262	9,487
Sales and marketing expenses	22,187	5,568
Depreciation and amortization expense	4,248	503
Stock-based compensation expense	12,891	5,632
Research and development expenses	2,576	1,614
Acquisition and integration expenses	6,888	—

Operating loss	(60,394)	(14,731)

Foreign exchange (gain) loss, net	(1,432)	2,504
Interest expense, net	17,331	913
Finance income from ABG Profit Participation Arrangement	(347)	—
Other income, net	(4,380)	(197)
Deferred income tax recovery	(6,419)	—
Current income tax expense	207	63

Net loss	$(65,354)	$(18,014)

Other Financial Data
Adjusted EBITDA(1)	$(32,472)	$(7,951)

	Six months ended June 30,
	2019	2018
(as a percentage of revenue)
Revenue	100%	100%
Cost of sales	74	54

Gross profit	26	46

General and administrative expenses	42	54
Sales and marketing expenses	32	32
Depreciation and amortization expense	6	3
Stock-based compensation expense	19	32
Research and development expenses	4	9
Acquisition and integration expenses	10	—

Operating loss	(88)	(84)

Foreign exchange (gain) loss, net	(2)	14
Interest expense, net	25	5
Finance income from ABG Profit Participation Arrangement	(1)	—
Other income, net	(6)	(1)
Deferred income tax recovery	(9)	—
Current income tax expense	N/A	N/A

Net loss	(95)%	(103)%

Other Financial Data
Adjusted EBITDA(1)	(47)%	(45)%

(1) Adjusted EBITDA is a non-GAAP financial measure. For information on how Tilray defines and calculates Adjusted EBITDA, and a reconciliation of net loss to Adjusted EBITDA, see “Net Loss and Adjusted EBITDA.”

N/A: Not a meaningful percentage

Revenue

	Six months ended June 30,
	2019	2018	$ Change	% Change
Adult-use	$22,922	$—	$22,922	N/A
ACMPR (direct to patient & bulk)	16,841	16,645	196	1%
Food products	25,517	—	25,517	N/A
International—medical	3,662	907	2,755	304

Total revenue	$68,942	$17,552	$51,390	293%

Excise tax included in revenue	$5,776	$—	5,776	N/A

N/A: Not a meaningful percentage

Revenue increased 293% to $68.9 million ($91.5 million CAD) for the six months ended June 30, 2019, compared to revenue of $17.6 million ($23.6 million CAD) for the same period in 2018. Growth was driven by the acquisition of Manitoba Harvest during the first quarter of 2019, the Canadian adult-use markets due to the legislation on October 17, 2018, and international medical sales. Tilray expects continued growth in these markets for the remainder of 2019.

On February 28, 2019, Tilray welcomed Manitoba Harvest in its portfolio of companies. Manitoba Harvest is the world’s largest hemp food manufacturer and a leader in the natural foods industry. It produces, manufactures, markets and distributes a broad-based portfolio of hemp-based (cannabis) consumer products, which are sold in over 16,000 stores at major retailers across the United States and Canada.

International medical sales also contributed to sales growth during the quarter, with revenue almost quadruple that of the prior year period. During the second quarter of 2019, Tilray exported for the first-time cannabis oils to Ireland and bulk supply of cannabis oils to the United Kingdom. Increasing Tilray’s presence in the international markets is a strategic priority for Tilray. Tilray established an EU Campus in Portugal, which is a GMP certified, multi-faceted production facility that includes indoor, outdoor and greenhouse cultivation sites. This facility will start exporting cannabis products to Tilray’s European markets in the second half of 2019. Tilray believes it is well positioned to serve the European market from Portugal as more countries legalize medical cannabis.

Tilray’s cannabis extract products revenue was $10.4 million ($13.7 million CAD), for the six months ended June 30, 2019, compared to $7.5 million ($9.6 million CAD) for the same period in 2018. On a percentage of revenue basis, extract products accounted for 24% of revenue from non-food products for the six months ended June 30, 2019, and 43% for the comparable period in 2018. The launch of the adult-use market in Canada and contributed $22.9 ($30.4 million CAD) to Tilray’s revenue, representing 33% of revenue for six months ended June 30, 2019.

The Canadian dollar revenue was derived using the average exchange rate during the reporting period. Amounts are individually converted by multiplying the U.S. dollar to Canadian dollar exchange rate to determine the Canadian dollar amount.

Cost of Sales and Gross Profit

	Six months ended June 30,
	2019	2018	$ Change	% Change
Cost of sales	$51,284	$9,479	$41,805	441%
Gross profit	17,658	8,073	9,585	119%
Gross profit percentage	26%	46%

Cost of sales increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to increased sales, the addition of Tilray’s acquisitions of Manitoba Harvest and Natura, the start-up of High Park Farms, a shift towards a mix of high THC and high CBD cultivars that have lower yields, along with procurement of third-party supply.

Gross profit percentage decreased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to increased post-harvest costs per gram as a result of procuring third-party supply, low yields, low throughput during the scaling of new facilities, and excise taxes on medical products. Tilray does not believe its medical patients in Canada should be subject to the excise taxes. As a result, it has negatively impacted Tilray’s gross profit by not increasing Tilray’s prices to pass through the costs to its patients. Additionally, gross profit on food products was impacted by a non-cash charge due to purchase accounting step-up in inventory value in the amount of $0.7 million and $1.4 million during the first and second quarters of 2019, respectively. During 2019, throughput has improved and a reduction in startup inefficiencies from Tilray’s new facilities was observed. As a result, Tilray’s gross profit percentage has improved sequentially from the first quarter of 2019, from 23% to 27%. Tilray expects continued improvement in gross profit throughout the remainder of the year as Tilray scales its new cultivation facilities.

Operating Costs and Expenses

	Six months ended June 30,
	2019	2018	Change	% Change
General and administrative expenses	$29,262	$9,487	$19,775	208%
Sales and marketing expenses	22,187	5,568	16,619	298
Depreciation and amortization expense	4,248	503	3,745	745
Stock-based compensation expense	12,891	5,632	7,259	129
Research and development expenses	2,576	1,614	962	60
Acquisition and integration expenses	6,888	—	6,888	N/A

Total operating expenses	$78,052	$22,804	$55,248	242%

(as a percentage of revenue)
General and administrative expenses	42%	54%
Sales and marketing expenses	32	32
Depreciation and amortization expense	6	3
Stock-based compensation expense	19	32
Research and development expenses	4	9
Acquisition and integration expenses	10	—

Total operating expenses	113%	130%

N/A: Not a meaningful percentage

General and administrative expenses increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to higher employee costs to support a larger business from the acquisition of Manitoba Harvest, increases in professional fees related to legal, audit and human resources, IT services to support Tilray’s growth, and public company costs.

Sales and marketing expenses increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to the acquisition of Manitoba Harvest, development of Tilray’s Canadian adult-use sales and marketing team, and the development of Tilray’s European leadership team with five senior appointments this quarter as Tilray expands its international presence.

Depreciation and amortization expense increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to the acquisitions of Manitoba Harvest and Natura in 2019, contributing $3.2 million of the increase for the six months ended June 30, 2019.

Stock-based compensation expense increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to the issuance of stock options and restricted stock units granted under the New Plan.

Research and development expenses increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to Tilray’s continued support in advancing cannabinoid-based science to further understand the potential benefits of medical cannabis as a treatment. During the quarter, Tilray supported two new clinical research studies: (1) the Murdoch Children’s Research Institute (MCRI) in Melbourne, to evaluate the feasibility and acceptability of a larger randomized placebo-controlled trial of cannabis extract as a form of treatment for reducing Severe Behavioral Problems (SBP) in pediatric patients with Intellectual Disabilities (ID) and (2) McGill University Health Centre’s Division of Infectious Diseases and Chronic Viral Illness, to examine the effectiveness of medical cannabis on immune activation in People Living with HIV. Tilray expects its research and development expenses to increase as Tilray pursues more clinical trial opportunities and continue to invest in developing non-combustible delivery formats and formulations.

Acquisition and integration expenses increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to costs incurred to close and integrate the acquisitions of Manitoba Harvest and Natura.

Foreign Exchange (Gain) Loss, Net

The impact of foreign exchange for six months ended June 30, 2019 was a gain of $1.4 million, compared to a loss of $2.5 million for the comparable period in 2018. As Tilray holds a significant portion of balances in Canadian dollars, the fluctuation in foreign exchange rates between Canadian dollars and U.S. dollars drove the foreign exchange movement in both periods.

Interest Expense

Interest expense for the six months ended June 30, 2019 was $17.3 million, compared to $0.9 million for the comparable period in 2018. The increase was primarily attributable to the issuance of $475.0 million in senior notes (the “Convertible Notes”) in October 2018. Tilray expects an increase in interest expense in 2019 to reflect a full year of expense related to the Convertible Notes.

Net Loss and Adjusted EBITDA

	Six months ended June 30,
	2019	2018	Change	% Change
Net loss	$(65,354)	$(18,014)	$(47,340)	263%
Adjusted EBITDA	$(32,472)	$(7,951)	$(24,521)	308%

	Six months ended June 30,
	2019	2018
Adjusted EBITDA reconciliation:
Net loss	$(65,354)	$(18,014)
Depreciation and amortization expense	5,755	1,148
Stock-based compensation expense	12,891	5,632
Acquisition and integration expenses	6,888	—
Foreign exchange (gain) loss, net	(1,432)	2,504
Interest expense, net	17,331	913
Other income, net	(4,380)	(197)
Amortization of inventory step-up	2,041	—
Deferred income tax recovery	(6,419)	—
Current income tax expense	207	63

Adjusted EBITDA	$(32,472)	$(7,951)

Net loss increased for the six months ended June 30, 2019 from the comparable period in 2018 primarily due to an increase in operating expenses related to continued growth, expansion of Tilray’s international teams, interest expense from the Convertible Notes, results of the Manitoba Harvest and Natura businesses acquired and the related acquisition and integration expenses.

Adjusted EBITDA decreased in the six months ended June 30, 2019 from the comparable period in 2018 primarily due to an increase in operating expenses related to continued growth as well as expansion and development into new markets.

Liquidity and Capital Resources

As of June 30, 2019, Tilray had cash and cash equivalents of $184.6 million and short-term investments totaling $36.3 million which were held for working capital purposes. Tilray’s cash, cash equivalents and short-term investments consist primarily of cash, money market funds, treasury bills, corporate bonds and commercial papers.

As of December 31, 2018, Tilray had cash and cash equivalents of $487.3 million and short-term investments totaling $30.3 million, which were held for working capital and general corporate purposes. Tilray’s cash, cash equivalents, and short-term investments consist primarily of cash, money market funds, treasury bills, corporate bonds and commercial papers.

In February and March 2018, Tilray issued 7,794,042 shares of Series A preferred stock at $7.10 per share ($8.90 CAD per share) in exchange for cash proceeds of approximately $55.0 million ($69.1 million CAD) from third-party institutional investors. Upon the closing of the initial public offering (“IPO”), all shares of the outstanding Series A preferred stock automatically converted into 7,794,042 shares of Class 2 common stock on a one-for-one basis.

In July 2018, Tilray completed its IPO, whereby 10,350,000 shares of Tilray’s Class 2 common stock were sold at a price of $17.00 per share ($22.45 CAD per share), which included 1,350,000 shares sold pursuant to the underwriters’ option to purchase additional shares. Tilray received net proceeds of approximately $163.7 million after deducting the underwriting discount.

In October 2018, Tilray entered into an indenture relating to the issuance of $475.0 million aggregate principal amount of 5.00% Convertible Notes, which included $25.0 million pursuant to the underwriters’ option to purchase an additional aggregate principal amount. Net proceeds from the issuance were approximately $460.8 million, after deducting the initial purchasers’ commissions.

Tilray’s primary need for liquidity is to fund working capital requirements, capital expenditures, debt service obligations and for general corporate purposes. Tilray’s ability to fund operations and make planned capital expenditures and debt service obligations depends on future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors.

The following table sets forth the major components of Tilray’s consolidated statements of cash flows for the periods presented:

	Year Ended December 31,			Six months ended June 30
	2018	2017	2016	2019	2018
Net cash used in operating activities	$(46,248)	$(6,003)	$(3,318)	$(110,227)	$(2,905)
Net cash used in investing activities	(98,620)	(11,815)	(1,025)	(198,577)	(28,953)
Net cash provided by financing activities	630,998	12,235	10,919	5,704	56,028
Effect of foreign currency translation	(1,198)	375	226	396	(1,162)

Cash and cash equivalents, beginning of period	2,323	7,531	729	487,255	2,323
Cash and cash equivalents, ending of period	487,255	2,323	7,531	184,551	25,331

Increase (decrease) in cash and cash equivalents	$484,932	$(5,208)	$6,802	(302,704)	23,008

Cash flows from operating activities

The changes in net cash used by operating activities in 2018 compared to 2017 were primarily due to an increase in operating costs to expand cultivation facilities, enter new markets and public company costs. The changes in operating cash in 2017 compared to 2016 were primarily due to increased levels of working capital.

The change in net cash used by operating activities in the six months ended June 30, 2019 compared to 2018 primarily was related to changes in working capital fluctuations and changes in non-cash expenses, all of which are highly variable.

Cash flows from investing activities

The changes in net cash used in investing activities in 2018 compared to 2017 were primarily due to an increase in investments purchased using proceeds from the Convertible Notes and IPO as well as capital expenditures for expansion of cultivation and production assets. The changes in net cash used in investing activities in 2017 compared to 2016 was primarily due to capital expenditures related to the construction of High Park Farms facility.

The change in net cash used in investing activities in the six months ended June 30, 2019 compared to 2018 primarily was related to acquisitions of Manitoba Harvest and Natura, investment in the ABG Profit Participation Arrangement, and purchase of property and equipment related to Tilray’s expansion projects in Canada and Portugal.

Cash flows from financing activities

The changes in net cash provided by financing activities in 2018 compare to 2017 includes net proceeds from Tilray’s Convertible Notes, Series A preferred stock financing, IPO and repayment of debt facilities.

The table below sets out the cash and cash equivalents, inventory and contractual obligations and debt facilities for the periods presented:

	As of December 31,		June 30,
	2018	2017	2019
Cash and cash equivalents	$487,255	$2,323	$184,551
Short-term investments	30,335	—	36,323
Inventory	16,211	7,421	75,317
Privateer debt facilities	—	32,826	—
Current portion of long-term debt	—	9,432	—

Tilray primarily has financed Tilray’s operations through the issuance of common and preferred stock, revenue generating activities, advances under the Privateer credit facility and the private placement of Tilray’s Convertible Notes. Tilray believes that its existing cash will be sufficient to meet Tilray’s working capital requirements.

Tilray manages its liquidity risk by preparing budgets and cash forecasts to ensure Tilray has sufficient funds to meet obligations. In managing working capital, Tilray may limit the amount of its cash needs by: selling inventory at wholesale rates, pursuing additional financing sources and managing the timing of capital expenditures. While Tilray believes it has sufficient cash to meet working capital requirements in the short term, Tilray may need additional sources of capital and/or financing, to meet planned growth requirements and to fund construction activities at Tilray’s cultivation and processing facilities.

Contractual Obligations and Commitments

The following table reflects Tilray’s contractual obligations as of December 31, 2018:

		Payments due by period
	Total	<1 Year	1-3 Years	4-5 Years	> 5 Years
Operating leases	$4,971	$916	$1,584	$1,099	$1,372
Capital leases	3,115	733	1,466	916	—
Convertible senior notes due 2023	475,000	—	—	—	475,000

Total	$483,086	$1,649	$3,050	$2,015	$476,372

In December 2018, Tilray signed an agreement with Rose Lifescience, Inc., for distribution and marketing of Tilray’s product in Quebec in exchange for minimum fees of $0.5 million per annum for an initial term of five years.

With the acquisitions of Manitoba Harvest and Natura during the first quarter of 2019, additions to Tilray’s operating leases included three properties from the Manitoba Harvest acquisition and certain assets from the Natura acquisition with the effect of increasing annual contractual operating lease obligations by approximately $0.3 million. Tilray also has contractual commitments relating to the acquisitions of Manitoba Harvest and Natura to fund the acquisitions as well as the ABG Profit Participation Arrangement subject to certain regulatory or commercial triggers. Refer to “Part I, Item 1. Note 15—Business Combinations” and “Part I, Item 1. Note 14—ABG Profit Participation Arrangement” to Tilray’s financial statements included elsewhere in this proxy statement/prospectus/information statement for further details.

Contingencies

In the normal course of business, Tilray may receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on Tilray’s consolidated financial statements.

Emerging Growth Company Status

Tilray is an “emerging growth company” as defined in Section 2(a) of the Exchange Act, as modified by the Jumpstart Tilray’s Business Start-ups Act of 2012, or the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards applicable to public companies. Tilray has elected to take advantage of this extended transition period and as a result of this election, Tilray’s financial statements may not be comparable to companies that comply with public company effective dates.

Tilray will no longer be able to take advantage of this exemption beginning on December 31, 2019, when Tilray will be deemed a large accelerated filer and, as a result, cease to be an “emerging growth company.”

Off-Balance Sheet Arrangements

Tilray did not have during the periods presented, and Tilray does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Tilray’s financial position and results of operations is disclosed in “Part I, Item 1. Note 1—Summary of Significant Accounting Policies” to Tilray’s financial statements included elsewhere in this proxy statement/prospectus/information statement.

TILRAY’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of income and expense recorded on Tilray’s cash equivalent, short-term investments, convertible note and the market value of all interest-earning assets, other than those which possess a short term to maturity. A 10% change in the interest rate in effect on December 31, 2018 would not have a material effect on (i) fair value of Tilray’s cash equivalents and short-term investments as the majority of the portfolio have a maturity date of three-months or less, and (ii) interest income as interest income is not a significant component of Tilray’s earnings and cash flow. In addition, the Convertible Notes bear interest at a fixed rate of 5% and are not publicly traded. Therefore, fair value of the Convertible Notes and interest expense is not affected by changes in the market interest rates.

Equity Price Risks

As of December 31, 2018, Tilray held long-term investments classified as either available-for-sale or cost method investments. The fair values of the available-for-sale investment in equities fluctuate based on changes in the stock prices. These investment in equities were acquired as part of Tilray’s strategic transactions.

Accordingly, the changes in fair values of investment in equities under the available-for-sale investments are recognized through other comprehensive income. Based on the fair value of investment in equities held as of December 31, 2018, a hypothetical decrease of 10% in the prices for these companies would reduce the fair values of the investments and result in unrealized loss recorded in other comprehensive income by $185,000. Tilray did not hold any investments classified as either available-for-sale or cost method investments in 2017.

Foreign Currency Risk

Tilray’s consolidated financial statements are expressed in U.S. dollars, but Tilray has net assets and liabilities denominated in Canadian dollars, Euro, Australian dollars and Chilean dollars. As a result, Tilray is exposed to foreign currency translation gains and losses. Revenue and expenses of all foreign operations are translated into U.S. dollars at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are recognized. Appreciating foreign currencies relative to the U.S. dollar will adversely impact operating income and net earnings, while depreciating foreign currencies relative to the U.S. dollar will have a positive impact.

A 10% change in the exchange rates for the foreign currencies would affect the carrying value of net assets by approximately $2,817 as of December 31, 2018, with a corresponding impact to accumulated other comprehensive income. Tilray has not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As Tilray continues to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on Tilray’s results of operations.

MANAGEMENT PRIOR TO AND FOLLOWING THE MERGER

Executive Officers of Tilray Prior to and Following the Merger

In connection with the merger, there will be no change to the executive officers of Tilray. The following table sets forth certain information with respect to Tilray’s executive officers as of September 30, 2019.

Name	Age	Position(s)
Brendan Kennedy	47	President, Chief Executive Officer and Director
Edward Wood Pastorius, Jr.	51	Chief Revenue Officer
Mark Castaneda	55	Chief Financial Officer and Treasurer (Secretary during 2018)
Andrew Pucher	36	Chief Corporate Development Officer

Brendan Kennedy has served as Tilray’s President and Chief Executive Officer and member of Tilray’s Board since January 2018 and has served as the Chief Executive Officer and member of the board of directors of Tilray’s subsidiary, Tilray Canada Ltd., since 2013. Mr. Kennedy has also served as the Executive Chairman and member of the Privateer Board Privateer since October 2011. Mr. Kennedy served as Chief Executive Officer of Privateer from its founding until June 2018. Prior to founding Privateer, Mr. Kennedy served as the Chief Operating Officer of Silicon Valley Bank Analytics from 2010 to 2011 and Managing Director from 2006 to 2010. Mr. Kennedy holds a BA from the University of California, Berkeley, an MS in Engineering from the University of Washington and an MBA from the Yale School of Management.

Edward Wood Pastorius, Jr. has served as Tilray’s Chief Revenue Officer since March 2018 and served as the President, North America of Tilray’s subsidiary, Tilray Canada Ltd., from November 2016 to February 2018. In October 2009, Mr. Pastorius joined mywedding.com as President and Chief Executive Officer after its acquisition by Viridian Investment Partners where he was an Executive in Residence starting in December 2008, and then led and managed mywedding.com’s sale to the Meredith Corporation in November 2014, and continued to lead the company through its transition until June 2016. From 2005 through 2008, Mr. Pastorius was Chief Executive Officer at HEALTHeCAREERS Network, and was the Chief Information Officer of the parent, OnTargetjobs, from 2005 through early 2007. Early in his career, Mr. Pastorius held executive positions, including: President and Chief Operating Officer at Infotrieve from 2003 to 2006; Chief Information Officer and Executive Vice President of Operations for Thomson Gale, a Thomson Corporation company, from 1998 to 2003; and General Manager of First Data Screening Services, a First Data Corporation company from 1995 to 1998. Mr. Pastorius holds a BA from Colorado State University and an MBA from the New York Institute of Technology—Old Westbury.

Mark Castaneda has served as Tilray’s Chief Financial Officer and Treasurer (Secretary during 2018) since March 2018. Mr. Castaneda previously served as the Chief Financial Officer and Assistant Treasurer of Primo Water Corporation, a publicly traded water marketing and distribution company, from March 2008 to January 2018. From October 2007 to March 2008, Mr. Castaneda served as the Chief Financial Officer for Tecta America, Inc., a private national roofing contractor, and from October 2004 to August 2006, he served as Chief Financial Officer for Pike Electric Corporation, a publicly traded energy solutions provider, where he helped lead its initial public offering in July 2005. Mr. Castaneda also served as the Chief Financial Officer of Blue Rhino Corporation from November 1997 to October 2004 and as a member of the board of directors of Blue Rhino from September 1998 to April 2004. Mr. Castaneda helped lead Blue Rhino’s initial public offering in May 1998. Mr. Castaneda began his career with Deloitte & Touche in 1988 and is a certified public accountant. Mr. Castaneda has served on the Audit Committee of Ranir Global Holdings, LLC since August 2016. Mr. Castaneda holds a BS in Accountancy and a Masters, Taxation from DePaul University.

Andrew Pucher has served as Tilray’s Chief Corporate Development Officer since March 2019. From 2009 to 2019, Mr. Pucher held various roles at Goldman Sachs & Co., most recently serving as Managing Director.

Mr. Pucher holds a BA from Simon Frasher University, a JD/MBA from York University and an LLM from Peking University.

Tilray Board of Directors Prior to and Following the Merger

The Tilray Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Tilray Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Tilray Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The Tilray Board presently has five members.

In connection with the merger, there will be no change to the directors of Tilray. The following table sets forth certain information with respect to members of Tilray’s Board as of September 30, 2019. Biographical information with regard to Mr. Kennedy is presented above.

Name	Age	Director Since	Position
Class I Directors—Continuing in Office until the 2022 Annual Meeting
Michael Auerbach	43	February 2018	Director
Rebekah Dopp	42	May 2018	Director
Class II Directors—Continuing in Office until the 2020 Annual Meeting
Maryscott Greenwood	53	May 2018	Director
Christine St.Clare	69	June 2018	Director
Class III Directors—Continuing in Office until the 2021 Annual Meeting
Brendan Kennedy	47	January 2018	President, Chief Executive Officer and Director

Michael Auerbach has served as a member of the Tilray Board since February 2018. He has served on the Privateer Board since January 2014. Mr. Auerbach has served as Senior Vice President at the Albright Stonebridge Group, a commercial diplomacy and global strategy group, since July of 2012. Mr. Auerbach previously served as the Vice President, Social Risk Consulting at Control Risks Group Limited from September 2009 to July 2012. Mr. Auerbach also served as the Associate Director, Prospects for Peace Initiative at The Century Foundation and Center for American Progress from August 2005 to July 2007. Additionally, Mr. Auerbach served as a term member at the Council on Foreign Relations from 2011 to 2016 and as a national security fellow at the Truman National Security Project since 2005. Mr. Auerbach holds an MS in International Relations from Columbia University and a BA in Critical Theory and Post-Colonial Studies from the New School for Social Research.

Rebekah Dopp has served as a member of the Tilray Board since May 2018. Ms. Dopp has held various roles at Google since 2016 and currently leads strategic partnerships and a gender equality incubator. Prior to joining Google, Ms. Dopp was Senior Vice President, Advanced Digital Services for CBS from 2014 to 2016, where she served as department expert in digital technology and lead technologist during complex negotiations. From 2001 to 2014, Ms. Dopp held several executive positions in distribution and technology at HBO, culminating in her role as Vice President, Global Technology Business Management. Ms. Dopp has led global product, technology, strategy, and distribution teams and is proud to have served on the launch teams for streaming TV services HBO GO, CBS All Access, and YouTube TV. Ms. Dopp has served on the board of trustees for The New York Foundling since 2014, and as chairman of the board for the Child Abuse Prevention Program (CAPP) since 2013, among other non-profit board service. Ms. Dopp holds a BA with a Finance concentration from The College of William & Mary and has completed post graduate work at Harvard Business School.

Maryscott Greenwood has served as a member of the Tilray Board since May 2018. She has served as Partner and Managing Director of United States at Crestview Strategy since June 2019, and the Chief Executive Officer of the Canadian American Business Council since 2016, where she previously served as Executive Director from 2001 to 2016. She previously served as a principal at Dentons July 2015 to May 2019. She previously served as the Senior Managing Director at McKenna, Long & Aldridge LLP from April 2001 to June 2015. Ms. Greenwood holds a BA in Political Science from the University of Vermont.

Christine St.Clare has served as a member of the Tilray Board since June 2018. Ms. St.Clare has served as the President of St.Clare Advisors, LLC since January 2012, which she founded. Ms. St.Clare completed a 35-year career with KPMG in 2010, during which time she served in various capacities, including as an Audit Partner from 1986 until 2005, as an Advisory Partner in Internal Audit, Risk and Compliance from 2005 until 2010 and as a member of KPMG’s board of directors for four years, chairing the Audit and Finance Committee. In March 2019, Ms. St.Clare was named to The National Association of Corporate Directors (NACD) 2019 NACD Directorship 100, which is a list of the most influential leaders in the boardroom and corporate governance community. Ms. St.Clare currently serves on the boards of directors of Fibrocell Science, Inc. and AquaBounty Technologies, Inc., and chairs the Audit Committees for both companies. Ms. St.Clare holds a BS in Accounting from California State University, Long Beach, and attended Executive Education courses at The Wharton School of the University of Pennsylvania.

INFORMATION REGARDING THE TILRAY BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Prior to the merger, Privateer beneficially owns shares representing more than 50% of the voting power of Tilray’s capital stock eligible to vote in the election of directors. As a result, Tilray is currently a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a Compensation Committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) that its board of directors have a Nominating and Corporate Governance Committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) for an annual performance evaluation of the nominating and corporate governance and Compensation Committees. Tilray has utilized some of these exemptions; however, the Tilray Board has made a determination that Ms. Dopp, Ms. Greenwood and Ms. St.Clare is independent under the listing rules of the Nasdaq Global Select Market. The Tilray Board has also determined that Mr. Kennedy, due to his relationship with Privateer and his employment as Tilray’s President and Chief Executive Officer, and Mr. Auerbach, due to his relationship to Privateer and his prior consulting relationship with Tilray, are not independent under the listing rules of the Nasdaq Global Select Market.

As a result Tilray’s status as a “controlled company”, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. Tilray will cease to be a “controlled company” following the closing of the merger, and following the merger Tilray will be required to comply with the Nasdaq listing standards and, depending on the board’s independence determination with respect to Tilray’s then-current directors, Tilray may be required to add additional directors to the Tilray Board in order to achieve such compliance within the applicable transition periods.

As a result of the potential conflict associated with the merger, Tilray formed a special committee comprised of independent directors to evaluate the merger and represent the interests of Tilray.

BOARD LEADERSHIP STRUCTURE

The Tilray Board is currently chaired by its President and Chief Executive Officer, Mr. Kennedy.

Tilray believes that combining the positions of Chief Executive Officer and Chair of the Tilray Board helps to ensure that the Tilray Board and management act with a common purpose. In Tilray’s view, separating the positions of Chief Executive Officer and Chair of the Tilray Board has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken Tilray’s ability to develop and implement strategy. Instead, Tilray believes that combining the positions of Chief Executive Officer and Chair of the Tilray Board provides a single, clear chain of command to execute Tilray’s strategic initiatives and business plans. In addition, Tilray believes that a combined Chief Executive Officer/Chair of the Tilray Board is better positioned to act as a bridge between management and the Tilray Board, facilitating the regular flow of information. Tilray also believes that it is advantageous to have a Chair of the Tilray Board with an extensive history with and knowledge of Tilray (as is the case with Tilray’s Chief Executive Officer) as compared to a relatively less informed independent Chair of the Tilray Board.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the board of directors’ key functions is informed oversight of Tilray’s risk management process. The Tilray Board does not have a standing risk management committee, but rather administers this oversight function directly through the Tilray Board as a whole, as well as through various Tilray Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Tilray Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Tilray. Tilray’s Audit Committee has the responsibility to consider and discuss Tilray’s major financial risk exposures and the steps Tilray’s management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of Tilray’s internal audit function. Tilray’s Nominating and Corporate Governance Committee monitors the effectiveness of Tilray’s corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Tilray’s Compensation Committee assesses and monitors whether any of Tilray’s compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Tilray Board met seven times during 2018. Each Tilray Board member attended 75% or more of the aggregate number of meetings of the Tilray Board and of the committees on which she or he served, held during the portion of 2018 for which she or he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Tilray Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership for each of the Board’s standing committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Michael Auerbach			X		X
Rebekah Dopp	X		X	*
Maryscott Greenwood	X		X		X	*
Brendan Kennedy
Christine St.Clare	X	*			X

*	Committee Chairperson

Below is a description of each standing committee of the Board.

Audit Committee

Tilray’s Audit Committee consists of Ms. Dopp, Ms. Greenwood and Ms. St.Clare. The Tilray Board has determined each member of its Audit Committee to be independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of Tilray’s Audit Committee is Ms. St.Clare. The Tilray Board has determined that Ms. St.Clare is an “audit committee financial expert” within the meaning of SEC regulations. The Tilray Board has also determined that each member of its Audit Committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the Tilray Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The Audit Committee was constituted in July 2018 and met four times during 2018. The Tilray Board has adopted a written Audit Committee charter that is available to stockholders on Tilray’s website at https://ir.tilray.com/.

The primary purpose of the Audit Committee is to discharge the responsibilities of the Tilray Board with respect to its accounting, financial and other reporting and internal control practices and to oversee Tilray’s independent registered accounting firm. Specific responsibilities of Tilray’s Audit Committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit Tilray’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, Tilray’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing Tilray’s policies on risk assessment and risk management;

•	reviewing related-party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes Tilray’s internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

Tilray’s Compensation Committee consists of Mr. Auerbach, Ms. Dopp and Ms. Greenwood. The Tilray Board has determined Mr. Auerbach, Ms. Dopp and Ms. Greenwood to be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of Tilray’s Compensation Committee currently is Ms. Dopp; Mr. Auerbach served as the chairperson during 2018 and until August 2019. The Tilray Board has determined that Mr. Auerbach does not meet the independence requirements under the Nasdaq listing rules. As a controlled company, Tilray is currently relying upon the exemption for the requirement that Tilray has a Compensation Committee comprised entirely of independent directors. Tilray will cease to be a “controlled company” following the closing of the merger, and following the merger Tilray will be required to comply with these standards and Tilray may be required to add additional directors to the Tilray Board and Compensation Committee in order to achieve such compliance within the applicable transition periods. The Compensation Committee met two times during 2018. The Tilray Board has adopted a written Compensation Committee charter that is available to stockholders on Tilray’s website at https://ir.tilray.com/.

The primary purpose of Tilray’s Compensation Committee is to discharge the responsibilities of the Tilray Board to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate. Specific responsibilities of Tilray’s Compensation Committee include:

•	reviewing and approving, or recommending that the Tilray Board approve, the compensation of its executive officers;

•	reviewing and recommending to the Tilray Board the compensation of its directors;

•	reviewing and approving, or recommending that the Tilray Board approve, the terms of compensatory arrangements with its executive officers;

•	administering Tilray’s stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•

reviewing and approving, or recommending that the Tilray Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for its executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of Tilray’s employees; and

•	reviewing Tilray’s overall compensation philosophy.

Compensation Committee Process and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Tilray. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of Tilray, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Compensation Committee Interlocks and Insider Participation

No member of Tilray’s Compensation Committee has ever been an officer or employee of Tilray. None of Tilray’s executive officers serve, or have served during the last year, as a member of the Compensation Committee or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of Tilray’s directors or on its Compensation Committee.

Nominating and Corporate Governance Committee

Tilray’s Nominating and Corporate Governance Committee consists of Mr. Auerbach, Ms. St.Clare and Ms. Greenwood. The Tilray Board has determined Ms. St.Clare and Ms. Greenwood to be independent under the listing standards. The chairperson of Tilray’s Nominating and Corporate Governance Committee currently is Ms. Greenwood; Mr. Auerbach served as the chairperson during 2018 and until August 2019. The Tilray Board has determined that Mr. Auerbach does not meet the independence requirements under the Nasdaq listing rules. As a controlled company, Tilray is relying upon the exemption for the requirement that it have a Nominating and Corporate Governance Committee comprised entirely of independent directors. Tilray will cease to be “controlled company” following the closing of the merger, and following the merger Tilray will be required to comply with these standards and Tilray may be required to add additional directors to the Tilray Board and

Nominating and Corporate Governance Committee in order to achieve such compliance within the applicable transition periods. The Nominating and Corporate Governance Committee met once during 2018. The Tilray Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on Tilray’s website at https://ir.tilray.com/.

Specific responsibilities of Tilray’s Nominating and Corporate Governance Committee include:

•	reviewing periodically and evaluating director performance on the Tilray Board and its applicable committees and recommending to the Tilray Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on the Tilray Board;

•	reviewing developments in corporate governance practices;

•	overseeing and reviewing Tilray’s processes and procedures to provide information to the Tilray Board and its committees;

•	reviewing and recommending to the Tilray Board any amendments to its corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Tilray Board believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Tilray, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Tilray’s stockholders. However, the Tilray Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Tilray Board, the operating requirements of Tilray and the long-term interests of Tilray’s stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Tilray Board and Tilray, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Tilray during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Tilray Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Tilray Board.

Corporate Governance Guidelines

In August 2019, the Tilray Board adopted the amended and restated Corporate Governance Guidelines, which were originally adopted in July 2018, to assure that its board will have the necessary authority and practices in place to review and evaluate its business operations as needed and to make decisions that are independent of its management. The guidelines are also intended to align the interests of directors and management with those of its stockholders. The Corporate Governance Guidelines set forth the practices the Tilray Board intends to follow with respect to board composition and selection, limits on potential conflicting relationships, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the board may be viewed at https://ir.tilray.com/. Tilray intends to disclose any amendments to the Corporate Governance Guidelines, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

TILRAY EXECUTIVE COMPENSATION

Tilray’s named executive officers, consisting of Tilray’s principal executive officer and the next two most highly compensated executive officers, as of December 31, 2018, which Tilray refers to collectively as the named executive officers, were:

•	Brendan Kennedy, President and Chief Executive Officer;

•	Edward Wood Pastorius, Jr., Chief Revenue Officer; and

•	Mark Castaneda, Chief Financial Officer and Treasurer (Secretary during 2018).

SUMMARY COMPENSATION TABLE

The following table presents all of the compensation paid or awarded to or earned by Tilray’s named executive officers during 2018 from Tilray or any of Tilray’s affiliates:

Name and Principal Position	Year	Salary		Bonus	Option Awards(1)	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Brendan Kennedy	2018	$425,000		$425,000	$25,147,534	$5,819,925	$—	$—		$31,817,459
President and Chief Executive Officer	2017	375,000		—	—	—	—	—		375,000
Edward Wood Pastorius, Jr.	2018	265,000		125,000	1,562,171	775,990	—	43,200	(2)	2,771,361
Chief Revenue Officer	2017	250,000	(3)	—	—	—	—	36,000	(3)	286,000
Mark Castaneda	2018	230,000		230,000	2,482,929	1,551,980	—	—		4,494,909
Chief Financial Officer and Treasurer (Secretary during 2018)

(1)

The amounts reported do not reflect the amounts actually received by Tilray’s executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock award granted to Tilray’s executive officers during 2018, as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 718. Assumptions used in the calculation of these amounts are included in Note 13 to Tilray’s consolidated financial statements included in Tilray’s Annual Report on Form 10-K for the year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Tilray’s executive officers who have received options will only realize compensation with regard to these options to the extent the trading price of Tilray’s common stock is greater than the exercise price of such options.

(2)	Includes: (a) $42,000 of reimbursement for living expenses and (b) $1,200 for cell phone reimbursement.
(3)	Represents amounts received from Privateer.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table shows for the year ended December 31, 2018, certain information regarding outstanding equity awards at year-end for the Named Executive Officers.

			Option Awards					Stock Awards
	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price Per Share(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(7)
Brendan Kennedy	5/21/2018	1/1/2017	1,312,500	1,687,800	(2)(3)	$7.76	5/20/2028
	5/21/2018	1/1/2017						—	$52,905,000	(2)(4)(5)
	8/31/2018	8/6/2018	—	343,735	(2)(3)	65.20	8/30/2028
Edward Wood Pastorius, Jr.	5/21/2018	4/1/2018	—	350,000	(2)(3)	7.76	5/20/2028
	5/21/2018	1/1/2017						—	7,054,000	(2)(4)(5)
Mark Castaneda	5/21/2018	7/23/2018	300,000	300,000	(2)(3)	7.76	5/20/2028
	5/21/2018	4/1/2018						—	14,108,000	(2)(4)(5)(6)

(1)

Prior to Tilray’s IPO, the exercise price per share reflects the fair market value per share of Tilray’s common stock on the date of grant as determined by the Tilray Board. Following Tilray’s IPO, the exercise price reflects the closing price of Tilray’s Class 2 common stock on the date of grant.

(2)

Pursuant to the executive agreements between the named executive officer and Tilray, the vesting of such named executive officer’s stock and option awards will accelerate under certain circumstances as described under “—Employment, Severance and Change of Control Arrangements.”

(3)

The shares subject to the option are scheduled to vest as follows: 25% of the shares on the twelve (12) month anniversary of the Vesting Commencement Date (see table above) and the remaining option shares will vest quarterly thereafter at the rate of 6.25% of the total number of shares on each quarterly anniversary of the Vesting Commencement Date thereafter for so long as the optionee remains in Continuous Service (as defined in Tilray’s Amended and Restated 2018 Equity Incentive Plan), such that the total number of shares shall be fully vested on the four-year anniversary of the Vesting Commencement Date.

(4)

The shares subject to the RSU shall vest over a four-year period as follows: two vesting requirements must be satisfied for the RSU to vest—a time and service requirement and a Liquidity Event (as defined below) requirement. The time and service requirement is as follows: the RSUs shall vest at the rate of 25% of the RSUs on the twelve (12) month anniversary of the Vesting Commencement Date, and the remaining RSUs will vest quarterly thereafter at the rate of 6.25% of the total number of RSUs on each quarterly anniversary of the Vesting Commencement Date. The Liquidity Event requirement will be satisfied as to any then-outstanding RSU on the first to occur of: (1) a Change in Control (as defined in Tilray’s Amended and Restated 2018 Equity Incentive Plan); or (2) the date following the effective date of a registration statement of Tilray filed under the Securities Act for the sale of Tilray’s common stock on which all shares of common stock issued or issuable under Tilray’s Amended and Restated 2018 Equity Incentive Plan are not subject to the lock-up restrictions. The total number of RSUs shall be fully vested on the four-year anniversary of the Vesting Commencement Date, provided that the optionee has remained in Continuous Service (as defined in Tilray’s Amended and Restated 2018 Equity Incentive Plan) through each applicable vesting date.

(6)

The RSUs shall vest according to the vesting schedule described above, provided, however, the RSUs shall fully vest upon the one-year anniversary of the IPO, provided that the optionee remains in Continuous Service (as defined in Tilray’s Amended and Restated 2018 Equity Incentive Plan) until such date.

(7)	This amount reflects the fair market value of Tilray’s Class 2 common stock of $70.54 per share, which was the closing price of Tilray’s Class 2 common stock on December 31, 2018.

PENSION BENEFITS

Tilray’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or defined benefit retirement plan sponsored by Tilray in 2018.

NONQUALIFIED DEFERRED COMPENSATION

Tilray’s named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by Tilray during 2018.

EMERGING GROWTH COMPANY STATUS

Tilray is an “emerging growth company” as defined in the JOBS Act. As an emerging growth company Tilray will be exempt from certain requirements related to executive compensation, including, but not limited to, the Nasdaq requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of Tilray’s Chief Executive Officer to the median of the annual total compensation of all of Tilray’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tilray will no longer be able to take advantage of this exemption beginning on December 31, 2019, when Tilray will be deemed a large accelerated filer and, as a result, cease to be an “emerging growth company.”

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Tilray has entered into employment agreements with each of Tilray’s named executive officers. The employment agreements generally provide for at-will employment and set forth the executive’s initial base salary, target variable compensation, eligibility for employee benefits, the terms of initial equity grants and in some cases severance benefits on a qualifying termination. Each of Tilray’s named executive officers has also executed Tilray’s standard form of proprietary information agreement. Any potential payments and benefits due upon a termination of employment or a change of control of Tilray are further described below.

Brendan Kennedy

Mr. Kennedy serves as Tilray’s President and Chief Executive Officer. In May 2018, Tilray entered into an employment agreement with Mr. Kennedy, or the Kennedy employment agreement, pursuant to which he received an annual base salary of $425,000 with a target annual bonus equal to 100% of his annual base salary. Mr. Kennedy’s current base salary is $577,060. In addition, Mr. Kennedy was granted an option to purchase 3,000,000 shares of Tilray’s Class 2 common stock and an additional option to purchase 343,735 shares of Tilray’s Class 2 common stock. Additionally, Mr. Kennedy was granted 750,000 RSUs. If Mr. Kennedy is terminated without cause or resigns for good reason, as such terms are defined in the Kennedy employment agreement, he will receive a severance payment equal to three times his base salary and target annual bonus, as then in effect and 100% accelerated vesting of all his then unvested stock options, RSUs and other equity-based awards. Mr. Kennedy is also entitled to COBRA benefits for up to 36 months after termination without cause or resignation for good reason. Upon a change in control, as such term is defined in the Kennedy employment agreement, all of Mr. Kennedy’s unvested stock options, RSUs and other equity-based awards will vest in full.

Edward Wood Pastorius, Jr.

Mr. Pastorius serves as Tilray’s Chief Revenue Officer. In May 2018, Tilray entered into an employment agreement with Mr. Pastorius, or the Pastorius employment agreement, pursuant to which he received an annual base salary of $250,000 with a target annual bonus equal to 50% of his annual base salary. In addition, Mr. Pastorius was granted an option to purchase 350,000 shares of Tilray’s Class 2 common stock and 100,000 RSUs. If Mr. Pastorius is terminated without cause or resigns for good reason, as such terms are defined in the Pastorius employment agreement, he will receive a severance payment equal to 18 months of his base salary and COBRA benefits for up to 18 months after such termination or resignation. Upon a change in control, as such term is defined in the Pastorius employment agreement, all of Mr. Pastorius’s unvested stock options, RSUs and other equity-based awards will vest in full.

Mark Castaneda

Mr. Castaneda serves as Tilray’s Chief Financial Officer and Treasurer (Secretary during 2018). In May 2018, Tilray entered into an employment agreement with Mr. Castaneda, or the Castaneda employment agreement, pursuant to which he received an annual base salary of $230,000 with a target annual bonus equal to 50% of his annual base salary. Mr. Castaneda’s current base salary is $402,000. In addition, Mr. Castaneda was granted an option to purchase 600,000 shares of Tilray’s Class 2 common stock and 200,000 RSUs. If Mr. Castaneda is terminated without cause or resigns for good reason, as such terms are defined in the Castaneda employment agreement, he will receive a severance payment equal to 24 months of his base salary and COBRA benefits for up to 24 months after such termination or resignation. Upon a change in control, as such term is defined in the Castaneda employment agreement, all of Mr. Castaneda’s unvested stock options, RSUs and other equity-based awards will vest in full.

DIRECTOR COMPENSATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Tilray’s non-employee directors are entitled to receive compensation for his or her service consisting of annual cash retainers and equity awards as described below. The Tilray Board may revise the policy as it deems necessary or appropriate.

Cash Compensation. As of June 2019, all non-employee directors are entitled to receive the following annual cash compensation:

Board of Directors	$40,000
Chair of committee:
Audit	$20,000
Compensation	$15,000
Nominating and Corporate Governance	$10,000
Committee member:
Audit	$10,000
Compensation	$7,500
Nominating and Corporate Governance	$5,000

Equity Compensation. As of June 2019, all non-employee directors are entitled to receive an annual RSU grant with a value of $286,005 of Tilray’s Class 2 common shares, with a one-year cliff vesting schedule.

DIRECTOR COMPENSATION FOR 2018

The following table sets forth information regarding compensation earned by or paid to Tilray’s non-employee directors during 2018.

Name	Cash Compensation	Option Awards(1)	Stock Awards(1)	Total
Michael Auerbach	$27,500	$223,167	$271,597	$522,264
Rebekah Dopp	23,750	—	271,597	295,347
Maryscott Greenwood	25,750	—	271,597	297,347
Christine St.Clare	27,000	—	271,597	298,597

(1)

The amounts in this column reflect the aggregate grant date fair value of each equity award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 13 to Tilray’s consolidated financial statements included in Tilray’s

Annual Report on Form 10-K for the year ended December 31, 2018. The table below lists the aggregate number of shares subject to outstanding equity awards held by each of Tilray’s non-employee directors.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2018		Number of Shares Underlying RSUs as of December 31, 2018
Michael Auerbach	50,000	(1)	35,000
Rebekah Dopp	—		35,000
Maryscott Greenwood	—		35,000
Christine St.Clare	—		35,000

(1)	These options were granted to Mr. Auerbach for advisory services provided to Tilray related to the IPO.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Tilray’s equity compensation plans in effect as of December 31, 2018.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
Amended and Restated 2018 Equity Incentive Plan(2)(3)	7,902,263	$13.01	1,297,075
Equity compensation plans not approved by security holders	—	N/A	—

Total	7,902,263	$13.01	1,297,075

(1)	Excludes RSU awards because they have no exercise price.
(2)	Consists of 1,287,222 shares of Tilray’s Class 2 common stock subject to RSU awards and options to purchase 6,615,041 shares of Class 2 common stock.
(3)

Tilray’s Amended and Restated 2018 Equity Incentive Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 4% of the outstanding shares of capital stock as of the last day of the immediately preceding fiscal year; and (b) such lesser amount as the Tilray Board may determine.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED ORGANIZATION

The following is a summary of transactions since January 1, 2017 to which either Tilray or Privateer has been a participant, in which:

•	the amount involved, exceeded or will exceed $120,000; and

•

any directors, executive officers or holders of more than 5% of capital stock of Tilray or Privateer, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Tilray and Privateer Transactions

Sales of Common Stock

In January 2018, Tilray issued an aggregate of 75,000,000 shares of its Class 1 common stock to Privateer in exchange for the contribution of 100% of the outstanding equity interests of Decatur Holdings, BV, a Dutch private limited liability company to Tilray. Decatur Holdings, BV owns all of the outstanding equity interests of Tilray’s direct and indirect subsidiaries through which Tilray operates its business and, prior to the above-mentioned transaction, was a wholly-owned direct subsidiary of Privateer.

Indebtedness

In January 2016, a wholly-owned subsidiary of Tilray entered into a revolving credit facility with Privateer for up to $25.0 million, which facility is payable on demand and bears interest at a rate of 2.4 times the mid-term Applicable Federal Rate, compounded annually for advances made under this agreement prior to January 1, 2017. Advances made under this facility following January 1, 2017 bear interest at a floating rate of 2.54% for 2017. Effective April 1, 2018, Tilray entered into an agreement with Privateer for a demand revolving credit facility in an aggregate principal amount not to exceed $7 million. The facility bears interest at a floating rate of 2.62%.

In November 2017, a wholly-owned subsidiary of Tilray entered into a demand revolving construction facility with Privateer for up to $10.0 million, which facility is payable on demand and bears interest at a floating rate of 2.54% in 2017.

In December 2017, a wholly-owned subsidiary of Tilray entered into an intercompany loan agreement with Privateer pursuant to which Privateer agreed to loan Tilray up to $1.0 million, which bears interest at a floating rate of 2.54%. The term of the loan is two years with options to renew the loan for two-year periods.

In December 2017, Privateer loaned certain of Tilray’s wholly-owned subsidiaries an aggregate of $1.7 million pursuant to loan agreements, which loans are non-interest bearing and are payable upon demand.

In July 2018, Tilray repaid $37 million of the outstanding Privateer debt facility, which included repayment of the Privateer credit facility, Privateer construction facility and the Privateer start-up loans.

Corporate Services Agreement

In February 2018, Tilray entered into an agreement with Privateer, pursuant to which Privateer provides Tilray with certain general administrative and corporate services on an as-requested basis. Pursuant to this agreement, Tilray paid Privateer a monthly services fee based on Tilray’s proportional share of the actual costs incurred by Privateer in performing the requested services. Personnel compensation was charged at cost plus a 3.0% markup and other services provided are charged at cost. This agreement was terminated in February 2019 when Tilray entered into a new agreement with Ten Eleven Management LLC, doing business as Privateer Management, pursuant to which Ten Eleven Management LLC provides certain general and administrative and corporate services on an as-requested basis for a monthly cost of $25,000. This agreement will remain in effect until the earlier of December 31, 2019 or the date such agreement is terminated by either party on 90 days’ notice.

License Agreements

In February 2018, one of Tilray’s wholly-owned subsidiaries entered into a brand licensing agreement with Docklight Brands, a former wholly owned subsidiary of Privateer, pursuant to which Tilray obtained exclusive rights in Canada for adult use for the following brands: Marley Natural, Irisa, Goodship, Grail, Dutchy, Wallops and Head Light. Pursuant to the brand licensing agreement, Tilray will pay to Docklight Brands royalties between 2.5% and 7.5% of the net revenue generated by the licensed products. This agreement is terminable for any reason by either party on six months’ notice prior to the expiration of each automatically renewing five-year term commencing from the first five-year period that ends in February 2023.

In February 2018, Tilray entered into a data license agreement with a former wholly-owned subsidiary of Privateer pursuant to this agreement, Tilray received a non-exclusive, perpetual license to use data on Canadian customers’ engagement of Leafly’s website. This agreement was terminated.

Aircraft Time Share Agreement

In June 2019, Tilray entered into an aircraft time-share agreement and a lease consent and subordination agreement with Brendan Kennedy and other parties thereto. Pursuant to these agreements, Tilray will have access to and use an aircraft owned by Mr. Kennedy, on an as-needed basis, and Tilray reimburses Mr. Kennedy for certain related expenses.

Indemnification

Tilray and Privateer each enter into indemnification agreements with each of Tilray’s or Privateer’s directors and officers. These agreements, among other things, require Tilray or Privateer, as applicable, to indemnify an indemnitee to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the indemnitee in any action or proceeding, including any action or proceeding by Tilray or Privateer, as applicable, or in Tilray’s or Privateer’s right, arising out of the person’s services as a director or officer.

Investor Rights Agreement

In February 2018, Tilray entered into an investor rights agreement with certain holders of its preferred stock and common stock, including certain holders of more than 5% of its capital stock and entities affiliated with certain of Tilray’s directors. These holders are entitled to certain registration rights, including the right to demand that Tilray file a registration statement or request that their shares be covered by a registration statement that Tilray is otherwise filing.

Privateer Management Fees

Management services charged by Privateer for services performed include management services, support services, business development services and research and development services recorded in operating expenses for the three and six months ended June 30, 2019 in the amounts of nil and $106, respectively (2018—$233 and $417). Depending on the nature of the services performed, these expenses are included within general and administrative expenses, sales and marketing expenses or research and development expenses in Tilray’s Consolidated Statements of Net Loss and Comprehensive Loss. Pursuant to the Tilray’s agreement with Privateer entered in February 2018 and terminated in February 2019, personnel compensation was charged at cost plus a 3.0% markup and other services at cost. As of June 30, 2019, no amounts were recorded within accounts payable for management services due to Privateer (December 31, 2018—$3,878).

Tilray Transactions

Related-Party Transaction Policy

In July 2018, Tilray adopted a formal written policy that Tilray’s executive officers, directors, key employees, holders of more than 5% of any class of Tilray’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with Tilray without the prior consent of Tilray’s Audit Committee, or other independent body of Tilray’s Board in the event it is inappropriate for Tilray’s Audit Committee to review such transaction due to a conflict of interest. Any request for Tilray to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be required to first be presented to Tilray’s Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, Tilray’s Audit Committee will consider the relevant facts and circumstances available and deemed relevant to Tilray’s Audit Committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

All of the transactions described in this section were either entered into prior to the adoption of this policy or approved pursuant to this policy. Although prior to its initial public offering, Tilray did not have a written policy for the review and approval of transactions with related persons, Tilray’s Board historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to Tilray’s Board. Tilray’s Board took this information into account when evaluating the transaction and in determining whether such transaction was advisable and fair to, and in the best interest of, Tilray and its stockholders.

Privateer Transactions

Subsidiary Spin-Off

In February 2019, Privateer completed spin-offs of all of its interests in each of Leafly, Docklight and Left Coast Ventures to holders of Privateer common stock and preferred stock, as well as to holders of Privateer options, including Brendan Kennedy, Christian Groh, Michael Blue and Michael Auerbach.

Promissory Note

In August 2018, Privateer entered into a stock pledge agreement and a promissory note in favor of Privateer with Brendan Kennedy in the amount of $4.0 million. The principal and interest were paid in full in December 2018.

Equity Investment

In May 2018, Privateer made an equity investment in Smith & Sinclair, Ltd., a privately held company in the United Kingdom, by acquiring 5,530 shares of Smith & Sinclair, Ltd. at £347.96 pounds sterling per share for total cash consideration of $2,601,575 (£1,924,242 pounds sterling). Privateer owned the 5,530 shares of Smith & Sinclair Ltd. pursuant to the Subversive Capital Alliance Agreement, dated May 15, 2018, by and between Privateer and Subversive Capital, LLC, a company that is controlled by Michael Auerbach. The Subversive Capital Alliance Agreement was terminated in connection with the sale of the 5,530 shares of Smith & Sinclair Ltd. to Tilray, Inc. on July 11, 2019.

Earth Sphere LLC

In October 2017, Privateer and Brendan Kennedy, as the sole member of Earth Sphere LLC, entered into a corporate services terms and conditions agreement and manufacturing services terms and conditions agreement. Pursuant to these agreements, Privateer provided certain manufacturing and corporate services to support Earth Sphere’s business operations. These service agreements were terminated in August 2018 by Earth Sphere and approximately $4.4 million remained payable to Privateer by Earth Sphere for services provided. In July 2019, Privateer entered into a tax coverage and liability waiver agreement with Brendan Kennedy, as the sole member of Earth Sphere. Pursuant to the tax coverage and liability waiver agreement, Privateer forgave the amount payable and to pay Mr. Kennedy an amount equal to the estimated tax liability incurred as a result of the debt forgiveness.

Series C Preferred Stock Financing

In July 2017, Privateer sold an aggregate of 8,710,787 shares of its Series C preferred stock at a purchase price of $14.3334 per share for an aggregate purchase price of $124.9 million. Murphy Ofutt, LLC purchased 195,347 shares of Series C preferred stock for an aggregate purchase price of $2.8 million. Mr. Auerbach, a member of the Privateer Board, is the general partner of this entity.

Consulting Agreement

In September 2016, Privateer entered into a consulting agreement with Michael Auerbach. Pursuant to consulting agreement, which terminated in February 2019, Privateer paid Mr. Auerbach approximately $910,000 over the term of the consulting agreement.

DESCRIPTION OF TILRAY’S CAPITAL STOCK

The following is a summary of some of the terms of Tilray’s capital stock and certain provisions of Tilray’s amended and restated certificate of incorporation and amended and restated bylaws, is qualified by reference to these documents. Copies of these documents have been filed with the SEC as exhibits to this proxy statement/prospectus/information statement.

Except as otherwise specified below, references to voting by Tilray’s stockholders contained in this Description of Tilray’s Capital Stock are references to voting by holders of capital stock entitled to attend and vote generally at general meetings of Tilray’s stockholders.

Capital Stock

Tilray’s authorized capital stock is divided into:

•	250,000,000 shares of Class 1 common stock with a par value of $0.0001 per share;

•	500,000,000 shares of Class 2 common stock with a par value of $0.0001 per share; and

•	10,000,000 undesignated shares of preferred stock with a par value of $0.0001 per share.

As of June 30, 2019, 16,666,667 shares of Class 1 common stock were outstanding and 80,978,296 shares of Class 2 common stock were outstanding.

The rights and restrictions to which the Class 1 common stock and Class 2 common stock are prescribed in Tilray’s amended and restated certificate of incorporation. Tilray’s amended and restated certificate of incorporation entitles the Tilray Board, without stockholder approval, to determine the terms of the undesignated shares of preferred stock issued by Tilray.

Common Stock

Voting Rights

Holders of Tilray’s Class 1 common stock and Class 2 common stock have identical rights, provided that, except as otherwise expressly provided in Tilray’s amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of Tilray’s stockholders, each holder of Class 1 common stock is entitled to 10 votes for each share of Class 1 common stock held by such holder and each holder of Class 2 common stock is entitled to one vote for each share of Class 2 common stock held by such holder.

Holders of shares of Class 1 common stock and Class 2 common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be a separate vote of Tilray’s Class 1 common stock and Class 2 common stock in the following circumstances:

•

if Tilray proposes to treat the shares of a class of Tilray’s common stock differently with respect to any dividend or distribution of cash, property or shares of Tilray’s stock paid or distributed by Tilray;

•	if Tilray proposes to treat the shares of a class of Tilray’s common stock differently with respect to any subdivision or combination of the shares of a class of Tilray’s common stock; or

•

if Tilray proposes to treat the shares of a class of Tilray’s common stock differently in connection with a liquidation, dissolution or change in control (by merger, asset sale or other similar transaction) with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to Tilray’s stockholders.

In addition, there will be a separate vote of and approval requirement for Tilray’s Class 1 common stock in order for Tilray to, directly or indirectly, take action in the following circumstances:

•

if Tilray proposes to amend, waive, alter or repeal any provision of Tilray’s amended and restated certificate of incorporation or Tilray’s amended and restated bylaws in a manner that modifies the voting, conversion or other powers, preferences or other special rights or privileges or restrictions of the Class 1 common stock; or

•

if Tilray reclassifies any outstanding shares of Class 2 common stock into shares having rights as to dividends or liquidation that are senior to the Class 1 common stock or the right to more than one vote for each share thereof.

Cumulative voting for the election of directors is not provided for in Tilray’s amended and restated certificate of incorporation, except such time or times that applicable law requires cumulative voting, which means that the holder of Tilray’s Class 1 common stock can elect all of the directors then standing for election as long as it holds approximately 10.01% of all outstanding shares of Tilray’s capital stock.

Dividends and Distributions

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of Class 1 common stock and Class 2 common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Tilray Board may determine. Tilray does not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

Upon Tilray’s liquidation, dissolution or winding-up, the assets legally available for distribution to Tilray’s stockholders would be distributable pro rata, on an equal priority basis, among the holders of common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, on any outstanding shares of preferred stock and payment of other claims of creditors.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Tilray may designate and issue in the future.

Conversion Rights

Each share of Class 1 common stock is convertible at any time at the option of the holder into one fully paid and nonassessable share of Class 2 common stock. In addition, each share of Class 1 common stock will automatically convert into one share of Class 2 common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in Tilray’s amended and restated certificate of incorporation, including, without limitation, certain transfers for tax and estate planning purposes. In addition, upon the date on which the outstanding shares of Class 1 common stock represent less than 10% of the aggregate number of shares of Class 1 common stock and Class 2 common stock then outstanding, all outstanding shares of Class 1 common stock shall convert automatically into Class 2 common stock, and no additional shares of Class 1 common stock will be issued.

Rights of Repurchase

Tilray currently has no rights to repurchase shares of Tilray’s common stock.

Preemptive or Similar Rights

Tilray’s common stock is not entitled to preemptive rights and is not subject to redemption.

Options and Restricted Stock Units

As of June 30, 2019, 6,010,039 shares of Class 2 common stock were issuable upon the exercise of outstanding stock options and 1,500,031 shares of Class 2 common stock were issuable upon vesting of RSUs. Pursuant to the terms of Tilray’s standard option agreement, Tilray has a right to repurchase shares of Tilray’s common stock issued upon the exercise of options granted under Tilray’s Amended and Restated 2018 Equity Incentive Plan if the holder of such shares ceases providing services for Tilray for any reason.

Preferred Stock

Pursuant to Tilray’s amended and restated certificate of incorporation, the Tilray Board has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series. The Tilray Board also has the authority to determine or alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, any or all of which may be greater than the rights of the Class 1 common stock and Class 2 common stock. The Tilray Board, without stockholder approval, may issue preferred stock with voting, conversion or other rights that are superior to the voting and other rights of the holders of Class 1 common stock and Class 2 common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Tilray without further action by the stockholders, and may have the effect of delaying or preventing changes in management of Tilray. In addition, the issuance of preferred stock may have the effect of decreasing the market price of the Class 2 common stock and may adversely affect the voting power of holders of Class 1 common stock and Class 2 common stock and reduce the likelihood that Class 1 common stock and Class 2 common stockholders will receive dividend payments and payments upon liquidation.

The Tilray Board will determine the rights, preferences, privileges and restrictions of the preferred stock of each series that Tilray sell under the applicable prospectus and prospectus supplements in the certificate of designation relating to that series. Tilray will file as an exhibit to the applicable registration statement, or will incorporate by reference from reports that Tilray files with the SEC, the form of the certificate of designation that describes the terms of the series of preferred stock that Tilray is offering before the issuance of the related series of preferred stock.

This description will include:

•	the title and stated value;

•	the number of shares Tilray is offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	Tilray’s right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on Tilray’s ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•

whether the preferred stock will be convertible into Tilray’s Class 2 common stock or other securities of Tilray’s, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•

whether the preferred stock will be exchangeable for debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if Tilray liquidates, dissolve or wind up Tilray’s affairs;

•

any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if Tilray liquidates, dissolve or wind up Tilray’s affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When Tilray issues shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable.

Unless Tilray specifies otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon Tilray’s liquidation, dissolution or winding up:

•	senior to all classes or series of Tilray’s common stock and to all of Tilray’s equity securities ranking junior to the preferred stock;

•	on a parity with all of Tilray’s equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of Tilray’s equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

The General Corporation Law of the State of Delaware, the state of Tilray’s incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Provisions

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, Tilray’s current amended and restated certificate of incorporation and amended and restated bylaws:

•

permits the Tilray Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provides that the authorized number of directors may be changed only by resolution of the Tilray Board;

•

provides that, subject to the rights of any series of preferred stock to elect directors, directors may be removed with or without cause, by the holders of a majority of the voting power of Tilray’s then-outstanding shares of capital stock entitled to vote generally at an election of directors by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of Tilray entitled to vote generally at an election of directors, or otherwise by the holders of at least 66 2/3% of all of Tilray’s then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provides that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

provides that no action may be taken by the Tilray stockholders by written consent or by electronic transmission, except for: (i) at an annual or special meeting of stockholders, and (ii) as long as the Key Holders hold a majority of the voting power of all of Tilray’s then-outstanding capital stock entitled to vote generally at an election of directors (the “Control Period”). “Founders” means any of the following individuals and entities: (i) Privateer, (ii) Brendan Kennedy, Michael Blue, or Christian Groh, (iii) any entity in which the entity owns voting control or has rights such that the entity retains either sole dispositive power and exclusive voting control with respect to all shares of Tilray Class 1 common stock held by such entity, and (iii) any permitted transferee of any of the foregoing individuals and entities or permitted entities as set forth in the amended and restated certificate of incorporation of Tilray;

•

provides that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing and also specify requirements as to the form and content of a stockholder’s notice;

•

provides that special meetings of Tilray’s stockholders may be called by the chairperson of the Tilray Board, Tilray’s chief executive officer, by the Tilray Board pursuant to a resolution adopted by a majority of the total number of authorized directors or, for so long as the Founders hold a majority of Tilray’s then-outstanding capital stock entitled to vote generally at an election of directors, one or more stockholders that in aggregate represent at least 50% of the total votes entitled to be cast at the meeting;

•

provides that the Tilray Board will be divided into three classes of directors, with the classes to be as nearly equal as possible and with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of the Tilray Board; and

•

does not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose. For so long as the holders of a majority of the voting power of Tilray’s then-outstanding shares of capital stock are entitled to vote generally at an election of directors, the amendment of any of these provisions would require approval of the holders of a majority of all of Tilray’s then-outstanding capital stock entitled to vote generally in the election of directors; otherwise, the amendment of any of these provisions would require approval by the holders of at least 66 2/3% of all of Tilray’s then-outstanding capital stock entitled to vote generally in the election of directors.

The combination of these provisions will make it more difficult for Tilray’s existing stockholders to replace the Tilray Board as well as for another party to obtain control of Tilray by replacing the Tilray Board. Because the Tilray Board has the power to retain and discharge Tilray’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Tilray Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change Tilray’s control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Tilray Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Tilray’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Tilray’s shares and may have the effect of delaying changes in Tilray’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of Tilray’s stock.

Choice of Forum

Tilray’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on Tilray’s behalf; (ii) any action asserting a breach of fiduciary duty owed by any director, officer or other employee of Tilray to Tilray or the Tilray’s stockholders; (iii) any action asserting a claim against Tilray or any director or officer or other employee of Tilray arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws of Tilray; or (iv) any action asserting a claim against the corporation or any director or officer or other employee of Tilray governed by the internal affairs doctrine. Tilray’s amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. If a court were to find the exclusive-forum provision in Tilray’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Tilray may incur additional costs associated with resolving the dispute in other jurisdictions.

Transfer Agent and Registrar

The transfer agent and registrar for Tilray’s Class 2 common stock is Philadelphia Stock Transfer, Inc. The transfer agent and registrar’s address is 2320 Haverford Road, Suite 230, Ardmore, PA 19003 and its phone number is (484) 416-3124.

Listing

Tilray’s Class 2 common stock is listed on the Nasdaq Global Select Market under the symbol “TLRY.”

COMPARISON OF RIGHTS OF HOLDERS OF TILRAY STOCK AND PRIVATEER STOCK

Both Tilray and Privateer are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Privateer’s stockholders will become stockholders of Tilray, and their rights will be governed by the DGCL, the amended and restated bylaws of Tilray and the amended and restated certificate of incorporation of Tilray as amended in the form attached to this proxy statement/prospectus/information statement as Annex B, and which can be referenced for the purposes of definitions in the “Tilray (Post-Merger)” column below that cross-reference the amended and restated certificate of incorporation of Tilray.

The table below summarizes the material differences between the current rights of Privateer’s stockholders under Privateer’s amended and restated certificate of incorporation (assuming the amended and restated certificate of incorporation of Privateer is approved by the Privateer stockholders in connection with the merger) and bylaws, and the rights of Tilray’s stockholders, post-merger, under Tilray’s amended and restated certificate of incorporation and Tilray’s amended and restated bylaws, as in effect immediately prior to the merger.

The following summary is not a complete statement of the rights of the stockholders of either of Tilray or Privateer, companies or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. These summaries are qualified in their entirety by reference to the DGCL and the various documents of Tilray and Privateer that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus/information statement and the other documents referred to in this proxy statement/prospectus/information statement for a more complete understanding of the differences between being a stockholder of Tilray or Privateer before the merger and being a stockholder of Tilray after the merger. Tilray has filed copies of its current amended and restated certificate of incorporation and amended and restated bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus/information statement to you upon your request. Privateer will also send copies of its documents referred to in this proxy statement/prospectus/information statement to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Current Privateer Rights Versus Post-Merger Tilray Rights

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

ELECTIONS; VOTING; PROCEDURAL MATTERS

Authorized Capital Stock

The amended and restated certificate of incorporation of Privateer authorizes the issuance of up to 184,006,055 shares, 60,000,000 shares of which are Class 1 common stock, par value $0.0001 per share, 80,000,000 of which are Class 2 common stock, par value $0.0001 per share, 15,000,000 of which are Class 3 common stock par value $0.0001 per share, and 29,006,055 shares of which are preferred stock, par value $0.0001 per share, 9,600,000 of which are designated Series A preferred stock, 8,906,055 of which are designated Series B preferred stock and 10,500,000 of which are designated Series C preferred stock.

The amended and restated certificate of incorporation of Tilray authorizes the issuance of up to 760,000,000 shares, 250,000,000 of which are Class 1 common stock, par value $0.0001 per share, 500,000,000 shares of which are Class 2 common stock, par value $0.0001 per share, and 10,000,000 shares of which are preferred stock, par value $0.0001 per share.

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)
Number and Election of Directors

The bylaws of Privateer provides that the number of directors that shall constitute the whole Privateer Board shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors. The Privateer Board presently has four members.

The amended and restated bylaws of Tilray provides that the number of directors that shall constitute the whole Tilray Board shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors.

The amended and restated certificate of incorporation of Tilray provides that the number of directors that shall constitute the Tilray Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Tilray Board. The Tilray Board presently has five members.

Stockholder Nominations and Proposals

The bylaws of Privateer provide that nominations for persons to the Privateer Board may be made at an annual meeting of stockholders (i) pursuant to Privateer’s notice of meeting of stockholders; (ii) by or at the direction of the Privateer Board; or (iii) by any stockholder of Privateer who was a stockholder of record at the time of giving of notice provided, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the bylaws. For nominations or other business to be properly brought before an annual meeting by a stockholder, (a) the stockholder must have given timely notice in writing to the Secretary of Privateer, (b) such business must be a proper matter for stockholder action under the DGCL, (c) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided Privateer with a Solicitation Notice (as defined in the bylaws of Privateer), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of Privateer’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee(s) proposed by to be

The amended and restated bylaws of Tilray provide that nominations of any person for election to the Tilray Board may be made at an annual meeting or a special meeting of the stockholders (i) pursuant to Tilray’s notice of meeting of stockholders with respect to such meeting; (ii) by or at the direction of the Tilray Board; or (iii) by any stockholder of Tilray who was a stockholder of record at the time of giving the stockholders notice provided for in the bylaws, who is entitled to vote at the meeting and who complied with the notice procedures.

The amended and restated bylaws of Tilray provide that special meetings of the stockholders (a) may be called, for any purpose that is a proper matter for stockholder action under Delaware law and (b) solely for so long as the Qualified Stockholders (as defined in the amended and restated certificate of incorporation of Tilray) hold or beneficially own a majority of the voting power of all then-outstanding shares of capital stock of Tilray entitled to vote generally at an election of directors (the “Control Period”, such term having an equivalent meaning in the amended and restated certificate of incorporation of Tilray), shall be called for any purpose

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

nominated by such stockholder and (d) if no Solicitation Notice has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

that is a proper matter for stockholder action under Delaware law, by the Secretary of Tilray upon the written request of stockholders of record entitled to cast not less than a majority of the votes at such special meeting. Such request shall (1) be in writing, signed and dated by a stockholder of record, (2) set forth the purpose of calling the special meeting and include the information required by the stockholder’s notice as set forth in the bylaws, (3) not be an Excluded Request (as defined in the amended and restated bylaws) and (4) be delivered personally or sent by certified or registered mail, return receipt requested, to the Secretary of Tilray at the principal executive offices of Tilray.

Classified Board of Directors

The amended and restated certificate of incorporation of Privateer provides that the holders of Class 1 common stock, voting as a separate class, are entitled to elect three (3) members of the Privateer Board. The holders of common stock and preferred stock, voting together as a single class on an as-converted basis, are entitled to elect all remaining members of the Privateer Board.

The Tilray Board is divided into three classes designated as Class I, Class II and Class III, respectively. Each class has a three-year term.

Removal of Directors

Under the amended and restated certificate of incorporation of Privateer, any director may be removed without cause, by, and only by, the affirmative vote, in person or by proxy, of the holders of a majority of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of the stockholders duly called for that purpose or pursuant to a written consent of stockholders.

Under the amended and restated certificate of incorporation of Tilray, any individual director or directors may be removed (i) with or without cause, for so long as the Qualified Stockholders (as defined in the amended and restated certificate of incorporation of Tilray) hold or beneficially owns a majority of the voting power of all then-outstanding shares of capital stock of Tilray entitled to vote generally at an election of directors, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of Tilray entitled to vote generally at an election of directors or (ii) with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of Tilray entitled to vote generally at an election of directors.

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

Under the amended and restated bylaws of Tilray, any individual director or directors may be removed (a) with or without cause, for so long as the Founders (as defined in the amended and restated certificate of incorporation of Tilray) hold or beneficially own a majority of the voting power of all then-outstanding shares of capital stock of Tilray entitled to vote generally at an election of directors, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of Tilray entitled to vote generally at an election of directors, or (b) with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of Tilray entitled to vote generally at an election of directors.

Special Meeting of the Stockholders

The bylaws of Privateer provide that special meetings of the stockholders of Privateer may be called, for any purpose or purposes, by (i) Chairman of the Privateer Board, (ii) the Chief Executive Officer, (iii) the Privateer Board pursuant to a resolution adopted by a majority of the total number of authorized directors or (iv) by the holders of shares entitled to cast not less than twenty percent (20%) of the votes at the meeting. Such request shall be in writing and state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

The amended and restated certificate of incorporation of Tilray provides that a special meeting of the stockholders may be called only in accordance with the bylaws, and, at any time other than the Control Period, no action shall be taken by the stockholders by written consent or electronic transmission.

The amended and restated bylaws of Tilray provide that special meetings of the stockholders may be called by the Chairman of the Tilray Board, the Chief Executive Officer or the Tilray Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

Cumulative Voting	The amended and restated certificate of incorporation and bylaws of Privateer do not have a provision granting cumulative voting rights in the election of its directors.	The amended and restated certificate of incorporation of Tilray does not have a provision granting cumulative voting rights in the election of its directors.

Vacancies

The amended and restated certificate of incorporation of Privateer provides that any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the amended and restated certificate of incorporation of Privateer,

The amended and restated certificate of incorporation of Tilray provides that any vacancies on the Tilray Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors,

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.

shall, unless the Tilray Board determines by resolution that any such vacancies shall be filled by the stockholders and except as otherwise provided by applicable law shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Tilray Board, and not by the stockholders. A director elected by the Tilray Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Voting Stock

Under the amended and restated certificate of incorporation of Privateer, each holder of shares of Class 1 common stock shall be entitled to ten (10) votes for each share held by such holder. Each holder of shares of Class 2 common stock shall be entitled to one (1) vote for each share held by such holder. Except as otherwise provided by law or in the amended and restated certificate of incorporation of Privateer, the holders of the Class 1 common stock and Class 2 common stock shall vote together as a single class. Except to the minimum extent required by applicable law, the Class 3 common stock shall have no voting rights. Under the amended and restated certificate of incorporation of Privateer, the holders of preferred stock shall be entitled to the number of votes equal to the number of shares of Class 1 common stock or Class 2 common stock into which the shares of preferred stock could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class 1 common stock or Class 2 common stock, as applicable, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of Privateer.

Under the amended and restated certificate of incorporation of Tilray, each holder of shares of Class 1 common stock shall be entitled to ten (10) votes for each share held by such holder. Each holder of shares of Class 2 common stock shall be entitled to one (1) vote for each share held by such holder. Except as otherwise provided by law or in the amended and restated certificate of incorporation of Tilray, the holders of the Class 1 common stock and Class 2 common stock shall vote together as a single class.

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

Except as otherwise provided by law or in the amended and restated certificate of incorporation of Privateer, the holders of preferred stock shall vote together with the holders of the outstanding shares of common stock, and not as a separate class or series, and may act by written consent in the same manner as the common stock.

Rights Agreement

Privateer and the stockholders of Privateer entered into an Amended and Restated Investor Rights Agreement dated July 24, 2017 (the “Privateer Rights Agreement”), which provides, among other things, that at each election of directors in which the holders of Class 1 common stock (excluding shares of Class 1 common stock issued or issuable upon conversion of preferred stock), voting as a separate class, are entitled to elect directors of Privateer, the Key Holders (as defined in the Privateer Rights Agreement) and stockholders (to the extent such stockholders hold shares of Class 1 common stock not issued or issuable upon conversion of preferred stock) shall vote all of their respective Key Holder Shares and Investor Shares (each as defined in the Rights Agreement) so as to elect: (i) the person serving as Chief Executive Officer of Privateer, and (ii) two (2) individuals designated by the holders of a majority of the Class 1 common stock. At each election of directors in which the holders of common stock and the holders of preferred stock, voting together as a single class, are entitled to elect directors of Privateer, the Key Holders and stockholders shall vote all of their respective Key Holder Shares and Investor Shares so as to elect: up to four (4) individuals designated by the other members of the Privateer Board. Under the merger agreement, Privateer has agreed to terminate the Rights Agreement at or prior to the closing of the merger.

Tilray and the stockholders of Tilray entered into an Investor Rights Agreement dated February 5, 2018 (the “Tilray Rights Agreement”), which provides that, for so long as at least 1,000,000 shares of preferred stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) remain outstanding, without the prior written consent of the holders of a majority of the outstanding preferred stock, (i) Tilray will not repurchase shares of common stock from any Key Holder (as defined in the Tilray Rights Agreement) or entity affiliated with any Key Holder; (ii) Tilray will not be sold or merge with any Key Holder or entity affiliated with any Key Holder, (iii) Tilray will not issue shares of Tilray capital stock to any Key Holder or entity affiliated with any Key Holder (provided the foregoing shall not apply to any equity awards from Tilray’s equity incentive plans which may be issued to individuals affiliated with any Key Holder); (iv) Tilray will not borrow money from any Key Holder or entity affiliated with any Key Holder in excess of CDN $10,000,000; (v) Tilray will not sell or otherwise transfer any material assets to any Key Holder or entity affiliated with any Key Holder; and (vi) the Key Holder will only produce and distribute medical cannabis outside of the United States through Tilray (provided the foregoing restriction does not apply to the operations of Leafly, Inc.’s ecommerce platform).

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

Drag Along

In connection with any change of control of Privateer, the Key Holders and Investors shall vote for any such change of control approved by holders of a majority of the outstanding shares of common stock and preferred stock, voting on an as-converted basis.

Tilray does not have drag along terms in place.

Stockholder Action by Written Consent

The bylaws of Privateer provide that any action required to be taken at any annual or special meeting of stockholders of Privateer or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Privateer by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of Privateer having custody of the book in which proceedings of meetings of stockholders are recorded.

The amended and restated certificate of incorporation of Tilray provides that no action shall be taken by the stockholders of Tilray except at an annual or special meeting of the stockholders called in accordance with the bylaws, and at any time other than the Control Period, no action shall be taken by the stockholders by written consent or electronic transmission. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Tilray shall be given in the manner provided in the amended and restated bylaws of Tilray.

Notice of Stockholder Meeting

The bylaws of Privateer provide that notices of all meetings shall state the place, if any, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The bylaws of Privateer provide that notice of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

The amended and restated bylaws of Tilray provide that notices of all meetings shall state the place, if any, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The amended and restated bylaws of Tilray provide that notice of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Conversion Rights

The amended and restated certificate of incorporation of Privateer provides that, at the option of the holder, any shares of Series A preferred stock or Series B preferred stock, may be converted at any time into fully-paid and nonassessable

The amended and restated certificate of incorporation of Tilray provides that, at the option of the holder, each one (1) share of Class 1 common stock is convertible at any time into one (1) fully paid and nonassessable share of Class 2

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

shares of Class 1 common stock. At the option of the holder, any shares of Series C preferred stock may be converted at any time into fully paid and nonassessable shares of Class 2 common stock. At the election at any time by the holders of a majority of the outstanding shares of the preferred stock, voting together as a single class on an as-if converted basis, or immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, each share of Series A preferred stock and Series B preferred stock shall automatically convert into shares of Class 1 common stock and each share of Series C preferred stock shall automatically convert into shares of Class 2 common stock. Each share of Series A preferred stock and Series B preferred stock shall automatically be converted into shares of Class 1 common stock and each share of Series C preferred stock shall automatically be converted into shares of Class 2 common stock, based on the applicable then-effective Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the preferred Stock, voting together as a single class on an as-if-converted basis, or (B)immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Privateer. In addition, each share of Series A preferred stock, Series B preferred stock and Series C preferred stock shall automatically convert into shares of Class 2 common stock, at the applicable then-effective Conversion Price (as defined in the amended and restated certificate of Privateer) immediately prior to the closing of the Tilray Reorganization (as defined in the amended and restated certificate of common stock. On the Final Conversion Date (as defined in the amended and restated certificate of incorporation of Tilray), each one (1) issued and outstanding share of Class 1 common stock will automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 common stock. In addition, each one (1) share of Class 1 common stock shall automatically be converted into one (1) fully paid and nonassessable share of Class 2 common stock upon a Transfer (as defined in the amended and restated certificate of incorporation of Tilray) other than a Permitted Transfer (as defined in the amended and restated certificate of incorporation of Tilray), of such share of Class 1 common stock. Each share of Class 1 common stock held by a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 common stock upon the death of such stockholder. With respect to the death or Disability (as defined in the amended and restated certificate of incorporation of Tilray) of a Founder (as defined in the amended and restated certificate of incorporation of Tilray) who is a natural person (the “Affected Founder”), each share of Class 1 common stock held of record by (i) the Affected Founder, (ii) any Permitted Entity of the Affected Founder and (iii) any Permitted Transfer of the Affected Founder or such Permitted Entity (each as defined in the amended and restated certificate of incorporation of Tilray), shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 common stock upon the death or Disability of such Affected Founder.

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

incorporation of Privateer). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the amended and restated certificate of incorporation of Privateer.

At the option of the holder, each one (1) share of Class 1 common stock is convertible at any time into one (1) fully paid and nonassessable share of Class 2 common stock. On the Final Conversion Date (as defined in the amended and restated certificate of incorporation of Privateer), each one (1) issued and outstanding share of Class 1 common stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 common stock. Each one (1) share of Class 1 common stock shall automatically be converted into one (1) fully paid and nonassessable share of Class 2 common stock upon a Transfer (as defined in the amended and restated certificate of incorporation of Privateer), other than a Permitted Transfer (as defined in the amended and restated certificate of incorporation of Privateer) of such share of Class 1 common stock. In addition, any shares of Class 1 common stock sold to underwriters in connection with or upon the closing of the IPO (as defined in the amended and restated certificate of incorporation of Privateer) shall be deemed a Transfer and result in the conversion of each such one (1) share of Class 1 common stock into one fully paid and nonassessable share of Class 2 common stock.

Each share of Class 1 common stock held of record by a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 common stock upon the death of such stockholder, or solely with respect to the death or Disability (as defined in the amended and restated certificate of incorporation of Privateer) of a Founder

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

(as defined in the amended and restated certificate of incorporation of Privateer) who is a natural person, each share of Class 1 common stock held of record by (i) the Affected Founder, (ii) any Permitted Entity of the Affected Founder (excluding any Permitted Entity in which the Affected Founder shares Voting Control with another Founder, provided such other Founder retains Voting Control following such death or Disability) and (iii) any Permitted Transferee of the Affected Founder or such Permitted Entity (each as defined in the amended and restated certificate of incorporation of Privateer), shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 common stock upon the death or Disability of such Affected Founder; provided, however, that, if any Affected Holder (as defined in the amended and restated certificate of incorporation of Privateer) transfers exclusive Voting Control (as defined in the amended and restated certificate of incorporation of Privateer) of shares of Class 1 common stock to another Founder (the “Surviving Founder”), which transfer of Voting Control is contingent or effective upon the death or Disability of the Affected Founder, then each share of Class 1 common stock held of record by such Affected Holder shall automatically convert into one fully paid and nonassessable share of Class 2 common stock upon the date of which is the earlier of (i) nine (9) months after the date of the death or Disability of the Affected Founder, as the case may be, or (ii) the date upon which the Surviving Founder ceases to hold exclusive Voting Control over such shares of Class 1 common stock.

Protective Provisions	The amended and restated certificate of incorporation of Privateer provides that, for so long as at least one million (1,000,000) shares of preferred stock (as adjusted for any stock dividends,	The amended and restated certificate of incorporation of Tilray provides that so long as any shares of Class 1 common stock remain outstanding, Tilray shall not, without the approval by vote or

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required by the amended and restated certificate of incorporation of Privateer or by law, the vote or written consents of the holders of a majority of the outstanding preferred stock, voting as a separate class on an as-if-converted basis, shall be necessary for effecting or validating (i) any amendment, waiver, alteration or repeal of any provision of the certificate of incorporation or bylaws of Privateer (including any filing of a certificate of designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the preferred stock so as to affect them adversely in a manner different than other classes of stock; (ii) any increase or decrease in the authorized number of shares of preferred stock; (iii) any decrease in the authorized number of shares of Class 1 common stock or Class 2 common stock; or (iv) any Liquidation Event, Acquisition or Asset Transfer (each as defined in the amended and restated certificate of incorporation of Privateer); provided, however, no approval shall be required for any such transaction in which (x) the holders of Series A preferred stock shall receive a combination of cash and/or freely tradeable public securities with an aggregate value of at least $1.4666 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), the holders of Series B preferred stock shall receive a combination of cash and/or freely tradeable public securities with an aggregate value of at least $18.9224 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), and the holders of Series C preferred stock shall receive a combination of cash and/or freely tradeable public securities with an aggregate value of at least $28.6668 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), written consent of the holders of a majority of the voting power of the Class 1 common stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise: (i) amend, waive, alter, or repeal any provision of the amended and restated certificate of incorporation or the amended and restated bylaws of Tilray (including any filing of a certificate of designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class 1 common stock; or (ii) reclassify any outstanding shares of Class 2 common stock of Tilray into shares having rights as to dividends or liquidation that are senior to the Class 1 common stock or the right to more than one (1) vote for each share thereof.

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

and (y) the transaction consideration is distributed in accordance with Section 3 of the amended and restated certificate of incorporation of Privateer.

So long as any shares of Class 1 common stock remain outstanding, Privateer shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class 1 common stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization or otherwise: (i) amend, waive, alter or repeal any provision of the amended and restated certificate of incorporation or bylaws of Privateer (including any filing of a certificate of designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class 1 common stock; or (ii) reclassify any outstanding shares of Class 2 common stock or Class 3 common stock of Privateer into shares having rights as to dividends or liquidation that are senior to Class 1 common stock or the right to more than one (1) vote for each share hereof.

Right of First Refusal

The bylaws of Privateer provide that no stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of stock of Privateer or transfer any right or interest of such shares of stock of Privateer, except by a transfer during which Privateer shall have the option to purchase all (but not less than all) of the shares specified in the written notice of transfer.

Tilray does not have rights of first refusal in place.

Right of Co-Sale	Privateer does not have rights of co-sale in place.	Tilray does not have rights of co-sale in place.

Pro Rata Rights

The Privateer Rights Agreement provides that each Major Investor (as defined in the Privateer Rights Agreement) shall have a right of first refusal to purchase its pro rata shares of all Equity Securities (as defined in the Privateer Rights Agreement) that Privateer may, from time to time,

Tilray does not have pro rata rights in place.

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

propose to sell and issue, other than the Equity Securities (as defined in the Privateer Rights Agreement). Under the merger agreement, Privateer has agreed to terminate the Rights Agreement at or prior to the closing of the merger.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY

Indemnification and Limitation of Liability

The amended and restated certificate of incorporation of Privateer provides that to the fullest extent permitted by applicable law, the liability of a director of Privateer, including for monetary damages, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. The bylaws and the amended and restated certificate of incorporation of Privateer provide that Privateer shall have the power to indemnify its directors and officers to the fullest extent permitted by applicable law. Privateer has entered into a number of indemnification agreements with its officers and directors.

The amended and restated certificate of incorporation of Tilray provides that liability of the directors of Tilray for monetary damages shall be eliminated to the fullest extent under applicable law. It further provides that to the fullest extent permitted by applicable law, Tilray is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of Tilray (and any other person to which applicable law permits Tilray to provide indemnification) through provisions from the amended and restated bylaws of Tilray, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. The amended and restated bylaws of Tilray provide that Tilray shall indemnify its directors and officers and agents to Tilray to the fullest extent not prohibited by the DGCL or any other applicable law. Tilray shall have the power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. Tilray has entered into a number of indemnification agreements with its officers and directors.

Advancement of Expenses

The bylaws of Privateer provide that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Privateer in advance of the final disposition of such action, suit or proceeding upon receipt of an

The amended and restated bylaws of Tilray provide that Tilray must advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)
undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Privateer.

director or officer of Tilray, or is or was serving at the request of Tilray as a director or officer of another corporation, partnership, joint venture, trust or other enterprise prior to the final disposition of such proceeding, all expenses incurred by any director or officer in connection with such proceeding, promptly following a request therefor and upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Tilray.

Dividends

Declaration and Payment of Dividends

The amended and restated certificate of incorporation of Privateer provides that in the event dividends are paid on any share of common stock, Privateer shall pay an additional dividend on all outstanding shares of preferred stock in a per share amount equal (on an as-if-converted to Class 1 common stock basis) to the amount paid or set aside for each share of common stock. Holders of preferred stock, in preference to the holders of common stock, shall be entitled to receive on a pari passu basis, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series A Original Issue Price, Series B Original Issue Price, and Series C Original Issue Price (each as defined below), as applicable, per annum on each outstanding share of preferred stock. Such dividends shall be payable only when, as and if declared by the Privateer Board and shall be non-cumulative.

The amended and restated bylaws of Tilray provide that, subject to the provisions of the amended and restated certificate of incorporation of Tilray and applicable law, dividends upon the capital stock of Tilray, if any, may be declared by the Tilray Board pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the amended and restated certificate of incorporation of Tilray and applicable law.

AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS

Amendments to Certificate of Incorporation and Bylaws

The amended and restated certificate of incorporation of Privateer provides that the Privateer Board is expressly empowered to adopt, amend or repeal the bylaws of Privateer, subject to any restrictions that may be set forth in the amended and restated certificate of incorporation of Privateer. The

The amended and restated certificate of incorporation of Tilray provides that Tilray reserves the right to amend, alter, change or repeal any provision therein, except as set forth in the amended and restated certificate of incorporation of Tilray. In addition to any affirmative vote of the holders of any particular

Provision	Privateer (Pre-Merger)	Tilray (Post-Merger)

stockholders shall also have the power to adopt, amend or repeal the bylaws of Privateer, subject to any restrictions that may be set forth in the amended and restated certificate of incorporation of Privateer.

The bylaws of Privateer provide that the Privateer Board is expressly empowered to adopt, amend or repeal the bylaws of Privateer The stockholders of Privateer shall also have the power to adopt, amend or repeal the bylaws of Privateer; provided, however, that, in addition to any vote of the holders of any class or series of stock of Privateer required by law or by the amended and restated certificate of incorporation of Privateer, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Privateer entitled to vote generally in the election of directors, voting together as a single class.

class or series of Tilray’s capital stock required by law or the amended and restated certificate of incorporation of Tilray or any certificate of designation filed with respect to any series of preferred stock of Tilray, the affirmative vote of either (i) the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally at an election of directors, voting together as a single class during the Control Period or (ii) the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock of Tilray entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VIII of the amended and restated certificate of incorporation of Tilray.

PRICE RANGE OF SECURITIES

Tilray

Tilray’s Class 2 common stock has been listed on the Nasdaq Global Select Market under the symbol “TLRY” since July 19, 2018. Prior to that date, there was no public trading market for Tilray’s Class 2 common stock. The following table sets forth for the periods indicated the high and low sales price per share of Tilray’s Class 2 common stock as reported on the Nasdaq Global Select Market.

Year Ended December 31, 2018:	High	Low
Third Quarter (from July 19, 2018)	$300.00	$20.10
Fourth Quarter	178.85	64.06

Year Ended December 31, 2019:	High	Low
First Quarter	$106.00	$62.65
Second Quarter	65.21	34.25
Third Quarter	49.49	24.32
Fourth Quarter (through October 7, 2019)	24.58	23.34

Privateer

Historical market price information regarding Privateer is not provided because there is no public trading market for Privateer securities.

PRINCIPAL STOCKHOLDERS OF TILRAY

The following table sets forth information with respect to the beneficial ownership of Tilray’s capital stock as of August 31, 2019, by:

•	each person, or group of affiliated persons, known by Tilray to beneficially own more than 5% of Tilray’s Class 1 common stock or Class 2 common stock;

•	each of Tilray’s named executive officers;

•	each of Tilray’s directors; and

•	all of Tilray’s executive officers and directors as a group.

The percentage of shares beneficially owned shown in the table is based on shares of common stock outstanding as of August 31, 2019. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options that are exercisable, or RSUs that vest, within 60 days of August 31, 2019. Tilray’s shares of Class 2 common stock issuable pursuant to stock options or RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, Tilray believes, based on the information furnished to Tilray, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Tilray, Inc., 1100 Maughan Road, Nanaimo, BC, Canada, V9X IJ2.

	Class 1		Class 2			% of Total Voting Power+
Name of Beneficial Owner	Number	Percent	Number	Percent
Greater than 5% stockholders:
Privateer Holdings, Inc.(1)	16,666,667	100.0%	58,333,333	71.2%		90.5%
Directors and Named Executive Officers:
Brendan Kennedy(2)	—	—	2,888,947	3.4		1.1
Edward Wood Pastorius, Jr.(3)	—	—	219,194		*		*
Mark Castaneda(4)	—	—	929,505	1.1			*
Andrew Pucher	—	—	—	—		—
Michael Auerbach(5)	—	—	93,277		*		*
Rebekah Dopp(6)	—	—	15,749		*		*
Maryscott Greenwood(7)	—	—	19,020		*		*
Christine St.Clare(8)	—	—	15,687		*		*
All current executive officers and directors as a group (8 individuals)(9)	—	—	4,181,379	4.9		1.7

*	Represents less than one percent
+

Represents the voting power with respect to all shares of Tilray’s Class 1 common stock and Class 2 common stock, voting as a single class. Each share of Class 1 common stock will be entitled to 10 votes per share and each share of Class 2 common stock will be entitled to one vote per share. The holders of Class 1 common stock and Class 2 common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.

(1)	The address for Privateer is 2701 Eastlake Avenue E., 3rd Floor, Seattle, WA 98102.

(2)

Represents (a) 224,889 shares of Class 2 common stock held by Mr. Kennedy, (b) 2,148,433 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 515,625 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019. Mr. Kennedy, an executive officer and member of the Tilray Board, is also the Executive Chairman, member of the Privateer Board and largest stockholder of Privateer, although Mr. Kennedy does not have voting or investment power with respect to the shares held by Privateer.

(3)

Represents (a) 19,194 shares of Class 2 common stock held by Mr. Pastorius, (b) 131,250 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 68,750 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

(4)

Represents (a) 129,505 shares of Class 2 common stock held by Mr. Castaneda, (b) 600,000 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 200,000 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

(5)

Represents (a) 10,937 shares of Class 2 common stock held by Mr. Auerbach, (b) 50,465 shares of Class 2 common stock held by M3 Ein Sof LLC, (c) 18,750 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (d) 13,125 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019. Mr. Auerbach is a member of M3 Ein Sof LLC and has voting and dispositive power over the shares. The address for M3 Ein Sof LLC is 135 Grand Street, 2nd Floor, New York, New York 10013. Mr. Auerbach, a member of the Tilray Board, is also a member of the Privateer Board and a stockholder of Privateer, although Mr. Auerbach does not have voting or investment power with respect to the shares held by Privateer.

(6)	Represents (a) 4,812 shares of Class 2 common stock held by Ms. Dopp and (b) 10,937 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.
(7)	Represents (a) 8,083 shares of Class 2 common stock held by Ms. Greenwood and (b) 10,937 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.
(8)	Represents (a) 4,750 shares of Class 2 common stock held by Ms. St.Clare and (b) 10,937 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.
(9)

Represents (a) 452,635 shares of Class 2 common stock, (b) 2,898,433 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 830,311 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

PRINCIPAL STOCKHOLDERS OF COMBINED ORGANIZATION

The following table and the related notes present certain information with respect to the beneficial ownership of Tilray’s capital stock upon consummation of the merger, assuming the closing of the merger occurred on August 31, 2019, by:

•	each person, or group of affiliated persons, known by Tilray or Privateer to beneficially own more than 5% of Tilray’s Class 1 common stock or Class 2 common stock upon the consummation of the merger;

•	each of Tilray’s named executive officers;

•	each of Tilray’s directors; and

•	all of Tilray’s executive officers and directors as a group.

The following table assumes: (i) that the merger consideration is distributed in accordance with the Privateer Allocation, (ii) each share of Privateer preferred stock has converted into one share of Privateer Class 2 common stock in accordance with the applicable provisions of Privateer’s amended and restated certificate of incorporation, (iii) no Cash Merger Consideration is paid by Tilray in the merger, (iv) Privateer does not elect to cancel any of its options prior to closing of the merger and (v) an estimated option exchange ratio of 1.11220 (which ratio will upon closing, equal the Total Merger Consideration, less the escrow amount, divided by the Privateer Exchange Shares). Immediately prior to the merger and after the conversion of Privateer preferred stock, Tilray will have 16,666,667 shares of Class 1 common stock outstanding and 81,887,192 shares of Class 2 common stock outstanding, and Privateer will have 27,907,064 shares of Class 1 common stock outstanding, 33,463,944 shares of Class 2 common stock outstanding and 230,195 shares of Class 3 common stock outstanding, after giving effect to the conversion of the outstanding Privateer preferred stock. Upon the closing of the merger, the 61,601,203 shares of Privateer’s common stock will be converted into the right to receive an aggregate of 56,076,823 shares of Tilray’s common stock, there will be a total of 16,666,666 shares of Tilray’s Class 1 common stock and 79,630,682 shares of Tilray’s Class 2 common stock outstanding upon the closing of the merger.

The percentage of shares beneficially owned shown in the table is based on shares of common stock outstanding as of August 31, 2019. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options that are exercisable, or RSUs that vest, within 60 days of August 31, 2019. Tilray’s shares of Class 2 common stock issuable pursuant to stock options or RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, Tilray believes, based on the information furnished to Tilray, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Tilray, Inc., 1100 Maughan Road, Nanaimo, BC, Canada, V9X IJ2.

	Class 1		Class 2			% of Total Voting Power+
Name of Beneficial Owner	Number	Percent	Number	Percent
Greater than 5% stockholders:
Michael Blue(1)	3,447,262	20.7%	1,681,424	2.1%		14.7%
Christian Groh(2)	3,691,252	22.1	3,457,926	4.3		16.4
Directors and Named Executive Officers:
Brendan Kennedy(3)	9,528,152	57.2	8,590,721	10.4		41.7
Edward Wood Pastorius, Jr.(4)	—	—	219,194		*		*
Mark Castaneda(5)	—	—	929,505	1.2			*
Andrew Pucher	—	—	—	—		—
Michael Auerbach(6)	—	—	4,112,491	5.1		1.7
Rebekah Dopp(7)	—	—	15,749		*		*
Maryscott Greenwood(8)	—	—	19,020		*		*
Christine St.Clare(9)	—	—	15,687		*		*
All current executive officers and directors as a group (8 individuals)(10)	9,528,152	57.2	13,902,367	16.6		43.6

*	Represents less than one percent
+

Represents the voting power with respect to all shares of Tilray’s Class 1 common stock and Class 2 common stock, voting as a single class. Each share of Class 1 common stock will be entitled to 10 votes per share and each share of Class 2 common stock will be entitled to one vote per share. The holders of Class 1 common stock and Class 2 common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.

(1)	The address for Mr. Blue is c/o Privateer Holdings, 2701 Eastlake Avenue E., 3rd Floor, Seattle, WA 98102.
(2)

Represents (a) 3,691,252 shares of Class 1 common stock held by Mr. Groh, (b) 1,800,432 shares of Class 2 common stock held by Mr. Groh, (c) 828,424 shares of Class 2 common stock held by CAG 2018 GRAT and (d) 828,474 shares of Class 2 common stock held by LEG 2018 GRAT. The address for Mr. Groh is c/o Privateer Holdings, 2701 Eastlake Avenue E., 3rd Floor, Seattle, WA 98102.

(3)

Represents (a) 9,528,152 shares of Class 1 common stock held by Mr. Kennedy, (b) 4,872,305 shares of Class 2 common stock held by Mr. Kennedy, (c) 1,054,358 shares of Class 2 common stock held by The Kennedy Family 2016 Irrevocable Trust UTD December 1, 2016, (d) 2,148,433 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (e) 515,625 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019. Mr. Kennedy disclaims beneficial ownership of the shares held by The Kennedy Family 2016 Irrevocable Trust UTD December 1, 2016, except to the extent of his pecuniary interest in such shares, if any.

(4)

Represents (a) 19,194 shares of Class 2 common stock held by Mr. Pastorius, (b) 131,250 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 68,750 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

(5)

Represents (a) 129,505 shares of Class 2 common stock held by Mr. Castaneda, (b) 600,000 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (c) 200,000 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

(6)

Represents (a) 419,655 shares of Class 2 common stock held by Mr. Auerbach, (b) 50,465 shares of Class 2 common stock held by M3 Ein Sof LLC, (c) 836,950 shares of Class 2 common stock held by Murphy Ofutt Common, LLC, (d) 2,139,777 shares of Class 2 common stock held by Murphy Ofutt, LLC, (e) 641,582 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of

August 31, 2019 and (f) 13,125 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019. Mr. Auerbach is a member of M3 Ein Sof LLC and has voting and dispositive power over the shares. Mr. Auerbach is the general partner of Murphy Ofutt, LLC and Murphy Ofutt Common, LLC and has voting and dispositive power over these shares. The address for these entities is 135 Grand Street, 2nd Floor, New York, New York 10013.

(7)	Represents (a) 4,812 shares of Class 2 common stock held by Ms. Dopp and (b) 10,937 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.
(8)	Represents (a) 8,083 shares of Class 2 common stock held by Ms. Greenwood and (b) 10,937 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.
(9)	Represents (a) 4,750 shares of Class 2 common stock held by Ms. St.Clare and (b) 10,937 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.
(10)

Represents (a) 9,528,152 shares of Class 1 common stock, (b) 9,550,791 shares of Class 2 common stock, (c) 3,521,265 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of August 31, 2019 and (d) 830,311 shares of Class 2 common stock issuable pursuant to RSUs that vest within 60 days of August 31, 2019.

LEGAL MATTERS

Cooley LLP will pass on the validity of Tilray’s common stock offered by this proxy statement/prospectus/information statement. The material U.S. federal income tax consequences of the merger will be passed upon for Tilray by Paul Hastings LLP, and for Privateer by Cooley LLP.

EXPERTS

The financial statements as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, included in the proxy statement/prospectus/information statement of Tilray, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of FHF Holdings Ltd., included in the proxy statement/prospectus/information statement of Tilray, have been audited by Grant Thornton LLP, independent chartered professional accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Tilray is required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Tilray’s SEC filings are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding registrants that file electronically. Tilray also maintains a website at www.tilray.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, Tilray’s website is not a part of this proxy statement/prospectus/information statement and the inclusion of Tilray’s website address in this proxy statement/prospectus/information statement is an inactive textual reference only.

As of the date of this proxy statement/prospectus/information statement, Tilray has filed a registration statement on Form S-4 to register with the SEC Tilray’s common stock that Tilray will issue to Privateer’s stockholders in the merger. This proxy statement/prospectus/information statement is a part of that registration statement and constitutes a prospectus of Tilray, as well as a proxy statement of Tilray for its special meeting and an information statement for the purpose of Privateer for its written consent.

Tilray has supplied all information contained in this proxy statement/prospectus/information statement relating to Tilray, and Privateer has supplied all information contained in this proxy statement/prospectus/information statement relating to Privateer.

If you would like to request documents from Tilray or Privateer, please send a request in writing or by telephone to either Tilray or Privateer at the following addresses:

Tilray, Inc. 1100 Maughan Road Nanaimo, BC V9X IJ2 Telephone: (844) 845-7291 Attn: General Counsel	Privateer Holdings, Inc. 2701 Eastlake Avenue E., 3rd Floor Seattle, WA 98102 Telephone: (206) 432-9325 Attn: General Counsel

TRADEMARK NOTICE

Tilray, its logo and its other registered or common law trademarks, trade names or service marks appearing in this proxy statement/prospectus/information statement are owned by Tilray. Privateer, its logo and its other registered or common law trademarks, trade names or service marks appearing in this proxy statement/prospectus/information statement are owned by Privateer. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that Tilray or Privateer will not assert, to the fullest extent under applicable law, its applicable rights of the applicable licensor to these trademarks and trade names. Unless otherwise stated in this proxy statement/prospectus/information statement, neither Tilray nor Privateer intends its use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of Tilray or Privateer by, any other companies.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Tilray’s directors and executive officers, and persons who own more than ten percent of a registered class of Tilray’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Tilray. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Tilray with copies of all Section 16(a) forms they file.

To Tilray’s knowledge, based solely on a review of the copies of such reports furnished to Tilray and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Copies of such filings can be found at Tilray’s corporate website at https://ir.tilray.com/. Information contained on or accessible through Tilray’s website is not a part of this proxy statement/prospectus/information statement, and the inclusion of Tilray’s website address in this proxy statement/prospectus/information statement is an inactive textual reference only.

Stockholder Proposals

To be considered for inclusion in Tilray’s proxy materials relating to the 2020 Annual Meeting of Stockholders, your proposal must be submitted in writing by December 21, 2019, to Tilray’s Corporate Secretary at 1100 Maughan Road, Nanaimo, BC, Canada, V9X IJ2, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act; provided, however, that if Tilray’s 2020 Annual Meeting of Stockholders is held before April 29, 2020 or after June 28, 2020, then the deadline is a reasonable amount of time prior to the date Tilray begins to print and mail its proxy statement for the 2020 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) at the 2020 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, the proposal must be received by Tilray’s Corporate Secretary not later than the close of business on February 29, 2020 nor earlier than the close of business on January 30, 2020; provided, however, that if Tilray’s 2020 Annual Meeting of Stockholders is held before April 29, 2020 or after June 28, 2020, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review Tilray’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Stockholder Nomination Policy

Tilray’s Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Tilray’s Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by Tilray’s Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to Tilray’s Nominating and Corporate Governance Committee at the following address: 1100 Maughan Road, Nanaimo, BC, Canada, V9X IJ2. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of Tilray’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Code of Business Conduct and Ethics

Tilray has adopted a Code of Business Conduct and Ethics that applies to all of Tilray’s employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on Tilray’s website at https://ir.tilray.com/. Tilray intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Corporate Governance Guidelines

In July 2018, the Tilray Board documented the governance practices followed by Tilray by adopting Corporate Governance Guidelines to assure that the Tilray Board will have the necessary authority and practices in place to review and evaluate Tilray’s business operations as needed and to make decisions that are independent of Tilray’s management. The guidelines are also intended to align the interests of directors and management with those of Tilray’s stockholders. The Corporate Governance Guidelines set forth the practices the Tilray Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Tilray Board, may be viewed at https://ir.tilray.com/.

Stockholder Communications with the Tilray Board

Historically, Tilray has not provided a formal process related to stockholder communications with the Tilray Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Tilray Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Tilray believes its responsiveness to stockholder communications to the Tilray Board has been excellent.

TILRAY, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-A-2

Consolidated Balance Sheets as of December 31, 2018 and 2017	F-A-3

Consolidated Statements of Net Loss and Comprehensive Loss for the Years ended December 31, 2018, 2017, and 2016	F-A-4

Consolidated Statements of Stockholders’ Equity (Deficit) for the Years ended December 31, 2018, 2017 and 2016	F-A-5

Consolidated Statements of Cash Flows for the Years ended December 31, 2018, 2017 and 2016	F-A-6

Notes to Consolidated Financial Statements	F-A-7

F-A-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Tilray, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Tilray, Inc. and subsidiaries (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of net loss and comprehensive loss, stockholders’ equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

March 25, 2019

We have served as the Company's auditor since 2017.

F-A-2

TILRAY, INC.

Consolidated Balance Sheets

(in thousands of U.S. dollars, except for share and per share data)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$487,255	$2,323
Short-term investments	30,335	—
Accounts receivable, net of allowance for doubtful accounts of $292 and $8 as of December 31, 2018 and 2017, respectively	16,525	983
Other receivables	969	1,131
Inventory	16,211	7,421
Prepaid expenses and other current assets	3,007	545
Total current assets	554,302	12,403
Property and equipment, net	80,214	39,985
Intangible assets, net	4,486	934
Investments	16,911	—
Deposits and other assets	754	626
Total assets	$656,667	$53,948
Liabilities
Current liabilities:
Accounts payable	10,649	5,563
Accrued expenses and other current liabilities	14,818	2,021
Accrued obligations under capital lease	470	379
Current portion of long-term debt	—	9,432
Privateer Holdings debt facilities	—	32,826
Total current liabilities	25,937	50,221
Accrued obligations under capital lease	8,286	8,579
Deferred tax liability	4,424	—
Convertible senior notes due 2023, net of issuance cost	420,367	—
Total liabilities	$459,014	$58,800
Stockholders' equity (deficit):
Class 1 common stock ($0.0001 par value, 250,000,000 shares authorized and 16,666,667 shares issued and outstanding at December 31, 2018; none authorized, issued or outstanding at December 31, 2017)	2	—
Class 2 common stock ($0.0001 par value; 500,000,000 shares authorized and 76,504,200 shares issued and outstanding at December 31, 2018; none authorized, issued or outstanding at December 31, 2017)	8	—
Capital stock (none authorized, issued or outstanding at December 31, 2018; 1 share authorized, issued and outstanding at December 31, 2017)	—	—
Additional paid-in capital	302,057	31,736
Accumulated other comprehensive income	3,763	3,866
Accumulated deficit	(108,177)	(40,454)
Total stockholders' equity (deficit)	197,653	(4,852)
Total liabilities and stockholders' equity (deficit)	$656,667	$53,948

The accompanying notes are an integral part of these consolidated financial statements.

F-A-3

TILRAY, INC.

Consolidated Statements of Net Loss and Comprehensive Loss

(in thousands of U.S. dollars, except for share and per share data)

	Years ended December 31,
	2018	2017	2016
Revenue	$43,130	$20,538	$12,644
Cost of sales	28,855	9,161	9,974
Gross margin	14,275	11,377	2,670
Research and development expenses	4,264	3,171	1,136
Sales and marketing expenses	15,366	7,164	3,599
General and administrative expenses	31,307	8,401	4,890
Stock-based compensation expense	20,988	139	94
Operating loss	(57,650)	(7,498)	(7,049)
Foreign exchange loss (gain), net	7,234	(1,363)	(186)
Interest expense, net	9,110	1,686	1,019
Other (income) expense, net	(1,820)	(12)	1
Loss before income taxes	(72,174)	(7,809)	(7,883)
Deferred income tax recovery	(4,485)	—	—
Current income tax expense	34	—	—
Net loss	$(67,723)	$(7,809)	$(7,883)
Net loss per share - basic and diluted	(0.82)	(0.10)	(0.11)
Weighted average shares used in computation of net loss per share - basic and diluted	83,009,656	75,000,000	75,000,000
Net loss	$(67,723)	$(7,809)	$(7,883)
Foreign currency translation gain	662	282	418
Unrealized gain (loss) on cash equivalents and investments	(765)	—	—
Comprehensive loss	$(67,826)	$(7,527)	$(7,465)

The accompanying notes are an integral part of these consolidated financial statements.

F-A-4

TILRAY, INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands of U.S. dollars, except for share and per share data)

		Convertible preferred shares		Common stock
	Capital stock	Number of shares	Amount	Number of shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total equity (deficit)
Balance at December 31, 2015	—	—	$—	—	$—	$31,495	$3,166	$(24,762)	$9,899
Stock-based compensation expense	—	—	—	—	—	94	—	—	94
Foreign currency translation gain	—	—	—	—	—	—	418	—	418
Net loss	—	—	—	—	—	—	—	(7,883)	(7,883)
Balance at December 31, 2016	—	—	—	—	—	31,589	3,584	(32,645)	2,528
Contributions	—	—	—	—	—	8	—	—	8
Stock-based compensation expense	—	—	—	—	—	139	—	—	139
Foreign currency translation gain	—	—	—	—	—	—	282	—	282
Net loss	—	—	—	—	—	—	—	(7,809)	(7,809)
Balance at December 31, 2017	—	—	—	—	—	31,736	3,866	(40,454)	(4,852)
Issuance of convertible preferred stock, net of issuance costs	—	7,794,042	2	—	—	52,558	—	—	52,560
Conversion of convertible preferred stock	—	(7,794,042)	(2)	7,794,042	2	—	—	—	—
Issuance of common stock, net of issuance cost	—	—	—	85,350,000	8	160,784	—	—	160,792
Stock-based compensation expense	—	—	—	—	—	20,988	—	—	20,988
Foreign currency translation gain	—	—	—	—	—	—	662	—	662
Deferred tax liability related to convertible senior notes due 2023, net of issuance costs	—	—	—	—	—	(8,809)	—	—	(8,809)
Unrealized gain (loss) on cash equivalents and investments	—	—	—	—	—	—	(765)	—	(765)
Issuance of shares for Alef acquisition	—	—	—	26,825	—	2,855	—	—	2,855
Equity component related to issuance of convertible senior notes due 2023, net of issuance costs	—	—	—	—	—	41,945	—	—	41,945
Net loss	—	—	—	—	—	—	—	(67,723)	(67,723)
Balance at December 31, 2018	—	—	$—	93,170,867	$10	$302,057	$3,763	$(108,177)	$197,653

The accompanying notes are an integral part of these consolidated financial statements.

F-A-5

TILRAY, INC.

Consolidated Statements of Cash Flows

(in thousands of U.S. dollars, except for per share data)

	Year ended December 31,
	2018	2017	2016
Operating activities
Net loss	$(67,723)	$(7,809)	$(7,883)
Adjusted for the following items:
Foreign currency loss (gain)	6,477	(1,363)	(187)
Provision for doubtful accounts and returns	285	—	9
Inventory write-downs	384	204	234
Depreciation and amortization	3,562	1,853	1,953
Stock-based compensation expense	20,988	139	94
Non-cash interest expense	5,669	693	772
Deferred income tax recovery	(4,485)	—	—
(Gain) Loss on disposal of property and equipment	(2)	11	2
Loss on sale of investment	6	—	—
Amortization of discount on convertible senior notes due 2023	2,180	—	—
Changes in non-cash working capital:
Accounts receivable	(16,512)	(507)	317
Other receivables	101	(1,187)	(1)
Inventory	(9,226)	(3,295)	693
Prepaid expenses and other current assets	(2,588)	(433)	(8)
Accounts payable	5,218	4,728	122
Accrued expenses and other current liabilities	9,418	963	565
Net cash used in operating activities	(46,248)	(6,003)	(3,318)
Investing activities
Decrease (increase) in deposits and other assets	—	(397)	6
Purchases of short-term and non-current investments	(319,373)	—	—
Proceeds from sale of short-term investments	274,497	—	—
Purchases of property and equipment	(50,198)	(10,910)	(488)
Proceeds from disposal of property and equipment	713	23	—
Purchases of intangible assets	(4,259)	(531)	(543)
Net cash used in investing activities	(98,620)	(11,815)	(1,025)
Financing activities
Repayment under Privateer Holdings debt facilities	(36,940)	—	—
Advances under Privateer Holdings debt facilities	3,453	6,039	4,406
Advances under Privateer Holdings construction facilities	—	6,395	—
Proceeds from Preferred Shares - Series A, net of transaction costs	52,560	—	—
Repayment of mortgage debt	(9,136)	—	—
Proceeds from mortgage debt	—	—	9,062
Payments on long-term debt	—	—	(2,190)
Long-term debt financing costs	—	—	(359)
Minimum lease payments under capital lease	—	(199)	—
Proceeds from issuance of convertible senior notes due 2023, net of issuance costs	460,269	—	—
Proceeds from issuance of common stock pursuant to IPO	176,091	—	—
Payment of costs from issuance of common stock pursuant to IPO	(15,299)	—	—
Net cash provided by financing activities	630,998	12,235	10,919
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(1,198)	375	226
Cash, cash equivalents and restricted cash
Increase (decrease) in cash, cash equivalents and restricted cash	484,932	(5,208)	6,802
Cash and cash equivalents, beginning of period	2,323	7,531	729
Cash, cash equivalents and restricted cash, end of period	$487,255	$2,323	$7,531
Supplemental Disclosure for Cash Flow Information
Cash paid for interest	$1,189	$1,157	$295
Non-cash financing activities
Capital lease obligation	$—	$8,958	$—
Conversion of preferred stock to common stock	$2	$—	$—
Non-cash investing
Addition to property and equipment under capital lease	$114	$8,958	$—
Alef acquisition	$2,855	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-A-6

TILRAY, INC.

Notes to Consolidated Financial Statements

1. Description of Business and Summary

Tilray, Inc. (the “Company”) was incorporated in Delaware on January 24, 2018 as a wholly owned subsidiary of Privateer Holdings, Inc. (“Privateer Holdings”). On January 25, 2018, Privateer Holdings transferred the equity interest in Decatur Holdings, B.V. (“Decatur”) to Tilray, Inc.  Decatur was subsequently dissolved on December 27, 2018.

Prior to the incorporation of Decatur on March 8, 2016, the four wholly owned subsidiaries of Privateer Holdings consisted of Tilray Canada, Ltd., Dorada Ventures, Ltd., Gatenhielm Group, CV, and High Park Farms, Ltd. and were capitalized with a nominal amount for each capital stock. In 2016, Privateer Holdings made capital contributions to Tilray Canada, Ltd. in the aggregate amount of $31,495. The equity interests of the four wholly owned subsidiaries were transferred to Decatur upon incorporation in 2016.

Subsequent to its formation, Decatur incorporated Tilray Deutschland GmbH, Tilray Portugal Unipessoal, Lda., Pardel Holdings, Lda. and Tilray Australia New Zealand Pty. Ltd.

The transfers of the equity interests described above were between entities under common control and were recorded at their carrying amounts. The consolidated financial statements of the Company (the “financial statements”) are prepared, on a continuity of interest basis, reflecting the historical financial information of Decatur prior to January 25, 2018.

The principal activities of the Company are the production and sale of medical and adult-use cannabis in Canada, as well as export and sale of medical cannabis from Canada into other jurisdictions. These activities were previously regulated by the Access to Cannabis for Medical Purposes Regulations (“ACMPR”) under the Controlled Drugs and Substances Act; on October 17, 2018, the ACMPR was superseded by the Cannabis Regulations under the Cannabis Act. The Company’s license to cultivate, process and sell medical cannabis products in Canada was first granted on March 24, 2014.  Subsequently, the Company received a Licensed Dealer designation under Canada’s Narcotic Control Regulations (“NCR”) from Health Canada, allowing the Company to sell medical cannabis in Canada and export medical cannabis products to other countries in accordance with applicable laws. These licenses have now been consolidated under the Cannabis Regulations.

2.Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements (the “financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). To the extent relevant, the financial statements include expense allocations for certain corporate functions historically provided by Privateer Holdings. The assumptions underlying the financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. The allocations may not however reflect the expenses the Company has incurred or will incur as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, which functions were outsourced or performed by employees and strategic decisions made in areas such as treasury, information technology, financial reporting and oversight.

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Start-ups Act of 2012, (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of this extended transition period. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards.

F-A-7

Basis of consolidation

These financial statements include the accounts of the following entities wholly owned by the Company as of December 31, 2018:

Name of entity	Date of formation	Place of incorporation
Tilray Canada, Ltd.	September 6, 2013	British Columbia, Canada
Dorada Ventures, Ltd.	October 18, 2013	British Columbia, Canada
High Park Farms, Ltd.	February 19, 2016	British Columbia, Canada
Tilray Deutschland GmbH	November 3, 2016	Germany
Tilray Portugal Unipessoal, Lda.	April 5, 2017	Portugal
Pardal Holdings, Lda.	April 24, 2017	Portugal
Tilray Australia New Zealand Pty. Ltd.	May 9, 2017	Australia
High Park Holdings, Ltd.	February 8, 2018	British Columbia, Canada
National Cannabinoid Clinics Pty Ltd.	September 19, 2018	Australia
Tilray Latin America SpA	November 5, 2018	Chile
Tilray Portugal II, Lda.	December 11, 2018	Portugal

Tilray, Inc. was incorporated in Delaware in January 2018. Prior to January 2018, we operated our business under Decatur, which was formed in March 2016.  Decatur was incorporated under the laws of the Netherlands on March 8, 2016 as a wholly owned subsidiary of Privateer Holdings to hold a 100% ownership interest in the underlying entities included above.  Decatur has been disolved as of December 31, 2018. The entities listed above are wholly owned by the Company and have been formed to support the intended operations of the Company and all intercompany transactions and balances have been eliminated in the financial statements of the Company.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results may differ from these estimates. Key estimates in these financial statements include the allowance for doubtful accounts, inventory write-downs, capitalization of internally developed software costs, estimated useful lives of property, plant and equipment and intangible assets, valuation allowance on deferred income tax assets, fair value of stock options granted under Privateer Holdings’ equity-based compensation plan (the “Original Plan”) and the new 2018 Equity Incentive Plan (the “New Plan”) and the fair value of the Convertible Senior Notes due 2023 (“Convertible Notes”) and equity component.

Foreign currency

These financial statements are presented in the United States dollar (“USD”), which is the Company’s reporting currency. Functional currencies for the entities in these financial statements are their respective local currencies, including the Canadian dollar (“CAD”), Australian dollar, Chilean Peso and the Euro.

The assets and liabilities of each entity are translated to USD at the exchange rate in effect as at December 31, 2018 and 2017. Certain transactions affecting the stockholders’ equity (deficit) are translated at historical foreign exchange rates. The statements of net loss and comprehensive loss and statements of cash flows are translated to USD applying the average foreign exchange rate in effect during the reporting period. The resulting translation adjustments are included in other comprehensive loss.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency by applying the foreign exchange rate in effect at the balance sheet date. Revenues and expenses are translated using the average foreign exchange rate for the reporting period. Realized and unrealized foreign currency differences are recognized in the statement of net loss and comprehensive loss.

F-A-8

Net loss per share

Basic net loss per share is computed by dividing reported net loss by the weighted average number of common shares outstanding for the reported period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during reported periods. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares and the number of dilutive potential common share equivalents outstanding during the period. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options and the incremental shares issuable upon conversion of the Convertible Notes. Potential dilutive common share equivalents consist of stock options, restricted stock units (“RSUs”) and restricted stock awards.

In computing diluted earnings per share, common share equivalents are not considered in periods in which a net loss is reported, as the inclusion of the common share equivalents would be anti-dilutive. As of December 31, 2018, there were 7,902,263 common share equivalents with potential dilutive impact. Since the Company is in a net loss for all periods presented in these financial statements, there is no difference between the Company’s basic and diluted net loss per share for the periods presented. There were no common share equivalents that would have a dilutive impact in 2016 and 2017.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less.

Cash and cash equivalents include amounts held primarily in U.S. dollar, Canadian dollar, Euro, Australian dollar, Chilean peso, corporate bonds, commercial paper, treasury bills and money market funds.

Investments

Investments consist of treasury bills and equity securities.  Equity securities generally consist of securities that represent ownership interests in an enterprise for which do not have significant influence or a controlling interest.  The Company’s investments are classified as available-for-sale securities or as a cost method investment.

Available-for-sale securities

Securities classified as available-for-sale are recorded at fair value.  Unrealized gains and losses during the year, net of the related tax effect applicable to available-for-sale, are excluded from income and reflected in other comprehensive income (“OCI”), and the cumulative effect is reported as a separate component of shareholders’ equity until realized.  If a decline in fair value is deemed to be other-than-temporary, the investment is written down to its fair value and the amount of the write-down is recorded as other-than-temporary impairment (“OTTI”) loss in the statement of net loss.  Any portion of such decline related to the securities that are not held-to-maturity and is believed to arise from factors other than credit is recorded as a component of other comprehensive income rather than against income.

Net realized gains and losses on investments are determined in accordance with the specific identification method.

Cost method investments

Equity securities for which the fair value is not readily determinable are carried at cost.  Distributions from the equity security are recognized as income dividend when received.

An impairment charge is recorded if the carrying amount of the investment exceeds its fair value and determined to be other-than-temporary.

F-A-9

Fair value measurements

The carrying value of the Company’s accounts receivable, other receivables, accounts payable, accrued expenses and other current liabilities approximate their fair value due to their short-term nature.  Investments classified as available-for-sale are recorded at fair value. The estimated fair value for securities held is determined using quoted market prices or broker or dealer quotations.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress such as pre-harvested cannabis plants and by-products to be extracted. The costs of growing cannabis including but not limited to labor, utilities, nutrition and irrigation, are capitalized into inventory until the time of harvest.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Cost includes expenditures directly related to manufacturing and distribution of the products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and the depreciation of manufacturing equipment and production facilities determined at normal capacity. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes.

Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Company performs an assessment of inventory obsolescence to measure inventory at the lower of cost or net realizable value. Factors considered in the determination of obsolescence include slow-moving or non-marketable items.

Property and equipment

Property and equipment are recorded at cost net of accumulated depreciation. Assets held under capital leases are capitalized at the commencement of the lease at the lower of the present value of minimum lease payments at the inception of the lease or fair value. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 20 years and the estimated useful life of property and equipment, other than buildings, ranges from three to seven years. Land is not depreciated. Leasehold improvements are amortized over the lesser of the asset’s estimated useful life or the remaining lease term.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized. When significant parts of an item of property and equipment have different useful lives, they are accounted for as separate items or components of property and equipment.

Construction in progress includes construction progress payments, deposits, engineering costs, interest expense for debt financing on long-term construction projects and other costs directly related to the construction of the facilities. Expenditures are capitalized during the construction period and construction in progress is transferred to the relevant class of property and equipment when the assets are available for use, at which point the depreciation of the asset commences.

F-A-10

Intangible assets

The Company capitalizes certain internal-use software development costs, consisting primarily of contractor costs and employee salaries and benefits allocated to the software.  Capitalization of costs incurred in connection with internally developed software commences when both the preliminary project stage is completed and management has authorized further funding for the project, based on a determination that it is probable the project will be completed and used to perform the function intended. Capitalization of costs ceases no later than the point at which the project is substantially complete and ready for its intended use. All other costs are expensed as incurred. Amortization is calculated on a straight-line basis over three years. Costs incurred for enhancements that are expected to result in additional functionalities are capitalized.

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Intangible assets also include the license acquired as part of the acquisition of Alef Biotechnology SpA (“Alef”).  The acquistion of Alef was accounted for as an asset acquisition as it did not meet the defintion of a business.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value can be determined using a market approach, income approach or cost approach. The reversal of impairment losses is prohibited.

Capitalization of interest

Interest incurred relating to the construction or expansion of facilities is capitalized to the construction in progress. The Company ceases the capitalization of interest when construction activities are substantially completed and the facility is available for commercial use.

Leases

The Company enters into various leases in conducting its business. At the inception of each lease, the Company evaluates the lease agreement to determine whether the lease is an operating or capital lease. A capital lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease contains a bargain purchase option; 3) the lease term is equal to 75% or more of the economic life of the leased property; or 4) the present value of the minimum lease payment at the inception of the lease term equals or exceeds 90% of the fair value of the leased property.

An asset and a corresponding liability are established at inception for capital leases. The capital lease assets are included in property, plant and equipment and the capital lease obligations are included in accrued obligations under capital lease. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

Convertible Senior Notes due 2023

The Company accounts for its Convertible Notes with a cash conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options” which requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate.  The initial proceeds from the sale of Convertible Notes are allocated between a liability component and an equity component in a manner that reflects interest expense at the rate of similar nonconvertible debt that could have been issued at such time. The equity component represents the excess initial proceeds received over the fair value of the liability component of the notes as of the date of issuance.  The resulting debt discount is amortized over the five-year period during which the Convertible Notes are expected to be outstanding as additional non-cash interest expense.

F-A-11

Upon repurchase of convertible debt instruments, ASC 470-20 requires the issuer to allocate total settlement consideration, inclusive of transaction costs, amongst the liability and equity components of the instrument based on the fair value of the liability component immediately prior to repurchase. The difference between the settlement consideration allocated to the liability component and the net carrying value of the liability component, including unamortized debt issuance costs, would be recognized as gain (loss) on extinguishment of debt in the Consolidated Statements of Net Loss and Comprehensive Loss. The remaining settlement consideration allocated to the equity component would be recognized as a reduction of additional paid-in capital in the Consolidated Balance Sheets.

Revenue recognition

The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. Revenue is recognized net of sales incentives and returns, after discounts for the assurance program, veterans coverage program and compassionate programs.

Direct-to-patient sales are recognized when the products are shipped to the customers. Bulk and adult-use sales under wholesale agreements are recognized based on the shipping terms of the agreements. Export sales under pharmaceutical distribution and pharmacy supply agreements are recognized when products are delivered to the end customers or patients.

Customer loyalty awards are accounted for as a separate component of the sales transaction in which they are granted. A portion of the consideration received in a transaction that includes the issuance of an award is deferred until the awards are ultimately redeemed. The allocation of the consideration to the award is based on an evaluation of the award’s estimated fair value at the date of the transaction. The customer loyalty program was discontinued in September 2017 and all customer loyalty awards expired as at December 31, 2017.

Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes. The Company recognizes the cost of sales as the associated revenues are recognized.

Stock-based compensation

The Company measures and recognizes compensation expense for stock options and RSUs on a straight-line basis over the vesting period based on their grant date fair values. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model.  The fair value of RSUs is based on the share price as at date of grant. For stock options and RSUs granted in May and June 2018, prior to the Company’s IPO, the fair value of common stock at the date of grant was determined by the Board of Directors with assistance from third-party valuation specialists. The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

The critical assumptions and estimates used in determining the fair value of stock-based compensation on the grant date are: fair value of common shares on the grant date, risk-free interest rate, share price volatility of comparable companies, and the expected term.

For performance-based stock options and RSUs, the Company records compensation expense over the estimated service period once the achievement of the performance-based milestone is considered probable. At each reporting date, the Company assesses whether achievement of a milestone is considered probable, and if so, records compensation expense based on the portion of the service period elapsed to date with respect to that milestone, with a cumulative catch-up, net of estimated forfeitures. The Company will recognize remaining compensation expense with respect to a milestone, if any, over the remaining estimated service period.

F-A-12

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management makes an assessment of the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

New accounting pronouncements not yet adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), a new standard on revenue recognition. Further, the FASB has issued a number of additional ASUs regarding the new revenue recognition standard. The new standard, as amended, will supersede existing revenue recognition guidance and apply to all entities that enter into contracts to provide goods or services to customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. For public companies, the new standard is effective for annual reporting periods beginning after December 31, 2017, including interim periods within that reporting period. For all other entities, including emerging growth companies, this standard is effective for annual reporting periods beginning after December 15, 2018. The Company is evaluating the impact and expects to implement the provisions of ASU 2014-09 for the annual periods beginning on January 1, 2019. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. For public companies, the new standard is effective for annual periods beginning after December 15, 2017, including interim periods within the fiscal year.  For all other entities, including emerging growth companies, ASU 2016-01 is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods beginning after December 15, 2019. The Company is evaluating the impact and expects to implement the provisions of ASU 2016-01 for the annual periods beginning on January 1, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (1) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (2) eliminates most real estate specific lease provisions, and, (3) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. For public companies, the new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2018.  For all other entities, including emerging growth companies, this standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 2020.  Earlier application is permitted.  The Company expects to implement the provisions of ASU 2016-02 for annual periods beginning January 1, 2020. The Company is currently evaluating the impact of the new standard on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718). ASU 2016-09 is intended to simplify the accounting for share-based payment transactions, including income tax consequences, classification of awards as either assets or liabilities and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018.  The Company expects to implement the provisions of ASU 2016-09 as

F-A-13

of January 1, 2019. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. This update will be effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company expects to implement the provisions of ASU 2016-13 as of January 1, 2022. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted.  The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

3. Investments

The Company’s short-term investments are classified as available-for-sale investments and the long-term investments are classified as either available-for-sale or cost method investments.

The following table summarizes the unrealized gains and losses and estimated fair value of our short-term investments as of December 31, 2018:

	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Treasury bills	$30,367	$32	$64	$30,335
Total	$30,367	$32	$64	$30,335

Our short-term investments consist of treasury bills, which are deemed to be low risk based on their credit ratings from the major rating agencies. All our short-term investments have contractual maturities of one year or less.

The following table summarizes the unrealized gains and losses and estimated fair value of our long-term investments as of December 31, 2018:

	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Investment in equities	$17,713	$—	$802	$16,911
Total	$17,713	$—	$802	$16,911

Our investment in equities are reported in long-term investments on our Consolidated Balance Sheets. The following table provides a summary of the classification of our investment in equities:

	December 31,
	2018	2017
Investments in equities under available-for-sale method	$1,845	$—
Investment in equities under the cost method	15,066	—
Total investment in equities	$16,911	$—

F-A-14

Total unrealized loss recognized to other comprehensive income related to the long-term available-for-sale equity securities during the year was $802.

As at December 31, 2017, the Company did not hold any short-term and long-term investments.

4. Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2018 and 2017, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
December 31, 2018
Cash equivalents:
Money market fund	$33,111	$—	—	$33,111
Corporate bonds	7,796	—	—	7,796
Commercial paper	9,975	—	—	9,975
Treasury bills	152,879	—	—	152,879
Total cash equivalents	203,761	—	—	203,761
Investments:
Treasury bills	30,335	—	—	30,335
Investment in equities	1,163	682	—	1,845
Total investments	31,498	682	—	32,180
Total	$235,259	$682	$—	$235,941

The cash equivalents carrying amount as of 2018 includes an unrealized gain of $69, which is recorded in other comprehensive income.  As at December 31, 2017 the Company did not hold any assets that were measured at fair value.

F-A-15

5. Inventory

Inventory is comprised of the following items:

	December 31,
	2018	2017
Raw materials	$2,132	$163
Work-in-process – dry cannabis	9,982	1,396
Work-in-process – cannabis extracts	2,830	30
Finished goods – dry cannabis	113	3,501
Finished goods – cannabis extracts	1,083	2,158
Finished goods – accessories	71	173
Total	$16,211	$7,421

Inventory is written down for any obsolescence or when the net realizable value of inventory is less than the carrying value. For the year ended December 31, 2018, the Company recorded write-downs related to inventory within work-in-process of $4,561 (2017 – $617), in cost of sales.

6. Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2018	2017
Land	$4,498	$2,547
Buildings and leasehold improvements	51,111	19,569
Laboratory and manufacturing equipment	6,131	2,815
Office and computer equipment	970	571
Assets under capital lease	9,661	9,191
Construction in process	15,343	9,872
	87,714	44,565
Less: accumulated depreciation and amortization	(7,500)	(4,580)
Total	$80,214	$39,985

Depreciation expense included in cost of sales relating to manufacturing equipment and production facilities for the year ended December 31, 2018 is $1,964 (2017 – $1,303 and 2016 – $1,247). Depreciation expense included in general administrative expenses related to general office space and equipment for the year ended December 31, 2018 is $149 (2017 – $95 and 2016 – $92). The remaining depreciation is included in inventory.

For the year ended December 31, 2018, there is $158 (2017 – $34) of capitalized interest included in construction-in-progress.

F-A-16

7. Intangible Assets

Intangible assets are comprised of the following items:

		December 31,
		2018			2017
	Weighted Average Amortization Period (in years)	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Amortizing intangible assets:
Website	3	$3,755	$2,253	$1,502	$2,813	$1,879	$934
Total		3,755	2,253	1,502	2,813	1,879	934
Other intangible assets:
Alef license	—	2,984	—	2,984	—	—	—
Total		2,984	—	2,984	—	—	—
Total intangible assets		$6,739	$2,253	$4,486	$2,813	$1,879	$934

The net carrying value of intangible assets as of December 31, 2018 includes $43 (December 31, 2017 – $381) of intangible assets under construction, relating to expenditures incurred to develop additional functionalities for the patient portal.

Intangible asset additions in 2018 included a licence acquired as part of the Alef acquisition.  The value of the license is $2,984.  Refer to Note 16 for detail description.

The amortization expense for the next five years on intangibles assets in use are as follows: 2019 – $731; 2020 – $431; 2021 – $340; and thereafter – nil.

8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are comprised of the following items:

	December 31,
	2018	2017
Accounts payable - trade	$9,716	$5,563
Accounts payable - related parties	933	—
Accrued interest on convertible senior notes due 2023	5,302	—
Accrued legal fees	565	10
Accrued payroll	3,278	610
Other accrued expenses	5,673	1,401
Total	$25,467	$7,584

9. Long-Term Debt

Long-term debt is as follows:

	December 31,
	2018	2017
Mortgage payable, due January 2019, annual interest 11.5%	$—	$9,537
Unamortized deferred financing costs	—	(105)
	—	9,432
Less current portion of long-term debt	—	(9,432)
Total	$—	$—

F-A-17

In December 2016, Tilray Canada, Ltd. entered into a mortgage for an amount of $8,909 ($12,000 CAD) with an annual interest rate of 11.5% maturing in June 2018. In July 2018, the Company entered into a Mortgage Loan Extension Agreement to extend the mortgage. The term of the mortgage was extended for a further period of six months to January 1, 2019 with a renewal fee of CAD $90, or .75 basis points of the loan balance.

The mortgage was secured by a deed of trust on all assets of Tilray Canada, Ltd. and was guaranteed by Privateer Holdings. The carrying value of the mortgage approximates its fair value because the interest rate on the mortgage is equivalent to current market rates.  In October 2018, the Company repaid the outstanding mortgage balance.

10. Convertible Senior Notes Due 2023

In October 2018 the Company issued Convertible Notes with a face value of $475,000.  The net proceeds from the offering were approximately $460,134, after deducting commissions and other fees and expenses payable by the Company.

The Convertible Notes bear interest at a rate of 5.00% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2019. Additional interest may accrue on the Convertible Notes in specified circumstances. The Convertible Notes will mature on October 1, 2023, unless earlier repurchased, redeemed or converted. There are no principal payments required over the five year term of the Convertible Notes, except in the case of redemption or events of defaults.

The Convertible Notes are governed by an Indenture between the Company, as issuer, and GLAS Trust Company LLC, as trustee.  The Convertible Notes are the Company’s general unsecured obligations and rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

The Indenture includes customary covenants and sets forth certain events of default after which the Convertible Notes may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company so elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will, for the first 365 days after such event of default, consist exclusively of the right to receive additional interest on the notes.  Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at the Company’s election (the “cash conversion option”). The initial conversion rate for the Convertible Notes is 5.9735 shares of common stock per one thousand dollar principal amount of notes, which is equivalent to an initial conversion price of approximately $167.41 per share of common stock.  Throughout the term of the Convertible Notes, the conversion rate may be adjusted upon the occurrence of certain events.

Prior to the close of business on the business day immediately preceding April 1, 2023, the Convertible Notes will be convertible only under the specified circumstances. On or after April 1, 2023 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their Convertible Notes, in multiples of one thousand dollar principal amount, at the option of the holder regardless of the forementioned circumstances.

As a result of the cash conversion option, the Company separately accounts for the value of the embedded conversion option as a component of equity.  The value of the embedded conversion option is the residual of the net proceeds of the issuance, less the estimated fair value of the debt without the conversion feature, and amounted to $57.6 million at issuance.  The estimated fair value of the debt without the conversion feature, was determined using the expected cash flows of the Convertible Notes discounted by the estimated interest rate of similar nonconvertible debt; the debt discount is being amortized as additional non-cash interest expense over the term of the Convertible Notes using the interest method with an effective interest rate of 8% per annum.  The equity component is not remeasured as long as it continues to meet the conditions for equity classification.

F-A-18

As of December 31, 2018, the Convertible Notes are not yet convertible. The Convertible Notes will become convertible upon the satisfaction of the above circumstances. In accounting for the transaction costs related to the issuance of the Convertible Notes, the Company allocated the total amount of offering costs incurred to the debt and equity components based on their relative values. Direct issue costs attributable to the debt component, totaling $13,467, are being amortized as non-cash interest expense over the term of the Convertible Notes, and offering costs attributable to the equity component, totaling $1,398, were recorded within stockholders’ equity (deficit).

As at December 31, 2018, the Company was in compliance with all the covenants set forth under the Indenture.

The following table sets forth the net carrying amount of the Convertible Notes:

December 31, 2018
5.00% Convertible Senior Notes	$475,000
Unamortized discount	(41,687)
Unamortized transaction costs	(12,946)
Net carrying amount	$420,367

The following table sets forth total interest expense recognized related to the Convertible Notes:

Year ended December 31, 2018
Contractual coupon interest	$5,302
Amortization of discount	2,152
Amortization of direct issue costs	28
Total	$7,482

11. Capital Stock

Capital Stock

As of December 31, 2017, the Company had authorized, issued and outstanding one share of capital stock with a one dollar par value. Each share of capital stock was entitled to one vote.  As of December 31, 2018, no shares of capital stock were authorized, issued or outstanding.

Common and Convertible Preferred Stock

The Company’s certificate of incorporation authorized the Company to issue the following classes of shares with the following par value and voting rights as of December 31, 2018.

	Par Value	Authorized	Voting Rights
Class 1 common stock	$0.0001	250,000,000	10 votes for each share
Class 2 common stock	$0.0001	500,000,000	1 vote for each share
Convertible preferred stock	$0.0001	10,000,000	N/A

In February 2018, the Company completed a recapitalization in which the Company issued 75,000,000 shares of Class 1 common stock to Privateer Holdings in exchange for the net assets of Decatur Holdings, BV.  Of which 58,333,333 Class 1 common stock was converted into Class 2 common stock upon IPO, resulting in Privateer share ownership of 58,333,333 of Class 2 common stock and 16,666,667 of Class 1 common stock.

In July 2018, the Company completed its IPO, whereby 10,350,000 shares of our Class 2 common stock were sold at a price of $17.00 ($22.45 CAD) per share, which included 1,350,000 shares pursuant to the

F-A-19

underwriters’ option to purchase additional shares. Upon the closing of the IPO, all shares of the outstanding Series A preferred stock automatically converted into 7,794,042 shares of Class 2 common stock on a one-for-one basis.

The liquidation and dividend rights are identical among Class 1 common stock and Class 2 common stock, and all classes of common stock share equally in our earnings and losses.

In February and March 2018, the Company issued an aggregate of 7,794,042 shares of Series A preferred stock at an issue price of $7.10 ($8.90 CAD) per share.  In July 2018, the Company completed its IPO and upon the closing of the IPO, all shares of the outstanding Series A preferred stock automatically converted into 7,794,042 shares of Class 2 common stock on a one-for-one basis.

12. General and Administrative Expenses

General and administrative expenses are comprised of the following items:

	Year ended December 31,
	2018	2017	2016
Salaries	$11,721	$3,717	$2,640
Professional fees	7,557	1,715	424
Travel expenses	2,031	287	109
Depreciation and amortization	1,598	902	591
Other expenses	8,400	1,780	1,126
Total	$31,307	$8,401	$4,890

13. Stock-Based Compensation

Original Stock Option Plan

Certain employees of the Company participate in the Original Plan. For the year ended December 31, 2018, the total stock-based compensation expense associated with the Original Plan was $359 (December 31, 2017 – $139 and 2016 – $94).

The Original Plan has 6,760,879 shares of Privateer Holdings common stock reserved for issuance under the Original Plan. Stock options granted under the Original Plan may be either incentive stock options or nonqualified stock options. Stock options and shares of Privateer Holdings common stock issued under the Original Plan are determined by the Board of Directors of Privateer Holdings and may not be issued at less than 100% of the fair value of the shares on the date of the grant. Fair value is determined by the Board of Directors of Privateer Holdings. Stock options will generally vest over a period of four years and expire, if not exercised, 10 years from the date of grant. Shares of Privateer Holdings common stock may be issued in exchange for services based on the fair value of the services or the fair value of the Privateer Holdings common stock at the time of grant, as determined by the Board of Directors of Privateer Holdings. The compensation expense under the Original Plan is allocated from Privateer Holdings to Tilray employees who holds options under the Original Plan.

The fair value of each stock option to employees granted under the Original Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2018	2017	2016
Expected stock option life	5.15 years	5.84 years	6.05 years
Expected volatility	48.82%	56.23%	63.32%
Risk-free interest rate	2.35%	2.01%	1.46%
Expected dividend yield	-%	-%	-%

The expected life of the stock options represents the period of time stock options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. Expected volatility is based on historical volatilities of public companies

F-A-20

operating in a similar industry to Privateer Holdings.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield was determined based on the stock option’s exercise price and expected annual dividend rate at the time of grant.

Stock option activity for the Company under the Original Plan is as follows:

	Stock Options	Weighted- average exercise price	Weighted-average remaining contractual term (years)	Aggregate intrinsic value
Balance December 31, 2017	364,571	$2.41	7.9	$1,185
Granted	304,942	5.92
Exercised	(45,688)	1.81
Forfeited	(25,881)	5.14
Cancelled	(5,350)	3.29
Balance December 31, 2018	592,594	$4.14	8.1	$989
Vested and expected to vest, December 31, 2018	522,301	$3.94	8.0	$955
Vested and exercisable, December 31, 2018	286,393	$2.85	7.2	$805

The weighted-average fair values of all stock options granted in 2018, 2017 and 2016 were $3.05, $1.79 and $1.91, respectively. The total intrinsic values of stock options exercised in 2018, 2017 and 2016 were $176, $19 and $51, respectively. As of December 31, 2018, the total remaining unrecognized compensation expense related to non-vested stock options amounted to $557, which will be amortized over the weighted-average remaining requisite service period of approximately 1.1 years. The total fair values of stock options vested in 2018, 2017 and 2016 were $276, $145 and $118, respectively.

New Stock Option and Restricted Stock Unit Plan

The Company adopted the New Plan, which was amended and approved by stockholders in May 2018.  The New Plan authorizes the award of stock options and RSUs to employees, including officers, non-employee directors and consultants and the employees and consultants of our affiliates.  Shares subject to awards granted under the New Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the New Plan. Additionally, shares become available for future grant under the New Plan if they were issued under the New Plan and if the Company repurchases them or they are forfeited. This includes shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award.  The maximum number of shares of common stock subject to stock awards granted under the New Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by the Company to such non-employee director during such calendar year for service on the board of directors, will not exceed five hundred thousand dollars in total value, calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes, or, with respect to the calendar year in which a nonemployee director is first appointed or elected to our board of directors, one million dollars.

Stock options represent the right to purchase shares of our Class 2 common stock on the date of exercise at a stated exercise price.  The exercise price of a stock option generally must be at least equal to the fair market value of our shares of Class 2 common stock on the date of grant. Our compensation committee may provide for stock options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of stock options granted under the New Plan is ten years.

RSUs represent an offer by the Company to issue or sell shares of our Class 2 common stock subject to vesting restrictions, which may lapse based on time or achievement of performance conditions.  Unless otherwise determined by our compensation committee at the time of grant, vesting will cease on the date the participant no longer provides services to the Company and unvested shares will be forfeited or repurchased by the Company.  If an RSU has not been forfeited, then on the date specified in the RSUs, the Company will deliver to the holder a

F-A-21

number of whole shares of Class 2 common stock, cash or a combination of shares of our Class 2 common stock and cash. Additionally, dividend equivalents may be credited in respect of shares covered by the RSUs.  Any additional shares covered by the RSU credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying RSU agreement to which they relate. The RSUs generally vest over a 3-or-4 year period.  The fair value of RSUs are based on the share price as at date of grant.

Stock appreciation rights (“SAR”) provide for a payment, or payments, in cash or shares of Class 2 common stock to the holder based upon the difference between the fair market value of shares of our Class 2 common stock on the date of exercise and the stated exercise price. The maximum term of SARs granted under the New Plan is ten years.  No SARs were issued in 2018.

The New Plan permits the grant of performance-based stock and cash awards.  The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or business segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the board of directors.

As of May 21, 2018, 9,199,338 shares of Class 2 common stock had been reserved for issuance under the New Plan.  The number of shares of Class 2 common stock reserved for issuance under the New Plan will automatically increase on January 1 of each calendar year, for a period of not more than ten years, starting on January 1, 2019 and ending on and including January 1, 2027, in an amount equal to 4% of the total number of shares of our common stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors.  The shares reserved include only the outstanding shares related to stock options and RSUs, and excludes stock options outstanding under the Original Plan. The number of shares reserved for issuance under the New Plan are 12,926,172 shares, effective as of January 1, 2019.

For the year ended December 31, 2018, the total stock-based compensation expense associated with the New Plan was $20,629.  As at December 31, 2017, no stock options, RSUs or restricted stock awards were granted under the New Plan.

The fair value of each stock option granted to employees under the New Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Assumptions 2018
Expected stock option life (years)	5.79 years
Expected volatility	58.54%
Risk-free interest rate	2.92%
Expected dividend yield	-%

The expected life of the awards represents the period of time stock options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. Expected volatility is based on historical volatilities of public companies operating in a similar industry to the Company. A forfeiture rate is estimated at the time of grant to reflect the amount of awards that are granted but are expected to be forfeited by the award holder prior to vesting. The estimated forfeiture rate applied to these amounts is derived from management’s estimate of the future stock option forfeiture behavior over the expected life of the awards. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

F-A-22

Stock option and RSU activity for the Company under the New Plan is as follows:

Time-based stock option activity

	Stock Options	Weighted- average exercise price	Weighted-average remaining contractual term (years)	Aggregate intrinsic value
Balance December 31, 2017	—	$—		$—
Granted	6,106,011	13.66		—
Exercised	—	—		—
Forfeited	(90,970)	21.49		—
Cancelled	—	—		—
Balance December 31, 2018	6,015,041	$13.54	7.7	$342,916
Vested and expected to vest, December 31, 2018	5,708,817	$13.54	9.4	$326,567
Vested and exercisable, December 31, 2018	1,312,500	$7.76	9.4	$82,399

The weighted-average fair values of all time-based stock options granted in 2018 was $7.74 per share. As of December 31, 2018, the total remaining unrecognized compensation expense related to non-vested stock options amounted to $38,250, which will be amortized over the weighted-average remaining requisite service period of approximately 2.8 years. The total fair value of stock options vested in 2018 were $5,508.

Performance-based stock option activity

	Stock Options	Weighted- average exercise price	Weighted-average remaining contractual term (years)	Aggregate intrinsic value
Balance December 31, 2017	—	$—		$—
Granted	600,000	7.76		—
Exercised	—	—		—
Forfeited	—	—		—
Cancelled	—	—		—
Balance December 31, 2018	600,000	$7.76	9.4	$37,668
Vested and expected to vest, December 31, 2018	591,486	$7.76	9.4	$37,134
Vested and exercisable, December 31, 2018	300,000	$7.76	9.4	$18,834

The weighted-average fair values of all performance-based stock options granted in 2018 was $4.15 per share. As of December 31, 2018, the total remaining unrecognized compensation expense related to non-vested stock options amounted to $593, which will be amortized over the weighted-average remaining requisite service period of approximately 0.6 years. The total fair value of stock options vested in 2018 were $1,246.

F-A-23

Time-based RSU activity

The following table summarizes non-vested time-based RSU activity during 2018:

	Time-based RSUs	Weighted-average grant-date fair value per share
Non-vested December 31, 2017	—	$—
Granted	238,082	50.08
Exercised	—	—
Forfeited	(860)	110
Non-vested December 31, 2018	237,222	$49.86

As of December 31, 2018, there was approximately $10,336 of total unrecognized compensation cost related to non-vested time-based RSUs that will be recognized as expense over a weighted-average period of 3.17 years. No time-based RSUs vested during the period.

Performance-based RSUs

The following table summarizes non-vested performance-based RSU activity during 2018:

	Performance-based RSUs	Weighted-average grant-date fair value per share
Non-vested December 31, 2017	—	$—
Granted	1,050,000	7.76
Exercised	—	—
Forfeited	—	—
Non-vested December 31, 2018	1,050,000	$7.76

As of December 31, 2018, there was approximately $1,882 of total unrecognized compensation cost related to non-vested performance-based RSUs that will be recognized as expense over a weighted-average period of 1.73 years. No performance-based RSUs vested during the period.

14. Income Taxes

In connection with the Convertible Notes issued in 2018, we recognized a deferred tax liability of $8,809 in equity. As a result, we recorded an income tax benefit of $4,485 for the release of a valuation allowance on our existing U.S. deferred tax assets in order to offset the deferred tax liability established for the equity portion of the Convertible Notes. We recorded a deferred tax liability of $100 resulting from the purchase price allocation for Alef. We have net deferred tax assets which are fully offset by a valuation allowance due to our determination that it is more likely than not that the deferred tax assets will not be realized, with the exception of deferred tax assets that were applied to offset the deferred tax liability on the equity portion of the Convertible Notes. The realization of deferred tax assets is dependent on the Company generating sufficient taxable income in the years that the temporary differences become deductible. A valuation allowance has been provided for the portion of the deferred tax assets that the Company determined is more likely than not to remain unrealized based on estimated future taxable income. In the event we were to determine that we would be able to realize our net deferred tax assets in the future, an adjustment to the valuation allowance will be made, which will increase income (or decrease losses) in the period in which such a determination is made. We follow the guidance related to accounting for uncertainty in income taxes, which requires the recognition of an uncertain tax position provision when the position is not more likely than not to be sustainable upon audit by the applicable taxing authority

F-A-24

For financial reporting purposes, loss before income taxes includes the following components:

	Year ended December 31,
	2018	2017	2016
Canada	$(25,333)	$(7,411)	$(7,883)
U.S.	(42,418)	—	—
Portugal	(2,208)	—	—
Other countries	(2,215)	(398)	—
Total	$(72,174)	$(7,809)	$(7,883)

The expense for income taxes consists of:

	Year ended December 31,
	2018	2017	2016
Current:
Canada	$—	$—	$—
Other countries	34	—	—
Total	$34	$—	$—

Deferred:
Canada	$—	$—	$—
U.S.	(4,485)	—	—
Total	$(4,485)	$—	$—

Income tax expense in 2018 was related to taxable profit in Germany.  The income tax benefit in 2018 was related to the release valuation allowance for deferred tax assets recognized to offset the deferred tax liability recorded for the Convertible Notes.

We recognized interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying Consolidated Statements of Net Loss and Comprehensive Loss.  Accrued interest and penalties are included on the related tax liability line in the Consolidated Balance Sheets.

Reconciliation of the expected income tax at the United States statutory income tax rate of 21% (2017 – 35%) to income tax expense:

	Year ended December 31,
	2018	2017	2016
Loss before income taxes:	$(72,174)	$(7,809)	$(7,883)
Expected income tax recovery	(15,157)	(2,733)	(2,797)
Difference in foreign tax rates	(1,864)	675	719
Foreign exchange and other	1,399	(480)	(72)
Non-deductible expenses	5,331	61	(40)
Changes in enacted rates	—	(288)	—
Utilization of losses no previously recognized	—	(9)	—
Change in valuation allowance	5,840	2,774	2,190
Income tax recovery, net	$(4,451)	$—	$—

F-A-25

The following table summarizes the components of deferred tax:

	Year ended December 31,
	2018	2017	2016
Deferred assets
Tax loss carryforwards – Canada	$13,723	$8,297	$5,821
Tax loss carryforwards – U.S.	4,173	—	—
Tax loss carryforwards – other countries	607	148	9
Property and equipment	2,510	183	98
Deferred financing costs	27	37	—
Investment tax credits and related pool balance	57	57	57
Other	—	8	—
Total Deferred tax assets	21,097	8,730	5,985
Less valuation allowance	(14,433)	(8,601)	(5,836)
Net deferred tax assets	6,664	129	149
Deferred tax liabilities
Plant and equipment	(2,328)	—	—
Intangible assets	(289)	(129)	(144)
Deferred financing costs	—	—	(5)
Equity portion of convertible senior notes due 2023	(8,471)	—	—
Total deferred tax liabilities	(11,088)	(129)	(149)
Net deferred tax liability	$(4,424)	$—	$—

The realization of deferred tax assets is dependent on the Company generating sufficient taxable income in the years that the temporary differences become deductible. A valuation allowance has been provided for the portion of the deferred tax assets that the Company determined is more likely than not to remain unrealized based on estimated future taxable income.

As of December 31, 2018 and 2017, the Company had accumulated tax losses available to offset future years’ federal and provincial taxable income in Canada of approximately $51,064 and $30,000, respectively. The Canadian non-capital loss carryforwards expire as noted in the table below:

December 31,	Amount
2033	$381
2034	6,429
2035	7,627
2036	7,230
2037	6,195
2038	23,202
$51,064

As of December 31, 2018, the Company has Australian net operating loss carryforward of $162 (2017 – $167). The loss may be carried forward indefinitely. The Company has Portuguese net operating loss of $2,538 (2017 – $74). Portuguese net operating loss carry forward 5 years and expire in 2023.  The Company has U.S. net operating losses available to offset future years' taxable income in the U.S. approximately $19,872. The net operating loss can only offset 80% of taxable income and it may be carried forward indefinitely.

F-A-26

The Company files federal income tax returns in Canada, Germany, and other foreign jurisdictions. The Company has open tax years with various taxing jurisdictions. These open years contain certain matters that could be subject to differing interpretations of applicable tax laws and regulations, and tax treaties, as they relate to the amount, timing, or inclusion of revenue and expense.

Jurisdiction	Open Years
Netherlands	2016 - 2018
Canada	2014 - 2018
Germany	2016 - 2018
Australia	2017 - 2018
Portugal	2017 - 2018

Tilray Canada, Ltd. is currently under examination by the Canada Revenue Agency for the 2014 and 2015 taxation years.

The following table outlines the movements in the valuation allowance:

	Balance at beginning of year	Change due to expense and foreign exchange	Deductions	Balance at end of year
Year ended December 31, 2018	$8,601	$(113)	$5,945	$14,433
Year ended December 31, 2017	$5,836	$395	$2,370	$8,601

The valuation allowance increased by $5,832 in 2018, increased by $2,765 in 2017, which was mostly related to the changes in our deferred tax asset balances. The 2018 increase in the valuation allowance was due to $10,317 related to the current year loss, tax credits, foreign exchange and other activity, offset by $4,485 decrease for release of valuation allowance related to the deferred tax liabilities charged to equity.

15. Commitments and Contingencies

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

Lease commitments

The Company leases various facilities, under non-cancelable capital and operating leases, which expire at various dates through September 2027.

Under the terms of the operating lease agreements, the Company is responsible for certain insurance and maintenance expenses. The Company records rent expense on a straight-line basis over the terms of the underlying leases. Rent expense for the year ended December 31, 2018 was $745 (2017 – $175 and 2016 – $0).

In February 2018, High Park Holdings, Ltd. entered into an operating lease to finance its expansion of production operations in London, Ontario, Canada.

F-A-27

Aggregate future minimum rental payments under all non-cancelable capital and operating leases are as follows:

	Operating Leases		Capital Leases
	December 31,		December 31,
	2018	2017	2018	2017
2019	$916	$46	$733	$772
2020	857	15	733	772
2021	727	—	733	772
2022	589	—	733	772
2023	510	—	183	579
Thereafter	1,372	—	—	—
	$4,971	$61	$3,115	$3,667

Purchase commitments

In December 2018, the Company signed an agreement with Rose Lifescience, Inc., for distribution and marketing of the Company’s product in Quebec in exchange for minimum fees of $500 per annum for an initial term of five years.

16. Acquisitions

Acquisition of Alef

In October 2018, the Company acquired Alef, a privately held company, which is an existing import and distribution partner.  With this acquisition, the Company expanded its reach to the South American markets, and is now Tilray Latin America, a subsidiary of Tilray, Inc.  The total consideration paid was $2,893, comprising of $2,855 of Company’s Class 2 common stock, of which $736 is held in escrow and cash consideration of $38.

The transaction was accounted for as an asset acquisition,as it did not constitute a business as defined in ASC 805 Business Combinations.  The escrow consideration has not been released as of the issuance date of these financial statements because the 12 months have not elapsed.  The Company notes that the cost of a group of assets acquired in an asset acquisition shall be allocated to the individual assets acquired or liabilities assumed based on their relative fair values.  Part of the asset acquisition included Alef’s cannabis license, $2,984, which has been recognized as intangible asset.

The consideration includes a contingent component based upon the achievement of certain milestones.  The contingent consideration will be recognized when the milestones will be reached.

17. Financial Instruments

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s cash and cash equivalents, accounts receivable and short-term investments.

The Company’s cash and cash equivalents are deposited in major financial institutions in Canada, Australia, Portugal, Germany, Netherlands and the United States. To date, the Company has not experienced any losses on its cash deposits. Accounts receivable are unsecured and the Company does not require collateral from its customers.

The Company is also exposed to credit risk from the potential default by any of its counterparties on its financial assets.

F-A-28

The Company evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary. As at December 31, 2018 and December 31, 2017, the Company is not exposed to any significant credit risk related to counterparty performance of outstanding accounts receivable.

Foreign currency risk

As the Company conducts its business in many areas of the world involving transactions denominated in a variety of currencies, the Company is exposed to foreign currency risk. A significant portion of the Company’s assets, revenue, and expenses are denominated in the Canadian dollar. A 10% change in the exchange rates for the Canadian dollar would affect the carrying value of net assets by approximately $2,817 as of December 31, 2018, with a corresponding impact to accumulated other comprehensive income.  As at December 31, 2018 the Company had foreign currency loss (gain), net of $7,234.  This amount was primarily related to the translation of cash and cash equivalents and short-term investments on the Consolidated Balance Sheets.

Liquidity risk

The Company’s objective is to have sufficient liquidity to meet its liabilities when due. The Company monitors its cash balances and cash flows generated from operations to meet its requirements. As at December 31, 2018 and December 31, 2017, the most significant financial liabilities are acconts payable and debt facilities due to Privateer Holdings, Convertible Senior Notes Due 2023, current portion of long-term debt and accounts payable and accrued liabilities.

18. Related-Party Transaction

In the normal course of business, the Company enters into related party transactions with Privateer Holdings and its subsidiaries, including certain debt facilities and charge for services provided by executives and employees of Privateer Holdings.

The various components of the Privateer Holdings debt facilities which represents the related-party balances outstanding are as follows:

	As of December 31,
	2018	2017
Privateer Holdings credit facility	$—	$24,700
Privateer Holdings construction facility	—	6,395
Privateer Holdings start-up loans	—	1,731
Total	$—	$32,826

Privateer Holdings credit facility

Effective January 1, 2016, Tilray Canada, Ltd. entered into an agreement with Privateer Holdings for a demand revolving credit facility in an aggregate principal amount not to exceed $25,000. As of December 31, 2017, the facility bore interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate.

Effective April 1, 2018, Tilray, Inc. entered into an agreement with Privateer Holdings for a demand revolving credit facility in an aggregate principal amount not to exceed $7,000. The facility bears interest at a floating rate of 2.62%. The interest rate resets annually based on the mid-term applicable federal U.S. rate.

For the fiscal year ended December 31, 2018, the Company recognized $567 (2017 – $548 and 2016 – $992) in interest expense related to the Privateer Holdings credit facility.

F-A-29

Privateer Holdings construction facilities:

High Park Farms, Ltd. construction facility

Effective November 1, 2017, High Park Farms, Ltd. entered into an agreement with Privateer Holdings for a demand revolving construction facility in an aggregate principal amount not to exceed $10,000 to be used for the construction of its facility in Enniskillen, Ontario, Canada. Beginning January 1, 2018, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate.

Tilray Canada, Ltd. construction facility

Effective December 1, 2017, Tilray Canada Ltd. entered into an agreement with Privateer Holdings for a demand construction facility of $1,000. The proceeds of the facility were to be used to fund capital expenditures for Tilray Canada, Ltd. and its affiliated company, High Park Farms, Ltd. Beginning January 1, 2018, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate.

Privateer Holdings start-up loans

As part of the Company’s strategic initiatives to expand into additional geographic locations, Privateer Holdings provided the Company with initial working capital funding in the form of non-interest-bearing loans. The advances are repayable upon demand. The outstanding balances under these loans are:

	Year ended December 31,
	2018	2017
Tilray Deutschland GmbH	$—	$1,340
Tilray Portugal Unipessoal, Lda.	—	105
Other	—	286
	$—	$1,731

In July 2018, the Company repaid $36,940 of the outstanding Privateer Holdings debt facility, which included repayment of the Privateer Holdings credit facility, Privateer Holdings construction facility and the Privateer Holdings start-up loans.

Privateer Holdings management services

Prior to the repayment of the credit facility, accrued management fees charged by Privateer Holdings for services performed, including management services, support services, business development services and research and development services were included in the credit facility and reported within Privateer Holdings debt facility. Following the repayment of the credit facilities, and due to the change in nature of the relationship with Privateer Holdings, management services are reported under accounts payable.  Management services owed to Privateer Holdings in accounts payable during the year ended December 31, 2018 was $3,878 (2017 – $3,397) and were included in operating expenses.

Amounts for the provision of management and support services are charged at cost based on the compensation of the respective employees of Privateer Holdings, which is estimated from the time devoted to the Company. Business development and research and development services are charged at cost plus a 9% markup. In February 2018, the Company entered into an agreement with Privateer Holdings, pursuant to which Privateer Holdings provides the Company with certain general administrative and corporate services on an as-requested basis. Pursuant to this agreement, the Company pays Privateer Holdings a monthly services fee that is based on the proportional share of the actual costs incurred by Privateer Holdings in performing the requested services. Personnel compensation is charged at cost plus a 3.0% markup and other services provided are charged at cost. The interest on the management services fee accrues at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate.

F-A-30

Leafly Holdings, Inc. (“Leafly”) operational expenses

The Company pays on behalf of Leafly, previously a wholly owned subsidiary of Privateer Holdings, certain operational expenses and vice-versa.  These payments are then recharged to company that incurred the expense.  Such payments made during the year are deemed immaterial.

Docklight LLC (“Docklight”) royalty and management services

The Company pays Docklight, previously a wholly owned subsidiary of Privateer Holdings, a royalty fee for using their branding on company products.  The royalty fees paid during the year are deemed immaterial.  Additionally, the Company receives management services from Docklight, for which the Company is charged management fees.  The management service fees paid during the year are deemed immaterial.

19. Business Segment Information

Segment reporting is prepared on the same basis that the Company’s Chief Executive Officer, who is the Company’s Chief Operating Decision Maker, manages the business, makes operating decisions and assesses performance. Management has determined that the Company operates in one segment: the development and sale of cannabis products.

Sources of revenues were as follows:

	Year Ended December 31,
	2018	2017	2016
Dried Cannabis	$21,674	$16,260	$11,324
Cannabis extracts	21,179	3,965	1,107
Accessories and other	277	313	213
Total	$43,130	$20,538	$12,644

Revenues attributed to a geographic region based on the location of the customer were as follows:

	Year Ended December 31,
	2018	2017	2016
Canada	$40,209	$19,775	$12,644
Other countries	2,921	763	—
Total	$43,130	$20,538	$12,644

Long-lived assets consisting of property and equipment, net of accumulated depreciation, attributed to geographic regions based on their physical location were as follows:

	December 31,
	2018	2017
Canada	$64,687	$39,086
Portugal	15,455	—
Other countries	72	899
Total	$80,214	$39,985

Major Customers

The company sells products through a limited number of major customers.  Major customers are defined as customers that each individually accounted for greater than than 10% of the Company’s annual revenues and greater than 10% of accounts receivable as noted below.

F-A-31

We had one customer that accounted for 24% of our revenue for the year ended December 31, 2018. No one customer accounted for greater than 10% of our revenue in 2017 or 2016, respectively.

We had two customers that accounted for 16% and 30% of our accounts receivable balance as of December 31, 2018.  No one customer accounted for greater than 10% of our accounts receivable in 2017.

20. Quarterly Financial Data (unaudited)

The following table contains selected quarterly data for 2018 and 2017. The information should be read in conjunction with the Company’s financial statements and related notes included elsewhere in this report. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

Quarterly Financial Data (in thousands, except per share data):

	Three months ended
	March 31,	June 30,	September 30,	December 31,
2018
Revenue	$7,808	$9,744	$10,047	$15,531
Gross Margin	3,896	4,177	3,068	3,134
Operating Loss	(3,740)	(10,990)	(20,012)	(22,908)
Net loss	(5,181)	(12,833)	(18,699)	(31,010)
Net loss per share—basic and diluted	$(0.07)	$(0.17)	$(0.21)	$(0.33)
2017
Revenue	$5,027	$4,992	$5,406	$5,113
Gross Margin	2,768	2,708	2,967	2,934
Operating Loss	(388)	(2,316)	(2,182)	(2,612)
Net loss	(679)	(2,435)	(1,767)	(2,928)
Net loss per share—basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.04)

21. Subsequent Events

Acquisitions

In February 2019, the Company acquired all issued and outstanding shares of FHF Holdings Ltd. (“Manitoba Harvest”), a hemp and natural foods producer based in Winnipeg, Manitoba, for up to $319,000 ($419,000 CAD), subject to certain revenue milestones. Manitoba Harvest distributes its products to over 16,000 retail locations in the U.S. and Canada. The acquisition will expand the Company’s product portfolio into the natural foods category and bring Manitoba Harvest’s expertise in working with cannabinoids, including cannabidiol (CBD), to Tilray. Given the timing of the transaction, the Company is in process of determining our estimate of fair value and purchase price allocation.

In February 2019, the Company acquired all issued and outstanding shares of Natura Naturals Holdings Inc. (“Natura”) for up to $53,400 ($70,000 CAD), subject to certain cultivation miletones. Natura, through a wholly owned subsidiary located in Leamington, Ontario, is a licensed cultivator under the Cannabis Act specializing in the greenhouse cultivation and will increase the Company’s cannabis supply. Given the timing of the transaction, the Company is in process of determining our estimate of fair value and purchase price allocation.

F-A-32

TILRAY, INC.

Condensed Consolidated Financial Statements (unaudited)

TILRAY, INC.

Condensed Consolidated Balance Sheets

(in thousands of U.S. dollars, except for share and par value data, unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$184,551	$487,255
Short-term investments	36,323	30,335
Accounts receivable, net of allowance for doubtful accounts of $1,854 and $292, respectively	24,612	16,525
Other receivables	1,195	969
Inventory	75,317	16,211
Prepaid expenses and other current assets	36,633	3,007
Total current assets	358,631	554,302
Property and equipment, net	147,558	80,214
Intangible assets, net	331,983	4,486
Goodwill	154,954	—
Investments	23,195	16,911
Deposits and other assets	7,810	754
Total assets	$1,024,131	$656,667
Liabilities
Current liabilities
Accounts payable	$24,368	$10,649
Accrued expenses and other current liabilities	151,288	14,818
Accrued obligations under capital lease	252	470
Total current liabilities	175,908	25,937
Accrued obligations under capital lease	9,032	8,286
Deferred tax liability	53,624	4,424
Convertible Notes, net of issuance cost	425,400	420,367
Total liabilities	$663,964	$459,014
Stockholders’ equity
Class 1 common stock ($0.0001 par value, 250,000,000 shares authorized; 16,666,667 shares issued and outstanding)	2	2
Class 2 common stock ($0.0001 par value; 500,000,000 shares authorized; 80,690,864 and 76,504,200 shares issued and outstanding, respectively)	8	8
Additional paid-in capital	526,830	302,057
Accumulated other comprehensive income	6,858	3,763
Accumulated deficit	(173,531)	(108,177)
Total stockholders’ equity	360,167	197,653
Total liabilities and stockholders’ equity	$1,024,131	$656,667

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-B-1

TILRAY, INC.

Condensed Consolidated Statements of Net Loss and Comprehensive Loss

(in thousands of U.S. dollars, except for share and per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenue	$45,904	$9,744	$68,942	$17,552
Cost of sales	33,631	5,567	51,284	9,479
Gross profit	12,273	4,177	17,658	8,073
General and administrative expenses	16,465	5,342	29,262	9,487
Sales and marketing expenses	14,366	3,305	22,187	5,568
Depreciation and amortization expense	2,385	281	4,248	503
Stock-based compensation expense	7,585	5,601	12,891	5,632
Research and development expenses	1,528	639	2,576	1,614
Acquisition and integration expenses	2,464	—	6,888	—
Operating loss	(32,520)	(10,991)	(60,394)	(14,731)
Foreign exchange (gain) loss, net	(1,611)	1,358	(1,432)	2,504
Interest expense, net	8,586	497	17,331	913
Finance income from ABG Profit Participation Arrangement	(212)	—	(347)	—
Other income, net	(2,035)	(76)	(4,380)	(197)
Loss before income taxes	(37,248)	(12,770)	(71,566)	(17,951)
Deferred income tax recovery	(2,642)	—	(6,419)	—
Current income tax expense	447	63	207	63
Net loss	$(35,053)	$(12,833)	$(65,354)	$(18,014)
Net loss per share - basic and diluted	(0.36)	(0.17)	(0.68)	(0.24)
Weighted average shares used in computation of net loss per share - basic and diluted	97,231,839	75,000,000	96,037,142	75,000,000
Net loss	$(35,053)	$(12,833)	$(65,354)	$(18,014)
Foreign currency translation gain (loss)	2,924	(86)	2,449	(87)
Unrealized (loss) gain on cash equivalents and investments	(762)	—	646	—
Other comprehensive income (loss)	2,162	(86)	3,095	(87)
Comprehensive loss	$(32,891)	$(12,919)	$(62,259)	$(18,101)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-B-2

TILRAY, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(in thousands of U.S. dollars, except for share data, unaudited)

	Convertible preferred shares		Common stock		Additional	Accumulated other		Total
	Number of shares	Amount	Number of shares	Amount	paid-in capital	comprehensive income	Accumulated deficit	equity (deficit)
Balance at December 31, 2017	—	$—	—	$—	$31,736	$3,866	$(40,454)	$(4,852)
Shares issued for convertible preferred stock, net of issuance costs	7,794,042	1	—	—	52,639	—	—	52,640
Shares issued for common stock, net of issuance costs	—	—	75,000,000	8	—	—	—	8
Stock-based compensation expense	—	—	—	—	31	—	—	31
Other comprehensive loss	—	—	—	—	—	(1)	—	(1)
Net loss	—	—	—	—	—	—	(5,181)	(5,181)
Balance at March 31, 2018	7,794,042	$1	75,000,000	$8	$84,406	$3,865	$(45,635)	$42,645
Stock-based compensation expense	—	—	—	—	5,601	—	—	5,601
Other comprehensive loss	—	—	—	—	—	(86)	—	(86)
Net loss	—	—	—	—	—	—	(12,833)	(12,833)
Balance at June 30, 2018	7,794,042	$1	75,000,000	$8	$90,007	$3,779	$(58,468)	$35,327

Balance at December 31, 2018	—	$—	93,170,867	$10	$302,057	$3,763	$(108,177)	$197,653
Shares issued for Natura acquisition	—	—	180,332	—	15,100	—	—	15,100
Shares issued for Manitoba Harvest acquisition	—	—	1,209,946	—	96,844	—	—	96,844
Shares issued for ABG Profit Participation Arrangement	—	—	1,680,214	—	125,097	—	—	125,097
Receivable for ABG Profit Participation Arrangement, net of finance income	—	—	—	—	(30,292)	—	—	(30,292)
Shares issued under stock-based compensation plans	—	—	545,000	—	931	—	—	931
Shares issued for employee compensation	—	—	11,868	—	649	—	—	649
Stock-based compensation expense	—	—	—	—	5,306	—	—	5,306
Other comprehensive income	—	—	—	—	—	933	—	933
Net loss	—	—	—	—	—	—	(30,301)	(30,301)
Balance at March 31, 2019	—	—	96,798,227	10	515,692	4,696	(138,478)	381,920
Shares issued under stock-based compensation plans	—	—	530,943	—	3,483	—	—	3,483
Shares issued for investment acquisition	—	—	28,361	—	70	—	—	70
Stock-based compensation expense	—	—	—	—	7,585	—	—	7,585
Other comprehensive income	—	—	—	—	—	2,162	—	2,162
Net loss	—	—	—	—	—	—	(35,053)	(35,053)
Balance at June 30, 2019	—	$—	97,357,531	$10	$526,830	$6,858	$(173,531)	$360,167

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-B-3

TILRAY, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands of U.S. dollars, unaudited)

	Six months ended June 30,
	2019	2018
Operating activities
Net loss	$(65,354)	$(18,014)
Adjusted for the following items:
Foreign currency (gain) loss	(88)	2,450
Provision for doubtful accounts	795	—
Inventory write-downs	525	703
Depreciation and amortization expense	5,755	1,148
Stock-based compensation expense	12,891	5,632
Non-cash interest expense	141	509
Loss (gain) on disposal of property and equipment, net	112	(2)
Deferred taxes	(6,419)	—
Amortization of discount on Convertible Notes	5,033	—
Changes in non-cash working capital:
Accounts receivable	(1,993)	(840)
Other receivables	(226)	(2,701)
Inventory	(38,729)	(428)
Prepaid expenses and other current assets	(31,963)	(1,033)
Accounts payable	692	8,019
Due to related parties	(852)	—
Accrued expenses and other current liabilities	9,453	1,652
Net cash used in operating activities	(110,227)	(2,905)
Investing activities
Acquisition of Manitoba Harvest, net of cash acquired	(109,331)	—
Acquisition of Natura, net of cash acquired	(15,083)	—
Investment in ABG Profit Participation Arrangement	(33,333)	—
Investment in joint venture with AB InBev	(6,134)	—
Change in deposits and other assets	314	(23)
Purchases of short-term and non-current investments	(8,380)	(29,394)
Proceeds from sale and maturities of short-term investments	—	29,393
Purchases of property and equipment	(26,263)	(28,237)
Disposals of property and equipment	—	11
Purchases of intangible assets	(367)	(703)
Net cash used in investing activities	(198,577)	(28,953)
Financing activities
Advances under Privateer debt and construction facilities	—	3,810
Minimum lease payments under capital lease	(377)	(339)
Proceeds from ABG Profit Participation Arrangement	1,667	—
Proceeds from exercise of stock options	4,414	—
Proceeds from issuance of convertible preferred stock, net	—	52,557
Net cash provided by financing activities	5,704	56,028
Effect of foreign currency translation on cash and cash equivalents	396	(1,162)
Cash and cash equivalents
(Decrease) increase in cash and cash equivalents	(302,704)	23,008
Cash and cash equivalents, beginning of period	487,255	2,323
Cash and cash equivalents, end of period	$184,551	$25,331
Supplemental Disclosure for Cash Flow Information
Cash paid for interest	$11,779	$573
Non-cash investing activities
Acquisition of Manitoba Harvest	$195,407	$—
Acquisition of Natura	$38,980	$—
Investment in ABG Profit Participation Arrangement, net of receivable	$94,805	$—
Acquisition of investments	$70	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-B-4

Tilray, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for shares and per share amounts, unaudited)

1.	Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements (the “financial statements”) reflect the accounts of Tilray, Inc. and its wholly owned subsidiaries (collectively “Tilray”, the “Company”, “we”, “our”, or “us”). The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, these financial statements do not include all the information and footnotes required for annual financial statements and should be read in conjunction with the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2018 (the “Annual Financial Statements”).

These financial statements reflect all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the Company’s financial position and results of operations. The results of operations for the three and six months ended June 30, 2019 and 2018 are not necessarily indicative of results that can be expected for the full year.

The Condensed Consolidated Statement of Net Loss and Comprehensive Loss for the three and six months ended June 30, 2018 were reclassified to conform to the current year’s presentation. Specifically, depreciation and amortization expense as well as acquisition and integration expenses, which were formerly presented as part of general and administrative expenses, are now presented separately.

Other than as described below, there have been no changes to our significant accounting policies described in our Annual Financial Statements that had a material impact on our financial statements and related notes.

Emerging growth company status

The Company is an emerging growth company under the JOBS Act and has elected to take advantage of the extended transition period for complying with new or revised accounting standards applicable to public companies. Because the market value of our Class 2 common stock held by non-affiliates exceeded $700 million as of June 30, 2019, we will be deemed a large accelerated filer under the Exchange Act and will lose emerging growth company status as of December 31, 2019.

Business combinations and goodwill

The Company accounts for business combinations using the acquisition method in accordance with ASC 805 “Business Combinations,” which requires recognition of assets acquired and liabilities assumed, including contingent assets and liabilities, at their respective fair values on the date of acquisition. Any excess of the purchase consideration over the net fair value of tangible and identified intangible assets acquired less liabilities assumed is recorded as goodwill. The costs of business acquisitions, including fees for accounting, legal, professional consulting and valuation specialists, are expensed as incurred. Purchase price allocations may be preliminary and, during the measurement period not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.

For business combinations achieved in stages, the Company’s previously held interest in the acquiree is remeasured at its acquisition date fair value, with the resulting gain or loss recorded in the Consolidated Statements of Net Loss and Comprehensive Loss. For a pre-existing relationship between the Company and acquiree that is not extinguished on the business combination, such a relationship is considered effectively settled as part of the business combination even if it is not legally cancelled. At the acquisition date, it becomes an intercompany relationship and is eliminated upon consolidation.

The estimated fair value of acquired assets and assumed liabilities are determined primarily by using a discounted cash flow approach, with estimated cash flows discounted at a rate that the Company believes a market participant would determine to be commensurate with the inherent risks associated with the asset and related estimated cash flow streams. Contingent consideration in a business combination is remeasured at fair value each reporting period until the contingency is resolved and any change in the fair value from either the passage of time or events occurring after the acquisition date, is recorded within other (income) expense, net on the Consolidated Statements of Net Loss and Comprehensive Loss.

F-B-5

Intangible assets

The Company records intangible assets acquired at cost, net of accumulated amortization and accumulated impairment losses, if any. Cost is measured based on the fair values of cash consideration paid and equity interests issued. The cost of an intangible asset acquired in a business combination is its acquisition date fair value.

Amortization of definite life intangible assets is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Customer relationships	14 to 16 years
Developed technology	10 years
Website	3 years
Supply contract	3 years
Licenses	2 years

The Company has rights under the ABG Profit Participation Arrangement, trademarks and a cultivation license with indefinite life. Intangible assets that are determined to have an indefinite life are not amortized, but tested for impairment annually or more frequently when indicators of impairment exist. If the carrying value of an individual indefinite-lived intangible asset exceeds its fair value, such individual indefinite-life intangible asset is impaired by the amount of the excess.

Equity method investments

Investments in entities over which the Company has significant influence but not a controlling interest are accounted for using the equity method, with the Company’s share of earnings or losses reported in (gain) loss on equity method investments on the Consolidated Statements of Net Loss and Comprehensive Loss. The equity method investment is recorded at cost, plus the Company’s share of undistributed earnings or losses.

The Company assesses investment in equity method investments if there is reason to believe an impairment may have occurred including, but not limited to, ongoing operating losses, projected decreases in earnings, increases in the weighted-average cost of capital, or significant business disruptions. The significant assumptions used to estimate fair value include revenue growth and profitability, capital spending, depreciation and taxes, foreign currency exchange rates, and a discount rate. By their nature, these projections and assumptions are uncertain. If it is determined that the current fair value of an investment is less than the carrying value of the investment, the Company will assess if the shortfall is of a temporary or permanent nature and write down the investment to its fair value if it is concluded the impairment is other than temporary.

Stock-based payments

Fully vested, non-forfeitable equity instruments issued to parties other than employees are measured on the date they are issued where there is no specific performance required by the grantee to retain those equity instruments. Stock-based payment transactions with non-employees are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Where fully vested, non-forfeitable equity instruments are granted to parties other than employees in exchange for notes or financing receivable, the note or receivable is presentedin additional paid-in capital on the Consolidated Balance Sheets.

Impairment of goodwill and indefinite life intangible assets

Goodwill and indefinite life intangible assets are tested for impairment annually, or more frequently when events or circumstances indicate that impairment may have occurred. As part of the impairment evaluation, the Company may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset or the reporting unit (for goodwill) is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value and record an impairment charge if the carrying value exceeds the fair value is conducted.

Significant estimates and judgments

The preparation of the Company’s financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of revenue, expenses, assets, liabilities, accompanying disclosures and the disclosure of contingent liabilities. These estimates and judgments are subject to change based on experience and new information. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Estimates and judgments are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. Financial statement areas that require significant estimates and judgments are as follows:

F-B-6

Business combinations – The Company uses judgment in applying the acquisition method of accounting for business combinations and estimates to value identifiable assets and liabilities at the acquisition date. Estimates are used to determine cash flow projections, including the period of future benefit, and future growth and discount rates, among other factors. The values allocated to the acquired assets and liabilities assumed affect the amount of goodwill recorded on acquisition. Fair value is typically estimated using the present value of future discounted cash flows, an income approach. Significant estimates in the discounted cash flow model primarily include the discount rate, rates of future revenue growth and profitability of the acquired business, and working capital effects. The discount rate considers the relevant risk associated with business-specific characteristics and the uncertainty related to the ability to achieve the projected cash flows. These estimates and the resulting valuations require significant judgment.

Contingent consideration – Contingent consideration is subject to measurement uncertainty as the financial impact will only be confirmed by the outcome of a future event. The assessment of contingent consideration involves a significant amount of judgment, including determining a reliable estimate of the amount of cash outflow required to settle the obligation based on significant unobservable inputs as well as estimates around the probability and timing of satisfying the future events on which the contingent consideration is based.

Asset impairment – Asset impairment tests require the allocation of assets to asset groups, which requires significant judgment and interpretation with respect to the integration between the assets and shared resources. Asset impairment tests require the determination of whether there is an indication of impairment. The assessment of whether an indication of impairment exists is performed at the end of each reporting period and requires the application of judgment, historical experience, and external and internal sources of information.

Stock-based payments – Stock-based payment transactions are measured and recognized based on estimated fair value, which requires judgment in determining the appropriate valuation model and assumptions, including discount for shares not registered with the Securities Exchange Commission (“SEC”) subject to transfer restrictions.

Imputed interest for loans receivable – In connection with the loans obtained as part of the ABG Profit Participation Arrangement, judgment is required to estimate the prevailing market interest rate at each time a loan is issued.

New accounting pronouncements not yet adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), a new standard on revenue recognition. Further, the FASB issued a number of additional ASUs regarding the new revenue recognition standard. The new standard, as amended, will supersede existing revenue recognition guidance and apply to all entities that enter into contracts to provide goods or services to customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. For public companies, the new standard is effective for annual reporting periods beginning after December 31, 2017, including interim periods within that reporting period. For all other entities, including emerging growth companies, this standard is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is evaluating the impact on the financial statements and expects to implement the provisions of ASU 2014-09 for the annual financial statements for the year ended December 31, 2019.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities, which requires all investments in equity securities with readily determinable fair value to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and removes the requirement to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. For public companies, the new standard is effective for annual periods beginning after December 15, 2017, including interim periods within the fiscal year. For all other entities, including emerging growth companies, ASU 2016-01 is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company is evaluating the impact on the financial statements and expects to implement the provisions of ASU 2016-01 for the annual financial statements for the year ended December 31, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (1) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (2) eliminates most real estate specific lease provisions, and (3) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. For public companies, the new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2018. For all other entities, including emerging growth companies, this standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 2020. Earlier application is permitted. The Company is evaluating the impact on the financial statements and expects to implement the provisions of ASU 2016-02 for the annual financial statements for the year ended December 31, 2019.

F-B-7

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. This update will be effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company is evaluating the impact on the financial statements and expects to implement the provisions of ASU 2016-13 for the annual financial statements for the year ended December 31, 2021.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact on the financial statements and expects to implement the provisions of ASU 2018-13 as of January 1, 2020.

2.	Investments

The classification of investment in securities reported in long-term investments on the Condensed Consolidated Balance Sheets is summarized as follows:

	June 30, 2019	December 31, 2018
Investment in securities under available-for-sale method	$4,799	$1,845
Investment in securities under the cost method	12,262	15,066
Investment in joint venture under the equity method	6,134	—
Total investment in securities	$23,195	$16,911

As of June 30, 2019, total unrealized loss recognized in accumulated other comprehensive income related to long-term available-for-sale equity securities from initial recognition was $226 (December 31, 2018 – $802).

As of June 30, 2019, the investment in joint venture under the equity method relates to the Company’s joint venture with Anheuser-Busch InBev (“AB InBev”) entered in December 2018 to research and develop non-alcohol beverages containing cannabis. Under the terms of the arrangement, the Company and AB InBev each have 50% ownership and 50% voting interest. During the three months ended June 30, 2019, the Company contributed $6,134 to the joint venture.

3.	Fair Value Measurement

The Company complies with ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

F-B-8

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2019 and December 31, 2018, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Quoted prices
	in active
	markets for	Other	Significant
	identical	observable	unobservable
	assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total
June 30, 2019
Cash equivalents	$136,479	$—	$—	$136,479
Investments
Money market fund	36,323	—	—	36,323
Investment in equity securities under available-for-sale method	3,669	—	—	3,669
Investment in debt securities under available-for-sale method	—	1,130	—	1,130
Total investments	39,992	1,130	—	41,122
Contingent consideration	—	—	(49,581)	(49,581)
Total	$176,471	$1,130	$(49,581)	$128,020

December 31, 2018
Cash equivalents	$203,761	$—	$—	$203,761
Investments
Treasury bills	30,335	—	—	30,335
Investment in equity securities under available-for-sale method	1,163	682	—	1,845
Total investments	31,498	682	—	32,180
Total	$235,259	$682	$—	$235,941

As of June 30, 2019, the carrying amount of cash equivalents, which include money market fund, corporate bonds, commercial paper and treasury bills, includes an unrealized gain recognized in accumulated other comprehensive income of $6 (December 31, 2018 – gain of $69).  Contingent consideration is recorded within accrued expenses and other current liabilities and reflects the consideration for: (i) the acquisition of Manitoba Harvest payable in Class 2 common stock contingent on revenues earned in 2019, and (ii) the acquisition of Natura payable in Class 2 common stock contingent on production levels. Refer to Note 15 for details.

During the three months ended June 30, 2019, there was one transfer out of Level 2 into Level 1 for an investment in equity securities under the available-for-sale method, as the transfer restriction is no longer applicable. There were no other transfers between fair value measurement hierarchy levels during the six months ended June 30, 2019 and 2018.

4.	Inventory

Inventory is comprised of the following items:

	June 30, 2019	December 31, 2018
Raw materials	$14,718	$2,132
Work-in-process	39,142	12,812
Finished goods	21,457	1,267
Total	$75,317	$16,211

Inventory is written down for any obsolescence or when the net realizable value of inventory is less than the carrying value. For the three and six months ended June 30, 2019, the Company recorded write-downs within work-in-process of $201 and $525, respectively, (2018 – $491 and $703) in cost of sales.

F-B-9

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets is comprised of the following items:

	June 30, 2019	December 31, 2018
Deposits	$26,885	$1,511
Prepaid expenses	8,201	1,496
Other current assets	1,547	—
Total	$36,633	$3,007

Deposits include prepayments on future purchases of inventory to secure supply.

6.	Property and Equipment, Net

Property and equipment, net consists of the following:

	June 30, 2019	December 31, 2018
Land	$5,717	$4,498
Buildings and leasehold improvements	93,295	51,111
Laboratory and manufacturing equipment	22,791	6,131
Office and computer equipment	3,510	970
Assets under capital lease	10,069	9,661
Construction in process	23,642	15,343
	159,024	87,714
Less: accumulated depreciation and amortization	(11,466)	(7,500)
Total	$147,558	$80,214

For the three and six months ended June 30, 2019, depreciation expense related to general office space and equipment was $239 and $544, respectively (2018 – $30 and $59). In addition, depreciation expense included in cost of sales relating to manufacturing equipment and production facilities was $508 and $1,507 for the three and six months ended June 30, 2019, respectively, (2018 – $157 and $259) with the remaining depreciation included in inventory.

For the three and six months ended June 30, 2019, capitalized interest included in construction-in-progress was $108 and $166, respectively (2018 – $35 and $169).

The Company had $68,853 in property and equipment additions related to building and leasehold improvements, laboratory and manufacturing equipment, office and computer equipment and construction in process during the six months ended June 30, 2019 (2018 – $25,979). Additions to building and leasehold improvements primarily relate to the Company’s acquisitions of Manitoba Harvest and Natura. Refer to Note 15 for details. Additions to construction in process primarily relate to the ongoing construction of the Company’s London, Ontario and Portugal facilities.

F-B-10

7.	Intangible Assets

Intangible assets are comprised of the following items:

		June 30, 2019			December 31, 2018
	Weighted Average Amortization Period (in years)	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Customer relationships	16	$135,147	$2,849	$132,298	$—	$—	$—
Developed technology	10	7,027	234	6,793	—	—	—
Website	3	4,231	2,772	1,459	3,755	2,253	1,502
Alef license	2	4,086	—	4,086	2,984	—	2,984
Supply contract	3	2,368	—	2,368	—	—	—
Cultivation license	Indefinite	10,617	—	10,617	—	—	—
Trademarks	Indefinite	54,996	—	54,996	—	—	—
Rights under ABG Profit Participation Arrangement	Indefinite	119,366	—	119,366	—	—	—
Total		$337,838	$5,855	$331,983	$6,739	$2,253	$4,486

The net carrying value of intangible assets not yet available for use as of June 30, 2019 was $6,454 (December 31, 2018 – $3,027). At June 30, 2019, this consisted of the Alef license and supply contract arising from the acquisition of Natura.

Intangible asset additions for six months ended June 30, 2019 primarily related to customer relationships, developed technology and trademarks as part of the acquisition of Manitoba Harvest as well as cultivation license and supply contract as part of the acquisition of Natura. Refer to Note 15 for details. Moreover, indefinite-lived rights under the ABG Profit Participation Arrangement were acquired in the first quarter of 2019. Refer to Note 14 for details.

The amortization expense for the next five years on intangibles assets in use are as follows: remaining in 2019 – $5,080; 2020 – $9,964; 2021 – $9,306; 2022 – $9,229; 2023 – $9,205, and thereafter – $97,766.

8.	Goodwill

The following table shows the change in carrying amount of goodwill:

Balance December 31, 2018	$—
Acquisition of Manitoba Harvest	127,681
Acquisition of Natura	24,830
Foreign currency translation adjustment	2,443
Balance June 30, 2019	$154,954

9.	Accounts Payable, Accrued Expenses and Other Current Liabilities

Accounts payable, accrued expenses and other current liabilities are comprised of the following items:

	June 30, 2019	December 31, 2018
Accounts payable - trade	$24,287	$9,716
Accounts payable - related parties	81	933
Total accounts payable	$24,368	$10,649

Accrued interest on Convertible Notes	$5,938	$5,302
Accrued payroll	7,943	3,278
Accrued legal fees	486	565
Consideration payable for acquisition of Manitoba Harvest	69,356	—
Contingent consideration for acquisitions	49,581	—
Other accrued expenses and current liabilities	17,984	5,673
Total accrued expenses and other current liabilities	$151,288	$14,818

Refer to Note 15 for details on the consideration payable and contingent consideration for the acquisitions of Manitoba Harvest and Natura.

F-B-11

10.	Convertible Notes

In October 2018, the Company issued convertible senior notes with a face value of $475,000 (the “Convertible Notes”). The net proceeds from the offering were approximately $460,134, after deducting commissions and other fees and expenses payable by the Company. The Convertible Notes bear interest at a rate of 5.00% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2019. Additional interest may accrue on the Convertible Notes in specified circumstances. The Convertible Notes will mature on October 1, 2023, unless earlier repurchased, redeemed or converted. There are no principal payments required over the five-year term of the Convertible Notes, except in the case of redemption or events of defaults.

To the extent the Company so elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will, for the first 365 days after such event of default, consist exclusively of the right to receive additional interest on the notes. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at the Company’s election (the “cash conversion option”). The initial conversion rate for the Convertible Notes is 5.9735 shares of common stock per one thousand dollar principal amount of notes, which is equivalent to an initial conversion price of approximately $167.41 per share of common stock. Throughout the term of the Convertible Notes, the conversion rate may be adjusted upon the occurrence of certain events.

Prior to the close of business on the business day immediately preceding April 1, 2023, the Convertible Notes will be convertible only under the specified circumstances. On or after April 1, 2023 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their Convertible Notes, in multiples of one thousand dollar principal amount, at the option of the holder regardless of the aforementioned circumstances.

As of June 30, 2019, the Convertible Notes are not yet convertible. The Convertible Notes will become convertible upon the satisfaction of the above circumstances. Transaction costs attributable to the Convertible Notes totaling $13,467 are amortized as non-cash interest expense over the term of the Convertible Notes. As of June 30, 2019, the Company was in compliance with all the covenants set forth under the indenture.

The following table sets forth the net carrying amount of the Convertible Notes:

	June 30, 2019	December 31, 2018
5.00% Convertible Notes	$475,000	$475,000
Unamortized discount	(37,866)	(41,687)
Unamortized transaction costs	(11,734)	(12,946)
Net carrying amount	$425,400	$420,367

The following table sets forth total interest expense recognized related to the Convertible Notes:

	Six months ended June 30,
	2019	2018
Contractual coupon interest	$11,875	$—
Amortization of discount	3,821	—
Amortization of transaction costs	1,212	—
Total	$16,908	$—

11.	Stockholders’ Equity

Common and Convertible Preferred Stock

The Company’s certificate of incorporation authorized the Company to issue the following classes of shares with the following par value and voting rights as of June 30, 2019. The liquidation and dividend rights are identical among Class 1 common stock and Class 2 common stock, and all classes of common stock share equally in our earnings and losses.

	Par Value	Authorized	Voting Rights
Class 1 common stock	$0.0001	250,000,000	10 votes for each share
Class 2 common stock	$0.0001	500,000,000	1 vote for each share
Convertible preferred stock	$0.0001	10,000,000	N/A

In connection with the profit participation agreement with ABG Intermediate Holdings 2, LLC (“ABG”), the Company issued 840,107 shares of Class 2 common stock in January 2019 and 840,107 shares of Class 2 common stock in March 2019 at a deemed issuance price of $79.35 per share. Given that the shares of Class 2 common stock issued to ABG were not registered with the SEC and subject to transfer restrictions, the fair values of the issuances were $89.13 and $59.77 per share, respectively, as recorded in the Condensed Consolidated Statements of Stockholders’ Equity. Refer to Note 14 for details.

F-B-12

In February 2019, the Company issued 180,332 shares of Class 2 common stock at a deemed issuance price of $83.73 per share in connection with the closing of the Natura acquisition. Refer to Note 15 for details.

In March 2019, the Company issued 1,209,946 shares of Class 2 common stock at a deemed issuance price of $80.04 per share in connection with the closing of the Manitoba Harvest acquisition. Refer to Note 15 for details.

12.	General and Administrative Expenses

General and administrative expenses are comprised of the following items:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Salaries	$7,241	$2,260	$13,652	$3,357
Professional fees	$4,208	$1,174	$6,665	$2,656
Travel expenses	$1,161	$554	$1,882	$719
Other expenses	$3,855	$1,354	$7,063	$2,755
Total	$16,465	$5,342	$29,262	$9,487

13.	Stock-based Compensation

Original Stock Option Plan

Certain employees of the Company participate in the equity-based compensation plan of Privateer Holdings, Inc. (the “Original Plan”) under the terms and valuation method detailed in our Annual Financial Statements. For the three and six months ended June 30, 2019, the total stock-based compensation expense associated with the Original Plan was $158 and $268, respectively (2018 – $169 and $200).

Stock option activity under the Original Plan is as follows:

	Stock options	Weighted- average exercise price	Weighted- average remaining contractual term (years)	Aggregate intrinsic value
Balance December 31, 2018	592,594	$4.14	8.1	$989
Allocated to Tilray	143,794	4.26
Exercised	(13,370)	3.79
Forfeited	(6,310)	4.24
Cancelled	(1,042)	3.88
Balance June 30, 2019	715,666	$4.21	7.8	$30,892
Vested and expected to vest, June 30, 2019	644,381	$4.03	7.7	$27,933
Vested and exercisable, June 30, 2019	353,209	$3.18	7.2	$15,610

No stock options were granted under the Original Plan during the six months ended June 30, 2019 (2018 - 301,442). As of June 30, 2019, the total remaining unrecognized stock-based compensation expense related to non-vested stock options amounted to $856 which will be recognized over the weighted-average remaining requisite service period of approximately 0.9 year. The total fair value of stock options vested during the six months ended June 30, 2019 was $341 (2018 – $85).

New Stock Option and Restricted Stock Unit Plan

The Company adopted the 2018 Equity Incentive Plan (the “New Plan”)as amended and approved by stockholders in May 2018 under the terms and valuation methods detailed in our Annual Financial Statements. As of June 30, 2019, 12,926,172 shares were reserved for issuance under the New Plan. For the three and six months ended June 30, 2019, total stock-based compensation expense associated with the New Plan was $7,427 and $12,623, respectively (2018 - $5,432 and $5,432).

F-B-13

Stock option and restricted stock unit (“RSU”) activity under the New Plan are as follows:

Time-based stock option activity

	Stock options	Weighted- average exercise price	Weighted- average remaining contractual term (years)	Aggregate intrinsic value
Balance December 31, 2018	6,015,041	$13.54	7.7	$342,916
Granted	10,000	70.25
Exercised	(488,840)	7.76
Forfeited	(46,162)	28.27
Balance June 30, 2019	5,490,039	$14.03	8.9	$189,799
Vested and expected to vest, June 30, 2019	5,281,387	$13.85	8.9	$183,208
Vested and exercisable, June 30, 2019	1,800,954	$7.76	8.9	$69,877

The weighted-average fair values of stock options granted during the six months ended June 30, 2019 was $28.88 per share. During the six months ended June 30, 2018, 5,479,196 time-based stock options were granted under the New Plan. As of June 30, 2019, the total remaining unrecognized compensation expense related to non-vested stock options of $30,068 will be recognized over the weighted-average remaining requisite service period of approximately 2.4 years. The total fair value of stock options vested for the six months ended June 30, 2019 was $5,500 (2018 – nil).

Performance-based stock option activity

	Stock options	Weighted- average exercise price	Weighted- average remaining contractual term (years)	Aggregate intrinsic value
Balance December 31, 2018	600,000	$7.76	9.4	$37,668
Exercised	(80,000)	7.76
Balance June 30, 2019	520,000	$7.76	8.9	$20,176
Vested and expected to vest, June 30, 2019	518,991	$7.76	8.9	$20,137
Vested and exercisable, June 30, 2019	220,000	$7.76	8.9	$8,536

No performance-based stock options were granted under the New Plan during the six months ended June 30, 2019. During the six months ended June 30, 2018, 600,000 performance-based stock options were granted under the New Plan.  As of June 30, 2019, the total remaining unrecognized compensation expense related to non-vested stock options of $70 will be recognized over the weighted-average remaining requisite service period of approximately 0.1 year. The total fair value of stock options vested as of June 30, 2019 was $913 (December 31, 2018 – $1,246).

Time-based RSU activity

	Time-based RSUs	Weighted-average grant-date fair value per share
Non-vested December 31, 2018	237,222	$49.86
Granted	756,825	55.27
Issued on vesting	(35,000)	7.76
Forfeited	(30,891)	61.47
Non-vested June 30, 2019	928,156	$55.47

As of June 30, 2019, $42,691 of total unrecognized compensation expense related to non-vested time-based RSUs will be recognized over a weighted-average period of 2.7 years. During the six months ended June 30, 2018, 140,000 time-based RSUs were granted under the New Plan.

F-B-14

Performance-based RSUs activity

	Performance-based RSUs	Weighted-average grant-date fair value per share
Non-vested December 31, 2018	1,050,000	$7.76
Issued on vesting	(478,125)	7.76
Non-vested June 30, 2019	571,875	$7.76

As of June 30, 2019, $736 of total unrecognized compensation expense related to non-vested performance-based RSUs will be recognized over a weighted-average period of 1.0 year. During the six months ended June 30, 2018, 1,050,000 performance-based RSUs were granted under the New Plan.

14.	ABG Profit Participation Arrangement

On January 14, 2019, the Company entered into a Profit Participation Arrangement with ABG Intermediate Holdings 2, LLC (“ABG”) that offers the Company: (i) participation rights in up to 49% of the net (i.e. post-expense) cannabis revenues from certain existing ABG brands in perpetuity, (ii) guaranteed minimum receipt of $10,000 annually for ten years (prorated based on total consideration paid to ABG) in quarterly payments for participation rights, (iii) preferred supplier rights of all cannabinoid ingredients for products under cannabis-related licenses of certain existing ABG brands in perpetuity, (iv) preferred royalty rates for the Company to license and develop cannabis products for certain existing ABG brands, and (v) first negotiation and matching rights related to participation rights in net cannabis revenues for any additional brands acquired by ABG after entering into the Profit Participation Arrangement.

As consideration for this arrangement, the Company issued 840,107 shares of Class 2 common stock and paid $20,000 in cash in January 2019, paid $13,333 in cash in February 2019, and issued 840,107 shares of Class 2 common stock in March 2019. Under the terms of the arrangement, the Company shall pay $83,333, in a combination of Class 2 common stock and up to $16,667 in cash at ABG’s election, upon certain triggers relating to the regulatory status of tetrahydrocannabinol (“THC”) in the United States or receipt of $5,000 in participation rights distributions from cannabis products containing THC outside the United States, in accordance with terms outlined in the arrangement. The Company will record a liability related to this contingent payment when the triggers are met and the consideration becomes payable.

Since the arrangement conveys a right for the Company to receive guaranteed minimum cash from ABG over ten years, it meets the definition of a loan pursuant to ASC 310 “Receivables”. As of June 30, 2019, $435 was recorded in other receivables and $6,910 in deposits and other assets for the current and non-current portions of the loans relating to cash paid to ABG. The portion of the loans relating to shares issued to ABG of $30,292 is recorded within additional paid-in capital as of June 30, 2019. The allocation of the loans between the asset and equity portions was determined on a relative fair value basis. As the loans have no stated interest rate, fair value was determined using the present value of the expected cash flows at a 12% discount rate, which reflects an appropriate market rate for each loan at the time it was issued. Interest on the loan is calculated using the effective interest rate method and recognized in finance income from ABG Profit Participation Arrangement on the Condensed Consolidated Statements of Net Loss and Comprehensive Loss for the portion of the loan relating to cash paid to ABG, and in additional paid-in capital on the Condensed Consolidated Balance Sheets for the portion relating to shares issued to ABG.

As of June 30, 2019, the Company recorded intangible assets with indefinite life in the amount of $119,366 for the participation rights, preferred supplier rights, and preferred royalty rights under the Profit Participation Arrangement, as described above. The cost of these intangible assets was calculated using the fair value of the cash paid and shares issued, less the fair value attributable to the loan described above. During the three months ended June 30, 2019, the Company reversed the deferred tax liability of $31,730 that should not be recorded as part of these intangible assets.

15.	Business Combinations

Acquisition of Manitoba Harvest

On February 28, 2019, the Company completed the acquisition of all issued and outstanding shares of FHF Holdings Ltd. (“Manitoba Harvest”). Manitoba Harvest develops and distributes a diverse portfolio of hemp-based natural food and wellness products and enables the Company to expand into the growing cannabidiol (“CBD”) product market in the United States.

F-B-15

During the three months ended June 30, 2019, the Company revised the preliminary purchase price of the acquisition of Manitoba Harvest to reflect the finalization of the working capital adjustment paid in the quarter. The revised purchase price is calculated as follows:

February 28, 2019
Cash paid on closing	$114,591
Cash payable six months after closing	37,490
Class 2 common stock issued on closing (1)	96,844
Class 2 common stock issuable six months after closing (1)	31,866
Working capital adjustment	274
Contingent consideration	29,207
Total fair value of consideration transferred	$310,272

(1)

1,209,946 shares of Class 2 common stock were issued on closing. The amount of Class 2 common stock issuable six months after closing will be the determined in accordance with the Manitoba Harvest acquisition agreement based on the trading price of the shares.

As part of the acquisition of Manitoba Harvest, the Company entered into a contingent consideration arrangement whereby the Company may pay a maximum of $37,129 ($49,000 CAD) payable in Class 2 common stock. The payment amount is based on gross branded CBD product sales in the United States for the period from January 1, 2019 to December 31, 2019. The estimated fair value of the contingent consideration is recorded within accrued expenses and other current liabilities. The contingent consideration was valued using a probability-weighted discounted cash flow model based on internal forecasts and the estimated cost of debt for the Company. The contingent consideration is reassessed and adjusted to fair value each quarter through other (income) expense, net. The fair value of contingent consideration increased $547 from the closing date to June 30, 2019 due to the passage of time.

The following table summarizes the Company’s revised preliminary allocation of the purchase price to assets acquired and liabilities assumed at the acquisition date. During the three months ended June 30, 2019, this resulted in a $20 increase in inventory, $47 increase in property and equipment, $76 increase in developed technology, $456 increase in customer relationships, $321 increase in accounts payable, $147 decrease in accrued expenses and other current liabilities, $321 decrease in accrued obligations under capital lease, $160 increase in deferred tax liability, and $312 decrease in goodwill. The final purchase price allocation will be adjusted as needed, pending the finalization of estimates and assumptions used in valuing property and equipment, intangible assets, and deferred tax liability, among other identifiable assets acquired and liabilities assumed, and will be finalized no later than one year after the acquisition date.

February 28, 2019
Assets
Cash and cash equivalents	$5,534
Accounts receivable	6,207
Inventory	15,331
Prepaid expenses and other current assets	1,030
Property and equipment	23,581
Intangible assets: Estimated useful life
Trademarks Indefinite	54,688
Developed technology 10 years	6,988
Customer relationships 14-16 years	134,290
Goodwill	127,681
Total assets	375,330
Liabilities
Accounts payable	4,973
Accrued expenses and other current liabilities	4,911
Deferred tax liability	55,174
Total liabilities	65,058
Net assets acquired	$310,272

F-B-16

The Company incurred acquisition costs of $1,328 for the acquisition of Manitoba Harvest. The goodwill of $127,681 is attributable factors such as market share, reputation with customers and vendors, and the skilled workforce of Manitoba Harvest. Goodwill is not deductible for tax purposes. The gross contractual amount of receivables is $6,340, of which approximately $133 is not expected to be collected.

The financial results of Manitoba Harvest are included in the Company’s financial statements since acquisition close. The Consolidated Statements of Net Loss and Comprehensive Loss include revenue of $19,895 and $25,516, and net loss of $2,692 and $4,868 of Manitoba Harvest for the three and six months ended June 30, 2019, respectively.

Acquisition of Natura

On February 15, 2019, the Company acquired the remaining 97% issued and outstanding shares of Natura Naturals Holdings Inc. (“Natura”). Natura is licensed to cultivate and produce medical cannabis, expanding the Company’s capacity to supply high-quality branded cannabis products to the Canadian market. The preliminary purchase price is calculated as follows:

February 15, 2019
Cash paid on closing	$15,252
Class 2 common stock issued on closing (1)	15,100
Contingent consideration	20,007
Fair value of previously held interest (2)	1,565
Effective settlement of pre-existing debt (3)	2,308
Total fair value of consideration transferred	$54,232

(1)	180,332 shares of Class 2 common stock issued on closing.
(2)	The fair value of the Company’s investment in Natura on the acquisition date was determined based on the fair value of total consideration transferred and reflected book value on the acquisition date.
(3)	The Company held $3,000 CAD convertible debt of Natura at the acquisition date. On acquisition, this debt and related accrued interest was effectively settled.

As part of the acquisition of Natura, the Company entered into a contingent consideration arrangement whereby the Company issued promissory notes with an aggregate principal amount of $26,205 ($34,500 CAD). The ultimate payment amounts are based on production levels of consumer grade dry finished cannabis flower from Natura facilities during four periods from February 1, 2019 to January 31, 2020 and are payable in shares of Class 2 common stock. The estimated fair value of the contingent consideration is recorded within accrued expenses and other current liabilities. The contingent consideration on the acquisition date was valued using a discounted cash flow analysis based on internal forecasts projected using a Monte Carlo simulation model, an expected quarterly production distribution function, and a weighted average cost of capital adjusted to account for revenue risk derived at February 15, 2019. The contingent consideration is reassessed and adjusted to fair value each quarter though other (income) expense, net, valued using a probability-weighted discounted cash flow model based on internal forecasts and the estimated cost of debt for the Company. The fair value of contingent consideration decreased $580 from the closing date to June 30, 2019 due to the passage of time and actual results to date.

F-B-17

The following table summarizes the Company’s revised preliminary allocation of the purchase price to assets acquired and liabilities assumed at the acquisition date. During the three months ended June 30, 2019, this resulted in a $211 decrease in property and equipment, $378 decrease in cultivation license, $189 decrease in supply contract, $4,319 decrease in deferred tax liability and $3,541 decrease in goodwill. The final purchase price allocation will be adjusted as needed, pending the finalization of estimates and assumptions used in valuing property and equipment, intangible assets, and deferred tax liability, among other identifiable assets acquired and liabilities assumed, and will be finalized no later than one year after the acquisition date.

February 15, 2019
Assets
Cash and cash equivalents	$169
Accounts receivable	109
Inventory	3,482
Prepaid expenses and other current assets	166
Property and equipment	17,435
Intangible assets: Estimated useful life
Cultivation license Indefinite	10,494
Supply contract 3 years (1)	2,340
Goodwill	24,830
Total assets	59,025
Liabilities
Accounts payable	3,280
Accrued expenses and other current liabilities	876
Deferred tax liability	637
Total liabilities	4,793
Net assets acquired	$54,232

(1)	The estimated useful life of the supply contract intangible asset is 3 years. Amortization of the asset will commence once supply commences.

The Company incurred acquisition costs of $824 for the acquisition of Natura. The goodwill of $24,830 is attributable factors such as strong supply chain, quality of products and the skilled workforce of Natura. Goodwill is not deductible for tax purposes.

The financial results of Natura are included in the Company’s financial statements since acquisition close. The Consolidated Statements of Net Loss and Comprehensive Loss include revenue of $5,835 and $8,131, and net earnings of $1,305 and net loss of $515 of Natura for three and six months ended June 30, 2019, respectively.

Supplemental Pro Forma Information (unaudited)

The unaudited pro forma information for the periods set forth below gives effect to the acquisitions of Manitoba Harvest and Natura as if the acquisitions had occurred as of January 1, 2018. This pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time:

	Six months ended June 30,
	2019	2018
Revenue	$79,707	$54,070
Net loss	(68,182)	(23,856)
Net loss per share - basic and diluted	(0.71)	(0.31)

16.	Financial Instruments

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s cash and cash equivalents, accounts receivable and short-term investments.

The Company’s cash and cash equivalents are deposited in major financial institutions in Canada, Australia, Portugal, Germany, Netherlands and the United States. To date, the Company has not experienced any losses on its cash deposits. Accounts receivable are unsecured and the Company does not require collateral from its customers.

F-B-18

The Company is also exposed to credit risk from the potential default by any of its counterparties on its financial assets.

The Company evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary. As of June 30, 2019 and December 31, 2018, the Company was not exposed to any significant credit risk related to counterparty performance of outstanding accounts receivable.

Foreign currency risk

As the Company conducts its business in many areas of the world involving transactions denominated in a variety of currencies, the Company is exposed to foreign currency risk. A significant portion of the Company’s assets, revenue, and expenses are denominated in Canadian dollars. A 10% change in the exchange rates for the Canadian dollar would affect the carrying value of net assets by approximately $2,299 as of June 30, 2019, with a corresponding impact to accumulated other comprehensive income.

Liquidity risk

The Company’s objective is to have sufficient liquidity to meet its liabilities when due. The Company monitors its cash balances and cash flows generated from operations to meet its requirements. As of June 30, 2019, the most significant financial liabilities are Convertible Notes, contingent consideration, accounts payable and accrued expenses.

17.	Related-Party Transactions

The Company was a wholly owned subsidiary of Privateer Holdings, Inc. (“Privateer”) prior to its Series A preferred stock financing and initial public offering. As of June  30, 2019, Privateer holds more than 10% of the Company’s outstanding shares of Class 2 common stock and holds 100% of the Company’s Class 1 common stock.

During the three months ended June 30, 2019, the Company assumed a real estate operating lease upon assignment from Privateer. In connection with this lease, the Company reimbursed Privateer $2,070 for leasehold improvements at cost and $1,000 for the security deposit held by the landlord at cost, recorded within property and equipment and deposits and other assets, respectively, on the Condensed Consolidated Balance Sheets as of June 30, 2019.

Privateer management fees

Management services charged by Privateer for services performed include management services, support services, business development services and research and development services recorded in operating expenses for the three and six months ended June 30, 2019 in the amounts of nil and $106, respectively (2018 – $233 and $417). Depending on the nature of the services performed, these expenses are included within general and administrative expenses, sales and marketing expenses or research and development expenses in the Consolidated Statements of Net Loss and Comprehensive Loss. Pursuant to the Company’s agreement with Privateer entered in February 2018 and terminated in February 2019, personnel compensation was charged at cost plus a 3.0% markup and other services at cost. As of June 30, 2019, no amounts were recorded within accounts payable for management services due to Privateer (December 31, 2018 – $3,878).

Ten Eleven management fees

In February 2019, the Company entered into a management agreement with Ten Eleven Management LLC dba Privateer Management (“Ten Eleven”), pursuant to which Ten Eleven provides the Company with certain general administrative and corporate services on an as-requested basis for a monthly service fee. As of June 30, 2019, the owners of Ten Eleven collectively hold more than 10% of the Company’s outstanding shares of Class 2 common stock and more than 10% of the Company’s Class 1 common stock. During the three and six months ended June 30, 2019, management services of $75 and $125, respectively, were recorded within general and administrative expense in the Consolidated Statements of Net Loss and Comprehensive Loss. No amounts were recorded for the comparative periods in 2018. As of June 30, 2019, $73 due to Ten Eleven for management services was recorded within accounts payable (December 31, 2018 – nil).

F-B-19

18.	Business Segment Information

Segment reporting is prepared on the same basis that the Company’s Chief Executive Officer, who is the Company’s chief operating decision maker, manages the business, makes operating decisions and assesses performance. Management has determined that the Company operates in one segment: the development and sale of cannabis products.

Revenue for the three and six months ended June 30, 2019 includes $3,862 and $5,776, respectively, of excise taxes. There was no excise tax for the comparative periods in 2018. Sources of revenue were as follows:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Dried cannabis	$21,866	$5,246	$32,802	$9,869
Cannabis extracts	3,899	4,439	10,353	7,545
Food products	19,935	—	25,517	—
Accessories and other	204	59	270	138
Total	$45,904	$9,744	$68,942	$17,552

Revenue attributed to geographic region based on the location of the customer was as follows:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Canada	$30,329	$9,399	$47,331	$17,012
United States	10,730	—	14,955	—
Other countries	4,845	345	6,656	540
Total	$45,904	$9,744	$68,942	$17,552

Long-lived assets consisting of property and equipment, net of accumulated depreciation, attributed to geographic regions based on their physical location were as follows:

	June 30, 2019	December 31, 2018
Canada	$121,494	$64,687
Portugal	23,462	15,455
United States	2,497	—
Other countries	105	72
Total	$147,558	$80,214

Three customers accounted for 15%, 11%, and 10% of our revenue, respectively, for the three months ended June 30, 2019. Two customers accounted for 13% and 11% of our revenue, respectively, for the six months ended June 30, 2019. One customer accounted for 36% and 31% of the Company’s revenue for the three and six months ended June 30, 2018, respectively.

One customer accounted for 16% of our accounts receivable balance as of June 30, 2019. Two customers accounted for 30% and 16%, respectively, of our accounts receivable balance as of December 31, 2018.

19.	Subsequent Event

Acquisition of Smith & Sinclair

On July 11, 2019, the Company acquired all issued and outstanding shares of Smith & Sinclair Ltd., which crafts edible candies, cocktails and fragrances in the United Kingdom and enables the Company to develop CBD-infused edibles for distribution in Canada, United States and Europe. The purchase consideration includes $2,409 in cash paid on closing, 79,289 shares of Class 2 common stock issued on closing, and contingent consideration up to $3,095 (£2,472) payable in Class 2 common stock based on revenue during two periods from January 1, 2019 to December 31, 2020, as well as the revenue and launch of CBD product in the United States and Europe and CBD or THC product in Canada on two milestones by June 1, 2020. The Company is in the process of determining the purchase price allocation and expects to include a preliminary version in its September 30, 2019 condensed consolidated financial statements.

F-B-20

Consolidated Financial Statements and Report of Independent Chartered Professional Accountants

FHF HOLDINGS LTD. AND SUBSIDIARIES

December 31, 2018 and 2017

FHF Holdings Ltd. and Subsidiaries

Contents

Page
Report of Independent Chartered Professional Accountants	F-C-1
Consolidated Balance Sheets	F-C-2
Consolidated Statements of Comprehensive Loss	F-C-3
Consolidated Statements of Preferred Stock and Stockholders’ Equity	F-C-4
Consolidated Statements of Cash Flows	F-C-5
Notes to Consolidated Financial Statements	F-C-6

Report of Independent

Chartered Professional Accountants

Board of Directors

FHF Holdings Ltd. and Subsidiaries

Grant Thornton LLP

Suite 501

201 City Centre Drive Mississauga, ON L5B 2T4

T +1 416 366 0100

F +1 905 804 0509

We have audited the accompanying consolidated financial statements of FHF Holdings Ltd. and Subsidiaries (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and December 31, 2017, and the related consolidated statements of comprehensive loss, preferred stock and stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of  material  misstatement  of  the  consolidated  financial  statements,  whether  due  to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that  are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FHF Holdings Ltd. and Subsidiaries as of December 31, 2018 and December 31, 2017, and the consolidated results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Mississauga, Canada	Chartered Professional Accountants
March 6, 2019	Licensed Public Accountants

grantthornton.ca

F-C-1

FHF Holdings Ltd. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

As at December 31, 2018 and 2017

(in thousands, except share data)

TOTAL ASSETS

	December 31,	December 31,
Current assets:	2018	2017

Cash	$3,591	$1,579
Accounts receivable, net of allowance for doubtful accounts of $146 (2017: $89)	9,345	6,684
Inventory, net (note 2)	15,939	12,353
Income tax receivable	216	330
Prepaid expenses	1,032	633
Other current assets	34	34
Total current assets	30,157	21,613
Property and equipment, net (note 3)	24,751	25,917
Intangible assets, net (note 4)	72,978	78,771
Goodwill (note 4)	51,499	51,499
Other long-term assets	-	36
Total assets	$179,385	$177,836

TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,806	$2,805
Accrued expenses	7,502	4,648
Related party revolving line of credit (note 5)	12,954	5,936
Current portion of related party long-term debt (note 5)	2,375	2,375
Current portion of long-term debt (note 5)	691	711
Total current liabilities	29,328	16,475
Related party long-term debt (note 5)	49,807	52,104
Long-term debt (note 5)	2,854	3,526
Deferred tax liability (note 7)	17,506	19,740
Total liabilities	99,495	91,845

Commitments and contingencies (note 6)

Class A Preferred stock, no par value, issued and outstanding 325 (2017: 325)
(note 9)	48,301	43,126

Class A Common stock, no par value, issued and outstanding 865,419 (2017:
865,419)	66,127	65,207
Class B Common stock, no par value, issued and outstanding 263,748 (2017:
263,748)	18,990	18,990
Accumulated deficit	(53,038)	(40,778)
Accumulated other comprehensive loss	(490)	(554)
Total stockholders’ equity	31,589	42,865
Total liabilities, preferred stock and stockholders’ equity	$179,385	$177,836

The accompanying notes are an integral part of these consolidated financial statements.

F-C-2

FHF Holdings Ltd. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the years ended December 31, 2018 and 2017

(in thousands)

	2018	2017
Net revenue from contracts with customers	$87,415	$72,400

Cost of sales	49,997	39,775

Gross profit	37,418	32,625

Intangible asset impairment loss (note 4)	-	2,900
Goodwill impairment loss (note 4)	-	7,895

Selling, general and administrative expenses	39,690	33,978
	(2,272)	(12,148)
Operating loss

Other income, net	-	(1)
Interest expense	17	52
Related party interest expense (note 5)	6,709	5,547

Loss before provision for income taxes	(8,998)	(17,746)

Provision for income tax benefit (note 7)	(1,913)	(1,884)

Net loss	(7,085)	(15,862)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	64	(554)

Comprehensive loss	$(7,021)	$(16,416)

The accompanying notes are an integral part of these consolidated financial statements.

F-C-3

FHF Holdings Ltd. and Subsidiaries

CONSOLIDATED STATEMENTS OF PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

For the years ended December 31, 2018 and 2017

(in thousands, except share data)

			Stockholders’ Equity
	Preferred Stock (note 9)		Class A Common Stock		Class B Common Stock
							Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount

Balance as at January 1, 2017	325	$38,506	865,419	$63,915	263,748	$18,990	$-	$(20,296)	$62,609

Stock-based compensation	-	-	-	1,292	-	-	-	-	1,292
Accretion of preferred stock liquidation amount (note 9)	-	4,620	-	-	-	-	-	(4,620)	(4,620)
Net loss	-	-	-	-	-	-	-	(15,862)	(15,862)
Other comprehensive loss	-	-	-	-	-	-	(554)	-	(554)

Balance as at December 31, 2017	325	$43,126	865,419	$65,207	263,748	$18,990	$(554)	$(40,778)	$42,865

Stock-based compensation	-	-	-	920	-	-	-	-	920
Accretion of preferred stock liquidation amount (note 9)	-	5,175	-	-	-	-	-	(5,175)	(5,175)
Net loss	-	-	-	-	-	-	-	(7,085)	(7,085)
Other comprehensive income	-	-	-	-	-	-	64	-	64

Balance as at December 31, 2018	325	$48,301	865,419	$66,127	263,748	$18,990	$(490)	$(53,038)	$31,589

The accompanying notes are an integral part of these consolidated financial statements.

F-C-4

FHF Holdings Ltd. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2018 and 2017

(in thousands)

	2018	2017

Cash flows from operating activities:
Net loss	$(7,085)	$(15,862)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	8,083	8,227
Stock-based compensation	920	1,292
Other non-cash items	96	(605)
Deferred tax, net	(2,084)	(2,036)
Intangible asset impairment loss	-	2,900
Loss on sales of assets and other non-cash losses	20	-
Goodwill impairment loss	-	7,895
Changes in:
Accounts receivable	(2,661)	1,743
Other current assets	(399)	107
Inventory, net	(3,586)	(1,678)
Accounts payable	3,001	(894)
Accrued expenses	2,854	971
Net cash (used in) provided by operating activities	(841)	2,060

Cash flows from investing activities:
Purchases of property and equipment, net of dispositions	(1,055)	(1,345)
Investment in intellectual property	(89)	(23)
Net cash used in investing activities	(1,144)	(1,368)

Cash flows from financing activities:
Proceeds from related party loans and line of credit	7,000	4,000
Repayment on related party loans and line of credit	(2,375)	(5,125)
Payments on loans and lease obligations	(692)	(700)
Net cash provided by (used in) financing activities	3,933	(1,825)
Translation impact	64	-
Net increase (decrease) in cash	2,012	(1,133)
Cash, beginning of year	1,579	2,712
Cash, end of year	$3,591	$1,579
Supplemental disclosure of cash flow information:
Cash payments made for interest expense	$16	$5,454
Cash payments made for income taxes	$141	$881

The accompanying notes are an integral part of these consolidated financial statements.

F-C-5

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

FHF Holdings Ltd. and Subsidiaries (the “Company” or “FHF”) is a private company incorporated in 2015 under the Canada Business Corporations Act. FHF manufactures, markets and distributes food products from hemp seed. FHF offers a broad range of natural and organic food products and ingredients that are sold through more than 450 retailers and websites in Canada, the United States (“U.S.”) and internationally under the brand names of Manitoba Harvest and Just Hemp Foods and to distributors as Hemp Oil Canada Inc. (“HOCI”). FHF is headquartered in Winnipeg, Manitoba, Canada and has offices and manufacturing facilities in Winnipeg and St. Agathe, Manitoba, Canada and offices in Minneapolis, Minnesota, U.S.

On July 10, 2015, the Company acquired 100% of Fresh Hemp Foods Ltd. (“FHFL”), incorporated in 2015 under the Canada Business Corporations Act. Compass Group Diversified Holdings LLC (“Compass”), the majority owner of the Company, made loans to the Company of $30.4 million and purchased a controlling interest in the Company.

On January 1, 2017, as part of a reorganization, FHFL amalgamated with its wholly owned subsidiary, HOCI.  The transaction was between entities under common control and, accordingly, the  acquired assets  and  liabilities were  recorded at the carrying amount. The consolidated financial statements of the Company report the results of operations of HOCI for the period in which the transfer occurs and all prior periods during which the entities were under common control.

Principles of Consolidation

These consolidated financial statements represent the consolidated operations of FHF Holdings Ltd., Fresh Hemp Foods Ltd., and Manitoba Harvest USA LLC. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Such estimates include sales allowances, spoil and returns reserves on inventory, allowances for product demonstrations, allowance for doubtful accounts, reserves for excess or obsolete inventory, estimated useful lives of property and equipment and intangible assets, valuation allowance for deferred tax assets and uncertain tax positions, assumptions in the valuation of  stock-based compensation, and impairment  of intangibles, goodwill and other long-term assets. Actual results could differ from those estimates.

F-C-6

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted this ASU on January 1, 2018 using the modified retrospective transition method applied to those contracts which were not completed as  of January 1, 2018. Prior period amounts have not been adjusted and continue to be reflected in accordance with the Company’s historical accounting. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements including the presentation of revenues in the consolidated statements of comprehensive loss.

The performance obligation on sales of products is satisfied upon receipt by the customers for branded products sold through the natural and organic distribution channel and upon shipment for ingredient products, including freight revenue, provided that persuasive evidence of an agreement exists, the price is fixed and determinable, title has transferred and collection of the resulting receivable is reasonably assured. Revenue is recorded at a point in time net of sales tax and payments are due within 30 days of invoicing date. The Company estimates its variable consideration which includes returns and sales allowances using the expected value method as a reduction of product revenue based on historical rates of returns and vendor allowances.

Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable, net

Accounts receivable are unsecured customer obligations which generally require payment within various terms from the invoice date. Accounts receivable are stated at the invoice amount. Financing terms vary by customer. Payments of accounts receivable are applied to the specific invoices identified on the customer’s remittance advice or, if unspecified, to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflect management’s best estimate of amounts that may not be collected. The Company records an allowance for doubtful accounts in assessing collectability of amounts outstanding. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts, the aging of the accounts receivable, and historical experience. If there is a deterioration of a major customer’s creditworthiness, or actual defaults are higher than the historical experience, management’s estimates of the recoverability of amounts due to the Company could be adversely affected. All accounts or portions thereof deemed to be uncollectible or that may require an excessive collection cost are written off to the allowance for doubtful accounts. The Company also records accruals for chargebacks which includes an estimate of fees charged by retail customers primarily for promotions, discounts and returns. The charges for these estimated fees are based on historical experience and are reflected as a reduction to net sales and included in accrued liabilities.

F-C-7

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Activity in the Company’s allowance for doubtful accounts consists of the following, (in thousands):

	2018	2017
Allowance, beginning of the year	$89	$257
Provision recorded for estimated bad debts	106	9
Recoveries of allowances previously accrued	15	(177)
Write off of accounts receivable	(64)	-
Allowance, end of the year	$146	$89

Inventory, net

Inventories are valued at the lower of weighted average cost or market. Raw materials are hempseed, packaging and other minor ingredients whose costs are determined on a weighted average first-in, first-out basis of actual costs paid. Work-in-process and finished goods inventory are composed of raw materials, labour and overhead. Inventory is reflected net of reserves for excess and obsolete inventory.

The Company regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. Actual inventory losses may differ from management’s estimates and such differences could be material to the Company’s consolidated financial position, results of operations, and cash flows.

Property and Equipment, net

Property and equipment are stated at cost and depreciated and amortized using the straight-line method over the estimated useful lives of the depreciable assets as follows:

Land	Indefinite
Buildings	25 years
Machinery and equipment	15 years
Leasehold improvements	10 years
Furniture and fixtures	10 years
Computer hardware and software	5 years

Costs incurred for property and equipment are recorded as construction in progress until placed in service. Once placed in service, depreciation expense is recorded in accordance with the Company’s policy for the class of asset as noted above. Property and equipment that have definite lives are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable (“triggering event”). Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to its fair value. Based on this criteria, there were no impairment charges for the years ended December 31, 2018 and 2017.

F-C-8

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Goodwill and Intangible Assets, net

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed. The Company is required to perform impairment tests annually and more frequently in certain circumstances. In accordance with accounting guidelines, the Company is able to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the quantitative goodwill impairment test. The Company has selected March 31 as its annual goodwill test date.

The first step of the goodwill impairment process after the qualitative assessment fails is estimating the fair value of each of its reporting units based on a discounted cash flow (“DCF”) model using revenue and profit forecast and a market approach which compares peer data and earnings multiples. The Company then compares those estimated fair values with the carrying values, which include allocated goodwill. If the estimated fair value is less than the carrying value, then a goodwill impairment is recorded.

The Company cannot predict the occurrence of certain future events that might adversely affect the implied value of goodwill and/or the fair value of intangible assets. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on its customer base, and material adverse effects in relationships with significant customers. The impact of over-estimating or under-estimating the implied fair value of goodwill could have a material effect on the results of operations and financial position. In addition, the value of the implied goodwill is subject to the volatility of the Company’s operations which may result in significant fluctuation in the value assigned at any point in time.

As a result of operating results that were above forecasted amounts, the Company determined that there is no indicator of impairment during the year 2018. Therefore, the Company did not perform impairment testing of the goodwill and indefinite lived tradename as at December 31, 2018 (note 4).

F-C-9

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Goodwill and Intangible Assets, net – Continued

Intangible Assets, net

Intangible assets with definite useful lives include customer relationships, manufacturing technology, the Hemp Oil trade name, trademarks and are subject to amortization over their respective useful lives. These intangibles are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be fully recoverable. If facts and circumstances indicate that the carrying value might not be recoverable, projected undiscounted net cash flows associated with the related asset or group of assets over their estimated remaining useful life is compared against their respective carrying amounts. In the event the projected undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets.

The Manitoba Harvest trade name is considered to have an indefinite life and is not amortized. The Manitoba Harvest trade name is subject to testing for impairment at least annually.

Definite life intangible assets are stated at cost and amortized using the  straight-line  method over the estimated useful lives  as follows:

Customer relationships	15 years
Technology	10 years
Trade name – Hemp Oil Canada	10 years
Other assets – Trademark	8 years

Capitalized Software Development Costs

The Company capitalizes the costs of computer software developed or obtained for internal use in accordance with FASB Statement ASC Topic 350, Intangibles – Goodwill and Other (“ASC 350”). Capitalized computer software costs consist of purchased software licenses, implementation costs, consulting costs and payroll-related costs for certain projects that qualify for capitalization. The Company amortizes the capitalized computer software costs on a straight-line basis over the estimated useful life of the software upon being placed in service, which management has estimated to be three years. The Company expenses costs related to preliminary project assessment, training and application maintenance as incurred.

Loan Fees, net

Debt issuance costs, principally loan origination and related fees, are deferred and amortized to related party interest expense using the straight-line method, which approximates the effective interest method, and reflected as a reduction to debt.

F-C-10

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company accounts for income taxes under the asset and liability method under which it recognizes deferred income taxes, net of valuation allowances, for the estimated future tax effects of temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and its tax bases and net operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company applies a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit or obligation as the largest amount that is more than 50%  likely  of  being  realized  upon  ultimate  settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments.

Interest  and  penalties  related  to  unrecognized  tax  benefits  will  be   recognized  in  income  tax  expense.  As   at December 31, 2018 and 2017, no interest or penalties were included in income tax expense.

The Company is subject to Canadian federal, provincial and U.S. federal, state, and local tax regulations, and in the normal course of business, its income tax returns are subject to examination by the relevant taxing authorities with varying statutes of limitations. As at December 31, 2018 tax years after 2012 remain subject to examination in the U.S. federal tax jurisdiction and certain states, and tax years after 2011 remain subject to examination in Canada, Canadian provinces and certain U.S. states. The Company continued to have no material unrecognized tax benefit and does not expect its unrecognized tax benefits to change significantly over the next 12 months. As a result, the Company did not record a liability for unrecognized tax benefits.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act makes broad and complex changes to the U.S. tax code which may impact, positively or negatively, the Company for taxable years ended December 31, 2017 and thereafter. The impact of many provisions of the Tax Act are unclear and subject to interpretation pending further guidance from the Internal Revenue Service. Management has concluded there is no impact of the Tax Act on the Company.

Among other important changes in the Tax Act, the tax rate on corporations was reduced from 35% to 21%; a limitation on the deduction of interest expense was enacted; certain tangible property acquired after September 27, 2017 will qualify for 100% expensing; gain from the sale of a partnership interest by a foreign person will be subject to U.S. tax to the extent that the partnership is engaged in a trade or business; a special deduction for qualified business income from pass-through entities was added; U.S. federal income taxes on foreign earnings was eliminated (subject to several important exceptions), and new provisions designed to tax currently global intangible low taxed income and a new base erosion anti-abuse tax were added.

F-C-11

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes - Continued

In the United States, for taxable years beginning after December 31, 2017, a deduction for interest will generally be allowed for any entity only up to 30% of adjusted taxable income (determined without regard to interest income or expense) plus the amount of interest income. Only interest income and expense incurred in a trade or business is taken into account, i.e., investment interest income and deductions are ignored. It is not expected that the provision will limit the deduction of interest by the Company for 2019.

Accounting for Stock-Based Compensation

Stock-based compensation cost is calculated on the date of grant using the estimated fair value of the option as determined using the Black-Scholes option pricing model. The compensation cost is then amortized ratably over the vesting period of the individual option grants. The Black-Scholes valuation calculation requires the Company to estimate key assumptions including the value of common stock, expected term, volatility and interest rates to determine the fair value of the stock options. The estimate of these key assumptions is based on an analysis of comparable companies, the Company’s leverage and judgment regarding market factors and trends.  The Company has estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Fair Value Measurements

U.S. GAAP establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under U.S. GAAP as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under U.S. GAAP must maximize the use of observable inputs and minimize the use of unobservable inputs.

The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each reporting period and based on various factors, it is possible that an asset or liability may be classified differently from period to period. However, the Company expects that changes in classifications between different levels will be rare.

F-C-12

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Fair Value Measurements - Continued

The carrying value of the Company’s cash, accounts receivable, accounts payable and accrued expenses, approximate their fair value due to the short period of time to maturity. Debt with a carrying value of $68.6 million at December 31, 2018 (2017:

$64.4 million) approximates fair value, net of loan fees. The fair value is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

Advertising

Advertising costs are expensed as incurred and recorded in selling, general and administrative expenses. Costs incurred for advertising totaled $2 million for the year ended December 31, 2018 (2017: $0.8 million).

Shipping and Handling

Shipping and handling costs are expensed as incurred and recorded in selling, general and administrative expenses. Costs incurred for shipping and handling totaled $3.7 million for the year ended December 31, 2018 (2017: $3.6 million).

Comprehensive Income

Accounting Standards Codification (“ASC”) 220, Comprehensive Income, establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. The Company’s other comprehensive loss consists of foreign currency translation adjustments of the Company’s U.S. operations. Other comprehensive loss is presented net of tax in the consolidated statements of comprehensive loss.

Concentration of Credit Risk

The Company maintains cash balances at various banks where balances are insured by the Canadian Deposit Insurance Corporation up to $100,000 for Canadian based accounts and by the U.S. Federal Deposit Insurance Corporation up to $341,000. From time to time, the Company maintains cash balances in excess of the insured limits. The Company performs periodic credit evaluations of its customers. The Company maintains allowances for potential credit losses and such losses have historically been within management’s expectation.

In 2018, the Company’s top ten customers accounted for 72.7% of gross sales (2017: 73.0%). One customer accounted for 38.8% of the Company’s net sales for the year ended December 31, 2018 (2017: 32.7%); the top two combined  accounted  for 50.3% of the Company’s net sales for the year ended December 31, 2018 (2017: 46.3%). Three customers accounted for approximately 44.9% of accounts receivable, net as at December 31, 2018 (2017: 36.5%).

F-C-13

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Concentration of Vendors

The Company sources 100% of its raw seed material in Canada with a minimal amount of packaging from the U.S. and miscellaneous ingredients from Malaysia.

Foreign Currency

Unless otherwise stated, these financial statements and footnotes are in Canadian dollars.

Foreign Currency Transactions

Amounts held and transactions denominated in foreign currencies other than the Company’s functional currency give rise to foreign exchange gains and losses which are included in selling, general and administrative expenses, in the accompanying consolidated statements of comprehensive loss. For the year ended December 31, 2018 the transaction gains and losses aggregated to a gain of $73,000 (2017: gain of $70,000).

Foreign Currency Translation

The functional currency of the Company’s U.S. operations is the U.S dollar. The Company’s U.S. operations’ assets and liabilities are translated into Canadian dollars at exchange rates in effect at the year-end reporting date, and net sales and costs are translated using average exchange rates for the year. Foreign currency translation adjustments are reported in other comprehensive income/loss, in the accompanying consolidated statements of comprehensive income/loss.

F-C-14

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Reclassification

Certain 2017 amounts have been reclassified to conform to 2018 presentation. Such reclassification did not affect the previously reported 2018 net loss and comprehensive loss.

Future Accounting Pronouncements

In February 2016, the FASB issued an accounting standard update related to the accounting for leases (Leases "Topic 842") which will require an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Presentation of leases within the consolidated statements of operations and consolidated statements of cash flows will be generally consistent with the current lease accounting guidance. For public companies, the new standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. In July 2018, the FASB issued two updates to Topic 842 to clarify how to apply certain aspects of the new lease standard, and to give entities another option for transition and to provide lessors with a practical expedient to reduce the cost and complexity of implementing the new standard. The transition option allows entities to not apply the new lease standard in the comparative periods presented in the financial statements in the year of adoption. The Company will adopt the new standard using the optional transition method effective January 1, 2019.

The new standard provides a number of optional practical expedients in transition. The Company expects to use the package of practical expedients that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We additionally expect to use the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component and the practical expedient pertaining to land easements. In addition, the new standard provides for an accounting election that permits a lessee to elect not to apply the recognition requirements of Topic 842 to short-term leases by class of underlying asset.

The Company has performed an assessment of the impact of the adoption of Topic 842 on the Company's consolidated financial position and results of operations for the Company's leases, which consist of manufacturing facilities, warehouses, office facilities, retail stores, equipment and vehicle leases. Based on our assessment to date, we expect that the adoption of Topic 842 will not have a material effect on our results of operations but will result in an increase in lease-related assets and liabilities recognized in our Consolidated Balance Sheets. We are unable to quantify the amount of that increase at this time.\

NOTE 2 – INVENTORY, net

Inventory, net consisted of the following at December 31, (in thousands):

	2018	2017
Raw materials	$5,308	$2,593
Work in progress	5,913	6,829
Finished goods	5,973	3,649
Reserves for excess and obsolete inventory	(1,255)	(718)
Inventory, net	$12,353	$12,353

F-C-15

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 3 - PROPERTY AND EQUIPMENT, net

Property and equipment, net consisted of the following at December 31, (in thousands):

	2018	2017
Land	$392	$392
Land improvement	47	-
Buildings	10,199	10,198
Machinery and equipment	14,944	14,520
Leasehold improvements	1,786	1,716
Computers	1,773	1,743
Furniture and fixtures	543	534
Construction in progress	2,080	1,663
	31,764	30,766
Accumulated depreciation	(7,013)	(4,849)
Property and equipment, net	$24,751	$25,917

Depreciation expense was approximately $2,200,000 for the year ended December 31, 2018 (2017: $2,205,000) and is recorded in cost of sales and selling, general and administrative expenses. Additions during the year amounted to $1,062,000 (2017: $1,362,000) and disposals amounted to $65,000 (2017: $14,000) for the year ended December 31, 2018.

F-C-16

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 4 - GOODWILL AND INTANGIBLE ASSETS, net - Continued

Goodwill

Goodwill is comprised of the following, (in thousands):

Goodwill
Balance as at January 1, 2017	59,394
Impairment loss	(7,895)
Balance as at December 31, 2017	51,499
Impairment loss	-
Balance as at December 31, 2018	51,499

During the year ended December 31, 2017, Manitoba Harvest missed budget expectations, driven by a significant drop in ingredient sales in the Asian market and declining protein powder sales. As a result, the Company evaluated the fair value of the single reporting unit to the carrying value and as a result, recorded a goodwill impairment loss: $7,894,800 in 2017. There was no impairment in 2018. Fair value was determined using a discounted cash flow methodology and includes management’s assumptions on revenue growth rates, operating margins, appropriate discount rates and expected capital expenditures. The weighted average cost of capital used in the income approach was 11.7%.

Intangible Assets, net

Intangible assets, net are comprised of the following as at December 31, 2018 (in thousands):

Amortizable Intangible Assets (Not Goodwill)	Gross Intangible Asset	Accumulated Amortization	Impairment Loss	Net Intangible Asset

Customer Relationships	$61,500	$(13,959)	$-	$47,541
Technology	16,400	(5,514)	-	10,886
Trade Name – Hemp Oil Canada	1,100	(335)	-	765
Other Assets – Trademark	272	(86)	-	186
	79,272	(19,894)	-	59,378
Trade Name not subject to
Amortization:
(Manitoba Harvest)	13,600	-	-	13,600
	$92,872	$(19,894)	$-	$72,978

F-C-17

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 4 - GOODWILL AND INTANGIBLE ASSETS, net - Continued

Intangible assets, net are comprised of the following as at December 31, 2017, (in thousands):

Amortizable Intangible Assets (Not Goodwill)	Gross Intangible Asset	Accumulated Amortization	Impairment Loss	Net Intangible Asset

Customer Relationships	$61,500	$(9,858)	$-	$51,642
Technology	16,400	(3,874)	-	12,526
Trade Name – Hemp Oil Canada	1,100	(224)	-	876
Other Assets – Trademark	182	(55)	-	127
	79,182	(14,011)	-	65,171
Trade Name not subject to Amortization:
(Manitoba Harvest)	16,500	-	(2,900)	13,600
	$95,682	$(14,011)	$(2,900)	$78,771

Amortization expense of intangibles was $5.9 million for the year ended December 31, 2018 (2017: $5.9 million) and is recorded in selling, general and administrative expenses. Estimated charges to amortization expense of intangible assets over the next five years and thereafter are as follows, (in thousands):

Year ending December 31,
2019	$5,884
2020	5,884
2021	5,884
2022	5,884
2023	5,884
Thereafter	29,958
$59,378

During 2017 the Company missed budget expectations as a result of significant drop in ingredient sales in the Asian market and declining protein powder sales. The Company evaluated the fair value of the trade name not subject to amortization (Manitoba Harvest) to the carrying value. As a result, the Company recorded an intangible impairment loss of $2.9 million in 2017. There was no impairment in 2018. Fair value was determined based on the expected discounted future cash flows attributable to the trade name not subject to amortization (Manitoba Harvest). The weighted average cost of capital used  in the income approach was 11.7%.

F-C-18

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 5 – DEBT - Continued

Related Party Debt

In connection with the FHF acquisition, on July 10, 2015, the Company obtained a $10.0 million revolving line of credit (“Line of Credit”) from Compass, the majority shareholder, maturing on July 10, 2022. The Company also obtained a $21.0 million loan (“Term Loan A”) and an $8.0 million loan (“Term Loan B”) from Compass, maturing either on July 10, 2021 and July 10, 2022, respectively, or such earlier date pursuant to an event of default as defined. In connection with the HOCI acquisition, the 1st Amendment to the Credit Agreement, dated as at December 15, 2015 was executed and the Company obtained additional Term Loan A and Term Loan B from Compass of $26.5 million and $5.0 million, respectively. A 5th amendment to the Credit Agreement, dated May 16, 2018 was executed to increase Line of Credit to $13.0 million until March 31, 2019 and then to decrease it back to $10.0 million from April 1, 2019. As at December 31, 2018, the revolving line of credit, Term Loans A and B totaled $65.1 million (2017: $60.4 million) (collectively, the “Compass Debt”). The terms of the loan agreement for the Term Loan A and Term Loan B require quarterly payments of $0.6 million and nil, respectively, until maturity at which time the remaining balance is due.

The Line of Credit and Term Loan A allow for loans at either the base rate or London InterBank Offered Rate (“LIBOR”), as defined. Base rate loans bear interest at a fluctuating rate per annum equal to the greater of (i) the prime rate of interest published by the Wall Street Journal or (ii) the sum of the Federal Funds Rate plus 0.5% for the relevant period, plus the Applicable Margin below. LIBOR loans bear interest at a fluctuating rate per annum equal to the LIBOR for the relevant period, plus the Applicable Margin below:

	Line of Credit and Term Loan A Applicable Margin %
	Base Loan	LIBOR
Total debt to EBITDA ratio:
Less than 2.0:1.0	3.50	4.50
Greater than 2.0:1.0 but less than 3.0:1.0	3.75	4.75
Greater than 3.0:1.0 but less than 4.0:1.0	4.00	5.00
Greater than 4.0:1.0 but less than 5.0:1.0	4.25	5.25
Greater than 5.0:1.0	4.50	5.50
Greater than 5.0:1.0 (Effective July 1, 2016 to June 30, 2017)	6.50	7.50

The Line of Credit and Term Loan A also have an unused fee of 0.50% at each level above.

The interest rate on the Line of Credit and Term Loan A as at December 31, 2018 ranged from 6.87% to 10.11% (2017: 6.87% to 6.99%). The interest rate on the Term Loan B as at December 31, 2018 is 13% (2017: 11%).

F-C-19

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 5 – DEBT - Continued

Non-Related Party Debt

In connection with the HOCI acquisition in December 2015, the Company assumed repayable contribution agreements of $4.3 million and $147,000 also from the Canadian Federal Government under the auspices of the Agriinnovation Program (“AIP Loan”) and API Loan maturing June 2024 and March 2019, respectively. Pursuant to the terms of these agreements the loans were obtained as interest-free loans to facilitate the expansion of FHF and HOCI and agricultural development and related businesses in the Province of Manitoba, Canada. As at December 31, 2018, the AIP and API Loans, collectively, totaled $3.4 million (2017: $4.0 million). The terms of the repayable contribution agreement for the AIP and API advances require monthly payments of $50,000 until maturity.

The Compass Debt is subject to certain financial covenants. These covenants include a fixed charge ratio, senior debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio, total debt to EBITDA ratio and a limit    on capital expenditures, among other requirements, including restrictions on dividend payments. On May 16, 2018, the Company executed the 5th Amendment to the Credit Agreement, which modified certain definitions and covenant ratios. The Company was not in compliance with all financial covenants as at December 31, 2018, which resulted in a premium interest rate applied to the borrowings. Subsequent to December 31, 2018, the Company executed the 6th Amendment to the Credit Agreement, which increased the Term B loan by $5.0 million along with modification to certain definitions and covenant ratios. The 6th Amendment was signed on January 9, 2019 and moves the covenant assessment to 2019. The covenant assessment in 2019 will be calculated as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which such additional amount is to be advanced. The Company has continued to classify the Term Loans A and B as long-term liabilities.

In February 2018, the Company executed the 4th Amendment to the Credit Agreement, which modified certain definitions, covenant ratios and its permitted capital expenditure covenant. Term Loans A and B and the Line of Credit are collateralized by the Company’s right, title and interest in the Company’s assets except for certain excluded intangible assets as defined in the collateral agreement with Compass. Pursuant to the Line of Credit agreement, unused amounts are subject to a fee of 0.5% per month.

Long-term debt and the related current portion as at December 31, consist of the following, (in thousands):

	2018	2017
Line of Credit	$12,954	$5,936
Term Loan A	39,316	41,651
Term Loan B	12,866	12,828
AIP Loan	3,280	3,791
API Loan	87	175
Long-term Capital Lease	178	271
	68,681	64,652
Less current portion	(16,020)	(9,022)
Total long-term debt, net of loan origination fees	$52,661	$55,630

The Term Loan B balance of $12.9 million (2017: $12.8 million) matures and is due on July 10, 2022.

F-C-20

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 5 – DEBT - Continued

Total interest expense on the Compass Debt for the year ended December 31, 2018 was $6.6 million (2017: $5.4 million).  As at December 31, 2018, loan fees associated with the Compass Debt of $0.4 million (2017:  $0.5  million)  reflected  in  the accompanying consolidated balance sheets were net of accumulated amortization of $0.5 million, as at December 31, 2018 (2017: $0.4 million). Loan fee amortization included in related party interest expense in the accompanying consolidated statements of comprehensive loss were $147,000 for the year ended December 31, 2018 (2017: $146,000).

Capital Leases

The Company leases certain equipment under a capital lease that expires in December 2020. This equipment totaled $626,000 (2017: $626,000) and is recorded in property and equipment net of $198,000 (2017: $157,000) accumulated depreciation as at December 31, 2018.

Future minimum payments on this capital lease are $184,000 (2017: $286,000) less the interest portion of $7,000 (2017:

$15,000). As at December 31, 2018, future annual minimum lease payments under capital leases are as follows, (in thousands):

Year ending December 31,
2019	92
2020	92
$184

As at December 31, 2018, future annual minimum lease payments under all non-cancelable operating leases are as follows, (in thousands):

Year ending December 31,
2019	449
2020	450
2021	453
2022	385
2023	101
$1,838

F-C-21

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Lease Commitments - Operating Leases

The Company has triple-net building leases for its facilities in Winnipeg, Manitoba, Canada under non-cancelable operating lease agreements which expire May 2023. The fixed monthly rental payment of $20,000, includes a proportional share of the buildings’ operating expenses.

The Company also entered into a new lease agreement effective June 1, 2017 for its office located in Minneapolis, Minnesota,

U.S. under a non-cancelable operating lease agreement which expires August 2022. The monthly rental payments escalate over time with the monthly payments ranging from $15,000 to $16,000. The monthly payments include a proportional share of the building’s operating expenses and common area costs.

Payments made under these leases were $435,000 for the year ended December 31, 2018 (2017: $289,000). For the year ended December 31, 2018, the Company incurred $374,000 (2017: $329,000) in total rent expenses.

Purchase Commitments

As at December 31, 2018, the Company had $3.0 million (2017: $4.0 million) and $23.9 million (2017: $31.9 million) in open purchase commitments for inventory due and payable within the next 12 months and following 36 months, respectively.

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company believes that it currently is not a  party to any legal proceedings, which, individually or  in the aggregate, would have a material adverse effect on its consolidated financial position, results of operations or cash flows.

F-C-22

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 7 – INCOME TAXES

The provision for income taxes at December 31, is as follows, (in thousands):

	2018	2017
Current income tax expense (benefit):
Federal – Canada	$-	$(15)
Federal – U.S.	373	(13)
State/Provincial	-	19
Total current income tax expense (benefit)	373	$(9)

Deferred income tax expense (benefit):
Federal – Canada	(2,166)	(1,766)
Federal – U.S.	(103)	(92)
State/Provincial	(17)	(17)
Total deferred income tax expense (benefit)	(2,286)	(1,875)
Total current income tax expense (benefit)	$(1,913)	$(1,884)

F-C-23

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 7 – INCOME TAXES - Continued

The income tax expense of the Company differed from the amounts computed by applying the combined Canadian federal and provincial income tax rate of 27% as applicable to income before income tax benefit due to state income taxes, income subject to a higher rate in the U.S. and permanently non-deductible expenses for tax purposes. The U.S. tax reform passed in December 2017, reducing the federal tax rate from 34% to 21% effective for tax years beginning January 1, 2018. As the rate is considered to be enacted in 2017, it was necessary for the Company to restate its deferred tax asset or liability on its temporary differences from a previously computed 39% combined effective U.S. federal and state rate to a recomputed 26% combined effective U.S. federal and state rate.

The tax effects of temporary differences that have resulted in the creation of deferred tax assets and deferred tax liabilities as at December 31, is as follows, (in thousands):

	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$3,154	$2,797
Accrued expenses	665	100
State income taxes	38	3
Amortization	-	-
Other	154	184
Deferred tax assets	$4,011	$3,084
Deferred tax liabilities:
Intangible assets	$(17,895)	$(19,436)
Property and equipment	(3,253)	(3,466)
Other	(369)	78
Deferred tax liabilities	$(21,517)	$(22,824)
Total net deferred tax liabilities	$(17,506)	$(19,740)

As at December 31, 2018, the Company had Canadian net operating loss carryforwards of approximately $11.7 million (2017: $10.4 million). Canadian net operating losses expire beginning 2035.

Net deferred tax assets are reduced by a valuation allowance if, based on all the available evidence, it is more likely than  not that some or all of the deferred tax assets will not be realized.  Management monitors positive  and negative factors that may arise in the future as it assesses the need for a valuation allowance against its deferred tax assets. As at December 31, 2018, the Company did not have a valuation allowance against any of its Canadian and U.S. deferred tax assets.

F-C-24

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 8 - STOCK-BASED COMPENSATION

The Company adopted the 2015 Stock Option Plan, (the “SO Plan”), as amended, which provides for the issuance of options to purchase shares of the Company’s common stock to employees and directors of the Company. The options  that may be issued under the plan vest over time (“Time-Vesting”) or vest pursuant to pre-established earnings performance levels (“Performance-Vesting”). The SO Plan is administered by the  Board  of  Directors (the “Board”)  of the Company or, if established by the Board, the Compensation Committee of the Board, which has the authority to determine the type of incentive award, as well as the terms and conditions of the awards, under  the SO Plan. Options under the SO Plan are available for grant from authorized, but unissued, or reacquired shares of the Company. Any  granted options that are forfeited for any reason become available to be reissued under the SO Plan.

Under the SO plan, 220,000 options were available for grant as either Time-Vesting or Performance-Vesting. As at December 31, 2018, there were 78,990 (2017: 57,813) remaining options available for grant under the SO  plan  and 141,010 (2017: 162,187) options outstanding, comprised of 121,010 (2017: 142,187) Time-Vesting options and 20,000 (2017: 20,000) Performance-Vesting options. Time-Vesting options typically vest over 5 years for employees or over 1    year for directors at 20% per year or 100% in year 1 for employees and directors, respectively. Options issued  to  employees are, therefore, fully vested at the end of the fifth year. Options continue in force, and are exercisable through  the tenth anniversary of the grant date, unless terminated sooner.

On October 24, 2018, the Company granted 300 share options to an officer of the Company. The share options granted  are exercisable at $72.00 per common share, vest at 100% per year over ten years commencing October 24, 2018  and expire on October 24, 2028.

As at December 31, 2018, there was approximately $2.1 million (2017: $3.1 million) of total unrecognized stock-based compensation expense under the SO Plan that will be recognized over the vesting period of the underlying option. The Company recorded pre-tax compensation expense of $0.9 million (2017: $1.3 million) for the year ended December 31, 2018. Stock-based compensation expense is included in selling, general and administrative expenses in the accompanying consolidated statements of comprehensive loss.

The following is a summary of each type of option issued and outstanding under the SO Plan.

Time -Vesting Options

The Company uses the Black-Scholes option pricing model to estimate the fair value of the  options granted.  The  expected life represents the period the Company’s equity based awards are expected  to be outstanding. The Company  uses the simplified method for estimating expected life. The simplified method does not require the use of historical or post-vesting exercise data. Estimated volatilities are based on an analysis of comparable companies and the Company’s leverage. The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury strips maturing at the expected option term. The Company has never paid dividends and does not anticipate doing so over the expected life of the options and, therefore, used 0% for dividend yield.

F-C-25

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 8 – STOCK-BASED COMPENSATION - Continued

The estimated values of stock option grants, as well as the weighted-average assumptions used in calculating these values for the year ended December 31, 2018 were based on estimates at the date of grant and are as follows:

Expected term in years	5.5 – 7.5
Expected volatility	50%
Risk free interest rate	3.02% - 3.10%
Dividend yield	0%

A summary of the Company’s Time-Vested stock option activity and related information for the SO Plan are as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding as at January 1, 2017	109,542	$72.00	8.6 years
Granted	64,345	74.28
Exercised	-	-
Forfeited	(31,700)	72.00
Outstanding as at December 31, 2017	142,187	$73.03	8.6 years
Granted	3,123	$72.00
Exercised	-	-
Forfeited	(24,300)	72.00
Outstanding at December 31, 2018	121,010	73.21	7.9 years

Non-vested and vested option activity under the SO Plan for time-vesting options are as follows:

	Number of Non-Vested	Weighted Average Grant Date Fair Value	Number of Vested	Weighted Average Grant Date Fair Value
Balance at January 1, 2017	92,742	$38.13	16,800	$39.30
Granted	64,345	39.85	-	-
Vested	(24,702)	33.44	24,702	$33.44
Exercised	-	-	-	-
Forfeited	(31,700)	39.31	-	-
Balance at December 31, 2017	100,685	$38.72	41,502	$35.81
Granted	3,123	3.84	-	-
Vested	(30,203)	37.92	30,203	$37.92
Exercised	-	-	-	-
Forfeited	(24,300)	39.32	-	-
Balance at December 31, 2018	49,305	$36.70	71,705	$36.70

F-C-26

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 8 – STOCK-BASED COMPENSATION - Continued

Performance-Vesting Options

The Company uses the Black-Scholes option pricing model to estimate the fair value of the options granted, as adjusted  for various probability factors underlying the achievement of earnings targets in the performance options.  The performance options vest based on the achievement of specific earnings targets as of December 31, 2020. The option holder has 120 days after December 31, 2020 to exercise any of the options that vested before the option expires. Each performance option was issued with an exercise price of $72.00.  The Company granted 100,000 performance options  upon adoption of the SO Plan in 2015.

A summary of the Company’s Performance-Vested stock option activity and related information for the SO Plan are as follows:

	Number of Stock Options	Weighted Average Grant Date Fair Value
Balance at January 1, 2017	80,000	$25.97
Granted	-	-
Vested	-	-
Exercised	-	-
Forfeited	(60,000)	25.97
Balance at December 31, 2017	20,000	$25.97
Granted	-	-
Vested	-	-
Exercised	-	-
Forfeited	-	-
Balance at December 31, 2018	20,000	$25.97

F-C-27

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 9 – PREFERRED STOCK

The Company has authorized and issued 325 no par value Class A Preferred shares, callable at the holder’s option, at an issue price of $100,000. The shares have a liquidation preference and the liquidation amount is increased annually by 12% of the liquidation amount as of the end of the previous fiscal period.

NOTE 10 - EMPLOYEE BENEFIT PLAN

The Company maintains a qualified profit sharing plan and deferred salary plan for Canadian employees (the “RRSP”) that was adopted by Fresh Hemp Foods, Ltd. in July 2015. The RRSP plan covers all employees that meet the length of service requirement of one year and are over the age of 21. The Company’s contributions to the matching and profit sharing programs are based on length of service and position. The cash contributions for the year ended December 31, 2018 were $218,000 (2017: $268,000) and is recorded to cost of sales and selling, general and administrative expenses.  The RRSP for Canadian employees is a defined contribution plan.

The Company also maintains a qualified profit sharing plan and deferred salary 401(k) plan that was adopted by Fresh Hemp Foods, Ltd.’s wholly owned U.S. based subsidiary, Manitoba Harvest USA LLC, in May, 2015. The 401(k) plan covers all employees that meet the length of service requirement of one year and are over the age of 21. The Company’s contributions to the matching and profit sharing programs are 100% of employee contribution not to exceed 3% of the employee’s salary. The cash contributions for the year ended December 31, 2018 were $90,000 (2017: $34,000) and is recorded to selling, general and administrative expenses. The 401(k) plan is a defined contribution plan.

NOTE 11 - RELATED PARTY TRANSACTIONS

In addition to the Compass Debt (note 5), the Company paid management fees, integration fees and other professional services to Compass for services to the Company’s benefit totaling $0.5 million during the year ended December 31, 2018 (2017: $0.5 million) to Compass, included in selling, general and administrative expenses. Included in accrued expenses is $1,146,700 of interest payable due to Compass at December 31, 2018 (2017: $712,500).

During the year ended December 31, 2018, the Company also paid storage fees for a building owned by current and former employees in the amount of $18,900 (2017: $19,000). In addition, the Company paid management fees of $64,855, included in selling, general and administrative expenses, to a company where certain executives are shareholders and/or directors of the Company (2017: $69,000). $16,694 of management fees payable are included in accrued expenses at December 31, 2018 (2017: $16,100).

These transactions were measured at the amounts agreed to between each party.

F-C-28

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 12 - SUBSEQUENT EVENTS

On February 19, 2019, the company entered into a definitive agreement (the "Agreement") with Tilray, Inc. ("Tilray") and a wholly-owned subsidiary of Tilray, 1197879 B.C. Ltd. (“Tilray Subco”), to sell to Tilray, Inc., through Tilray Subco, all of the issued and outstanding securities of Manitoba Harvest for total consideration of up to C$419 million. Subject to certain customary adjustments, the shareholders of Manitoba Harvest, including  the  Company,  may receive the following from Tilray as consideration for their shares of  Manitoba  Harvest:  (a) C$150  million in cash to  the holders of preferred shares of Manitoba Harvest and the holders of common shares of Manitoba Harvest (“Common Holders”) and C$127.5 million in shares of class 2 Common Stock of Tilray (“Common Stock”) to the Common Holders on the closing date of the sale (the “Closing Date Consideration”), (b) C$50 million in cash and C$42.5 million in Common Stock to the Common Holders on the date that is six months after the closing date of the Arrangement (the “Deferred Consideration”) and (c) C$49 million  in Common  Stock  to the  Common Holders,  which amount may be reduced, potentially to zero, if Manitoba Harvest fails to attain certain levels of U.S. branded gross sales of edible or topical  products containing  broad spectrum hemp extracts or cannabidiols prior to December 31, 2019. The cash portion of the Closing Date Consideration will be reduced by the amount of the net indebtedness of Manitoba Harvest   on the closing date and transaction expenses expected to be approximately $5 million. The Common Stock consideration is expected to be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act and pursuant to exemptions from applicable securities laws of any state of the United States, such that     any shares of Common Stock received by the Common Holders will be freely tradeable. The sale of Manitoba Harvest    will occur pursuant to a plan of arrangement under the Business Operations Act (British Columbia). The completion of the plan of arrangement is subject to approval by the British Columbia Supreme Court.

F-C-29

Tilray, Inc.

Unaudited Pro Forma Combined Financial Information

TILRAY, INC.

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information was prepared in connection with the acquisition of FHF Holdings Ltd. (“Manitoba Harvest”) by Tilray, Inc. (“Tilray”) on February 28, 2019 (the “Acquisition”) for an aggregate maximum purchase price of $310 million ($419 million CAD), as previously reported in the Current Report on Form 8-K filed by Tilray with the Securities and Exchange Commission (the “SEC”) on March 4, 2019. On closing, Tilray issued 1,209,946 shares of Class 2 common stock and paid $115 million in cash ($127 million CAD) to the shareholders of Manitoba Harvest. Six months after closing, Tilray shall pay $37 million ($50 million CAD) in cash and issue $32 million ($42 million CAD) in Class 2 common stock to the shareholders of Manitoba Harvest. In addition, Tilray shall issue a maximum of $37 million ($49 million CAD) in Class 2 common stock to the shareholders of Manitoba Harvest, pending the achievement of certain milestones for branded cannabidiol product sales in the United States for the period from January 1, 2019 to December 31, 2019. A detailed description of the terms of the Acquisition and a copy of the agreement governing the Acquisition are included in the Current Report on Form 8-K filed by Tilray on February 25, 2019.

The following unaudited pro forma combined financial information is based on the audited historical financial information of Tilray and Manitoba Harvest as adjusted to give effect to the Acquisition as if it occurred on: (i) December 31, 2018 for the unaudited pro forma combined balance sheet, and (ii) January 1, 2018 for the unaudited pro forma combined statement of net loss and comprehensive loss.

The unaudited pro forma combined financial statements should be read in conjunction with the following:

•	the historical audited consolidated financial statements of Tilray for the fiscal year ended December 31, 2018 included in this proxy statement/prospectus/information statement; and
•	the historical audited consolidated financial statements of Manitoba Harvest as of and for the years ended December 31, 2018 and 2017 included in this proxy statement/prospectus/information statement.

F-D-1

TILRAY, INC.

Unaudited Pro Forma Combined Balance Sheet

(in thousands of U.S. dollars)

As of December 31, 2018	Tilray, Inc.	FHF Holdings Ltd.	Pro forma adjustments	Notes	Pro forma combined
		Note 2
Assets
Current assets
Cash and cash equivalents	$487,255	$2,632	$(111,689)	3,4(a)	$378,198
Short-term investments	30,335	—	—		30,335
Accounts receivable, net of allowance for doubtful accounts	16,525	6,849	(642)	3	22,732
Other receivables	969	158	(158)	3	969
Inventory	16,211	11,682	3,629	3	31,522
Prepaid expenses and other current assets	3,007	781	249	3	4,037

Total current assets	554,302	22,103	(108,612)		467,793

Property and equipment, net	80,214	18,141	5,393	3	103,748
Intangible assets, net	4,486	53,487	141,947	3	199,920
Investments	16,911	—	—		16,911
Deposits and other assets	754	—	—		754
Goodwill	—	37,745	90,248	3	127,993

Total assets	$656,667	$131,475	$128,977		$917,119

Liabilities
Current liabilities
Accounts payable	$10,649	$4,255	$397	3	$15,301
Accrued expenses and other current liabilities	14,818	5,498	98,123	3,4(b)	118,439
Accrued obligations under capital lease	470	—	—		470
Current portion of long-term debt	—	506	(506)	4(c)	—
Related party current debt	—	11,235	(11,235)	4(c)	—

Total current liabilities	$25,937	$21,495	$86,778		$134,210

Accrued obligations under capital lease	8,286	—	321	3	8,607
Related party long-term debt	—	36,505	(36,505)	4(c)	—
Long-term debt	—	2,092	(2,092)	4(c)	—
Deferred tax liability	4,424	12,831	42,183	3	59,438
Convertible senior notes due 2023, net of issuance cost	420,367	—	—		420,367

Total liabilities	$459,014	$72,922	$90,686		$622,622

Shareholders’ equity
Class 1 common stock	2	—	—		2
Class 2 common stock	8	—	—		8
Class A preferred stock	—	35,401	(35,401)	4(c)	—
Class A common stock	—	48,466	(48,466)	4(c)	—
Class B common stock	—	13,918	(13,918)	4(c)	—
Additional paid-in capital	302,057	—	96,844	4(d)	398,901
Accumulated other comprehensive income	3,763	(359)	359	4(c)	3,763
Accumulated deficit	(108,177)	(38,873)	38,873	4(c)	(108,177)

Total stockholders’ equity	197,653	58,553	38,291		294,497

Total liabilities and stockholders’ equity	$656,667	$131,475	$128,977		$917,119

The accompanying notes are an integral part of these financial statements.

F-D-2

TILRAY, INC.

Unaudited Pro Forma Combined Statement of Net Loss

(in thousands of U.S. dollars, except for share and per share data)

For the year ended December 31, 2018	Tilray, Inc.	FHF Holdings Ltd.	Pro forma adjustments	Note	Pro forma combined
		Note 2
Revenue	$43,130	$67,467	$—		$110,597
Cost of sales	28,855	38,588	2,369	4(e)	69,812

Gross margin	14,275	28,879	(2,369)		40,785

Research and development expenses	4,264	—	—		4,264
Sales and marketing expenses	15,366	—	—		15,366
General and administrative expenses	31,307	30,633	9,124	4(f)	71,064
Stock-based compensation expense	20,988	—	—		20,988

Operating loss	(57,650)	(1,754)	(11,493)		(70,897)

Foreign exchange loss, net	7,234	—	—		7,234
Interest expense, net	9,110	13	—		9,123
Related party interest expense	—	5,178	(5,178)	4(c)	—
Other income, net	(1,820)	—	—		(1,820)

Loss before income taxes	(72,174)	(6,945)	(6,315)		(85,434)
Deferred income tax recovery	(4,485)	(1,476)	(2,461)	4(g)	(8,422)
Current income tax expense	34	—	—		34

Net loss	$(67,723)	$(5,469)	$(3,854)		$(77,046)

Net loss per share - basic and diluted	(0.82)				(0.70)
Weighted average shares used in computation of net loss per share - basic and diluted	83,009,656		27,352,442	4(h)	110,362,098

Net loss	$(67,723)	$(5,469)	$(3,854)		$(77,046)

The accompanying notes are an integral part of these financial statements.

F-D-3

TILRAY, INC.

Notes to Unaudited Pro Forma Combined Financial Information

1. Basis of Presentation

The unaudited pro forma combined financial information was prepared using the audited historical financial information of Tilray and Manitoba Harvest and presents the pro forma effects of the Acquisition described herein, in accordance with Article 11 of Regulation S-X. The historical financial information of both Tilray and Manitoba Harvest were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The historical financial information of Tilray and the information presented herein are in U.S. dollars unless otherwise stated. The historical financial information of Manitoba Harvest was translated from Canadian dollars (“CAD”) into U.S. dollars for purposes of presenting pro forma financial information. Revenue and expenses were translated using an average exchange rate for the year, and the assets and liabilities were translated using the exchange rate as of the balance sheet date.

The unaudited pro forma combined balance sheet reflects the Acquisition, which was completed on February 28, 2019, as if it had been consummated on December 31, 2018. The unaudited pro forma combined statement of net loss and comprehensive loss for the year ended December 31, 2018 reflects the Acquisition as if it had been consummated on January 1, 2018.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 Business Combinations, with Tilray considered the acquirer of Manitoba Harvest for accounting purposes.

The historical combined financial information was adjusted to give effect to pro forma events that are: (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma combined financial information is provided for illustrative purposes only and is not intended to represent, and is not necessarily indicative of, what the combined company’s consolidated financial position or results of operations actually would have been, had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

The pro forma financial information does not reflect the impacts of any cost savings, operating synergies or revenue enhancements that may be achieved, integration costs, or costs necessary to achieve the cost savings, operating synergies or revenue enhancements. Differences between estimates used in the preliminary purchase price allocation included herein and the final purchase price allocation amounts will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial information.

F-D-4

2. Adjustments to Manitoba Harvest Historical Financial Statements

The historical financial information of Manitoba Harvest were translated into U.S. dollars using: (i) the exchange rate of 0.7329 as of December 31, 2018 for assets and liabilities, and (ii) an average exchange rate of 0.7718 for the year ended December 31, 2018 for revenue and expenses. In addition, certain reclassifications were recorded to conform the financial statement presentation of Manitoba Harvest with that of Tilray as follows:

(in thousands)	FHF Holdings Ltd.	Presentation adjustments	Total FHF Holdings Ltd.	Total FHF Holdings Ltd.
	CAD	CAD	CAD	USD
Assets
Current assets
Cash	$3,591	$—	$3,591	$2,632
Accounts receivable, net of allowance for doubtful accounts	9,345	—	9,345	6,849
Inventory, net	15,939	—	15,939	11,682
Income tax receivable	216	(216)	—	—
Other receivables	—	216	216	158
Prepaid expenses	1,032	—	1,032	756
Other current assets	34	—	34	25

Total current assets	30,157	—	30,157	22,103

Property and equipment, net	24,751	—	24,751	18,141
Intangible assets, net	72,978	—	72,978	53,487
Goodwill	51,499	—	51,499	37,745

Total assets	$179,385	$—	$179,385	$131,475

Liabilities and equity
Current liabilities
Accounts payable	$5,806	$—	$5,806	$4,255
Accrued expenses	7,502	—	7,502	5,498
Related party revolving line of credit	12,954	(12,954)	—	—
Current portion of related party long-term debt	2,375	(2,375)	—	—
Related party current debt	—	15,329	15,329	11,235
Current portion of long-term debt	691	—	691	506

Total current liabilities	29,328	—	29,328	21,495

Related party long-term debt	49,807	—	49,807	36,505
Long-term debt	2,854	—	2,854	2,092
Deferred tax liability	17,506	—	17,506	12,831

Total liabilities	$99,495	$—	$99,495	$72,922

Class A preferred stock	48,301	—	48,301	35,401
Class A common stock	66,127	—	66,127	48,466
Class B common stock	18,990	—	18,990	13,918
Accumulated deficit	(53,038)	—	(53,038)	(38,873)
Accumulated other comprehensive loss	(490)	—	(490)	(359)

Total stockholders’ equity	79,890	—	79,890	58,553

Total liabilities, preferred stock and stockholders’ equity	$179,385	$—	$179,385	$131,475

F-D-5

(in thousands)	FHF Holdings Ltd.	Presentation adjustments	Total FHF Holdings Ltd.	Total FHF Holdings Ltd.
	CAD	CAD	CAD	USD
Net revenue from contracts with customers	$87,415	$—	$87,415	$67,467
Cost of sales	49,997	—	49,997	38,588

Gross profit	37,418	—	37,418	28,879

Selling, general and administrative expenses	39,690	—	39,690	30,633
Operating loss	(2,272)	—	(2,272)	(1,754)
Interest expense	17	—	17	13
Related party interest expense	6,709	—	6,709	5,178

Loss before provision for income taxes	(8,998)	—	(8,998)	(6,945)
Provision for income tax benefit	(1,913)	1,913	—	—
Deferred income tax recovery	—	(1,913)	(1,913)	(1,476)

Net loss	$(7,085)	$—	$(7,085)	$(5,469)

Foreign currency translation adjustments	64	—	64	49

Comprehensive loss	$(7,021)	$—	$(7,021)	$(5,420)

3. Purchase Consideration and Preliminary Purchase Price Allocation

An estimate of the preliminary purchase consideration for the Acquisition is presented below:

(in thousands of U.S. dollars)
Cash paid on closing	$114,591
Cash payable six months after closing	37,490
Class 2 common stock issued on closing (1)	96,844
Class 2 common stock issuable six months after closing (1)	31,866
Contingent consideration	29,207

Total fair value of consideration transferred	$309,998

(1)

1,209,946 shares of Class 2 common stock were issued on closing. The amount of Class 2 common stock issuable six months after closing will be the determined in accordance with the Manitoba Harvest acquisition agreement based on the trading price of the shares.

As part of the acquisition of Manitoba Harvest, Tilray entered into a contingent consideration arrangement whereby Tilray may pay a maximum of $37,129 ($49,000 CAD) in Class 2 common stock. The payment amount is based on gross branded cannabidiol product sales in the United States for the period from January 1, 2019 to December 31, 2019. The estimated fair value of the contingent consideration is $29,207 and is recorded within accrued expenses and other current liabilities. The contingent consideration was valued using a probability weighted discounted cash flow model based on internal forecasts and the estimated cost of debt for the Company. The contingent consideration will be reassessed and adjusted to fair value each quarter though other income, net.

The fair value of the purchase consideration for the Acquisition was allocated to the preliminary fair values of the assets acquired and liabilities assumed. The excess of the aggregate fair value of the assets acquired and liabilities assumed is considered goodwill in accordance with ASC 805.

F-D-6

(in thousands of U.S. dollars)
Assets
Cash and cash equivalents	$5,534
Accounts receivable	6,207
Inventory	15,311
Prepaid expenses and other current assets	1,030
Property and equipment	23,534
Intangible assets: Estimated useful life
Trademarks Indefinite	54,688
Developed technology 10 years	6,912
Customer relationships 14-16 years	133,834
Goodwill	127,993

Total assets	$375,043

Liabilities
Accounts payable	$4,652
Accrued expenses and other current liabilities	5,058
Accrued obligations under capital lease	321
Deferred tax liability	55,014

Total liabilities	65,045

Net assets acquired	$309,998

The final calculation and allocation of the purchase consideration are dependent on the finalization of fair value estimates and assumptions at the acquisition date that are still in progress. As a result, the preliminary purchase price allocation is subject to change and will be finalized no later than one year from the acquisition date.

4. Pro Forma Adjustments

The following pro forma adjustments are reflected in the unaudited pro forma combined financial statements. These adjustments were based on Tilray’s preliminary estimates and assumptions that are subject to change:

(a)	Cash and cash equivalents: Decrease of $114,591 thousand for cash paid to the shareholders of Manitoba Harvest on close of the Acquisition.
(b)

Accrued expenses and other current liabilities: Increase of $98,563 thousand to reflect the $37,490 thousand cash payable six months after closing and $31,866 of Class 2 common stock issuable six months after closing, as well as the $29,207 thousand contingent consideration with respect to the purchase consideration for the Acquisition.

(c)

Long-term debt, related party debt and related party interest expense: For the purposes of the pro forma combined balance sheet, it was assumed that the long-term debt and related party debt paid off on acquisition close occurred on December 31, 2018 and Manitoba Harvest stockholders’ equity was eliminated. For the purposes of the pro forma combined statement of net loss and comprehensive loss, it was assumed that no related party debt was outstanding at January 1, 2018 and thus no related party interest expense is applicable.

(d)	Additional paid-in capital: Increase of $96,844 thousand for the issuance of 1,209,946 Class 2 common stock at a deemed issuance price of $80.04 per share on close of the Acquisition.
(e)

Cost of sales: Increase of $2,041 thousand for amortization of the fair value adjustment to inventory and increase of $328 thousand for amortization of property and equipment directly related to manufacturing and distribution of products.

(f)

General and administrative expenses: Increase of $9,116 thousand for the amortization of intangibles and increase of $8 thousand for amortization of property and equipment not directly related to manufacturing and distribution of products.

(g)	Deferred income tax recovery: $2,461 thousand for the income tax effect of the pro forma adjustment for the amortization of intangibles, calculated using an estimated effective tax rate of 27%.
(h)

For the purposes of the pro forma combined statement of net loss and comprehensive loss, it was assumed the issuance of 1,209,946 Class 2 common shares occurred on January 1, 2018 as share consideration on close of the Acquisition, and the issuance of 404,185 Class 2 common shares at deemed price of $80.04 per share occurred on July 1, 2018 as share consideration six months after close of the Acquisition.

F-D-7

TILRAY, INC.

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information was prepared in connection with the acquisition of FHF Holdings Ltd. (“Manitoba Harvest”) by Tilray, Inc. (“Tilray”) on February 28, 2019 (the “Acquisition”) for an aggregate maximum purchase price of $310 million ($419 million CAD), as previously reported in the Current Report on Form 8-K filed by Tilray with the Securities and Exchange Commission (the “SEC”) on March 4, 2019. On closing, Tilray issued 1,209,946 shares of Class 2 common stock and paid $115 million ($127 million CAD) in cash to the shareholders of Manitoba Harvest. During the second quarter of 2019, Tilray paid $274 thousand ($370 thousand CAD) in cash for the working capital adjustment. On August 28, 2019, Tilray paid $37 million ($50 million CAD) in cash and issued $32 million ($42 million CAD) in shares of Class 2 common stock to the shareholders of Manitoba Harvest. In addition, Tilray shall issue a maximum of $37 million ($49 million CAD) in shares of Class 2 common stock to the shareholders of Manitoba Harvest, pending the achievement of certain milestones for branded cannabidiol product sales in the United States for the period from January 1, 2019 to December 31, 2019. A detailed description of the terms of the Acquisition and a copy of the agreement governing the Acquisition are included in the Current Report on Form 8-K filed by Tilray on February 25, 2019.

The unaudited condensed consolidated balance sheet of Tilray as of June 30, 2019 included in Tilray’s Form 10-Q for the quarterly period ended June 30, 2019 reflects the Acquisition.

The following unaudited pro forma combined financial information is based on the unaudited historical financial information of Tilray and Manitoba Harvest as adjusted to give effect to the Acquisition as if it occurred on January 1, 2018 for the unaudited pro forma combined statement of net loss.

The unaudited pro forma combined financial information should be read in conjunction with the following:

•	the historical unaudited condensed consolidated financial statements of Tilray for the quarterly period ended June 30, 2019 included in this proxy statement/prospectus/information statement; and

•	the unaudited pro forma combined financial information of Tilray and Manitoba Harvest as of and for the year ended December 31, 2018 included in this proxy statement/prospectus/information statement.

F-D-8

TILRAY, INC.

Unaudited Pro Forma Combined Statement of Net Loss

(in thousands of U.S. dollars, except for share and per share data)

For the six months ended June 30, 2019	Tilray, Inc.	FHF Holdings Ltd. January 1 to February 28, 2019	Pro forma adjustments	Note		Pro forma combined
		Note 2
Revenue	$68,942	$10,219	$—			$79,161
Cost of sales	51,284	5,961	(2,023)	3	(a)	55,222

Gross profit	17,658	4,258	2,023			23,939

General and administrative expenses	29,262	665	6	3	(b)	29,933
Sales and marketing expenses	22,187	3,447	—			25,634
Depreciation and amortization expense	4,248	1,037	829	3	(c)	6,114
Stock-based compensation expense	12,891	89	—			12,980
Research and development expenses	2,576	96	—			2,672
Acquisition and integration expenses	6,888	—	—			6,888

Operating loss	(60,394)	(1,076)	1,188			(60,282)

Foreign exchange (gain) loss, net	(1,432)	48	—			(1,384)
Interest expense, net	17,331	971	(971)	3	(d)	17,331
Finance income from ABG Profit Participation Arrangement	(347)	—	—			(347)
Other income, net	(4,380)	7	—			(4,373)

Loss before income taxes	(71,566)	(2,102)	2,159			(71,509)
Deferred income tax recovery	(6,419)	(699)	(210)	3	(e)	(7,328)
Current income tax expense	207	156	(156)	3	(f)	207

Net loss	$(65,354)	$(1,559)	$2,525			$(64,388)

Net loss per share – basic and diluted	(0.68)					(0.66)
Weighted average shares used in computation of net loss per share – basic and diluted	96,037,142		1,293,636	3	(g)	97,330,778

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

F-D-9

TILRAY, INC.

Notes to Unaudited Pro Forma Combined Financial Information

1.	Basis of Presentation

The unaudited pro forma combined financial information was prepared using the unaudited historical financial information of Tilray and Manitoba Harvest and presents the pro forma effects of the Acquisition described herein, in accordance with Article 11 of Regulation S-X. The historical financial information of both Tilray and Manitoba Harvest were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The historical financial information of Tilray and the information presented herein are in U.S. dollars unless otherwise stated. The historical financial information of Manitoba Harvest was translated from Canadian dollars (“CAD”) into U.S. dollars for purposes of presenting pro forma financial information using the average exchange rate for the period.

The unaudited pro forma combined statement of net loss for the six months ended June 30, 2019 reflects the Acquisition as if it had been consummated on January 1, 2018. This combines Tilray’s unaudited condensed consolidated statement of net loss for the six months ended June 30, 2019 with Manitoba Harvest’s unaudited consolidated statement of net loss from January 1, 2019 through to the effective time of the Acquisition on February 28, 2019. Operations of the acquired Manitoba Harvest business is reflected in Tilray’s consolidated statement of net loss after February 28, 2019.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 Business Combinations, with Tilray considered the acquirer of Manitoba Harvest for accounting purposes.

The historical combined financial information was adjusted to give effect to pro forma events that are: (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma combined financial information is provided for illustrative purposes only and is not intended to represent, and is not necessarily indicative of, what the combined company’s consolidated results of operations actually would have been, had the Acquisition been completed as of the date indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future operating results of the combined company.

The pro forma financial information does not reflect the impacts of any cost savings, operating synergies or revenue enhancements that may be achieved, integration costs, or costs necessary to achieve the cost savings, operating synergies or revenue enhancements. Differences between estimates used in the preliminary purchase price allocation and the final purchase price allocation amounts will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial information.

2.	Manitoba Harvest Historical Financial Information

The historical financial information of Manitoba Harvest for the period from January 1, 2019 to February 28, 2019 inclusive was translated into U.S. dollars using an average exchange rate of 0.7607 for revenue and expenses.

F-D-10

3.	Pro Forma Adjustments

The following pro forma adjustments are reflected in the unaudited pro forma combined financial statements. These adjustments were based on Tilray’s preliminary estimates and assumptions that are subject to change:

(a)

Cost of sales: Decrease of $2,041 thousand to remove the amortization of the fair value adjustment to inventory and increase of $18 thousand for amortization of property and equipment directly related to manufacturing and distribution of products.

(b)	General and administrative expenses: Increase of $6 thousand for amortization of property and equipment related to general office space and equipment.
(c)	Depreciation and amortization expense: Increase of $779 thousand for the amortization of intangibles and increase of $50 thousand for the amortization of property and equipment.
(d)

Interest expense, net: For the purposes of the pro forma combined statement of net loss, it was assumed that no related party debt was outstanding at January 1, 2019 and thus $971 thousand of related party interest expense was removed.

(e)

Deferred income tax recovery: Increase of $210 thousand for the income tax effect of the pro forma adjustment for the amortization of intangibles, calculated using an estimated effective tax rate of 27%.

(f)	Current income tax expense: Decrease of $156 thousand to reflect tax losses carried forward that can be applied against current income tax expense.
(g)

For the purposes of the unaudited pro forma combined statement of net loss, it was assumed the issuance of 1,209,946 Class 2 common shares occurred on January 1, 2018 as share consideration on close of the Acquisition, and the issuance of 899,306 Class 2 common shares at $35.48 per share occurred on July 1, 2018 as share consideration six months after close of the Acquisition.

F-D-11

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

TILRAY, INC.,

a Delaware corporation;

DOWN RIVER MERGER SUB, LLC,

a Delaware limited liability company;

PRIVATEER HOLDINGS, INC.,

a Delaware corporation; and

Michael Blue,

as the Stockholder Representative

Dated as of September 9, 2019

i

(continued)

(continued)

Schedules:

Schedule A	Certain Privateer Stockholders
Schedule B	Pending Claims
Schedule C-1	Privateer Tax Representation Letter
Schedule C-2	Privateer Registration Statement Tax Opinion
Schedule C-3	Privateer Closing Tax Opinion
Schedule D-1	Tilray Tax Representation Letter
Schedule D-2	Tilray Registration Statement Tax Opinion
Schedule D-3	Tilray Closing Tax Opinion
Schedule 6.7	Terminated Contracts
Schedule 11.2(i)	Specified Matters

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Privateer Support Agreement
Exhibit C	Form of Stockholder Lock-up Agreement
Exhibit D	Form of Amended and Restated Privateer Charter
Exhibit E	Form of Amended and Restated Tilray Charter

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of September 9, 2019, by and among Tilray, Inc., a Delaware corporation (“Tilray”), Down River Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Tilray (“Merger Sub”), and Privateer Holdings, Inc., a Delaware corporation (“Privateer”) and, solely in his capacity as the initial Stockholder Representative hereunder, Michael Blue (the “Stockholder Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Tilray and Privateer intend to effect a merger of Privateer with and into Merger Sub (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Privateer will cease to exist and Merger Sub will survive as a wholly owned Subsidiary of Tilray.

B. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C. The special committee of the board of directors of Tilray comprised of Maryscott Greenwood, Christine T. St.Clare and Rebekah Dopp (the “Tilray Special Committee”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Tilray and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Tilray Common Stock to the Privateer Stockholders pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Tilray vote to approve the Tilray Stockholder Matters.

D. The sole member of Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole unitholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the unitholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Privateer Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Privateer and the Privateer Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Privateer Stockholders vote to approve Privateer Stockholder Matters.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Tilray’s willingness to enter into this Agreement, the Privateer Stockholders listed on Schedule A are executing support agreements in favor of Tilray in substantially the form attached hereto as Exhibit B (the “Privateer Support Agreement”), pursuant to which such Privateer Stockholders have agreed to vote all of their shares of Privateer Capital Stock in favor of the Privateer Stockholder Matters.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Privateer shall be merged with and into Merger Sub, and the separate existence of Privateer shall cease. Merger Sub will continue as the surviving entity in the Merger (the “Surviving Company”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL and DLLCA. As a result of the Merger, Privateer will become a wholly owned Subsidiary of Tilray.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Tilray and Privateer may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and DLLCA and in a form reasonably acceptable to Tilray and Privateer (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Tilray and Privateer (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended as provided by the DLLCA and such certificate of formation; and

(b) the managers and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company, shall be the managers and officers of Merger Sub.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Tilray, Merger Sub, Privateer or any stockholder of Privateer or Tilray:

(i) any shares of Privateer Capital Stock held as treasury stock or held or owned by Tilray, Merger Sub or any Subsidiary of Tilray immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

2

(ii) any shares of Tilray Common Stock held or owned by Privateer immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii) subject to Section 1.5(c) and Section 1.11 each share of Privateer Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares pursuant to Section 1.8) shall be automatically converted solely into the right to receive a portion of the Stock Merger Consideration and, pursuant to Section 1.5(d), a portion of the Cash Merger Consideration, if applicable, in each case as calculated in accordance with the Privateer Allocation and as set forth on the Allocation Certificate. All such shares of Privateer Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b) If any shares of Privateer Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with Privateer, then the shares of Tilray Common Stock issued in exchange for such shares of Privateer Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Tilray Common Stock shall accordingly be marked with appropriate legends. Privateer shall take all actions that may be reasonably necessary to ensure that, from and after the Effective Time, Tilray is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) No fractional shares of Tilray Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Tilray Common Stock. Any holder of Privateer Common Stock who would otherwise be entitled to receive a fraction of a share of Tilray Common Stock (after aggregating all fractional shares of Tilray Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a Letter of Transmittal in accordance with Section 1.7 and any accompanying documents as required therein, be paid in cash (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Tilray Closing Price, in each case as set forth in the Allocation Certificate.

(d) Prior to the Closing, Tilray’s board of directors shall have the right to elect, in its sole discretion (and shall be under no obligation), to designate all or any portion of the net proceeds from an Offering to be paid in cash pro rata (i) in lieu of a portion of the Stock Merger Consideration to the holders of Privateer Common Stock who would otherwise be entitled to receive Tilray Class 2 Common Stock pursuant to Section 1.5(a)(iii) and (ii) in lieu of a portion of the Option Merger Consideration to the Privateer Service Providers to which such holders would otherwise be entitled pursuant to Sections 5.5(b) and 5.5(c) (such aggregate cash amount, if any, the “Cash Merger Consideration”); provided that the percentage equal to the quotient of (A) the Cash Consideration Shares divided by (B) the Total Merger Consideration shall not be greater than 20%. Any such amounts shall be paid in cash (rounded to the nearest whole cent), without interest, determined in accordance with the Privateer Allocation and the Cash-Out Options Allocation, as applicable, and as set forth on the Allocation Certificate. Upon making an election to provide Cash Merger Consideration, Tilray shall notify Privateer in writing of such election and the amount of the Cash Merger Consideration and the applicable Offering Price associated with each identifiable portion of the Cash Merger Consideration at least seven Business Days prior to the Closing Date.

(e) All Privateer Options outstanding immediately prior to the Effective Time under the Privateer Plan shall be treated in accordance with Section 5.5.

3

(f) Each unit of Merger Sub shall, as of the Effective Time, shall become a unit of the Surviving Company.

(g) Notwithstanding the other provisions of this Section 1.5, the Stock Merger Consideration, and if applicable, the Cash Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Tilray Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Privateer Capital Stock, Tilray Class 1 Common Stock, or Tilray Class 2 Common Stock outstanding after the date hereof and prior to the Effective Time so as to provide the holders of shares of Privateer Capital Stock with the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Privateer to take any action with respect to its securities that is prohibited by Section 4.1(b).

1.6 Closing of Privateer’s Transfer Books. At the Effective Time: (a) all shares of Privateer Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Privateer Capital Stock that were outstanding immediately prior to the Effective Time (each such certificate, a “Privateer Stock Certificate”) or shares of Privateer Common Stock held in direct registration form (“Privateer Book-Entry Shares”) shall cease to have any rights as Privateer Stockholders except the right to receive a portion of the Stock Merger Consideration and, if applicable, the Cash Merger Consideration (and cash in lieu of any fractional share of Tilray Common Stock); and (b) the stock transfer books of Privateer shall be closed with respect to all shares of Privateer Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Privateer Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Privateer Stock Certificate previously representing any shares of Privateer Capital Stock, including any valid Privateer Stock Certificate representing any shares of Privateer Preferred Stock previously converted into shares of Privateer Common Stock in connection with the Preferred Stock Conversion, is presented to the Exchange Agent or to the Surviving Company, such Privateer Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

1.7 Payment Procedures; Escrow.

(a) Prior to the Effective Time, Tilray shall appoint Philadelphia Stock Transfer, Inc. or such other bank or trust company reasonably acceptable to Privateer to act as exchange and paying agent (the “Exchange Agent”) for the payment of the Stock Merger Consideration and for the payment of the Cash Merger Consideration, if any. At or prior to the Effective Time, Tilray shall deposit with the Exchange Agent evidence of book-entry shares representing the Tilray Common Stock issuable pursuant to Section 1.5(a) and shall pay or cause to be paid to the Exchange Agent the Cash Merger Consideration in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing by the Exchange Agent no later than one (1) Business Day prior to the Closing Date. From time to time as needed as reasonably determined by Tilray, Tilray shall deposit with the Exchange Agent cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The Tilray Common Stock, Cash Merger Consideration, if any, and any other cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, Tilray shall cause the Exchange Agent to mail to the Privateer Stockholders who were record holders of shares of Privateer Capital Stock that were converted into the right to receive a portion of the Stock Merger Consideration and Cash Merger Consideration (if applicable) (i) a letter of transmittal in customary form and containing such provisions as Tilray may reasonably specify (with all other documentation required to be delivered pursuant to the letter

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of transmittal) (together, the “Letter of Transmittal”), including instructions for surrendering to the Exchange Agent such holder’s Privateer Capital Stock in exchange for shares of Tilray Common Stock and the applicable portion of the Cash Merger Consideration (as set forth on the Allocation Certificate) and specifying that delivery shall be effected, and risk of loss and title to any Privateer Stock Certificates or Privateer Book-Entry Shares shall pass, only upon delivery of such Privateer Stock Certificates or Privateer Book-Entry Shares to the Exchange Agent, and (ii) a Stockholder Lock-up Agreement in the form attached hereto in Exhibit C (the “Stockholder Lock-up Agreement”).

(c) After the Effective Time, upon surrender of a Privateer Stock Certificate for cancelation, if applicable, together with delivery to the Exchange Agent of (A) a Letter of Transmittal, duly completed and duly executed in accordance with the instructions thereto and (B) a Stockholder Lock-up Agreement, duly completed and duly executed, such Privateer Stockholder shall be entitled to receive in exchange therefor book-entry shares representing such Privateer Stockholder’s portion of the Stock Merger Consideration (in a number of whole shares of Tilray Common Stock) and the applicable portion of the Cash Merger Consideration (each as set forth on the Allocation Certificate) that such Privateer Stockholder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Tilray Common Stock pursuant to the provisions of Section 1.5(c)), less such Privateer Stockholder’s Escrow Allocation, which shall be held in escrow in accordance with this Agreement and the Escrow Agreement. Until surrendered as contemplated by this Section 1.7(b), any Privateer Stock Certificate or Privateer Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender such Privateer Stockholder’s portion of the Stock Merger Consideration and the applicable portion of the Cash Merger Consideration (and cash in lieu of any fractional share of Tilray Common Stock) in exchange for Privateer Capital Stock held by such Privateer Stockholder pursuant to this Agreement. A Privateer Stockholder shall not be entitled to receive any portion of the Stock Merger Consideration or Cash Merger Consideration to which they are otherwise entitled until such Privateer Stockholder properly delivers a duly executed Letter of Transmittal, Stockholder Lock-up Agreement, and such other documents as may be reasonably required by the Exchange Agent or Tilray. The Stock Merger Consideration, the Cash Merger Consideration (if any), cash payable pursuant to Section 1.5(c), and any dividends or other distributions as are payable pursuant to Section 1.7(d) shall be deemed to have been in full satisfaction of any and all rights pertaining to Privateer Capital Stock. No interest shall be paid or shall accrue on the cash payable under Section 1.5 or this Section 1.7. The terms and conditions of the Letter of Transmittal and the Stockholder Lock-up Agreement were specifically negotiated by Tilray, Privateer and Merger Sub as an inducement for Tilray, Privateer and Merger Sub to enter into this Agreement and such terms and conditions are an integral part of the terms of this Agreement.

(d) No dividends or other distributions with respect to Tilray Common Stock with a record date after the Effective Time shall be paid to the holder of any Privateer Stock Certificate or Privateer Book-Entry Share, and no portion of Cash Merger Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(c), until the surrender of such Privateer Stock Certificate or Privateer Book-Entry Share in accordance with this Section 1.7. Subject to Section 1.7(g), following surrender of any such Privateer Stock Certificate or Privateer Book-Entry Share, there shall be paid to the holder of the Tilray Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the applicable portion of the Cash Merger Consideration (as set forth on the Allocation Certificate), the amount of any cash payable in lieu of a fractional share of Tilray Common Stock to which such holder is entitled pursuant to Section 1.5(c), and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Tilray Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Tilray Common Stock.

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(e) If payment is to be made to a Person other than the Privateer Stockholder in whose name such surrendered shares are registered on the stock transfer books of Privateer, it shall be a condition of payment that such Person shall have properly delivered a duly executed Letter of Transmittal, Stockholder Lock-up Agreement, and such other documents as may be reasonably required by the Exchange Agent or Tilray, and paid all applicable transfer and other Taxes required by reason of such payment to a Person other than the registered holder of Privateer Capital Stock surrendered or shall have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not applicable.

(f) Any portion of the Exchange Fund that remains undistributed as of the date that is one (1) year after the Closing Date shall be delivered to Tilray upon demand, and any former holders of Privateer Capital Stock who have not theretofore properly delivered a duly executed Letter of Transmittal (with all other documentation required to be delivered pursuant to the Letter of Transmittal), Stockholder Lock-up Agreement, and such other documents as may be reasonably required by the Exchange Agent or Tilray in accordance with this Section 1.7 shall thereafter look only to Tilray for satisfaction of their claims for a portion of the Stock Merger Consideration or Cash Merger Consideration (as applicable), any cash in lieu of fractional shares of Tilray Common Stock, or any dividends or distributions with respect to shares of Tilray Common Stock.

(g) No Party shall be liable to any Privateer Stockholder or to any other Person with respect to any shares of Tilray Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law, Tax Law or other similar Law.

(h) At the Closing, Tilray shall deposit with the Escrow Agent the Escrow Amount, as security for the indemnification claims of the Tilray Indemnified Parties for any Losses suffered or incurred by them and for which they are entitled to recovery under the provisions of Section 11.

(i) At the Closing, Privateer shall deposit (or cause to be deposited) with the Stockholder Representative (as directed by the Stockholder Representative) the Reserve Amount. To the extent any amount becomes payable out of the Reserve Account to the Privateer Stockholders pursuant to Section 10.1(e), the Stockholder Representative shall distribute to each Privateer Stockholder, such Privateer Stockholder’s Pro Rata Portion of such amount promptly following the date on which such amount is authorized to be released from the Reserve Amount.

1.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Privateer Capital Stock (excluding shares to be canceled pursuant to Section 1.5(a)(i)) that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Privateer Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Stock Merger Consideration nor any Cash Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Privateer Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Privateer Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Stock Merger Consideration and the applicable portion of the Cash Merger Consideration (each as set forth on the Allocation

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Certificate), without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.7.

(b) Privateer shall give Tilray (i) prompt written notice of any demands received by Privateer for appraisal of Privateer Capital Stock or exercise of dissenter’s rights or similar rights, attempted written withdrawals of such demands, and any other instruments served on Privateer and any correspondence received by Privateer in connection with such demands, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights or dissenter’s rights under the DGCL. Privateer shall not, except with the prior written consent of Tilray, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Privateer, then the officers and managers of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Privateer, in the name of Merger Sub, in the name of the Surviving Company and otherwise) to take such action.

1.10 Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Privateer Stockholder or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. The payor shall provide commercially reasonable notice to the payee upon becoming aware of any such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so deducted and withheld and paid to the appropriate Person, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.11 Merger Consideration. The shares of Tilray Class 1 Common Stock and Tilray Class 2 Common Stock to be delivered by Tilray as Stock Merger Consideration, and any shares issuable upon options to be delivered by Tilray as Option Merger Consideration or otherwise pursuant to Tilray Options, shall be, in each case subject to the Lock-up Provisions. The shares of Tilray Class 1 Common Stock and Tilray Class 2 Common Stock to be delivered by Tilray as Stock Merger Consideration pursuant to the terms of this Agreement are subject to the indemnification obligations set forth in Section 11, and the escrow provisions in the Escrow Agreement and in this Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF PRIVATEER

Subject to Section 12.13(h), except as set forth in the disclosure letter delivered by Privateer to Tilray (the “Privateer Disclosure Letter”), Privateer represents and warrants to Tilray and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) Privateer is duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

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(b) Privateer is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Privateer Material Adverse Effect.

(c) Privateer has no Subsidiaries, except for the Entities identified in Section 2.1(c) of the Privateer Disclosure Letter; and neither Privateer nor any of the Entities identified in Section 2.1(c) of the Privateer Disclosure Letter owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the Privateer Disclosure Letter. Each Subsidiary of Privateer is a corporation or other legal Entity duly organized, validly existing and, if applicable, in good standing and licensed and qualified to do business under the Laws of the jurisdiction of its organization and all jurisdictions where the nature of its business requires such licensing or qualification and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not reasonably be expected to have a Privateer Material Adverse Effect.

2.2 Organizational Documents. Privateer has made available to Tilray accurate and complete copies of the Organizational Documents of Privateer and each of its Subsidiaries in effect as of the date of this Agreement. Neither Privateer nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

2.3 Authority; Binding Nature of Agreement.

(a) Privateer has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party, subject to receipt of the Required Privateer Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Privateer Board (at meetings duly called and held) has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Privateer and the Privateer Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Privateer Stockholders vote in favor of the Privateer Stockholder Matters. As of the date of this Agreement, none of the aforementioned actions by the Privateer Board has been amended, rescinded or modified. As of the date of this Agreement, except for obtaining the Required Privateer Stockholder Vote, no other corporate proceedings by Privateer are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Contemplated Transactions. As of the Closing Date, no other corporate proceedings by Privateer are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by Privateer and assuming the due authorization, execution and delivery by Tilray and Merger Sub, constitutes the legal, valid and binding obligation of Privateer, enforceable against Privateer in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Vote Required. The affirmative vote (or written consent) of (a) a majority of the aggregate voting power of outstanding shares of Privateer Common Stock and Privateer Preferred Stock, voting as a single class, (b) a majority of the aggregate voting power of the outstanding shares of Privateer Preferred Stock, voting as a single class, (c) a majority of the outstanding shares of Privateer Series A Preferred Stock,

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voting as a single class, (d) a majority of the outstanding shares of Privateer Series B Preferred Stock, voting as a single class, and (e) a majority of the aggregate voting power of outstanding shares of Privateer Common Stock and Privateer Preferred Stock, voting as a single class (in each case, excluding shares of Privateer Common Stock and Privateer Preferred Stock held or beneficially owned by the Privateer Stockholders set forth on Schedule A), in each case, outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving Privateer Stockholder Matters, in a form reasonably acceptable to Tilray (collectively, “Privateer Stockholder Written Consent”) and entitled to vote thereon (collectively, the “Required Privateer Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Privateer Capital Stock necessary to adopt and approve the Privateer Stockholder Matters.

2.5 Non-Contravention; Consents. Subject to obtaining the Required Privateer Stockholder Vote, the filing of the Certificate of Merger required by the DGCL and DLLCA, the expiration or termination of any waiting period under the HSR Act and any applicable foreign competition Laws, neither (x) the execution, delivery or performance of this Agreement by Privateer, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of Privateer’s Organizational Documents;

(b) contravene, conflict with or result in a material violation of, or to the Knowledge of Privateer give any Governmental Body or other Person the right to challenge, the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Privateer or its Subsidiaries, or any of the assets owned or used by Privateer or its Subsidiaries, is subject, except as would not reasonably be expected to have a Privateer Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Privateer or its Subsidiaries, except as would not reasonably be expected to have a Privateer Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, any provision of any Privateer Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Privateer Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Privateer Material Contract; (iii) accelerate the maturity or performance of any Privateer Material Contract; or (iv) cancel, terminate or modify any term of any Privateer Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to (i) the Owned Shares or (ii) any other material asset owned or used by Privateer or its Subsidiaries.

Except for (i) any Consent set forth on Section 2.5 of the Privateer Disclosure Letter under any Privateer Contract, (ii) the Required Privateer Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, and (iv) such Consents as may be required under applicable federal and state securities Laws, the HSR Act, and all applicable foreign competition Laws, if any, neither Privateer nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement and the Transaction

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Documents or (B) the consummation of the Contemplated Transactions. The Privateer Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Transaction Documents and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement and the Transaction Documents, or any of the Contemplated Transactions.

2.6 Capitalization; Ownership of the Owned Shares.

(a) The authorized Privateer Capital Stock as of the Business Day immediately prior to the date of this Agreement, consists of (i) 184,006,055 authorized shares of Privateer Capital Stock, of which 56,596,456 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement, consisting of (A) 27,905,068 shares of Privateer Class 1 Common Stock, (B) 6,265,490 shares of Privateer Class 2 Common Stock and (C) 230,195 shares of Privateer Class 3 Common Stock and (ii) 29,006,055 authorized shares of Privateer Preferred Stock, of which 27,198,454 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement, consisting of (A) 9,600,000 shares of Series A Preferred Stock, (B) 8,887,667 shares of Series B Preferred Stock and (C) 8,710,787 shares of Series C Preferred Stock. No shares of Privateer Capital Stock are held by Privateer as treasury shares as of the Business Day immediately prior to the date of this Agreement. Section 2.6(a) of the Privateer Disclosure Letter lists, as of the Business Day immediately prior to the date of this Agreement, each record holder of issued and outstanding Privateer Capital Stock and the number and type of shares of Privateer Capital Stock held by such holder. There are no accrued or declared but unpaid dividends on any Privateer Capital Stock or the capital stock of any of Privateer’s Subsidiaries.

(b) All of the outstanding shares of Privateer Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of capital stock (or other Equity Interest) of each Subsidiary of Privateer have been duly authorized and validly issued, and are fully paid and nonassessable, and are owned by Privateer or another Subsidiary of Privateer, free and clear of any Encumbrances. Except as set forth in the bylaws of Privateer or the Investor Agreements, none of the outstanding shares of Privateer Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Privateer Capital Stock is subject to any right of first refusal. Except as contemplated herein and in the bylaws of Privateer and the Investor Agreements, there is no Privateer Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Privateer Capital Stock. Privateer is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Privateer Capital Stock or other Equity Interests. Section 2.6(b) of the Privateer Disclosure Letter accurately and completely lists all repurchase or forfeiture rights held by Privateer with respect to shares of Privateer Capital Stock (including shares issued pursuant to the exercise of stock options). Each share of Privateer Preferred Stock is convertible into one share of Privateer Common Stock.

(c) Except for the Privateer Plan, Privateer does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Under the Privateer Plan (i) options to purchase 1,937,574 shares of Privateer Class 1 Common Stock have been granted and are currently outstanding; (ii) options to purchase 1,564,215 shares of Privateer Class 3 Common Stock have been granted and are currently outstanding; and (iii) (A) no shares of Privateer Class 1 Common Stock remain available for future issuance to officers, directors, employees and consultants of Privateer and (B) 1,382,900 shares of Privateer Class 3 Common Stock remain available for future issuance to officers, directors, employees and consultants of Privateer. Section 2.6(c) of the Privateer Disclosure Letter sets forth the following information with respect to each Privateer Option outstanding as

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of the Business Day immediately prior to the date of this Agreement: (i) the name of the optionee; (ii) whether such Privateer Option represents a right to acquire Privateer Class 1 Common Stock or Privateer Class 3 Common Stock; (iii) the number of shares of Privateer Common Stock subject to such Privateer Option at the time of grant; (iv) the number of shares of Privateer Common Stock subject to such Privateer Option as of the Business Day immediately prior to the date of this Agreement; (v) the exercise price of such Privateer Option; (vi) the date on which such Privateer Option was granted; (vii) the applicable vesting schedule, including the number of vested and unvested shares as of the Business Day immediately prior to the date of this Agreement and any acceleration provisions; (viii) the date on which such Privateer Option expires; (ix) whether the optionee is a Tilray Service Provider; and (x) with respect to any optionee that is a Privateer Service Provider, whether such optionee has terminated “Continuous Service” within the meaning of the Privateer Plan (“Continuous Service”) and, if so, the date on which such optionee terminated Continuous Service and the reason therefor. Privateer has made available to Tilray an accurate and complete copy of the Privateer Plan and the form of stock option agreement used to evidence outstanding options granted thereunder.

(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Privateer or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Privateer or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Privateer or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Privateer or any of its Subsidiaries.

(e) All outstanding shares of Privateer Common Stock, Privateer Preferred Stock, Privateer Options and other Equity Interests of Privateer and each of its Subsidiaries have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) Privateer is the sole record and beneficial owner 16,666,667 shares of Tilray Class 1 Common Stock and 58,333,333 shares of Tilray Class 2 Common Stock (collectively, the “Owned Shares”), has good and valid title to the Owned Shares, and has no other Equity Interests in the Tilray. Other than this Agreement: (i) there is no Encumbrance over or affecting any of the Owned Shares, nor is there any agreement or commitment of Privateer to create any such Encumbrance and no Person has claimed any right or interest with respect to the Owned Shares, nor is there any basis for such a claim, and (ii) no Contract exists between Privateer and any other Person (other than Tilray) with respect to the Owned Shares.

2.7 Financial Statements.

(a) Section 2.7 of the Privateer Disclosure Letter sets forth true and complete copies of (i) Privateer’s unaudited consolidated balance sheets at December 31, 2018 and December 31, 2017 together with related unaudited consolidated statements of income, stockholders’ equity and cash flows, and notes thereto, of Privateer for the fiscal years then ended and (ii) the Privateer Unaudited Interim Balance Sheet, together with the unaudited consolidated statements of income, stockholders’ equity and cash flows of Privateer for the period reflected in Privateer Unaudited Interim Balance Sheet (collectively, the “Privateer Financials”). The Privateer Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the Privateer Financials may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) applied on a consistent basis throughout the periods indicated and fairly present, in all material respects,

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the financial position and operating results of Privateer and its consolidated Subsidiaries (including Tilray), as of the dates and for the periods indicated therein.

(b) Each of Privateer and its Subsidiaries maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the financial statements of Privateer and its Subsidiaries in conformity with GAAP and to maintain accountability of Privateer’s and its Subsidiaries’ assets. Privateer and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c) Since January 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, or General Counsel of Privateer, the Privateer Board or any committee thereof. Since January 1, 2017, neither Privateer nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Privateer and its Subsidiaries, (ii) any fraud, whether or not material, that involves Privateer, any of its Subsidiaries, Privateer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Privateer and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.8 Absence of Changes. Since the date of the Privateer Unaudited Interim Balance Sheet, and as of the date of this Agreement, Privateer has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Privateer Material Adverse Effect or (b) action, event or occurrence that would have required consent of Tilray pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Absence of Undisclosed Liabilities. Neither Privateer nor any of its Subsidiaries has any Liability, Indebtedness, obligation or expense of any kind, individually or in the aggregate, except for: (a) Liabilities or Indebtedness disclosed, reflected or reserved against in the Privateer Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by Privateer or its Subsidiaries since the date of the Privateer Unaudited Interim Balance Sheet in the Ordinary Course of Business, none of which, individually or the aggregate, are material to Privateer; (c) Liabilities for the performance of obligations of Privateer or any of its Subsidiaries under Privateer Contracts (excluding any Liabilities arising from or related to any breach of any Privateer Contract); (d) Privateer Transaction Expenses; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Privateer (both where the ownership of capital stock of Tilray is and is not excluded from such materiality determination).

2.10 Title to Assets. Each of Privateer and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Privateer or its business, including: (a) all tangible assets reflected on the Privateer Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of Privateer or any of its Subsidiaries as being owned by Privateer or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Privateer or its Subsidiaries free and clear of any Encumbrances. No new assets have been acquired by Privateer or any of its Subsidiaries since the date of the Privateer Unaudited Interim Balance Sheet.

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2.11 Real Property; Leasehold. Neither Privateer nor any of its Subsidiaries owns or has ever owned any real property. Section 2.11 of the Privateer Disclosure Letter sets forth an accurate and complete list of all real properties with respect to which Privateer directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Privateer or any of its Subsidiaries. Privateer has made available to Tilray true and correct copies of all leases under which any such real property is possessed (the “Privateer Real Estate Leases”), each of which is in full force and effect, with no existing default thereunder by any party, and no event has occurred which with the passage of time and/or the giving of notice would constitute a default thereunder by any party. There are no real property leases or Contracts to which Privateer or any of its Subsidiaries is a party granting Privateer or any of its Subsidiaries the right to use or occupy any real property other than the Privateer Real Estate Leases. Privateer’s use and operation of each such leased property conforms to all applicable Laws, and Privateer has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

2.12 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have individually or in the aggregate, a Privateer Material Adverse Effect, Privateer or its Subsidiaries solely owns, is the sole assignee of, or has license to all Privateer IP (other than as disclosed on Section 2.12(a) of the Privateer Disclosure Letter), free and clear of all Encumbrances other than Permitted Encumbrances. Each Privateer Associate involved in the creation or development of any material Privateer IP, pursuant to such Privateer Associate’s activities on behalf of Privateer or its Subsidiaries, has signed a written agreement containing an assignment of such Privateer Associate’s rights in such Privateer IP to Privateer or its Subsidiaries and confidentiality provisions protecting Privateer IP.

(b) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Privateer IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Privateer IP or the right to receive royalties for the practice of such Privateer IP.

(c) The conduct of the business of Privateer as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any Person; provided, however, the foregoing representation and warranty is made to the Knowledge of Privateer (without any duty or obligation to perform any patent searches) with respect to patents and patent infringement. To the Knowledge of Privateer, no other Person is infringing, misappropriating or otherwise violating any Privateer IP. No Legal Proceeding is pending (or, to the Knowledge of Privateer, is threatened in writing) (i) against Privateer or its Subsidiaries alleging that the operation of the businesses of Privateer or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (ii) by Privateer or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of Privateer IP or any Intellectual Property Rights exclusively licensed to Privateer or its Subsidiaries. Since January 1, 2016, neither Privateer nor its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of Privateer or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(d) None of the Privateer IP or, to the Knowledge of Privateer, any Intellectual Property Rights exclusively licensed to Privateer or its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts

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the use, transfer, registration or licensing by Privateer or its Subsidiaries of any such Privateer IP or material Intellectual Property Rights exclusively licensed to Privateer or its Subsidiaries.

2.13 Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Privateer Disclosure Letter sets forth a complete and correct list (grouped according to the categories described in the subsections below) of Privateer Contracts that are executory as of the date of this Agreement (each, a “Privateer Material Contract” and collectively, the “Privateer Material Contracts”):

(i) each Privateer Contract relating to any agreement obligating Privateer or any of its Subsidiaries to indemnify, advance expenses to, or hold harmless any Person or any agreement of guaranty;

(ii) each Privateer Contract containing (A) any covenant that purports to limit the freedom of Privateer, its Subsidiaries, or the Surviving Company to engage in any line of business or compete with any Person in any geographic area or line of business, make sales to any Person in any manner, or develop, market or distribute products or service, (B) any most-favored pricing arrangement, any type of discount rights, or any right of first refusal, first notice or first negotiation, (C) any exclusivity provision, (D) any non-solicitation provision with respect to employees of other Persons, or (E) any restriction on the use, exploitation or enforcement of any Intellectual Property Rights owned by or exclusively licensed to Privateer or any of its Subsidiaries;

(iii) each Privateer Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Privateer Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $50,000, other than Privateer Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;

(v) each Privateer Contract relating to Indebtedness, including any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Privateer or any of its Subsidiaries or any loans or debt obligations with officers or directors of Privateer, in each case, having an outstanding principal in an amount in excess of $50,000;

(vi) each Privateer Contract requiring payment by or to Privateer after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Privateer has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Privateer has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Privateer; or (C) any Contract to license any third party to manufacture or produce any product, service or technology of Privateer or any Contract to sell, distribute or commercialize any products or service of Privateer or any of its Subsidiaries;

(vii) each Privateer Contract pursuant to which Privateer or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety with respect to any Liability of, any Person;

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(viii) each Privateer Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, or the acquisition of tangible assets of a substantial nature or operating business of, Privateer or any of its Subsidiaries, or for the acquisition of any debt or equity security or other ownership interest of, or any tangible assets of a substantial nature or operating business of, any Person;

(ix) each Privateer Contract that requires a Consent of any Person in connection with, or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of, the Contemplated Transactions;

(x) each Privateer Contract wherein Privateer or its Subsidiaries grants or obtains a right or license to any Privateer IP, other than (i) click-wrap or shrink-wrap standard licenses for commercially available off-the-shelf software; (ii) open source software; and (iii) agreements with any customer of Privateer or its Subsidiaries entered into in the Ordinary Course of Business;

(xi) each Privateer Contract with any financial advisor, broker, finder, investment banker or other similar Person, providing advisory services to Privateer in connection with the Contemplated Transactions;

(xii) each Privateer Real Estate Lease;

(xiii) each Privateer Contract with any Governmental Body;

(xiv) each Privateer Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Privateer or any of its Subsidiaries;

(xv) each Privateer Contract relating to a joint venture or partnership, joint development, merger, asset or share purchase or divestiture involving Privateer or any of its Subsidiaries;

(xvi) each Privateer Contract relating to settlement of any Legal Proceedings;

(xvii) each Privateer Contract, offer letter, employment agreement, consulting agreement, or independent contractor agreement with any employee, consultant or independent contractor that (A) is not terminable at will, without notice, severance, or other cost or Liability, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger or the other Contemplated Transactions (whether alone or in connection with any other event); or

(xviii) any other Privateer Contract that is not terminable at will (with no penalty or payment) by Privateer or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Privateer or its Subsidiaries after the date of this Agreement under any such Contract of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (B) that is material to the business or operations of Privateer and its Subsidiaries, taken as a whole (both where the ownership of capital stock of Tilray is and is not excluded from such materiality determination).

(b) Privateer has delivered or made available to Tilray accurate and complete copies of all Privateer Material Contracts, including all restatements, modifications, amendments, and supplements thereto. There are no Privateer Material Contracts that are not in written form. Neither Privateer nor any of its Subsidiaries has, nor to Privateer’s Knowledge, as of the date of this Agreement has any other party to a Privateer Material Contract, breached, violated or defaulted under, or received notice that it breached,

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violated or defaulted under, any of the terms or conditions of any Privateer Material Contract. As to Privateer and its Subsidiaries, as of the date of this Agreement, each Privateer Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Privateer Material Contract to change, any material amount paid or payable to Privateer under any Privateer Material Contract or any other material term or provision of any Privateer Material Contract.

2.14 Compliance; Permits; Restrictions.

(a) Each of Privateer and its Subsidiaries is and has at all times been in compliance with all applicable Laws. Neither Privateer nor any of its Subsidiaries has received any written notice, order, complaint or other communication from any Governmental Body or any other Person that Privateer or any of its Subsidiaries has any Liability under any applicable Laws or that it is not or has at any time not been in compliance with any applicable Laws. No investigation or review by any Governmental Body regarding a violation of any applicable Laws with respect to Privateer or any of its Subsidiaries has occurred, is pending or, to the Knowledge of Privateer, threatened.

(b) Privateer has not received any inspection report, notice of adverse finding, warning letter, untitled letter or other correspondence with or notice from any Governmental Body alleging or asserting noncompliance with any applicable Laws, including the Food and Drugs Act R.S.C. 1985, c. F-27 or the Controlled Drugs and Substances Act S.C. 1996, c. 19, that has not been resolved by Privateer or that otherwise would not, individually or in the aggregate, reasonably be expected to have a Privateer Material Adverse Effect. Privateer and any person acting on behalf of Privateer have been in compliance with applicable Laws relating to the regulation of Privateer in any country, including health care, cannabis, privacy, and personal health information Laws. Privateer has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning or other notice or action relating to the alleged safety or efficacy of any product or any alleged product defect or violation and there is no basis for any such notice or action.

(c) Privateer has not, and to the Knowledge of Privateer, no Person acting on behalf of Privateer has, cultivated, produced, processed, imported or distributed, or has any current intention to cultivate, produce, process, import or distribute, any cannabis or cannabinoid product or has otherwise engaged, or has any current intention to otherwise engage, in any direct or indirect dealings or transactions in or to the United States of America, its territories and possessions, any state of the United States and the District of Columbia or any other federal, provincial, state, municipal, local or foreign jurisdiction where such activity is illegal. Privateer has instituted and maintained and will continue to maintain policies and procedures reasonably designed to ensure that Privateer does not carry on any activities in, or distribute any products to, any jurisdiction where such activities or products are not fully in compliance with all applicable Laws.

(d) There is no agreement, judgment, injunction, order or decree binding upon Privateer which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Privateer, any acquisition of material property by Privateer or the conduct of business by Privateer as currently conducted, (ii) has or would reasonably be expected to have an adverse effect on Privateer’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(e) Privateer holds all required Governmental Authorizations which are required or necessary for the operation of the business of Privateer as currently conducted (the “Privateer Permits”).

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Section 2.14(e) of the Privateer Disclosure Letter identifies each Privateer Permit. Privateer is and has at all times been in material compliance with the terms of the Privateer Permits. No Legal Proceeding is pending or, to the Knowledge of Privateer, threatened, which seeks to revoke, limit, suspend, or materially modify any Privateer Permit. The rights and benefits of each Privateer Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by Privateer as of the date of this Agreement and immediately prior to the Effective Time and will not be cancelled, terminated, revoked, limited in scope or otherwise adversely affected by the Contemplated Transactions.

2.15 Legal Proceedings; Orders.

(a) There is no Legal Proceeding to which Privateer or any of its Subsidiaries is a party or of which any property or assets of Privateer or any of its Subsidiaries is the subject, including any Legal Proceeding before any Governmental Body, which, individually or in the aggregate, if determined adversely to Privateer or any of its Subsidiaries, would reasonably be expected to have a Privateer Material Adverse Effect; and, to the Knowledge of Privateer, no such Legal Proceedings are threatened or contemplated by a Governmental Body or other Person. Privateer is in compliance with all applicable Laws governing its business as prescribed by any Governmental Body in any country engaged in the regulation of cannabis, controlled drugs and substances or pharmaceuticals, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Privateer Material Adverse Effect. All preclinical and clinical studies conducted on behalf of Privateer have been conducted by third parties, to the Knowledge of Privateer, in compliance with all applicable Laws, rules, orders and regulations in any country.

(b) There is no pending Legal Proceeding and, to the Knowledge of Privateer, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Privateer, (B) any of its Subsidiaries, (C) any Privateer Associate (in his or her capacity as such) or (D) any of the assets owned or used by Privateer or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(c) Since January 1, 2017, no Legal Proceeding against Privateer has resulted in material Liability to Privateer.

(d) There is no order, writ, injunction, judgment or decree to which Privateer or any of its Subsidiaries, or any of the material assets owned or used by Privateer or any of its Subsidiaries, is subject. No officer or employee of Privateer or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Privateer or any of its Subsidiaries or to any assets owned or used by Privateer or any of its Subsidiaries.

(e) There is no Legal Proceeding by Privateer or any of its Subsidiaries pending, or which Privateer or any of its Subsidiaries has commenced preparations to initiate, against any other Person and, to the Knowledge of Privateer.

2.16 Tax Matters.

(a) Privateer and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where Privateer or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Privateer or such Subsidiary is subject to taxation by that jurisdiction.

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(b) All income and other material Taxes due and owing by Privateer or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Privateer and its Subsidiaries did not, as of the date of the Privateer Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Privateer Unaudited Interim Balance Sheet. Since the date of the Privateer Unaudited Interim Balance Sheet, neither Privateer nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that Privateer or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Privateer or any of its Subsidiaries.

(e) No deficiencies for income or other material Taxes with respect to Privateer or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of Privateer, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Privateer or any of its Subsidiaries. Neither Privateer nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Privateer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Privateer nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither Privateer nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes filed on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date. Privateer has not made any election under Section 965(h) of the Code.

(i) Neither Privateer nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than a group of which Privateer is the common parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S.

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federal income Tax purposes. Neither Privateer nor any of its Subsidiaries has any Liability for any material Taxes of any Person (other than Privateer and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j) Since January 1, 2016, neither Privateer nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Neither Privateer nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized; (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code; or (v) was created or organized in the U.S. such that such Entity would be taxable in the U.S. as a domestic Entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).

(l) Neither Privateer nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m) Neither Privateer nor any of its Subsidiaries has taken or agreed to take any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

For purposes of this Section 2.16, each reference to Privateer or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Privateer or such Subsidiary, respectively.

2.17 Employee and Labor Matters; Benefit Plans.

(a) Section 2.17(a) of the Privateer Disclosure Letter is a list of all material Privateer Benefit Plans. “Privateer Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based (other than individual Privateer Options made pursuant to Privateer’s standard forms, in which case all forms that are representative standard forms of such stock option agreements as well as any material deviation therefrom shall be scheduled along with an indication of which options were granted pursuant to which forms), phantom equity, employment, offer letter, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten), in any case, maintained, contributed to, or required to be contributed to, by Privateer or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of Privateer or any of its Subsidiaries or under which Privateer or any of its Subsidiaries has any Liability.

(b) As of immediately prior to the Effective Time, Privateer and its Subsidiaries will have no independent contractors who are natural Persons or employees and will have no Liability with respect to any current or former employee, director, officer or independent contractor of Privateer or any of its current or former Subsidiaries and Privateer will sponsor no Privateer Benefit Plan and will have no further Liability with respect to any Privateer Benefit Plan.

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(c) As applicable with respect to each Privateer Benefit Plan, Privateer has made available to Tilray, true and complete copies of (i) each Privateer Benefit Plan, including all amendments thereto, and in the case of an unwritten Privateer Benefit Plan, a written description thereof, (ii) all current material trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations, and all documents related to any “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(d) Each Privateer Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(e) Privateer Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code.

(f) Neither Privateer, any of its Subsidiaries nor any Privateer ERISA Affiliate maintains, contributes to, is required to contribute to, or has any Liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(g) There are no pending audits or investigations by any Governmental Body involving any Privateer Benefit Plan, and no pending or, to the Knowledge of Privateer, threatened claims (except for individual claims for benefits payable in the normal operation of Privateer Benefit Plans and appeals thereof), suits or proceedings involving any Privateer Benefit Plan.

(h) Neither Privateer nor any of its Subsidiaries or Privateer ERISA Affiliates, nor to the Knowledge of Privateer, any fiduciary, trustee or administrator of any Privateer Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Privateer Benefit Plan which would subject any such Privateer Benefit Plan, Privateer, any of its Subsidiaries or Privateer ERISA Affiliates or Tilray to a Tax, penalty or Liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(i) Neither the execution of, nor the performance of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Privateer or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable under any Privateer Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Privateer Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Privateer Benefit Plan or (v) limit the right to merge, amend or terminate any Privateer Benefit Plan.

(j) Neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a

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termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Privateer and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) The exercise price of each Privateer Option is not less than the fair market value of one share of Privateer Common Stock as of the grant date of such Privateer Option.

(l) No current or former employee, officer, director or independent contractor of Privateer or any of its Subsidiaries has any “gross up” agreements with Privateer or any of its Subsidiaries or other assurance of reimbursement by Privateer or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.

(m) No Privateer Benefit Plan is maintained outside of the United States and no employee of Privateer is employed outside the United States.

(n) Privateer has provided to Tilray a true and correct list, as of the date of this Agreement, containing the names of all full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all compensation (including wages, salary or fees, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) payable to each person; (ii) dates of employment or service; (iii) title; (iv) any eligibility to receive severance, retention payment, change of control payment, or other similar compensation; and (v) with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state Law.

(o) Neither Privateer nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of Privateer, purporting to represent or seeking to represent any employees of Privateer or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Privateer, any union organizing activity, against Privateer or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of Privateer, any union organizing activity.

(p) Privateer and each of its current and former Subsidiaries is, and has at all times been, in compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not result in a Liability to Privateer or any of its Subsidiaries, with respect to employees of Privateer and its Subsidiaries, each of Privateer and its Subsidiaries: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust

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or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Privateer, threatened or reasonably anticipated against Privateer or any of its Subsidiaries relating to any employee, applicant for employment, consultant, employment agreement or Privateer Benefit Plan (other than routine claims for benefits with respect to the full amount of any such claim or threatened claim is fully covered by insurance, including with respect to costs and attorneys’ fees).

(q) Except as would not result in a Liability to Privateer or any of its Subsidiaries, with respect to each individual who currently renders or in the past has rendered services to Privateer or any of its Subsidiaries, Privateer and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Privateer and each of its Subsidiaries has accurately classified him or her as exempt or non-exempt under all applicable Laws. Neither Privateer nor any of its Subsidiaries has any Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt under all applicable Laws.

(r) Within the preceding three years, Privateer has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Tilray, and there has been no “employment loss” as defined by the WARN Act within the 90 days prior to the Closing Date.

(s) There is no Legal Proceeding, claim, unfair labor practice charge or compliant, labor dispute or grievance pending or, to the Knowledge of Privateer, threatened against Privateer or its Subsidiaries relating to labor, employment, employment practices, or terms and conditions of employment.

2.18 Environmental Matters. Privateer and each of its Subsidiaries have complied with all applicable Environmental Laws, which compliance includes the possession by Privateer of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Privateer or its business. Neither Privateer nor any of its Subsidiaries has received since January 1, 2017 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Privateer or any of its Subsidiaries is not in compliance with or has Liability pursuant to any Environmental Law and, to the Knowledge of Privateer, there are no circumstances that would reasonably be expected to prevent or interfere with Privateer’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to have a Privateer Material Adverse Effect. No current or (during the time a prior property was leased or controlled by Privateer or any of its Subsidiaries) prior property leased or controlled by Privateer or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would result in any material Liability of Privateer or any of its Subsidiaries pursuant to Environmental Law. No Consent of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, Privateer has provided or otherwise made available to Tilray true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Privateer or any of its Subsidiaries with respect to any property leased or controlled by Privateer or any of its Subsidiaries or any business operated by them.

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2.19 Insurance. Section 2.19 of the Privateer Disclosure Letter lists all of the insurance policies and all self-insurance programs and arrangements of Privateer and each of its Subsidiaries, as of the date of this Agreement, relating to the business, assets, liabilities and operations of Privateer and each of its Subsidiaries (the “Insurance Policies”; each, an “Insurance Policy”), complete and correct copies of which have been delivered and made available to Tilray. Each Insurance Policy is in full force and effect, all premiums due thereon have been paid in full, and Privateer and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, neither Privateer nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any Insurance Policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any Insurance Policy. Privateer and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Privateer or any of its Subsidiaries for which Privateer or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Privateer or any of its Subsidiaries of its intent to do so. There has not been any claim made against any Insurance Policy that has not been resolved. No Insurance Policy will terminate or lapse (or be affected in any other adverse manner) by reason of the Contemplated Transactions.

2.20 No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Privateer or any of its Subsidiaries.

2.21 Disclosure. The statements made, and information supplied, by Privateer and each of its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement (including the Privateer Financials) will not, as of the date of the Proxy Statement or as of the date such information is first mailed to Tilray’s stockholders, or (b) the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, in each case, (x) contain any statement that is inaccurate or misleading with respect to any material facts, or (y) omit any material fact necessary in order to make such information, in light of the circumstances under which such statement is made or information provided, not false or misleading.

2.22 Transactions with Affiliates.

(a) Section 2.22(a) of the Privateer Disclosure Letter (i) describes any material transactions or relationships, since January 1, 2017, between, on one hand, between Privateer or any of its Subsidiaries and, on the other hand, any Related Party of Privateer or to the Knowledge of Privateer, any Immediate Family Member and (ii) identifies each Person who is (or who may be deemed to be) an Affiliate of Privateer as of the date of this Agreement. Except as would not be material to Privateer or its business, no Related Party of Privateer or any of its Subsidiaries, or to the Knowledge of Privateer, any Immediate Family Member: (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, customer, independent contractor or licensor of Privateer or any of its Subsidiaries or their business; (b) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that Privateer or any of its Subsidiaries uses or has used in or pertaining to the business of Privateer or any of its Subsidiaries; (c) has or has had any business dealings or a financial interest in any transaction with Privateer or any of its Subsidiaries or involving any assets or property of Privateer or any of its Subsidiaries, other than business dealings or transactions conducted in the Ordinary Course of Business consistent with past practice at prevailing market prices and on prevailing market terms; (d) licenses to or from Privateer or any of its Subsidiaries any Intellectual Property Rights or holds any Intellectual Property Rights, tangible or fixed assets or any other assets currently used or required by the Privateer or its Subsidiaries to carry on

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their businesses as currently conducted; (e) has any outstanding payment claims against Privateer or any of its Subsidiaries (including fees from licenses, services or products, whether for specific performance, damages or otherwise); (f) has any claims to enter into an agreement with, or to acquire from or dispose to Privateer or its Subsidiaries any Intellectual Property Rights, fixed or tangible assets or other assets or to license to or from Privateer or its Subsidiaries any Intellectual Property Rights; or (g) has made or, to the Knowledge of Privateer, threatened any alleged claims against Privateer or its Subsidiaries.

(b) Section 2.22(b) of the Privateer Disclosure Letter lists each stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, co-sale agreement, management rights agreement, or other similar Contract between Privateer and any holder of Equity Interests in Privateer, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer or negotiation, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

(c) All of the Investor Agreements can be terminated by Privateer effective upon the Closing (regardless of any provisions therein providing for the survival of any obligations or Liability of Privateer or its Subsidiaries thereunder), and upon termination in accordance with Section 5.12 will be of no further force or effect, and none of the parties to any of the Investor Agreements will have any obligation or Liability to any other party thereunder. Upon such termination of each Investor Agreement, no party thereto will have any surviving rights, remedies or powers in relation to any failure on the part of any other party or any other Person to perform any duty or obligation under such Investor Agreement.

2.23 Anti-Bribery. None of Privateer or any of its Subsidiaries or any of their respective directors, officers, employees, agents or any other Person acting on their behalf has directly or indirectly offered, promised, or paid anything of value, including but not limited to bribes, rebates, payoffs, influence payments, kickbacks, political or charitable contributions, cash, entertainment gifts, free goods or services, employment, or any other benefit, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law, as amended, or any rules or regulations thereunder (collectively, the “Anti-Bribery Laws”). Neither Privateer nor any of its Subsidiaries is or has been the subject of any investigation or inquiry, whether internal or initiated by any third party or Governmental Body, with respect to potential violations of Anti-Bribery Laws in the past five years.

2.24 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 2 or in any certificate delivered by Privateer to Tilray and/or Merger Sub pursuant to this Agreement, Privateer makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Privateer acknowledges and agrees that, except for the representations and warranties of Tilray and Merger Sub set forth in Section 3, neither Privateer nor any of its Representatives is relying on any other representation or warranty of Tilray or any other Person made outside of Section 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

3.	REPRESENTATIONS AND WARRANTIES OF TILRAY AND MERGER SUB

Subject to Section 12.13(h), except (a) as set forth in the disclosure letter delivered by Tilray to Privateer (the “Tilray Disclosure Letter”) or (b) as disclosed in the Tilray SEC Documents filed

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with or furnished to the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward predictive or forward-looking in nature), Tilray and Merger Sub represent and warrant to Privateer as follows:

3.1 Due Organization; No Subsidiaries.

(a) Each of Tilray and Merger Sub is duly organized, validly existing and in good standing under the Laws of Delaware, and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which each is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Tilray is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Tilray Material Adverse Effect.

3.2 Organizational Documents. Tilray has made available to Privateer accurate and complete copies of Tilray’s and Merger Sub’s Organizational Documents in effect as of the date of this Agreement. Neither Tilray nor Merger Sub is in material breach or violation of its respective Organizational Documents.

3.3 Authority; Binding Nature of Agreement.

(a) Each of Tilray and Merger Sub has all necessary organizational power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Tilray, to receipt of the Required Tilray Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Tilray in its capacity as sole member of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Tilray Special Committee (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Tilray and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Stock Merger Consideration to the Privateer Stockholders, the issuance of the Option Merger Consideration and the treatment of Privateer Options pursuant to this Agreement, and the adoption of the Amended and Restated Tilray Charter, provided that any Cash Merger Consideration or Aggregate Cash Option Consideration to be paid shall be subject to the subsequent approval and determination of the Tilray Board pursuant to Section 1.5(d); and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Tilray vote to approve the Tilray Stockholder Matters. Tilray in its capacity as sole member of Merger Sub has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole member; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) upon the terms and subject to the conditions set forth in this Agreement, adopted this Agreement and thereby approved the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by each of Tilray and Merger Sub and, assuming the due authorization, execution and delivery by Privateer, constitutes the legal, valid and binding obligation of Tilray and Merger Sub, enforceable against each of Tilray and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

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3.4 Vote Required. (a) The affirmative vote of (i) a majority of the aggregate voting power of the votes cast at the Tilray Stockholders’ Meeting and (ii) the holders of a majority of the outstanding shares of Tilray Class 1 Common Stock and Tilray Class 2 Common Stock, each voting separately as a class, are the only votes of the holders of any class or series of Tilray’s capital stock necessary to approve the proposals in Section 5.3(a)(i) and (b) the affirmative vote of (i) a majority of the aggregate voting power of outstanding shares of Tilray Common Stock, and (ii) the holders of a majority of the voting power of the Tilray Class 1 Common Stock, voting together as a single class are the only votes of the holders of any class or series of Tilray’s capital stock necessary to approve the proposals in Section 5.3(a)(ii) (the “Required Tilray Stockholder Vote”).

3.5 Non-Contravention; Consents.

(a) Assuming the Enumerated Items have each been obtained, neither (x) the execution, delivery or performance of this Agreement by Tilray or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Tilray or Merger Sub, except for any such conflicts, violations or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Tilray and Merger Sub to consummate the Contemplated Transactions;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge, the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Tilray or Merger Sub, or any of the assets owned or used by Tilray or Merger Sub, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Tilray, except for any such conflicts, violations or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Tilray and Merger Sub to consummate the Contemplated Transactions; or

(iv) contravene, conflict with or result in a violation or breach of, or result in a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, any provision of any Tilray Contract, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Tilray and Merger Sub to consummate the Contemplated Transactions.

(b) Except for (i) any Consent set forth on Section 3.5 of the Tilray Disclosure Letter under any Tilray Contract, (ii) the Required Tilray Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, and (iv) such Consents, as may be required under applicable federal and state securities Laws, the HSR Act and all applicable foreign competition Laws, if any, and the Nasdaq rules (the foregoing, the “Enumerated Items”), Tilray is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would prevent or materially delay the ability of Tilray and Merger Sub to consummate the Contemplated Transactions. The Tilray Special Committee and the sole member of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and

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performance of this Agreement and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

3.6 No Financial Advisors. Other than Imperial Capital, LLC and Crowe LLP, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Tilray.

3.7 Valid Issuance. The Tilray Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid, and nonassessable.

3.8 Opinion of Financial Advisor. The Tilray Special Committee has received an opinion of Imperial Capital, LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, that the Contemplated Transactions are fair, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray). It is agreed and understood that such opinion is for the benefit of the Tilray Special Committee and may not be relied upon by Privateer.

3.9 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 3 or in any certificate delivered by Tilray or Merger Sub to Privateer pursuant to this Agreement, neither Tilray nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each of Tilray and Merger Sub acknowledges and agrees that, except for the representations and warranties of Privateer set forth in Section 2, none of Tilray, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Privateer or any other Person made outside of Section 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

4.	CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Privateer’s Business.

(a) Except as set forth on Section 4.1(a) of the Privateer Disclosure Letter, as expressly required under this Agreement, or as required by applicable Law, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), Privateer shall and shall cause each of its Subsidiaries to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts to which Privateer or any of its Subsidiaries is a party or for which any of the assets of Privateer or its Subsidiaries is subject.

(b) Except as set forth on Section 4.1(b) of the Privateer Disclosure Letter, as expressly required under this Agreement, or as required by applicable Law, without limiting the generality or effective of the provisions of Section 4.1(a), during the Pre-Closing Period, Privateer shall not, and shall cause its Subsidiaries to not, directly or indirectly, do any of the following:

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(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Privateer Common Stock from terminated employees, directors or consultants of Privateer);

(ii) except pursuant to the valid exercise of Privateer Options that are outstanding on the date of this Agreement, in accordance with their terms as existing on the date of this Agreement, (A) sell, issue, grant, pledge, or otherwise dispose of, Encumber, or authorize any of the foregoing with respect to any Equity Interest, (B) modify, waive or amend terms, or the rights of any holder, of any outstanding Equity Interest (including to reduce or alter the consideration to be paid to Privateer upon the exercise of any Equity Interest), (C) grant any new Privateer Option, or (D) accelerate, amend or change the period of exercisability or vesting of any Privateer Option or similar right or authorize any cash payment in exchange for any Privateer Option or similar right, except as specifically authorized under this Agreement;

(iii) except as required to give effect to anything in contemplation of the Closing, amend or otherwise change any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification, repurchase or redemption of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;

(iv) form any Subsidiary or acquire any Equity Interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any Indebtedness, (C) assume, endorse, guarantee, or otherwise become responsible for (contingently or otherwise), the obligations of any Person, (D) make any loans, advances or capital contributions, (E) make any capital expenditures or commitments, or (F) enter into or amend any Contract with respect to any of the above;

(vi) other than as required by applicable Law or the terms of any Privateer Benefit Plan as in effect on the date of this Agreement and disclosed in Section 4.1(b)(vi) of the Privateer Disclosure Letter, (A) adopt, terminate, establish or enter into any Privateer Benefit Plan, (B) cause or permit any Privateer Benefit Plan to be amended in any material respect, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, or employees, (D) increase or accelerate the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit, to any of its directors, officers, employees or consultants, (E) increase the severance or change of control benefits offered to any current or new directors, officers, or employees, or (F) terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $50,000 per year, other than any termination for cause;

(vii) recognize any labor union, labor organization, or similar Person, except as otherwise required by Law and after advance notice to Tilray;

(viii) acquire any material asset or property (including any real property, whether via acquisition or lease) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties (including any real property and any right or interest in any Privateer Real Estate Leases), or grant any Encumbrance with respect to such assets or properties;

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(ix) sell, assign, transfer, or otherwise dispose of, purchase or otherwise acquire or obtain, or grant or receive any license, sublicense or other rights under, any Intellectual Property Rights;

(x) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax Liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business, the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;

(xi) enter into, amend, breach, or consent to the termination of any Privateer Material Contract, amend, modify, waive or consent to the termination of any of Privateer’s or its Subsidiaries’ rights under any Privateer Material Contract, or waive, release or consent to the termination of any claims or rights of material value to Privateer or any of its Subsidiaries under any Privateer Material Contract;

(xii) other than the incurrence or payment of any Privateer Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, in amounts that exceed $50,000 in the aggregate;

(xiii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiv) initiate, settle, or take any action not required in connection with any Legal Proceeding;

(xv) terminate, cancel, amend, modify, allow to lapse or fail to renew any insurance coverage policy maintained by Privateer or any of its Subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

(xvi) file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy Laws; or

(xvii) agree, resolve or commit to do any of the foregoing.

4.2 Access and Investigation.

(a) During the Pre-Closing Period, upon reasonable notice, Tilray, on the one hand, and Privateer, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably

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request; (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; and (iv) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Tilray or Privateer pursuant to this Section 4.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding the foregoing, either of Tilray or Privateer may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information, and Tilray and Privateer shall not be required to take any action under Section 4.2(a) which would constitute a waiver of the attorney-client privilege.

4.3 Acquisition Proposals.

(a) Notwithstanding anything contained in this Agreement to the contrary, prior to obtaining the Required Tilray Stockholder Vote, in response to a bona fide Acquisition Proposal by any Person, Tilray may: (i) provide information in response to a request therefor (including nonpublic information regarding Tilray or any of its Subsidiaries) to the Person who made such Acquisition Proposal and (ii) participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal, in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Tilray Board determines in good faith after consultation with its outside legal counsel that, (x) based on the information then available and after consultation with its financial advisor, such Acquisition Proposal either constitutes a Superior Offer or could reasonably be expected to result in a Superior Offer and (y) that the failure to take such action could be inconsistent with the fiduciary duties of the Tilray Board to the stockholders of Tilray under applicable Law.

(b) If Tilray or any Representative of Tilray receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Tilray shall promptly (and in no event later than twenty-four (24) hours after Tilray becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Privateer orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Tilray shall keep Privateer reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

4.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, Privateer shall promptly notify Tilray in writing and furnish copies of all relevant documents, if any of the following occurs: (i) any Privateer Material Adverse Effect, (ii) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (iii) any Legal Proceeding against or involving or otherwise affecting Privateer or its Subsidiaries is commenced, or, to the Knowledge of Privateer, threatened against Privateer or its Subsidiaries or any director or officer of Privateer or its Subsidiaries, (iv) Privateer becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement, or (v) Privateer fails to comply with any covenant or obligation binding on it under this Agreement, in the case of (iv) and (v) that would reasonably be expected result in conditions set forth in Sections 6 or 7 to not be satisfied as of the time such representation or warranty shall have become inaccurate or as of the time of such breach. No notification given to Tilray

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pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Privateer or any of its Subsidiaries contained in this Agreement or Privateer Disclosure Letter for purposes of Sections 6 or 7, as applicable.

(b) During the Pre-Closing Period, Tilray shall promptly notify Privateer in writing and furnish copies of all relevant documents, if any of the following occurs: (i) any Tilray Material Adverse Effect, (ii) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (iii) any Legal Proceeding against or involving or otherwise affecting Tilray is commenced, or, to the Knowledge of Tilray, threatened against Tilray or any director or officer of Tilray, (iv) Tilray becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement, or (v) Tilray or Merger Sub fail to comply with any covenant or obligation binding on Tilray or Merger Sub under this Agreement, in the case of (iv) and (v) that would reasonably be expected result in conditions set forth in Sections 6 or 8 to not be satisfied as of the time such representation or warranty shall have become inaccurate or as of the time of such breach. No notification given to Privateer pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Tilray or Merger Sub contained in this Agreement or the Tilray Disclosure Letter for purposes of Sections 6 or 8, as applicable.

4.5 Payment and Discharge of Indebtedness. Prior to the Closing, Privateer will pay in full (or caused to be paid in full) all Liabilities (including accounts payable and accrued expenses) and Indebtedness of Privateer that are outstanding prior to the Closing and would be included or reflected on a consolidated balance of Privateer and its Subsidiaries as of immediately prior to the Closing, including all amounts described in Section 2.9(a), (b) and (e) (but excluding up to $1 million of Privateer Transaction Expenses).

5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, Tilray shall cause to be prepared and filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus. Tilray shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Privateer shall furnish, and shall require its Representatives to furnish, all information concerning itself and its Affiliates (excluding Tilray and Merger Sub) to Tilray, and provide such other assistance, as may be reasonably requested by Tilray in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement. Privateer covenants and agrees that the information provided by Privateer or its Subsidiaries to Tilray for inclusion in the Proxy Statement (including Privateer Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Tilray makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by Privateer or its Subsidiaries or any of their Representatives specifically for inclusion therein. Privateer makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the information provided by Privateer or its Subsidiaries or any of their Representatives for inclusion therein. Privateer and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the

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SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Tilray shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Tilray’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.

(b) Prior to the Effective Time, each of the Parties will also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the applicable securities laws of each State in the United States in which any registered holder of Privateer Capital Stock has an address of record on the applicable record date for determining the holders of Privateer Capital Stock entitled to notice and to vote pursuant to Privateer Stockholder Written Consent.

(c) Privateer will use commercially reasonable efforts to cause to be delivered to Tilray a consent letter of Privateer’s independent accounting firm (reasonably satisfactory in form and substance to Tilray), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, before each of the date on which the Registration Statement is (i) initially filed and (ii) becomes effective (but, in each case, dated no more than two Business Days prior to such date).

5.2 Privateer Information Statement; Stockholder Written Consent.

(a) Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than five Business Days thereafter, Privateer shall prepare, with the cooperation of Tilray, and commence mailing to its stockholders an information statement (the “Information Statement”) to solicit the Privateer Stockholder Written Consent evidencing the Required Privateer Stockholder Vote for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) adopting and approving the Amended and Restated Privateer Charter, (iii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, (iv) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL, and (v) approving the Preferred Stock Conversion (collectively, the “Privateer Stockholder Matters”). Under no circumstances shall Privateer assert that any approval or consent is necessary by its stockholders to approve Privateer Stockholder Matters, other than the Required Privateer Stockholder Vote. All materials (including any amendments thereto) submitted to the Privateer Stockholders in accordance with this Section 5.2(a) shall be subject to Tilray’s advance review and reasonable approval.

(b) Privateer covenants and agrees that the Information Statement, including any pro forma financial statements included therein, the letter to stockholders and the form of the Privateer Stockholder Written Consent included therewith, will not: (i) at the time that the Information Statement or any amendment or supplement thereto is first mailed to the Privateer Stockholders, (ii) at the time of receipt of the Required Privateer Stockholder Vote, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Privateer makes no covenant, representation or warranty with respect to statements made in the Information Statement, the letter to the stockholders, or the form of the Privateer

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Stockholder Written Consent included therewith, if any, based on information furnished in writing by Tilray specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

(c) Promptly following receipt of the Required Privateer Stockholder Vote, Privateer shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of Privateer that did not execute the Privateer Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Privateer Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Privateer Stockholders and approved and adopted this Agreement, the Merger and the other Contemplated Transactions; (ii) provide the Privateer Stockholders to whom it is sent with notice of the actions taken in the Privateer Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL, the Organizational Documents of Privateer; (iii) include a statement indicating that the Privateer Board intends for the drag-along provisions set forth in Section 5.8 of the Privateer Amended and Restated Investor Rights Agreement, dated July 24, 2017, to apply to the Contemplated Transactions; and (iv) include a description of the appraisal rights of Privateer Stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the Privateer Stockholders in accordance with this Section 5.2(c) shall be subject to Tilray’s advance review and reasonable approval.

(d) Privateer agrees that: (i) the Privateer Board shall unanimously declare the Merger advisable and recommend that the Privateer Stockholders vote to approve Privateer Stockholder Matters, (ii) the Privateer Board shall use reasonable best efforts to solicit such approval from each of the Privateer Stockholders within the time set forth in Section 5.2(a) (the recommendation of the Privateer Board that the Privateer Stockholders vote to adopt and approve this Agreement being referred to as the “Privateer Board Recommendation”); and (iii) the Privateer Board Recommendation shall not be withdrawn or modified (and the Privateer Board shall not publicly propose to withdraw or modify the Privateer Board Recommendation) in a manner adverse to Tilray, and no resolution by the Privateer Board or any committee thereof to withdraw or modify the Privateer Board Recommendation in a manner adverse to Tilray or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

5.3 Tilray Stockholders’ Meeting.

(a) Promptly after the Registration Statement has been declared effective by the SEC under the Securities Act, Tilray shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Tilray Common Stock for the purpose of seeking approval of:

(i) this Agreement, including the issuance of shares of Tilray Common Stock to the Privateer Stockholders in connection with the Contemplated Transactions and the change of control of Tilray resulting from the Merger pursuant to the Nasdaq rules; and

(ii) the Amended and Restated Tilray Charter; (the matters contemplated by the clauses 5.3(a)(i)– 5.3(a)(ii) are referred to as the “Tilray Stockholder Matters,” and such meeting, the “Tilray Stockholders’ Meeting”).

(b) Tilray shall set a record date for Persons entitled to notice of, and to vote at, the Tilray Stockholders’ Meeting, which shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Notwithstanding anything to the contrary contained

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in this Agreement, Tilray may adjourn or postpone the Tilray Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law (or in connection with the settlement of any applicable litigation) is timely provided to Tilray’s stockholders; (ii) if as of the time for which the Tilray Stockholders’ Meeting is originally scheduled there are insufficient shares of Tilray Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Tilray Stockholders’ Meeting; (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the Tilray Stockholder Matters; or (iv) if a bona fide written Acquisition Proposal is submitted to Tilray within 10 Business Days of the Tilray Stockholders’ Meeting (and not withdrawn), which Acquisition Proposal the Tilray Board determines in good faith, after consultation with its financial advisor and outside legal counsel, is, or could reasonably be expected to, result in a Superior Offer; provided, however, that the Tilray Stockholders’ Meeting shall not be postponed or adjourned later than the date that is 10 Business Days after the date on which Tilray receives such Acquisition Proposal (the “Initial Receipt Period”); provided that in the event the Tilray Board reaffirms the Tilray Board Recommendation during the Initial Receipt Period, the Tilray Stockholders’ Meeting may be postponed or adjourned to the date that is five Business Days after the date the Tilray Board reaffirms the Tilray Board Recommendation; provided further that in no event shall any such postponement or adjournment result in Tilray establishing a new record date for such meeting.

(c) Except to the extent permitted by Section 5.3(d): (i) the Tilray Board shall recommend that the Tilray stockholders vote to approve the Tilray Stockholder Matters at the Tilray Stockholders Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Tilray Board recommends that the Tilray stockholders vote to approve the Tilray Stockholder Matters at the Tilray Stockholders Meeting (such determination and recommendation being referred to as the “Tilray Board Recommendation”); and (iii) the Tilray Board Recommendation shall not be withdrawn or modified (or proposed to be withdrawn or modified) in a manner adverse to Privateer (an “Tilray Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the approval of Tilray Stockholder Matters by the Required Tilray Stockholder Vote, the Tilray Board may (A) effect, or cause Tilray to effect, as the case may be, a Tilray Board Adverse Recommendation Change, in the case of clauses (i) and (ii) below or (B) cause Tilray to terminate this Agreement pursuant to Section 9.1(h), in the case of clause (i) below:

(i) if, (A) after the date of this Agreement, a bona fide written Acquisition Proposal is made to Tilray and is not withdrawn; (B) the Tilray Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (C) the Tilray Board does not effect, or cause Tilray to effect, a Tilray Board Adverse Recommendation Change or cause Tilray to terminate this Agreement pursuant to Section 9.1(h) at any time within four Business Days (together with any subsequent shorter period as contemplated by clause (D) below (the “Notice Period”)) after Privateer receives (1) written notice from Tilray that the Tilray Board has determined that such Acquisition Proposal is a Superior Offer and (2) a summary of the material terms and conditions of the Acquisition Proposal (provided, that a new notice shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of two Business Days) shall begin); (D) during the applicable Notice Period, if requested by Privateer, Tilray engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Privateer to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute a Superior Offer; (E) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes a Superior Offer (taking into account any changes to the terms of this Agreement proposed by Privateer as a result of the negotiations required by clause (D) or otherwise); and (F) the Tilray Board determines in good faith, after having

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consulted with its financial advisor and outside legal counsel, that, in light of such Superior Offer, a failure to make a Tilray Board Adverse Recommendation Change could reasonably be expected to be inconsistent with the fiduciary duties of the Tilray Board to the stockholders of Tilray under applicable Law and such Acquisition Proposal constitutes a Superior Offer (taking into account (x) any modification to such offer and (y) any changes to the terms of this Agreement proposed by Privateer as a result of the negotiations required by clause (D) or otherwise); or

(ii) if other than in connection with or as a result of the making of an Acquisition Proposal with respect to Tilray or an Acquisition Inquiry with respect to Tilray, a material development, event, effect, state of facts or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) occurs, arises or becomes known to the Tilray Board after the date of this Agreement and prior to the approval of the Tilray Stockholder Matters by the Required Tilray Stockholder Vote (such material development, event, effect, state of facts or change in circumstances being referred to as an “Intervening Event”) (it being understood that that in no event shall the receipt, existence of or terms of an Acquisition Proposal with respect to Tilray or an Acquisition Inquiry with respect to Tilray or the consequences thereof constitute an Intervening Event): (A) the Tilray Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an Intervening Event has occurred; (B) the Tilray Board does not effect, or cause Tilray to effect, a Tilray Board Adverse Recommendation Change at any time within four Business Days after Privateer receives written notice from Tilray that the Tilray Board has determined that an Intervening Event requires the Tilray Board to effect, or cause Tilray to effect, a Tilray Board Adverse Recommendation Change (provided that a new notice shall be required with respect to any change in circumstances and a new notice period of two Business Days shall begin); (C) during such applicable period, if requested by Privateer, Tilray engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Privateer to amend this Agreement in such a manner that obviates the need for the Tilray Board to effect, or cause Tilray to effect, a Tilray Board Adverse Recommendation Change as a result of such Intervening Event; and (D) the Tilray Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Tilray Board Adverse Recommendation Change could reasonably be expected to be inconsistent with the fiduciary duties of the Tilray Board to Tilray’s stockholders under applicable Law.

(e) (i) Nothing contained in this Section 5.3 will prohibit Tilray from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Tilray Board may determine in good faith (after consultation with outside counsel) that it or Tilray, as applicable, is required to make under applicable Law will constitute a violation of this Agreement; provided, however, that in any event under clause (i) or (ii) the Tilray Board shall not make an Tilray Board Adverse Recommendation Change except in accordance with this Section 5.3. It is expressly understood and agreed by the Parties that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Tilray Board Adverse Recommendation Change; provided that the Tilray Board expressly reaffirms the Tilray Board Recommendation within 10 Business Days of the public announcement of any applicable Acquisition Proposal.

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5.4 Regulatory Approvals.

(a) Tilray and Privateer shall each promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, expiration or termination of any waiting period or Consent of any Governmental Body that may be reasonably required or advisable in connection with the consummation of the Contemplated Transactions.

(b) Tilray and Privateer shall each use its commercially reasonable efforts to obtain all such authorizations, approvals, expirations or terminations of waiting periods, and Consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act, or under foreign competition Laws, with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, to the extent not completed prior to the date hereof, Tilray and Privateer shall each use its commercially reasonable efforts to make, or cause to be made, all filings required of it or any of its respective Affiliates under the HSR Act and foreign competition Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event shall file a Notification and Report Form pursuant to the HSR Act 10 Business Days after the execution of this Agreement, and any other filing or notification required pursuant to any foreign competition Law within 10 Business Days after the execution of this Agreement. Tilray and Privateer shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice and any other requesting governmental authority additional information reasonably requested pursuant to the HSR Act or any foreign competition Laws in connection with such filings.

(c) Tilray and Privateer shall each use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under any applicable antitrust Laws, including responding promptly to and complying with any requests for information relating to this Agreement or any initial filings required under the HSR Act, and any other additional filings (“Merger Notification Filings”) from any Governmental Body charged with enforcing, applying, administering or investigating any antitrust Laws.

(d) Notwithstanding anything to the contrary herein, (i) Tilray shall not have any obligation to litigate or contest any such Legal Proceeding or order resulting therefrom and (ii) Tilray shall not be under an obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license, divestiture, or other disposition or holding separate of any assets of Tilray or any of its respective Affiliates, (B) the imposition of any limitation or restriction on the ability of Tilray or any of its respective Affiliates to freely conduct its business, or (C) any limitation or regulation on the ability of Tilray or any of its Affiliates to exercise full rights of ownership of Privateer.

5.5 Stock Option Matters.

(a) At the Effective Time, Tilray shall assume the Privateer Plan.

(b) At the Effective Time, each Privateer Class 1 Option (x) that is not a Terminating Privateer Option and (y) that is outstanding and unexercised immediately prior to the Effective Time under the Privateer Plan, whether or not vested, shall be (i) converted into and become an option to purchase Tilray Class 2 Common Stock (the “Class 1 Tilray Options”), and Tilray shall assume each such Privateer Class 1 Option in accordance with the terms of the Privateer Plan (as in effect as of the date of this Agreement) and the terms of the stock option agreement by which such Privateer Class 1 Option is evidenced; or (ii) cancelled and, pursuant to Section 1.5(d), converted into a right to receive a portion of the Cash Merger Consideration, if applicable, as calculated in accordance with the Cash-Out Options Allocation and as set forth on the Allocation Certificate. All rights with respect to Privateer Class 1

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Common Stock under such Privateer Class 1 Options assumed by Tilray shall thereupon be converted into rights with respect to Tilray Class 2 Common Stock. Accordingly, from and after the Effective Time: (i) each such Privateer Class 1 Option assumed by Tilray may be exercised solely for shares of Tilray Class 2 Common Stock; (ii) the number of shares of Tilray Class 2 Common Stock subject to each such Privateer Class 1 Option assumed by Tilray shall be determined by multiplying (A) the number of shares of Privateer Class 1 Common Stock that were subject to such Privateer Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Tilray Class 2 Common Stock; (iii) the per share exercise price for the Tilray Class 2 Common Stock issuable upon exercise of each such Privateer Class 1 Option assumed by Tilray shall be determined by dividing (A) the per share exercise price of Privateer Class 1 Common Stock subject to such Privateer Class 1 Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Privateer Class 1 Option assumed by Tilray shall continue in full force and effect and the term, exercisability, and vesting schedule of such Privateer Class 1 Option shall otherwise remain unchanged. Notwithstanding anything to the contrary in this Section 5.5(b), the exercisability of each such Privateer Class 1 Option assumed by Tilray shall be conditioned on the holder thereof having first properly delivered a duly executed Option Assumption Agreement in form and substance reasonably satisfactory to Tilray (the “Option Assumption Agreement”) and such other documents as may be reasonably required by Tilray. Notwithstanding anything to the contrary in this Section 5.5(b), the conversion of each such Privateer Class 1 Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Tilray Class 2 Common Stock shall be made in a manner intended to be consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Privateer Class 1 Option shall be intended to not constitute a “modification” of such Privateer Class 1 Option for purposes of Section 409A or Section 424 of the Code.

(c) At the Effective Time, each Privateer Class 3 Option (x) that is not a Terminating Privateer Option and (y) that is outstanding and unexercised immediately prior to the Effective Time under the Privateer Plan, whether or not vested, shall be (i) converted into and become an option to purchase Tilray Class 2 Common Stock (the “Class 3 Tilray Options” and, together with the Class 1 Tilray Options, the “Tilray Options”), and each such Privateer Class 3 Option in accordance with the terms (as in effect as of the date of this Agreement) of the Privateer Plan and the terms of the stock option agreement by which such Privateer Class 3 Option is evidenced; or (ii) cancelled and, pursuant to Section 1.5(d), converted into a right to receive a portion of the Cash Merger Consideration, if applicable, as calculated in accordance with the Cash-Out Options Allocation and as set forth on the Allocation Certificate. All rights with respect to Privateer Common Stock under such Privateer Class 3 Options assumed by Tilray shall thereupon be converted into rights with respect to Tilray Class 2 Common Stock. Accordingly, from and after the Effective Time: (i) each such Privateer Class 3 Option assumed by Tilray may be exercised solely for shares of Tilray Class 2 Common Stock; (ii) the number of shares of Tilray Class 2 Common Stock subject to each such Privateer Class 3 Option assumed by Tilray shall be determined by multiplying (A) the number of shares of Privateer Common Stock that were subject to such Privateer Class 3 Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Tilray Class 2 Common Stock; (iii) the per share exercise price for the Tilray Class 2 Common Stock issuable upon exercise of each such Privateer Class 3 Option assumed by Tilray shall be determined by dividing (A) the per share exercise price of Privateer Common Stock subject to such Privateer Class 3 Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Privateer Class 3 Option assumed by Tilray shall continue in full force and effect and the term, exercisability, and vesting schedule of such Privateer Class 3 Option shall otherwise remain unchanged. Notwithstanding anything to the contrary in this Section 5.5(c), the exercisability of each such Privateer Class 3 Option assumed by Tilray shall be conditioned on the holder thereof having

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first properly delivered a duly executed Option Assumption Agreement and such other documents as may be reasonably required by Tilray. Notwithstanding anything to the contrary in this Section 5.5(c), the conversion of each such Privateer Class 3 Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Tilray Class 2 Common Stock shall be made in a manner intended to be consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Privateer Class 3 Option shall be intended to not constitute a “modification” of such Privateer Class 3 Option for purposes of Section 409A or Section 424 of the Code.

(d) If the Tilray Board elects to pay Cash Merger Consideration pursuant to Section 1.5(d) such that a holder of Privateer Service Provider Options is entitled to a payment of Individual Option Cash Consideration as provided for in Section 5.5(b) and Section 5.5(c) above, then (i) any such Individual Option Cash Consideration shall be paid to the holders of the applicable Privateer Service Provider Options thereof pursuant to Tilray’s standard payroll procedures as soon as practicable after the Closing; and (ii) any such payments of Individual Option Cash Consideration to a holder of Privateer Service Provider Options shall be subject to and made net of all applicable withholding and deductions. Prior to the Effective Time, Privateer shall cause its management company to pay to Tilray any employer’s share of any employment or payroll-related Taxes with respect to the Individual Option Cash Consideration (whether incurred by Tilray or Privateer).

(e) At least 10 Business Days prior to the Closing, but subject to the occurrence of, the Effective Time, Privateer shall provide notification as to whether it has elected to effect the cancellation and termination of each Privateer Option with a per share exercise price that is equal to or greater than $27.00 (each, a “Terminating Privateer Option”), and in consideration of such cancellation and termination each applicable holder thereof shall be entitled to receive one-half of a share of Privateer Class 1 Common Stock or Privateer Class 3 Common Stock, as applicable, for each share of Privateer Common Stock subject to such Terminating Privateer Option (rounded down to the nearest whole share) (such number of shares of Privateer Common Stock, in the aggregate, the Terminating Privateer Option Consideration). The cancellation of each Terminating Privateer Option shall be conditioned on the holder thereof having first properly delivered a duly executed option cancellation agreement in form and substance reasonably satisfactory to Tilray. The Terminating Privateer Option Consideration shall be paid to the holders of Terminating Privateer Options effective as of immediately prior to the Effective Time and shares of Privateer Common Stock included in the Terminating Privateer Option Consideration shall be deemed to be outstanding as of the Effective Time, and eligible for treatment in connection with the Merger as described herein. In addition, the Terminating Privateer Option Consideration, shall be subject to and made net of all applicable withholding and deductions, and Privateer, in its some discretion, may elect to satisfy any such withholding obligations by withholding shares of Privateer Common Stock that would otherwise be issued to holders of Terminating Privateer Options under this section. Privateer acknowledges and agrees that the cancellation of the Terminating Privateer Options shall be effected in accordance with the Privateer Plan and applicable Laws.

(f) Prior to the Effective Time, Privateer shall take all actions that may be necessary or as may be reasonably requested by Tilray (under the Privateer Plan and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Privateer Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Tilray and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective

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Time, a director or officer of Tilray or Privateer and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Tilray or of Privateer, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Tilray and the Surviving Company, jointly and severally, upon receipt by Tilray or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Tilray, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Tilray with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Tilray that are presently set forth in the certificate of incorporation and bylaws of Tilray shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Tilray. The Organizational Documents of the Surviving Company shall contain, and Tilray shall cause the Organizational Documents of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former managers and officers as those presently set forth in the certificate of incorporation and bylaws of Tilray.

(c) From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of Privateer to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Privateer’s Organizational Documents and pursuant to any indemnification agreements between Privateer and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Tilray shall fulfill and honor in all respects the obligations of Tilray to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Tilray’s Organizational Documents and pursuant to any indemnification agreements between Tilray and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Tilray shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits no less favorable to Tilray than in effect as of the date of this Agreement (provided, that Tilray may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous). In addition, Privateer shall purchase, prior to the Effective Time, a six year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Privateer’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (the “Privateer D&O Tail Policy”).

(e) From and after the Effective Time, Tilray shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of the rights provided to such persons in this Section 5.6.

(f) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Tilray and Privateer by Law, charter,

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statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Tilray or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Tilray or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Tilray shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.6.

5.7 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall as promptly as practicable make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.7 of the Privateer Disclosure Letter) to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by Privateer and Tilray and thereafter Tilray and Privateer shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Tilray Associates or Privateer Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Tilray Associates or Privateer Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Tilray SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), and (b) a Party may, without the prior consent of the other Parties hereto but subject to giving advance notice to the other Parties, issue any such press release or make any such public announcement or statement as may be required by any Law, court process or by obligations pursuant to any listing agreement with or listing rules of Nasdaq or any other national securities exchange or national securities quotation system, in which case, if reasonably practicable, the Party proposing to issue such press release or make such public announcement or statement shall use its commercially reasonable efforts to consult in good faith with the other Parties before making issuing any such press release or making such public announcement or statement.

5.9 Listing. Tilray shall use its commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Effective Time, (b) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Tilray Class 2 Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Tilray Class 2 Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate

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with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. Tilray and Privateer agree to evenly split all Nasdaq fees associated with the Nasdaq Listing Application, if any (the “Nasdaq Fees”). Privateer will cooperate with Tilray as reasonably requested by Tilray with respect to the Nasdaq Listing Application and promptly furnish to Tilray all information concerning Privateer and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Tax Matters.

(a) For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Tilray, Merger Sub and Privateer are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(c) Each of the Parties shall use its reasonable best efforts to obtain (i) the Tilray Registration Statement Tax Opinion, (ii) Privateer Registration Statement Tax Opinion, (iii) the Tilray Closing Tax Opinion and (iv) Privateer Closing Tax Opinion, including (A) delivering to Cooley LLP (“Cooley”) and Paul Hastings LLP (“Paul Hastings”) prior to the filing of the Registration Statement, tax representation letters substantially in the forms set forth in Schedule C-1 (the “Privateer Tax Representation Letter”) and Schedule D-1 (the “Tilray Tax Representation Letter”), respectively, and (B) delivering to Cooley and Paul Hastings, dated and executed as of the dates of such Tax opinions, the Privateer Tax Representation Letter and the Tilray Tax Representation Letter. Each of the Parties shall use its reasonable best efforts not to, and not permit any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 5.10(c).

(d) The Stockholder Representative shall, at its expense, file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Privateer and its Subsidiaries with respect to any Pre-Closing Tax Period and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior practice except as otherwise required by Law. All such Tax Returns shall be provided to Tilray for review no later than 20 calendar days prior to their due date (including any extensions) for Tilray’s review, and Tilray shall have the right to comment on such returns no later than 10 calendar days prior to their due date (including any extensions); any such comments shall be considered in good faith by the Stockholder Representative. Tilray shall, at its expense, file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Privateer and its Subsidiaries for all other Tax periods and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. To the extent permitted or required by applicable Law, the taxable year of each of Privateer and its Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date.

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(e) To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among any Straddle Period, the portion of any such Taxes attributable to the period up to and including the Closing Date shall be (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale of property, deemed equal to the amount that would be payable if the Tax period of Privateer or the applicable Subsidiary ended with (and included) the Closing Date; provided that, exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any of Privateer or a Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

(f) If after the Closing Date, Tilray, Privateer or any of their Affiliates receives a refund of any Tax of Privateer or any of its Subsidiaries attributable to a Pre-Closing Tax Period (whether received in cash or as a credit against other Taxes), Tilray shall pay to the Privateer Stockholders within 15 calendar days after such receipt an amount equal to such refund, together with any interest received or credited thereon, regardless of the nature of or reason for the refund.

(g) The Privateer Stockholders shall be responsible for all Transfer Taxes incurred in connection with the Merger. Any Transfer Tax described in the preceding sentence shall be paid to the relevant Tax authority when due by the Privateer Stockholders, and shall their own expense, timely file any Tax Return or other document with respect to such Transfer Tax.

5.11 Legends. Tilray shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Tilray Common Stock (a) to be received in the Merger by equity holders of Privateer who may be considered “affiliates” of Tilray for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and (b) subject to the Lock-up Provisions and, in each case, to issue appropriate stop transfer instructions to the transfer agent for such Tilray Common Stock.

5.12 Termination of Certain Agreements and Rights. Privateer shall terminate or shall cause to be terminated any Investor Agreements prior to the Effective Time, without any surviving obligation or Liability on any Person such that no party thereto will have any surviving rights, remedies or powers in relation to any failure on the part of any other party or any other Person to perform any duty or obligation under such Investor Agreement.

5.13 Section 16 Matters. Provided that Privateer delivers to Tilray, in a timely fashion, all requisite information necessary for Tilray and Merger Sub to take the actions contemplated by this Section 5.13, Tilray and Privateer shall, prior to the Effective Time, take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Tilray Common Stock, restricted stock awards to acquire Tilray Common Stock, and any options to purchase Tilray Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tilray immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14 Further Assurances. Each Party agrees to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

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5.15 Allocation Certificate. Privateer shall prepare and deliver to Tilray at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Privateer in a form reasonably acceptable to Tilray (the “Allocation Certificate”) setting forth (as of immediately prior to the Effective Time) (i) each holder of Privateer Common Stock and Privateer Options; (ii) such holder’s name; (iii) the number and type of Privateer Common Stock held and/or underlying Privateer Options as of the immediately prior to the Effective Time for each such holder; (iv) the number and type of shares of Tilray Common Stock to be issued to such holder, or to underlie any Tilray Option to be issued to such holder, pursuant to this Agreement and calculated in accordance with the Privateer Allocation in respect of Privateer Common Stock or in accordance with Section 5.5(d) in respect of Privateer Options held by such holder as of immediately prior to the Effective Time, (v) the cash dollar amount (rounded to the nearest whole cent), without interest, to be issued to such holder, if applicable, in lieu of any fractional shares of Tilray Common Stock pursuant to Section 1.5(c), (vi) the cash dollar amount (rounded to the nearest whole cent), without interest, to be issued to such holder, if applicable, of the portion of Cash Merger Consideration to be paid to such holder pursuant to this Agreement and calculated in accordance with the Privateer Allocation or the Cash-Out Options Allocation, as applicable, (vii) the Pro Rata Consideration Ratio, (viii) each Privateer Stockholder’s Pro Rata Cash Portion, (ix) each Privateer Stockholder’s Pro Rata Portion (x) each Founder Pro Rata Portion, (xi) the Option Exchange Ratio, (xii) the Cash Consideration Shares, including the Stock Cash Consideration Shares and the Option Cash Consideration Shares, (xiii) each Privateer Stockholder’s Escrow Allocation, (xiv) the Aggregate Cash Option Consideration, (xv) the Aggregate In-the-Money Option Value, (xvi) the Option FMV, (xvii) the Total Cash-Out Options, (xviii) with respect to each holder of a Privateer Option that is a Privateer Service Provider, (A) such holder’s Individual In-the-Money Option Value, (B) such holder’s Optionholder Cash Percentage, (C) such holder’s Individual Option Cash Consideration, (D) such holder’s Cash-Out Options Allocation for each grant, and (E) such holder’s aggregate number of Terminating Privateer Options (if any) and (xix) each calculation underlying or related to the foregoing, and (xx) with respect to each holder of a Privateer Option that is a Privateer Service Provider, whether such holder has terminated Continuous Service and if so, the date of such termination and the reason therefor. Concurrently with the execution of this Agreement, Privateer shall deliver to Tilray a draft of the Allocation Certificate containing the above information as reasonably anticipated to be immediately prior to the Effective Time.

5.16 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of Privateer, Privateer Board, Tilray and the Tilray Board (including any committees thereof), as applicable, shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.17 Stockholder Litigation. Each Party shall (i) keep the other Party reasonably informed regarding any Legal Proceeding brought or threatened by any stockholder against such Party or any of its respective directors or officers relating to or challenging this Agreement or the consummation of the Contemplated Transactions. Prior to the Closing, each Party shall reasonably consult with and permit the other Party and its Representatives to participate in the defense of any such Legal Proceeding and each Party shall give consideration to the other Party’s advice with respect to such Legal Proceeding. Each Party shall promptly advise the other Party orally and in writing of the initiation of, and shall keep the other Party reasonably apprised of any material developments in connection with, any such Legal Proceeding, including any settlement negotiations.

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5.18 Tilray Equity Plan.

(a) Tilray shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor or alternative form), if available for use by Tilray, relating to the shares of Tilray Common Stock issuable with respect to Privateer Options assumed by Tilray in accordance with Section 5.5.

(b) Effective as of, but subject to, the Effective Time, the vesting of each then-outstanding and unvested option that as of the date hereof is an option to purchase shares of Tilray Common Stock held by any Privateer Service Provider shall accelerate.

5.19 Preferred Stock Conversion. Privateer shall take all necessary action to effect the conversion of Privateer Preferred Stock into Privateer Class 2 Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”).

5.20 Escrow Matters. Each of Privateer, the Stockholder Representative, Tilray and Merger Sub shall negotiate in good faith and, prior to or concurrently with the Closing, enter into a mutually agreed escrow agreement (the “Escrow Agreement”) with each other and the Escrow Agent for the establishment of the escrow account and provision of the escrow services in accordance with the terms and subject to the conditions of this Agreement and providing, among other items, that the Privateer Stockholders shall hold voting rights to the Escrow Shares (as allocated in accordance with the Escrow Allocation) during the period between the Effective Time and the Escrow Release Date unless such Escrow Shares are Released Shares.

5.21 Interim Lock-up. Without Tilray’s written consent (which consent shall be granted or withheld at Tilray’s sole discretion), Privateer will not, prior to the Effective Time, offer to Transfer, or Transfer, any of the capital stock of Tilray, including any shares of Tilray Class 1 Common Stock or Tilray Class 2 Common Stock.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction, judgement, or other order or decree shall have been issued and remain in effect by any tribunal, court, or other Governmental Body of competent jurisdiction or Law which has the effect of preventing, making illegal, or prohibiting the consummation of the Contemplated Transactions. There shall not be pending any Legal Proceeding by any Governmental Body of competent jurisdiction seeking to prohibit the consummation of the Contemplated Transactions.

6.3 Stockholder Approval. (a) Tilray shall have obtained the Required Tilray Stockholder Vote and (b) Privateer shall have obtained the Required Privateer Stockholder Vote.

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6.4 Listing. The shares of Tilray Class 2 Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

6.5 Regulatory Approvals. The applicable approvals, clearances, or waiting periods (and any extensions thereof) under the HSR Act or any foreign competition Laws that are applicable to the Contemplated Transactions or the acquisition of voting securities by individuals set forth on Schedule A shall have been obtained, expired or been earlier terminated.

6.6 Charter Amendments. (a) Privateer shall have filed the amended and restated charter of Privateer in the form attached hereto as Exhibit D (the “Amended and Restated Privateer Charter”) and (b) Tilray shall have filed the amended and restated charter of Tilray in the form attached hereto as Exhibit E (the “Amended and Restated Tilray Charter”).

6.7 Contract Terminations. Privateer covenants and agrees to cause the Contracts set forth on Schedule 6.7 to be terminated or extinguished, with no liability or obligation to Privateer, within 20 Business Days after the date of this Agreement.

7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF TILRAY AND MERGER SUB

The obligations of Tilray and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by Tilray, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Except for the representations and warranties set forth in Sections 2.6(a), 2.6(b) (other than the first two sentences thereof), 2.6(c) and 2.6(d), the Privateer Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Privateer set forth in Sections 2.6(a), 2.6(b) (other than the first two sentences thereof), 2.6(c) and 2.6(d) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (other than, as of the Closing Date, inaccuracies that are de minimis in the aggregate on the Closing Date) with the same force and effect as if made on and as of such date. The representations and warranties of Privateer contained in this Agreement (other than Privateer Fundamental Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (without giving effect to any references therein to any Privateer Material Adverse Effect or other materiality qualifications), except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects without giving effect to any references therein to any Privateer Material Adverse Effect or other materiality qualifications as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to Privateer Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Privateer shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

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7.3 No Privateer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Privateer Material Adverse Effect.

7.4 Preferred Stock Conversion. Privateer shall have effected the Preferred Stock Conversion.

7.5 Termination of Investor Agreements. The Investor Agreements shall all have been terminated in accordance with Sections 2.22(c) and 5.12.

7.6 Agreements and Documents. Tilray shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Privateer certifying that the conditions set forth in Sections 6.6(a), 7.1, 7.2, 7.3, 7.4, 7.5, and 7.8 have been duly satisfied;

(b) the Allocation Certificate, duly executed by the Chief Financial Officer of Privateer;

(c) a Stockholder Lock-up Agreement and Privateer Support Agreement delivered by each Privateer Stockholder listed on Schedule A;

(d) a letter of resignation and waiver, in form reasonably satisfactory to Tilray, duly executed by each member of the board of directors (or equivalent governing body) and each officer of Privateer and each of its Subsidiaries, in each case, effective as of the Effective Time, evidencing the resignation of each such director and officer and waiving any and all Claims against Privateer (other than Claims that such director or officer is entitled to indemnification under the Organizational Documents of, or any indemnification agreements with, Privateer or its Subsidiaries);

(e) evidence reasonably satisfactory to Tilray that Privateer has purchased the Privateer D&O Tail Policy;

(f) the Escrow Agreement, duly executed by the Escrow Agent and the Stockholder Representative;

(g) the Docklight Letter Agreement, duly executed by Docklight Brands Inc.; and

(h) the Founders Guarantee Agreement, duly executed by each of the Founders.

7.7 FIRPTA Certificate. Tilray shall have received (i) an original signed statement from Privateer that Privateer is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Tilray to deliver such notice to the IRS on behalf of Privateer following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of Privateer, and in form and substance reasonably acceptable to Tilray.

7.8 Privateer Stockholder Written Consent. The Privateer Stockholder Written Consent evidencing the Required Privateer Stockholder Vote shall be in full force and effect.

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7.9 Closing Tax Opinions. Tilray shall have received the Tilray Closing Tax Opinion.

7.10 Appraisal Rights. Privateer Stockholders holding no more than one and a half percent (1.5%) of the outstanding Privateer Capital Stock shall continue to have a right to seek appraisal, dissenters’, or similar rights under applicable Law with respect to their Privateer Capital Stock by virtue of the Merger.

8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PRIVATEER

The obligations of Privateer to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by Privateer, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Tilray Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Tilray and Merger Sub contained in this Agreement (other than the Tilray Fundamental Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (without giving effect to any references therein to any Tilray Material Adverse Effect or other materiality qualifications), except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects without giving effect to any references therein to any Tilray Material Adverse Effect or other materiality qualifications as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Tilray Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. Tilray and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3 Tilray Closing Certificate. Privateer shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Tilray confirming that the conditions set forth in Sections 6.6(b), 8.1, and 8.2 have been duly satisfied.

8.4 Closing Tax Opinions. Privateer shall have received the Privateer Closing Tax Opinion.

8.5 Escrow Agreement. Privateer shall have received the Escrow Agreement duly executed by Tilray and the Escrow Agent.

9.	TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Privateer Stockholder Matters by the Privateer Stockholders and whether before or after approval of the Tilray Stockholder Matters by Tilray’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Tilray and Privateer;

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(b) by either Tilray or Privateer if the Contemplated Transactions shall not have been consummated by March 9, 2020 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Privateer, on the one hand, or to Tilray, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that in the event a request for additional information has been made by any Governmental Body, or in the event the SEC has not declared the Registration Statement effective under the Exchange Act by at least 60 calendar days prior to the End Date, then either Privateer or Tilray shall be entitled to extend the End Date for an additional 60 calendar days by written notice to the other the Party;

(c) by either Tilray or Privateer if a tribunal, court, or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable judgment, order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the Contemplated Transactions;

(d) by either Tilray or Privateer if the Privateer Stockholder Written Consent evidencing the Required Privateer Stockholder Vote shall not have been obtained within 15 Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided that once the Privateer Stockholder Written Consent evidencing the Required Privateer Stockholder Vote has been obtained, neither Tilray nor Privateer may terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Tilray or Privateer if (i) the Tilray Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Tilray’s stockholders shall have taken a final vote on the Tilray Stockholder Matters and (ii) the Tilray Stockholder Matters shall not have been approved at the Tilray Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Tilray Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Tilray where the failure to obtain the Required Tilray Stockholder Vote has been caused by the action or failure to act of Tilray or Merger Sub and such action or failure to act constitutes a material breach by Tilray or Merger Sub of this Agreement;

(f) by Privateer, upon a breach by Tilray or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Tilray or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Privateer is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such breach by Tilray or Merger Sub or such inaccuracy in Tilray’s or Merger Sub’s representations and warranties is curable by Tilray or Merger Sub prior to the End Date, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the expiration of a 15-day period commencing upon delivery of written notice from Privateer to Tilray of such breach or inaccuracy and Privateer’s intention to terminate pursuant to this Section 9.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach or inaccuracy is cured prior to such termination becoming effective);

(g) by Tilray, upon a breach by Privateer of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Privateer shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Tilray is not then in material breach of any representation, warranty, covenant or

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agreement under this Agreement; provided, further, that if such breach by Privateer or such inaccuracy in Privateer’s representations and warranties is curable by Privateer prior to the End Date then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the expiration of a 15-day period commencing upon delivery of written notice from Tilray to Privateer of such breach or inaccuracy and Tilray’s intention to terminate pursuant to this Section 9.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach or in accuracy is cured prior to such termination becoming effective);

(h) by Tilray at any time prior to the approval of the Tilray Stockholder Matters by the Required Tilray Stockholder Vote in order to enter into a definitive agreement to consummate a Superior Offer; provided that Tilray has complied in all material respects with its obligations under Section 5.3(d); or

(i) by Privateer, at any time prior to the approval of the Tilray Stockholder Matters by the Required Tilray Stockholder Vote, the Tilray Board has made a Tilray Board Adverse Recommendation Change.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 5.8, this Section 9.2, Section 9.3, Section 12 and the terms defined in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party of any Liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Termination Fee; Lock-Up.

(a) If this Agreement is terminated by either Tilray or Privateer pursuant to Section 9.1(d), then (i) the Lock-up Agreement executed and delivered by Privateer and Tilray concurrently with this Agreement (the “Privateer Lock-up Agreement”) shall be automatically effective in accordance with its terms; and (ii) within three months of the expiration date of the Privateer Lock-up Agreement, Privateer shall reimburse Tilray for its reasonable out-of-pocket fees, costs or expenses incurred in connection with the Contemplated Transactions (and for which Tilray has provided invoices to Privateer evidencing such fees, costs or expenses); provided, however, that in no event shall such reimbursement payment exceed $3,000,000.

(b) Any fee payable by Privateer pursuant to this Section 9.3 shall be paid by wire transfer of same day funds. The Parties agree that, in all cases, (i) subject to Section 9.2, any fee payable by Privateer to Tilray under this Section 9.3 shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Tilray following the termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall Privateer be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of any fee payable by Privateer to Tilray under this Section 9.3 (A) Privateer shall have no further liability to Privateer in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Privateer giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither Tilray nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Privateer or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be

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consummated and (C) Tilray and its Affiliates shall be precluded from any other remedy against Privateer and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(b) shall limit the rights of the Parties under Section 12.9; provided, further, that nothing in this Section 9.3 shall limit the rights of Tilray with respect to any breach of the Privateer Lock-up Agreement.

(c) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Tilray in the circumstances in which such amount is payable.

10.	STOCKHOLDER REPRESENTATIVE

10.1 Designation of Stockholder Representative.

(a) Michael Blue is hereby appointed as the Stockholder Representative (and each successor appointed in accordance with Section 10.1(c)) to perform all such acts as the Stockholder Representative is authorized to take under the Transaction Documents and the Contemplated Transactions, which will include the power and authority to: (i) execute and deliver all documents that the Stockholder Representative is authorized to execute and deliver under the Transaction Documents; (ii) receive payments under or pursuant to this Agreement and disbursement thereof to the Privateer Stockholders and others, as contemplated by this Agreement; (iii) receive and, if applicable, forward notices and communications pursuant to this Agreement; (iv) give or agree to, on behalf of all or any of the Privateer Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) following the Closing, amend, modify or supplement this Agreement or any of the instruments to be delivered to Tilray pursuant to this Agreement; (vi) engage attorneys, accountants, agents or consultants on behalf of the Privateer Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (vii) make all other elections or decisions that the Stockholder Representative is authorized to make under any Transaction Document; (viii) authorized release of the Escrow Shares; and (ix) perform each such act and thing whatsoever that Stockholder Representative may be or is required to do, or which Stockholder Representative in its sole good faith discretion determines is desirable to do, pursuant to or to carry out the intent of the Transaction Documents, and to amend, modify or supplement any of the foregoing. Each Privateer Stockholder, by execution of the Letter of Transmittal, as applicable, acknowledges Michael Blue as the Stockholder Representative and its authority as set forth herein.

(b) The grant of authority provided for in this Section 10.1 (i) is coupled with an interest and is being granted, in part, as an inducement to Privateer and Tilray to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy, liquidation, merger or change of control of any Privateer Stockholder and will be binding on any successor thereto and (ii) subject to this Section 10.1, may be exercised by Stockholder Representative acting by signing as Stockholder Representative of any Privateer Stockholder.

(c) If Stockholder Representative or its heirs or their respective Representatives, as the case may be, advise Privateer Stockholders that it is unavailable to perform it duties hereunder, within three Business Days of notice of such advice, an alternative Stockholder Representative will be appointed by a majority in interest of Privateer Stockholders. Any references in this Agreement to Stockholder

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Representative shall be deemed to include any duly appointed successor Stockholder Representative.

(d) All acts of the Stockholder Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Privateer Stockholders and not of the Stockholder Representative individually. The Stockholder Representative shall not have any Liability for any amount owed to any Person pursuant to this Agreement, or any Transaction Document. The Stockholder Representative shall not be liable to Privateer, Tilray, the Merger Sub or any other Person in his or its capacity as the Stockholder Representative, for any Liability of any Privateer Stockholder or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement. The Stockholder Representative shall not be liable to any Privateer Stockholder, in his or its capacity as the Stockholder Representative, for any Liability of any Privateer Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or applicable Law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Stockholder Representative’s willful misconduct or fraud as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no Liability in its capacity as the Stockholder Representative to Tilray, the Merger Sub, Privateer, any Privateer Stockholder or any other Person and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Stockholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of a Privateer Stockholder.

(e) The Stockholder Representative is hereby authorized to establish an account for the purposes of holding the Reserve Amount (the “Reserve Account”). The Stockholder Representative may use the Reserve Amount to pay any fees, costs, expenses or other obligations incurred by the Stockholder Representative acting in its capacity as such. Without limiting the foregoing, each Privateer Stockholder shall, only to the extent of such holder’s Pro Rata Portion of consideration actually received pursuant to this Agreement in respect of such person’s Privateer Capital Stock, indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any loss, damage, cost, liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Stockholder Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties under this Agreement. Any expenses incurred by the Stockholder Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Stockholder Representative but shall be payable by and attributable to the Privateer Stockholders based on each such Person’s Pro Rata Portion, as applicable. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Stockholder Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Stockholder Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Stockholder Representative in connection with the performance of its duties hereunder, the Stockholder Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to Privateer Stockholders from the Reserve Account to itself no earlier than the date such payments are actually made. The Stockholder Representative may also from time to time submit invoices to the Privateer Stockholders covering such expenses and liabilities, which shall be paid by the Privateer Stockholders promptly following the receipt thereof on a pro rata basis based on their respective Pro Rata Portion, as applicable. Upon the request of any Privateer Stockholder, the Stockholder Representative shall provide such Privateer Stockholder with an accounting of all expenses and liabilities paid by the Stockholder Representative in its capacity as such. The Reserve Amount shall be retained in whole or in

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part by the Stockholder Representative for such time as the Stockholder Representative shall determine in its sole discretion. If the Stockholder Representative shall determine in its sole discretion to return all or any portion of the Reserve Amount to the Privateer Stockholders, such amount shall be distributed to the Privateer Stockholders in accordance with Section 1.7(i).

11.	INDEMNIFICATION

11.1 Survival Periods. The Parties, intending to modify any applicable statute of limitations, agree that (a) the Privateer Fundamental Representations shall survive the Closing and shall continue in full force and effect for as long as there are any Escrow Shares remaining, including any Escrow Shares that may be subject to Claims that have not yet been finally resolved, (b) the representations and warranties of Privateer (other than the Privateer Fundamental Representations) in this Agreement (including the Privateer Disclosure Letter and any certificate delivered by or on behalf of Privateer pursuant to this Agreement) shall survive the Closing until, and shall terminate on the Escrow Release Date, and (c) all covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Tilray Indemnified Party to the Stockholder Representative prior to the expiration of the applicable survival period shall survive until finally resolved pursuant to this Section 11. Notwithstanding anything to the contrary in this Agreement, any Fraud Claim will survive the Closing indefinitely.

11.2 Indemnification of Tilray. Subject to the terms and limitations in this Section 11, from and after the Closing, the Privateer Stockholders (the “Indemnifying Parties”) shall indemnify and hold harmless Tilray, its Subsidiaries, and their respective Representatives (collectively, the “Tilray Indemnified Parties”) from and against, and shall compensate and reimburse each of the Tilray Indemnified Parties for, any loss, Liability, fine, penalty or damage, including reasonable out of pocket fees, costs and expenses of counsel and other professionals, reasonable out of pocket expenses of investigation, including consequential damages to the extent reasonably foreseeable to the Parties, but excluding any special, punitive, exemplary, treble or similar damages (other than to the extent paid or payable to a third party) (a “Loss”) that such Tilray Indemnified Party suffers resulting from, arising out of, or imposed upon or incurred by any Tilray Indemnified Party by reason of (regardless of whether or not such Losses relate to any Third Party Claim):

(a) any breach or inaccuracy of any representation or warranty made by or on behalf of Privateer or the Stockholder Representative in this Agreement, the Privateer Disclosure Letter, or any certificate delivered by Privateer pursuant to this Agreement (a “Warranty Breach”);

(b) any breach by Privateer or the Stockholder Representative of any covenant or agreement in this Agreement (a “Covenant Breach”);

(c) any inaccuracy in or omission from the Allocation Certificate (including any calculations, assumptions, or assertions therein), including in the calculation of the amount of the Total Merger Consideration, the Stock Merger Consideration, the Cash Merger Consideration, the Option Merger Consideration, the Aggregate Cash Option Consideration or other amounts set forth therein that are delivered to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement, any amounts a Person was entitled to receive pursuant to the terms of this Agreement or the Privateer Allocation or the Cash-Out Options Allocation that was omitted from the Allocation Certificate, or any amount of any Privateer Transaction Expense Overage or any other item not accurately and completely reflected therein or otherwise not deducted from or applied to the Total Merger Consideration, the Stock Merger Consideration, the Cash Merger Consideration, the Option Merger Consideration or the Aggregate Cash Option Consideration pursuant thereto;

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(d) any Dissenter Costs;

(e) any D&O Matter;

(f) any Equityholder Matter (without duplication of any Losses recovered under Section 11.2(c) above);

(g) any Privateer Transaction Expense Overage, but only to the extent not taken into account in the calculation of the Total Merger Consideration;

(h) any Pre-Closing Liabilities (including any Pre-Closing Taxes);

(i) the matters set forth on Schedule 11.2(i); and

(j) any claim for Fraud arising out of or relating to Privateer’s negotiation, execution and delivery of this Agreement or any other Transaction Document (each, a “Fraud Claim”).

For purposes of calculating any Losses under this Section 11, all materiality and material adverse effect qualifications, limiting the scope of any provision of this Agreement or any other Transaction Document shall be disregarded.

11.3 Limitations; Knowledge Savings; Benefit of Bargain.

(a) Even if a Tilray Indemnified Party would otherwise be entitled to indemnification for a Loss pursuant to this Agreement for any Warranty Breach, such Tilray Indemnified Party shall not be indemnified for such Loss unless and until the amount of Losses eligible for indemnification pursuant to Section 11.2(a) (other than with respect to any breach of any Privateer Fundamental Representation) with respect to such claim (together with any other Warranty Breach which is based on the same underlying facts, situations, circumstances, actions, failures to act, activities or transactions as such Warranty Breach) exceeds an amount equal to five thousand dollars ($5,000) (the “Per Claim Threshold”), and then, subject to this Section 11.3, the Tilray Indemnified Parties shall be entitled to recover the aggregate amount of all Losses from the first dollar (it being understood that no Tilray Indemnified Party shall be entitled to receive indemnification for any Losses with respect to any single claim or series of related claims in the event that such Losses are less than the Per Claim Threshold).

(b) Subject to the limitations set forth in this Section 11, any Losses for which the Indemnifying Parties have indemnification obligations under this Section 11 shall be recovered by Tilray Indemnified Parties solely by cancellation of Released Shares to satisfy the amount of any such Losses; provided, however, that any Losses shall be satisfied (i) first, from the portion of the Escrow Shares that constitute the Stockholder Escrow Shares (as calculated in accordance with the Escrow Allocation) and (ii) second, if the Stockholder Escrow Shares are insufficient to cover such Losses, then, from the portion of the Escrow Shares that constitute the Founder Escrow Shares (as calculated in accordance with the Escrow Allocation).

(c) Each of Tilray and Merger Sub acknowledge and agree that the Escrow Shares shall be the Tilray Indemnified Party’s sole and exclusive source of recovery with respect to claims arising under, or otherwise in connection with, this Agreement and that, following release in full of the Escrow Shares, the Tilray Indemnified Parties shall have no further rights to indemnification hereunder.

(d) Notwithstanding any investigation by, right of investigation, or Knowledge of, Tilray or Merger Sub of the affairs of Privateer, or waiver or non-assertion by Tilray or Merger Sub of any

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condition or right hereunder, Tilray and Merger Sub shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and in any other Transaction Document; provided, that other than with respect to Fraud Claims, no Tilray Indemnified Party shall be required to show reliance thereon in order to be entitled to any right or remedy hereunder.

11.4 Procedures for Third Party Claims.

(a) In the event Tilray becomes aware of a Claim or demand by another Person (other than the Stockholder Representative) (a “Third Party Claim”) that Tilray in good faith believes will result in an indemnification claim pursuant to this Section 11, the Tilray Indemnified Party shall deliver to the Stockholder Representative, as soon as practicable, but in any event within 30 Business Days of becoming aware of any facts or circumstances that would reasonably be expected to give rise to a claim for indemnification hereunder, written notice thereof, specifying, to the extent then known by the Tilray Indemnified Party, the amount of such claim and the nature and basis of such claim, including copies of all notices and documents received by the Tilray Indemnified Party relating to the Third Party Claim; provided, however, that no delay on the part of the Tilray Indemnified Party in notifying the Stockholder Representative shall relieve the Indemnifying Parties of any Liability hereunder, except to the extent that the defense of any third party Legal Proceeding has been prejudiced by the Tilray Indemnified Party’s failure to give such notice. Thereafter, the Tilray Indemnified Party shall keep the Indemnifying Party informed on a current basis as to any changes or developments with respect to the foregoing, including by providing copies of all material notices and material documents (including court papers) from time to time received by the Tilray Indemnified Party from a third party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Tilray Indemnified Party, Tilray shall, on behalf of the Tilray Indemnified Parties, have the right in its sole discretion to conduct the defense of, and to settle or otherwise resolve, any such Third Party Claim, and for clarity, to be indemnified, reimbursed, and compensated for its costs and expenses in connection with any such Third Party Claim, pursuant to and as set forth in Section 11.2, and the Securityholders’ Representative shall be entitled on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Tilray Indemnified Party shall seek the prior written consent of the Stockholder Representative on behalf of the Indemnifying Parties with respect to any settlement of a Third Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to any Pending Claim, the Stockholder Representative may withhold its prior written consent to any settlement in its sole discretion and the Tilray Indemnified Party shall not be permitted to settle any Pending Claim without the prior written consent of the Stockholder Representative. The written consent of the Indemnifying Parties with respect to any settlement or other resolution of any Third Party Claim (other than with respect to any Pending Claim) shall be deemed to have been given unless the Stockholder Representative shall have objected within 10 Business Days after a written request for such consent by the Tilray Indemnified Party. In the event that the Indemnifying Parties have consented to any such settlement or other resolution of a Third Party Claim (or in the event such consent has been unreasonably withheld, conditioned or delayed with respect to a Third Party Claim other than a Pending Claim), the amount of any such settlement shall be dispositive of the existence of an indemnifiable claim hereunder and the amount of Losses attributable to such claim (plus (i) any reasonable out of pocket fees, costs and expenses of counsel and other professionals and reasonable out of pocket expenses of investigation incurred by the Tilray Indemnified Parties that are not addressed by any such settlement or resolution and (ii) any Losses incurred by the Tilray Indemnified Parties with respect to equitable remedies or non-monetary obligations attributable to such Third Party Claim that are not addressed by any such settlement or resolution). If such written consent is not given (unless such consent was unreasonably withheld, conditioned or delayed with respect to a Third Party Claim other than a Pending Claim, in which case the preceding sentence shall apply), the Tilray Indemnified Party may agree to any such settlement or

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compromise, and may make an indemnity claim therefor (including whether and to what extent the Tilray Indemnified Party is entitled to indemnification, reimbursement, and compensation under this Agreement for such claim) subject to this Section 11; provided, however, that any such settlement or compromise effected without the written consent of the Stockholder Representative shall not be dispositive of the existence of an indemnifiable claim hereunder or the amount of Losses attributable to any such claim; provided further, however, that in no event shall a Tilray Indemnified Party be permitted to agree to any settlement or compromise of a Pending Claim without the prior written consent of the Stockholder Representative, which may be withheld in the Stockholder Representative’s sole discretion. Notwithstanding the foregoing, the Tilray Indemnified Party shall not, without the Stockholder Representative’s consent on behalf of the Indemnifying Parties (which consent shall not be unreasonably withheld, conditioned or delayed with respect to a Third Party Claim other than a Pending Claim), settle, discharge or compromise any Third Party Claim or consent to the entry of any judgment if such settlement, discharge or compromise that (A) involves any finding or admission of any violation of applicable Law on behalf of the Indemnifying Parties or any of its Affiliates or any of their respective Representatives, (B) does not cause each Indemnifying Party that is party to such Third Party Claim to be fully and unconditionally released from all Liability with respect to such claim, or (C) imposes equitable remedies or material non-monetary obligations on the Indemnifying Party.

(c) With respect to the Pending Claims, after the Effective Time, the Tilray Indemnified Parties may engage any counsel of their choosing, subject to their sole discretion, provided that the Tilray Indemnified Parties shall reasonably consult with the existing litigation counsel previously engaged by Privateer.

11.5 Procedures for Inter-Party Claims. In the event that a Tilray Indemnified Party determines to make a claim for Losses against any Indemnifying Parties hereunder (other than as a result of a Third Party Claim), the Tilray Indemnified Party shall give prompt written notice thereof to the Stockholder Representative specifying the amount of such claim and the nature and basis of the alleged breach giving rise to such claim; provided, however, that no delay on the part of the Tilray Indemnified Party in notifying the Stockholder Representative shall relieve the Indemnifying Parties of any Liability hereunder, except to the extent that the Stockholder Representative has been prejudiced by the Tilray Indemnified Party’s failure to give such notice. The Tilray Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records during normal business hours upon reasonable advance notice solely for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Losses. The Stockholder Representative shall notify the Tilray Indemnified Party within 30 calendar days following its receipt of such notice if the Indemnifying Parties dispute Liability to the Tilray Indemnified Party under this Section 11. If the Stockholder Representative does not so notify the Tilray Indemnified Party, the claim specified by the Tilray Indemnified Party in such notice shall be conclusively deemed to be a Loss of the Indemnifying Parties under this Section 11, and in the case of any notice in which the amount of the claim (or any portion of the claim) has been finally determined, the Stockholder Representative and Tilray shall jointly instruct the Escrow Agent to deliver to Tilray, on behalf of the Tilray Indemnified Parties, the Released Shares, or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, the Released Shares as calculated on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Stockholder Representative has timely disputed Liability with respect to such claim as provided above, the Indemnifying Party and Tilray shall negotiate in good faith to resolve such dispute. Promptly following the final determination of the amount of the Losses which the Tilray Indemnified Party has suffered (whether determined in accordance with this Section 11.4(b) or by a court of competent jurisdiction pursuant to Section 12.4), the Stockholder Representative and the Tilray shall jointly instruct the Escrow Agent to deliver to Tilray, on behalf of the Tilray Indemnified Parties, the Released Shares.

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11.6 Exclusive Remedy. This Section 11 shall be the sole and exclusive remedy of the Tilray Indemnified Parties from and after the Closing Date for any claims arising under this Agreement; provided, however, that the foregoing shall not limit the right of any Tilray Indemnified Party to injunctive relief pursuant to equitable Law or any other equitable remedy, any rights under Section 12.9 hereto, or any right or remedy arising by reason of any Fraud Claim. The obligations of the Indemnifying Parties under this Section 11 shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by Privateer that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Indemnifying Parties, not Privateer, shall have the sole obligation for the indemnification, compensation and reimbursement obligations under this Section 11.

11.7 Release of Escrow. On the 18-month anniversary of the Closing Date (such later date being the “Escrow Release Date”), the Escrow Agent shall release to the Exchange Agent for issuance to each Privateer Stockholder in accordance with such holder’s Escrow Allocation, the number of Escrow Shares equal to (a) the Escrow Shares on the Escrow Release Date minus (b) the quotient of (i) the maximum amount of all Losses for which any Tilray Indemnified Party has timely made a claim for indemnification that has not been finally determined and fully satisfied by Released Shares in accordance with this Section 11, and (ii) the Tilray Trailing Price on the Escrow Release Date. In the event any portion of the Escrow Shares are not released on the Escrow Release Date as a result of the reduction in respect of the foregoing sentence, following the final determination of any of such outstanding claims and, as applicable, release of Released Shares in full satisfaction of all outstanding indemnity claims in accordance with and subject to the terms and conditions of this Section 11, the Stockholder Representative shall be entitled to, and Tilray shall promptly and in any event within two Business Days of such final determination and full satisfaction of all outstanding indemnity claims, direct the Escrow Agent to release to the unreleased number of Escrow Shares to the Exchange Agent for issuance to each Privateer Stockholder in accordance with such holder’s Escrow Allocation.

12.	MISCELLANEOUS PROVISIONS

12.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors or other governing bodies of Privateer, Merger Sub, and Tilray at any time (whether before or after obtaining the Required Privateer Stockholder Vote or the Required Tilray Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made without the further approval of such stockholders if the further approval of such stockholders is required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Privateer, Merger Sub and Tilray.

12.2 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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(c) No extension or waiver by Tilray or Merger Sub shall require the approval of the stockholders of Tilray unless such approval is required by Law, and no extension or waiver by Privateer shall require the approval of the Privateer Stockholders unless such approval is required by Law.

12.3 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, together with the Transaction Documents, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

12.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 12.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.7 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

12.5 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

12.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

12.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery if delivered by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

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if to Tilray or Merger Sub:

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada, V9X IJ2

Attention: Dara Redler, General Counsel; Maryscott Greenwood, Chair of the Special Committee of the Board

Email: scotty.greenwood@tilray.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Luke P. Iovine, III, Jason Rabbitt-Tomita, Erik J. Lindemann

Email: lukeiovine@paulhastings.com, jasontomita@paulhastings.com, eriklindemann@paulhastings.com if to Privateer:

Privateer Holdings, Inc.

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

Attention: Michael Blue, Managing Director

Email: michael.blue@privateerholdings.com

with a copy to (which shall not constitute notice):

Cooley LLP

1700 7th Ave, Suite 1900

Seattle, WA 98101

Attention: John Robertson, Steve Tonsfeldt, Kassendra Galindo

Email: jrobertson@cooley.com, stonsfeldt@cooley.com, kgalindo@cooley.com if to the Stockholder Representative:

Michael Blue

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

Attention: Michael Blue

Email: michael.blue@privateerholdings.com

with a copy to (which shall not constitute notice):

Cooley LLP

1700 7th Ave, Suite 1900

Seattle, WA 98101

Attention: John Robertson, Steve Tonsfeldt, Kassendra Galindo

Email: jrobertson@cooley.com, stonsfeldt@cooley.com, kgalindo@cooley.com

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12.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

12.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity and prior to the valid exercise of any termination right by the Parties in accordance with Section 9.1. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.10 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties, the Tilray Indemnified Parties to the extent of their respective rights pursuant to Section 11.2, and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.11 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except that Tilray will be responsible for up to $1,000,000 of Privateer Transaction Expenses that are unpaid as of the Effective Time.

12.12 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that Cooley has acted as counsel to Privateer in various matters involving a range of issues and as counsel to Privateer in connection with the negotiation of this Agreement and consummation of the Contemplated Transactions.

(b) In connection with any matter or dispute under this Agreement, each of Tilray and Merger Sub hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Company following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in

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connection with (i) Cooley’s prior representation of Privateer and (ii) Cooley’s representation of the Stockholder Representative and/or any of the Securityholders (collectively, the “Protected Parties”) prior to and after the Closing.

(c) Each of Tilray and Merger Sub further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among any of Cooley, any of the Protected Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Contemplated Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Protected Parties, shall be controlled by the Stockholder Representative on behalf of the Protected Parties and shall not pass to or be claimed by Tilray or Merger Sub or, following the Closing, the Surviving Company. All Deal Communications that are subject to the attorney-client privilege (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Stockholder Representative and the Protected Parties, shall be controlled by the Stockholder Representative on behalf of the Protected Parties, and shall not pass to or be claimed by any of Tilray, Merger Sub or, following the Closing, the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by any of Tilray, Merger Sub or any of their respective Affiliates (including, after the Closing, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) Notwithstanding the foregoing, in the event that a dispute arises between Tilray and Merger Sub or, after the Closing, the Surviving Company, on the one hand, and a third party other than the Stockholder Representative or the Securityholders, on the other hand, Tilray and Merger Sub or, following the Closing, the Surviving Company, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Tilray or Merger Sub, nor, following the Closing, the Surviving Company may waive such privilege without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned, or delayed). In the event that Tilray or Merger Sub or, following the Closing, any Protected Party is legally required by order of a Governmental Body to access or obtain a copy of all or a portion of the Privileged Deal Communications, Tilray shall immediately (and, in any event, within five Business Days) notify the Stockholder Representative in writing (including by making specific reference to this Section 12.12(d)) so that the Stockholder Representative can seek a protective order and Tilray agrees to use all commercially reasonable efforts to assist therewith.

(e) To the extent that Privileged Deal Communications maintained by Cooley constitute property of its clients, only the Stockholder Representative and the Protected Parties shall hold such property rights and Cooley shall have no duty to reveal or disclose any such Privileged Deal Communications by reason of any attorney-client relationship between Cooley, on the one hand, and Privateer, on the other hand so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of Tilray and Merger Sub agrees on behalf of itself and, following the Closing, the Surviving Company, to the extent that Tilray or Merger Sub or, after the Closing, the Surviving Company, receives or takes physical possession of any Privileged Deal Communications, such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Protected Parties or any other Person, of the privileges or protections described in this Section 12.12, and neither Tilray or Merger Sub nor, following the Closing, the Surviving Company shall (i) assert any claim that any of the Protected Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any Privileged Deal Communications, or (ii)

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seek to obtain the Privileged Deal Communications from Cooley so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

12.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The Parties agree that each of the Privateer Disclosure Letter and the Tilray Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Privateer Disclosure Letter or the Tilray Disclosure Letter shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Pacific time) on the date that is two Business Days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Parties and their Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Tilray SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are

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authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next regular Business Day.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

TILRAY, INC.

By:	/s/ Mark Castaneda
Name:	Mark Castaneda
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DOWN RIVER MERGER SUB, LLC

By:	/s/ Mark Castaneda
Name:	Mark Castaneda
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PRIVATEER HOLDINGS, INC.

By:	/s/ Michael Blue
Name: Michael Blue
Title: President and Managing Partner

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

STOCKHOLDER REPRESENTATIVE

By:	/s/ Michael Blue
Name: Michael Blue

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the other Party to such Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the other Party or any of its Affiliates to such Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (A) in which a Party is a constituent Entity; (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (C) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Cash Option Consideration” means (i) the Cash Merger Consideration, multiplied by (ii) the quotient of the (A) Privateer Service Provider Options, divided by (B) the Privateer Exchange Shares.

“Aggregate Exercise Price” means the aggregate exercise price of all In-the-Money Options.

“Aggregate In-the-Money Option Value” means (i) the product of (A) the Option FMV, multiplied by (B) all In-the-Money Options, less (ii) the Aggregate Exercise Price.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Cash Consideration Shares” means a number of shares of Tilray Class 2 Common Stock equal to the sum of (i) the Stock Cash Consideration Shares, plus (ii) the Option Cash Consideration Shares. For purposes of determining the Cash Consideration Shares, the number of shares of Tilray Class 2 Common Stock shall be rounded down to the nearest whole share. The calculation of the Cash Consideration Shares shall be set forth in the Allocation Certificate.

“Cash-Out Options Allocation” means the allocation of the Individual Option Cash Consideration, with respect to each grant of In-the-Money Options (with the grants of In-the-Money Options with the lowest exercise price being allocated the Individual Option Cash Consideration and cashed out and cancelled first, in ascending order by exercise price until all of the Individual Option Cash Consideration is exhausted), the aggregate number of In-the-Money Options, per grant, equal to the lesser of (i) the total number of options in that grant to which a portion of Individual Option Cash Consideration has not yet been allocated and (ii) the quotient of (A) the Individual Option Cash Consideration payable to that Optionholder and not yet allocated, divided by (B) the Option FMV less the applicable exercise price for such grant. For purposes of determining the Cash-Out Options Allocation, the number of shares of In-the-Money Options to be cancelled with respect to each grant shall be rounded down to the nearest whole share.

“Claim” mans threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Preferred Stock Conversion and the other transactions and actions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“D&O Matter” means any Claim by or on behalf of any securityholders Privateer, or any Subsidiary of Privateer, or by or in the right of Privateer, or any Subsidiary of Privateer, pertaining to (i) the fact that he or she is or was an officer or director of Privateer, or any Subsidiary of Privateer, or any action or omission or alleged action or omission by such Person in his or her capacity as an officer or director, or (ii) this Agreement, any other Transaction Document, or the Contemplated Transactions, whether in any case asserted or arising before or after the Effective Time.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenter Costs” means the amount, if any, by which (i) the amount paid as a result of holders of Dissenting Shares having perfected (and not waived, withdrawn or otherwise lost) their rights pursuant to the DGCL exceeds (ii) the consideration that would have been paid to such holders pursuant to the terms of this Agreement with respect to such Dissenting Shares if no demand for appraisal or dissenters’ rights had been made by the holders of such Dissenting Shares.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Docklight Letter Agreement” means the letter agreement by and between Docklight Brands Inc. (and any successor or assignee) and Tilray.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), and “Encumber” shall have corresponding meaning.

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Entity, and any subscription, option, call, warrant, right, security instrument (including debt securities) or obligation or any other security, either currently or otherwise convertible, exchangeable or exercisable into such.

“Equityholder Matter” means any Claim by or on behalf of any current or former securityholder of Privateer or any Subsidiary of Privateer, or any other Person, asserting, alleging or seeking to assert rights or remedies relating to Equity Interests of Privateer or any Subsidiary of Privateer, including any Claim asserted, based upon or related to (a) the Privateer Stockholder Written Consent or the Required Privateer Stockholder Vote, (b) the ownership or rights to ownership of any Equity Interests of Privateer or any Subsidiary of Privateer, or (c) any rights of a securityholder of Privateer or any of its Subsidiaries, including any rights to Equity Interests, preemptive rights or rights to notice or to vote Equity Interests, and any other claim by any current or former securityholder of Privateer or any Subsidiary of the Privateer relating to this Agreement, the Transaction Documents, any of the Contemplated Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., or another third party escrow agent to be mutually agreed by Tilray and Privateer.

“Escrow Allocation” means the following allocation of the Escrow Amount among the Privateer Stockholders (a) with respect to each Privateer Stockholder, a number of shares of Tilray Class 2 Common Stock equal to the product of (i) such Privateer Stockholder’s Pro Rata Portion, multiplied by (ii)

the first one-half of the Escrow Amount (the “Stockholder Escrow Shares”) and (b) with respect to a Founder, a number of shares of Tilray Class 2 Common Stock equal to the product of (i) the applicable Founder Pro Rata Portion, multiplied by (ii) the remaining one-half of the Escrow Amount (the “Founder Escrow Shares”).

“Escrow Amount” means a number of shares of Tilray Class 2 Common Stock equal to the quotient of (a) $125,000,000, divided by (b) the Tilray Closing Price. For purposes of determining the Escrow Amount, the number of shares of Tilray Class 2 Common Stock shall be rounded down to the nearest whole share.

“Escrow Shares” means, at any given time after Closing, the number of shares of Tilray Class 2 Common Stock then remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement (as calculated in accordance with the Escrow Allocation).

“Exchange Act” means the Securities Exchange Act of 1934.

“FMV” means lower of (i) the Tilray Closing Price and (ii) the Offering Price.

“Founder” means any of the following individuals and Entities: (a) Brendan Kennedy, (b) Michael Blue, (c) Christian Groh, (d) any Permitted Entity (as such term is defined in the Amended and Restated Privateer Charter) of any of the foregoing individuals and (e) any Permitted Transferee (as such term is defined in the Amended and Restated Privateer Charter) of any of the foregoing individuals or Permitted Entities (as such term is defined in the Amended and Restated Privateer Charter).

“Founder Pro Rata Portion” means, with respect to a Founder, a percentage equal to the quotient of (a) the Tilray Class 2 Common Stock Consideration Shares allocated to such Founder pursuant to Section 1.5(a)(iii) and in accordance with the Privateer Allocation, divided by (b) the Tilray Class 2 Common Stock Consideration Shares issued to all Founders, the calculation of which shall be set forth in the Allocation Certificate.

“Founders Guarantee Agreement” means that the guarantee agreement by and among Tilray and each of the Founders.

“Fraud” means an act in the making of a specific representation or warranty of Privateer expressly set forth in this Agreement or any other Transaction Document, committed by a Person making such express representation or warranty or their Affiliates or, with respect to any such representations and warranties of Privateer, any of the Privateer’s Subsidiaries, with reckless disregard for the accuracy of such representations and warranties or with the intent to deceive another Person, and to induce him, her or it to enter into the contract and requires (a) a false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement or any other Transaction Document; (b) knowledge that such representation is false; (c) an intention to induce the Person to whom such representation was made or any of their Affiliates to act or refrain from acting in reliance upon it; (d) reliance upon which that Person suffers damages.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, certification, franchise, permission, approval, exemption, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family Member” means with respect to any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home (other than employees or tenants).

“In-the-Money Options” means any Privateer Service Provider Option for which the applicable exercise price is less than the Option FMV.

“Indebtedness” means the sum of the following, whether or not contingent or due and payable: (i) indebtedness of Privateer or any of its Subsidiaries for borrowed money, including convertible debt; (ii) obligations of Privateer or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of Privateer or any of its Subsidiaries in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of Privateer or any of its Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) capitalized lease obligations of Privateer or any of its Subsidiaries; (vi) indebtedness of third parties which is either guaranteed by Privateer or any of its Subsidiaries or secured by an Encumbrance on the assets of Privateer or any of its Subsidiaries; (vii) any overdue accounts payable of Privateer or any of its Subsidiaries; (viii) any acceleration, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing; and (ix) all accrued interest on any of the foregoing.

“Individual In-the-Money Option Value” with respect to a holder of Privateer Service Provider Options, the product of (i) each In-the-Money Option held by such holder, multiplied by (ii) the Option FMV, less applicable exercise price for such grant.

“Individual Option Cash Consideration” means (i) the Optionholder Cash Percentage, multiplied by (ii) the Aggregate Cash Option Consideration.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (ii) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (iii) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (iv) patents and industrial property rights; (v) other similar proprietary rights in intellectual property of every kind and nature; (vi) rights of privacy and publicity; and (vii) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities after reasonable inquiry. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any claim, action, cause of action, suit, demand, tender of indemnity, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lock-up Provisions” means the terms and provisions set forth in the Form of Stockholder Lock-up Agreement attached hereto as Exhibit C (as well as any Lock-up Agreement entered into by any Privateer Stockholder).

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Tilray Common Stock are then listed.

“Offering” means an underwritten, at-the market offering, or other registered public offering of Tilray Common Stock or other offering of Tilray securities consummated by Tilray prior to the Closing.

“Offering Price” means the weighted-average price associated with each identifiable portion of funds designated for Cash Merger Consideration as follows: (i) in the case of an underwritten public offering, the public offering price of a share of Tilray Class 2 Common Stock in such offering, less any underwriting discounts, commissions or other compensation, (ii) in the case of an at-the-market offering, the weighted-average price per share of Tilray Class 2 Common Stock sold in such offerings, less any discounts, commissions or other compensation and (iii) in the case in which Tilray uses cash from any other offering of Tilray securities to be allocated as Cash Merger Consideration, the net sale price of a share of Tilray Class 2 Common Stock (after taking into account discounts, commissions or other compensation).

“Option Cash Consideration Shares” means the product of (i) the Total Cash-Out Options, multiplied by (ii) the Option Exchange Ratio.

“Option Exchange Ratio” means the following ratio: the quotient of (i) the Total Merger Consideration less the Escrow Amount, divided by (ii) the Privateer Exchange Shares.

“Option FMV” means (i) the FMV, multiplied by (ii) the Option Exchange Ratio.

“Option Merger Consideration” means a number of shares of Tilray Class 2 Common Stock equal to (i) the product of (A) the Privateer Service Provider Options, multiplied by (B) the Option Exchange Ratio, less (ii) the Option Cash Consideration Shares.

“Optionholder’s Cash Percentage” means the quotient of (i) the Individual In-the-Money Option Value, divided by (ii) the Aggregate In-the-Money Option Value.

“Ordinary Course of Business” means, with respect to any Entity, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that for the avoidance of doubt, Ordinary Course of Business shall exclude any breach of Contract or violation of applicable Law.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means Privateer and the Stockholder Representative, on the one hand, and Tilray and Merger Sub, on the other hand.

“Pending Claim” means the matters set forth on Schedule B.

“Permitted Encumbrance” means: (i) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Privateer Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of Privateer or any of its Subsidiaries; (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (v) non-exclusive licenses of Intellectual Property Rights granted by Privateer or any of its Subsidiaries, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (vi) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Liabilities” means any and all Liabilities of Privateer or any of its Subsidiaries arising out of or imposed upon or incurred by any Person as a result of any action, omission, fact or circumstance existing or occurring prior to the Effective Time. For clarity, Pre-Closing Liabilities includes Pre-Closing Taxes.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.

“Pre-Closing Taxes” means (i) any and all Liability for Taxes of Privateer or any of its Subsidiaries for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, (ii) any and all Liability for Taxes of any Person (A) as a result of Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation or as a result of filing any consolidated, combined, unitary or aggregate Tax Return with such Person prior to the Closing Date; or (B) as a transferee or successor by law, pursuant to a Contract entered into prior to the Closing Date, or any other relationship in existence as of the Closing Date, and (iii) the Privateer Stockholders’ share of Transfer Taxes pursuant to Section 5.10(f).

“Privateer Allocation” means the following allocation of the Stock Merger Consideration among the Privateer Stockholders:

(a) with respect to a Founder, a number of shares of Tilray Class 1 Common Stock equal to the product of (i) the Tilray Class 1 Common Stock Consideration Shares, multiplied by (ii) the quotient of (A) the number of shares of Privateer Capital Stock held by such Founder, divided by (B) the number of shares of Privateer Capital Stock held by all Founders;

(b) with respect to each Privateer Stockholder, a number of shares of Tilray Class 2 Common Stock equal to (i) the product of (A) such holder’s Pro Rata Consideration Ratio, multiplied by (B) the Total Merger Consideration, (ii) less the number of shares of Tilray Class 2 Common Stock equal to the quotient of (A) the Pro Rata Cash Portion with respect to such holder, divided by (B) the Offering Price (rounded up to the nearest whole share), and (iii) less in the case of a Founder, the number of shares of Tilray Class 2 Common Stock equal to the number of shares of Tilray Class 1 Common Stock allocated to such Founder pursuant to subsection (a) of this definition; and

(c) with respect to each Privateer Stockholder, the portion of Cash Merger Consideration equal to such holder’s Pro Rata Cash Portion;

in each case, all in accordance with the Amended and Restated Privateer Charter.

“Privateer Associate” means any current or former employee, independent contractor, officer or director of Privateer or any of its Subsidiaries.

“Privateer Board” means the board of directors of Privateer.

“Privateer Capital Stock” means the Privateer Common Stock and the Privateer Preferred Stock.

“Privateer Class 1 Common Stock” means the Class 1 Common Stock, $0.0001 par value per share, of Privateer.

“Privateer Class 1 Options” means options or other rights to purchase shares of Privateer Class 1 Common Stock issued by Privateer.

“Privateer Class 2 Common Stock” means the Class 2 Common Stock, $0.0001 par value per share, of Privateer.

“Privateer Class 3 Common Stock” means the Class 3 Common Stock, $0.0001 par value per share, of Privateer.

“Privateer Class 3 Options” means options or other rights to purchase shares of Privateer Class 3 Common Stock issued by Privateer.

“Privateer Closing Tax Opinion” means a written opinion from Cooley, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Schedule C-3, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Cooley shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the Privateer Tax Representation Letter and the Tilray Tax Representation Letter.

“Privateer Common Stock” means the Privateer Class 1 Common Stock, Privateer Class 2 Common Stock, and Privateer Class 3 Common Stock.

“Privateer Contract” means any Contract: (i) to which Privateer or any of its Subsidiaries is a Party; (ii) by which Privateer or any of its Subsidiaries or any Privateer IP or any other asset of Privateer or its Subsidiaries is or may become bound or under which Privateer or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which Privateer or any of its Subsidiaries has or may acquire any right or interest.

“Privateer ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is treated with Privateer or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Privateer Exchange Shares” means the total number of shares of Privateer Common Stock outstanding immediately prior to the Effective Time (expressed on an as-converted to Privateer Common Stock basis and assuming the effectiveness of the Preferred Stock Conversion), (i) including (A) the total number of shares assuming the exercise of all Privateer Service Provider Options immediately prior to the Effective Time and (B) the issuance of shares of Privateer Common Stock in respect of all other outstanding options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger and (ii) excluding any shares issuable upon exercise of the Tilray Service Provider Options.

“Privateer Fundamental Representations” means the representations and warranties of Privateer set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6 (Capitalization; Ownership of the Owned Shares), and 2.20 (No Financial Advisors).

“Privateer IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or licensed to, Privateer or its Subsidiaries.

“Privateer Material Adverse Effect” means any Effect that is or would be reasonably expected to be materially adverse to the business, assets, or Liabilities of Privateer and its Subsidiaries, taken as a whole. In addition to, and without limiting, the foregoing, any Effect that is or would reasonably be expected to be materially adverse to the business, assets, or Liabilities of Privateer and its Subsidiaries, taken as a whole, but excluding the ownership of capital stock of Tilray, shall also constitute a Privateer Material Adverse Effect.

“Privateer Options” means Privateer Class 1 Options and Privateer Class 3 Options, collectively.

“Privateer Plan” means the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended.

“Privateer Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Privateer Registration Statement Tax Opinion” means a written opinion from Cooley, dated as of such date as may be required by the SEC in connection with the filing of the Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Schedule C-2, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Cooley shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the Privateer Tax Representation Letter and the Tilray Tax Representation Letter.

“Privateer Service Provider” means a holder of Privateer Options that is not a Tilray Service Provider.

“Privateer Service Provider Options” means the Privateer Class 1 Options and the Privateer Class 3 Options held by a Privateer Service Provider.

“Privateer Stockholder” means a holder of Privateer Capital Stock.

“Privateer Transaction Expense Overage” means the amount of Privateer Transaction Expenses greater than $1,000,000 that are unpaid as the Effective Time.

“Privateer Transaction Expense Shares” means a number of shares of Tilray Class 2 Common Stock equal to the quotient of (i) the amount of Privateer Transaction Expense Overage, divided by (ii) the Tilray Closing Price. For purposes of determining the Privateer Transaction Expense Shares, the number of shares of Tilray Class 2 Common Stock shall be rounded down to the nearest whole share. The calculation of the Privateer Transaction Expense Shares shall be set forth in the Allocation Certificate.

“Privateer Transaction Expenses” means all fees and expenses incurred by Privateer at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of Privateer, including any and all fees and expenses relating to the Privateer D&O Tail Policy; provided that 100% of the following shall not be considered Privateer Transaction Expenses: (i) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto with the SEC; (ii) the Nasdaq Fees; (iii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; (iv) the fees and expenses paid or payable to the Escrow Agent pursuant to the engagement agreement with the Escrow Agent; and (v) any fees and expenses incurred by the financial printer or the proxy solicitor in connection with the filing and distribution of the Registration Statement and any amendments and supplements thereto with the SEC (without duplication of the fees and expenses addressed in clause (ai) above).

“Privateer Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Privateer and its consolidated Subsidiaries for the period ended June 30, 2019 made available to Tilray prior to the date of this Agreement.

“Pro Rata Cash Portion” means, with respect to any Privateer Stockholder, the amount of cash equal to the product of (i) the Cash Merger Consideration, less the Aggregate Cash Option Consideration, multiplied by (ii) such holder’s Pro Rata Consideration Ratio; provided that the Pro Rata Cash Portion with respect to any Privateer Stockholder shall not exceed the amount of cash equal to the product of (A) the Offering Price, multiplied by (B) the number of shares equal to the product of (1) such holder’s Pro Rata Consideration Ratio, multiplied by (2) the Total Merger Consideration, (3) less in the case of a Founder, the number of shares of Tilray Class 1 Common Stock allocated to such Founder pursuant to subsection (a) of the definition of the Privateer Allocation.

“Pro Rata Consideration Ratio” means, with respect to any Privateer Stockholder, the fraction equal to the quotient of (a) the number of shares of Privateer Capital Stock held by such holder, divided by (b) the Privateer Exchange Shares.

“Pro Rata Portion” means, with respect to any Privateer Stockholder, a percentage equal to the quotient of (i) (A) the sum of the Tilray Class 1 Common Stock Consideration Shares, plus (B) the Tilray Class 2 Common Stock Consideration Shares, in each case allocated to such Privateer Stockholder pursuant to Section 1.5(a)(iii) and in accordance with the Privateer Allocation, divided by (ii) the Stock Merger Consideration, the calculation of which shall be set forth in the Allocation Certificate.

“Proxy Statement” means the proxy statement to be sent to Tilray’s stockholders in connection with the Tilray Stockholders’ Meeting.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Tilray Class 2 Common Stock) to be filed with the SEC by Tilray registering the public offering and sale of Tilray Class 2 Common Stock to some or all holders of Privateer Class 2 Common Stock and Privateer Class 3 Common Stock in the Merger, including all shares of Tilray Class 2 Common Stock to be issued in exchange for all shares of Privateer Class 2 Common Stock and Privateer Class 3 Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Related Party” means, with respect to any specified Person: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any other Person who holds, individually or together with any Affiliate of such other Person, more than 5% of the outstanding equity, ownership, or voting interests of such specified Person.

“Released Shares” means the greater of (i) the number of Escrow Shares (as allocated in accordance with the Escrow Allocation) equal to the quotient of (A) the amount of an indemnifiable Loss divided by (B) the Tilray Trailing Price on the date the indemnification obligation for such Loss becomes due and payable, rounded up to the nearest whole number and (ii) the total number of Escrow Shares (as allocated in accordance with the Escrow Allocation) if the number of Escrow Shares then remaining on such date is less than the number required by clause (i) of this definition.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Reserve Amount” means $50,000, designated for the Reserve Account.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means a holder of Privateer Capital Stock or Privateer Options.

“Series A Preferred Stock” means the shares of the Series A Preferred Stock of Privateer, par value $0.0001 per share.

“Series B Preferred Stock” means the shares of the Series B Preferred Stock of Privateer, par value $0.0001 per share.

“Series C Preferred Stock” means the shares of the Series C Preferred Stock of Privateer, par value $0.0001 per share.

“Stock Cash Consideration Shares” means the quotient of (i) the Cash Merger Consideration, less the Aggregate Cash Option Consideration, divided by (ii) the Offering Price.

“Stock Merger Consideration” means (i) the Total Merger Consideration, less (ii) the Option Merger Consideration, less (iii) the Cash Consideration Shares.

“Straddle Period” means any taxable period of Privateer that includes, but does not end on, the Closing Date.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity; provided that Tilray shall not be considered a Subsidiary of Privateer unless specifically indicated.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that is on terms and conditions that the Tilray Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by Privateer to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Tilray’s stockholders than the terms of the Contemplated Transactions.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tilray Associate” means any current or former employee, independent contractor, officer or director of Tilray.

“Tilray Board” means the board of directors of Tilray.

“Tilray Class 1 Common Stock” means the Class 1 Common Stock, $0.0001 par value per share, of Tilray.

“Tilray Class 1 Common Stock Consideration Shares” means 16,666,667 shares of Tilray Class 1 Common Stock; provided, however, that the Tilray Class 1 Common Stock Consideration Shares will be reduced on a one-to-one basis by the amount by which the shares of Tilray Class 1 Common Stock held by Privateer immediately prior to the Effective Time is less than 16,666,667 shares. For example, if immediately prior to the Effective Time, Privateer owns 16,000,000 shares of Tilray Class 1 Common Stock, the Tilray Class 1 Common Stock Consideration Shares shall not exceed 16,000,000 shares. In no event shall the Tilray Class 1 Common Stock Consideration Shares exceed the lesser of (a) the number of shares of Tilray Class 1 Common Stock held by Privateer immediately prior to the Effective Time or (b) 16,666,667 shares.

“Tilray Class 2 Common Stock” means the Class 2 Common Stock, $0.0001 par value per share, of Tilray.

“Tilray Class 2 Common Stock Consideration Shares” means 58,333,333 shares of Tilray Class 2 Common Stock; provided, however, that the Tilray Class 2 Common Stock Consideration Shares will be reduced on a one-to-one basis by the amount by which the shares of Tilray Class 2 Common Stock held by Privateer immediately prior to the Effective Time is less than 58,333,333 shares (such that in no event shall such number exceed the lesser of (i) the number shares of Tilray Class 2 Common Stock held by Privateer immediately prior to the Effective Time or (ii) 58,333,333 shares), in each such case, less (A) the Cash Consideration Shares, less (B) the Privateer Transaction Expense Shares.

“Tilray Class 3 Common Stock” means the Class 3 Common Stock, $0.0001 par value per share, of Tilray.

“Tilray Closing Price” means the volume-weighted average closing trading price of a share of Tilray Class 2 Common Stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the Closing Date.

“Tilray Closing Tax Opinion” means a written opinion from Paul Hastings, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Schedule D-3 to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Paul Hastings shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the Privateer Tax Representation Letter and the Tilray Tax Representation Letter.

“Tilray Common Stock” means the Tilray Class 1 Common Stock, the Tilray Class 2 Common Stock, and the Tilray Class 3 Common Stock.

“Tilray Contract” means any Contract: (i) to which Tilray or Merger Sub is a party; (ii) by which Tilray, Merger Sub or any Tilray IP or any other asset of Tilray or Merger Sub is or may become bound or under which Tilray or Merger Sub has, or may become subject to, any obligation; or (iii) under which Tilray or Merger Sub has or may acquire any right or interest.

“Tilray Fundamental Representations” means the representations and warranties of Tilray and Merger Sub set forth in Sections 3.1 (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), and 3.6 (No Financial Advisors).

“Tilray IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or licensed to, Tilray or its Subsidiaries.

“Tilray Material Adverse Effect” means any Effect that would prevent or materially delay the ability of Tilray to consummate the Contemplated Transactions.

“Tilray Registration Statement Tax Opinion” means a written opinion from Paul Hastings, dated as of such date as may be required by the SEC in connection with the filing of the Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Schedule D-2, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Paul Hastings LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the Privateer Tax Representation Letter and the Tilray Tax Representation Letter.

“Tilray SEC Documents” means the registration statements, proxy statements, certifications and other statements, reports, schedules, forms and other documents furnished or filed by or on behalf of Tilray with the SEC, including any certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act).

“Tilray Service Provider” means the Persons set forth in Section A of the Privateer Disclosure Letter.

“Tilray Service Provider Options” means the Privateer Class 1 Options and the Privateer Class 3 Options held by a Tilray Service Provider.

“Tilray Trailing Price” means, with respect to any date, the volume-weighted average closing trading price of a share of Tilray Class 2 Common Stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to such date.

“Total Cash-Out Options” means the aggregate total of all In-the-Money Options to which Individual Option Cash Consideration is allocated pursuant to the Cash-Out Options Allocation.

“Total Merger Consideration” means the sum of (i) the Tilray Class 1 Common Stock Consideration Shares, plus (ii) Tilray Class 2 Common Stock Consideration Shares, plus (iii) the Cash Consideration Shares.

“Transaction Documents” means this Agreement, the Stockholder Lock-up Agreements, the Escrow Agreement, the Privateer Disclosure Letter, the Tilray Disclosure Letter, the Allocation Certificate, and each other agreement, certificate, document and instrument contemplated hereby and thereby, including all Schedules, Annexes, and Exhibits hereto and thereto.

“Transfer” shall mean any direct or indirect (i) sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, Encumbrance or other disposition to any Person, including those by way of hedging or derivative transactions or (ii) swap, hedge, short position, call or other arrangement that is designed to or which could reasonably be expected to lead to or result in, directly or indirectly, a transfer of the economic consequence of ownership of any Tilray Class 1 Common Stock or Tilray Class 2 Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery any Equity Interests in Tilray or any of its Subsidiaries or any other securities, in cash or otherwise.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added, real property and similar Taxes and fees (including any penalties and interest thereon).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Recitals
Allocation Certificate	5.15
Amended and Restated Privateer Charter	6.6
Amended and Restated Tilray Charter	6.6
Anti-Bribery Laws	2.23
Cash Merger Consideration	1.5(d)
Certificate of Merger	1.3
Class 1 Tilray Options	5.5(b)
Class 3 Tilray Options	5.5(c)
Closing	1.3
Closing Date	1.3
Cooley	5.10(c)
Costs	5.6(a)
Covenant Breach	11.2(b)

Term	Section
Deal Communications	12.12(c)
D&O Indemnified Parties	5.6(a)
Dissenting Shares	1.8(a)
Effective Time	1.3
End Date	9.1(b)
Escrow Agreement	5.20
Escrow Release Date	11.7
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FLSA	2.17(n)
Fraud Claim	11.2(i)
FTC	5.4(b)
Indemnifying Parties	11.2
Information Statement	5.2(a)
Initial Receipt Period	5.3(b)
Insurance Policies	2.19
Intended Tax Treatment	5.10(a)
Intervening Event	5.3(d)(ii)
Investor Agreements	2.22(a)
Letter of Transmittal	1.7(b)
Loss	11.2
Merger	Recitals
Merger Notification Filings	5.4(c)
Merger Sub	Preamble
Nasdaq Fees	5.9
Nasdaq Listing Application	5.9
Notice Period	5.3(d)(i)
Option Assumption Agreement	5.5(b)
Owned Shares	2.6(f)
Paul Hastings	5.10(c)
Per Claim Threshold	11.3(a)
Pre-Closing Period	4.1(a)
Preferred Stock Conversion	5.19
Privateer	Preamble
Privateer Benefit Plan	2.17(a)
Privateer Board Recommendation	5.2(d)
Privateer Book Entry Shares	1.6
Privateer D&O Tail Policy	5.6(d)
Privateer Disclosure Letter	2
Privateer Financials	2.7(a)
Privateer Lock-up Agreement	9.3(b)
Privateer Material Contract(s)	2.13(a)
Privateer Permits	2.14(e)
Privateer Real Estate Leases	2.11
Privateer Signatories	Recitals
Privateer Stock Certificate	1.6
Privateer Stockholder Matters	5.2(a)
Privateer Stockholder Written Consent	2.4
Privateer Support Agreement	Recitals
Privateer Tax Representation Letter	5.10(c)

Term	Section
Privileged Deal Communications	12.12(c)
Protected Parties	12.12(b)
Required Privateer Stockholder Vote	2.4
Required Tilray Stockholder Vote	3.4
Stockholder Lock-up Agreement	1.7(b)
Stockholder Notice	5.2(c)
Stockholder Representative	Preamble
Surviving Company	1.1
Terminating Privateer Option	5.5(e)
Terminating Privateer Option Consideration	5.5(e)
Third Party Claim	11.4(a)
Tilray	Preamble
Tilray Board Recommendation	5.3(c)
Tilray Board Adverse Recommendation Change	5.3(c)
Tilray Disclosure Letter	3
Tilray Indemnified Parties	11.2
Tilray Options	5.5(c)
Tilray Signatories	Recitals
Tilray Special Committee	Recitals
Tilray Stockholder Matters	5.3(a)(ii)
Tilray Stockholders’ Meeting	5.3(a)(ii)
Tilray Tax Representation Letter	5.10(c)
Warranty Breach	11.2(a)

EXHIBIT B

FORM OF PRIVATEER SUPPORT AGREEMENT

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of September [•], 2019, among Tilray, Inc., a Delaware corporation (“Tilray”), Privateer Holdings, Inc., a Delaware corporation (the “Privateer”) and the undersigned (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner of and has the sole power to vote (or to direct the voting of) the number of shares of capital stock of Privateer (the “Privateer Capital Stock”), set forth opposite the Stockholder’s name on Schedule I hereto (such Privateer Capital Stock together with any other shares of Privateer (“Shares”) the voting power of which is acquired, held of record, or beneficially owned by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Tilray, Privateer, Down River Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Tilray (“Merger Sub”), are concurrently entering into an Agreement and Plan of Merger and Reorganization, dated on or about the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which Privateer shall be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement and the Contemplated Transactions (as defined in the Merger Agreement) requires the affirmative vote as set forth in Section 2.4 of the Merger Agreement; and

WHEREAS, as an inducement to Tilray’s and Privateer’s willingness to enter into the Merger Agreement and consummate the Contemplated Transactions, transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in Privateer, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

SUPPORT AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote.

(a) The Stockholder hereby agrees that, within 2 Business Days of the Registration Statement becoming effective, the Stockholder shall execute and deliver, or cause to be executed and delivered, to Privateer, a written consent in the form of Exhibit A hereto (a “Written Consent”) with respect to the Subject Shares for purposes of (i) (A) adopting and approving the Merger Agreement and the Contemplated Transactions, (B) adopting and approving the Amended and Restated Privateer Charter, (C) acknowledging that the approval given thereby is irrevocable and that such Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL and that such Stockholder has received and read a copy of Section 262 of the DGCL, (D) acknowledging that by its approval of the Merger such Stockholder is not entitled to appraisal rights with respect to the Subject Shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of the Subject Shares under the DGCL, and (E) approving the Preferred Stock Conversion (collectively, the “Privateer Stockholder Matters”) and (ii) waiving any notice that may have been or may be required relating to the Merger or any of the other Contemplated Transactions. The Written Consent shall be coupled with an interest and shall be irrevocable.

(b) To the extent not already provided by the Written Consent, the Stockholder hereby agrees that, during the Voting Period, and at any duly called meeting of the stockholders of Privateer (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and the other Contemplated Transactions is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide an executed written consent or vote (or cause to be voted), in person or by proxy, all its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the Contemplated Transactions, including without limitation the Privateer Stockholder Matters and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other Contemplated Transactions, and (ii) against (A) any Acquisition Proposal, and (B) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement.

(c) The Stockholder hereby agrees that it will not revoke any consent granted pursuant to this Section 2.1.

SECTION 2.2 Grant of Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints Tilray, and any designee of Tilray, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote, including by executing written consents, during the Voting Period with respect to any and all of the Subject Shares on the matters and to perform the covenants in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the Contemplated Transactions is given to Tilray by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Tilray (and its officers on behalf of Tilray) will use the irrevocable proxy that is granted by the Stockholder hereby only in accordance with applicable Laws and that, to the extent Tilray (and its officers on behalf of Tilray) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Privateer by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, including for the purposes of Section 212 of the DGCL, and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. The proxy granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

ARTICLE III

COVENANTS

SECTION 3.1 Subject Shares.

(a) The Stockholder agrees that during the Voting Period, the Stockholder shall not, and shall not commit or agree to, without the prior written consent of Privateer and Tilray, (i) directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law), (ii) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, any or all of the Subject Shares or any interest therein (iii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or deposit any Subject Shares into a voting trust, enter into a voting agreement or otherwise agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (iv) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement (collectively, a “Transfer”). Notwithstanding the foregoing, the Stockholder may (1) Transfer the Subject Shares to any member of the immediate family of the Stockholder or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (2) Transfer the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (3) Transfer the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (4) Transfer by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) if the Stockholder is a trust, Transfer to any beneficiary of the Stockholder or the estate of any such beneficiary, and (6) if the Stockholder is a Person that executed and delivered this Agreement as of the date hereof, subject to applicable Law and the full satisfaction of such Person’s escrow obligations set forth in the Merger Agreement and Escrow Agreement, offer for sale, sell (including short sales), transfer, assign or otherwise dispose of, up to an aggregate total of ten percent (10%) of the Subject Shares (excluding any Subject Shares which, pursuant to the Merger will be cancelled and represent the right to receive Class 1 shares of common stock of Tilray) held by the Stockholder as of the date hereof (whether in one transaction or a series of transactions) to any Person or Persons who has not signed a support agreement in connection with the Merger that is substantially similar to this Agreement (provided that any such transfer shall not be part of a joint, concerted, coordinated, collective or group effort with any other Person to market and sell, transfer or otherwise dispose of Subject Shares); provided that, in each case of clauses (1) through (6) above, prior to and as a condition to the effectiveness of any Transfer, such transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) executes and delivers to Privateer and Tilray a joinder to this Agreement in a form and in a manner reasonably satisfactory to Privateer and Tilray. The Stockholder agrees that any Transfer of Subject

Shares not permitted hereby shall be null and void ab initio and that any such Transfer shall be enjoined. If any voluntary or involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b) In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Tilray written notice of such event, which notice shall state the number of additional Shares so acquired. The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

(c) Privateer hereby acknowledges the restrictions on the Transfer of Subject Shares contained in this Section 3.1. Privateer agrees not to register any Transfer of any certificate or uncertificated interest representing any Subject Shares or by any Stockholder made in violation of the restrictions set forth in this Section 3.1.

SECTION 3.2 Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.

SECTION 3.3 Other Offers. Except to the extent Privateer is permitted to take such action pursuant to the Merger Agreement, the Stockholder shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, take any of the following actions: (i) solicit, initiate, assist, knowingly encourage or knowingly facilitate an Acquisition Proposal, (ii) furnish or otherwise make available any non-public information regarding Privateer, Tilray or any of their Subsidiaries to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder’s and its Representatives’ interactions with Merger Sub, Tilray and their respective Subsidiaries and Representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. The Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal.

SECTION 3.4 Communications. During the Voting Period, the Stockholder shall not, and shall cause its Representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Privateer and Tilray; provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder pursuant to the Merger Agreement. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by Privateer, Merger Sub and Tilray (including in any publicly filed documents relating to the Merger or any Contemplated Transactions) of: (i) the Stockholder’s identity; (ii) the Stockholder’s beneficial ownership of the Subject Shares; (iii) this Agreement; and (iv) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Privateer, Merger Sub or Tilray determines to be necessary in any SEC disclosure document in connection with the Merger or any of the other Contemplated Transactions and (b) agrees as promptly as practicable to notify Privateer, Merger Sub and Tilray of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

SECTION 3.5 Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Laws, including Section 262 of the DGCL, and agrees not to dissent with respect to the Merger. The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Privateer, Merger Sub, Tilray or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement.

SECTION 3.6 Certain Regulatory Filings.

(a) The Stockholder shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any governmental authority that may be reasonably required or advisable in connection with the consummation of the Contemplated Transactions.

(b) The Stockholder shall use its commercially reasonable efforts to obtain all such authorizations, approvals, and Consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act, or under foreign competition Laws, with respect to the Contemplated Transactions. Without limiting the foregoing, to the extent not completed prior to the date hereof, the Stockholder shall use its commercially reasonable efforts to make, or cause to be made, all filings required of it or any of its respective Affiliates under the HSR Act and foreign competition Laws with respect to the Contemplated Transactions as promptly as reasonably practicable, and in any event shall file a Notification and Report Form pursuant to the HSR Act 10 Business Days after the execution of this Agreement, and any other filing or notification required pursuant to any foreign competition Law within 10 Business Days after the execution of this Agreement. The Stockholder shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice and any other requesting governmental authority additional information reasonably requested pursuant to the HSR Act or any foreign competition Laws in connection with such filings.

(c) The Stockholder shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under any applicable antitrust Laws, including responding promptly to and complying with any requests for information relating to this Agreement, the Merger Agreement, or any initial filings required under the HSR Act, and any other additional filings (“Merger Notification Filings”) from any Governmental Body charged with enforcing, applying, administering or investigating any antitrust Laws.

(d) Notwithstanding anything to the contrary herein, (i) the Stockholder shall not have any obligation to litigate or contest any such Legal Proceeding or order resulting therefrom and (ii) the Stockholder shall not be under an obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license, divestiture, or other disposition or holding separate of any assets of the Stockholder or any of its respective Affiliates, or (B) the imposition of any limitation or restriction on the ability of the Stockholder or any of its respective Affiliates to freely conduct its business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Privateer and Tilray as follows:

SECTION 4.1 Due Authorization, etc. The Stockholder is a natural person, corporation, limited partnership or limited liability company. If the Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all necessary power and authority to execute and deliver this Agreement, perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Stockholders’ obligations hereunder and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Privateer and Tilray) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2 Ownership of Shares. Schedule I hereto correctly sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, which spouse hereby consents to this Agreement by executing the spousal consent attached hereto). The Stockholder has, and will at all times up throughout the Voting Period have, good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting or support agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (a) those created by this Agreement, or (b) those existing under applicable securities Laws.

SECTION 4.3 No Conflicts. (a) Other than the Merger Notification Filings, no filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement or Written Consent by the Stockholder and (b) none of the execution and delivery of this Agreement or Written Consent by the Stockholder, the performance of the Stockholder’s obligations hereunder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation, cancelation, modification or acceleration of any obligation, or to the loss of a material benefit under, or breach of or a default under any of the terms of any material Contract or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable Law, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

SECTION 4.4 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Privateer, Merger Sub or Tilray in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of Privateer.

SECTION 4.5 No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to in any way impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

SECTION 4.6 Reliance. The Stockholder understands and acknowledges that Tilray and Privateer are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and the obligations hereunder.

ARTICLE V

TERMINATION

SECTION 5.1 Termination. This Agreement shall automatically terminate, and none of Privateer, Tilray or the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Effective Time; and (b) the valid termination of the Merger Agreement in accordance with its terms. The parties hereto acknowledge that upon termination of this Agreement as permitted under and in accordance with the terms of this Article V, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 6.11, the termination of this Agreement shall not relieve any party to this Agreement from liability for such party’s intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI, and in the case of any termination pursuant to clause (a) of this Section 5.1, Sections 3.4 (Communications) and 3.5 (Waiver of Appraisal Rights), shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Further Actions. Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any all actions and to do all things reasonably necessary to effectuate this Agreement, including executing and delivering, or causing to be executed and delivered, such further documents, certificates, and instruments as Privateer or Tilray may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

SECTION 6.2 Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.3 Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 6.4 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

If to Tilray, to

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada, V9X IJ2 Attention: Dara Redler, General Counsel; Maryscott Greenwood, Chair of the Special Committee of the Board

Email: dara.redler@tilray.com, maryscott.greenwood@crestviewstrategy.com with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Luke P. Iovine, III, Jason Rabbitt-Tomita

Email: lukeiovine@paulhastings.com, jasontomita@paulhastings.com

If to Privateer, to:

Privateer Holdings, Inc.

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

Attention: Michael Blue, Managing Director

Email: michael.blue@privateerholdings.com

with a copy to (which shall not constitute notice):

Cooley LLP

1700 7th Ave, Suite 1900

Seattle, WA 98101

Attention: John Robertson, Steve Tonsfeldt, Kassendra Galindo

Email: jrobertson@cooley.com, stonsfeldt@cooley.com, kgalindo@cooley.com

If to the Stockholder, to the address or electronic mail address set forth on the signature page hereto, or to such other person or address as any party shall specify by written notice so given.

SECTION 6.5 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 6.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that without consent Privateer and Tilray may assign all or any of its rights and obligations hereunder to any of their respective Affiliates that assume the rights and obligations of Privateer or Tilray, respectively, under the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

SECTION 6.8 Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

SECTION 6.9 Specific Performance. The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of Tilray and Privateer shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.

SECTION 6.10 Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by applicable Laws shall be valid and sufficient service thereof.

SECTION 6.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

SECTION 6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile or otherwise) to the other parties.

[Signature page follows]

IN WITNESS WHEREOF, Privateer, Tilray and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

TILRAY, INC.

By:
Name:
Title:

PRIVATEER HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title: Address: Email Address:

[Signature Page to Support Agreement]

Schedule I

Ownership of Common Shares

Stockholder Name	Number of Shares

EXHIBIT C

FORM OF STOCKHOLDER LOCK-UP AGREEMENT

Form of Lock-up Agreement

_____, 2019

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada

RE: Lock-up Agreement

Ladies and Gentlemen:

This Lock-up Agreement is being delivered to you in connection with the merger (the “Merger”) pursuant to the Agreement and Plan of Merger and Reorganization dated [•], 2019 by and among Tilray, Inc., a Delaware corporation (the “Company”), Down River Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Privateer Holdings, Inc., a Delaware corporation and [•], solely in its capacity as the initial Stockholder Representative thereunder (the “Merger Agreement”). Capitalized terms used but not otherwise defined have the meaning set forth in the Merger Agreement.

Pursuant to Section 1.7(b) and Section 1.11 of the Merger Agreement, the undersigned holder of Privateer Capital Stock and/or options to purchase Privateer Capital Stock is required to execute and deliver this Lock-up Agreement as a condition to the receipt of such holder’s portion of the Total Merger Consideration. In light of the benefits that the Merger will confer upon the undersigned, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned pursuant to the Merger Agreement agrees with the Company that, during the period beginning on the Closing Date through and including the second anniversary of the Closing Date, the undersigned will not, without the prior written consent of the Company, Transfer, or announce the intention to Transfer, any shares of Class 1 Common Stock of the Company, par value $0.0001 per share, or Class 2 Common Stock of the Company, par value $0.0001 per share (collectively, the “Common Stock”), that constitute Stock Merger Consideration (including, without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable for Common Stock that constitute Option Merger Consideration (collectively, such Common Stock and other securities, the “Merger Consideration Securities”).

The restrictions set forth herein shall lapse as follows:

(1) as of the first anniversary of the Closing Date, the restrictions with respect to 50% of the Applicable Securities shall lapse (for purposes of clarification, all Cash Consideration Shares and all Permitted Sales shall be credited towards and deemed to be included in such 50% lapse); and

(2) the restrictions with respect to an additional 12.5% of Applicable Securities shall lapse as of each date that is two full trading days after the public dissemination of the Company’s annual or quarterly financial results for each of the four quarters following the first anniversary of the

Closing Date (such that the restrictions with respect to 100% of the Applicable Securities shall lapse as of the second anniversary of the Closing Date).

“Applicable Securities” means the Merger Consideration Securities issued to the undersigned, less the number of any Merger Consideration Securities sold by the undersigned in any Permitted Sale (as defined below) as of the first anniversary of the Closing Date.

The foregoing lapse of the restrictions shall apply equally to each class and type of Applicable Securities held by the undersigned (e.g. 50% of the Class 1 Common Stock of the Company, 50% of the Class 2 Common Stock of the Company, and 50% of all options to purchase Common Stock of the company, in each case, that are Applicable Securities held by the undersigned shall be released under clause (1) above).

In addition, the restrictions set forth herein shall not apply to:

(1) sales of shares in any Permitted Sale (as defined below) on or before the first anniversary of the Closing Date;

(2) if the undersigned is a natural person, any Transfers made by the undersigned (a) as a bona fide gift to any member of the immediate family (as defined below) of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family, (b) by will or intestate succession upon the death of the undersigned, (c) as a bona fide gift or charitable contribution or (d) pursuant to a domestic relations order, divorce decree or court order;

(3) if the undersigned is a corporation, partnership, limited liability company or other business entity, (a) any Transfer made to any stockholder, partner or member of, or owner of a similar equity interest in the undersigned, as the case may be, if any such Transfer is not for value, (b) any Transfer in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this Lock-up Agreement, or (c) any Transfer made by the undersigned to another corporation, partnership, limited liability company or other business entity so long as the transferee is and remains a controlled affiliate (as defined below) of the undersigned and such Transfer is not for value;

(4) the entry by the undersigned into any trading plan providing for the sale of Merger Consideration Securities by the undersigned, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided, however, that such plan does not provide for, or permit, any Transfer of any Merger Consideration Securities that is otherwise prohibited by this Agreement and no public announcement or filing is voluntarily made or required regarding such plan during the period in which such prohibitions are effective;

(5) Transfers or distributions of Merger Consideration Securities by the undersigned if the undersigned is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(6) the exercise by the undersigned of a stock option, or vesting or exercise of any other equity- based award, granted under a stock incentive plan or stock purchase plan, and the receipt by the undersigned from the Company of shares of Common Stock upon such exercise or vesting, provided that the underlying shares shall continue to be subject to the restrictions on Transfer set forth in this Lock-up Agreement and, provided, further, that if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the exercise or vesting of a stock option or equity-based award, that no shares were sold by the reporting person and that the shares received upon exercise or vesting of the stock option or equity-based award are subject to a lock-up agreement with the Company;

(7) a merger, consolidation or other similar transaction involving a Change of Control of the Company that has been approved by the Company’s board of directors, provided that, in the event that such Change of Control transaction is not completed, this clause shall not be applicable and the undersigned’s Merger Consideration Securities shall remain subject to the restrictions contained in this Lock-up Agreement; or

(8) in connection with any reclassification or conversion of the Merger Consideration Securities, provided that any Equity Interests received upon such reclassification or conversion shall be subject to the restrictions set forth herein;

provided, however, that in the case of any Transfer described in clause (2), (3), or (5) above, it shall be a condition to the such Transfer that (A) the transferee executes and delivers to the Company not later than one business day prior to such Transfer, a written agreement, in substantially the form of this Lock-up Agreement (it being understood that any references to “immediate family” in such agreement executed by such transferee shall expressly refer only to the immediate family of the undersigned and not to the immediate family of the transferee) and otherwise satisfactory in form and substance to the Company, and (B) if the undersigned is required to file a report under Section 16(a) of the Exchange Act, or the insider reporting requirements of Canadian securities laws, reporting a reduction in beneficial ownership of shares of Common Stock or Beneficially Owned Shares or any securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares during the period in which the restrictions set forth herein are effective, the undersigned shall include a statement in such report to the effect that, (a) in the case of any Transfer pursuant to clause (2) above, such Transfer is being made as a gift or charitable donation, by will or intestate succession or pursuant to a domestic relations order, divorce decree or court order or (b) in the case of any Transfer pursuant to clause (3) above, such Transfer is being made to a stockholder, partner or member of, or owner of a similar equity interest in, the undersigned and is not a transfer for value (in the case of clause 3(a)), such Transfer is being made in connection with the sale or other bona fide in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets (in the case of clause 3(b)) or such Transfer is being made to another corporation, partnership, limited liability company or other business entity that is and shall remain a controlled affiliate of the undersigned and such Transfer is not for value (in the case of clause 3(c)).

For purposes of this Lock-up Agreement, the following definitions shall apply:

“affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a Person or group of affiliated Persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated Persons would hold at least 90% of the outstanding voting securities of the Company (or the surviving entity).

“control” for these purposes means the direct or indirect power to direct or cause the direction of the management and policies of another Person, whether by operation of law or regulation, through ownership of securities, as trustee or executor or in any other manner.

“controlled affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is controlled by such specified Person.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any subscription, option, call, warrant, right, security instrument (including debt securities) or obligation or any other security, either currently or otherwise convertible, exchangeable or exercisable into such.

“Former Holders” means Persons who were holders of Privateer Capital Stock or Privateer Options as of immediately prior to the Effective Time of the Merger.

“immediate family” shall mean, with respect to a natural person, a spouse, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned.

“Offering” shall mean an underwritten or other registered public offering of Common Stock or other offering of Company securities pursuant to which after the Closing, the undersigned holder is given an opportunity (by the Company on terms and conditions established by the Company in its sole discretion) to sell a portion of his, her or its Merger Consideration Securities on pro rata basis relative to all other applicable Former Holders based on their respective holdings of Class 2 Common Stock. Nothing herein shall obligate the Company to propose or conduct an Offering or Permitted Sale, or otherwise limit the right of the Company to conduct any underwritten or other registered offering that is not an Offering.

“Permitted Sale” shall mean a sale of Merger Consideration Securities (i) in any Offering or (ii) following the Closing, in any other registered public offering, block trade or strategic sale approved or arranged by the Company, in each case at the discretion of the Board of Directors of the Company (subject to the Company’s policies regarding approval of affiliate transactions). The Company will only conduct a Permitted Sale to the extent that each applicable Former Holder shall have an opportunity to sell a portion of his, her or its Merger Consideration Securities on a proportionate, pro rata basis relative to all other applicable Former Holders.

“Transfer” means any direct or indirect (a) sale, transfer, assignment, pledge, hypothecation, mortgage, loan, license, gift, creation of a security interest in or lien on, Encumbrance or other disposition to any Person, including those by way of hedging or derivative transactions or (b) swap, hedge, short position, call, warrant, contract to purchase or other arrangement that is designed to or which could reasonably be expected to lead to or result in, directly or indirectly, a transfer of the economic consequence of ownership, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of any Equity Interests in the Company or any of its Subsidiaries or any other securities, in cash or otherwise.

For avoidance of doubt, nothing in this Lock-up Agreement prohibits the undersigned from exercising any options to purchase Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options permit exercises on a cashless basis), it being understood that any Common Stock issued upon such exercises will be subject to the restrictions of this Lock-up Agreement (to the extent such options constituted Merger Consideration Securities).

The undersigned acknowledges and agrees that information regarding any Offering or any other Permitted Sale will constitute “material non-public information” pursuant to applicable securities Laws. The undersigned agrees (1) to keep such information confidential until such information is released to the public or is no longer material non-public information and (2) not to trade in the Company’s securities until such information is released to the public or is no longer material non-public information. In addition, in order to participate in an Offering or any other Permitted Sale, the undersigned agrees to (1) furnish to the Company or the underwriters or other parties designated by the Company such information regarding itself, any Merger Consideration Securities or other securities of the Company held by it, and other information and documents necessary to effect any such sale and (2) to take such other actions as the Company or the underwriters or other parties designated by the Company reasonably request.

The undersigned has been advised that in the event the Company does not pursue any Offering or Permitted Sale, there will be no public “cleansing release” as such information will not be considered by the Company to be material.

The Company agrees that, in the event that any discretionary release or waiver of the foregoing restrictions is granted to any officer or director of the Company or holder of 1% or more of the outstanding shares of the Common Stock (each of the foregoing, a “Released Party”) with respect to any portion of the Merger Consideration Shares of such Released Party, the Company shall send notice to the undersigned stating that the same percentage of the Merger Consideration Securities held by the undersigned shall be released from the restrictions set forth herein on the effective date of such release or waiver (the “Release Date”), and the Company agrees to release such percentage of the Merger Consideration Securities held by the undersigned on the Release Date. Notwithstanding the foregoing, no waiver or termination or other consent will be required, if the aggregate number of shares of Common Stock affected by such releases to such security holders

(whether in one or multiple releases) is less than or equal to the number of shares of Common Stock representing 0.5% of the fully diluted capitalization of the Company as measured immediately following the Closing.

The undersigned hereby consents to the placing of legends on the certificates representing the shares of Common Stock issued as, or received upon the conversion of, the Merger Consideration Securities or the entry of stop transfer instructions with the Company’s transfer agent and/or any other duly appointed transfer agent of the Company with respect to any Merger Consideration Securities. In furtherance of the foregoing, the Company and any other duly appointed transfer agent of the Company for the registration or transfer of shares of Common Stock are hereby authorized to decline to make any Transfer of shares of Common Stock if such Transfer would constitute a violation or breach of this Lock-up Agreement.

The undersigned hereby represents and warrants that it is not a party to any agreement, contract or understanding that would cause a breach of this Lock-up Agreement if it were entered into during the period in which the restrictions set forth herein are effective.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this agreement and perform its obligations under this Lock-up Agreement and that this Lock-up Agreement has been duly authorized (if the undersigned is not a natural person), executed and delivered by the undersigned and is a valid and binding agreement of the undersigned. This Lock-up Agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of the undersigned (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. This Lock-up Agreement may not be amended or otherwise modified in any respect without the written consent of the Company and the undersigned.

The undersigned agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the undersigned does not perform the provisions of this Lock-up Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the undersigned acknowledges and agrees that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Lock-up Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity. The undersigned agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Company has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. If the Company is seeking an injunction or injunctions to prevent breaches of this Lock-up Agreement and to enforce specifically the terms of this Agreement, the Company shall not be required to provide any bond or other security in connection with any such order or injunction.

The undersigned agrees to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company to carry out the intent and purposes of this Lock-up Agreement.

Any term or provision of this Lock-up Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Lock-up Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Lock-up Agreement is invalid or unenforceable, the undersigned agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Lock-up Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the undersigned agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

This Lock-up Agreement and any claim, controversy or dispute arising under, related to or in connection with this Lock-up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

The undersigned hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, for the purposes of any suit, action or proceeding arising out of or relating to this Lock-up Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the undersigned at the address on the signature page below, and such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.

This Lock-up Agreement may be executed and delivered by facsimile, by email in portable document format (.PDF) or by other electronic means, which executed copy shall be deemed to be an original.

[Signature page follows]

Very truly yours,

(Name of Stockholder - Please Print)

(Signature)

(Title of Signatory if Stockholder is an entity - Please Print)

Address:

EXHIBIT D

FORM OF AMENDED AND RESTATED PRIVATEER CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIVATEER HOLDINGS, INC.

Michael Blue hereby certifies that:

ONE:    The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 6, 2011.

TWO:    He is the duly elected and acting Managing Partner of Privateer Holdings, Inc., a Delaware corporation.

THREE:    The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is PRIVATEER HOLDINGS, INC. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle and the name of the registered agent of this corporation in the State of Delaware at such address is Corporation Services Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.    The Company is authorized to issue four classes of stock to be designated, respectively, “Class 1 Common Stock,” “Class 2 Common Stock,” “Class 3 Common Stock,” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is One Hundred Eighty-four Million Six Thousand Fifty-Five (184,006,055) shares, Sixty Million (60,000,000) shares of which shall be Class 1 Common Stock (the “Class 1 Common Stock”), Eighty Million (80,000,0000) shares of which shall be Class 2 Common Stock (the “Class 2 Common Stock” and together with the Class 1 Common Stock, the “Voting Common Stock”)), Fifteen Million (15,000,000) shares of which shall be Class 3 Common Stock (the “Class 3 Common Stock” and together with the Class 1 Common Stock and Class 2 Common Stock, (the “Common Stock”)) and Twenty-Nine Million Six Thousand Fifty-Five (29,006,055) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, the Class 1 Common Stock shall have a par value of $0.0001 per share, and the Class 2 Common Stock shall have a par value of $0.0001 per share, and the Class 3 Common Stock shall have a par value of $0.0001 per share.

1

B.    The number of authorized shares of Class 1 Common Stock, Class 2 Common Stock or Class 3 Common Stock may be increased or decreased (but not below the number of shares of Class 1 Common Stock, Class 2 Common Stock, or Class 3 Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C.    The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Nine Million Six Hundred Thousand (9,600,000) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). Eight Million Nine Hundred Six Thousand Fifty-Five (8,906,055) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). Ten Million Five Hundred Thousand (10,500,000) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”).

D.    The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1.    DIVIDEND RIGHTS.

(a)    Holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive on a pari passu basis, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series A Original Issue Price, Series B Original Issue Price, and Series C Original Issue Price (each as defined below), as applicable, per annum on each outstanding share of Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors (the “Board”) and shall be non-cumulative.

(b)    So long as any shares of Preferred Stock are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared and set apart, except for:

(i)    acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii)    acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii)    distributions to holders of Common Stock in accordance with Section 3.

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(c)    In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Class 1 Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(d)    The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(d) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board.

2.    VOTING RIGHTS.

(a)    General Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class 1 Common Stock or Class 2 Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class 1 Common Stock or Class 2 Common Stock, as applicable, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)    Separate Vote of Preferred Stock. For so long as at least one million (1,000,000) shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Preferred Stock, voting as a separate class on an as-if-converted basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i)    Any amendment, waiver, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Stock so as to affect them adversely in a manner different than other classes of stock;

(ii)    Any increase or decrease in the authorized number of shares of Preferred Stock;

(iii)    Any decrease in the authorized number of shares of Class 1 Common Stock or Class 2 Common Stock; or

(iv)    Any Liquidation Event, Acquisition or Asset Transfer (each as defined below); provided, however, no approval shall be required for any such transaction in which (x) the holders of Series A Preferred shall receive a combination of cash and/or freely tradeable public securities with an aggregate value of at least $1.4666 per share (as adjusted for

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stock splits, stock dividends, reclassifications and the like), the holders of Series B Preferred shall receive a combination of cash and/or freely tradeable public securities with an aggregate value of at least $18.9224 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), and the holders of Series C Preferred shall receive a combination of cash and/or freely tradeable public securities with an aggregate value of at least $28.6668 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) and (y) the transaction consideration is distributed in accordance with Section 3 below.

(c)    Election of Board of Directors.

(i)    The holders of Class 1 Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii)    The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii)    Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (x) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (y) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

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3.    LIQUIDATION RIGHTS.

(a)    Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Preferred Stock held by them, an amount per share equal to (i) $0.7333 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series A Original Issue Price”) for each share of Series A Preferred then held by them plus all declared and unpaid dividends thereon, (ii) $9.4612 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series B Original Issue Price”) for each share of Series B Preferred then held by them plus all declared and unpaid dividends thereon, and (iii) $14.3334 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series C Original Issue Price”) for each share of Series C Preferred then held by them plus all declared and unpaid dividends thereon. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)    After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

(c)    An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 3.

(i)    For the purposes of this Section 3: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this 3(c), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or

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series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii)    In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii)    The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(d)    Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), then each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 3(a) (without giving effect to this Section 3(d)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Class 1 Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section 3(d) with respect to all series of Preferred Stock simultaneously.

4.    CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Voting Common Stock:

(a)    Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred Stock or Series B Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class 1 Common Stock. Any shares of Series C Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class 2 Common Stock. The number of shares of Class 1 Common Stock to which each share of Series A Preferred may be converted shall equal the Series A Original Issue Price divided by the Series A Conversion Price (as defined below) in effect at the time of conversion. The number of shares of Class 1 Common Stock to which each share of Series B Preferred may be converted shall equal the Series B Original Issue Price divided by the Series B Conversion Price (as defined below) in effect at the time of conversion. The number of shares of Class 2 Common Stock to which each share of Series C Preferred may be converted shall equal the Series C Original Issue Price divided by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall be $0.7333, subject to adjustment as set forth below. The “Series B Conversion Price” shall be $9.4612, subject to adjustment as set forth below. The “Series C Conversion Price” shall be $14.3334, subject to adjustment as set forth below. The

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Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price shall each be referred to herein as a “Conversion Price” and together as “Conversion Prices”.

(b)    Mechanics of Optional Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Voting Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Voting Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Voting Common Stock (at the Voting Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Voting Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Voting Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Voting Common Stock on such date.

(c)    Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series C Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Class 1 Common Stock or Class 2 Common Stock, the Conversion Prices in effect immediately before that subdivision shall be proportionately decreased, as applicable. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Class 1 Common Stock or Class 2 Common Stock into a smaller number of shares, the Conversion Prices in effect immediately before the combination shall be proportionately increased, as applicable. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d)    Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Conversion Prices then in effect shall be decreased as of the time of such issuance, as provided below:

(i)    The Conversion Prices shall be adjusted by multiplying the Conversion Prices then in effect by a fraction equal to:

(A)    the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)    the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance

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plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)    If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)    If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(d) to reflect the actual payment of such dividend or distribution.

(e)    Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Voting Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of Preferred Stock shall thereafter be convertible in lieu of the Voting Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Voting Common Stock of the Company issuable upon conversion of one share of Preferred Stock immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(f)    Sale of Shares Below Conversion Price.

(i)    If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 4(f) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(c), 4(d) or 4(e) above, for an Effective Price (as defined below) less than a then effective Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, such Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A)    the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such

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issuance or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Conversion Price, and

(B)    the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issuance or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)    No adjustment shall be made to a Conversion Price in an amount less than one percent (1%) of the applicable Conversion Price then in effect. Any adjustment otherwise required by this Section 4(f) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the applicable Conversion Price. Any adjustment required by this Section 4(f) shall be rounded to the first decimal for which such rounding represents less than one percent (1%) of the applicable Conversion Price in effect after such adjustment.

(iii)    For the purpose of making any adjustment required under this Section 4(f), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)    For the purpose of the adjustment required under this Section 4(f), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than a Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of

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Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)    in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)    in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)    If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)    No further adjustment of a Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(v)    For the purpose of making any adjustment to the Conversion Prices of the Preferred Stock required under this Section 4(f), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to

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be issued pursuant to this Section 4(f) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)    shares of Voting Common Stock issued upon conversion of the Preferred Stock;

(B)    shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C)    shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Original Issue Date;

(D)    shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(E)    shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board;

(F)    shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company as approved by the Board;

(G)    shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities approved by the Board, including without limitation (i) joint ventures, manufacturing, marketing, distribution, technology transfer or development arrangements; and

(H)    shares of Common Stock or Convertible Securities issued in any other transaction consented to in writing by (i) the holders of a majority of the outstanding shares of Series A Preferred, if such issuance would otherwise result in an adjustment to the Series A Conversion Price, (ii) the holders of a majority of the outstanding shares of Series B Preferred, if such issuance would otherwise result in an adjustment to the Series B Conversion Price, and (iii) the holders of a majority of the outstanding shares of Series C Preferred, if such issuance would otherwise result in an adjustment to the Series C Conversion Price.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(f). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(f), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(f), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be

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ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)    In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(g)    Certificate of Adjustment. In each case of an adjustment or readjustment of a Conversion Price for the number of shares of Voting Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the applicable series of Preferred Stock so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.

(h)    Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Class 1 Common Stock (or other securities) shall be entitled to exchange their shares of Class 1 Common Stock (or other securities) for securities or other property deliverable upon such

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Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(i)    Automatic Conversion.

(i)    Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Class 1 Common Stock and each share of Series C Preferred Stock shall automatically be converted into shares of Class 2 Common Stock, based on the applicable then-effective Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Preferred Stock, voting together as a single class on an as-if-converted basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (the “IPO”). In addition, each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Class 2 Common Stock, based on the applicable then-effective Conversion Price, immediately prior to the closing of the Tilray Reorganization (as defined in Article IV(E) below). Upon any such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

(ii)    Upon the occurrence of any of the events specified in Section 4(i)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Voting Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Voting Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

(j)    Fractional Shares. No fractional shares of Voting Common Stock shall be issued upon conversion of Preferred Stock. All shares of Voting Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair

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market value of one share of Voting Common Stock (as determined by the Board) on the date of conversion.

(k)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purpose.

(l)    Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(m)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class 1 Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class 1 Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5.    NO REISSUANCE OF PREFERRED STOCK.

Any shares or shares of Preferred Stock redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

E.    Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1.    Definitions. For purposes of this Article IV(E), the following definitions shall apply:

(a)    “Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

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(b)    “Distribution” means (i) any dividend or distribution of cash, property or shares of the Company’s capital stock; and (ii) any distribution following or in connection with any Liquidation Event.

(c)    “Equivalent Consideration” shall mean, with respect to the Class 1 Common Stock, Class 2 Common Stock and Class 3 Common Stock, the same form of consideration paid or otherwise distributed per share in respect of each such class of Common Stock; provided, however, that in the event that consideration is paid in capital stock or other securities of another entity, such securities need not be identical with respect to voting rights in order to be Equivalent Consideration and in the case of the Tilray Reorganization, the issuance of High Vote Stock to the Founders and Tilray Class 2 Common Stock, with one vote per share, par value $0.0001 per share (“Tilray Class 2 Common Stock”) to the non-Founders shall be deemed to be Equivalent Consideration; and provided further, that in the event that any consideration is paid in cash in lieu of the issuance of certain shares of capital stock or other securities of another entity (“Cashed Out Securities”), any such cash payment made in lieu of the issuance of Cashed Out Securities shall be deemed to be Equivalent Consideration so long as all such cash payments are made among all stockholders1 of the Company pro rata based on all shares of Common Stock outstanding immediately prior to the Tilray Reorganization; and provided further, that the Cashed Out Securities may be limited to shares of Tilray Class 2 Common Stock. For the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration in respect of such Common Stock.

(d)    “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder or such Qualified Stockholder’s spouse or domestic partner.

(e)    “Final Conversion Date” means, following the closing of the IPO, 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the date on which the outstanding shares of Class 1 Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class 1 Common Stock and Class 2 Common Stock.

(f)    “Founder” means any of the following individuals and entities: (i) Brendan Kennedy, (ii) Michael Blue, (iii) Christian Groh, (iv) any Permitted Entity of any of the foregoing individuals and (v) any Permitted Transferee of any of the foregoing individuals or Permitted Entities.

(g)    “High Vote Stock” means the Class 1 Common Stock with ten votes per share, par value $0.0001 per share, of Tilray, Inc. (“Tilray”).

(h)    “Permitted Entity” shall mean, with respect to a Qualified Stockholder, any corporation, partnership or limited liability company in which such Qualified

[1]	Note to Cooley: Treatment of optionholders to be discussed.

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Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains either (i) sole dispositive power and exclusive Voting Control or (ii) if a Qualified Stockholder is a Founder, shared dispositive power and/or Voting Control with another Founder, in each case with respect to all shares of Class 1 Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

(i)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class 1 Common Stock:

(i)    by a Qualified Stockholder that is a natural person, to the trustee of a Permitted Trust of such Qualified Stockholder;

(ii)    by the trustee of a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;

(iii)    by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder;

(iv)    by a Permitted Entity of a Qualified Stockholder to the Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder; or

(v)    by a Founder to another Founder.

(j)    “Permitted Transferee” shall mean a transferee of shares of Class 1 Common Stock received in a Transfer that constitutes a Permitted Transfer.

(k)    “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder, Family Members of the Qualified Stockholder or Qualified Charity, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class 1 Common Stock held by such trust.

(l)    “Qualified Charity” shall mean a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(m)    “Qualified Stockholder” shall mean (i) the registered holder of any shares of Class 1 Common Stock as of the Original Issue Date; (ii) the initial registered holder of any shares of Class 1 Common Stock that are issued by the Company upon conversion of the Series Preferred or exercise of any Rights; (iii) and (iii) a Permitted Transferee.

(n)    “Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s authorized but unissued capital stock issued prior to the Original Issue Date.

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(o)    “Securities Exchange” means, at any time, the registered national securities exchange on which the Company’s Class 2 Common Stock is then principally listed or traded, which shall be either the New York Stock Exchange or NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.

(p)    “Tilray Reorganization” means the merger of the Company with Tilray or a subsidiary of Tilray which results in the issuance of shares of Tilray capital stock to the stockholders of the Company in exchange for their ownership interest in the Company pursuant to which the Company merges with and into, or becomes a wholly owned subsidiary of, Tilray and which is approved by the Board (specifically referencing such transaction as a “Tilray Reorganization”).

(q)    “Trading Day” means any day on which the Securities Exchange is open for trading.

(r)    “Transfer” of a share of Class 1 Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class 1 Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV(E):

(i)    the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class 1 Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii)    the pledge of shares of Class 1 Common Stock by a stockholder that creates a mere security interest in shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class 1 Common Stock beneficially held by (1) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity; (2) the trustee of a

17

Permitted Trust, if there occurs any act or circumstance that causes such trust to no longer be a Permitted Trust; (3) an entity that is a Permitted Transferee, if there occurs any act or circumstance that causes the transferring Qualified Stockholder to no longer have sole dispositive power and exclusive Voting Control with respect to the shares held by such Permitted Transferee; or (4) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the closing of the IPO, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the closing of the IPO, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(s)    “Voting Control” shall mean, with respect to a share of Class 1 Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2.    Rights relating to Distributions, Subdivisions, Combinations and Liquidation Events.

(a)    Any Distributions paid or payable to the holders of shares of Common Stock shall be paid in Equivalent Consideration, pro rata, on an equal priority, pari passu basis.

(b)    Notwithstanding the foregoing, in the event of the Tilray Reorganization where Tilray is issuing shares of its High Vote Stock and Tilray Class 2 Common Stock, and/or paying cash in lieu of the issuance of certain shares of Tilray Class 2 Common Stock, such issuance of Tilray capital stock and/or payment(s) of cash, if any, in connection with the Tilray Reorganization shall be paid or payable as follows (with the following constituting Equivalent Consideration), unless the rights under this Section 2(b) are waived in writing by the Founders holding a majority of the voting power of all shares of Class 1 Common Stock and Class 2 Common Stock held by all Founders:

(i)    The High Vote Stock shall be issued first to each Founder holding Company Class 1 Common Stock, pro rata among all such Founders, up to a maximum number of shares of High Vote Stock equal to the total number of shares of Tilray capital stock to be issued to each such Founder for his Company Class 1 Common Stock in the Tilray Reorganization (provided, however, that if (A) the total number of shares of High Vote Stock exceeds the total number of shares of Tilray capital stock the Founders were to receive in the Tilray Reorganization, the amount in excess of such number of shares will be issued ratably to any remaining holders of Company Class 1 Common Stock and (B) the total number of shares of High Vote Stock is less than the total number of shares of Tilray capital stock the Founders were to receive in the Tilray Reorganization, the remainder of such number of shares of Tilray capital stock to be issued to the Founders shall be in the form of Tilray Class 2 Common Stock);

(ii)    Following the issuances set forth in Section 2(b)(i), the remaining Tilray capital stock to be issued in such Tilray Reorganization will be issued ratably to the holders of shares of Common Stock (including the shares of Preferred Stock automatically converted pursuant to Article IV(D)(4)(i) above), on an equal priority basis, after taking into account the issuances set forth in Section 2(b)(i), such that following the issuances in this Section

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2(b), all holders of shares of Company Class 1 and Class 2 Common Stock will receive the same number of shares of Tilray capital stock (on an as-converted to Tilray Class 2 Common Stock basis) (although a different allocation of High Vote Stock and Tilray Class 2 Common Stock among Founder and non-Founder stockholders as provided for in Section 2(b)(i)) as though the Tilray capital stock was distributed pursuant to Section 2(a);

(iii)    If any cash payments are to be made in lieu of the issuance of certain shares of Tilray Class 2 Common Stock, such cash payments shall be allocated among each of the holders of shares of Common Stock in proportion to the number of shares of High Vote Stock and Tilray Class 2 Common Stock allocated to each such holder after giving effect to Section 2(b)(i) and 2(b)(ii) above, and such allocation of cash payments shall be Equivalent Consideration hereunder; and

(iv)    For purposes of clarification, the intent of the foregoing provisions of this Section 2(b) is to allocate to the maximum extent possible the High Vote Stock to be received by the Company’s stockholders in the Tilray Reorganization to the Founders with the Founders receiving the remainder of their pro rata allocation of consideration in the Tilray Reorganization (if any) in the form of Tilray Class 2 Common Stock and/or cash, if any, and the non-Founder stockholders (including holders of Preferred Stock) receiving Tilray Class 2 Common Stock and/or cash, if any, to the maximum extent possible and eliminating (or minimizing) the High Vote Stock to be received by any of the non-Founder stockholders in the Tilray Reorganization to the maximum extent possible.

(c)    If the Company in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of each other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such class of Common Stock, each voting separately as a class.

(d)    In connection with any Liquidation Event, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock, Class 2 Common Stock, and Class 3 Common Stock, each voting separately as a class.

3.    Voting Rights.

(a)    Common Stock. Each holder of shares of Class 1 Common Stock shall be entitled to ten (10) votes for each share thereof held. Each holder of shares of Class 2 Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or in this Amended and Restated Certificate of Incorporation, the holders of the Class 1 Common Stock and Class 2 Common Stock shall vote together as single class. Except to the minimum extent as required by applicable law, the Class 3 Common Stock shall have no voting rights and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

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(b)    Class 1 Common Stock Protective Provisions. So long as any shares of Class 1 Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class 1 Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization or otherwise:

(i)    amend, waive, alter, or repeal any provision of this Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class 1 Common Stock; or

(ii)    reclassify any outstanding shares of Class 2 Common Stock or Class 3 Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class 1 Common Stock or the right to more than one (1) vote for each share thereof.

(c)    General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class 1 Common Stock, Class 2 Common Stock and Class 3 Common Stock shall vote together and not as separate series or classes.

4.    Optional Conversion.

(a)    Optional Conversion of the Class 1 Common Stock.

(i)    At the option of the holder thereof, each one (1) share of Class 1 Common Stock shall be convertible at any time into one (1) fully paid and nonassessable share of Class 2 Common Stock as provided herein.

(ii)    Each holder of Class 1 Common Stock who elects to convert the same into shares of Class 2 Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class 1 Common Stock or Class 2 Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class 1 Common Stock being converted. Thereupon the Company shall (1) if such shares are certificated, promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class 2 Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if such shares are certificated, such surrender of the certificate or certificates representing the shares of Class 1 Common Stock to be converted or, if such shares are uncertificated, then upon the written notice of such holder’s election to convert by this Article IV(E), Section 4(a)(ii). The person entitled to receive the shares of Class 2 Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class 2 Common Stock on such date. If a conversion election under this Article IV(I), Section 4(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class 1 Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities

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pursuant to such offering, in which event the holders making such elections who are entitled to receive Class 2 Common Stock upon conversion of their Class 1 Common Stock shall not be deemed to have converted such shares of Class 1 Common Stock until immediately after the closing of such sale of the Company’s securities in the offering.

5.    Automatic Conversion.

(a)    Automatic Conversion of the Class 1 Common Stock.

(i)    Final Conversion Date. On the Final Conversion Date, each one (1) issued and outstanding share of Class 1 Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock. Following such conversion, the reissuance of all shares of Class 1 Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to the Class 1 Common Stock in this Restated Certificate shall be eliminated. Upon the conversion of any then-outstanding shares of Class 1 Common Stock into Class 2 Common Stock upon the Final Conversion Date, such conversion shall be deemed to have been made upon the Final Conversion Date. Upon conversion of Class 1 Common Stock into Class 2 Common Stock on the Final Conversion Date, all rights of holders of shares of Class 1 Common Stock shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class 2 Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form, shall be treated for all purposes as having become the record holder or holders of such shares of Class 2 Common Stock.

(ii)    Conversion Upon Transfer(s).

(A)    Each one (1) share of Class 1 Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class 2 Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class 1 Common Stock. In addition, any shares of Class 1 Common Stock sold to the underwriters in connection with or upon the closing of the IPO shall be deemed a Transfer and result in the conversion of each such one (1) share of Class 1 Common Stock into one fully paid and nonassessable share of Class 2 Common Stock.

(B)    Conversion pursuant to this Article IV(E), Section 5(a)(ii) shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates (if such shares are certificated) evidencing the shares of Class 2 Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class 1 Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class 1 Common Stock, the holders of Class 1 Common Stock so

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converted shall surrender the certificates (if such shares are certificated) representing such shares at the office of the Company or any transfer agent for the Class 2 Common Stock. Thereupon, (A) if such shares are certificated, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class 2 Common Stock into which the shares of Class 1 Common Stock surrendered were convertible on the date on which such automatic conversion occurred or (B) if such shares are uncertificated, such shares shall be registered in book-entry form.

(b)    Conversion Upon Death or Disability. Each share of Class 1 Common Stock held of record by a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock upon the death of such stockholder or, solely with respect to the death or Disability of a Founder who is a natural person (the “Affected Founder”), each share of Class 1 Common Stock held of record by (i) the Affected Founder, (ii) any Permitted Entity of the Affected Founder (excluding any Permitted Entity in which the Affected Founder shares Voting Control with another Founder, provided such other Founder retains Voting Control following such death or Disability) and (iii) any Permitted Transferee of the Affected Founder or such Permitted Entity under clause (ii) (collectively, the “Affected Holders”) shall automatically, without any further action, convert into one fully paid and nonassessable share of Class 2 Common Stock upon the death or Disability of such Affected Founder; provided, however, that if any such Affected Holder transfers exclusive Voting Control of shares of Class 1 Common Stock to another Founder (the “Surviving Founder”) which transfer of Voting Control is contingent or effective upon the death or Disability of the Affected Founder, then each share of Class 1 Common Stock held of record by such Affected Holder shall automatically convert into one fully paid and nonassessable share of Class 2 Common Stock upon the date which is the earlier of (i) nine (9) months after the date of the death or Disability of the Affected Founder, as the case may be, or (ii) the date upon which the Surviving Founder ceases to hold exclusive Voting Control over such shares of Class 1 Common Stock.

6.    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class 2 Common Stock, solely for the purpose of effecting the conversion of the shares of the Class 1 Common Stock, as applicable, such number of its shares of Class 2 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class 1 Common Stock; and if at any time the number of authorized but unissued shares of Class 2 Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class 1 Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class 2 Common Stock to such numbers of shares as shall be sufficient for such purpose.

7.    Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class 1 Common Stock to Class 2 Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class 1 Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class 1 Common Stock, to confirm the validity of all Transfers purported to be

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Permitted Transfers, and to confirm that a conversion to Class 2 Common Stock has not occurred. A determination by the Secretary of the Company that a Transfer results in a conversion to Class 2 Common Stock shall be conclusive and binding.

V.

A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Restated Certificate. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

C.    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

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A.    The Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund, shall not be prohibited from communicating or offering any Dual Opportunity to the Investment Fund, and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (i) the failure to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund or (ii) the communication or offer to the Investment Fund of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person expressly and solely in his or her capacity as a director or officer of the Company, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than the Investment Fund and the Dual Role Person does not pursue the Dual Opportunity individually.

B.    In addition to and notwithstanding the foregoing provisions of this Article VII, the Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Company is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article VII shall amend or modify in any respect any written contractual agreement now existing or entered into after the date hereof between the Investment Fund, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

C.    For purposes of this Article VII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliates.

“Affiliated Company” means (i) with respect to the Company, any Person controlled by the Company and (ii) with respect to an Investment Fund, any Person controlled by such Investment Fund. For purposes of the foregoing definition, the term “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliated Companies.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both the Investment Fund or its Affiliated Companies, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of the Company and an officer, director, or general partner of the Investment Fund.

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“Investment Fund” means one or more Persons (other than the Company and any Affiliated Company of the Company) which a Dual Role Person has established or may in the future establish (together with other Dual Role Persons or other Persons) for purpose of pursuing investment opportunities in areas broadly similar to the areas of the Company’s current and anticipated business focus.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D.    The provisions of this Article VII shall have no further force or effect with respect to the Investment Fund at such time as (i) the Company and the Investment Fund are no longer Affiliates and (ii) none of the directors and/or officers and/or general partners of the Investment Fund serve as directors and/or officers of the Company and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of the provisions of this Article VII with respect to any agreement, arrangement or other understanding between the Company or an Affiliated Company thereof, on the one hand, and the Investment Fund, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E.    Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Company shall be deemed to have notice and to have consented to the provisions of this Article VII.

F.    The invalidity or unenforceability of any particular provision, or part of any provision, of this Article VII shall not affect the other provisions or parts hereof, and this Article VII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

* * * *

FOUR:    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:     This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, PRIVATEER HOLDINGS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Managing Partner this ____ day of __________, 2019.

PRIVATEER HOLDINGS, INC.

Signature:

Print Name:	Michael Blue

Title:	Managing Partner

EXHIBIT E

FORM OF AMENDED AND RESTATED TILRAY CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TILRAY, INC.

BRENDAN KENNEDY hereby certifies that:

ONE:    The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 24, 2018.

TWO:    He is the duly elected and acting President and Chief Executive Officer of Tilray, Inc., a Delaware corporation.

THREE:    The Amended and Restated Certificate of Incorporation of this corporation currently in effect is hereby amended and restated to read as follows:

I.

The name of this corporation shall be TILRAY, INC. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is to be 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A.    The Company is authorized to issue three classes of stock to be designated, respectively, “Class 1 Common Stock,” “Class 2 Common Stock,” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is Seven Hundred Sixty Million (760,000,000) shares of which Two Hundred Fifty Million (250,000,000) shall be Class 1 Common Stock (the “Class 1 Common Stock”), Five Hundred Million (500,000,000) shares of which shall be Class 2 Common Stock (the “Class 2 Common Stock” and together with the Class 1 Common Stock, the “Common Stock”), and Ten Million (10,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, the Class 1 Common Stock shall have a par value of $0.0001 per share, and the Class 2 Common Stock shall have a par value of $0.0001 per share.

B.    The number of authorized shares of Class 1 Common Stock, Class 2 Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of

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Class 1 Common Stock, Class 2 Common Stock, or Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, Class 1 Common Stock or Class 2 Common Stock unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”).

C.    The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D.    Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1.    Definitions. For purposes of this Article IV(D), the following definitions shall apply:

(a)    “Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or

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other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction; and (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction.

(b)    “Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(c)    “Distribution” means (i) any dividend or distribution of cash, property or shares of the Company’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”).

(d)    Reserved.

(e)    “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder or such Qualified Stockholder’s spouse or domestic partner.

(f)    “Final Conversion Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling after the date on which, at all times on such date, the outstanding shares of Class 1 Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class 1 Common Stock and Class 2 Common Stock.

(g)    “Founder” means any of the following individuals: (i) Brendan Kennedy, (ii) Michael Blue, or (iii) Christian Groh.

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(h)    “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company.

(i)    Reserved.

(j)    “Permitted Entity” shall mean, with respect to a Qualified Stockholder, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to all shares of Class 1 Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

(k)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class 1 Common Stock:

(i)    by a Founder to the trustee of a Permitted Trust of such Founder;

(ii)    by the trustee of a Permitted Trust of a Founder to such Founder or the trustee of any other Permitted Trust of such Founder;

(iii)    by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or

(iv)    by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder.

(l)     “Permitted Transferee” shall mean a transferee of shares of Class 1 Common Stock received in a Transfer that constitutes a Permitted Transfer.

(m)    “Permitted Trust” shall mean a bona fide trust for the benefit of a Founder, Family Members of such Founder or a Qualified Charity, in each case so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class 1 Common Stock held by such trust.

(n)    “Qualified Charity” shall mean a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(o)    “Qualified Stockholder” shall mean (i) a Founder and (ii) a Permitted Transferee.

(p)     “Securities Exchange” means, at any time, the registered national securities exchange on which the Company’s Class 2 Common Stock is then principally listed or traded, which shall be either the New York Stock Exchange or Nasdaq Global Select Market (or

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similar national quotation system of the Nasdaq Stock Market) (“Nasdaq”) or any successor or other exchange of either the New York Stock Exchange or Nasdaq.

(q)    “Trading Day” means any day on which the Securities Exchange is open for trading.

(r)    “Transfer” of a share of Class 1 Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class 1 Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV(D):

(i)    the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; or

(ii)    the pledge of shares of Class 1 Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer.”

A “Transfer” shall also be deemed to have occurred with respect to a share of Class 1 Common Stock beneficially held by (1) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity; (2) the trustee of a Permitted Trust, if there occurs any act or circumstance that causes such trust to no longer be a Permitted Trust; (3) an entity that is a Permitted Transferee, if there occurs any act or circumstance that causes the transferring Qualified Stockholder to no longer have sole dispositive power and exclusive Voting Control with respect to the shares held by such Permitted Transferee; or (4) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the closing of the IPO, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the closing of the IPO, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(s)    “Voting Control” shall mean, with respect to a share of Class 1 Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

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2.    Rights relating to Distributions, Subdivisions, Combinations and Change of Control.

(a)    Any Distributions paid or payable to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, voting separately as a class; provided, however, that in the event a Distribution is paid in the form of Class 1 Common Stock or Class 2 Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class 1 Common Stock or Class 2 Common Stock), then the holders of the Class 1 Common Stock shall receive Class 1 Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class 1 Common Stock) and holders of Class 2 Common Stock shall receive Class 2 Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class 2 Common Stock).

(b)    If the Company in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of each other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such class of Common Stock, each voting separately as a class.

(c)    In connection with any Change in Control Transaction, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock and Class 2 Common Stock, each voting separately as a class. Any merger or consolidation of the Company with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock and Class 2 Common Stock, each voting separately as a class, unless (i) the shares of Class 1 Common Stock and Class 2 Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class 1 Common Stock and Class 2 Common Stock, respectively.

3.    Voting Rights.

(a)    Common Stock. Each holder of shares of Class 1 Common Stock shall be entitled to ten (10) votes for each share thereof held. Each holder of shares of Class 2 Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or in this Amended and Restated Certificate of Incorporation, the holders of the Class 1 Common Stock and Class 2 Common Stock shall vote together as single class.

(b)    Class 1 Common Stock Protective Provisions. So long as any shares of Class 1 Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class 1 Common

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Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i)    amend, waive, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class 1 Common Stock; or

(ii)    reclassify any outstanding shares of Class 2 Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class 1 Common Stock or the right to more than one (1) vote for each share thereof.

(c)    General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class 1 Common Stock and Class 2 Common Stock shall vote together and not as separate series or classes.

4.    Optional Conversion.

(a)    Optional Conversion of the Class 1 Common Stock.

(i)    At the option of the holder thereof, each one (1) share of Class 1 Common Stock shall be convertible at any time into one (1) fully paid and nonassessable share of Class 2 Common Stock as provided herein.

(ii)    Each holder of Class 1 Common Stock who elects to convert the same into shares of Class 2 Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class 1 Common Stock or Class 2 Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class 1 Common Stock being converted. Thereupon the Company shall (1) if such shares are certificated, promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class 2 Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if such shares are certificated, such surrender of the certificate or certificates representing the shares of Class 1 Common Stock to be converted or, if such shares are uncertificated, then upon the written notice of such holder’s election to convert by this Article IV(D), Section 4(a)(ii). The person entitled to receive the shares of Class 2 Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class 2 Common Stock on such date. If a conversion election under this Article IV(D), Section 4(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class 1 Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class 2 Common Stock upon conversion of their Class 1 Common Stock shall not be deemed to have converted such shares of Class 1 Common Stock until immediately after the closing of such sale of the Company’s securities in the offering.

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5.    Automatic Conversion.

(a)    Automatic Conversion of the Class 1 Common Stock.

(i)    Final Conversion Date. On the Final Conversion Date, each one (1) issued and outstanding share of Class 1 Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock. Following such conversion, the reissuance of all shares of Class 1 Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to the Class 1 Common Stock in this Amended and Restated Certificate of Incorporation shall be eliminated. Upon the conversion of any then-outstanding shares of Class 1 Common Stock into Class 2 Common Stock upon the Final Conversion Date, such conversion shall be deemed to have been made upon the Final Conversion Date. Upon conversion of Class 1 Common Stock into Class 2 Common Stock on the Final Conversion Date, all rights of holders of shares of Class 1 Common Stock shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class 2 Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form, shall be treated for all purposes as having become the record holder or holders of such shares of Class 2 Common Stock.

(ii)    Conversion Upon Transfer(s).

(A)    Each one (1) share of Class 1 Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class 2 Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class 1 Common Stock.

(B)    Conversion pursuant to this Article IV(D), Section 5(a)(ii) shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates (if such shares are certificated) evidencing the shares of Class 2 Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class 1 Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class 1 Common Stock, the holders of Class 1 Common Stock so converted shall surrender the certificates (if such shares are certificated) representing such shares at the office of the Company or any transfer agent for the Class 2 Common Stock. Thereupon, (A) if such shares are certificated, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class 2 Common Stock into which the shares of Class 1 Common Stock surrendered were convertible on the date on which such automatic conversion occurred or (B) if such shares are uncertificated, such shares shall be registered in book-entry form.

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(b)    Conversion Upon Death or Disability. Each share of Class 1 Common Stock held of record by a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock upon the death of such stockholder or, solely with respect to the death or Disability of a Founder who is a natural person (the “Affected Founder”), each share of Class 1 Common Stock held of record by (i) the Affected Founder, (ii) any Permitted Entity of the Affected Founder, and (iii) any Permitted Transferee of the Affected Founder (collectively, the “Affected Holders”) shall automatically, without any further action, convert into one fully paid and nonassessable share of Class 2 Common Stock upon the death or Disability of such Affected Founder.

6.    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class 2 Common Stock, solely for the purpose of effecting the conversion of the shares of the Class 1 Common Stock, as applicable, such number of its shares of Class 2 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class 1 Common Stock; and if at any time the number of authorized but unissued shares of Class 2 Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class 1 Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class 2 Common Stock to such numbers of shares as shall be sufficient for such purpose.

7.    Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class 1 Common Stock to Class 2 Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class 1 Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class 1 Common Stock, to confirm the validity of all Transfers purported to be Permitted Transfers, and to confirm that a conversion to Class 2 Common Stock has not occurred. A determination by the Secretary of the Company that a Transfer results in a conversion to Class 2 Common Stock shall be conclusive and binding.

8.    No Further Issuances. Except for the issuance of Class 1 Common Stock issuable upon a Distribution payable in accordance with Article IV(D), Section 2, the Company shall not at any time after the time of acceptance of this Amended and Restated Certificate of Incorporation by the Secretary of State of the State of Delaware (the “Effective Time”), issue any additional shares of Class 1 Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock.

V.

A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide

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indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.

D.    Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Section D of Article V.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    Board of Directors.

1.    Generally. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2.    Election.

(a)    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the IPO, and for so long as permitted by applicable law, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing

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of the IPO, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the IPO, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the IPO, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b)    At any time that applicable law prohibits a classified board as described in Article VI, Section (A)(2)(a), all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

(c)    No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d)    Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.    Removal of Directors. Subject to any limitations imposed by applicable law, any individual director or directors may be removed (a) with or without cause, for so long as the Qualified Stockholders hold or beneficially own a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors (such period, the “Control Period”), by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, or (b) with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4.    Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any

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newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.    Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and, at any time other than the Control Period, no action shall be taken by the stockholders by written consent or electronic transmission. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C.    Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VII.

A.    The Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund, shall not be prohibited from communicating or offering any Dual Opportunity to the Investment Fund, and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (i) the failure to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund or (ii) the communication or offer to the Investment Fund of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person expressly and solely in his or her capacity as a director or officer of the Company, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than the Investment Fund and the Dual Role Person does not pursue the Dual Opportunity individually.

B.    In addition to and notwithstanding the foregoing provisions of this Article VII, the Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Company

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is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article VII shall amend or modify in any respect any written contractual agreement now existing or entered into after the date hereof between the Investment Fund, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

C.    For purposes of this Article VII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliates.

“Affiliated Company” means (i) with respect to the Company, any Person controlled by the Company and (ii) with respect to an Investment Fund, any Person controlled by such Investment Fund. For purposes of the foregoing definition, the term “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliated Companies.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both the Investment Fund or its Affiliated Companies, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of the Company and an officer, director, or general partner of the Investment Fund.

“Investment Fund” means one or more Persons (other than the Company and any Affiliated Company of the Company) which a Dual Role Person has established or may in the future establish (together with other Dual Role Persons or other Persons) for purpose of pursuing investment opportunities in areas broadly similar to the areas of the Company’s current and anticipated business focus.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D.    The provisions of this Article VII shall have no further force or effect with respect to the Investment Fund at such time as (i) the Company and the Investment Fund are no longer Affiliates and (ii) none of the directors and/or officers and/or general partners of the Investment Fund serve as directors and/or officers of the Company and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of the provisions of this Article VII with respect to any agreement, arrangement or other understanding between the Company or an Affiliated Company thereof, on the one hand, and the Investment Fund, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

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E.    Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Company shall be deemed to have notice and to have consented to the provisions of this Article VII.

F.    The invalidity or unenforceability of any particular provision, or part of any provision, of this Article VII shall not affect the other provisions or parts hereof, and this Article VII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

VIII.

A.    The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.    Notwithstanding any other provisions of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate or any Certificate of Designation, the affirmative vote of either (a) the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally at an election of directors, voting together as a single class during the Control Period or (b) the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VIII.

* * * *

FOUR:     This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

FIVE:     This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of this corporation.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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Tilray, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on                               , 2019.

TILRAY, INC.

/s/ Brendan Kennedy
Brendan Kennedy President and Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Annex B

Annex C

10100 Santa Monica Blvd., Suite 2400 Los Angeles, California 90067 TEL 310 246 3700 800 929 2299 FAX 310 246 3714

CONFIDENTIAL

September 9, 2019

Special Committee of the Board of Directors of Tilray, Inc.

Attention: Maryscott Greenwood, Chair

c/o Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada V9XIJ2

Members of the Special Committee of the Board of Directors:

We understand that Tilray, Inc. (“Tilray” or the “Company”) is considering a transaction (the “Transaction”) whereby Privateer Holdings, Inc. (“Privateer”) will merge with and into a Tilray subsidiary. The terms and conditions of the contemplated Transaction are more fully set forth in the Merger Agreement, substantially in the form of the draft dated September 8, 2019, and the ancillary documents thereto, including the form of Privateer Support Agreement, Stockholder Lock-Up Agreement, Amended and Restated Privateer Charter, and Amended and Restated Tilray Charter, in each case substantially in the form of the draft dated September 8, 2019 (collectively, the “Draft Transaction Documents”).

You have requested that we provide our opinion to the Special Committee (the “Special Committee”) of the Board of Directors of Tilray as to the fairness of the contemplated Transaction, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray). We are not opining on, and this opinion does not constitute an opinion with respect to, Tilray’s underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the contemplated Transaction, or any terms or other aspects of the contemplated Transaction (other than as to the fairness of the Transaction, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray)).

In connection with this opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. We have, among other things:

(i)	Analyzed certain historical business and financial information relating to Tilray and Privateer that we deemed to be relevant to our analysis;

(ii)	Reviewed certain internal financial forecasts and budgets for Tilray prepared and provided by Tilray’s management;

(iii)	Held discussions with certain members of Tilray’s and Privateer’s management to discuss the operations and future prospects of Tilray;

(iv)	Reviewed public information with respect to certain other public companies with business lines and financial profiles which we deemed to be relevant;

Imperial Capital, LLC

(v)	Reviewed the financial and other relevant terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant;

(vi)	Reviewed certain publicly available research reports;

(vii)	Reviewed the Draft Transaction Documents; and

(viii)

Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed necessary, including our assessment of general economic and monetary conditions.

In giving our opinion, we have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed responsibility for independent verification of such information or conducted or have been furnished with any current independent valuation or appraisal of any assets of Tilray or any appraisal or estimate of liabilities of Tilray. With respect to the financial forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Tilray as to the future financial performance of Tilray, including the potential impact of recent changes in the U.S. tax laws and regulations pursuant to H.R. 1, Tax Cuts and Jobs Act, enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”) on the future financial performance of Tilray, as to which we express no view or opinion. We further note that (i) the actual and estimated financial and operating performance and the share price data we reviewed for companies with publicly traded equity securities that we deemed to be relevant and (ii) the financial terms of certain transactions that we deemed relevant might not, in whole or in part, reflect the potential impact of the Tax Cuts and Jobs Act. We have not made any independent valuation or appraisal of the assets or liabilities of Tilray, nor have we been furnished with any such valuations or appraisals. We have also relied upon the assurances of management of Tilray that it is unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We assume no responsibility for, and express no view as to, such financial forecasts or the assumptions on which they are based.

Our opinion is necessarily based upon financial, monetary, economic, market and other conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and does not address the fairness of the Transaction as of any other date, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events arising or occurring after the date hereof. These conditions have been and remain subject to volatility and uncertainty, and we express no view as to the impact of such volatility and uncertainty after the date hereof on Tilray or the contemplated benefits of the Transaction. In rendering this opinion, we have assumed, with your consent that (i) the final executed form of the Draft Transaction Documents will not differ in any material respect from the drafts that we have examined, (ii) the parties to the Draft Transaction Documents will comply with all the material terms of the Draft Transaction Documents, and (iii) the contemplated Transaction will be consummated in accordance with the terms of the Draft Transaction Documents without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the contemplated Transaction will be obtained without any material adverse effect on Tilray or the contemplated Transaction.

Our opinion expressed herein has been prepared at your request for the use and benefit of the Special Committee of Tilray in connection with its consideration of the Transaction, and may not be used for any other purpose or disclosed without our prior written consent, except as provided below. Our opinion does not constitute a recommendation as to how stockholders of Tilray should vote or act in connection with the contemplated Transaction or any aspect thereof. Our opinion does not address the merits of the underlying decision by Tilray to engage in the contemplated Transaction or the relative merits of any strategic or financial alternatives that may be available to Tilray. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Tilray, nor did we negotiate with any of the parties to the contemplated Transaction. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written

The Special Committee of the Board of Directors of Tilray, Inc.

September 9, 2019

consent, except that a copy of this opinion may be reproduced in full and otherwise referred to in distributions of materials to the holders of Tilray’s Common Stock in connection with the contemplated Transaction.

Pursuant to the terms of the engagement letter between Imperial Capital, LLC (“Imperial Capital”) and Tilray dated March 27, 2019, no portion of Imperial Capital’s fee for the delivery of this fairness opinion is contingent upon the conclusions reached in this opinion, nor is any portion contingent upon the consummation of the contemplated Transaction. Additionally, pursuant to the terms of the engagement letter between Imperial Capital and Tilray, Tilray has agreed to reimburse Imperial Capital for certain expenses and to indemnify Imperial Capital from certain liabilities arising from this engagement and the delivery of this fairness opinion.

Imperial Capital and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities, including the controlling stockholders of Tilray. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Tilray for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have provided to Tilray, and may in the future provide or seek to provide to Tilray and its affiliates and to the controlling stockholders of Tilray, investment banking and other financial services. In connection with the above-described services, we have received, and may in the future receive, compensation.

The issuance of this opinion was approved by an authorized committee of Imperial Capital.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the contemplated Transaction is fair, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray).

Very truly yours,

IMPERIAL CAPITAL, LLC

By:	/s/ Robert Warshauer

The Special Committee of the Board of Directors of Tilray, Inc.

September 9, 2019

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE REGARDING APPRAISAL RIGHTS

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §  363(a) of this title, appraisal rights shall be available as contemplated by §  363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20 – Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Tilray’s amended and restated certificate of incorporation authorizes Tilray to provide indemnification of (and advancement of expenses to) its directors, officers, and agents (and any other persons to which applicable law permits Tilray to provide indemnification) through bylaw provisions, agreements with such agents or persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law, and its amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

Tilray has entered into indemnification agreements with its directors and officers, whereby Tilray has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was one of Tilray’s directors, officers, employees or agents, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, Tilray’s best interest. At present, there is no pending litigation or proceeding involving one of our directors or officers regarding which indemnification is sought, nor is Tilray aware of any threatened litigation that may result in claims for indemnification.

Tilray maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act, that might be incurred by any director or officer in his or her capacity as such.

Pursuant to the terms of the merger agreement, from the effective time through the sixth anniversary of the date on which the effective time occurs, each of Tilray and the surviving company must indemnify and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time, a director or officer of Tilray or Privateer or their respective subsidiaries (except that for this purpose Tilray is not considered a subsidiary of Privateer), respectively, and referred to as D&O indemnified parties, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O indemnified party is or was a director or officer of Tilray or of Privateer or their subsidiaries (except that for this purpose Tilray is not considered a subsidiary of Privateer), whether asserted or claimed prior to, at or after the effective time, in each case, to the fullest extent permitted under the DGCL. Each D&O indemnified party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Tilray and the surviving company, jointly and severally, upon receipt by Tilray or the surviving company from the D&O indemnified party of a request therefore; provided that such person to whom expenses are advanced provides an undertaking to Tilray, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From and after the effective time, Tilray must maintain directors’ and officers’ liability insurance policies, with an effective date as of the closing date of the merger, on commercially available terms and conditions and with coverage limits no less favorable to Tilray than in effect as of the date of the merger agreement (provided, that Tilray may substitute that policy for another policy of at least the same coverage containing terms and conditions which are no less advantageous).

Further, pursuant to the terms of the merger agreement, the provisions of the restated certificate of incorporation and amended and restated bylaws of Tilray with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Tilray not be amended, modified or repealed for a period of six years from the effective time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time, were officers or directors of Tilray.

Item 21 – Exhibits and Financial Statement Schedules.

		Incorporated by Reference
Exhibit No.	Description of Document	Schedule Form	File Number	Exhibit	Filing Date	Filed Herewith
1.1	Sales Agreement, dated as of September 10, 2019, by and between the Registrant and Cowen and Company, LLC.	8-K	001-38594	1.1	9/10/2019

2.1#	Arrangement Agreement among Tilray, Inc. and High Park Gardens Inc. and Natura Naturals Holdings Inc. dated January 21, 2019.	8-K	001-38594	2.1	1/25/2019

2.2#	Arrangement Agreement among 1197879 B.C. LTD. and FHF Holdings LTD. and Tilray, Inc. and others dated February 19, 2019.	8-K	001-38594	2.1	2/25/2019

2.3#	Amending Agreement by and among Tilray, Inc. 1197879 B.C. Ltd., FHF Holdings Ltd. and Compass Group Diversified Holdings, LLC dated February 27, 2019.	8-K	001-38594	2.3	3/4/2019

2.4#	Agreement and Plan of Merger and Reorganization, by and among Tilray, Inc., Down River Merger Sub LLC, Privateer Holdings, Inc. and Michael Blue, as the Stockholder Representative, dated September 9, 2019 (included as Annex A to this proxy statement/prospectus/information statement forming part of this Registration Statement).	8-K	001-38594	2.1	9/10/2019

2.5	Form of Support Agreement by and between Tilray, Privateer and each of the parties named in each agreement therein.	8-K	001-38594	2.2	9/10/2019

2.6	Form of Stockholder Lock-Up Agreement.	8-K	001-38594	2.3	9/10/2019

2.7	Lock-Up Agreement by Privateer, dated September 9, 2019.	8-K	001-38594	2.4	9/10/2019

3.1	Certificate of Incorporation, as currently in effect.	8-K	001-38594	3.1	7/24/2018

3.2	Amended and Restated Bylaws, as currently in effect.	S-1	333-225741	3.4	7/9/2018

4.1	Indenture, dated October 10, 2018, between Tilray, Inc. and GLAS Trust Company LLC.	8-K	001-38594	4.1	10/10/2018

4.2	Form of 5.00% Convertible Senior Note due 2023 (included in Exhibit 4.1).	8-K	001-38594	4.2	10/10/2018

5.1*	Opinion of Cooley LLP.

		Incorporated by Reference
Exhibit No.	Description of Document	Schedule Form	File Number	Exhibit	Filing Date	Filed Herewith
8.1*	Legal Opinion of Cooley LLP regarding tax matters.

8.2*	Legal Opinion of Paul Hastings LLP regarding tax matters.

10.1	Investor Rights Agreement by and between Registrant and certain of its stockholders dated February 5, 2018.	S-1	333-225741	10.1	7/9/2018

10.2+	Amended and Restated 2018 Equity Incentive Plan.	S-1	333-225741	10.2	7/9/2018

10.3+	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the Amended and Restated 2018 Equity Incentive Plan.	S-1	333-225741	10.3	7/9/2018

10.4+	Form of Restricted Stock Unit Award Agreement under the Amended and Restated 2018 Equity Incentive Plan.	S-1	333-225741	10.4	7/9/2018

10.5	Form of Indemnity Agreement by and between the Registrant and its directors and officers.	S-1	333-225741	10.5	7/9/2018

10.6+	Employment Agreement by and between the Registrant and Brendan Kennedy dated May 30, 2018.	S-1	333-225741	10.6	6/20/2018

10.7+	Employment Agreement by and between the Registrant and Mark Castaneda dated May 30, 2018.	S-1	333-225741	10.7	6/20/2018

10.8+	Employment Agreement by and between the Registrant and Edward Wood Pastorius, Jr. dated May 30, 2018.	S-1	333-225741	10.8	6/20/2018

10.9	Credit Facility Agreement between Lafitte Ventures, Ltd. and Privateer Holdings, Inc., dated January 1, 2016.	S-1	333-225741	10.9	6/20/2018

10.10	Clarification of Credit Facility Agreement between Lafitte Ventures, Ltd. and Privateer Holdings, Inc., dated March 5, 2018.	S-1	333-225741	10.10	6/20/2018

10.11	Construction Facility Agreement between Privateer Holdings, Inc. and Bouchard Ventures, Ltd., dated November 1, 2017.	S-1	333-225741	10.11	6/20/2018

10.12	Corporate Services Terms and Conditions between the Registrant and Privateer Holdings, Inc., dated February 5, 2018.	S-1	333-225741	10.12	6/20/2018

		Incorporated by Reference
Exhibit No.	Description of Document	Schedule Form	File Number	Exhibit	Filing Date	Filed Herewith
10.13	Trademark License Terms & Conditions between Docklight LLC and High Park, dated February 13, 2018.	S-1	333-225741	10.13	6/20/2018

10.14	Board Services Agreement by and between the Registrant and Michael Auerbach dated June 1, 2018.	S-1	333-225741	10.14	7/9/2018

10.15	Board Services Agreement by and between the Registrant and Rebekah Dopp dated June 1, 2018.	S-1	333-225741	10.15	7/9/2018

10.16	Board Services Agreement by and between the Registrant and Maryscott Greenwood dated May 29, 2018.	S-1	333-225741	10.16	7/9/2018

10.17	Board Services Agreement by and between the Registrant and Christine St. Clare dated June 1, 2018.	S-1	333-225741	10.17	7/9/2018

10.18†	Profit Participation Agreement by and between the Registrant and ABG Intermediate Holdings 2, LLC dated January 14, 2019.	10-K	001-38594	10.18	3/25/2019

10.19	Payment Agreement by and between the Registrant and ABG Intermediate Holdings 2, LLC dated January 14, 2019.	10-Q	001-38594	10.1	8/13/2019

21.1	Subsidiaries of Registrant.	10-K	001-38594	21.1	3/25/2019

23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent Of Grant Thornton LLP, Independent Auditors of FHF Holdings Ltd.					X

23.3*	Consent of Cooley LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).					X

99.1*	Proposed Restated Certificate of Incorporation of Tilray, Inc. (included as Annex B to the proxy statement/prospectus/information statement forming a part of this Registration Statement).

99.2	Opinion of Imperial Capital, LLC, financial advisor to Tilray, Inc. (included as Annex C to this proxy statement/prospectus/information statement forming part of this Registration Statement).					X

99.3	Consent of Imperial Capital, LLC, financial advisor to Tilray, Inc.					X

*	To be filed by amendment.
+	Indicates management contract or compensatory plan.
†

Confidential treatment has been requested for certain provisions omitted from this Exhibit pursuant to Rule 406 promulgated under the Securities Act. The omitted information has been filed separately with the Securities and Exchange Commission.

#	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules to the Securities and Exchange Commission upon request.

Item 22 – Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus/information statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus/information statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every proxy statement/prospectus/information statement (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 10th day of October, 2019.

TILRAY, INC.

/s/ Brendan Kennedy
Brendan Kennedy
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brendan Kennedy, Mark Castaneda and Dara Redler as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brendan Kennedy Brendan Kennedy	President, Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2019

/s/ Mark Castaneda Mark Castaneda	Chief Financial Officer (Principal Financial Accounting Officer)	October 10, 2019

/s/ Michael Auerbach Michael Auerbach	Director	October 10, 2019

/s/ Rebekah Dopp Rebekah Dopp	Director	October 10, 2019

/s/ Maryscott Greenwood Maryscott Greenwood	Director	October 10, 2019

/s/ Christine St.Clare Christine St.Clare	Director	October 10, 2019